Exhibit 10.13

Execution Version

CREDIT AGREEMENT

dated as of

April 9, 2015

among

ENVIVA PARTNERS, LP,

as Borrower,

THE LENDERS PARTY HERETO

and

BARCLAYS BANK PLC,

as Administrative Agent and Collateral Agent

BARCLAYS BANK PLC,

CITIGROUP GLOBAL MARKETS INC., GOLDMAN SACHS BANK USA and

RBC CAPITAL MARKETS

as Joint Bookrunners and Joint Lead Arrangers,

CITIGROUP GLOBAL MARKETS INC., GOLDMAN SACHS BANK USA and

RBC CAPITAL MARKETS

as Co-Syndication Agents,

and

AGFIRST FARM CREDIT BANK and AMERICAN AGCREDIT, PCA

as Co-Documentation Agents

i

SCHEDULES

Schedule 1.01(a) Schedule 1.01(b)	- -	Mortgaged Properties Mortgage Modification Requirements
Schedule 1.01(c)	-	Related Documents
Schedule 2.01	-	Lenders, Commitments and Notices
Schedule 2.02	-	Issuing Banks
Schedule 3.01	-	Jurisdictions of Borrower and Restricted Subsidiaries
Schedule 3.08	-	Subsidiaries
Schedule 3.09	-	Litigation
Schedule 3.17	-	Environmental Matters
Schedule 3.18	-	Insurance
Schedule 3.19(a)	-	UCC Filing Offices
Schedule 3.20(a)	-	Material Owned Real Property
Schedule 3.20(b)	-	Material Leased Real Property
Schedule 5.15	-	Post-Closing Obligations
Schedule 6.01	-	Existing Indebtedness
Schedule 6.02	-	Existing Liens
Schedule 6.04(a)	-	Existing Investments
Schedule 6.07	-	Certain Transactions with Affiliates

EXHIBITS

Exhibit A	-	Form of Assignment and Acceptance
Exhibit B	-	Form of Affiliated Lender Assignment and Acceptance
Exhibit C-1	-	Form of Borrowing Request
Exhibit C-2	-	Form of Swing Line Borrowing Request
Exhibit D-1	-	Form of Revolving Loan Note
Exhibit D-2	-	Form of Term Loan Note
Exhibit E	-	Form of Interest Election Notice
Exhibit F	-	Form of L/C Extension Notice
Exhibit G	-	Form of Prepayment Notice
Exhibit H	-	Form of Affiliate Subordination Agreement
Exhibit I	-	Form of Guarantee and Collateral Agreement
Exhibit J	-	Form of Compliance Certificate
Exhibit K-1	-	Form of U.S. Tax Compliance Certificate
Exhibit K-2	-	Form of U.S. Tax Compliance Certificate
Exhibit K-3	-	Form of U.S. Tax Compliance Certificate
Exhibit K-4	-	Form of U.S. Tax Compliance Certificate
Exhibit L	-	Form of Perfection Certificate
Exhibit M	-	Form of Mortgage
Exhibit N	-	Form of Solvency Certificate
Exhibit O	-	Form of Junior Lien Intercreditor Agreement
Exhibit P	-	Form of Pari Passu Intercreditor Agreement
Exhibit Q	-	Form of Secretary’s Certificate
Exhibit R	-	Form of Closing Certificate

CREDIT AGREEMENT dated as of April 9, 2015, among ENVIVA PARTNERS, LP, a limited partnership formed under the laws of Delaware (the “Borrower”), the Lenders (such term and each other capitalized term used but not defined in this introductory statement having the meaning given it in Article I), the Issuing Banks, BARCLAYS BANK PLC (“Barclays”), as administrative agent (in such capacity, including any successor thereto in such capacity, the “Administrative Agent”) and Barclays, as collateral agent (in such capacity, including any successor thereto in such capacity, the “Collateral Agent”) for the Lenders.

The Borrower has requested the Lenders to extend credit in the form of (a) Term Loans on the Closing Date in an aggregate principal amount of $174,500,000, consisting of (x) $99,500,000 aggregate principal amount of Tranche A-1 Term Loans and (y) $75,000,000 aggregate principal amount of Tranche A-2 Term Loans, (b) Revolving Loans at any time and from time to time prior to the Revolving Credit Maturity Date in an aggregate principal amount at any time outstanding (when taken together with the face amount of Letters of Credit and Swing Line Loans then outstanding) not in excess of $25,000,000. The Borrower has requested the Issuing Banks to issue Letters of Credit, in an aggregate face amount at any time outstanding (when taken together with the aggregate principal amount of Revolving Loans and Swing Line Loans then outstanding) not in excess of $25,000,000. The proceeds of the Term Loans are to be used solely (i) to fund, in part, the transactions specified in clauses (a), (b) and (e) of the definition of Transactions and (ii) at the Borrower’s option, (w) for ongoing working capital requirements of the Borrower and its Subsidiaries, (x) to fund, in part, the transactions specified in clause (d) of the definition of IPO Transactions, (y) to fund, in part, the IPO Date Distribution and/or (z) to fund other payments of the Contributed Business Intercompany Notes permitted pursuant to Section 6.09(b). The proceeds of the Revolving Loans may be used on or after the Closing Date (i) to provide for ongoing working capital requirements of the Borrower and its Subsidiaries and (ii) for general corporate purposes, including distributions, of the Borrower and its Subsidiaries. The proceeds of the Incremental Loans are to be used for ongoing working capital requirements of the Borrower and its Subsidiaries and other general corporate purposes.

The Borrower and each other Loan Party desires to secure all of the Obligations under the Loan Documents by granting to the Collateral Agent, for the benefit of the Secured Parties, a security interest in and Lien upon substantially all of the property of the Borrower and the other Loan Parties, subject to the limitations described herein and in the Security Documents.

The Lenders are willing to extend such credit to the Borrower, and the Issuing Banks are willing to issue Letters of Credit for the account of the Borrower, in each case on the terms and subject to the conditions set forth herein. Accordingly, the parties hereto agree as follows:

ARTICLE I

Definitions

SECTION 1.01 Defined Terms. As used in this Agreement, the following terms shall have the meanings specified below:

“ABR”, when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are bearing interest at a rate determined by reference to the Alternate Base Rate. All Swing Line Loans shall be ABR Loans and shall bear interest at a rate determined by reference to the Alternate Base Rate.

“Acquired Entity” shall have the meaning assigned to such term in Section 6.04(h).

“Acquisition Consideration” shall mean, with respect to any Permitted Acquisition or Permitted Drop-Down Acquisition, the aggregate fair market value of cash and non-cash consideration for such Permitted Acquisition or Permitted Drop-Down Acquisition. The “Acquisition Consideration” for any Permitted Acquisition or Permitted Drop-Down Acquisition expressly includes Indebtedness assumed by the Borrower or its Restricted Subsidiaries in such Permitted Acquisition or Permitted Drop-Down Acquisition (including any Indebtedness incurred pursuant to Section 6.01(g)) and the good faith estimate by the Borrower of the maximum amount of any deferred purchase price obligations (including contingent consideration payments) incurred in connection with such Permitted Acquisition or Permitted Drop-Down Acquisition.

“Acquisition Period” shall mean a period from and after a Qualifying Acquisition to and including the last day of the second full fiscal quarter following the fiscal quarter in which such Qualifying Acquisition occurred.

“Additional Incremental Lender” shall have the meaning assigned to such term in Section 2.25(b).

“Additional Refinancing Lender” shall have the meaning assigned to such term in Section 2.27(a).

“Administrative Agent” shall have the meaning assigned to such term in the introductory statement to this Agreement.

“Administrative Agent Fees” shall have the meaning assigned to such term in Section 2.05(b).

“Affiliate” shall mean, when used with respect to a specified Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified.

“Affiliate Subordination Agreement” shall mean an Affiliate Subordination Agreement in the form of Exhibit H pursuant to which intercompany obligations and advances owed by any Loan Party are subordinated to the Obligations.

“Affiliated Lender Assignment and Acceptance” shall mean an assignment and acceptance entered into by an Affiliated Lender that is an Eligible Assignee and a Lender or, if the Affiliated Lender is the assignor, an Eligible Assignee, and accepted by the Administrative Agent, in the form of Exhibit B or such other form as shall be approved by the Administrative Agent.

“Affiliated Lenders” shall mean, at any time, any Lender that is Riverstone Holdings LLC or any Affiliate of Riverstone Holdings LLC (other than the Borrower and its Subsidiaries) at such time.

“Agents” shall have the meaning assigned to such term in Article VIII.

“Aggregate Revolving Credit Exposure” shall mean the aggregate amount of the Lenders’ Revolving Credit Exposures.

“Agreement” shall mean this Credit Agreement, dated as of April 9, 2015, as the same may be amended, restated, amended and restated, supplemented or otherwise modified from time to time in accordance with the terms hereof.

“Agreement Value” shall mean, for each Hedging Agreement, on any date of determination, the maximum aggregate amount (giving effect to any netting agreements) the Borrower or a Restricted Subsidiary thereof would be required to pay if such Hedging Agreement were terminated on such date.

“Alternate Base Rate” shall mean, for any day, a rate per annum equal to the greatest of (a) the Prime Rate in effect on such day, (b) the Federal Funds Effective Rate in effect on such day plus 1/2 of 1.00% and (c) the Reserve Adjusted Eurodollar Rate as of such date for a one-month Interest Period plus 1.00%; provided that, for the avoidance of doubt, the Reserve Adjusted Eurodollar Rate for any day shall be based on the rate determined on such day at approximately 11 a.m. (London time) by reference to the ICE Benchmark Administration Interest Settlement Rates for deposits in Dollars (as set forth by any service selected by the Administrative Agent that has been nominated by the ICE Benchmark Administration as an authorized vendor for the purpose of displaying such rates). If the Administrative Agent shall have determined (which determination shall be conclusive absent manifest error) that it is unable to ascertain the Federal Funds Effective Rate for any reason, including the inability or failure of the Administrative Agent to obtain sufficient quotations in accordance with the terms of the definition thereof, the Alternate Base Rate shall be determined without regard to clause (b) of the preceding sentence until the circumstances giving rise to such inability no longer exist. Any change in the Alternate Base Rate due to a change in the Prime Rate, the Federal Funds Effective Rate or the Reserve Adjusted Eurodollar Rate shall be effective on the effective date of such change in the Prime Rate, the Federal Funds Effective Rate or the Reserve Adjusted Eurodollar Rate, as the case may be. Notwithstanding the foregoing, on any date of determination the Alternate Base Rate shall be no less than 0.00%.

“Anti-Terrorism Laws” shall mean any laws applicable to the Borrower or any Subsidiary relating to sanctions, terrorism or money laundering, including Executive Order No. 13224, the USA PATRIOT Act, the laws comprising or implementing the Bank Secrecy Act and the laws administered by OFAC (as any of the foregoing laws may from time to time be amended, renewed, extended or replaced).

“Applicable ECF Percentage” shall mean, for any fiscal year of the Borrower ending prior to the date the IPO is consummated, (a) 75.0% if the Total Leverage Ratio as of the last day of such fiscal year is greater than 2.25:1.00, (b) 50.0% if the Total Leverage Ratio as of the last day of such fiscal year is less than or equal to 2.25:1.00 and greater than 1.75:1.00 and (c) 25.0% if the Total Leverage Ratio as of the last day of such fiscal year is less than or equal to 1.75:1.00.

“Applicable Margin” shall mean the Tranche A-1 Term Loan Applicable Margin, Tranche A-2 Term Loan Applicable Margin or Revolving Loan Applicable Margin, collectively, or any of them as context may require. Furthermore, the Applicable Margin in respect of any Incremental Loans, Extended Loans or Credit Agreement Refinancing Indebtedness shall be the applicable percentages per annum set forth in applicable Incremental Term Loan Assumption Agreement, the applicable Extension Request or the applicable Refinancing Amendment, respectively.

“Applicable Period” shall mean, in respect of any date (including any Date of Determination), the period of four fiscal quarters ending on or (if such date is not a Date of Determination) most recently ended prior to such date; provided that when used in the definition of “Financial Covenant Compliance” or in the definition of “Interest Coverage Ratio”, if the context so requires, the “Applicable Period” shall refer to the four fiscal quarters most recently ended prior to such date for which financial statements have been (or are required to have been) delivered pursuant to Sections 4.02(i), 5.04(i) or 5.04(ii).

“Applicable Wood Pellet Production Facilities” shall mean (i) for purposes of the determination of Projected Contracted Capacity pursuant to Section 2.11(a), Section 6.04(d) and Section 6.04(j)(iii)(x), all Wood Pellet Production Facilities of the Borrower and the Restricted Subsidiaries which have achieved Commercial Operation at the time of such determination or (ii) for purposes of the determination of Projected Contracted Capacity pursuant to Section 6.04(j)(iii)(y), the Wood Pellet Production Facility comprising the relevant Permitted Drop-Down Acquisition.

“Approved Fund” shall mean any Person (other than a natural Person) that is engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its activities that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.

“Arrangers” shall mean, collectively, Barclays, Citigroup Global Markets Inc., Goldman Sachs Bank USA and RBC Capital Markets, in their respective capacities as joint lead arrangers and joint bookrunners for the Credit Facilities.

“Asset Sale” shall mean (a) the sale, transfer or other disposition (by way of merger or otherwise) by the Borrower or any Restricted Subsidiary, including the issuance by any Restricted Subsidiary, to any Person other than the Borrower or any Wholly Owned Restricted Subsidiary of any Equity Interests of a Restricted Subsidiary (other than directors’ qualifying shares) and (b) the sale, transfer or other disposition (by way of merger or otherwise) by the Borrower or any Restricted Subsidiary to any Person other than the Borrower or any Wholly Owned Restricted Subsidiary of any other assets of the Borrower or any Restricted Subsidiary (in each case other than (i) any Disposition permitted under clauses (i) through (xiii) and clauses (xv) and (xvii) of Section 6.05(b) and (ii) any sale, transfer or other disposition or series of related sales, transfers or other dispositions having a fair market value not in excess of $1,000,000). For the avoidance of doubt, issuances of Equity Interests by the Borrower are not Asset Sales.

“Assignment and Acceptance” shall mean an assignment and acceptance entered into by a Lender and an Eligible Assignee (but not an assignment and acceptance entered into by the Borrower or any of the Borrower’s Affiliates or Subsidiaries), and accepted by the Administrative Agent, in the form of Exhibit A or such other form as shall be approved by the Administrative Agent.

“Available Amount” shall mean, as of any date, (i) the sum, without duplication, of (w) $10,000,000, (x) the net cash proceeds received after the Closing Date and on or prior to such date of any sale of Equity Interests by, or capital contribution to, the Borrower (which, in the case of any such sale of Equity Interests, are not Disqualified Stock, Specified Equity Contributions or proceeds of the IPO), (y) after the end of any Excess Cash Flow Period and prior to the date the IPO is consummated, the amount of Excess Cash Flow retained by the Borrower that is not required to be used to repay the Loans, (z) any return of or on capital or repayment of principal received in cash by the Borrower in respect of investments made pursuant to Section 6.04(n) and (xx) prior to the date the IPO is consummated, Declined Amounts, less (ii) the sum of (w) any Available Amount used to make investments pursuant to Section 6.04(n), (x) any Available Amount used to make Restricted Payments pursuant to Section 6.06(a)(ix) and (y) any Available Amount used to make distributions or payments pursuant to Section 6.09(b)(y); provided that, for purposes of determining the Available Amount that is available for a contemplated transaction, this clause (ii) shall be determined prior to giving effect to any intended usage of the Available Amount for such transaction; and provided further, that any utilization of the Available Amount shall be deemed to first reduce the amounts accrued pursuant to clauses (i)(w), (i)(y), and (i)(z) above (to the extent such amounts are permitted to be utilized hereby for the applicable utilization at such time) and shall only reduce the amount accrued pursuant to clause (i)(x) above to the extent the amounts accrued pursuant to clauses (i)(w), (i)(y) and (i)(z) have been reduced to zero or are not permitted to be utilized for the applicable transaction at such time.

“Available Cash” shall mean, for any period:

(a) the sum of (i) all cash and cash equivalents of the Borrower and its Subsidiaries on hand at the end of such period, and (ii) if the General Partner so determines, all or any portion of any additional cash and cash equivalents of the Borrower and its Subsidiaries on hand on the date the Borrower makes Restricted Payments with respect to such period (including any borrowings made subsequent to the end of such period), less

(b) the amount of any cash reserves established by the General Partner (i) to provide for the proper conduct of the business of the Borrower and of its Subsidiaries (including reserves for future capital expenditures and for anticipated future credit needs) subsequent to such period, (ii) to comply with applicable Law or (iii) to provide funds for Restricted Payments in respect of future periods.

Notwithstanding the foregoing, at any time, “Available Cash” shall not exceed the amount permitted to be distributed to the holders of Equity Interests of the Borrower under the LP Agreement at such time.

“Bank Secrecy Act” shall mean the Bank Secrecy Act of 1970 (Titles I and II of Pub. L. No. 91-508 (signed into law October 26, 1970 and as modified, amended, supplemented or restated from time to time)).

“Bankruptcy Code” shall mean Title 11 of the United States Code entitled “Bankruptcy”, as now and hereafter in effect, or any successor statute.

“Barclays” shall have the meaning assigned to such term in the introductory statement to this Agreement.

“Beneficial Owner” shall have the meaning assigned to such term in Rule 13d-3 and Rule 13d-5 under the Exchange Act as in effect on the Closing Date. The terms “Beneficially Owns” and “Beneficially Owned” shall have corresponding meanings.

“Blocked Person” shall have the meaning assigned to such term in Section 3.23(b).

“Board” shall mean the Board of Governors of the Federal Reserve System of the United States of America.

“Borrower” shall have the meaning assigned to such term in the introductory statement to this Agreement.

“Borrower Group” shall have the meaning assigned to such term in Section 6.06(a)(x).

“Borrower Materials” shall have the meaning assigned to such term in Section 9.01.

“Borrowing” shall mean Loans of the same Class and Type made, converted or continued on the same date and, in the case of Eurodollar Loans, as to which a single Interest Period is in effect.

“Borrowing Request” shall mean a request by the Borrower in accordance with the terms of Section 2.03 and substantially in the form of Exhibit C-1 or such other form as shall be approved by the Administrative Agent.

“Breakage Event” shall have the meaning assigned to such term in Section 2.16.

“Business Day” shall mean any day other than a Saturday, Sunday or day on which banks in New York City are authorized or required by law to close; provided, however, that when used in connection with a Eurodollar Loan, the term “Business Day” shall also exclude any day on which banks are not open for dealings in Dollar deposits in the London interbank market.

“Capital Lease Obligations” of any Person shall mean the obligations of such Person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as capital leases on a balance sheet of such Person under GAAP, and the “principal” amount of such obligations shall be the capitalized amount thereof determined in accordance with GAAP.

“Casualty Event Receipt” shall mean any cash received by or paid to or for the account of the Borrower or any of the Restricted Subsidiaries constituting proceeds of insurance (excluding proceeds of business interruption insurance to the extent such proceeds constitute compensation for lost earnings) or condemnation awards (and payments in lieu thereof), net of (i) any taxes paid or payable as a result of the receipt of such cash (or reasonably and in good faith reserved for the payment of any such taxes after taking into account all available credits and deductions), (ii) reasonable out-of-pocket transaction costs and expenses incurred in connection with obtaining such cash and (iii) the principal amount, premium or penalty, if any, and interest, breakage costs or other amounts of any Indebtedness (other than Indebtedness under the Loan Documents and Permitted Pari Passu Refinancing Debt or Incremental Equivalent Debt that is secured by all or a portion of the Collateral) that is secured by the property subject to such casualty or condemnation and is required to be repaid in connection therewith; provided, however, that “Casualty Event Receipt” shall not include cash received to the extent (x) the Borrower delivers to the Administrative Agent a certificate of a Responsible Officer within five (5) Business Days after receipt of such cash setting forth the Borrower’s intent to (or to cause its Restricted Subsidiaries to) repair, restore or replace such property or otherwise to reinvest such proceeds in productive assets of a kind then used or usable in the business of the Borrower and the Restricted Subsidiaries within 360 days of receipt of such proceeds and in each case such proceeds are used for such reinvestment within such 360 day period (or, if committed to be so used within such period, are so reinvested within a further 180 days thereafter) and (y) no Event of Default shall have occurred and shall be continuing at the time of such certificate or at the proposed time of the application of such proceeds (provided that to the extent not so used at the end of such period, such proceeds shall at such time be deemed to be a Casualty Event Receipt).

“CERCLA” shall mean the Comprehensive Environmental Response, Compensation, and Liability Act of 1980.

“CERCLIS” shall mean the Comprehensive Environmental Response, Compensation and Liability Information System maintained by the U.S. Environmental Protection Agency.

“CFC” shall mean a “controlled foreign corporation” as defined in Section 957 of the Code.

“Change in Control” shall mean the occurrence of any of the following:

(a) a majority of the seats (other than vacant seats) on the board of directors or managers of the General Partner (or if the General Partner does not have a board of directors or managers, of the entity controlling the General Partner that has a board of directors or managers) shall at any time be occupied by Persons who were neither (i) appointed or nominated by a Riverstone Entity nor (ii) appointed or nominated by a majority of the directors or managers of the General Partner (or if the General Partner does not have a board of directors or managers, of the entity controlling the General Partner that has a board of directors or managers) so appointed or nominated;

(b) the Riverstone Entities shall fail to Beneficially Own, directly or indirectly, equity interests representing more than 50% of (i) the aggregate ordinary voting power represented by the issued and outstanding equity interests of the General Partner or, prior to the consummation of the IPO, the Limited Partners or (ii) the economic interests represented by the issued and outstanding equity interests of the General Partner or, prior to the consummation of the IPO, the Limited Partners;

(c) the General Partner shall cease to be the sole general partner of the Borrower or shall fail to directly Beneficially Own (free and clear of all Liens other than Permitted Equity Liens) 100% of the general partner interests in the Borrower;

(d) at any time prior to the consummation of the IPO, the Limited Partners shall fail to collectively and directly Beneficially Own (free and clear of all Liens other than Permitted Equity Liens) 100% of the limited partnership interests in the Borrower; or

(e) a “Change in Control” or similar event shall occur and be continuing under any Material Indebtedness of the Borrower or any Restricted Subsidiary.

“Change in Law” shall mean the occurrence of any of the following: (a) the adoption or taking effect of any law, rule, regulation or treaty after the date of this Agreement, (b) any change in any law, rule, regulation or treaty or in the administration, interpretation, implementation or application thereof by any Governmental Authority after the date of this Agreement or (c) compliance by any Lender or any Issuing Bank (or, for purposes of Section 2.14, by any lending office of such Lender or by such Lender’s or such Issuing Bank’s holding company, if any) with any request, guideline or directive (whether or not having the force of law) of any Governmental Authority made or issued after the date of this Agreement; provided that notwithstanding anything herein to the contrary, (i) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, regulations, guidelines or directives thereunder or issued in connection therewith and (ii) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or United States or foreign regulatory agencies, in each case, pursuant to Basel III, shall in each case be deemed to be a “Change in Law”, regardless of the date enacted, adopted or issued.

“Charges” shall have the meaning assigned to such term in Section 9.09.

“Class”, when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are Revolving Loans, Tranche A-1 Term Loans, Tranche A-2 Term Loans, Other Term Loans, Extended Revolving Loans, Extended Term Loans, Refinancing Revolving Loans, Refinancing Term Loans or Swing Line Loans and, when used in reference to any Commitment, refers to whether such Commitment is a Revolving Credit Commitment, Tranche A-1 Term Loan Commitment, Tranche A-2 Term Loan Commitment, Extended Commitment, Refinancing Revolving Loan Commitment, Refinancing Term Commitment, Swing Line Commitment, L/C Commitment or Incremental Loan Commitment.

“Closing Date” shall mean the date on which the conditions precedent set forth in Section 4.02 shall have been satisfied or waived, which date is April 9, 2015.

“Closing Date Contribution” shall mean (i) the contribution by Enviva Holdings, LP of a 100% limited partner interest in the Borrower and a 100% limited liability company interest in the General Partner to Enviva MLP Holdco, LLC, (ii) the contribution by Enviva MLP Holdco, LLC of a partnership interest in Enviva, LP with a 99.999% sharing ratio and a 100% limited liability company interest in Enviva GP, LLC to the Borrower, (iii) the contribution by Enviva Cottondale Acquisition I, LLC of all outstanding Equity Interests in Enviva Cottondale Acquisition II, LLC to the Borrower and (iv) the contribution by Enviva MLP Holdco, LLC of a limited partner interest in the Borrower to Enviva Cottondale Acquisition I, LLC.

“Closing Date Distribution” shall mean one or more distributions of cash and accounts receivable made on (or within two Business Days after) the Closing Date by the Borrower to Enviva MLP Holdco, LLC in an aggregate amount not to exceed $26,500,000.

“Co-Syndication Agents” shall mean, collectively, Citigroup Global Markets Inc., Goldman Sachs Bank USA and RBC Capital Markets, in their respective capacities as Co-Syndication Agents.

“Code” shall mean the Internal Revenue Code of 1986, as amended from time to time (unless as herein specifically provided otherwise).

“Collateral” shall mean all the “Collateral” as defined in any Security Document and shall also include the Mortgaged Properties.

“Collateral Agent” shall have the meaning assigned to such term in the introductory statement to this Agreement.

“Commencement Date” shall mean, in respect of any Material Project, the earlier of (x) the date the construction of such Material Project commences or (y) the date of the first material cash expenditures in connection with the acquisition of any Real Property to facilitate the construction of such Material Project.

“Commercial Operation” shall be deemed achieved for any Material Project or any Facility that is the subject of a Permitted Drop-Down Acquisition at such time as the substantial completion of construction (other than punch list items) thereof and the initial placement thereof into service have occurred.

“Commercial Operation Date” shall mean, with respect to any Material Project or any Facility that is the subject of a Permitted Drop-Down Acquisition, the date on which such Material Project or Facility has achieved Commercial Operation.

“Commitment” shall mean, with respect to any Lender, such Lender’s Revolving Credit Commitment, Tranche A-1 Term Loan Commitment, Tranche A-2 Term Loan Commitment, Extended Commitment, Refinancing Revolving Loan Commitment, Refinancing Term Commitment, Swing Line Commitment, L/C Commitment or Incremental Loan Commitment.

“Communications” shall have the meaning assigned to such term in Section 9.01.

“Compliance Certificate” shall have the meaning assigned to such term in Section 5.04(a)(iii).

“Conflicts Committee” shall have the meaning ascribed thereto in the LP Agreement.

“Connection Income Taxes” shall mean Other Connection Taxes that are imposed on or measured by net income (however denominated) or that are franchise Taxes or branch profits Taxes.

“Consolidated Current Assets” shall mean, at any date, all amounts (other than cash and cash equivalents) that would be set forth opposite the caption “total current assets” (or any like caption) on the most recent consolidated balance sheet of the Borrower and its Restricted Subsidiaries in accordance with GAAP.

“Consolidated Current Liabilities” shall mean, at any date, all amounts that would be set forth opposite the caption “total current liabilities” (or any like caption) on the most recent consolidated balance sheet of the Borrower and its Restricted Subsidiaries in accordance with GAAP, but excluding (a) the current portion of Total Debt and (b) all Indebtedness consisting of Revolving Loans or Swing Line Loans.

“Consolidated EBITDA” shall mean, as of any date, (including any Date of Determination) for the Applicable Period related thereto, an amount equal to Consolidated Net Income in respect of such Applicable Period plus

(x) the sum of the following, without duplication, and in the cases of clauses (a) and (b), to the extent deducted in calculating such Consolidated Net Income:

(a) (i) provision for all Taxes (whether or not paid, estimated or accrued) based on income, profits or capital (including penalties and interest, if any), net of any applicable credits, (ii) Consolidated Interest Expense and (iii) depreciation, amortization and all other non-cash charges or non-cash losses, plus

(b) any costs or expenses pursuant to any equity-related benefit plan, or any stock subscription or shareholder agreement, to the extent funded with cash proceeds contributed to the capital of the Borrower as common equity, plus

(c) (i) for any Material Projects commenced by the Borrower or any Restricted Subsidiary with a Commencement Date occurring on or prior to the date of determination, Consolidated EBITDA Adjustments for such Material Project for such Applicable Period; (ii) for any Permitted Drop-Down Acquisition of a Port Facility acquired by the Borrower or any Restricted Subsidiary on or prior to the date of determination, Consolidated EBITDA Adjustments for such Permitted Drop-Down Acquisition for such Applicable Period; and (iii) for any Permitted Acquisition consummated on or prior to the date of determination, the amount of restructuring charges, cost savings and synergies projected by the Borrower in good faith to be reasonably expected to be realized within 12 months of the closing of such Permitted Acquisition (calculated on a pro forma basis as though such restructuring charges, cost savings and synergies had been realized on the first day of the Applicable Period for which Consolidated EBITDA is being determined and as if such restructuring charges, cost savings and synergies were realized during the entirety of such Applicable Period), net of the amount of actual benefits realized during such Applicable Period from such actions; provided, that such restructuring charges, cost savings and synergies are reasonably identifiable and factually supportable and (y) at the time of any such calculation pursuant to this clause (c)(iii), the Borrower shall deliver to the Administrative Agent a certificate signed by a Financial Officer (which may be the Compliance Certificate) certifying that such adjustments are reasonably identifiable and factually supportable and including reasonably detailed calculations in respect of the matters referred to in this clause (c)(iii), as well as the relevant factual support in respect thereof; provided that the aggregate amount of adjustments pursuant to this clause (c) for any Applicable Period, including any restructuring charges, cost savings and synergies of the type that would be permitted to be included in pro forma financial statements prepared in accordance with Regulation S-X under the Securities Act of 1933, as amended, shall not exceed 15% of pro forma Consolidated EBITDA (calculated without giving effect to this clause (c)), plus

(d) for any Permitted Drop-Down Acquisition of a Wood Pellet Production Facility acquired by the Borrower or any Restricted Subsidiary on or prior to the date of determination, Consolidated EBITDA Adjustments for such Permitted Drop-Down Acquisition for such Applicable Period, minus

(y) the following to the extent included in calculating such Consolidated Net Income, without duplication:

(a) without duplication of the netting provided in clause (x)(a)(i) above, Federal, state, local and foreign income tax credits of the Borrower and its Subsidiaries for such period;

(b) all cash payments made during such period on account of reserves, restructuring charges, and other non-cash charges added to Consolidated Net Income pursuant to clause (x)(a)(iii) above; and

(c) other income of the Borrower and the Restricted Subsidiaries increasing Consolidated Net Income which does not represent a cash item in such period.

Notwithstanding the foregoing, (a) for purposes of calculating the Total First Lien Leverage Ratio, the Total Leverage Ratio and the Interest Coverage Ratio for any period (A) the Consolidated EBITDA (x) of any Acquired Entity or other Person that becomes a Restricted Subsidiary or (y) that is attributable to any asset, in each case, that was acquired by the Borrower or any Restricted Subsidiary pursuant to a Permitted Acquisition for Acquisition Consideration greater than $15,000,000 during such period shall be included on a pro forma basis for such period (assuming the consummation of such acquisition and the incurrence or assumption of any Indebtedness in connection therewith occurred as of the first day of such period) and (B) the Consolidated EBITDA of any Person or line of business sold or otherwise disposed of for consideration greater than $15,000,000 by the Borrower or any Restricted Subsidiary during such period shall be excluded for such period (assuming the consummation of such sale or other disposition and the repayment of any Indebtedness in connection therewith occurred as of the first day of such period) and (b) for purposes of determining the Interest Coverage Ratio, the Total First Lien Leverage Ratio and the Total Leverage Ratio, Consolidated EBITDA for the fiscal quarters ended March 31, 2014, June 30, 2014, September 30, 2014, December 31, 2014 and March 31, 2015, shall be deemed to be equal to (i) for the fiscal quarter ended March 31, 2014, $12,354,000, (ii) for the fiscal quarter ended June 30, 2014, $13,057,000, (iii) for the fiscal quarter ended September 30, 2014, $15,581,000, (iv) for the fiscal quarter ended December 31, 2014, $14,957,000 and (v) for the fiscal quarter ending March 31, 2015, $14,621,000; provided that the amounts set forth in this clause (b) shall be subject to adjustment pursuant to clause (a) above.

“Consolidated EBITDA Adjustments” shall mean, (a) with respect to any Material Project commenced by the Borrower or any Restricted Subsidiary, for each Applicable Period ending prior to the Commercial Operation Date thereof (and excluding the Applicable Period ending with the fiscal quarter in which such Commercial Operation Date occurs) a percentage (based on the then current completion percentage of such Material Project as of the date of determination, reasonably determined by the Borrower in good faith, and to the extent engineering, procurement and construction contracts are entered into, by reference to scheduled completion specified in the engineering, procurement and construction contracts in connection with such Material Project) of the Projected Consolidated EBITDA attributable to such Material Project, net of actual Consolidated EBITDA attributable to or generated by such Material Project, which may, at the Borrower’s option, be added to actual Consolidated EBITDA for the Applicable Period commencing with the fiscal quarter in which the Commencement Date in respect of such Material Project occurs and for each Applicable Period thereafter until the Commercial Operation Date of such Material Project (excluding the Applicable Period ending with the fiscal quarter in which such Commercial Operation Date occurs); provided that if the actual Commercial Operation Date does not occur by the Scheduled Commercial Operation Date, then the foregoing amount shall be reduced, for Applicable Periods ending after the Scheduled Commercial Operation Date to (but excluding) the Applicable Period ending with the fiscal quarter in which such Commercial Operation Date occurs, by the following percentage amounts depending on the period of delay (based on the period of actual delay or then estimated delay (estimated on the date of determination), whichever is longer): (i) 90 days or less,

0%; (ii) longer than 90 days, but not more than 180 days, 25%; (iii) longer than 180 days but not more than 270 days, 50%, (iv) longer than 270 days but not more than 365 days, 75% and (v) longer than 365 days, 100%, (b) in connection with any Material Project, beginning with the Applicable Period ending with the fiscal quarter in which the Commercial Operation Date of such Material Project occurs and for the Applicable Periods ending with the three immediately succeeding full fiscal quarters, an amount equal to the Projected Amount, which shall be added to actual Consolidated EBITDA for such fiscal quarters (but net of any actual Consolidated EBITDA attributable to such Material Project for the fiscal quarter in which such Commercial Operation Date occurs), and (c) in connection with any Permitted Drop-Down Acquisition, beginning with the Applicable Period ending with the fiscal quarter in which such Permitted Drop-Down Acquisition is consummated and for the Applicable Periods ending with the three immediately succeeding full fiscal quarters, an amount equal to the Projected Amount in respect of such Permitted Drop-Down Acquisition, which shall be added to actual Consolidated EBITDA for such fiscal quarters (but net of any actual Consolidated EBITDA attributable to such Permitted Drop-Down Acquisition for the fiscal quarter in which such Permitted Drop-Down Acquisition is consummated).

Notwithstanding the foregoing, no such Consolidated EBITDA Adjustment shall be allowed unless (a) in the case of any Material Project, at least 20 days (or such lesser period as is reasonably acceptable to the Administrative Agent) prior to (x) the date for which a Compliance Certificate is due for the applicable fiscal quarter for which the Borrower desires to commence inclusion of such Consolidated EBITDA Adjustment with respect to a Material Project or (y) any applicable date on which Financial Covenant Compliance is being tested, the Borrower shall have delivered to the Administrative Agent notice of such Material Project and the Scheduled Commercial Operation Date with respect thereto, together with written pro forma projections of Consolidated EBITDA attributable to such Material Project for the first full Applicable Period following the Scheduled Commercial Operation Date with respect to such Material Project and (b) in the case of any Material Project and, if applicable, any Permitted Drop-Down Acquisition, prior to (x) the date for which a Compliance Certificate is due (or Financial Covenant Compliance is being tested), for the initial fiscal quarter for which the Borrower desires to commence inclusion of such Consolidated EBITDA Adjustment with respect to a Material Project or a Permitted Drop-Down Acquisition or (y) any applicable date on which Financial Covenant Compliance is being tested, the Borrower shall have provided a certificate showing the calculation of such Projected Consolidated EBITDA together with all assumptions used in such calculations, and the Administrative Agent shall have approved (such approval not to be unreasonably withheld) such projections and the Administrative Agent shall have received (1) in the case of any Permitted Drop-Down Acquisition (other than a Drop-Down Acquisition of a Port Facility), copies of any Qualifying Off-Take Contracts with respect thereto certified by a Responsible Officer of the Borrower and (2) such other information and documentation as the Administrative Agent may reasonably request with respect to such Material Project or such Permitted Drop-Down Acquisition, all in form and substance reasonably satisfactory to the Administrative Agent.

“Consolidated Interest Expense” shall mean, for any period, the sum of (a) the interest expense (including imputed interest expense in respect of Capital Lease Obligations and Synthetic Lease Obligations) of the Borrower and the Restricted Subsidiaries for such period, net of interest income of the Borrower and the Restricted Subsidiaries for such period, determined on a consolidated basis in accordance with GAAP, plus (b) any interest accrued during such period in respect of Indebtedness of the Borrower or any Restricted Subsidiary that is required to be capitalized rather than included in consolidated interest expense for such period in accordance with GAAP. For purposes of the foregoing, interest expense shall be determined after giving effect to any net payments made or received by the Borrower or any Restricted Subsidiary with respect to interest rate Hedging Agreements. For purposes of determining the Interest Coverage Ratio: (x) Consolidated Interest Expense shall not include (i) amortization of original issue discount to the extent accrued but not paid, (ii) interest that is capitalized or paid in kind and (iii) the cost of the issuance of Indebtedness; (y) Consolidated Interest Expense shall be calculated as if all Indebtedness incurred or permanently repaid (excluding normal fluctuations in revolving Indebtedness incurred for working capital purposes) from the first day of the Applicable Period through and including the date of such determination shall be deemed to have been incurred or repaid at the beginning of such period; and (z) Consolidated Interest Expense for the fiscal quarters ended March 31, 2014, June 30, 2014, September 30, 2014, December 31, 2014 and March 31, 2015, shall be deemed to be equal to (i) for the fiscal quarter ended March 31, 2014, $2,393,000, (ii) for the fiscal quarter ended June 30, 2014, $2,391,000, (iii) for the fiscal quarter ended September 30, 2014, $2,376,000, (iv) for the fiscal quarter ended December 31, 2014, $2,367,000 and (v) for the fiscal quarter ending March 31, 2015, $2,300,000; provided that the amounts set forth in this clause (z) shall be subject to adjustment pursuant to clause (y) above.

“Consolidated Net Income” shall mean, as of any date (including any Date of Determination) for the Applicable Period related thereto, the net income (or loss) of the Borrower and its Restricted Subsidiaries on a consolidated basis in accordance with GAAP; provided, however, that Consolidated Net Income shall exclude (a) extraordinary, unusual and non-recurring gains, losses, charges or expenses for such Applicable Period, (b) the net income of any Restricted Subsidiary that is not a Loan Party during such Applicable Period to the extent that the declaration or payment of dividends or similar distributions by such Restricted Subsidiary of such income is not permitted on such date by operation of the terms of its Organizational Documents or any agreement, instrument or law applicable to such Restricted Subsidiary, except that the Borrower’s equity in any net loss of any such Restricted Subsidiary for such Applicable Period shall be included in determining Consolidated Net Income, (c) any income (or loss) for such Applicable Period of any Person if such Person is not a Restricted Subsidiary, except that the aggregate amount of cash actually distributed by such Person during such Applicable Period to the Borrower or a Restricted Subsidiary as a dividend or other distribution (as long as, in the case of a dividend or other distribution to a Restricted Subsidiary, such Restricted Subsidiary is not precluded from further distributing such amount to a Loan Party as described in clause (b) of this proviso) shall be included in Consolidated Net Income, (d) non-cash gains and losses attributable to movement in the mark-to-market valuation of Hedging Agreements pursuant to Financial Standards Accounting Board (“FASB”) Accounting Standards Codification (“ASC 815”), (e) the cumulative effect of a change in accounting principles, (f) any charges or expenses relating to severance, relocation and one-time compensation charges, (g) gain or loss realized upon the sale or other disposition of assets (other than sales of inventory), (h) deferred financing costs written off and premiums paid and deemed income in connection with any early extinguishment of Indebtedness or any Hedging Agreement, (i) non-cash charges, expenses or other impacts of purchase or recapitalization accounting, (j) non-cash impairment charges or asset write-offs, and any amortization of intangibles, (k) cash charges or costs in connection with the Transactions and the IPO Transactions, any investment, acquisition of assets, sale or other disposition of assets, issuance of Equity Interests or Indebtedness, or amendment relating to any Indebtedness (in each case, whether or not completed), (l) charges, losses and expenses to the extent actually paid for or reimbursed by a third party during the Applicable Period or which are reasonably expected to be paid for or reimbursed during the four fiscal quarters immediately subsequent to such Applicable Period (with a deduction in the applicable future period for any amount so excluded to the extent not so reimbursed within the immediately subsequent four-fiscal quarters), (m) director’s fees and reimbursements of out-of-pocket expenses in connection with attending board of director meetings or other actions for the benefit of the Borrower and its Subsidiaries, (n) indemnification obligations with respect to directors and insurance premiums payable on behalf of directors and (o) any cancellation of debt income, including any such income arising from the purchase of any Loans pursuant to Section 9.04(l).

“Consolidated Total Assets” shall mean, as of any date of determination, the total assets of the Borrower and its Restricted Subsidiaries, determined in accordance with GAAP, as set forth on the consolidated balance sheet of the Borrower and its Restricted Subsidiaries.

“Consolidated Working Capital” shall mean, at any date, (a) Consolidated Current Assets on such date minus (b) Consolidated Current Liabilities on such date.

“Contributed Business” shall mean Enviva Pellets Cottondale, LLC (f/k/a Green Circle Bio Energy, Inc.), a Delaware limited liability company.

“Contributed Business Intercompany Notes” shall mean (i) that certain $50,520,548 Amended and Restated Subordinated Note, dated as of April 9, 2015, made by Enviva Cottondale Acquisition II, LLC to Enviva Holdings, LP and (ii) that certain $51,762,424 Amended and Restated Subordinated Revolving Note, dated as of April 9, 2015, made by the Contributed Business to Enviva Holdings LP, as each may be amended, restated, supplemented or otherwise modified from time to time (provided that such amendment, restatement, supplement or modification is not materially adverse to the interests of the Lenders or the Administrative Agent and shall not, in any event, increase the principal amount of any such note).

“Control” shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ownership of voting securities, by contract or otherwise, and the terms “Controlling” and “Controlled” shall have meanings correlative thereto.

“Credit Agreement Refinancing Indebtedness” shall mean Indebtedness incurred solely by the Borrower (and which may be guaranteed by any Guarantor) in the form of one or more Classes of loans or commitments under this Agreement, in each case, issued, incurred or otherwise obtained (including by means of the extension or renewal of existing Indebtedness) in exchange for, or to refinance, in whole or part, existing Term Loans and Revolving Credit Loans (or Revolving Credit Commitments), or any then-existing Credit Agreement Refinancing Indebtedness (“Refinanced Debt”); provided, that (i) such Indebtedness is secured by the Collateral on a pari passu basis with the Liens securing the other Obligations hereunder and is not secured by any property or assets other than the Collateral, (ii) such Indebtedness is not guaranteed by any Person other than the Guarantors, (iii) such Indebtedness is issued, incurred or otherwise obtained solely to refinance, in whole or part, Refinanced Debt, and the proceeds thereof shall be substantially contemporaneously applied to prepay such Refinanced Debt, interest and any premium (if any) thereon, and fees and expenses incurred in connection with such Credit Agreement Refinancing Indebtedness, and any Revolving Credit Commitments so refinanced shall be concurrently terminated, (iv) such Indebtedness (including, if such Indebtedness includes any Revolving Credit Commitments, the unused portion of such Revolving Credit Commitments) is in an original aggregate principal amount not greater than the aggregate principal amount of the Refinanced Debt (and, in the case of Refinanced Debt consisting, in whole or in part, of unused Revolving Credit Commitments, the applicable amount thereof), plus accrued and unpaid interest, any premium, and fees and expenses reasonably incurred in connection therewith, (v) such Indebtedness has a maturity no earlier, and a weighted average life to maturity equal to or greater, than the Refinanced Debt, (vi) the terms and conditions of such Indebtedness (except as otherwise provided above and with respect to pricing, premiums, fees, rate floors and optional prepayment or redemption terms) are substantially identical to or (taken as a whole) are no more favorable to the lenders or holders providing such Indebtedness than the terms and conditions applicable to the Refinanced Debt (except for covenants or other provisions applicable only to periods after the Latest Maturity Date at the time of incurrence of such Indebtedness) and (vii) such Refinanced Debt shall be repaid, all accrued interest, fees, premiums (if any) and penalties in connection therewith shall be paid, and all commitments in respect thereof shall be terminated, on the date such Credit Agreement Refinancing Indebtedness is incurred.

“Credit Event” shall have the meaning assigned to such term in Section 4.01.

“Credit Facilities” shall mean the revolving credit, swing line, letter of credit and term loan facilities provided for by this Agreement.

“Cure Amount” shall have the meaning assigned to such term in the last paragraph of Article VII.

“Date of Determination” shall mean the last day of any fiscal quarter of the Borrower, starting with the last day of the first full fiscal quarter of the Borrower following the Closing Date.

“Debtor Relief Laws” shall mean the Bankruptcy Code, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization or similar debtor relief laws of the United States or other applicable jurisdictions from time to time in effect.

“Declined Amounts” shall have the meaning assigned to such term in Section 2.13(i).

“Default” shall mean any event or condition which upon notice, lapse of time or both would constitute an Event of Default.

“Default Rate” shall have the meaning assigned to such term in Section 2.07.

“Defaulting Lender” shall mean, subject to Section 2.22(b), any Lender that (a) has failed to (i) fund all or any portion of its Loans within two (2) Business Days of the date such Loans were required to be funded hereunder unless such Lender notifies the Administrative Agent and the Borrower in writing that such failure is the result of such Lender’s determination that one or more conditions precedent to funding (each of which conditions precedent, together with any applicable default, shall be specifically identified in such writing) has not been satisfied, or (ii) pay to the Administrative Agent, any Issuing Bank or any other Lender any other amount required to be paid by it hereunder (including in respect of its participation in Swing Line Loans and Letters of Credit) within two (2) Business Days of the date when due, (b) has notified the Borrower, the Administrative Agent or any Issuing Bank in writing that it does not intend to comply with its funding obligations hereunder, or has made a public statement to that effect (unless such writing or public statement relates to such Lender’s obligation to fund a Loan hereunder and states that such position is based on such Lender’s determination that a condition precedent to funding (which condition precedent, together with any applicable default, shall be specifically identified in such writing or public statement) cannot be satisfied), (c) has failed, within three (3) Business Days after written request by the Administrative Agent or the Borrower, to confirm in writing to the Administrative Agent and the Borrower that it will comply with its prospective funding obligations hereunder (provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon receipt of such written confirmation by the Administrative Agent and the Borrower), or (d) has, or has a direct or indirect parent company that has, (i) become the subject of a proceeding under any Debtor Relief Law, or (ii) had appointed for it a receiver, custodian, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or assets, including the Federal Deposit Insurance Corporation or any other state or federal regulatory authority acting in such a capacity; provided that a Lender shall not be a Defaulting Lender solely by virtue of the ownership or acquisition of any Equity Interest in that Lender or any direct or indirect parent company thereof by a Governmental Authority so long as such ownership interest does not result in or provide such Lender with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Lender (or such Governmental Authority) to reject, repudiate, disavow or disaffirm any contracts or agreements made with such Lender. Any determination by the Administrative Agent that a Lender is a Defaulting Lender under clauses (a) through (d) above shall be conclusive and binding absent manifest error, and such Lender shall be deemed to be a Defaulting Lender (subject to Section 2.22(b)) upon delivery of written notice of such determination to the Borrower, each Issuing Bank and each Lender.

“Dispositions” shall mean the sale, transfer, license, lease or other disposition (including any sale and leaseback transaction) of any property by any Person, including any sale, assignment, transfer or other disposal, with or without recourse, of any notes or accounts receivable or any rights and claims associated therewith in an amount (determined by reference to the fair market value of such property), for any transaction or series of related transactions, in excess of $5,000,000 in any fiscal year; provided that, for the avoidance of doubt, in no event shall the issuance of Equity Interests by the Borrower be deemed a Disposition. “Dispose” shall have a correlative meaning.

“Disqualified Stock” shall mean any Equity Interest that, by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable), or upon the happening of any event, (a) matures (excluding any maturity as the result of an optional redemption by the issuer thereof) or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or is redeemable at the option of the holder thereof, in whole or in part, or requires the payment of any cash dividend or any other scheduled payment constituting a return of capital, in each case at any time on or prior to the 91st day following the Latest Maturity Date, or (b) is convertible into or exchangeable (unless at the sole option of the issuer thereof) for (i) debt securities or (ii) any Equity Interest referred to in clause (a) above, in each case at any time prior to the 91st day following the Latest Maturity Date then in effect as of the date on which such Equity Interest is issued; provided, however, that any Equity Interest of a Person that is issued with the benefit of provisions requiring a change of control offer to be made for such Equity Interest in the event of a change of control of such Person will not be deemed to be Disqualified Stock solely by virtue of such provisions.

“Co-Documentation Agents” shall mean, collectively, AgFirst Farm Credit Bank and American AgCredit, PCA in their respective capacities as Co-Documentation Agents.

“Dollars” or “$” shall mean lawful money of the United States of America.

“Domestic Subsidiary” shall mean any Subsidiary incorporated or organized under the laws of the United States of America, any State thereof or the District of Columbia.

“Drax Contract” shall mean the Agreement for the Sale and Purchase of Biomass CIF Discharge Port, dated as of December 23, 2011, between Drax Power Limited, as buyer, and Enviva, LP, as seller, as amended, amended and restated, supplemented or otherwise modified from time to time in accordance with the terms hereof and thereof.

“Drop-Down Acquisition” shall mean any acquisition by the Borrower or any Restricted Subsidiary of a Facility (or of Equity Interests of any Person owning a Facility) from Enviva Holdings, LP or its Affiliates (other than the Borrower or its Subsidiaries), including, without limitation, the Southampton Acquisition. For the avoidance of doubt, no Material Project shall be considered a Drop-Down Acquisition.

“Eligible Assignee” shall mean any Person other than a natural Person or (other than in the case of and in accordance with Section 9.04(k) or (l)) the Borrower or any of its Affiliates that is (i) a Lender, an Affiliate of any Lender or an Approved Fund (any two or more related Approved Funds being treated as a single Eligible Assignee for all purposes hereof) or (ii) a commercial bank, insurance company, investment or mutual fund or other entity that is an “accredited investor” (as defined in Regulation D under the Securities Act of 1933, as amended) and which extends credit or buys loans in the ordinary course of its business.

“Employee Benefit Plan” shall mean any “employee benefit plan” as defined in Section 3(3) of ERISA which is or was sponsored, maintained or contributed to by, or required to be contributed by the Borrower or any Restricted Subsidiary.

“Environmental Laws” shall mean any and all Laws relating to pollution, the preservation and protection of natural resources (including, without limitation, threatened or endangered species and wetlands) or the environment, or the generation, use, handling, transportation, storage, treatment, or Release of or exposure to Hazardous Materials.

“Environmental Liability” shall mean any liability, contingent or otherwise (including any liability for damages, costs of environmental remediation, fines, penalties or indemnities), of the Borrower or any Restricted Subsidiary directly or indirectly resulting from or based upon (a) noncompliance with any Environmental Law, (b) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials, (c) exposure to any Hazardous Materials, (d) the Release or threatened Release of any Hazardous Materials into the environment or (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.

“Environmental Permit” shall mean any permit, license, franchise, certificate, approval, waiver, variance, consent or other similar authorization required under any Environmental Law.

“Enviva, LP” shall mean Enviva, LP, a Delaware limited partnership.

“Enviva Partners, LP Predecessor” shall mean Enviva, LP together with its subsidiaries.

“Enviva Pellets Wiggins” shall mean Enviva Pellets Wiggins, LLC (f/k/a Tomorrow’s Energy, LLC), a Mississippi limited liability company.

“Equity Interests” shall mean shares of capital stock, partnership interests, membership interests in a limited liability company, beneficial interests in a trust or other equity interests in any Person, and any option, warrant or other right entitling the holder thereof to purchase or otherwise acquire any such equity interest.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as the same may be amended from time to time, the regulations promulgated thereunder and any successor statute.

“ERISA Affiliate” shall mean any trade or business (whether or not incorporated) that, together with the Borrower, is treated as a single employer under Section 414(b) or (c) of the Code, or solely for purposes of Section 302 or 303 of ERISA and Section 412 or 430 of the Code, is treated as a single employer under Section 414 of the Code.

“ERISA Event” shall mean (a) any “reportable event”, as defined in Section 4043 of ERISA or the regulations issued thereunder, with respect to a Plan (other than an event for which the 30-day notice period is waived by regulation), (b) the failure of any Plan to meet the minimum funding standard of Section 412 or 430 of the Code or Section 302 or 303 of ERISA, whether or not waived, (c) the filing pursuant to Section 412(c) of the Code or Section 302(c) of ERISA of an application for a waiver of the minimum funding standard with respect to any Plan, (d) a determination that any Plan is in “at risk” status (as defined in Section 430 of the Code or Section 303 of ERISA), (e) a determination that any Multiemployer Plan is in “critical” or “endangered” status under Section 432 of the Code or Section 305 of ERISA, (f) the incurrence by the Borrower or any of its ERISA Affiliates of any liability under Title IV of ERISA with respect to the termination of any Plan or the complete or partial withdrawal of the

Borrower or any Restricted Subsidiaries or their required ERISA Affiliates from any Plan or Multiemployer Plan, (g) the receipt by the Borrower or any of its ERISA Affiliates from the PBGC or a plan administrator of any notice relating to the intention to terminate any Plan or to appoint a trustee to administer any Plan, (h) the adoption of any amendment to a Plan that would require the provision of security pursuant to Section 436(f) of the Code, (i) the receipt by the Borrower or any Restricted Subsidiary or any of their required ERISA Affiliates of any notice, or the receipt by any Multiemployer Plan from the Borrower or any Restricted Subsidiary or any of their required ERISA Affiliates of any notice, concerning the imposition of Withdrawal Liability or a determination that a Multiemployer Plan is, or is expected to be, insolvent or in reorganization, within the meaning of Title IV of ERISA, (j) the occurrence of a “prohibited transaction” (within the meaning of Section 4975 of the Code) with respect to which the Borrower or any Restricted Subsidiaries is a “disqualified person” (within the meaning of Section 4975 of the Code) or with respect to which the Borrower or any Restricted Subsidiary could otherwise be liable, or (k) the imposition of a Lien under Section 412 or 430(k) of the Code or Section 303(k) or 4068 of ERISA on any property (or rights to property, whether real or personal) of the Borrower or any Restricted Subsidiary or any of their required ERISA Affiliates.

“Escrow Account” shall mean a deposit account into which the Escrow Amount is deposited, which account shall be subject to a perfected first priority security interest of the Collateral Agent to secure the Obligations pursuant to the Escrow Agreement.

“Escrow Agreement” shall mean (A) an escrow agreement, to be executed by the Borrower, the Administrative Agent and an escrow agent mutually satisfactory to the Borrower and the Administrative Agent, and (B) such other agreements as are necessary to grant and perfect the security interest of the Collateral Agent in the Escrow Collateral, in each case, in such forms as are reasonably acceptable to the Borrower and the Administrative Agent.

“Escrow Amount” shall mean the amount deposited by the Borrower from the proceeds of Incremental Term Loans incurred under clause (e) of the definition of Maximum Incremental Facilities Amount; provided that such amount shall be reduced upon terms and conditions set forth in the Escrow Agreement.

“Escrow Collateral” shall mean all of the Borrower’s right, title and interest in and to the Escrow Account and the Escrow Agreement.

“Eurodollar”, when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are bearing interest at a rate determined by reference to the Reserve Adjusted Eurodollar Rate.

“Eurodollar Rate” shall mean for any Interest Period as to any Eurodollar Borrowing, (i) the rate per annum determined by the Administrative Agent to be the offered rate which appears on the page of the Reuters Screen which displays the London interbank offered rate administered by ICE Benchmark Administration Limited (such page currently being the LIBOR01 page) (the “LIBO Rate”) for deposits (for delivery on the first day of such Interest Period) with a term equivalent to such Interest Period in Dollars, determined as of approximately 11:00 a.m. (London, England time) two Business Days prior to the commencement of such Interest Period, (ii) in the event the rate referenced in the preceding clause (i) does not appear on such page or service or if such page or service shall cease to be available, the rate determined by the Administrative Agent to be the offered rate on such other page or other service which displays the LIBO Rate for deposits (for delivery on the first day of such Interest Period) with a term equivalent to such Interest Period in Dollars, determined as of approximately 11:00 a.m. (London, England time) two Business Days prior to the commencement of such Interest Period or (iii) in the event the rates referenced in the preceding clauses (i) and (ii) are not available, the rate per annum determined by the Administrative Agent to be the average offered quotation rate by major banks in the London interbank market to the Administrative Agent for deposits (for delivery on the first day of the relevant period) in Dollars of amounts in same day funds comparable to the principal amount of the Eurodollar Borrowing for which the Eurodollar Rate is then being determined with maturities comparable to such Interest Period as of approximately 11:00 a.m. (London, England time) two Business Days prior to the commencement of such Interest Period; provided that if LIBO Rates are quoted under either of the preceding clauses (i) or (ii), but there is no such quotation for the Interest Period elected, the LIBO Rate shall be equal to the Interpolated Rate; and provided, further, that if any such rate determined pursuant to the preceding clauses (i), (ii) or (iii) is below 0.00%, the Eurodollar Rate will be deemed to be 0.00%.

“Events of Default” shall have the meaning assigned to such term in Article VII.

“Excess Cash Flow” shall mean, for any Excess Cash Flow Period, an amount equal to:

(a) the sum, without duplication, of:

(i) Consolidated Net Income for such Excess Cash Flow Period;

(ii) the amount of all cash gains excluded from the calculation of Consolidated Net Income pursuant to clause (a) of the definition thereof;

(iii) the amount of all non-cash charges (including depreciation and amortization) to the extent deducted in arriving at such Consolidated Net Income (excluding any such non-cash charge to the extent that it represents an accrual or reserve for a potential cash charge in any future fiscal year or amortization of a prepaid cash gain that was paid in a prior fiscal year);

(iv) the amount of the decrease, if any, in Consolidated Working Capital for such Excess Cash Flow Period; and

(v) the aggregate amount of non-cash losses on the Disposition of property by the Borrower and its Restricted Subsidiaries during such Excess Cash Flow Period (other than sales of inventory in the ordinary course of business), to the extent deducted in arriving at such Consolidated Net Income; minus

(b) the sum, without duplication, of:

(i) the amount of all non-cash credits included in arriving at such Consolidated Net Income;

(ii) capital expenditures made by the Borrower and its Restricted Subsidiaries in cash during such Excess Cash Flow Period, in each case, except to the extent funded by the incurrence of long-term Indebtedness or from equity contributions made to, or Equity Interests issued by, the Borrower;

(iii) the amount of any cash capital expenditures that the Borrower and its Restricted Subsidiaries reasonably expect to make during the subsequent Excess Cash Flow Period; provided that (x) if any capital expenditures are deducted from Excess Cash Flow pursuant to this clause (b)(iii), such amount shall be added to Excess Cash Flow for the immediately succeeding Excess Cash Flow Period if such expenditure is not actually made within such Excess Cash Flow Period or if such capital expenditure is funded by the incurrence of long-term Indebtedness or from equity contributions made to, or Equity Interests issued by, the Borrower and (y) no deduction shall be taken in the immediately succeeding Excess Cash Flow Period when such amounts (other than amounts added to Excess Cash Flow pursuant to clause (x) of this proviso) deducted pursuant to this clause (b)(iii) are actually spent;

(iv) Restricted Payments permitted to be made by the Borrower (and so made by the Borrower in cash or reasonably expected to be made by the Borrower in cash) pursuant to Section 6.06(a)(x) on account of such Excess Cash Flow Period or the immediately succeeding Excess Cash Flow Period, as applicable; provided that (x) amounts expected to be paid in cash in such immediately succeeding Excess Cash Flow Period but not paid in cash in such immediately succeeding Excess Cash Flow Period shall be added to Excess Cash Flow for the immediately succeeding Excess Cash Flow Period and (y) no deduction shall be taken in an Excess Cash Flow Period when non-cash amounts deducted pursuant to this clause (b)(iv) are actually spent;

(v) Investments permitted pursuant to Section 6.04 (but excluding subsections (a), (b)(i), (c), (e), (f), (g), (i) and (l) thereof) made by the Borrower and its Restricted Subsidiaries in cash during such Excess Cash Flow Period, in each case, except to the extent funded by the incurrence of long-term Indebtedness or from equity contributions made to, or Equity Interests issued by, the Borrower;

(vi) the amount of all cash losses, charges or expenses excluded from the calculation of Consolidated Net Income pursuant to clauses (a), (f), (h), (k), (l), (m) and (n) of the definition thereof;

(vii) the aggregate amount of all regularly scheduled principal payments of Total Debt (including, without limitation, the Term Loans) made by the Borrower and its Restricted Subsidiaries in cash during such fiscal year (other than in respect of any revolving credit facility unless there is an equivalent scheduled permanent reduction in commitments thereunder), in each case, except to the extent funded by the incurrence of long-term Indebtedness or from equity contributions made to the Borrower;

(viii) the amount of the increase, if any, in Consolidated Working Capital for such Excess Cash Flow Period; and

(ix) the aggregate amount of non-cash gains on the Disposition of property by the Borrower and its Restricted Subsidiaries during such Excess Cash Flow Period (other than sales of inventory in the ordinary course of business), to the extent included in arriving at such Consolidated Net Income.

“Excess Cash Flow Period” shall mean (i) the period (taken as one accounting period) from April 1, 2015 and ending on December 31, 2015 and (ii) each fiscal year of the Borrower thereafter.

“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended and in effect from time to time.

“Excluded Subsidiary” shall mean (a) each Immaterial Restricted Subsidiary, (b) each Unrestricted Subsidiary, (c) each Foreign Subsidiary and (d) each Domestic Subsidiary that (i) is a FSHCO or (ii) is owned directly or indirectly by a CFC.

“Excluded Taxes” shall mean any of the following Taxes imposed on or with respect to a Recipient or required to be withheld or deducted from a payment to a Recipient, (a) Taxes imposed on or measured by net income (however denominated), franchise Taxes, and branch profits Taxes, in each case,

(i) imposed as a result of such Recipient being organized under the laws of, or having its principal office or, in the case of any Lender, its applicable lending office located in, the jurisdiction imposing such Tax (or any political subdivision thereof) or (ii) that are Other Connection Taxes, (b) in the case of a Lender, U.S. federal withholding Taxes imposed on amounts payable to or for the account of such Lender with respect to an applicable interest in a Loan or Commitment pursuant to a law in effect on the date on which (i) such Lender acquires such interest in the Loan or Commitment (other than pursuant to an assignment request by the Borrower under Section 2.21(a)) or (ii) such Lender changes its lending office, except in each case to the extent that, pursuant to Section 2.20(a), amounts with respect to such Taxes were payable either to such Lender’s assignor immediately before such Lender became a party hereto or to such Lender immediately before it changed its lending office, (c) Taxes attributable to such Recipient’s failure to comply with Section 2.20(e), and (d) any U.S. federal withholding Taxes imposed under FATCA.

“Executive Order No. 13224” shall mean Executive Order No. 13224 on Terrorist Financing, effective September 24, 2001, as the same has been, or shall hereafter be, renewed, extended, amended or replaced.

“Existing Commitment” shall have the meaning assigned to such term in Section 2.26(a).

“Existing Loans” shall have the meaning assigned to such term in Section 2.26(a).

“Extended Commitment” shall have the meaning assigned to such term in Section 2.26(a).

“Extended Loan” shall have the meaning assigned to such term in Section 2.26(a).

“Extended Revolving Loan” shall have the meaning assigned to such term in Section 2.26(a).

“Extended Term Loan” shall have the meaning assigned to such term in Section 2.26(a).

“Extended Term Loan Repayment Dates” shall mean the dates scheduled for the repayment of principal of any Extended Term Loan, as set forth in the applicable Extension Amendment.

“Extending Lender” shall have the meaning assigned to such term in Section 2.26(b).

“Extension Amendment” shall have the meaning assigned to such term in Section 2.26(c).

“Extension Date” shall have the meaning assigned to such term in Section 2.26(d).

“Extension Election” shall have the meaning assigned to such term in Section 2.26(b).

“Extension Request” shall have the meaning assigned to such term in Section 2.26(a).

“Facility” shall mean a Wood Pellet Production Facility and/or a Port Facility, as the context shall require.

“Farm Credit Act” shall mean the Farm Credit Act of 1971, as amended.

“Farm Credit Equities” shall mean, collectively, the Borrower’s stock and participation certificates in the respective Farm Credit Lenders (or Affiliates thereof) acquired in connection with the Term Loans from the Farm Credit Lenders hereunder.

“Farm Credit Lender” shall mean a lending institution organized and existing pursuant to the provisions of the Farm Credit Act and under the regulation of the Farm Credit Administration.

“FATCA” shall mean Sections 1471 through 1474 of the Code as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof and any agreements entered into pursuant to Section 1471(b)(1) of the Code, and any intergovernmental agreements entered into by the United States that implement or modify the foregoing (together with the portions of any law implementing such intergovernmental agreements).

“FCPA” shall mean the Foreign Corrupt Practices Act of 1977, as amended, and the rules and regulations thereunder.

“Federal Funds Effective Rate” shall mean, for any day, the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers, as published on the next succeeding Business Day by the Federal Reserve Bank of New York, or, if such rate is not so published for any day that is a Business Day, the average of the quotations for the day for such transactions received by the Administrative Agent from three Federal funds brokers of recognized standing selected by it.

“Fee Letter” shall mean the Fee Letter dated December 19, 2014 between the Borrower and Barclays, as the same may be amended, restated, amended and restated, supplemented or otherwise modified from time to time.

“Fees” shall mean the Revolving Credit Commitment Fees, the Administrative Agent Fees, the L/C Participation Fees and the Issuing Bank Fees.

“Financial Covenant” shall mean the covenant set forth in Section 6.10.

“Financial Covenant Compliance” shall mean, as of any date (including any Date of Determination), that the Borrower is in compliance with the covenant levels set forth in the Financial Covenant as of the last day of the most recently ended fiscal quarter for which financial statements have been (or are required to have been) delivered pursuant to Section 2(i), Section 5.04(a)(i) or 5.04(a)(ii), in each case recalculated to give effect to (i) Total Debt as of such date and any concurrent incurrence and/or repayment of any Indebtedness (including any commitments that are being incurred or terminated on such date, assuming, in the case of incurrence, the borrowing of the entire amount thereof on such date), (ii) Unrestricted Cash as of such date after giving effect to any event for which Financial Covenant Compliance is being determined (but not any increase in Unrestricted Cash attributable to any Indebtedness being so incurred), (iii) in the case of any calculation under Section 6.04(h), any such Permitted Acquisition permitted thereunder occurring after the end of the Applicable Period in respect of such date, in each case, as if such events had occurred on the first day of the Applicable Period in respect of such calculations and remained in effect on the last day of the Applicable Period, (iv) any other Permitted Acquisition permitted hereunder occurring after the end of the Applicable Period in respect of such date, in each case, as if such events had occurred on the first day of the Applicable Period in respect of such calculations and remained in effect on the last day of the Applicable Period and (v) subject to clause (x)(c) of the definition of Consolidated EBITDA, Consolidated EBITDA Adjustments on account of (x) any Material Project for which (A) the Commencement Date occurred after the end of the Applicable Period in respect of such date or (B) the Commencement Date occurred prior to the end of the Applicable Period in respect of such date, but the completion percentage has increased since the end of the Applicable Period in respect of such date and (y) Permitted Drop-Down Acquisitions consummated after the end of the Applicable Period in respect of such date, in each case, only to the extent that the requirements set forth in the second paragraph of the definition of “Consolidated EBITDA Adjustments” have been met in respect thereof; provided that, for any date that is prior to the first full fiscal quarter of the Borrower after the Closing Date, the covenant level shall be deemed to be 4.25 to 1.00.

“Financial Officer” of any Person shall mean the chief financial officer, principal accounting officer, treasurer or controller of such Person.

“First-Tier Foreign Subsidiary” shall mean a Foreign Subsidiary that is a direct Subsidiary of the Borrower or any Domestic Subsidiary (other than an Excluded Subsidiary).

“Flood Insurance Laws” shall mean, collectively, (i) the National Flood Insurance Act of 1968 as now or hereafter in effect or any successor statute thereto, (ii) the Flood Disaster Protection Act of 1973 as now or hereafter in effect or any successor statue thereto, (iii) the National Flood Insurance Reform Act of 1994 as now or hereafter in effect or any successor statute thereto, (iv) the Flood Insurance Reform Act of 2004 as now or hereafter in effect or any successor statute thereto and (v) the Biggert-Waters Flood Insurance Reform Act of 2012 as now or hereafter in effect or any successor statute thereto.

“Foreign Lender” shall mean any Lender that is not a “United States person” as such term is defined in Section 7701(a)(30) of the Code.

“Foreign Subsidiary” shall mean any Subsidiary that is not a Domestic Subsidiary.

“Fronting Exposure” shall mean, at any time there is a Defaulting Lender, with respect to each Issuing Bank, such Defaulting Lender’s Pro Rata Percentage of the L/C Exposure with respect to Letters of Credit issued by such Issuing Bank, and, with respect to the Swing Line Lender, such Defaulting Lender’s Pro Rata Percentage of the Swing Line Exposure with respect to Swing Line Loans made by the Swing Line Lender, other than L/C Exposure or Swing Line Exposure as to which such Defaulting Lender’s participation obligation has been reallocated to other Lenders or cash collateralized in accordance with the terms hereof.

“FSHCO” shall mean any Domestic Subsidiary (including a disregarded entity for U.S. federal income tax purposes) that owns no material assets (held directly or through Subsidiaries) other than Equity Interests of one or more CFCs or Indebtedness of such CFCs.

“GAAP” shall mean United States generally accepted accounting principles.

“General Partner” shall mean Enviva Partners GP, LLC, a Delaware limited liability company, the sole general partner of the Borrower.

“Governmental Authority” shall mean any Federal, state, local or (to the extent applicable and legally binding) foreign court or governmental department, authority, instrumentality, regulatory body or other agency.

“Granting Lender” shall have the meaning assigned to such term in Section 9.04(j).

“Guarantee” of or by any Person shall mean any obligation, contingent or otherwise, of such Person guaranteeing or having the economic effect of guaranteeing any Indebtedness of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of such Person, direct or indirect, (a) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or to purchase (or to advance or supply funds for the purchase of) any security for the payment of such Indebtedness, (b) to purchase or lease property, securities or services for the purpose of assuring the owner of such Indebtedness of the payment of such Indebtedness or (c) to maintain working capital, equity capital or any other financial statement condition or liquidity of the primary obligor so as to enable the primary obligor to pay such Indebtedness; provided, however, that the term “Guarantee” shall not include endorsements for collection or deposit in the ordinary course of business.

“Guarantee and Collateral Agreement” shall mean the Guarantee and Collateral Agreement, substantially in the form of Exhibit I, among the Borrower, the Guarantors party thereto and the Collateral Agent for the benefit of the Secured Parties.

“Guarantor” shall mean the Borrower, each existing and subsequently acquired or organized direct or indirect Wholly Owned Domestic Subsidiary (other than an Excluded Subsidiary and, subject to Section 5.13(c), Enviva Pellets Wiggins) and, subject to Section 5.13(b), the General Partner and the Limited Partners.

“Hazardous Materials” shall mean all hazardous or toxic substances, wastes, pollutants or other substances defined, listed or regulated as hazardous or toxic or similar designation under any Environmental Law, including petroleum or petroleum distillates, asbestos or asbestos-containing materials, polychlorinated biphenyls, radon gas, infectious or medical wastes and all other substances or wastes of any nature regulated pursuant to any Environmental Law.

“Hedging Agreement” shall mean (a) any and all rate swap transactions, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, forward commodity contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward bond or forward bond price or forward bond index transactions, interest rate options, forward foreign exchange transactions, cap transactions, floor transactions, collar transactions, currency swap transactions, cross-currency rate swap transactions, currency options, spot contracts, or any other similar transactions or any combination of any of the foregoing (including any options to enter into any of the foregoing), whether or not any such transaction is governed by or subject to any master agreement, and (b) any and all transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement, or any other master agreement, including any obligations or liabilities under any such master agreement.

“Immaterial Restricted Subsidiary” shall mean any Restricted Subsidiary designated by the Borrower as an Immaterial Restricted Subsidiary if and for so long as such Immaterial Restricted Subsidiary, together with all other Immaterial Restricted Subsidiaries so designated as Immaterial Restricted Subsidiaries, does not have (a) total assets at such time exceeding 2.5% of the Consolidated Total Assets and (b) total revenues and operating income for the most recent 12-month period for which financial statements are available exceeding 2.5% of the total revenues and operating income for the most recent 12-month period of the Borrower and its Restricted Subsidiaries, on a consolidated basis; provided that any Restricted Subsidiary would not be an Immaterial Restricted Subsidiary to the extent the above required terms are not satisfied; provided, further, that the Borrower may designate any Immaterial Restricted Subsidiary as a Material Restricted Subsidiary in order to cause the above required terms to be satisfied.

“Improvements” shall have the meaning assigned to such term in the Mortgages.

“Increased Amount Date” shall have the meaning assigned to such term in Section 2.25(a).

“Incremental Borrowing” shall mean a Borrowing comprised of Incremental Loans.

“Incremental Equivalent Debt” shall mean any unsecured Indebtedness issued or incurred by the Borrower (and which may be guaranteed by any Guarantor) pursuant to an indenture, loan agreement,

credit agreement, note purchase agreement or otherwise, or any secured Indebtedness consisting of debt securities issued pursuant to an indenture or note purchase agreement, in each case in lieu of Indebtedness under this Agreement permitted to be incurred pursuant to Section 2.25; provided that, (i) on the date of such issuance or incurrence, the aggregate principal amount of all Incremental Equivalent Debt shall not exceed the Maximum Incremental Facilities Amount on such date, (ii) on the date of such issuance or incurrence, such Indebtedness could have been incurred as Incremental Loan Commitments on such date under Section 2.25, (iii) such Incremental Equivalent Debt shall not be Guaranteed by any Person that is not a Loan Party, (iv) such Incremental Equivalent Debt shall not mature and no installments of principal shall be due and payable on such Incremental Equivalent Debt prior to the Latest Maturity Date at the time such Incremental Equivalent Debt is incurred, (v) such Incremental Equivalent Debt shall have no financial maintenance covenants, (vi) the definitive documentation for such Incremental Equivalent Debt shall not include other covenants (excluding interest rate, original issue discount, fees and prepayment premiums), taken as a whole, that are materially more onerous to the Borrower and the Guarantors than the covenants for the Credit Facilities provided for in this Agreement, taken as a whole, (vii) such Incremental Equivalent Debt shall have no mandatory prepayment or redemption provisions other than prepayments or redemptions required as a result of a change in control or non-ordinary course asset sale, (viii) in the case of Incremental Equivalent Debt that is secured by all or any portion of the Collateral on a pari passu basis with the Liens securing the Obligations hereunder (A) such Indebtedness is not secured by any property or assets other than the Collateral, (B) the security agreements relating to such Indebtedness are substantially the same as the Security Documents (with such differences as are reasonably satisfactory to the Administrative Agent), (C) a representative validly acting on behalf of the holders of such Indebtedness shall have become party to a Pari Passu Intercreditor Agreement or, if a Pari Passu Intercreditor Agreement has previously been entered into, execute a joinder to the then existing Pari Passu Intercreditor Agreement in substantially the form provided in the Pari Passu Intercreditor Agreement and (D) if a Junior Lien Intercreditor Agreement is then in effect, a representative validly acting on behalf of the holders of such Indebtedness shall execute a joinder to such Junior Lien Intercreditor Agreement in substantially the form provided in the Junior Lien Intercreditor Agreement and (ix) in the case of Incremental Equivalent Debt that is secured by all or a portion of the Collateral on a basis junior to the Liens securing the Obligations hereunder (A) such Indebtedness is not secured by any property or assets other than the Collateral, (B) the security agreements relating to such Indebtedness are substantially the same as the Security Documents (with such differences as are reasonably satisfactory to the Administrative Agent), and (C) a representative validly acting on behalf of the holders of such Indebtedness shall have become party to a Junior Lien Intercreditor Agreement or, if a Junior Lien Intercreditor Agreement has previously been entered into, execute a joinder to the then existing Junior Lien Intercreditor Agreement in substantially the form provided in the Junior Lien Intercreditor Agreement.

“Incremental Lender” shall mean an Incremental Revolving Lender or an Incremental Term Lender, as the context may require.

“Incremental Loan Commitments” shall mean the commitment of any Lender, established pursuant to Section 2.25, to make Incremental Term Loans or Incremental Revolving Loans to the Borrower, as applicable.

“Incremental Loans” shall mean Incremental Term Loans or Incremental Revolving Loans.

“Incremental Revolving Lender” shall mean a Lender with an Incremental Revolving Loan Commitment or an outstanding Incremental Revolving Loan.

“Incremental Revolving Loan Assumption Agreement” shall mean an Incremental Revolving Loan Assumption Agreement among, and in form and substance reasonably satisfactory to, the Borrower, the Administrative Agent and one or more Incremental Revolving Lenders.

“Incremental Revolving Loan Commitment” shall mean the commitment of any Lender, established pursuant to Section 2.25, to make Incremental Revolving Loans to the Borrower.

“Incremental Revolving Loans” shall mean Revolving Loans made by one or more Lenders to the Borrower pursuant to such Lender’s Incremental Revolving Loan Commitment in Section 2.01.

“Incremental Term Lender” shall mean a Lender with an Incremental Term Loan Commitment or an outstanding Incremental Term Loan.

“Incremental Term Loan Assumption Agreement” shall mean an Incremental Term Loan Assumption Agreement among, and in form and substance reasonably satisfactory to, the Borrower, the Administrative Agent and one or more Incremental Term Lenders.

“Incremental Term Loan Commitment” shall mean the commitment of any Lender, established pursuant to Section 2.25, to make Incremental Term Loans to the Borrower.

“Incremental Term Loan Maturity Date” shall mean the final maturity date of any Incremental Term Loan, as set forth in the applicable Incremental Term Loan Assumption Agreement.

“Incremental Term Loan Repayment Dates” shall mean the dates scheduled for the repayment of principal of any Incremental Term Loan, as set forth in the applicable Incremental Term Loan Assumption Agreement.

“Incremental Term Loans” shall mean Term Loans made by one or more Lenders to the Borrower pursuant to Section 2.01(c). Incremental Term Loans may be made in the form of additional Tranche A-1 Term Loans, additional Tranche A-2 Term Loans or, to the extent permitted by Section 2.25 and provided for in the relevant Incremental Term Loan Assumption Agreement, Other Term Loans.

“Indebtedness” of any Person shall mean, without duplication, (a) all obligations of such Person for borrowed money, (b) all obligations of such Person evidenced by bonds (other than surety, appeal or performance bonds to the extent that such surety, appeal or performance bonds do not constitute or result in the incurrence of reimbursement obligations payable by such Person), debentures, notes or similar instruments, (c) all obligations of such Person under conditional sale or other title retention agreements relating to property or assets purchased by such Person, (d) all obligations of such Person issued or assumed as the deferred purchase price of property or services (excluding trade accounts payable and accrued obligations incurred in the ordinary course of business), (e) all Indebtedness of others secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien on property owned or acquired by such Person, whether or not the obligations secured thereby have been assumed (such Indebtedness to be valued at an aggregate outstanding principal amount not to exceed the fair market value of such property), (f) all Guarantees by such Person of Indebtedness of others, (g) all Capital Lease Obligations of such Person, (h) all Synthetic Lease Obligations of such Person, (i) net obligations of such Person under any Hedging Agreements, valued at the Agreement Value thereof, (j) all obligations of such Person with respect to the redemption, repayment or other repurchase of any Disqualified Stock (valued at the greater of its voluntary or involuntary liquidation preference plus any accrued and unpaid dividends), (k) all obligations of such Person as an account party in respect of letters of credit (to the extent such letter of credit does not support any Indebtedness of such Person which is otherwise recognized under this definition) and (l) all obligations of such Person in respect of bankers’

acceptances. The Indebtedness of any Person shall include the Indebtedness of any partnership in which such Person is a general partner to the extent such Person is liable for such Indebtedness pursuant to applicable law or the relevant partnership agreement; provided, however, that reserves for retention or deductible amount under insurance programs shall not be considered “Indebtedness” for purposes of this definition. Notwithstanding the foregoing, any obligation arising from any agreement providing for indemnities, guarantees or similar obligations (other than Guarantees of Indebtedness) incurred by any Person in connection with the acquisition or disposition of assets shall not constitute “Indebtedness” unless and until such obligation becomes due and payable or certain to be payable.

“Indemnified Taxes” shall mean Taxes (other than Excluded Taxes) imposed on or with respect to any payment made by or on account of any obligation of the Borrower or any other Loan Party under any Loan Document.

“Indemnitee” shall have the meaning assigned to such term in Section 9.05(b).

“Information” shall have the meaning assigned to such term in Section 9.16.

“Intellectual Property” shall have the meaning assigned to such term in the Guarantee and Collateral Agreement.

“Interest Coverage Ratio” shall mean, for any Applicable Period, the ratio of (a) Consolidated EBITDA for such period to (b) Consolidated Interest Expense for such period; provided that the Interest Coverage Ratio shall be calculated to give effect to the adjustments set forth in clauses (i), (iv) and (v) of the definition of “Financial Covenant Compliance”.

“Interest Election Notice” shall mean an Interest Election Notice, delivered by the Borrower pursuant to Section 2.10, substantially in the form of Exhibit E.

“Interest Payment Date” shall mean (a) with respect to any ABR Loan, the last Business Day of each March, June, September and December, (b) with respect to any Eurodollar Loan, the last day of the Interest Period applicable to the Borrowing of which such Loan is a part and, in the case of a Eurodollar Borrowing with an Interest Period of more than three months’ duration, each day that would have been an Interest Payment Date had successive Interest Periods of three months’ duration been applicable to such Borrowing and (c) with respect to any Swing Line Loan, the last Business Day of each March, June, September and December.

“Interest Period” shall mean, with respect to any Eurodollar Borrowing, the period commencing on the date of such Borrowing and ending on the numerically corresponding day (or, if there is no numerically corresponding day, on the last day) in the calendar month that is 1, 2, 3 or 6 months thereafter (and if available to all Lenders holding such Borrowings twelve months thereafter), as the Borrower may elect; provided, however, that (a) if any Interest Period would end on a day other than a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless such next succeeding Business Day would fall in the next calendar month, in which case such Interest Period shall end on the next preceding Business Day, (b) any Interest Period that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of the calendar month at the end of such Interest Period and (c) no Interest Period for any Loan shall extend beyond the maturity date of such Loan. Interest shall accrue from and including the first day of an Interest Period to but excluding the last day of such Interest Period. For purposes hereof, the date of a Borrowing initially shall be the date on which such Borrowing is made and thereafter shall be the effective date of the most recent conversion or continuation of such Borrowing.

“Interpolated Rate” shall mean, in relation to the LIBO Rate for a given Loan, the rate which results from interpolating on a linear basis between:

(a) the applicable LIBO Rate for the longest period (for which that LIBO Rate is available) which is less than the Interest Period of that Loan; and

(b) the applicable LIBO Rate for the shortest period (for which that LIBO Rate is available) which exceeds the Interest Period of that Loan,

each as of approximately 11:00 a.m. (London, England time) two Business Days prior to the commencement of such Interest Period of that Loan.

“Investment” with respect to any Person shall mean: (i) any acquisition of Equity Interests, bonds, notes, debentures, partnership, joint venture or other ownership interests or other securities of another Person; (ii) any advance, loan or other extension of credit to or assumption of debt of another Person; and (iii) any acquisition of any division or business unit of, or substantially all of the assets of, another Person.

“IPO” shall mean the initial underwritten public offering of common units representing limited partner interests of the Borrower pursuant to and in all material respects as described in the Registration Statement.

“IPO Date Distribution” shall mean one or more distributions of cash and/or accounts receivable made on the date on which the IPO is consummated (or within five Business Days after the date on which the IPO is consummated) by the Borrower to holders of equity interests in the Borrower in an aggregate amount such that, after giving effect to the repayment in full of the Contributed Business Intercompany Notes and the payment of all fees and expenses incurred in connection with the IPO Transactions, the Borrower’s aggregate cash and accounts receivable is not less than the amount of the Closing Date Distribution.

“IPO Transactions” shall mean the following: (a) the consummation of the IPO; (b) the consummation of the IPO Date Distribution; (c) the issuance by the Borrower of certain incentive distribution rights to the General Partner; (d) the repayment in full and termination of the Contributed Business Intercompany Notes; (e) the merger of Enviva Cottondale Acquisition II, LLC into the Borrower and the contribution by the Borrower of all outstanding Equity Interests in the Contributed Business to Enviva, LP; and (f) payment of all fees and expenses incurred in connection with the foregoing.

“IRS” shall mean the United States Internal Revenue Service.

“Issuing Bank” shall mean, as the context may require, (a) each bank or financial institution listed on Schedule 2.02, acting through any of its respective Affiliates or branches, in its capacity as the issuer of Letters of Credit hereunder and (b) any other Lender that may become an Issuing Bank pursuant to Section 2.24(i) or 2.24(k), with respect to Letters of Credit issued by such Lender. Each Issuing Bank may, in its discretion, arrange for one or more Letters of Credit to be issued by Affiliates or branches of such Issuing Bank, in which case the term “Issuing Bank” shall include any such Affiliate or branch with respect to Letters of Credit issued by such Affiliate or branch.

“Issuing Bank Fees” shall have the meaning assigned to such term in Section 2.05(c).

“Junior Lien Intercreditor Agreement” shall mean the Second Lien Intercreditor Agreement substantially in the form of Exhibit O.

“Kroll” shall mean Kroll Bond Rating Agency, Inc, or any successor thereto.

“L/C Commitment” shall mean the commitment of each Issuing Bank to issue Letters of Credit pursuant to Section 2.24. The aggregate amount of the L/C Commitment shall not exceed the lesser of (x) $25,000,000 and (y) the Revolving Credit Commitments. As of the Closing Date, the L/C Commitment of Barclays is $12,500,000.

“L/C Disbursement” shall mean a payment or disbursement made by any Issuing Bank pursuant to a Letter of Credit issued by such Issuing Bank.

“L/C Exposure” shall mean at any time the sum of (a) the aggregate undrawn amount of all outstanding Letters of Credit at such time and (b) the aggregate amount of all L/C Disbursements that have not yet been reimbursed by or on behalf of the Borrower at such time. The L/C Exposure of any Revolving Credit Lender at any time shall equal its Pro Rata Percentage of the aggregate L/C Exposure at such time.

“L/C Extension Notice” shall mean an L/C Extension Notice delivered by the Borrower pursuant to Section 2.24 and substantially in the form of Exhibit F.

“L/C Participation Fee” shall have the meaning assigned to such term in Section 2.05(c).

“Latest Maturity Date” shall mean, at any date of determination, the latest maturity date or expiration date applicable to any Loan or Commitment hereunder at such time, including the latest maturity or expiration date of any Loans as extended, replaced or refinanced in accordance with this Agreement from time to time.

“Law” shall mean any federal, state, regional or local constitution, statute, code, law (including common law), rule or regulation, or any judgment, permit, order, ordinance, writ, injunction or decree of, any Governmental Authority.

“Lenders” shall mean (a) the Persons listed on Schedule 2.01 (other than any such Person that has ceased to be a party hereto pursuant to an Assignment and Acceptance or Affiliated Lender Assignment and Acceptance, as applicable), (b) any Person that has become a party hereto pursuant to an Assignment and Acceptance or Affiliated Lender Assignment and Acceptance, as applicable, (c) the Swing Line Lender, (d) each Additional Incremental Lender, (e) each Additional Refinancing Lender and (f) each Extending Lender.

“Letter of Credit” shall mean any standby letter of credit issued pursuant to Section 2.24.

“LIBO Rate” shall have the meaning assigned to such term in the definition of “Eurodollar Rate.”

“Lien” shall mean, with respect to any asset, (a) any mortgage, deed of trust, lien, pledge, encumbrance, charge or security interest in or on such asset, (b) the interest of a vendor or a lessor under any conditional sale agreement, capital lease or title retention agreement (or any financing lease having substantially the same economic effect as any of the foregoing) relating to such asset and (c) in the case of securities, any purchase option, call or similar right of a third party with respect to such securities.

“Limited Partners” shall mean Enviva MLP Holdco, LLC, a Delaware limited liability company and Enviva Cottondale Acquisition I, LLC, a Delaware limited liability company.

“Loan Documents” shall mean this Agreement, the Letters of Credit, the Security Documents, each Incremental Term Loan Assumption Agreement, each Incremental Revolving Loan Assumption Agreement, each Extension Amendment, each Refinancing Amendment, the Notes, if any, executed and delivered pursuant to Section 2.04(e), the Fee Letter and any other document from time to time executed in connection with the foregoing that is designated as a “Loan Document”.

“Loan Parties” shall mean the Borrower and each other Person that is a Guarantor.

“Loans” shall mean the Revolving Loans, the Swing Line Loans, the Term Loans, the Incremental Loans, the Extended Loans, the Refinancing Revolving Loans and the Refinancing Term Loans.

“LP Agreement” shall mean either (i) initially, the Agreement of Limited Partnership of the Borrower, dated as of November 12, 2013 or (ii) upon execution thereof, the First Amended and Restated Limited Partnership Agreement of the Borrower, to be substantially in the form of Appendix A to the Registration Statement, with such changes as are not, taken as a whole, materially adverse to the interests of the Lenders in their capacities as such, and dated on or about the date the IPO is consummated, in each case, as the same may be amended, restated, amended and restated, supplemented or otherwise modified from time to time to the extent an Event of Default under paragraph (n) of Article VII has not occurred as a result of such amendment, restatement, amendment and restatement, supplement or other modification.

“Management Services Agreement” shall mean the Management Services Agreement, dated as of April 9, 2015, entered into by and among the Borrower and certain Affiliates of the Borrower and Enviva Management Company, LLC, as the provider of services, as amended, restated, supplemented or otherwise modified from time to time.

“Margin Stock” shall have the meaning assigned to such term in Regulation U.

“Material Adverse Effect” shall mean (a) a materially adverse effect on the business, assets, liabilities, operations, financial condition or operating results of the Borrower and the Restricted Subsidiaries, taken as a whole, (b) a material impairment of the ability of the Borrower or the Restricted Subsidiaries, taken as a whole, to perform any of their material obligations under the Loan Documents to which they are parties or (c) a material impairment of the rights and remedies of or benefits available to the Lenders or the Administrative Agent or Collateral Agent under any Loan Document.

“Material Contracts” shall mean, collectively, (a) the Drax Contract, (b) the Amended and Restated Wood Pellets Purchase Agreement, dated as of June 21, 2010, between Electrabel N.V. and Enviva, LP, as modified by that Side Letter to Amended and Restated Wood Pellets Purchase Agreement, dated as of April 22, 2013, between Enviva, LP and GDF Suez Energy Management Trading and (c) the CIF Contract for the Purchase of Wood Pellet Biomass, dated as of January 5, 2012, between E.ON UK PLC and Enviva, LP, in each case as amended, amended and restated, supplemented or otherwise modified from time to time in accordance with the terms hereof and thereof.

“Material Indebtedness” shall mean Indebtedness (other than the Loans and Letters of Credit), or obligations in respect of one or more Hedging Agreements, of any one or more of the Borrower or any Restricted Subsidiary in an aggregate principal amount exceeding the Materiality Threshold. For purposes of determining Material Indebtedness, the “principal amount” of the obligations of the Borrower or any Restricted Subsidiary in respect of any Hedging Agreement at any time shall be the Agreement Value of such Hedging Agreement at such time.

“Material Leased Real Property” shall mean each of the leased Real Properties of the Loan Parties specified on Schedule 3.20(b) and on any date of determination, any leased Wood Pellet Production Facility or Port Facility and any other Real Property, or group of related tracts of Real Property, leased (whether in a single transaction or in a series of transactions) by any Loan Party, in each case where the fair market value of such lease (including the fair market value of improvements owned by such Person and located thereon) on such date of determination exceeds $10,000,000.

“Material Non-Public Information” shall mean material non-public information with respect to the Borrower, its Subsidiaries or any of their securities.

“Material Owned Real Property” shall mean each of the owned Real Properties of the Loan Parties specified on Schedule 3.20(a) and on any date of determination, any owned Wood Pellet Production Facility or Port Facility and any other Real Property, or group of related tracts of Real Property, acquired (whether acquired in a single transaction or in a series of transactions) or owned in fee by any Loan Party, in each case having a fair market value (including the fair market value of improvements owned or leased by such Person and located thereon) on such date of determination exceeding $10,000,000.

“Material Projects” shall mean, collectively, any capital project of the Borrower or any of its Restricted Subsidiaries the aggregate cost of which (inclusive of capital costs expended prior to the acquisition, construction or expansion thereof) is reasonably expected by the Borrower to exceed, or exceeds, $3,000,000. For the avoidance of doubt, no Drop-Down Acquisition shall be considered a Material Project.

“Material Restricted Subsidiary” shall mean any Restricted Subsidiary other than any Immaterial Restricted Subsidiary.

“Materiality Threshold” shall mean $25,000,000.

“Maximum Incremental Facilities Amount” shall mean, as of any date, the sum of the following:

(a) (x) $25,000,000 minus (y) the aggregate principal amount of all Incremental Loan Commitments outstanding as of such date and (without duplication) Incremental Loans and/or Incremental Equivalent Debt incurred or issued on or prior to such date pursuant to clause (a)(x) of this definition, plus

(b) (x) the amount of any voluntary prepayments of the Loans (in the case of any prepayment of Revolving Loans, to the extent accompanied by a permanent reduction in the relevant commitment) (it being understood that any such voluntary prepayment financed with the proceeds of incurrences of Indebtedness shall not be included in the calculation of the amount under this clause (b)) made on or prior to such date minus (y) the aggregate principal amount of all Incremental Loan Commitments outstanding as of such date and (without duplication) Incremental Loans and/or Incremental Equivalent Debt incurred or issued on or prior to such date pursuant to clause (b)(x) of this definition, plus

(c) the Ratio Based Incremental Amount as of such date, plus

(d) (x) to the extent being incurred or issued as Incremental Term Loan Commitments, Incremental Term Loans or Incremental Equivalent Debt, $10,000,000 minus (y) the aggregate principal amount of all Incremental Loan Term Commitments outstanding as of such date and (without duplication) Incremental Term Loans and/or Incremental Equivalent Debt incurred or issued on or prior to such date pursuant to clause (d)(x) of this definition, plus

(e) (x) to the extent being incurred or issued as Incremental Term Loan Commitments, Incremental Term Loans or Incremental Equivalent Debt, $75,000,000 minus (y) the aggregate principal amount of all Incremental Term Loan Commitments outstanding as of such date and (without duplication) Incremental Term Loans and/or Incremental Equivalent Debt incurred or issued on or prior to such date pursuant to clause (e)(x) of this definition; provided that the proceeds incurred under this clause (e) shall be concurrently deposited into the Escrow Account, unless (i) the Escrow Account is already fully funded from proceeds of (without duplication) any sale of Equity Interests by, or capital contribution to, the Borrower (which are not Disqualified Stock or Specified Equity Contributions or the proceeds thereof) occurring after the Closing Date or (ii) the Southampton Acquisition has been consummated using proceeds of (without duplication) any sale of Equity Interests by, or capital contributions to, the Borrower (which are not Disqualified Stock or Specified Equity Contributions or the proceeds thereof) occurring after the Closing Date but not more than 90 days prior to the incurrence of any such Indebtedness pursuant to this clause (e) and all other conditions to the release of funds from the Escrow Account as set forth in the Escrow Agreement have been satisfied at the time of incurrence of any such Indebtedness pursuant to this clause (e)).

“Maximum Rate” shall have the meaning assigned to such term in Section 9.09.

“Minimum Collateral Amount” shall mean, at any time, cash collateral consisting of cash or deposit account balances in an amount equal to 102% of the Fronting Exposure of any Issuing Bank with respect to Letters of Credit issued and outstanding at such time.

“Moody’s” shall mean Moody’s Investors Service, Inc., or any successor thereto.

“Mortgage Modification Requirements” shall mean each of the conditions precedent to the incurrence of additional Indebtedness pursuant to Section 2.25 set forth on Schedule 1.01(b).

“Mortgage Policies” shall have the meaning assigned to such term in Section 4.02(e).

“Mortgaged Properties” shall mean, as of the Closing Date, the owned Real Properties of the Loan Parties specified on Schedule 1.01(a), and shall include each other parcel of Real Property and improvements thereto with respect to which a Mortgage is or is required to be granted pursuant to Section 5.13 or Section 5.15, in each case filed or to be filed in the office specified in Schedule 1.01(a) or Schedule 5.15, as applicable, or as otherwise required by Section 5.13.

“Mortgages” shall mean the mortgages, deeds of trust, leasehold mortgages, assignments of leases and rents, modifications and other security documents delivered pursuant to Section 4.02(e)(i), Section 5.13 or Section 5.15 each substantially in the form of Exhibit M (with such changes as are required to account for local law matters) or such other form as the Collateral Agent shall reasonably agree.

“Multiemployer Plan” shall mean a multiemployer plan as defined in Section 4001(a)(3) of ERISA under which the Borrower, any Restricted Subsidiary or their respective ERISA Affiliates is a participating employer.

“Net Cash Proceeds” shall mean (a) with respect to any Asset Sale, the cash proceeds (including cash proceeds subsequently received (as and when received) in respect of noncash consideration initially received), net of (i) selling expenses (including reasonable broker’s fees or commissions, legal fees, transfer and similar Taxes and the Borrower’s good faith estimate of income Taxes paid or payable by the Borrower or the applicable Restricted Subsidiary in connection with such sale), (ii) amounts provided as a reserve, in accordance with GAAP, against any liabilities under any indemnification obligations or purchase price adjustment associated with such Asset Sale (provided that, to the extent and at the time any such amounts are released from such reserve, such amounts shall constitute Net Cash Proceeds), (iii) the principal amount, premium or penalty, if any, interest and other amounts on any Indebtedness (other than Indebtedness under the Loan Documents and Permitted Pari Passu Refinancing Debt or Incremental Equivalent Debt that is secured by all or a portion of the Collateral) for borrowed money which is secured by the asset sold in such Asset Sale and which is required to be repaid with such proceeds (other than any such Indebtedness assumed by the purchaser of such asset and other than any Loans hereunder); provided, however, that, if (x) the Borrower shall deliver a certificate of a Responsible Officer to the Administrative Agent not later than the fifth Business Day following the receipt by the Borrower or any Restricted Subsidiary of such cash proceeds setting forth the Borrower’s intent to reinvest (or to cause its Restricted Subsidiaries to reinvest) such proceeds in productive assets of a kind then used or usable in the business of the Borrower or any Restricted Subsidiary (or 100% of the Equity Interests of any entity that shall become a Restricted Subsidiary hereunder that owns such productive assets) within 360 days of receipt of such proceeds and in each case such proceeds are used for such reinvestment within such 360 day period (or, if committed to be so used within such period, are so reinvested within a further 180 days thereafter) and (y) no Event of Default shall have occurred and shall be continuing at the time of such certificate or at the proposed time of the application of such proceeds, such proceeds shall not constitute Net Cash Proceeds except to the extent not so used at the end of such period, at which time such proceeds shall be deemed to be Net Cash Proceeds; (b) with respect to any issuance or incurrence of Indebtedness, the cash proceeds thereof, net of all Taxes and customary fees, commissions, costs and other expenses incurred in connection therewith; and (c) with respect to any Casualty Event Receipt, the net cash proceeds thereof (determined in accordance with the definition of “Casualty Event Receipt”) received by or paid to or for the account of the Borrower or any Restricted Subsidiary.

“Non-Defaulting Lender” shall mean any Lender other than a Defaulting Lender.

“Non-Extending Lender” shall have the meaning assigned to such term in Section 2.26(e).

“NPL” shall mean the National Priorities List under CERCLA.

“Note” shall mean a Revolving Loan Note or a Term Loan Note, as the context may require.

“Obligations” shall mean all “Secured Obligations” as defined in the Guarantee and Collateral Agreement and the other Security Documents.

“OFAC” shall have the meaning assigned to such term in Section 3.23(b)(v).

“Offer Process” shall have the meaning assigned to such term in Section 9.04(l)(ii).

“Organizational Documents” shall mean (a) with respect to any corporation, the certificate or articles of incorporation and the bylaws (or equivalent or comparable constitutive documents with respect to any non-U.S. jurisdiction); (b) with respect to any limited liability company, the certificate or articles of formation or organization and operating agreement; and (c) with respect to any partnership, joint venture, trust or other form of business entity, the partnership, joint venture or other applicable agreement of formation or organization and any agreement, instrument, filing or notice with respect thereto filed in connection with its formation or organization with the applicable Governmental Authority in the jurisdiction of its formation or organization and, if applicable, any certificate or articles of formation or organization of such entity.

“Original Revolving Credit Maturity Date” shall have the meaning assigned to such term in the definition of “Revolving Credit Maturity Date.”

“Other Applicable Indebtedness” shall have the meaning assigned to such term in Section 2.13(b).

“Other Connection Taxes” shall mean, with respect to any Recipient, Taxes imposed as a result of a present or former connection between such Recipient and the jurisdiction imposing such Tax (other than connections arising from such Recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Loan Document, or sold or assigned an interest in any Loan or Loan Document).

“Other Taxes” shall mean any and all present or future stamp, court, intangible, recording, filing, documentary or similar Taxes arising from any payment made under any Loan Document or from the execution, delivery, performance, registration or enforcement of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Loan Document, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment (other than an assignment made pursuant to Section 2.21(a)).

“Other Term Loans” shall have the meaning assigned to such term in Section 2.25(a).

“Pari Passu Intercreditor Agreement” shall mean the Pari Passu Intercreditor Agreement substantially in the form of Exhibit P.

“Participant” shall have the meaning assigned to such term in Section 9.04(f).

“Participant Register” shall have the meaning assigned to such term in Section 9.04(f).

“PBGC” shall mean the Pension Benefit Guaranty Corporation referred to and defined in ERISA.

“Perfection Certificate” shall mean the Perfection Certificate substantially in the form of Exhibit L.

“Permitted Acquisition” shall have the meaning assigned to such term in Section 6.04(h).

“Permitted Business” shall mean the business conducted (or proposed to be conducted) by the Borrower and the Restricted Subsidiaries as of the date of this Agreement, and all business that is reasonably similar or ancillary thereto and reasonable extensions thereof.

“Permitted Drop-Down Acquisition” shall have the meaning assigned to such term in Section 6.04(j).

“Permitted Encumbrances” shall mean those Liens permitted by Section 6.02.

“Permitted Equity Liens” shall have the meaning assigned to such term in Section 3.07(a).

“Permitted Investments” shall mean:

(a) direct obligations of, or obligations the principal of and interest on which are unconditionally guaranteed by, the United States of America (or by any agency thereof to the extent such obligations are backed by the full faith and credit of the United States of America), in each case maturing within twelve months from the date of acquisition thereof;

(b) investments in commercial paper maturing within twelve months from the date of acquisition thereof and having, at such date of acquisition, the highest credit rating obtainable from S&P or from Moody’s;

(c) investments in certificates of deposit, banker’s acceptances and time deposits maturing within twelve months from the date of acquisition thereof issued or guaranteed by or placed with, and demand, savings and money market deposit accounts issued or offered by, the Administrative Agent or any Affiliate of the Administrative Agent, any Arranger or any Affiliate of any Arranger or any domestic office of any commercial bank organized under the laws of the United States of America or any State thereof that has a combined capital and surplus and undivided profits of not less than $500,000,000 and that issues (or the parent of which issues) commercial paper rated at least “Prime-2” (or the then equivalent grade) by Moody’s or “A-2” (or the then equivalent grade) by S&P;

(d) fully collateralized repurchase agreements with a term of not more than 30 days for securities described in clause (a) above and entered into with a financial institution satisfying the criteria of clause (c) above; and

(e) investments in “money market funds” within the meaning of Rule 2a-7 of the Investment Company Act of 1940, as amended, at least 95% of whose assets are invested in investments of the type described in clauses (a) through (d) above.

“Permitted Junior Refinancing Debt” shall mean secured Indebtedness incurred solely by the Borrower (and which may be guaranteed by any Guarantor) in the form of one or more series of second lien secured notes or loans; provided, that (i) such Indebtedness is secured by all or less than all of the Collateral on a basis junior to the Liens securing the Obligations hereunder and the obligations in respect of any Permitted Pari Passu Refinancing Debt and is not secured by any property or assets other than the Collateral, (ii) such Indebtedness is not guaranteed by any Person other than the Guarantors, (iii) such Indebtedness is issued, incurred or otherwise obtained solely to refinance, in whole or part, Refinanced Debt, and the proceeds thereof shall be substantially contemporaneously applied to prepay such Refinanced Debt, interest and any premium (if any) thereon, and fees and expenses incurred in connection with such Permitted Junior Refinancing Debt, and any Revolving Credit Commitments so refinanced shall be concurrently terminated; (iv) such Indebtedness (including, if such Indebtedness includes any Revolving Credit Commitments, the unused portion of such Revolving Credit Commitments) is in an original aggregate principal amount not greater than the aggregate principal amount of the Refinanced Debt (and, in the case of Refinanced Debt consisting, in whole or in part, of unused Revolving Credit Commitments, the applicable amount thereof), plus accrued and unpaid interest, any premium, and fees and expenses reasonably incurred in connection therewith, (v) such Indebtedness does not mature or have scheduled amortization or payments of principal prior to the date that is the Latest Maturity Date at the time such Indebtedness is incurred, (vi) the security agreements relating to such Indebtedness are substantially the same as the Security Documents (with such differences as are reasonably satisfactory to the Administrative Agent), and (vii) a representative validly acting on behalf of the holders of such Indebtedness shall have become party to a Junior Lien Intercreditor Agreement or, if a Junior Lien Intercreditor Agreement has previously been entered into, execute a joinder to the then existing Junior Lien Intercreditor Agreement in substantially the form provided in the Junior Lien Intercreditor Agreement.

“Permitted Pari Passu Refinancing Debt” shall mean any secured Indebtedness incurred solely by the Borrower (and which may be guaranteed by any Guarantor) in the form of one or more series of senior secured notes or loans; provided, that (i) such Indebtedness is secured by all or less than all of the Collateral on a pari passu basis with the Liens securing the Obligations hereunder and is not secured by any property or assets other than the Collateral, (ii) such Indebtedness is not guaranteed by any Person other than the Guarantors, (iii) such Indebtedness is issued, incurred or otherwise obtained solely to refinance, in whole or part, Refinanced Debt, and the proceeds thereof shall be substantially contemporaneously applied to prepay such Refinanced Debt, interest and any premium (if any) thereon, and fees and expenses incurred in connection with such Permitted Pari Passu Refinancing Debt, and any Revolving Credit Commitments so refinanced shall be concurrently terminated, (iv) such Indebtedness (including, if such Indebtedness includes any Revolving Credit Commitments, the unused portion of such Revolving Credit Commitments) is in an original aggregate principal amount not greater than the aggregate principal amount of the Refinanced Debt (and, in the case of Refinanced Debt consisting, in whole or in part, of unused Revolving Credit Commitments, the applicable amount thereof), plus accrued and unpaid interest, any premium, and fees and expenses reasonably incurred in connection therewith, (v) such Indebtedness does not mature or have scheduled amortization or payments of principal prior to the date that is the Latest Maturity Date at the time such Indebtedness is incurred, (vi) the security agreements relating to such Indebtedness are substantially the same as the Security Documents (with such differences as are reasonably satisfactory to the Administrative Agent), (vii) a representative validly acting on behalf of the holders of such Indebtedness shall have become party to a Pari Passu Intercreditor Agreement or, if a Pari Passu Intercreditor Agreement has previously been entered into, execute a joinder to the then existing Pari Passu Intercreditor Agreement in substantially the form provided in the Pari Passu Intercreditor Agreement and (viii) if applicable, a representative validly acting on behalf of the holders of such Indebtedness shall have become party to a Junior Lien Intercreditor Agreement or, if a Junior Lien Intercreditor Agreement has previously been entered into, execute a joinder to the then existing Junior Lien Intercreditor Agreement in substantially the form provided in the Junior Lien Intercreditor Agreement.

“Permitted Priority Encumbrances” shall mean, with respect to Real Property, those Liens permitted by paragraphs (a), (b), (c), (d), (e), (g), (h), (i), (j), (k), (p) and (w) of Section 6.02.

“Permitted Refinancing Debt” shall mean any modification, refinancing, refunding, renewal or extension of any Indebtedness; provided, that (i) the principal amount (or accreted value, if applicable) thereof does not exceed the principal amount (or accreted value, if applicable) of the Indebtedness so modified, refinanced, refunded, renewed or extended except by an amount equal to unpaid accrued interest and premium thereon plus other reasonable amounts paid, and fees and expenses reasonably incurred, in connection with such modification, refinancing, refunding, renewal or extension and by an amount equal to any existing commitments unutilized thereunder; (ii) such modification, refinancing, refunding, renewal or extension (A) has a final maturity date the same as or later than the final maturity date of the Indebtedness so modified, refinanced, refunded, renewed or extended and (B) has a weighted average life to maturity the same as or greater than the weighted average life to maturity of the Indebtedness so modified, refinanced, refunded, renewed or extended; (iii) at the time thereof, no Default or Event of Default shall have occurred and be continuing; (iv) to the extent such Indebtedness being modified, refinanced, refunded, renewed or extended is unsecured and/or subordinated in right of payment to the Obligations, such modification, refinancing, refunding, renewal or extension is unsecured and/or subordinated in right of payment to the Obligations on terms, taken as a whole, at least as favorable to the Lenders as those contained in the documentation governing the Indebtedness being modified, refinanced, refunded, renewed or extended; (v) to the extent such Indebtedness being modified, refinanced, refunded, renewed or extended is secured, such modification, refinancing, refunding, renewal or extension is secured by no more collateral than the Indebtedness being modified, refinanced, refunded, renewed or extended; and (vi) the obligors in respect of such Indebtedness being modified, refinanced, refunded, renewed or extended remain the same (or constitute a subset thereof).

“Permitted Unsecured Debt” shall mean unsecured Indebtedness incurred solely by the Borrower (and which may be guaranteed by any Guarantor); provided, that (i) the Borrower shall be in Financial Covenant Compliance before and after giving effect to the incurrence of such Indebtedness, (ii) such unsecured Indebtedness shall not be guaranteed by any Person that is not a Guarantor hereunder, (iii) such Indebtedness shall not mature and no installments of principal shall be due and payable on such Indebtedness prior to the Latest Maturity Date at the time such Indebtedness is incurred, (iv) such Indebtedness shall have no financial maintenance covenants, (v) the definitive documentation for such Indebtedness shall not include other covenants, (excluding interest rate, original issue discounts, fees and prepayment premiums) taken as a whole, that are materially more onerous to the Borrower and the Guarantors than the covenants for the Credit Facilities provided for in this Agreement, taken as a whole, and (vi) such Indebtedness shall have no mandatory prepayment or redemption provisions other than prepayments or redemptions required as a result of a change in control or non-ordinary course asset sale.

“Permitted Unsecured Refinancing Debt” shall mean unsecured Indebtedness incurred solely by the Borrower (and which may be guaranteed by any Guarantor) in the form of one or more series of senior or subordinated unsecured notes or loans; provided that (i) such Indebtedness is issued, incurred or otherwise obtained solely to refinance, in whole or part, Refinanced Debt, and the proceeds thereof shall be substantially contemporaneously applied to prepay such Refinanced Debt, interest and any premium (if any) thereon, and fees and expenses incurred in connection with such Permitted Unsecured Refinancing Debt, and any Revolving Credit Commitments so refinanced shall be concurrently terminated, (ii) such Indebtedness (including, if such Indebtedness includes any Revolving Credit Commitments, the unused portion of such Revolving Credit Commitments) is in an original aggregate principal amount not greater than the aggregate principal amount of the Refinanced Debt (and, in the case of Refinanced Debt consisting, in whole or in part, of unused Revolving Credit Commitments, the applicable amount thereof), plus accrued and unpaid interest, any premium, and fees and expenses reasonably incurred in connection therewith, (iii) such Indebtedness does not mature or have scheduled amortization or payments of principal prior to the date that is the Latest Maturity Date at the time such Indebtedness is incurred, (iv) such Indebtedness is not secured by any Lien on any property or assets of the Borrower or any Restricted Subsidiary and (v) such Indebtedness is not guaranteed by any Person other than the Guarantors.

“Person” shall mean any natural person, corporation, business trust, joint venture, association, company, limited liability company, partnership, Governmental Authority or other entity.

“Plan” shall mean any employee pension benefit plan (other than a Multiemployer Plan) subject to the provisions of Title IV of ERISA or Sections 412 and 430 of the Code or Section 302 of ERISA, and in respect of which the Borrower or any ERISA Affiliate is (or, if such plan were terminated, would under Sections 4062 or 4069 of ERISA be deemed to be) an “employer” as defined in Section 3(5) of ERISA.

“Platform” shall have the meaning assigned to such term in Section 9.01.

“Port Facility” shall mean a marine terminal, and all related docks, piers, buildings and other structures, facilities, paved roads, storage areas, equipment (including, without limitation, automated cargo handling systems, stationary stackers, water spray systems, hatch covers, gangways, scales, cranes, conveyors, hoppers and other devices used for loading and unloading vehicles) and parts, including all structures or improvements erected on any real property on which a Port Facility is located, all alterations thereto or replacements thereof, all fixtures, attachments, appliances, equipment, machinery and other articles attached thereto or used in connection therewith and all equipment or parts which may from time to time be incorporated or installed in or attached thereto, all contracts and agreements for the purchase or sale of commodities or other personal property related thereto, all real or personal property owned or leased related thereto, and all other real and tangible and intangible personal property leased or owned and placed upon or used in connection with the receipt, storage, and loading of Wood Pellets upon any such real property.

“Prepayment Notice” shall mean a Prepayment Notice delivered by the Borrower pursuant to Section 2.12 and substantially in the form of Exhibit G.

“Prime Rate” shall mean the rate of interest last quoted by The Wall Street Journal as the “Prime Rate” in the U.S. or, if The Wall Street Journal ceases to quote such rate, the highest per annum interest rate published by the Board in Federal Reserve Statistical Release H.15 (519) (Selected Interest Rates) as the “bank prime loan” rate or, if such rate is no longer quoted therein, any similar rate quoted therein (as determined by the Administrative Agent) or any similar release by the Board (as determined by the Administrative Agent).

“Pro Rata Percentage” of any Revolving Credit Lender at any time shall mean the percentage of the Total Revolving Credit Commitment represented by such Lender’s Revolving Credit Commitment. In the event the Revolving Credit Commitments shall have expired or been terminated, the Pro Rata Percentages shall be determined on the basis of the Revolving Credit Commitments most recently in effect, giving effect to any subsequent assignments.

“Projected Amount” shall mean, as of any date of determination, the sum of the Quarterly Projected Amounts with respect to a Material Project or Permitted Drop-Down Acquisition, as applicable, in respect of only the fiscal quarters for which financial statements have not yet been (and are not yet required to be) delivered pursuant to Sections 4.02(i), 5.04(i) or 5.04(ii); provided that, for the avoidance of doubt, for any determination of whether a Default has occurred for failure to comply with Section 6.10, “Projected Amount” shall not include Quarterly Projected Amounts on account of periods ending on or prior to the relevant Date of Determination.

“Projected Consolidated EBITDA” shall mean, (a) in respect of any Material Project, the projected Consolidated EBITDA attributable to such Material Project for each fiscal quarter of the four fiscal quarter period beginning with the first full fiscal quarter following the fiscal quarter in which the Commercial Operation Date in respect thereof occurs, such amount to be determined by the Borrower in good faith and approved by the Administrative Agent (such approval not to be unreasonably withheld) based upon projected revenues that are reasonably likely on the basis of sound financial planning practice and Prudent Industry Practices, the creditworthiness and applicable projected volumes of the prospective customers, capital and other costs, operating, shipping and administrative expenses, the Scheduled Commercial Operation Date, commodity price assumptions, the class and amount of Equity Interests of such Material Project owned, directly or indirectly, by the Borrower and other factors reasonably deemed appropriate by the Borrower in good faith and as approved by the Administrative Agent (such approval not to be unreasonably withheld); and (b) in respect of any Permitted Drop-Down Acquisition, the projected Consolidated EBITDA attributable to such Permitted Drop-Down Acquisition for each fiscal quarter of the four fiscal quarter period beginning with the first full fiscal quarter following the fiscal quarter in which such Permitted Drop-Down Acquisition is consummated, such amount to be determined by the Borrower in good faith and approved by the Administrative Agent (such approval not to be unreasonably withheld) based upon capital and other costs, operating, shipping and administrative expenses, commodity price assumptions, ramp-up production assumptions, the class and amount of Equity Interests of such Permitted Drop-Down Acquisition owned, directly or indirectly, by the Borrower and other factors reasonably deemed appropriate by the Borrower in good faith and as approved by the Administrative Agent (such approval not to be unreasonably withheld).

Notwithstanding the foregoing, in connection with the calculation of any Consolidated EBITDA Adjustment on any date of determination in respect of any Material Project or any Permitted Drop-Down Acquisition, Projected Consolidated EBITDA for such Material Project or Permitted Drop-Down Acquisition shall be deemed to be zero unless the Borrower certifies to the Administrative Agent in good faith in the Compliance Certificate delivered pursuant to Section 5.04(a)(iii) in connection with such date of determination that no event or condition has occurred or exists that could reasonably be expected to result in any materially adverse change to the Projected Consolidated EBITDA relating to such Material Project or Permitted Drop-Down Acquisition (including, without limitation, any materially adverse changes to the creditworthiness and applicable projected volumes of the prospective customers), or, if the Borrower is unable to make such certification or determines that the Projected Consolidated EBITDA has increased, the Borrower provides the Administrative Agent with written and revised pro forma projections of the Projected Consolidated EBITDA attributable to such Material Project or Permitted Drop-Down Acquisition recalculated by the Borrower in good faith and taking into account any such event or condition, which revised projections shall then be used to determine the Projected Consolidated EBITDA as set forth in the first paragraph of this definition in respect of such Material Project or Permitted Drop-Down Acquisition if approved by the Administrative Agent (such approval not to be unreasonably withheld).

“Projected Contracted Capacity” shall mean, for any period, the fraction (expressed as a percentage) arrived at by dividing (i) the aggregate projected production capacity of all Applicable Wood Pellet Production Facilities that is contracted to be sold pursuant to Qualifying Off-Take Contracts during such period by (ii) the aggregate projected production capacity of all Applicable Wood Pellet Production Facilities for such period, in each case, as such projections are reasonably determined by the Borrower in good faith and approved by the Administrative Agent (such approval not to be unreasonably withheld).

“Projections” shall mean the projections of the Borrower and its Restricted Subsidiaries included in the financial model provided to the Administrative Agent on February 26, 2015.

“Prudent Industry Practices” shall mean any of the practices, methods and acts engaged in or approved by a significant portion of the Wood Pellet production industry for Wood Pellet Production Facilities and Port Facilities that are similar to the Facilities in the United States during the relevant time period, or any of the practices, methods and acts which, in the exercise of reasonable judgment in light of the facts known at the time the decision was made, could have been expected to accomplish the desired result at a reasonable cost consistent with good business practices, sound engineering practices, reliability, safety and expedition. For the avoidance of doubt, “Prudent Industry Practices” is not intended to be limited to the optimum practice, method or act to the exclusion of all others, but rather to be acceptable principles, methods and acts generally accepted in the United States, having due regard for, among other things, the preservation of manufacturers’ warranties and operating instructions, the requirements or guidance of Governmental Authorities, applicable laws, applicable operating guidelines and rules and the requirements of insurers.

“Public Lender” shall have the meaning assigned to such term in Section 9.01.

“Qualified Capital Stock” of any Person shall mean any Equity Interest of such Person that is not Disqualified Stock.

“Qualified Counterparty” shall mean, with respect to any Hedging Agreement, any counterparty thereto that at the time such Hedging Agreement was entered into was a Lender, an Agent or an Arranger, or an Affiliate of any of the foregoing.

“Qualifying Acquisition” shall mean any Permitted Acquisition or Permitted Drop-Down Acquisition with Acquisition Consideration of at least $75,000,000.

“Qualifying Off-Take Counterparty” shall mean (a) each Person identified by the Borrower to the Administrative Agent in writing and posted to the Lenders prior to the Closing Date (each, a “Qualifying Person”) and (b) any Person that either has a public corporate credit rating and corporate family rating no lower than BBB- from S&P and Baa3 from Moody’s or has provided credit support acceptable to the Borrower in good faith in favor of the Borrower or the applicable Restricted Subsidiary in connection with any off-take contract entered into with such Person, which credit support shall be comprised of either (x) a guarantee from (i) an Affiliate of such Person that has a public corporate credit rating and corporate family rating of no lower than BBB- from S&P and Baa3 from Moody’s or (ii) a Qualifying Person or (y) one or more surety or performance bonds or a letter or letters of credit from any domestic office of any financial institution or commercial bank that has a public corporate credit rating and corporate family rating of no lower than BBB+ from S&P and Baa1 from Moody’s.

“Qualifying Off-Take Contract” shall mean a binding and enforceable contract for the sale of Wood Pellets from Wood Pellet Production Facilities of the Borrower or any Restricted Subsidiary that (i) has been entered into between the Borrower or any Restricted Subsidiary and a Qualifying Off-Take Counterparty, (ii) is consistent with Prudent Industry Practices and (iii) provides for fixed-rate unit pricing, index-based unit pricing or such other pricing terms that are acceptable to the Administrative Agent.

“Quarterly Projected Amount” shall mean, as the context requires, the Projected Consolidated EBITDA attributable to a Material Project or a Permitted Drop-Down Acquisition for each fiscal quarter of the four fiscal quarter period beginning with the first full fiscal quarter following the fiscal quarter in which the Commercial Operation Date of such Material Project occurs or the first full fiscal quarter following the fiscal quarter in which such Permitted Drop-Down Acquisition is consummated, as applicable.

“Rate” shall have the meaning assigned to such term in the definition of “Type.”

“Ratio Based Incremental Amount” shall mean, as of any date of determination, an amount which, after giving effect to the borrowings of any Incremental Loans and/or Incremental Equivalent Debt (and treating all Incremental Revolving Loan Commitments or any revolving credit commitments in respect of any Incremental Equivalent Debt as if fully drawn) and any other Indebtedness on the effective date thereof on a pro forma basis, will not cause the Total First Lien Leverage Ratio to exceed 3.00 to 1.00; provided that, if the proceeds of any Incremental Term Loan Commitments are being used to finance a Permitted Acquisition, the date of determination for purposes of this definition shall be deemed to be the date on which the definitive agreements for such Permitted Acquisition are entered into.

“Real Property” shall mean collectively, all right, title and interest of the Borrower or any Restricted Subsidiary in and to any and all parcels of real property owned or leased by the Borrower or any other Restricted Subsidiary together with all Improvements and appurtenant fixtures, easements and other property and rights incidental to the ownership, lease or operation thereof.

“Recipient” shall mean the (i) Administrative Agent, (ii) any Lender, and (iii) any Issuing Bank.

“Refinanced Debt” shall have the meaning assigned to such term in the definition of “Credit Agreement Refinancing Indebtedness.”

“Refinanced Term Loans” shall have the meaning assigned to such term in Section 9.08(d).

“Refinancing Amendment” shall mean an amendment to this Agreement executed by each of (a) the Borrower, (b) the Administrative Agent, (c) each Additional Refinancing Lender and (d) each Lender that agrees to provide any portion of Refinancing Term Loans, Refinancing Revolving Loan Commitments or Refinancing Revolving Loans incurred pursuant thereto, in accordance with Section 2.27.

“Refinancing Revolving Loan Commitments” shall mean one or more Classes of Revolving Credit Commitments hereunder that result from a Refinancing Amendment.

“Refinancing Revolving Loans” shall mean one or more Classes of Revolving Credit Loans that result from a Refinancing Amendment.

“Refinancing Term Commitments” shall mean one or more Classes of Term Commitments hereunder that are established to fund Refinancing Term Loans pursuant to a Refinancing Amendment.

“Refinancing Term Loan Repayment Dates” shall mean the dates scheduled for the repayment of principal of any Refinancing Term Loan, as set forth in the applicable Refinancing Amendment.

“Refinancing Term Loans” shall mean one or more Classes of Term Loans hereunder that result from a Refinancing Amendment.

“Register” shall have the meaning assigned to such term in Section 9.04(d).

“Registration Statement” shall mean the Registration Statement on Form S-1 of the Borrower filed with the Securities and Exchange Commission on March 9, 2015.

“Regulation T” shall mean Regulation T of the Board as from time to time in effect and all official rulings and interpretations thereunder or thereof.

“Regulation U” shall mean Regulation U of the Board as from time to time in effect and all official rulings and interpretations thereunder or thereof.

“Regulation X” shall mean Regulation X of the Board as from time to time in effect and all official rulings and interpretations thereunder or thereof.

“Related Documents” shall mean each contribution and related agreement set forth on Schedule 1.01(c) and the LP Agreement.

“Related Parties” shall mean, with respect to any specified Person, such Person’s Affiliates and the respective directors, trustees, officers, employees, agents and advisors of such Person and such Person’s Affiliates.

“Release” shall mean any placing, spilling, leaking, seepage, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, migration, dumping, disposing or depositing in, into, onto, or through the environment.

“Replacement Term Loans” shall have the meaning assigned to such term in Section 9.08(d).

“Repricing Event” shall mean the prepayment, repricing or refinancing of all or a portion of any Tranche A-1 Term Loans or Tranche A-2 Term Loans, as applicable, with the incurrence by the Borrower or any of its Restricted Subsidiaries of debt financing reducing the effective interest cost or weighted average yield (as reasonably determined by the Administrative Agent consistent with generally accepted financial practice) to less than the interest rate for or weighted average yield (as reasonably determined by the Administrative Agent on the same basis) of such Loans, including without limitation, as may be effected through any amendment relating to the interest rate for such Loans.

“Required Lenders” shall mean, at any time, Lenders having Loans (other than Swing Line Loans) outstanding, L/C Exposure, Swing Line Exposure, unused Revolving Credit Commitments and Term Loan Commitments and unused commitments in respect of any other Loans hereunder representing more than 50% of the sum of all Loans (other than Swing Line Loans) outstanding, L/C Exposure, Swing Line Exposure, unused Revolving Credit Commitments and Term Loan Commitments and unused commitments in respect of any other Loans hereunder at such time; provided that the Loans, L/C Exposure, Swing Line Exposure, unused Revolving Credit Commitments or Term Loan Commitments or unused commitments in respect of any other Loans hereunder of any Defaulting Lender shall be disregarded in the determination of the Required Lenders at any time.

“Reserve Adjusted Eurodollar Rate” shall mean, with respect to any Eurodollar Borrowing for any Interest Period, a rate per annum equal to the greater of (a) in respect of Term Loans (other than Other Term Loans, Refinancing Term Loans or Extended Term Loans), 1.00% and, in respect of Other Term Loans, Refinancing Term Loans, Refinancing Revolving Loans or Extended Loans, any applicable “floor” set forth in the documentation establishing such Loans and (b) the product of (i) the Eurodollar Rate in effect for such Interest Period and (ii) Statutory Reserves.

“Responsible Officer” of any Person shall mean any executive officer or Financial Officer of such Person and any other officer or similar official thereof responsible for the administration of the obligations of such Person in respect of this Agreement.

“Restricted Payment” shall mean any dividend or other distribution (whether in cash, securities or other property) with respect to any Equity Interests in the Borrower or any Restricted Subsidiary, or any payment (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancellation or termination of any Equity Interests in the Borrower or any Restricted Subsidiary, and any purchase, redemption or other acquisition or retirement for value (including, without limitation, in connection with any merger or consolidation involving the Borrower or any Restricted Subsidiary) of any Equity Interests of the Borrower or any Restricted Subsidiary or any direct or indirect parent of the Borrower or any Restricted Subsidiary. For the avoidance of doubt, payments under the Management Services Agreement and payments described in Section 6.07(ii) are not Restricted Payments.

“Restricted Subsidiary” shall mean any Subsidiary that is not an Unrestricted Subsidiary.

“Revolving Credit Borrowing” shall mean a Borrowing comprised of Revolving Loans.

“Revolving Credit Commitment” shall mean, with respect to each Lender, the commitment of such Lender to make Revolving Loans hereunder (and to acquire participations in Letters of Credit and Swing Line Loans as provided for herein) in the amount set forth on Schedule 2.01, or in the Assignment and Acceptance pursuant to which such Lender assumed its Revolving Credit Commitment or in any Incremental Revolving Loan Assumption Agreement or Refinancing Amendment, as applicable, as the same may be (a) increased by the Incremental Revolving Loan Commitment of such Lender, if any, (b) extended pursuant to Section 2.26 or refinanced pursuant to Section 2.27, (d) reduced from time to time pursuant to Section 2.09 and (e) reduced or increased from time to time pursuant to assignments by or to such Lender pursuant to Section 9.04.

“Revolving Credit Commitment Fee” shall have the meaning assigned to such term in Section 2.05(a).

“Revolving Credit Exposure” shall mean, with respect to any Lender at any time, the aggregate principal amount at such time of all outstanding Revolving Loans of such Lender, plus the aggregate amount at such time of such Lender’s L/C Exposure, plus the aggregate amount at such time of such Lender’s Swing Line Exposure.

“Revolving Credit Lender” shall mean a Lender with a Revolving Credit Commitment or an outstanding Revolving Loan.

“Revolving Credit Maturity Date” shall mean April 9, 2020 (the “Original Revolving Credit Maturity Date”); provided that any reference to Revolving Credit Maturity Date with respect to (a) Extended Commitments shall be the final maturity date as specified in the applicable Extension Request and (b) Refinancing Revolving Loan Commitments shall be the final maturity date as specified in the applicable Refinancing Amendment.

“Revolving Loan Applicable Margin” shall mean, for any day (a) with respect to Revolving Loans which are ABR Loans hereunder, the applicable rate per annum set forth under the heading “Applicable Margin for ABR Loans” on the Revolving Loan Pricing Grid which corresponds to the Total Leverage Ratio as of the relevant date of determination and (b) with respect to Revolving Loans which are Eurodollar Loans hereunder, the applicable rate per annum set forth under the heading “Applicable Margin for Eurodollar Loans” on the Revolving Loan Pricing Grid which corresponds to the Total Leverage Ratio as of the relevant date of determination. Each change in the Revolving Loan Applicable Margin resulting from a change in the Total Leverage Ratio shall be effective with respect to all Revolving Loans and Swing Line Loans outstanding on and after the date of delivery to the Administrative Agent of the financial statements and certificates required by clauses (i), (ii) and (iii) of Section 5.04(a), respectively, indicating such change until the date immediately preceding the next date of delivery of such financial statements and certificates indicating another such change. Notwithstanding the foregoing, until the Borrower shall have delivered the financial statements and certificates required by clauses (i), (ii) and (iii) of Section 5.04(a), respectively, for the period ended June 30, 2015, the Total Leverage Ratio shall be deemed to be in Category 2 for purposes of determining the Revolving Loan Applicable Margin. In addition, at any time during which the Borrower has failed to timely deliver the financial statements and certificates required by clauses (i), (ii) and (iii) of Section 5.04(a), respectively, the Total Leverage Ratio shall be deemed to be in Category 2 for purposes of determining the Revolving Loan Applicable Margin. Notwithstanding anything to the contrary contained above in this definition or elsewhere in this Agreement, if it is subsequently determined that the computation of the Total Leverage Ratio delivered to the Administrative Agent is inaccurate for any reason and the result thereof is that the Lenders received interest for any period based on a Revolving Loan Applicable Margin that is less than that which would have been applicable had the Total Leverage Ratio been accurately determined, then, for all purposes of this Agreement, the Revolving Loan Applicable Margin for any day occurring within the period covered by inaccurate computation shall retroactively be deemed to be the relevant percentage as based upon the accurately determined Total Leverage Ratio for such period, and any shortfall in the interest paid by the Borrower for the relevant period pursuant to Section 2.06 as a result of the miscalculation of the Total Leverage Ratio shall be due and payable; provided, that notwithstanding the foregoing, (x) other than while an Event of Default described in clauses (g) or (h) of Article VII has occurred and is continuing, such shortfall shall be due and payable five (5) Business Days following the determination described above (and, if such determination was made by the Administrative Agent, notice by the Administrative Agent thereof to the Borrower) and (y) if an Event of Default described in clauses (g) or (h) of Article VII has occurred, such shortfall shall be due and payable immediately upon the determination described above.

“Revolving Loan Note” shall mean a Revolving Loan Note delivered by the Borrower pursuant to Section 2.04(e) and substantially in the form of Exhibit D-1.

“Revolving Loan Pricing Grid” shall mean the following pricing grid:

Category	Total Leverage Ratio	Applicable Margin for ABR Loans	Applicable Margin for Eurodollar Loans
1	Less than or equal to 2.00:1.00	2.75%	3.75%
2	Greater than 2.00:1.00	3.25%	4.25%

“Revolving Loans” shall mean the revolving loans made by the Lenders to the Borrower pursuant to Section 2.01(b), the Incremental Revolving Loans, the Extended Revolving Loans and the Refinancing Revolving Loans.

“Riverstone Entities” shall mean Riverstone/Carlyle Renewable and Alternative Energy Fund II, L.P. and each Affiliate thereof that is neither a portfolio company nor a company controlled by a portfolio company and that is not a Loan Party.

“S&P” shall mean Standard & Poor’s Ratings Service, or any successor thereto.

“Sanctioned Country” shall mean, at any time, a country or territory which is the subject or target of any Sanctions.

“Sanctioned Person” shall mean, at any time, (a) any Person listed in any Sanctions-related list of designated Persons maintained by OFAC or the U.S. Department of State, or by the United Nations Security Council, or the European Union or Her Majesty’s Treasury of the United Kingdom or (b) any Person operating, organized or resident in a Sanctioned Country.

“Sanctions” shall mean economic or financial sanctions or trade embargoes imposed, administered or enforced from time to time by (a) the U.S. government, including those administered by OFAC or the U.S. Department of State, or (b) the United Nations Security Council, the European Union or Her Majesty’s Treasury of the United Kingdom.

“Scheduled Commercial Operation Date” shall mean, with respect to any Material Project, the date originally scheduled as the day on which such Material Project shall achieve Commercial Operation as specified in the notice to be delivered to the Administrative Agent with respect to such Material Project as specified in the second paragraph of the definition of Consolidated EBITDA Adjustments.

“Secured Hedging Agreement” shall mean any interest rate or commodity Hedging Agreement entered into by any Loan Party and any Qualified Counterparty; provided that, notwithstanding anything to the contrary herein or in any other Loan Document, (i) at any time that any Hedging Agreement is entered into that is intended to be secured by the Collateral, the Borrower shall notify the Administrative Agent of the Qualified Counterparty party thereto and (ii) if reasonably requested by the Administrative Agent, in each case, in order to preserve and protect the priority of the Lien of the Collateral Agent for the benefit of the Secured Parties securing the Obligations under the Security Documents, the Borrower shall take such further actions as may be contemplated by Section 5.13.

“Secured Parties” shall mean, collectively, the Agents, the Arrangers, the Issuing Banks, the Lenders, each Qualified Counterparty, and each Indemnitee.

“Security Documents” shall mean the Mortgages, the Guarantee and Collateral Agreement, the Escrow Agreement and each other agreement executed and delivered by any Loan Party pursuant to any of the foregoing or pursuant to Section 5.13 or Section 5.15 in order to perfect the Lien created on any property pursuant thereto or that creates or purports to create a Lien in favor of the Collateral Agent for the benefit of the Secured Parties.

“Solvency Certificate” shall mean the Solvency Certificate substantially in the form of Exhibit N.

“Solvent” shall have the meaning assigned to such term in the Solvency Certificate.

“Southampton Acquisition” shall mean the acquisition, directly or indirectly, by the Borrower of the Southampton Wood Pellet Production Facility (or the equity interests of Enviva Pellets Southampton, LLC, as long as all of its debt for borrowed money is otherwise permitted under the Loan Documents) from Enviva Development Holdings LLC (formerly known as Enviva Holdback LLC) or a subsidiary thereof or joint venture in which such person has a direct or indirect interest; provided that such assets will be placed in a Restricted Subsidiary, or such equity interests shall constitute a new Restricted Subsidiary (such existing or new Restricted Subsidiary, the “Southampton Subsidiary”).

“Southampton Subsidiary” shall have the meaning assigned to such term in the definition of “Southampton Acquisition.”

“SPV” shall have the meaning assigned to such term in Section 9.04(j).

“SPV Register” shall have the meaning assigned to such term in Section 9.04(j).

“Specified Equity Contribution” shall have the meaning assigned to such term in the last paragraph of Article VII.

“Specified Existing Commitment” shall have the meaning assigned to such term in Section 2.26(a).

“Specified Representations” shall mean the representations and warranties made in Section 3.01(a), Section 3.01(d), Section 3.02, Section 3.03, Section 3.04(b)(iii), Section 3.11, Section 3.12, Section 3.21 and Section 3.23 and Section 3.26.

“Statutory Reserves” shall mean a fraction (expressed as a decimal), the numerator of which is the number one and the denominator of which is the number one minus the aggregate of the maximum reserve percentages (including any marginal, special, emergency or supplemental reserves) expressed as a decimal established by the Board and any other banking authority, domestic or foreign, to which the Administrative Agent or any Lender (including any branch, Affiliate or other fronting office making or holding a Loan) is subject for Eurocurrency Liabilities (as defined in Regulation D of the Board). Eurodollar Loans shall be deemed to constitute Eurocurrency Liabilities (as defined in Regulation D of the Board) and to be subject to such reserve requirements without benefit of or credit for proration, exemptions or offsets that may be available from time to time to any Lender under such Regulation D. Statutory Reserves shall be adjusted automatically on and as of the effective date of any change in any reserve percentage.

“Subordinated Indebtedness” shall mean the collective reference to any Indebtedness of the Borrower or any of the Restricted Subsidiaries subordinated in right of payment to the Obligations and containing such other terms and conditions, in each case, as are satisfactory to the Administrative Agent.

“subsidiary” shall mean, with respect to any Person (herein referred to as the “parent”), any corporation, partnership, limited liability company, association or other business entity of which securities or other ownership interests representing more than 50% of the ordinary voting power or, in the case of a partnership, more than 50% of the general partner interests are, at the time any determination is being made, owned, Controlled or held, directly or indirectly by the parent and/or one or more subsidiaries of the parent.

“Subsidiary” shall mean any subsidiary of the Borrower.

“Swing Line Borrowing” shall mean a Borrowing comprised of Swing Line Loans.

“Swing Line Borrowing Request” shall mean a request by the Borrower substantially in the form of Exhibit C-2.

“Swing Line Commitment” shall mean, with respect to each Swing Line Lender, the commitment of such Swing Line Lender to make Swing Line Loans pursuant to Section 2.23(a). The aggregate amount of the Swing Line Commitments on the Closing Date is $5,000,000.

“Swing Line Exposure” shall mean at any time the aggregate principal amount of all outstanding Swing Line Borrowings at such time.

“Swing Line Lender” shall mean Barclays, in its capacity as a lender of Swing Line Loans and its successors and permitted assigns hereunder.

“Swing Line Loans” shall mean the swing line loans made to the Borrower pursuant to Section 2.23(a).

“Synthetic Lease” shall mean, as to any Person, any lease (including leases that may be terminated by the lessee at any time) of any property (whether real, personal or mixed) (a) that is accounted for as an operating lease under GAAP and (b) in respect of which the lessee retains or obtains ownership of the property so leased for U.S. federal income tax purposes, other than any such lease under which such Person is the lessor.

“Synthetic Lease Obligations” shall mean, as to any Person, an amount equal to the capitalized amount of the remaining lease payments under any Synthetic Lease that would appear on a balance sheet of such Person in accordance with GAAP if such obligations were accounted for as Capital Lease Obligations.

“Taxes” shall mean any and all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Term Loan Commitment” shall mean, with respect to each Lender, the commitment, if any, of such Lender to make a Term Loan hereunder in the amount set forth on Schedule 2.01 or in the Assignment and Acceptance pursuant to which such Lender assumed its Term Loan Commitment or in any Incremental Term Loan Assumption Agreement, Refinancing Amendment or Extension Amendment, as applicable, as the same may be (a) increased by the Incremental Term Loan Commitment of such

Lender, if any, (b) extended pursuant to Section 2.26, (c) refinanced pursuant to Section 2.27, (d) reduced from time to time pursuant to Section 2.09 and (e) reduced or increased from time to time pursuant to assignments by or to such Lender pursuant to Section 9.04. The aggregate principal amount of the Lenders’ Term Loan Commitments on the Closing Date is $174,500,000.

“Term Loan Facility” shall mean the credit facility represented by the Tranche A-1 Term Loans and Tranche A-2 Term Loans made under this Agreement.

“Term Loan Lender” shall mean a Tranche A-1 Term Loan Lender or a Tranche A-2 Term Loan Lender.

“Term Loan Maturity Date” shall mean (a) with respect to Tranche A-1 Term Loans, the Tranche A-1 Term Loan Maturity Date, (b) with respect to Tranche A-2 Term Loans, the Tranche A-2 Term Loan Maturity Date, (c) with respect to any Incremental Term Loans, the Incremental Term Loan Maturity Date, (d) with respect to any Class of Extended Term Loans, the final maturity date as specified in the applicable Extension Request accepted by the applicable Lender or Lenders and (e) with respect to any Class of Refinancing Term Loans, the final maturity date as specified in the applicable Refinancing Amendment accepted by the applicable Lender or Lenders.

“Term Loan Note” shall mean a Term Loan Note delivered by the Borrower pursuant to Section 2.04(e) and substantially in the form of Exhibit D-2.

“Term Loan Repayment Date” shall mean (a) with respect to Tranche A-1 Term Loans, the Tranche A-1 Term Loan Repayment Date, (b) with respect to Tranche A-2 Term Loans, the Tranche A-2 Term Loan Repayment Date, (c) with respect to any Incremental Term Loans, the applicable Incremental Term Loan Repayment Date, (d) with respect to any Extended Term Loans, the applicable Extended Term Loan Repayment Date and (e) with respect to any Refinancing Term Loans, the applicable Refinancing Term Loan Repayment Date.

“Term Loans” shall mean the term loans made by the Lenders to the Borrower pursuant to Section 2.01(a)(i) and Section 2.01(a)(ii) and unless the context shall otherwise require, the term “Term Loans” shall include any Extended Term Loans, Incremental Term Loans, Refinancing Term Loans and Other Term Loans.

“Total Debt” shall mean, at any time, (a) the total consolidated Indebtedness (excluding the Contributed Business Intercompany Notes and Indebtedness of the type described in clause (d), clause (f), clause (h), clause (i), clause (j), clause (k) and clause (l) of the definition of Indebtedness, except, (x) in the case of clause (k) and clause (l), to the extent of any unreimbursed drawings thereunder and (y) in the case of clause (f), to the extent constituting a Guarantee of Indebtedness of the type that would otherwise be included in “Total Debt”) of the Borrower and the Restricted Subsidiaries at such time; and minus (b) Unrestricted Cash.

“Total First Lien Debt” shall mean, at any time, (a) the total consolidated Indebtedness (excluding (i) the Contributed Business Intercompany Notes, (ii) Indebtedness of the type described in clause (d), clause (f), clause (h), clause (i), clause (j), clause (k) and clause (l) of the definition of Indebtedness, except, (x) in the case of clause (k) and clause (l), to the extent of any unreimbursed drawings thereunder and (y) in the case of clause (f), to the extent constituting a Guarantee of Indebtedness of the type that would otherwise be included in “Total First Lien Debt” and (iii) any Indebtedness that is unsecured or is secured by all or less than all of the Collateral on a basis junior to the Liens securing the Obligations) of the Borrower and the Restricted Subsidiaries; and minus (b) Unrestricted Cash.

“Total First Lien Leverage Ratio” shall mean, as of any date for the Applicable Period related thereto, the ratio of (a) Total First Lien Debt as of such date to (b) Consolidated EBITDA for such Applicable Period.

“Total Leverage Ratio” shall mean, as of any date (including any Date of Determination) for the Applicable Period related thereto, the ratio of (a) Total Debt as of such date to (b) Consolidated EBITDA for such Applicable Period.

“Total Revolving Credit Commitment” shall mean, at any time, the aggregate amount of the Revolving Credit Commitments, as in effect at such time. The initial Total Revolving Credit Commitment as of the Closing Date is $25,000,000.

“Tranche A-1 Term Loan” shall mean a Tranche A-1 Term Loan made by a Lender to the Borrower pursuant to Section 2.01(a)(i).

“Tranche A-1 Term Loan Applicable Margin” shall mean, for any day (a) with respect to Tranche A-1 Term Loans which are ABR Loans hereunder, the applicable rate per annum set forth under the heading “Applicable Margin for ABR Loans” on the Tranche A-1 Term Loan Pricing Grid which corresponds to the relevant date of determination and (b) with respect to Tranche A-1 Term Loans which are Eurodollar Loans hereunder, the applicable rate per annum set forth under the heading “Applicable Margin for Eurodollar Loans” on the Tranche A-1 Term Loan Pricing Grid which corresponds to the relevant date of determination.

“Tranche A-1 Term Loan Commitment” shall mean, with respect to each Lender, the commitment, if any, of such Lender to make a Tranche A-1 Term Loan hereunder in the amount set forth on Schedule 2.01 to this Agreement, as the same may be (a) increased or extended from time to time pursuant to Section 2.25 or Section 2.26 and (b) reduced or increased from time to time pursuant to assignments by or to such Lender pursuant to Section 9.04. The aggregate principal amount of the Lenders’ Tranche A-1 Term Loan Commitments on the Closing Date is $99,500,000.

“Tranche A-1 Term Loan Lender” shall mean a Lender with a Tranche A-1 Term Loan Commitment or an outstanding Tranche A-1 Term Loan.

“Tranche A-1 Term Loan Pricing Grid” shall mean the following pricing grid:

Date of determination	Applicable Margin for ABR Loans	Applicable Margin for Eurodollar Loans
April 9, 2015 through April 8, 2016	3.10%	4.10%
April 9, 2016 through April 8, 2017	3.10%	4.10%
April 9, 2017 through April 8, 2018	2.95%	3.95%
April 9, 2018 through April 8, 2019	2.80%	3.80%
April 9, 2019 and thereafter	2.80%	3.80%

“Tranche A-1 Term Loan Maturity Date” shall mean April 9, 2020.

“Tranche A-1 Term Loan Repayment Date” shall have the meaning assigned to such term in Section 2.11(a)(i).

“Tranche A-2 Term Loan” shall mean a Tranche A-2 Term Loan made by a Lender to the Borrower pursuant to Section 2.01(a)(ii).

“Tranche A-2 Term Loan Applicable Margin” shall mean, for any day (a) with respect to Tranche A-2 Term Loans which are ABR Loans hereunder, 3.25% and (b) with respect to Tranche A-2 Term Loans which are Eurodollar Loans hereunder, 4.25%.

“Tranche A-2 Term Loan Commitment” shall mean, with respect to each Lender, the commitment, if any, of such Lender to make a Tranche A-2 Term Loan hereunder in the amount set forth on Schedule 2.01 to this Agreement, as the same may be (a) increased or extended from time to time pursuant to Section 2.25 or Section 2.26 and (b) reduced or increased from time to time pursuant to assignments by or to such Lender pursuant to Section 9.04. The aggregate principal amount of the Lenders’ Tranche A-2 Term Loan Commitments on the Closing Date is $75,000,000.

“Tranche A-2 Term Loan Lender” shall mean a Lender with a Tranche A-2 Term Loan Commitment or an outstanding Tranche A-2 Term Loan.

“Tranche A-2 Term Loan Maturity Date” shall mean April 9, 2020.

“Tranche A-2 Term Loan Repayment Date” shall have the meaning assigned to such term in Section 2.11(a)(ii).

“Transaction Documents” shall mean the Related Documents and the Loan Documents.

“Transactions” shall mean the completion, substantially contemporaneously with the Closing Date, of the following: (a) the consummation of the Closing Date Contribution; (b) the repayment in full and termination of that certain Credit and Guaranty Agreement, dated as of November 9, 2012, among Enviva, LP, Barclays, as administrative agent and collateral agent, and the other parties thereto, and release of all guarantees and security interests in respect thereof; (c) the Closing Date Distribution; (d) the execution and delivery by the Borrower and the other Loan Parties of the Loan Documents to be delivered on the Closing Date and the making of the initial Borrowings hereunder; and (e) payment of all fees and expenses incurred in connection with the foregoing.

“Type”, when used in respect of any Loan or Borrowing, shall refer to the Rate by reference to which interest on such Loan or on the Loans comprising such Borrowing is determined. For purposes hereof, the term “Rate” shall mean the Reserve Adjusted Eurodollar Rate and the Alternate Base Rate.

“U.S. Person” shall mean any Person that is a “United States Person” as defined in Section 7701(a)(30) of the Code.

“U.S. Tax Compliance Certificate” shall mean a certificate substantially in the form of Exhibit K-1-4.

“UK Bribery Act” shall mean the United Kingdom Bribery Act of 2010.

“USA PATRIOT Act” shall mean The Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (Title III of Pub. L. No. 107-56 (signed into law October 26, 2001 and as modified, amended, supplemented or restated from time to time)).

“Uniform Commercial Code” shall mean the Uniform Commercial Code as in effect from time to time in the state of New York; provided that if, with respect to any filing statement or by reason of any provisions of law, the perfection or the effect of perfection or non-perfection of the security interests granted to the Collateral Agent pursuant to the applicable Security Document is governed by the Uniform Commercial Code as in effect in a jurisdiction of the United States other than New York, Uniform Commercial Code shall mean the Uniform Commercial Code as in effect from time to time in such other jurisdiction for purposes of the provisions of each Loan Document and any filing statement relating to such perfection or effect of perfection or non-perfection.

“Unrestricted Cash” shall mean, as of any date (including any Date of Determination), the sum of the amount of cash and Permitted Investments of the Borrower and each Restricted Subsidiary, as set forth on the balance sheet of the Borrower and its Restricted Subsidiaries (it being understood that such amount shall (x) include in any event any cash on deposit in the Escrow Account and (y) exclude in any event (i) any cash or Permitted Investments identified on such balance sheet as “restricted” (other than cash or Permitted Investments restricted in favor of the Secured Parties) and (ii) any amount to the extent any use thereof for application to the payment of Indebtedness under the Loan Documents is restricted or prohibited by Law or contract.

“Unrestricted Subsidiary” shall mean any Subsidiary of the Borrower designated by the Borrower as an Unrestricted Subsidiary pursuant to Section 5.14 subsequent to the Closing Date.

“Voting Participant” shall have the meaning assigned to such term in Section 9.04(g).

“Voting Participant Notice” shall have the meaning assigned to such term in Section 9.04(g).

“Voting Stock” of any specified Person as of any date shall mean the Equity Interests of such Person that is at the time entitled to vote in the election of the board of directors of such Person.

“Wholly Owned Domestic Subsidiary” shall mean a Wholly Owned Subsidiary that is also a Domestic Subsidiary.

“Wholly Owned Restricted Subsidiary” shall mean a Wholly Owned Subsidiary that is also a Restricted Subsidiary.

“Wholly Owned Subsidiary” of any Person shall mean a subsidiary of such Person of which securities (except for directors’ qualifying shares) or other ownership interests representing 100% of the Equity Interests are, at the time any determination is being made, owned, Controlled or held by such Person or one or more wholly owned subsidiaries of such Person or by such Person and one or more wholly owned subsidiaries of such Person.

“Wiggins Loan Agreement” shall mean that certain Loan and Security Agreement, dated as of February 6, 2009, by and among The Citizens Bank of Philadelphia, as lender, Enviva Pellets Wiggins, as borrower, and the other parties thereto, as amended, supplemented, refinanced, replaced or otherwise modified from time to time.

“Withdrawal Liability” shall mean liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as such terms are defined in Part I of Subtitle E of Title IV of ERISA.

“Withholding Agent” shall mean any Loan Party and the Administrative Agent.

“Wood Pellet Production Facility” shall mean a Wood Pellet manufacturing and production facility, and all related structures, facilities, paved roads, storage areas, equipment and parts, including all structures or improvements erected on any real property on which such Wood Pellet Production Facility is located, all alterations thereto or replacements thereof, all fixtures, attachments, appliances, equipment, machinery and other articles attached thereto or used in connection therewith and all equipment or parts which may from time to time be incorporated or installed in or attached thereto, all contracts and agreements for the purchase or sale of commodities or other personal property related thereto, all real or personal property owned or leased related thereto, and all other real and tangible and intangible personal property leased or owned and placed upon or used in connection with the manufacture and production of Wood Pellets upon any such real property.

“Wood Pellets” shall mean biomass comprised of wood, which can be used as a fuel for the purpose of recovering its energy content by combustion.

SECTION 1.02 Terms Generally. The definitions in Section 1.01 shall apply equally to both the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”. The word “will” shall be construed to have the same meaning and effect as the word “shall”; and the words “asset” and “property” shall be construed as having the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights. All references herein to Articles, Sections, Exhibits and Schedules shall be deemed references to Articles and Sections of, and Exhibits and Schedules to, this Agreement unless the context shall otherwise require. Except as otherwise expressly provided herein, (a) any reference in this Agreement to any Loan Document shall mean such document as amended, restated, supplemented or otherwise modified from time to time, in each case, in accordance with the express terms of this Agreement, and (b) all terms of an accounting or financial nature shall be construed in accordance with GAAP, as in effect from time to time; provided, however, that if the Borrower notifies the Administrative Agent that the Borrower wishes to amend any provision hereof or any related definition to eliminate the effect of any change in GAAP occurring after the date of this Agreement on the operation of such provision (or if the Administrative Agent notifies the Borrower that the Required Lenders wish to amend any provision hereof or any related definition for such purpose), then the Borrower’s compliance with such provision shall be determined on the basis of GAAP in effect immediately before the relevant change in GAAP became effective, until either such notice is withdrawn or such provision or definition is amended in a manner satisfactory to the Borrower and the Required Lenders; provided, further, that obligations relating to a lease that were accounted for by a Person as an operating lease as of the Closing Date and any similar lease entered into after the Closing Date by such Person shall be accounted for as obligations relating to an operating lease and not as a Capital Lease Obligation. Notwithstanding any other provision contained herein, all terms of an accounting or financial nature used herein shall be construed, and all computations of amounts and ratios referred to herein shall be made, without giving effect to any election under Statement of Financial Accounting Standards 159 (or any other Financial Accounting Standard having a similar result or effect) to value any Indebtedness or other liabilities of the Borrower or any of its Subsidiaries at “fair value”.

SECTION 1.03 Classification of Loans and Borrowings. For purposes of this Agreement, Loans may be classified and referred to by Class (e.g., a “Revolving Loan”) or by Type (e.g., a

“Eurodollar Loan”) or by Class and Type (e.g., a “Eurodollar Revolving Loan”). Borrowings also may be classified and referred to by Class (e.g., a “Revolving Credit Borrowing”) or by Type (e.g., a “Eurodollar Borrowing”) or by Class and Type (e.g., a “Eurodollar Revolving Credit Borrowing”).

SECTION 1.04 Covenant Compliance. For purposes of determining compliance with Article VI, with respect to any transaction consummated, incurred, created, assumed or entered into in reliance on a provision that makes reference to a percentage of Consolidated Total Assets or a determination of a financial ratio, no Default or Event of Default shall be deemed to have occurred solely as a result of changes in the amount of Consolidated Total Assets or as a result of a change in such financial ratio occurring after the time such transaction is consummated, incurred, created, assumed or entered into in reliance on such provision.

ARTICLE II

The Credits

SECTION 2.01 Commitments.

(a) Subject to the terms and conditions set forth herein and relying upon the representations and warranties set forth herein:

(i) each Tranche A-1 Term Loan Lender agrees, severally and not jointly, to make Tranche A-1 Term Loans to the Borrower on the Closing Date in a principal amount not to exceed its Tranche A-1 Term Loan Commitment; and

(ii) each Tranche A-2 Term Loan Lender agrees, severally and not jointly, to make Tranche A-2 Term Loans to the Borrower on the Closing Date in a principal amount not to exceed its Tranche A-2 Term Loan Commitment.

Amounts paid or prepaid in respect of Term Loans may not be reborrowed.

(b) Subject to the terms and conditions and relying upon the representations and warranties set forth herein, each Revolving Credit Lender agrees, severally and not jointly, to make Revolving Loans to the Borrower, at any time and from time to time on or after the Closing Date, and until the earlier of the Revolving Credit Maturity Date and the termination of the Revolving Credit Commitment of such Lender in accordance with the terms hereof, in an aggregate principal amount at any time outstanding that will not result in such Lender’s Revolving Credit Exposure exceeding such Lender’s Revolving Credit Commitment. Within the limits set forth in the preceding sentence and subject to the terms, conditions and limitations set forth herein, the Borrower may borrow, pay or prepay and reborrow Revolving Loans.

(c) Each Lender having an Incremental Term Loan Commitment agrees, severally and not jointly, subject to the terms and conditions and relying upon the representations and warranties set forth herein and in the applicable Incremental Term Loan Assumption Agreement, to make Incremental Term Loans to the Borrower in an aggregate principal amount not to exceed its Incremental Term Loan Commitment. Amounts paid or prepaid in respect of Incremental Term Loans may not be reborrowed.

(d) Notwithstanding anything in this Agreement to the contrary, no more than seven (7) Classes of Loans and seven (7) Classes of Commitments shall be outstanding at any one time.

SECTION 2.02 Loans. (a) Each Loan shall be made as part of a Borrowing consisting of Loans made by the Lenders ratably in accordance with their applicable Commitments (or, in the case of Swing

Line Loans, ratably in accordance with their respective Swing Line Commitments); provided, however, that the failure of any Lender to make any Loan shall not in itself relieve any other Lender of its obligation to lend hereunder (it being understood, however, that no Lender shall be responsible for the failure of any other Lender to make any Loan required to be made by such other Lender). Except for Loans deemed made pursuant to Section 2.02(f) and Swing Line Loans or as otherwise set forth herein, the Loans comprising any Borrowing shall be in an aggregate principal amount that is (i) an integral multiple of $1,000,000 and not less than $5,000,000 or (ii) equal to the remaining available balance of the applicable Commitments. Each Borrowing of Swing Line Loans shall be in an aggregate principal amount that is (i) an integral multiple of $50,000 and not less than $100,000 or (ii) equal to the remaining available balance of the Swing Line Commitment.

(b) Subject to Sections 2.02(f), 2.08 and 2.15, each Borrowing (other than a Borrowing of Swing Line Loans which shall be comprised entirely of ABR Loans) shall be comprised entirely of ABR Loans or Eurodollar Loans as the Borrower may request pursuant to Section 2.03. Each Lender may at its option make any Eurodollar Loan by causing any domestic or foreign branch or Affiliate of such Lender to make such Loan; provided that any exercise of such option shall not affect the obligation of the Borrower to repay such Loan in accordance with the terms of this Agreement. Borrowings of more than one Type may be outstanding at the same time; provided, however, that the Borrower shall not be entitled to request any Borrowing that, if made, would result in more than ten (10) Eurodollar Borrowings outstanding hereunder at any time. For purposes of the foregoing, Borrowings having different Interest Periods, regardless of whether they commence on the same date, shall be considered separate Borrowings.

(c) Except with respect to Loans made pursuant to Section 2.02(f) and Swing Line Loans, each Lender shall make each Loan to be made by it hereunder on the proposed date thereof by wire transfer of immediately available funds to such account in New York City as the Administrative Agent may designate not later than 1:00 p.m., New York City time, and the Administrative Agent shall promptly credit the amounts so received to an account designated by the Borrower in the applicable Borrowing Request or, if a Borrowing shall not occur on such date because any condition precedent herein specified shall not have been met, return the amounts so received to the respective Lenders.

(d) Unless the Administrative Agent shall have received notice from a Lender prior to the date of any Borrowing that such Lender will not make available to the Administrative Agent such Lender’s portion of such Borrowing, the Administrative Agent may assume that such Lender has made such portion available to the Administrative Agent on the date of such Borrowing in accordance with paragraph (c) above and the Administrative Agent may, in reliance upon such assumption, but is not required to, make available to the Borrower on such date a corresponding amount. If the Administrative Agent shall have so made funds available then, to the extent that such Lender shall not have made such portion available to the Administrative Agent, such Lender and the Borrower severally agree to repay to the Administrative Agent forthwith on demand such corresponding amount together with interest thereon, for each day from the date such amount is made available to the Borrower to but excluding the date such amount is repaid to the Administrative Agent at (i) in the case of the Borrower, a rate per annum equal to the interest rate applicable at the time to the Loans comprising such Borrowing and (ii) in the case of such Lender, a rate determined by the Administrative Agent to represent its cost of overnight or short-term funds (which determination shall be conclusive absent manifest error). If such Lender shall repay to the Administrative Agent such corresponding amount, such amount shall constitute such Lender’s Loan as part of such Borrowing for purposes of this Agreement.

(e) Notwithstanding any other provision of this Agreement, the Borrower shall not be entitled to request any Revolving Credit Borrowing if the Interest Period requested with respect thereto would end after the Revolving Credit Maturity Date.

(f) If the applicable Issuing Bank shall not have received from the Borrower the payment required to be made by Section 2.24(e) within the time specified in such Section, such Issuing Bank will promptly notify the Administrative Agent of the L/C Disbursement and the Administrative Agent will promptly notify each Revolving Credit Lender of such L/C Disbursement and its Pro Rata Percentage thereof. Each Revolving Credit Lender shall pay by wire transfer of immediately available funds to the Administrative Agent not later than 2:00 p.m., New York City time, on such date (or, if such Revolving Credit Lender shall have received such notice later than 12:00 (noon), New York City time, on any day, not later than 10:00 a.m., New York City time, on the immediately following Business Day), an amount equal to such Lender’s Pro Rata Percentage of such L/C Disbursement (it being understood that (i) if the conditions precedent to Borrowing set forth in Sections 4.01(b), 4.01(c) and, if applicable, 4.01(d) have been satisfied, such amount shall be deemed to constitute an ABR Revolving Loan of such Lender and, to the extent of such payment, the obligations of the Borrower in respect of such L/C Disbursement shall be discharged and replaced with the resulting ABR Revolving Credit Borrowing, and (ii) if such conditions precedent to Borrowing have not been satisfied, then any such amount paid by any Revolving Credit Lender shall not constitute a Loan and shall not relieve the Borrower from its obligation to reimburse such L/C Disbursement), and the Administrative Agent will promptly pay to such Issuing Bank amounts so received by it from the Revolving Credit Lenders. The Administrative Agent will promptly pay to such Issuing Bank any amounts received by it from the Borrower pursuant to Section 2.24(e) prior to the time that any Revolving Credit Lender makes any payment pursuant to this paragraph (f); any such amounts received by the Administrative Agent thereafter will be promptly remitted by the Administrative Agent to the Revolving Credit Lenders that shall have made such payments and to such Issuing Bank, as their interests may appear. If any Revolving Credit Lender shall not have made its Pro Rata Percentage of such L/C Disbursement available to the Administrative Agent as provided above, such Lender and the Borrower severally agree to pay interest on such amount, for each day from and including the date such amount is required to be paid in accordance with this paragraph to but excluding the date such amount is paid, to the Administrative Agent for the account of such Issuing Bank at (i) in the case of the Borrower, a rate per annum equal to the interest rate applicable to Revolving Loans pursuant to Section 2.06(a), and (ii) in the case of such Lender, for the first such day, the Federal Funds Effective Rate, and for each day thereafter, the Alternate Base Rate.

SECTION 2.03 Borrowing Procedure. In order to request a Borrowing (other than a deemed Borrowing pursuant to Section 2.02(f) or a Borrowing of Swing Line Loans under Section 2.23 as to which this Section 2.03 shall not apply), the Borrower shall notify the Administrative Agent of such request (a) in the case of a Eurodollar Borrowing, not later than 12:00 (noon), New York City time, three (3) Business Days before a proposed Borrowing, and (b) in the case of an ABR Borrowing, not later than 12:00 (noon), New York City time, on the Business Day prior to the requested date of a proposed Borrowing. Each such Borrowing Request shall be irrevocable, shall be in the form of a written Borrowing Request delivered by hand or fax to the Administrative Agent and shall specify the following information: (i) whether the Borrowing then being requested is to be a Revolving Credit Borrowing, a Tranche A-1 Borrowing, a Tranche A-2 Borrowing, a Refinancing Revolving Loan Borrowing, a Refinancing Term Loan Borrowing or an Incremental Borrowing, and whether such Borrowing is to be a Eurodollar Borrowing or an ABR Borrowing; (ii) the date of such Borrowing (which shall be a Business Day); (iii) the number and location of the account to which funds are to be disbursed; (iv) the amount of such Borrowing; and (v) if such Borrowing is to be a Eurodollar Borrowing, the Interest Period with respect thereto; provided, however, that, notwithstanding any contrary specification in any Borrowing Request, each requested Borrowing shall comply with the requirements set forth in Section 2.02. If no election as to the Type of Borrowing is specified in any such notice, then the requested Borrowing shall be an ABR Borrowing. If no Interest Period with respect to any Eurodollar Borrowing is specified in any such notice, then the Borrower shall be deemed to have selected an Interest Period of one month’s duration. The Administrative Agent shall promptly advise the applicable Lenders of any notice given pursuant to this Section 2.03 (and the contents thereof), and of each Lender’s portion of the requested Borrowing.

SECTION 2.04 Evidence of Debt; Repayment of Loans. (a) The Borrower hereby unconditionally promises to pay to the Administrative Agent for the account of each Lender (i) the principal amount of each Term Loan of such Lender as provided in Section 2.11, (ii) the principal amount of each Swing Line Loan of such Swing Line Lender then outstanding on the earlier of the Revolving Credit Maturity Date and the first date after such Swing Line Loan is made that is the 15th or the last day of a calendar month and is at least five (5) Business Days after such Swing Line Loan is made; provided that on each date that a Revolving Loan Borrowing is made, the Borrower shall repay all Swing Line Loans then outstanding and (iii) the then unpaid principal amount of each Revolving Loan of such Lender on the Revolving Credit Maturity Date applicable thereto.

(b) Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the indebtedness of the Borrower to such Lender resulting from each Loan made by such Lender from time to time, including the amounts of principal and interest payable and paid to such Lender from time to time under this Agreement.

(c) Subject to Section 9.04(d), which shall control in all cases, the Administrative Agent shall maintain accounts in which it will record (i) the amount of each Loan made hereunder, the Class and Type thereof and, if applicable, the Interest Period applicable thereto, (ii) the amount of any principal or interest due and payable or to become due and payable from the Borrower to each Lender hereunder and (iii) the amount of any sum received by the Administrative Agent hereunder from the Borrower and each Lender’s share thereof.

(d) Subject to Section 9.04(d), which shall control in all cases, the entries made in the accounts maintained pursuant to paragraphs (b) and (c) above shall be prima facie evidence of the existence and amounts of the obligations therein recorded; provided, however, that the failure of any Lender or the Administrative Agent to maintain such accounts or any error therein shall not in any manner affect the obligations of the Borrower to repay the Loans in accordance with their terms.

(e) Any Lender may request that Loans made by it hereunder be evidenced by a Note. In such event, the Borrower shall execute and deliver to such Lender a Note payable to such Lender and its registered assigns in the form of a Revolving Loan Note or Term Loan Note, as applicable, or in such other form reasonably acceptable to the Administrative Agent and the Borrower. Notwithstanding any other provision of this Agreement, in the event any Lender shall request and receive such a promissory note, the interests represented by such note shall at all times (including after any assignment of all or part of such interests pursuant to Section 9.04) be represented by one or more promissory notes payable to the payee named therein or its registered assigns.

SECTION 2.05 Fees. (a) The Borrower agrees to pay to each Lender, through the Administrative Agent, on the last Business Day of March, June, September and December in each year and on each date on which any Revolving Credit Commitment of such Lender shall expire or be terminated as provided herein, (i) a commitment fee (a “Revolving Credit Commitment Fee”), initially equal to 0.50% per annum on the daily unused amount of the Revolving Credit Commitment (reduced by the face amount of Letters of Credit issued and outstanding) of such Lender during the preceding quarter (or other period commencing with the Closing Date or ending with the Revolving Credit Maturity Date or the date on which the Revolving Credit Commitments of such Lender shall expire or be terminated); provided, that after the first full fiscal quarter after the Closing Date, the commitment fees shall be determined in accordance with the pricing grid below.

Total Leverage Ratio	Revolving Credit Commitment Fee
Less than or equal to 2.00:1.00	0.375%
Greater than 2.00:1.00	0.500%

Each change in the Revolving Credit Commitment Fee resulting from a change in the Total Leverage Ratio shall be effective on and after the date of delivery to the Administrative Agent of the financial statements and certificates required by clauses (i), (ii) and (iii) of Section 5.04(a), respectively, indicating such change until the date immediately preceding the next date of delivery of such financial statements indicating another such change. Notwithstanding the foregoing, at any time during which the Borrower has failed to deliver the financial statements and certificates required by clauses (i), (ii) and (iii) of Section 5.04(a), respectively, the Total Leverage Ratio shall be deemed to be greater than 2.00:1.00 for purposes of determining the Revolving Credit Commitment Fee. Notwithstanding anything to the contrary contained above in this Section 2.05 or elsewhere in this Agreement, if it is subsequently determined that the computation of the Total Leverage Ratio delivered to the Administrative Agent is inaccurate for any reason and the result thereof is that the Lenders received Revolving Credit Commitment Fees less than that which would have been applicable had the Total Leverage Ratio been accurately determined, then, for all purposes of this Agreement, the Revolving Credit Commitment Fee for any day occurring within the period covered by inaccurate computation shall retroactively be deemed to be the relevant percentage as based upon the accurately determined Total Leverage Ratio for such period, and any shortfall in the fees paid by the Borrower for the relevant period pursuant to this Section 2.05 as a result of the miscalculation of the Total Leverage Ratio shall be due and payable; provided, that notwithstanding the foregoing, (x) other than while an Event of Default described in paragraph (g) or (h) of Article VII has occurred and is continuing, such shortfall shall be due and payable five (5) Business Days following the determination described above (and, if such determination was made by the Administrative Agent, notice by the Administrative Agent thereof to the Borrower) and (y) if an Event of Default described in (g) or (h) of Article VII has occurred and is continuing, such shortfall shall be due and payable immediately upon the determination described above. The Revolving Credit Commitment Fees shall be computed on the basis of the actual number of days elapsed in a year of 360 days. For the purpose of calculating any Lender’s Revolving Credit Commitment Fee, the outstanding Swing Line Loans during the period for which such Lender’s Revolving Credit Commitment Fee is calculated shall be deemed to be zero.

(b) The Borrower agrees to pay to the Administrative Agent, for its own account, a non-refundable agency fee as set forth in the Fee Letter (the “Administrative Agent Fees”).

(c) The Borrower agrees to pay (i) to each Revolving Credit Lender, through the Administrative Agent, on the last Business Day of March, June, September and December of each year and on the date on which the Revolving Credit Commitment of such Lender shall be terminated as provided herein, a fee (an “L/C Participation Fee”) calculated on such Lender’s Pro Rata Percentage of the daily aggregate L/C Exposure (excluding the portion thereof attributable to unreimbursed L/C Disbursements) during the preceding quarter (or shorter period commencing with the Closing Date or ending with the Revolving Credit Maturity Date or the date on which all Letters of Credit have been canceled or have expired and the Revolving Credit Commitments of all Lenders shall have been terminated) at a rate per annum equal to the Applicable Margin from time to time used to determine the interest rate on Revolving Credit Borrowings comprised of Eurodollar Loans pursuant to Section 2.06, and (ii) to each Issuing Bank with respect to each Letter of Credit issued by such Issuing Bank (A) a fronting fee as negotiated with such Issuing Bank, (1) on a quarterly basis in arrears on the last Business Day of each of March, June, September and December, commencing on the last Business Day of June, 2015 and (2) on the Revolving Credit Maturity Date and (B) the standard fronting, issuance and drawing fees specified from time to time by such Issuing Bank (collectively, the “Issuing Bank Fees”). All L/C Participation Fees and Issuing Bank Fees shall be computed on the basis of the actual number of days elapsed in a year of 360 days.

(d) The Borrower agrees to pay on the Closing Date such closing fees as may be agreed in respect of the Credit Facilities between the Borrower and the Arrangers pursuant to a letter agreement dated as of the Closing Date, which closing fees will be in all respects fully earned, due and payable on the Closing Date and non-refundable and non-creditable thereafter.

(e) All Fees shall be paid on the dates due, in immediately available funds, to the Administrative Agent for distribution, if and as appropriate, among the Lenders, except that the Issuing Bank Fees shall be paid directly to the applicable Issuing Bank. Once paid, none of the Fees shall be refundable under any circumstances.

SECTION 2.06 Interest on Loans. (a) Subject to the provisions of Section 2.07, the Loans comprising each ABR Borrowing (including any Swing Line Loans) shall bear interest (in the case of ABR Loans bearing interest based upon the Prime Rate, computed on the basis of the actual number of days elapsed over a year of 365 or 366 days, as applicable, and in all other cases, computed on the basis of the actual number of days elapsed over a year of 360 days at all times and calculated from and including the date of such Borrowing to but excluding the date of repayment or conversion thereof), at a rate per annum equal to the Alternate Base Rate plus the Applicable Margin.

(b) Subject to the provisions of Section 2.07, the Loans comprising each Eurodollar Borrowing shall bear interest (computed on the basis of the actual number of days elapsed over a year of 360 days) at a rate per annum equal to the Reserve Adjusted Eurodollar Rate for the Interest Period in effect for such Borrowing plus the Applicable Margin.

(c) Interest on each Loan shall be payable on the Interest Payment Dates applicable to such Loan except as otherwise provided in this Agreement. The applicable Alternate Base Rate or Reserve Adjusted Eurodollar Rate for each Interest Period or day within an Interest Period, as the case may be, shall be determined by the Administrative Agent, and such determination shall be conclusive absent manifest error.

SECTION 2.07 Default Interest. If any Event of Default under Article VII has occurred and is continuing, then, from the date of such Event of Default and for so long as such Event of Default is continuing, to the extent permitted by law, all amounts not paid when due under this Agreement and the other Loan Documents shall bear interest (after as well as before judgment), payable on demand, (a) in the case of principal, at the rate otherwise applicable to such Loan pursuant to Section 2.06 plus 2.00% per annum and (b) in all other cases, at a rate per annum (computed on the basis of the actual number of days elapsed over a year of 365 or 366 days, as the case may be, when determined by reference to the Prime Rate and over a year of 360 days at all other times) equal to the rate that would be applicable to an ABR Loan plus 2.00% per annum (such 2.00% rate referred to in clauses (a) and (b), the “Default Rate”).

SECTION 2.08 Alternate Rate of Interest. In the event, and on each occasion, that on the day two (2) Business Days prior to the commencement of any Interest Period for a Eurodollar Borrowing the Administrative Agent shall have determined that Dollar deposits in the principal amounts of the Loans comprising such Borrowing are not generally available in the London interbank market, or that the rates at which such Dollar deposits are being offered will not adequately and fairly reflect the cost to the majority of Lenders of making or maintaining Eurodollar Loans during such Interest Period, or that reasonable means do not exist for ascertaining the Reserve Adjusted Eurodollar Rate, the Administrative Agent shall, as soon as practicable thereafter, give written or fax notice of such determination to the Borrower and the Lenders. In the event of any such determination, until the Administrative Agent shall have advised the Borrower and the Lenders that the circumstances giving rise to such notice no longer exist, any request by the Borrower for a Eurodollar Borrowing pursuant to Section 2.03 or 2.10 shall be deemed to be a request for an ABR Borrowing. Each determination by the Administrative Agent under this Section 2.08 shall be conclusive absent manifest error.

SECTION 2.09 Termination and Reduction of Commitments. (a) The Term Loan Commitments (other than any Incremental Term Loan Commitments, Refinancing Term Commitments, or Extended Commitment to provide a Term Loan, which shall terminate as provided in the related Incremental Term Loan Assumption Agreement, Refinancing Amendment or Extension Amendment, as applicable) shall automatically terminate upon the making of the Term Loans on the Closing Date. The Revolving Credit Commitments shall automatically terminate on the applicable Revolving Credit Maturity Date. The Swing Line Commitment shall automatically terminate on the Original Revolving Credit Maturity Date (unless the Swing Line Lender elects to extend the maturity of its Swing Line Commitment). The L/C Commitment shall automatically terminate on the earlier to occur of (i) the termination of the Revolving Credit Commitments and (ii) the date five (5) Business Days prior to the Original Revolving Credit Maturity Date (unless the applicable Issuing Bank elects to extend the maturity of its L/C Commitment).

(b) Upon at least three (3) Business Days’ prior irrevocable written or fax notice to the Administrative Agent, the Borrower may at any time in whole permanently terminate, or from time to time in part permanently reduce, the Revolving Credit Commitments, the Term Loan Commitments or the Swing Line Commitment; provided, however, that (i) each partial reduction of the Revolving Credit Commitments shall be in an integral multiple of $1,000,000 and in a minimum amount of $1,000,000, (ii) each partial reduction of the Swing Line Commitment shall be in an integral multiple of $250,000 and in a minimum amount of $1,000,000 and (iii) the Total Revolving Credit Commitment shall not be reduced to an amount that is less than the Aggregate Revolving Credit Exposure at the time.

(c) Each reduction in the Revolving Credit Commitments or the Term Loan Commitments hereunder shall be made ratably among the Lenders in accordance with their respective applicable Commitments. The Borrower shall pay to the Administrative Agent for the account of the applicable Lenders, on the date of each termination or reduction, the Commitment Fees on the amount of the Commitments so terminated or reduced accrued to but excluding the date of such termination or reduction.

SECTION 2.10 Conversion and Continuation of Borrowings. The Borrower shall have the right at any time upon prior irrevocable written notice to the Administrative Agent (a) not later than 12:00 (noon), New York City time, three (3) Business Days prior to conversion, to convert any Eurodollar Borrowing into an ABR Borrowing, (b) not later than 12:00 (noon), New York City time, three (3) Business Days prior to conversion or continuation, to convert any ABR Borrowing into a Eurodollar Borrowing or to continue any Eurodollar Borrowing as a Eurodollar Borrowing for an additional Interest Period, and (c) not later than 12:00 (noon), New York City time, three (3) Business Days prior to conversion, to convert the Interest Period with respect to any Eurodollar Borrowing to another permissible Interest Period, subject in each case to the following:

(i) [reserved]

(ii) each conversion or continuation shall be made pro rata among the Lenders in accordance with the respective principal amounts of the Loans comprising the converted or continued Borrowing;

(iii) if less than all the outstanding principal amount of any Borrowing shall be converted or continued, then each resulting Borrowing shall satisfy the limitations specified in Sections 2.02(a) and 2.02(b) regarding the principal amount and maximum number of Borrowings of the relevant Type;

(iv) each conversion shall be effected by each Lender and the Administrative Agent by recording for the account of such Lender the new Loan of such Lender resulting from such conversion and reducing the Loan (or portion thereof) of such Lender being converted by an equivalent principal amount, and accrued interest on any Eurodollar Loan (or portion thereof) being converted shall be paid by the Borrower at the time of conversion;

(v) if any Eurodollar Borrowing is converted at a time other than the end of the Interest Period applicable thereto, the Borrower shall pay, upon demand, any amounts due to the Lenders pursuant to Section 2.16;

(vi) any portion of a Borrowing maturing or required to be repaid in less than one month may not be converted into or continued as a Eurodollar Borrowing;

(vii) any portion of a Eurodollar Borrowing that cannot be converted into or continued as a Eurodollar Borrowing by reason of the immediately preceding clause shall be automatically converted at the end of the Interest Period in effect for such Borrowing into an ABR Borrowing;

(viii) no Interest Period may be selected for any Eurodollar Term Borrowing that would end later than the applicable Term Loan Repayment Date occurring on or after the first day of such Interest Period if, after giving effect to such selection, the aggregate outstanding amount of (A) the Eurodollar Term Borrowings comprised of Term Loans, as applicable, with Interest Periods ending on or prior to the applicable date and (B) the ABR Term Borrowings comprised of Tranche A-1 Term Loans or Tranche A-2 Term Loans, as applicable, would not be at least equal to the principal amount of applicable Term Borrowings to be paid on such date;

(ix) upon notice to the Borrower from the Administrative Agent given at the request of the Required Lenders, after the occurrence and during the continuance of a Default or Event of Default, no outstanding Loan may be converted into, or continued as, a Eurodollar Loan; and

(x) this Section shall not apply to Swing Line Borrowings, which may not be converted or continued.

Each notice pursuant to this Section 2.10 shall be irrevocable and shall refer to this Agreement and specify (i) the identity and amount of the Borrowing that the Borrower requests be converted or continued, (ii) whether such Borrowing is to be converted to or continued as a Eurodollar Borrowing or an ABR Borrowing, (iii) if such notice requests a conversion, the date of such conversion (which shall be a Business Day) and (iv) if such Borrowing is to be converted to or continued as a Eurodollar Borrowing, the Interest Period with respect thereto. If no Interest Period is specified in any such notice with respect to any conversion to or continuation as a Eurodollar Borrowing, the Borrower shall be deemed to have selected an Interest Period of one month’s duration. The Administrative Agent shall advise the Lenders of any notice given pursuant to this Section 2.10 and of each Lender’s portion of any converted or continued Borrowing. If the Borrower shall not have given notice in accordance with this Section 2.10 to continue any Borrowing into a subsequent Interest Period (and shall not otherwise have given notice in accordance with this Section 2.10 to convert such Borrowing), such Borrowing shall, at the end of the Interest Period applicable thereto (unless repaid pursuant to the terms hereof), automatically be converted to an ABR Borrowing.

SECTION 2.11 Repayment of Term Borrowings. (a) The Borrower shall pay to the Administrative Agent, (i) for the account of the Tranche A-1 Term Lenders, on the dates set forth below, or if any such date is not a Business Day, on the next preceding Business Day (each such date, together with the Tranche A-1 Term Loan Maturity Date, being called a “Tranche A-1 Term Loan Repayment Date”), a principal amount of the Tranche A-1 Term Loans (as adjusted from time to time pursuant to Sections 2.12, 2.13(f) and 9.04(l)(vi)) equal to the percentage of the principal amount of the Tranche A-1 Term Loans made on Closing Date set forth below for such date, together in each case with accrued and unpaid interest on the principal amount to be paid to but excluding the date of such payment:

Tranche A-1 Term Loan Repayment Date	Percentage of the Tranche A-1 Term Loans Made on the Closing Date
June 30, 2015	0.50%
September 30, 2015	0.50%
December 31, 2015	0.50%
March 31, 2016	0.50%
June 30, 2016	0.50%
September 30, 2016	0.50%
December 31, 2016	0.50%
March 31, 2017	0.50%
June 30, 2017	0.75%
September 30, 2017	0.75%
December 31, 2017	0.75%
March 31, 2018	0.75%
June 30, 2018	1.25%
September 30, 2018	1.25%
December 31, 2018	1.25%
March 31, 2019	1.25%
June 30, 2019	1.25%
September 30, 2019	1.25%
December 31, 2019	1.25%
Tranche A-1 Term Loan Maturity Date	The remaining outstanding amounts

; provided that, if the Projected Contracted Capacity (calculated as of the first day of each calendar year (such year, the “Reference Year”), and determined pursuant to clause (i) of the definition of “Applicable Wood Pellet Production Facilities”) for the Reference Year and the next succeeding calendar year is less than 75%, the percentage of the principal amount of the Tranche A-1 Term Loans to be paid on each Tranche A-1 Term Loan Repayment Date during the Reference Year as set forth in the table above will, in each case, be increased by 0.50%.

(ii) for the account of the Tranche A-2 Term Lenders, on the dates set forth below, or if any such date is not a Business Day, on the next preceding Business Day (each such date, together with the Tranche A-2 Term Loan Maturity Date, being called a “Tranche A-2 Term Loan Repayment Date”), a principal amount of the Tranche A-2 Term Loans (as adjusted from time to time pursuant to Sections 2.12, 2.13(f)) and 9.04(l)(vi)) equal to the percentage of the principal amount of the Tranche A-2 Term Loans made on Closing Date set forth below for such date, together in each case with accrued and unpaid interest on the principal amount to be paid to but excluding the date of such payment:

Tranche A-2 Term Loan Repayment Date	Percentage of the Tranche A-2 Term Loans Made on the Closing Date
June 30, 2015	0.25%
September 30, 2015	0.25%
December 31, 2015	0.25%
March 31, 2016	0.25%
June 30, 2016	0.25%
September 30, 2016	0.25%
December 31, 2016	0.25%
March 31, 2017	0.25%
June 30, 2017	0.25%
September 30, 2017	0.25%
December 31, 2017	0.25%
March 31, 2018	0.25%
June 30, 2018	0.25%
September 30, 2018	0.25%
December 31, 2018	0.25%
March 31, 2019	0.25%
June 30, 2019	0.25%
September 30, 2019	0.25%
December 31, 2019	0.25%
Tranche A-2 Term Loan Maturity Date	The remaining outstanding amounts

(iii) for the account of the Tranche A-1 Term Lenders, on the Tranche A-1 Term Loan Maturity Date, all remaining amounts of the Tranche A-1 Term Loans then outstanding, in each case, together with accrued and unpaid interest on the principal amount to be paid to but excluding the date of such payment;

(iv) for the account of the Tranche A-2 Term Lenders, on the Tranche A-2 Term Loan Maturity Date, all remaining amounts of the Tranche A-2 Term Loans then outstanding, in each case, together with accrued and unpaid interest on the principal amount to be paid to but excluding the date of such payment;

(v) for the account of the Incremental Term Lenders with Other Term Loans, on each Incremental Term Loan Repayment Date, a principal amount of the Other Term Loans (as adjusted from time to time pursuant to Sections 2.12, 2.13(f) and 9.04(l)(vi)) equal to the amount set forth for such date in the applicable Incremental Term Loan Assumption Agreement, together in each case with accrued and unpaid interest on the principal amount to be paid to but excluding the date of such payment; and

(vi) for the account of the Lenders with Refinancing Term Loans, on each Refinancing Term Loan Repayment Date, a principal amount of the Refinancing Term Loans (as adjusted from time to time pursuant to Sections 2.12, 2.13(f) and 9.04(l)(vi)) equal to the amount set forth for such date in the applicable Refinancing Amendment, together in each case with accrued and unpaid interest on the principal amount to be paid to but excluding the date of such payment.

(b) To the extent not previously paid, all Tranche A-1 Term Loans, Tranche A-2 Term Loans, Other Term Loans, Extended Term Loans and Refinancing Term Loans and shall be due and payable on the applicable Term Loan Maturity Date, respectively, together with accrued and unpaid interest on the principal amount to be paid to but excluding the date of payment.

(c) In the event that a Repricing Event is consummated in connection with all or any portion of the Tranche A-1 Term Loans prior to the six-month anniversary of the Closing Date, the Borrower shall pay to the Tranche A-1 Term Lenders a fee equal to 1.00% of the aggregate principal amount of the Tranche A-1 Term Loans subject to such Repricing Event. In the event that a Repricing Event is consummated in connection with all or any portion of the Tranche A-2 Term Loans prior to the six-month anniversary of the Closing Date, the Borrower shall pay to the Tranche A-2 Term Lenders a fee equal to 1.00% of the aggregate principal amount of the Tranche A-2 Term Loans subject to such Repricing Event.

(d) All repayments pursuant to this Section 2.11 shall be subject to Section 2.16.

SECTION 2.12 Voluntary Prepayment. (a) The Borrower shall have the right at any time and from time to time to prepay any Borrowing, in whole or in part, upon at least three (3) Business Days’ prior written or fax notice in the case of Eurodollar Loans, or written or fax notice at least one (1) Business Day prior to the date of prepayment in the case of ABR Loans, to the Administrative Agent before 12:00 (noon), New York City time; provided, however, that (i) each partial prepayment shall be in an amount that is an integral multiple of $1,000,000 and not less than $1,000,000 and (ii) at the Borrower’s election in connection with any prepayment of Revolving Loans pursuant to this Section 2.12(a), such prepayment shall not, so long as no Event of Default then exists, be applied to any Revolving Loan of a Defaulting Lender. Prepayments of Term Loans made pursuant to this Section 2.12(a) shall be applied to the remaining scheduled amortization payments relating to such Term Loans as elected by the Borrower.

(b) Each notice of prepayment shall specify the prepayment date and the principal amount of each Borrowing (or portion thereof) to be prepaid, shall be irrevocable and shall commit the Borrower to prepay such Borrowing by the amount stated therein on the date stated therein; provided, however, that if such prepayment is contingent upon the successful issuance or incurrence of Indebtedness permitted by Section 6.01 to be issued or incurred or is for all of the then outstanding Loans, then the Borrower may revoke such notice and/or extend the prepayment date by not more than five (5) Business Days; provided further, however, that the provisions of Section 2.16 shall apply with respect to any such revocation or extension. All prepayments under this Section 2.12 shall be subject to Section 2.16. All prepayments under this Section 2.12 (other than prepayments of ABR Revolving Loans that are not made in connection with the termination or permanent reduction of the Revolving Credit Commitments) shall be accompanied by accrued and unpaid interest on the principal amount to be prepaid to but excluding the date of payment.

SECTION 2.13 Mandatory Prepayments. (a) In the event of any termination of all the Revolving Credit Commitments, the Borrower shall, on the date of such termination, repay or prepay all its outstanding Revolving Loans and all outstanding Swing Line Loans and replace or cause to be canceled (or make other arrangements satisfactory to the Administrative Agent and each Issuing Bank with respect to) all outstanding Letters of Credit issued by such Issuing Bank. If, after giving effect to any partial reduction of the Revolving Credit Commitments or at any other time, the Aggregate Revolving Credit Exposure would exceed the Total Revolving Credit Commitment, then the Borrower shall, on the date of such reduction or at such other time, repay or prepay Revolving Loans and, after the Revolving

Loans shall have been repaid or prepaid in full, replace or cause to be canceled (or make other arrangements satisfactory to the Administrative Agent and each Issuing Bank with respect to) Letters of Credit issued by such Issuing Bank in an amount sufficient to eliminate such excess.

(b) Not later than the fifth Business Day following the receipt by the Borrower or any Restricted Subsidiary (or by any other Person on account of an Asset Sale by the Borrower or any Restricted Subsidiary) of Net Cash Proceeds in respect of any Asset Sale in excess of $5,000,000 in any fiscal year of the Borrower, the Borrower shall apply 100% of the Net Cash Proceeds received with respect thereto to prepay outstanding Loans and/or cash collateralize outstanding Letters of Credit in accordance with Section 2.13(f); provided that if at the time that any such prepayment would be required, the Borrower is required to offer to repurchase Permitted Pari Passu Refinancing Debt that is senior secured loans (or any Permitted Refinancing Debt thereof that is in the form of senior secured loans and which are secured on a pari passu basis with the Obligations) pursuant to the terms of the documentation governing such Indebtedness with the net proceeds of such Asset Sale (such Permitted Pari Passu Refinancing Debt (or such Permitted Refinancing Debt thereof), “Other Applicable Indebtedness”), then the Borrower may apply the Net Cash Proceeds of such Asset Sale on a pro rata basis (determined on the basis of the aggregate outstanding principal amount of the Loans, outstanding Letters of Credit and the aggregate outstanding principal amount of the Other Applicable Indebtedness at such time; provided further that the portion of such Net Cash Proceeds allocated to the Other Applicable Indebtedness shall not exceed the amount required to be allocated to the Other Applicable Indebtedness pursuant to the terms thereof, and the remaining amount, if any, of such Net Cash Proceeds shall be allocated to the Loans and Letters of Credit in accordance with the terms hereof) to the prepayment of the Loans, to the cash collateralization of Letters of Credit and to the repurchase or prepayment of Other Applicable Indebtedness, and the amount of prepayment of the Loans and cash collateralization of Letters of Credit that would have otherwise been required pursuant to this Section 2.13(b) shall be reduced accordingly. To the extent the holders of Other Applicable Indebtedness decline to have such indebtedness repurchased or prepaid, the declined amount shall promptly (and in any event within five (5) Business Days after the date of such rejection) be applied to prepay the Loans in accordance with the terms hereof.

(c) In the event that the Borrower or any Restricted Subsidiary (or any other Person at the direction of the Borrower or a Restricted Subsidiary) shall receive Net Cash Proceeds from the issuance or incurrence of Indebtedness for money borrowed by the Borrower or any such Restricted Subsidiary (other than any cash proceeds from the issuance of Indebtedness for money borrowed permitted pursuant to Section 6.01 (other than the incurrence of Indebtedness permitted under Section 6.01(m)(x))), the Borrower shall on the Business Day of receipt of such Net Cash Proceeds, apply an amount equal to 100% of such Net Cash Proceeds to prepay outstanding Loans and/or cash collateralize outstanding Letters of Credit in accordance with Section 2.13(f).

(d) In the event that the Borrower or any Restricted Subsidiary (or any other Person at the direction of the Borrower or a Restricted Subsidiary) shall receive Net Cash Proceeds from any Casualty Event Receipt, the Borrower shall not later than the fifth Business Day following the receipt of such Net Cash Proceeds by the Borrower or such Restricted Subsidiary, apply an amount equal to 100% of such Net Cash Proceeds to prepay outstanding Loans and/or cash collateralize outstanding Letters of Credit in accordance with Section 2.13(f); provided that if at the time that any such prepayment would be required, the Borrower is required to offer to repurchase Other Applicable Indebtedness pursuant to the terms thereof with the net proceeds from such Casualty Event Receipt, then the Borrower may apply the Net Cash Proceeds from such Casualty Event Receipt on a pro rata basis (determined on the basis of the aggregate outstanding principal amount of the Loans, outstanding Letters of Credit and the aggregate outstanding principal amount of the Other Applicable Indebtedness at such time; provided further that the portion of such Net Cash Proceeds allocated to the Other Applicable Indebtedness shall not exceed the amount required to be allocated to the Other Applicable Indebtedness pursuant to the terms thereof, and the remaining amount, if any, of such Net Cash Proceeds shall be allocated to the Loans and Letters of Credit in accordance with the terms hereof) to the prepayment of the Loans, to the cash collateralization of Letters of Credit and to the repurchase or prepayment of Other Applicable Indebtedness, and the amount of prepayment of the Loans and cash collateralization of Letters of Credit that would have otherwise been required pursuant to this Section 2.13(d) shall be reduced accordingly. To the extent the holders of Other Applicable Indebtedness decline to have such indebtedness repurchased or prepaid, the declined amount shall promptly (and in any event within five (5) Business Days after the date of such rejection) be applied to prepay the Loans in accordance with the terms hereof.

(e) In the event that there shall be Excess Cash Flow for any Excess Cash Flow Period, the Borrower shall, no later than 130 days after the end of such Excess Cash Flow Period, unless the IPO has been consummated on or prior to such date, prepay the Term Loans in accordance with Section 2.13(f)(i) in an aggregate amount equal to (i) the Applicable ECF Percentage of such Excess Cash Flow, if any, for such Excess Cash Flow Period, minus (ii) voluntary repayments or repurchases of the Term Loans by the Borrower made with internally generated cash (including, for the avoidance of doubt, repurchases of Term Loans pursuant to Section 9.04(l) and excluding, for the avoidance of doubt, repayments of Loans made with the cash proceeds of any Credit Agreement Refinancing Indebtedness).

(f) Mandatory prepayments under Section 2.13(b), (c), (d) and (e) shall be applied without penalty or premium, (i) first, pro rata among the Term Loans, in each case, being applied to the remaining scheduled amortization payments relating to such Term Loans in direct order of maturity, (ii) second, to Revolving Loans and, (iii) third, to cash collateralize outstanding Letters of Credit (in an amount equal to the Minimum Collateral Amount) on a pro rata basis, in each case, with no corresponding permanent reduction of the Revolving Credit Commitments (except in the case of any mandatory prepayment made under Section 2.13(c) in connection with Indebtedness incurred under Section 6.01(m)(x), in which case the Revolving Credit Commitments shall be permanently reduced by the amount of such debt incurred).

(g) The Borrower shall deliver to the Administrative Agent, at the time of each prepayment required under this Section 2.13, (i) a certificate signed by a Responsible Officer of the Borrower setting forth in reasonable detail the calculation of the amount of such prepayment and (ii) to the extent practicable, at least three (3) Business Days prior written notice of such prepayment (other than prepayments of ABR Revolving Loans that are not made in connection with the termination or permanent reduction of the Revolving Credit Commitments). Each notice of prepayment shall specify the prepayment date, the Type of each Loan being prepaid and the principal amount of each Loan (or portion thereof) to be prepaid. All prepayments of Borrowings under this Section 2.13 shall be subject to Section 2.16, and shall be accompanied by accrued and unpaid interest on the principal amount to be prepaid to but excluding the date of payment.

(h) Prior to or simultaneously with any repayment, in part or in full, of the outstanding Contributed Business Intercompany Notes, all outstanding Revolving Loans and Swing Line Loans shall be repaid in full and no Revolving Loans or Swing Line Loans shall be outstanding at the time of any repayment of the Contributed Business Intercompany Notes.

(i) Notwithstanding the foregoing provisions of this Section 2.13, (i) in the case of any mandatory prepayment of the Term Loans, Term Loan Lenders may waive by written notice to the Borrower and the Administrative Agent on or before the date on which such mandatory prepayment would otherwise be required to be made hereunder the right to receive the amount of such mandatory prepayment of the Term Loans, (ii) if any Term Loan Lender or Term Loan Lenders elect to waive the right to receive the amount of such mandatory prepayment, all of the amount that otherwise would have been applied to mandatorily prepay the Term Loans of such Lender or Lenders shall be offered by the Borrower to the remaining non-waiving Term Loan Lender or Term Loan Lenders on a pro rata basis, based on the respective principal amounts of their outstanding Term Loans, (iii) if and to the extent any such non-waiving Term Loan Lender does not elect by written notice to the Borrower and the Administrative Agent within three Business Days following the date on which the offer is made pursuant to clause (ii) above to accept such offer, such Term Loan Lender shall be deemed to have rejected such offer, (iv) any amounts not applied to the prepayment of Term Loans pursuant to clause (ii) or clause (iii) above shall be applied instead on the fourth Business Day following the date on which the offer is made to Term Loan Lenders pursuant to clause (ii) above to the prepayment of outstanding Revolving Loans (but without any corresponding reduction in Revolving Credit Commitments) and (v) to the extent there are any prepayment amounts remaining after the foregoing application, such amounts shall be paid promptly by the Administrative Agent to the Borrower (any amounts returned to the Borrower pursuant to this clause (v), “Declined Amounts”).

SECTION 2.14 Reserve Requirements; Change in Circumstances. (a) Notwithstanding any other provision of this Agreement, if any Change in Law affecting any Lender or Issuing Bank or any lending office of such Lender’s or Issuing Bank’s holding company, if any, shall (i) impose, modify or deem applicable any reserve, special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of or credit extended by any Lender or any Issuing Bank (except any such reserve requirement which is reflected in the Reserve Adjusted Eurodollar Rate), (ii) subject the Administrative Agent, any Lender or any Issuing Bank to any Taxes in connection with this Agreement or any Loan, Letter of Credit or Commitment made hereunder or its deposits, reserves, other liabilities or capital attributable thereto, or change the basis of taxation payments in respect thereof (except, in each case, (A) for Indemnified Taxes or Other Taxes indemnified pursuant to Section 2.20, (B) Taxes described in clauses (b) through (d) of the definition of Excluded Taxes and (C) Connection Income Taxes) or (iii) impose on such Lender or such Issuing Bank or the London interbank market any other condition affecting this Agreement or Eurodollar Loans made by such Lender or any Letter of Credit or participation therein, and the result of any of the foregoing shall be to increase the cost (other than Taxes) to such Lender or such Issuing Bank of making or maintaining any Eurodollar Loan or increase the cost (other than Taxes) to any Lender or any Issuing Bank of issuing or maintaining any Letter of Credit or purchasing or maintaining a participation therein or to reduce the amount of any sum received or receivable by such Lender or such Issuing Bank hereunder (whether of principal, interest or otherwise), then the Borrower will pay to such Lender or such Issuing Bank, as the case may be, upon demand such additional amount or amounts as will compensate such Lender or such Issuing Bank, as the case may be, for such additional costs incurred or reduction suffered.

(b) If any Lender or any Issuing Bank shall have determined that any Change in Law regarding any capital or liquidity requirements has or would have the effect of reducing the rate of return on such Lender’s or such Issuing Bank’s capital or on the capital of such Lender’s or such Issuing Bank’s holding company, if any, as a consequence of this Agreement or the Loans made or participations in Letters of Credit purchased by such Lender pursuant hereto or the Letters of Credit issued by such Issuing Bank pursuant hereto to a level below that which such Lender or such Issuing Bank or such Lender’s or such Issuing Bank’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s or such Issuing Bank’s policies and the policies of such Lender’s or such Issuing Bank’s holding company with respect to capital adequacy), then from time to time the Borrower shall pay to such Lender or such Issuing Bank, as the case may be, such additional amount or amounts as will compensate such Lender or such Issuing Bank or such Lender’s or such Issuing Bank’s holding company for any such reduction suffered.

(c) A certificate of a Lender or an Issuing Bank setting forth in reasonable detail the calculation of the amount or amounts necessary to compensate such Lender or such Issuing Bank or its holding company, as applicable, as specified in paragraph (a) or (b) above shall be delivered to the Borrower and shall be conclusive absent manifest error. The Borrower shall pay such Lender or such Issuing Bank the amount shown as due on any such certificate delivered by it within 10 days after its receipt of the same.

(d) Failure or delay on the part of any Lender or any Issuing Bank to demand compensation pursuant to this Section 2.14 for any increased costs incurred or reduction suffered in amounts received or receivable or reduction in return on capital shall not constitute a waiver of such Lender’s or such Issuing Bank’s right to demand such compensation; provided that the Borrower shall not be under any obligation to compensate any Lender or any Issuing Bank under paragraph (a) or (b) above with respect to increased costs incurred or reductions suffered more than 180 days prior to the date such Lender or such Issuing Bank, as applicable, notifies the Borrower of the Change in Law giving rise to such increased costs or reductions and of such Lender’s or Issuing Bank’s intention to claim compensation therefor; provided further that the foregoing limitation shall not apply to any increased costs or reductions arising out of the retroactive application of any Change in Law within such 180-day period.

SECTION 2.15 Change in Legality. (a) Notwithstanding any other provision of this Agreement, if any Change in Law shall make it unlawful for any Lender to make or maintain any Eurodollar Loan or to give effect to its obligations as contemplated hereby with respect to any Eurodollar Loan, then, by written notice to the Borrower and to the Administrative Agent:

(i) such Lender may declare that Eurodollar Loans will not thereafter (for the duration of such unlawfulness) be made by such Lender hereunder (or be continued for additional Interest Periods) and ABR Loans will not thereafter (for such duration) be converted into Eurodollar Loans, whereupon any request for a Eurodollar Borrowing (or to convert an ABR Borrowing to a Eurodollar Borrowing or to continue a Eurodollar Borrowing for an additional Interest Period) shall, as to such Lender only, be deemed a request for an ABR Loan (or a request to continue an ABR Loan as such or to convert a Eurodollar Loan into an ABR Loan, as the case may be), unless such declaration shall be subsequently withdrawn; and

(ii) such Lender may require that all outstanding Eurodollar Loans made by it be converted to ABR Loans, in which event all such Eurodollar Loans shall be automatically converted to ABR Loans as of the effective date of such notice as provided in paragraph (b) below.

In the event any Lender shall exercise its rights under clause (i) or (ii) above, all payments and prepayments of principal that would otherwise have been applied to repay the Eurodollar Loans that would have been made by such Lender or the converted Eurodollar Loans of such Lender shall instead be applied to repay the ABR Loans made by such Lender in lieu of, or resulting from the conversion of, such Eurodollar Loans.

(b) For purposes of this Section 2.15, a notice to the Borrower by any Lender shall be effective as to each Eurodollar Loan made by such Lender, if lawful, on the last day of the Interest Period then applicable to such Eurodollar Loan; in all other cases such notice shall be effective on the date of receipt by the Borrower.

SECTION 2.16 Breakage. The Borrower shall indemnify each Lender against any loss (other than a loss of applicable margin or profits) or expense that such Lender may sustain or incur as a consequence of (a) any event, other than a default by such Lender in the performance of its obligations hereunder, which results in (i) such Lender receiving or being deemed to receive any amount on account of the principal of any Eurodollar Loan prior to the end of the Interest Period in effect therefor, (ii) the conversion of any Eurodollar Loan to an ABR Loan, or the conversion of the Interest Period with respect to any Eurodollar Loan, in each case other than on the last day of the Interest Period in effect therefor, or

(iii) any Eurodollar Loan to be made by such Lender (including any Eurodollar Loan to be made pursuant to a conversion or continuation under Section 2.10) not being made after notice of such Loan shall have been given by the Borrower hereunder (any of the events referred to in this clause (a) being called a “Breakage Event”) or (b) any default in the making of any payment or prepayment required to be made hereunder. In the case of any Breakage Event, such loss shall include an amount equal to the excess, as reasonably determined by such Lender, of (i) its cost of obtaining funds for the Eurodollar Loan that is the subject of such Breakage Event for the period from the date of such Breakage Event to the last day of the Interest Period in effect (or that would have been in effect) for such Loan over (ii) the amount of interest likely to be realized by such Lender in redeploying the funds released or not utilized by reason of such Breakage Event for such period. A certificate of any Lender setting forth in reasonable detail the calculation of any amount or amounts which such Lender is entitled to receive pursuant to this Section 2.16 shall be delivered to the Borrower and shall be conclusive absent manifest error.

SECTION 2.17 Pro Rata Treatment. Except as provided with respect to Swing Line Loans, subject to the express provisions of this Agreement which require, or permit, differing payments to be made to Non-Defaulting Lenders as opposed to Defaulting Lenders, and as required under Section 2.15, each Borrowing, each payment or prepayment of principal of any Borrowing, each payment of interest on the Loans, each payment of the Revolving Credit Commitment Fees, each reduction of the applicable Class of Commitments and each conversion of any Borrowing to or continuation of any Borrowing as a Borrowing of any Type shall be allocated pro rata among the Lenders in accordance with their respective applicable Commitments (or, if such Commitments shall have expired or been terminated, in accordance with the respective principal amounts of their outstanding Loans). For purposes of determining the available Revolving Credit Commitments of the Lenders at any time, each outstanding Swing Line Loan shall be deemed to have utilized the Revolving Credit Commitments of the Lenders (including those Lenders which shall have not have made any Swing Line Loans) pro rata in accordance with such respective Revolving Credit Commitments. Each Lender agrees that in computing such Lender’s portion of any Borrowing to be made hereunder, the Administrative Agent may, in its discretion, round each Lender’s percentage of such Borrowing to the next higher or lower whole Dollar amount.

SECTION 2.18 Sharing. Each Lender agrees that if it shall, through the exercise of a right of banker’s lien, setoff or counterclaim against the Borrower or any other Loan Party, or pursuant to a secured claim under Section 506 of the Bankruptcy Code or other security or interest arising from, or in lieu of, such secured claim, received by such Lender under any applicable bankruptcy, insolvency or other similar law or otherwise, or by any other means, obtain payment (voluntary or involuntary) in respect of any Loan or L/C Disbursement as a result of which the unpaid principal portion of its Loans and participations in L/C Disbursements shall be proportionately less than the unpaid principal portion of the Loans and participations in L/C Disbursements of any other Lender, it shall be deemed simultaneously to have purchased from such other Lender at face value, and shall promptly pay to such other Lender the purchase price for, a participation in the Loans and L/C Exposure of such other Lender, so that the aggregate unpaid principal amount of the Loans and L/C Exposure and participations in Loans and L/C Exposure held by each Lender shall be in the same proportion to the aggregate unpaid principal amount of all Loans and L/C Exposure then outstanding as the principal amount of its Loans and L/C Exposure prior to such exercise of banker’s lien, setoff or counterclaim or other event was to the principal amount of all Loans and L/C Exposure outstanding prior to such exercise of banker’s lien, setoff or counterclaim or other event; provided, however, that (i) if any such purchase or purchases or adjustments shall be made pursuant to this Section 2.18 and the payment giving rise thereto shall thereafter be recovered, such purchase or purchases or adjustments shall be rescinded to the extent of such recovery and the purchase price or prices or adjustment restored without interest, and (ii) the provisions of this Section 2.18 shall not be construed to apply to any payment made by the Borrower pursuant to and in accordance with the express terms of this Agreement or any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans to any assignee or participant, other than to the Borrower or any of its Restricted Subsidiaries (as to which the provisions of this Section 2.18 shall apply), other than as permitted pursuant to Section 9.04. The Borrower expressly consents to the foregoing arrangements and agrees that any Lender holding a participation in a Loan or L/C Disbursement deemed to have been so purchased may exercise any and all rights of banker’s lien, setoff or counterclaim with respect to any and all moneys owing by the Borrower to such Lender by reason thereof as fully as if such Lender had made a Loan directly to the Borrower in the amount of such participation.

SECTION 2.19 Payments. (a) The Borrower shall make each payment (including principal of or interest on any Borrowing or any L/C Disbursement or any Fees or other amounts) hereunder and under any other Loan Document not later than 12:00 (noon), New York City time, on the date when due in immediately available Dollars, without setoff, defense or counterclaim. Any amounts received after such time on any date may, in the discretion of the Administrative Agent, be deemed to have been received on the next succeeding Business Day for purposes of calculating the amounts due hereunder. Each such payment (other than Issuing Bank Fees, which shall be paid directly to the applicable Issuing Bank) shall be made to the Administrative Agent at its offices at 745 Seventh Avenue, New York, New York 10019. The Administrative Agent shall promptly distribute to each Lender any payments received by the Administrative Agent on behalf of such Lender.

(b) Except as otherwise expressly provided herein, whenever any payment (including principal of or interest on any Borrowing or any Fees or other amounts) hereunder or under any other Loan Document shall become due, or otherwise would occur, on a day that is not a Business Day, such payment may be made on the next succeeding Business Day, and such extension of time shall in such case be included in the computation of interest or Fees, if applicable.

(c) Unless the Administrative Agent shall have received notice from the Borrower prior to the date on which any payment is due to the Administrative Agent for the account of the Lenders or the applicable Issuing Bank hereunder that the Borrower will not make such payment, the Administrative Agent may assume that the Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Lenders or applicable Issuing Bank, as the case may be, the amount due. In such event, if the Borrower has not in fact made such payment, then each of the Lenders or applicable Issuing Bank, as the case may be, severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender or such Issuing Bank, with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent to represent its cost of overnight or short term funds (which determination shall be conclusive absent manifest error).

SECTION 2.20 Taxes. (a) Any and all payments by or on account of any obligation of any Loan Party hereunder or under any other Loan Document shall be made free and clear of and without deduction or withholding for any Taxes except as required by any applicable Law; provided that, if any Taxes are required by any applicable Law (as determined in the good faith discretion of an applicable Withholding Agent) to be withheld or deducted from such payments, then (i) the applicable Withholding Agent shall make such deductions or withholdings and shall pay the full amount deducted or withheld to the relevant Governmental Authority in accordance with applicable Law, and (ii) if any Taxes required to be withheld or deducted are Indemnified Taxes or Other Taxes, then the sum payable by such Loan Party shall be increased as necessary so that after making such required deductions or withholdings (including such deductions and withholdings of Indemnified Taxes and Other Taxes applicable to additional sums payable under this Section 2.20) the applicable Recipient receives an amount equal to the sum it would have received had no such deductions or withholdings been made.

(b) Without limiting the provisions of subsection (a) above, the Borrower shall pay to the relevant Governmental Authority in accordance with applicable law, or at the option of the Administrative Agent timely reimburse it for the payment of, any Other Taxes.

(c) Without duplication of Sections 2.20(a) or (b) above, the Borrower shall indemnify each Recipient within ten (10) days after written demand therefor, for the full amount of any Indemnified Taxes or Other Taxes paid by the Administrative Agent, such Lender or such Issuing Bank, as the case may be, on or with respect to any payment by or on account of any obligation of the Borrower hereunder or under any other Loan Document (including Indemnified Taxes or Other Taxes imposed or asserted on or attributable to amounts payable under this Section 2.20) and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. Notwithstanding anything herein to the contrary, a Recipient shall not be indemnified for any Indemnified Taxes hereunder unless the Administrative Agent, such Lender or Issuing Bank shall make written demand on Borrower for reimbursement of such Indemnified Taxes no later than 180 days after the earlier of (i) the date on which the relevant Governmental Authority makes written demand upon the Recipient for payment of such Indemnified Taxes, and (ii) the date on which the Recipient has made payment of such Indemnified Taxes. A certificate as to the amount of such payment or liability delivered to the Borrower by a Lender or an Issuing Bank (with a copy to the Administrative Agent), or by the Administrative Agent on behalf of itself, a Lender or an Issuing Bank, shall be conclusive absent manifest error.

(d) As soon as practicable after any payment of Indemnified Taxes or Other Taxes by the Borrower to a Governmental Authority, the Borrower shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.

(e) (i) Any Lender that is entitled to an exemption from or reduction of withholding Tax with respect to payments made under any Loan Document shall deliver to the Borrower and the Administrative Agent, at the time or times reasonably requested by the Borrower or the Administrative Agent, such properly completed and executed documentation reasonably requested by the Borrower or the Administrative Agent as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, any Lender, if reasonably requested by the Borrower or the Administrative Agent, shall deliver such other documentation prescribed by applicable Law or reasonably requested by the Borrower or the Administrative Agent as will enable the Borrower or the Administrative Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements. Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in Section 2.20(e)(ii)(A), (ii)(B) and (ii)(D) below) shall not be required if in the Lender’s reasonable judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender. If any form or certification previously delivered pursuant to this Section 2.20(e) or Section 2.20(g) expires or becomes obsolete or inaccurate in any respect with respect to a Recipient, such Recipient shall promptly (and in any event within 10 days after such expiration, obsolescence or inaccuracy) notify the Borrower and the Administrative Agent in writing of such expiration, obsolescence or inaccuracy and update the form or certification if it is legally eligible to do so.

(ii) Without limiting the generality of the foregoing,

(A) any Lender that is a U.S. Person shall deliver to the Borrower and the Administrative Agent on or prior to the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), executed copies of IRS Form W-9 certifying that such Lender is exempt from U.S. federal backup withholding tax;

(B) any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), whichever of the following is applicable:

(1) in the case of a Foreign Lender claiming the benefits of an income tax treaty to which the United States is a party (x) with respect to payments of interest under any Loan Document, executed copies of IRS Form W-8BEN or IRS Form W-8BEN-E, as applicable, (or its successor form) establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “interest” article of such tax treaty and (y) with respect to any other applicable payments under any Loan Document, IRS Form W-8BEN or IRS Form W-8BEN-E, as applicable, (or its successor form) establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “business profits” or “other income” article of such tax treaty;

(2) executed copies of IRS Form W-8ECI;

(3) in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code, (x) a certificate substantially in the form of Exhibit K-1 to the effect that such Foreign Lender is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code, a “10 percent shareholder” of the Borrower within the meaning of Section 881(c)(3)(B) of the Code, or a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code (a “U.S. Tax Compliance Certificate”) and (y) executed copies of IRS Form W-8BEN or IRS Form W-8BEN-E, as applicable, (or its successor form); or

(4) to the extent a Foreign Lender is not the beneficial owner, executed copies of IRS Form W-8IMY, accompanied by IRS Form W-8ECI, IRS Form W-8BEN or IRS Form W-8BEN-E, as applicable, (or its successor form), a U.S. Tax Compliance Certificate substantially in the form of Exhibit K-2 or Exhibit K-3, IRS Form W-9, and/or other certification documents from each beneficial owner, as applicable; provided that if the Foreign Lender is a partnership and one or more direct or indirect partners of such Foreign Lender are claiming the portfolio interest exemption, such Foreign Lender may provide a U.S. Tax Compliance Certificate substantially in the form of Exhibit K-4 on behalf of each such direct and indirect partner;

(C) any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), executed copies of any other form prescribed by applicable law as a basis for claiming exemption from or a reduction in U.S. federal withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by applicable law to permit the Borrower or the Administrative Agent to determine the withholding or deduction required to be made; and

(D) if a payment made to a Recipient under any Loan Document would be subject to U.S. federal withholding Tax imposed by FATCA if such Recipient were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Recipient shall deliver to the Borrower and the Administrative Agent at the time or times prescribed by law and at such time or times reasonably requested by the Borrower or the Administrative Agent such documentation prescribed by applicable Law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Borrower or the Administrative Agent as may be necessary for the Borrower and the Administrative Agent to comply with their obligations under FATCA and to determine that such Recipient has complied with such Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of this clause (D) and paragraph (g), hereof, “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

(f) If the Administrative Agent, any Lender or any Issuing Bank determines, in its discretion, exercised in good faith, that it has received a refund of any Taxes as to which it has been indemnified by an indemnifying party or with respect to which an indemnifying party has paid additional amounts pursuant to this Section 2.20, it shall pay over such refund to the indemnifying party (but only to the extent of indemnity payments made, or additional amounts paid, by the indemnifying party under this Section 2.20 with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses (including Taxes) of the Administrative Agent, such Lender or such Issuing Bank, as the case may be, and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund), provided that the indemnifying party, upon the request of the Administrative Agent, such Lender or such Issuing Bank, agrees to repay the amount paid over to the indemnifying party (plus any interest, penalties or other charges imposed by the relevant Governmental Authority) to the Administrative Agent, such Lender or such Issuing Bank in the event the Administrative Agent, such Lender or such Issuing Bank is required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary in this Section 2.20(f), in no event will the Administrative Agent, any Lender or any Issuing Bank be required to pay any amount to an indemnifying party pursuant to this paragraph to the extent the payment of such amount would place the Administrative Agent, such Lender or such Issuing Bank in a less favorable net after-Tax position than it would have been in if the indemnification payments or additional amounts giving rise to such refund had never been paid. Nothing in this Section 2.20(f) shall be construed to require the Administrative Agent, any Lender or any Issuing Bank to make available its Tax returns (or any other information relating to its Taxes that it deems confidential) to the Borrower or any other Person.

(g) On or before the date that Barclays Bank PLC (or any successor or replacement Administrative Agent) becomes the Administrative Agent hereunder, it shall deliver to the Borrower two duly executed originals of either (i) IRS Form W-9, or (ii) IRS Form W-8ECI (with respect to any payments to be received on its own behalf) and IRS Form W-8IMY (for all other payments), establishing that the Borrower can make payments to the Administrative Agent without deduction or withholding of any Taxes imposed by the United States, including Taxes imposed under FATCA.

(h) For purposes of this Section 2.20, the term “Lender” includes any Issuing Bank and the term “applicable Law” includes FATCA.

SECTION 2.21 Assignment of Commitments Under Certain Circumstances; Duty to Mitigate. (a) In the event (i) any Lender or any Issuing Bank delivers a certificate requesting compensation pursuant to Section 2.14, (ii) any Lender or any Issuing Bank delivers a notice described in Section 2.15, (iii) the Borrower is required to pay any additional amount to any Lender or any Issuing Bank or any Governmental Authority on account of any Lender or any Issuing Bank pursuant to Section 2.20, (iv) any

Lender refuses to consent to any amendment, waiver or other modification of any Loan Document requested by the Borrower that requires the consent of all Lenders or all Lenders directly and adversely affected thereby and such amendment, waiver or other modification is consented to by the Required Lenders, or (v) any Lender becomes a Defaulting Lender, then, in each case, the Borrower may, at its sole expense and effort (including with respect to the processing and recordation fee referred to in Section 9.04(b)(v)), upon notice to such Lender or such Issuing Bank, as the case may be, and the Administrative Agent, require such Lender or such Issuing Bank to transfer and assign, without recourse (in accordance with and subject to the restrictions contained in Section 9.04), all of its interests, rights (other than its existing rights to payments pursuant to Sections 2.14, 2.16 and 2.20, its rights pursuant to Section 9.05 in respect of the period in which it was a Lender (and its rights in respect of any outstanding Letter of Credit issued by such Lender)) and obligations under this Agreement (or, in the case of clause (iv) above, all of its interests, rights and obligation with respect to the Class of Loans or Commitments that is the subject of the related consent, amendment, waiver or other modification) to an Eligible Assignee (which Eligible Assignee (x) may be an Affiliated Lender only if Section 9.04(k) is complied with and (y) may not be the Borrower or any Subsidiary thereof) that shall assume such assigned obligations and, with respect to clause (iv) above, shall consent to such requested amendment, waiver or other modification of any Loan Documents (which assignee may be another Lender, if a Lender accepts such assignment); provided that (x) such assignment shall not conflict with any law, rule or regulation or order of any court or other Governmental Authority having jurisdiction, (y) the Borrower shall have received the prior written consent of the Administrative Agent (and, if a Revolving Credit Commitment is being assigned, of each Issuing Bank and the Swing Line Lender), which consents shall not unreasonably be withheld, conditioned or delayed, and (z) the Borrower or such assignee shall have paid to the affected Lender or the affected Issuing Bank in immediately available funds an amount equal to the sum of the principal of and interest accrued to the date of such payment on the outstanding Loans or L/C Disbursements of such Lender or such Issuing Bank, respectively, plus all Fees and other amounts accrued for the account of such Lender or such Issuing Bank hereunder with respect thereto (including any amounts under Sections 2.14, 2.16 and 2.20 and, in the case of clause (iv) (if the amendment, waiver or other modification was in respect of a Repricing Event), if applicable, the prepayment fee referred to in Section 2.11(c), which fee shall be payable by the Borrower); provided further that, if prior to any such transfer and assignment the circumstances or event that resulted in such Lender’s or such Issuing Bank’s claim for compensation under Section 2.14, notice under Section 2.15, entitlement to receive amounts pursuant to Section 2.20 or being a Defaulting Lender, as the case may be, cease to cause such Lender or such Issuing Bank to suffer increased costs or reductions in amounts received or receivable or reduction in return on capital, or cease to have the consequences specified in Section 2.15, or cease to result in amounts being payable under Section 2.20, or cease to cause such Lender to be a Defaulting Lender, as the case may be (including as a result of any action taken by such Lender or such Issuing Bank pursuant to paragraph (b) below), or if such Lender or such Issuing Bank shall waive its right to claim further compensation under Section 2.14 in respect of such circumstances or event or shall withdraw its notice under Section 2.15 or shall waive its right to further payments under Section 2.20 in respect of such circumstances or event or shall consent to the proposed amendment, waiver, consent or other modification, as the case may be, or shall cease to be a Defaulting Lender, then such Lender or such Issuing Bank shall not thereafter be required to make any such transfer and assignment hereunder. Notwithstanding anything to the contrary, in the event that a Lender that is being replaced pursuant to this Section 2.21(a) does not execute an Assignment and Acceptance Agreement (or an Affiliated Lender Assignment and Acceptance Agreement) within one (1) Business Day after being requested to do so, such assignment shall be deemed to have occurred on such Business Day without such Lender’s execution of such documentation but after satisfaction of the other conditions set forth herein.

(b) If (i) any Lender or any Issuing Bank shall request compensation under Section 2.14, (ii) any Lender or any Issuing Bank delivers a notice described in Section 2.15 or (iii) the Borrower is required to pay any additional amount to any Lender or any Issuing Bank or any Governmental Authority

on account of any Lender or any Issuing Bank pursuant to Section 2.20, then such Lender or such Issuing Bank shall use reasonable efforts (which shall not require such Lender or such Issuing Bank to incur an unreimbursed loss or unreimbursed cost or expense or otherwise take any action inconsistent with its legal or regulatory restrictions or suffer any disadvantage or burden deemed by it to be significant) (x) to file any certificate or document reasonably requested in writing by the Borrower or (y) to assign its rights and delegate and transfer its obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of such Lender, such filing or assignment would reduce its claims for compensation under Section 2.14 or enable it to withdraw its notice pursuant to Section 2.15 or would reduce amounts payable pursuant to Section 2.20, as the case may be, in the future. The Borrower hereby agrees to pay all reasonable costs and expenses incurred by any Lender or any Issuing Bank in connection with any such filing or assignment, delegation and transfer.

SECTION 2.22 Defaulting Lender. (a) Notwithstanding anything to the contrary contained in this Agreement, if any Lender becomes a Defaulting Lender, then the following provisions shall apply for so long as such Lender is a Defaulting Lender:

(i) Waivers and Amendments. Such Defaulting Lender’s right to approve or disapprove any amendment, waiver or consent with respect to this Agreement shall be restricted as set forth in the definition of Required Lenders and in Section 9.08.

(ii) Defaulting Lender Waterfall. Any payment of principal, interest, fees or other amounts received by the Administrative Agent for the account of such Defaulting Lender (whether voluntary or mandatory, at maturity, pursuant to Article VII or otherwise) or received by the Administrative Agent from a Defaulting Lender pursuant to Section 9.06 shall be applied at such time or times as may be determined by the Administrative Agent as follows: first, to the payment of any amounts owing by such Defaulting Lender to the Administrative Agent hereunder; second, to the payment on a pro rata basis of any amounts owing by such Defaulting Lender to the Issuing Banks and Swing Line Lender hereunder; third, on a pro rata basis to cash collateralize each Issuing Bank’s Fronting Exposure with respect to such Defaulting Lender in accordance with Section 2.22(d) and to pay to the Swing Line Lender its Fronting Exposure with respect to such Defaulting Lender; fourth, as the Borrower may request (so long as no Default or Event of Default exists), to the funding of any Loan in respect of which such Defaulting Lender has failed to fund its portion thereof as required by this Agreement, as determined by the Administrative Agent; fifth, if so determined by the Administrative Agent and the Borrower, to be held in a deposit account and released pro rata in order to (x) satisfy such Defaulting Lender’s potential future funding obligations with respect to Loans under this Agreement and (y) cash collateralize the Issuing Banks’ and Swing Line Lenders’ future Fronting Exposure with respect to such Defaulting Lender with respect to future Letters of Credit and Swing Line Loans, if any and as applicable, issued under this Agreement, in accordance with Section 2.22(d) (in the case of Letters of Credit); sixth, to the payment of any amounts owing to the Lenders or the Issuing Banks as a result of any judgment of a court of competent jurisdiction obtained by any Lender or the Issuing Bank against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; seventh, so long as no Default or Event of Default exists, to the payment of any amounts owing to the Borrower as a result of any judgment of a court of competent jurisdiction obtained by the Borrower against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; and eighth, to such Defaulting Lender or as otherwise directed by a court of competent jurisdiction; provided that if (x) such payment is a payment of the principal amount of any Loans or L/C Disbursements in respect of which such Defaulting Lender has not fully funded its appropriate share, and (y) such Loans were made or the related Letters of Credit were issued at a time when the conditions set forth in Section 4.01 were satisfied or waived, such payment shall be applied solely to pay the

Loans of, and L/C Disbursements owed to, all Non-Defaulting Lenders of the applicable Class on a pro rata basis prior to being applied to the payment of any Loans of, or L/C Disbursements owed to, such Defaulting Lender until such time as all Loans and L/C Exposure are held by the Lenders of the applicable Class pro rata in accordance with the Commitments under the applicable Class without giving effect to Section 2.22(a)(iv). Any payments, prepayments or other amounts paid or payable to a Defaulting Lender that are applied (or held) to pay amounts owed by a Defaulting Lender or to post cash collateral pursuant to this Section 2.22(a)(ii) shall be deemed paid to and redirected by such Defaulting Lender, and each Lender irrevocably consents hereto.

(iii) Certain Fees. (A) No Defaulting Lender shall be entitled to receive any Commitment Fee for any period during which that Lender is a Defaulting Lender (and the Borrower shall not be required to pay any such fee that otherwise would have been required to have been paid to that Defaulting Lender).

(B) Each Defaulting Lender shall be entitled to receive L/C Participation Fees for any period during which that Lender is a Defaulting Lender only to the extent allocable to its Pro Rata Percentage of the stated amount of Letters of Credit for which it has provided cash collateral pursuant to Section 2.22(d).

(C) With respect to any L/C Participation Fee not required to be paid to any Defaulting Lender pursuant to clause (B) above, the Borrower shall (x) pay to each Non-Defaulting Lender that portion of any such fee otherwise payable to such Defaulting Lender with respect to such Defaulting Lender’s obligation to fund participations in respect of Letters of Credit that have been reallocated to such Non-Defaulting Lender pursuant to clause (iv) below, (y) pay to each Issuing Bank the amount of any such fee otherwise payable to such Defaulting Lender to the extent allocable to such Issuing Bank’s Fronting Exposure to such Defaulting Lender, and (z) not be required to pay the remaining amount of any such fee.

(iv) Reallocation of Participations to Reduce Fronting Exposure. So long as no Event of Default shall have occurred and be continuing, all or any part of such Defaulting Lender’s obligation to fund participations in respect of Swing Line Loans and Letters of Credit shall be reallocated among the Revolving Credit Lenders that are Non-Defaulting Lenders in accordance with their respective Pro Rata Percentages (calculated without regard to such Defaulting Lender’s Commitment) but only to the extent that such reallocation does not cause the aggregate Revolving Credit Exposure of any such Non-Defaulting Lender to exceed such Non-Defaulting Lender’s Revolving Credit Commitment. No reallocation hereunder shall constitute a waiver or release of any claim of any party hereunder against a Defaulting Lender arising from that Lender having become a Defaulting Lender, including any claim of a Non-Defaulting Lender as a result of such Non-Defaulting Lender’s increased exposure following such reallocation.

(v) Cash Collateral and Repayment of Swing Line Loans. If the reallocation described in clause (iv) above cannot, or can only partially, be effected, the Borrower shall, without prejudice to any right or remedy available to it hereunder or under law, cash collateralize any Issuing Bank’s Fronting Exposure in accordance with the procedures set forth in Section 2.22(d) and repay any Swing Line Lender’s Fronting Exposure by repaying the Swing Line Loans such that such Fronting Exposure is reduced to zero.

(b) Defaulting Lender Cure. If the Borrower, the Administrative Agent, each Swing Line Lender and each Issuing Bank agree in writing that a Lender is no longer a Defaulting Lender, the

Administrative Agent will so notify the parties hereto, whereupon as of the effective date specified in such notice and subject to any conditions set forth therein (which may include arrangements with respect to any cash collateral), that Lender will, to the extent applicable, purchase at par that portion of outstanding Loans of the other Lenders or take such other actions as the Administrative Agent may determine to be necessary to cause the Loans and funded and unfunded participations in Letters of Credit to be held pro rata by the Revolving Credit Lenders in accordance with the Revolving Credit Commitments (without giving effect to Section 2.22(a)(iv)), whereupon such Lender will cease to be a Defaulting Lender; provided that no adjustments will be made retroactively with respect to fees accrued or payments made by or on behalf of the Borrower while that Lender was a Defaulting Lender; and provided, further, that except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Defaulting Lender to Non-Defaulting Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender.

(c) New Swing Line Loans and Letters of Credit. So long as any Lender is a Defaulting Lender, (i) no Swing Line Lender shall be required to fund any Swing Line Loan and (ii) no Issuing Bank shall be required to issue, extend, renew or increase any Letter of Credit except in accordance with Section 2.24(a), in each case unless it is satisfied that the related exposure will be 100% covered by the Revolving Credit Commitments of the Non-Defaulting Lenders or (in the case of Letters of Credit) cash collateral will be provided by the Borrower in accordance with Section 2.24(j), and participating interests in any such newly issued or increased Letter of Credit or newly made Swing Line Loan shall be allocated among Non-Defaulting Lenders in a manner consistent with Section 2.22(a)(iv) (and Defaulting Lenders shall not participate therein).

(d) Cash Collateral. (i) At any time that there shall exist a Defaulting Lender, within one (1) Business Day following the written request of the Administrative Agent or any Issuing Bank (with a copy to the Administrative Agent) the Borrower shall cash collateralize such Issuing Bank’s Fronting Exposure with respect to such Defaulting Lender (determined after giving effect to Section 2.22(a)(iv) and any cash collateral provided by such Defaulting Lender) in an amount not less than the Minimum Collateral Amount.

(ii) The Borrower, and to the extent provided by any Defaulting Lender, such Defaulting Lender, hereby grants to the Administrative Agent, for the benefit of each Issuing Bank, and agrees to maintain, a first priority security interest in all such cash collateral as security for the Defaulting Lender’s obligation to fund participations in respect of Letters of Credit, to be applied pursuant to Section 2.24(j). If at any time the Administrative Agent determines that cash collateral is subject to any right or claim of any Person other than the Administrative Agent and such Issuing Bank as herein provided, or that the total amount of such cash collateral is less than the Minimum Collateral Amount, the Borrower will, promptly upon demand by the Administrative Agent, pay or provide to the Administrative Agent additional cash collateral in an amount sufficient to eliminate such deficiency (after giving effect to any cash collateral provided by the Defaulting Lender).

(iii) Notwithstanding anything to the contrary contained in this Agreement, cash collateral provided under this Section 2.22 in respect of Letters of Credit shall be applied to the satisfaction of the Defaulting Lender’s obligation to fund participations in respect of Letters of Credit (including, as to cash collateral provided by a Defaulting Lender, any interest accrued on such obligation) for which the cash collateral was so provided, prior to any other application of such property as may otherwise be provided for herein.

(iv) Cash collateral (or the appropriate portion thereof) provided to reduce any Issuing Bank’s Fronting Exposure shall no longer be required to be held as cash collateral pursuant to this Section 2.22 following (i) the elimination of the applicable Fronting Exposure (including by the termination of Defaulting Lender status of the applicable Lender), or (ii) the determination by the Administrative Agent and such Issuing Bank that there exists excess cash collateral; provided that, subject to this Section 2.22 the Person providing cash collateral and such Issuing Bank may agree that cash collateral shall be held to support future anticipated Fronting Exposure or other obligations; and provided, further that to the extent that such cash collateral was provided by the Borrower, such cash collateral shall remain subject to the security interest granted pursuant to the Loan Documents.

SECTION 2.23 Swing Line Loans. (a) Subject to the terms and conditions set forth herein, the Swing Line Lender agrees to make Swing Line Loans to the Borrower from time to time prior to the Revolving Credit Maturity Date in Dollars, in an aggregate principal amount at any time outstanding that will not result in (x) the aggregate principal amount of outstanding Swing Line Loans exceeding the total Swing Line Commitment, (y) the outstanding Swing Line Loans of the Swing Line Lender exceeding the Swing Line Lender’s Swing Line Commitment or (z) the Aggregate Revolving Credit Exposure exceeding the Total Revolving Credit Commitments; provided that the Swing Line Lender shall not be required to make a Swing Line Loan to refinance an outstanding Swing Line Borrowing. Within the foregoing limits and subject to the terms and conditions set forth herein, the Borrower may borrow, prepay and reborrow Swing Line Loans. Notwithstanding anything to the contrary contained in this Section 2.23 or elsewhere in this Agreement, in the event that a Revolving Credit Lender is a Defaulting Lender, no Swing Line Lender shall be required to issue or extend any Swing Line Loan, unless any Fronting Exposure in respect thereof, after giving effect to the extension of such Swing Line Loan, may be reallocated among Non-Defaulting Lenders in accordance with Section 2.22(a)(iv) or, if such reallocation is not available in accordance with such Section, the Swing Line Lender has entered into arrangements satisfactory to it, in its sole discretion, and the Borrower to eliminate the Swing Line Lender’s risk with respect to the participation in Swing Line Loans by all such Defaulting Lenders, which may include prepaying such Swing Line Loans while any Fronting Exposure exists in relation thereto.

(b) To request a Swing Line Borrowing, the Borrower shall notify the Swing Line Lender and the Administrative Agent of such request by not later than 1:00 p.m., New York City time on the day of the proposed Swing Line Borrowing by delivering a Swing Line Borrowing Request. Each such notice and Swing Line Borrowing Request shall be irrevocable and shall specify (i) the requested date (which shall be a Business Day), (ii) the amount of the requested Swing Line Borrowing, (iii) the term of such Swing Line Loan and (iv) the location and number of the Borrower’s account to which funds are to be disbursed. The Swing Line Lender shall make each Swing Line Loan in accordance with Section 2.02 on the proposed date thereof by wire transfer of immediately available funds by 4:00 p.m., New York City time, to the account of the Borrower.

(c) Immediately upon the making of a Swing Line Loan, each Revolving Credit Lender shall be deemed to, and hereby irrevocably and unconditionally agrees to, purchase from the Swing Line Lender a risk participation in such Swing Line Loan in an amount equal to such Revolving Credit Lender’s Pro Rata Percentage of such Swing Line Loan. The Swing Line Lender shall deliver the Swing Line Borrowing Request to the Administrative Agent which shall promptly deliver such Swing Line Borrowing Request to each Revolving Credit Lender. Each Revolving Credit Lender hereby absolutely and unconditionally agrees, upon receipt of notice of the Swing Line Borrowing Request, to pay to the Administrative Agent for the account of the Swing Line Lender, such Revolving Credit Lender’s Pro Rata Percentage of such Swing Line Loan or Loans. Each Revolving Credit Lender acknowledges and agrees that its respective obligation to acquire participations in Swing Line Loans pursuant to this paragraph is absolute and unconditional and shall not be affected by any circumstance whatsoever, including the occurrence and continuance of a Default or reduction or termination of the Commitments, and that each such payment shall be made without any offset, abatement, withholding or reduction whatsoever. Each

Revolving Credit Lender shall comply with its obligation under this paragraph by wire transfer of immediately available funds, in the same manner as provided in Section 2.02 with respect to Loans made by such Revolving Credit Lender (and Section 2.02 shall apply, mutatis mutandis, to the payment obligations of the Lenders), and the Administrative Agent shall promptly pay to the Swing Line Lender the amounts so received by it from the Revolving Credit Lenders. The Administrative Agent shall notify the Borrower of any participations in any Swing Line Loan acquired pursuant to this paragraph (c), and thereafter payments by the Borrower in respect of such Swing Line Loan shall be made to the Administrative Agent and not to the Swing Line Lender. Any amounts received by a Swing Line Lender from the Borrower (or any other party on behalf of the Borrower) in respect of a Swing Line Loan after receipt by the Swing Line Lender of the proceeds of a sale of participations therein shall be remitted promptly to the Administrative Agent; any such amounts received by the Administrative Agent shall be remitted promptly by the Administrative Agent to the Revolving Credit Lenders that shall have made their payments pursuant to this paragraph and to the Swing Line Lender, as their interests may appear; provided that any such payment so remitted shall be repaid to the Swing Line Lender or to the Administrative Agent, as applicable, if and to the extent such payment is required to be refunded to the Borrower for any reason. The purchase of participations in a Swing Line Loan pursuant to this paragraph shall not relieve the Borrower of any default in the payment thereof otherwise expressly provided herein.

(d) At any time after any Revolving Credit Lender has purchased and funded a risk participation in a Swing Line Loan, if the Swing Line Lender receives any payment on account of such Swing Line Loan, the Swing Line Lender will distribute to such Revolving Credit Lender its Pro Rata Percentage thereof in the same funds as those received by the Swing Line Lender. If any payment received by the Swing Line Lender in respect of principal or interest on any Swing Line Loan is required to be returned to the Borrower by the Swing Line Lender under any circumstances (including pursuant to any settlement entered into by the Swing Line Lender in its discretion), each Revolving Credit Lender shall pay to the Swing Line Lender its Pro Rata Percentage thereof on demand of the Administrative Agent, plus interest thereon from the date of such demand to the date such amount is returned, at a rate per annum equal to the Federal Funds Effective Rate. The Administrative Agent will make such demand upon the request of the Swing Line Lender. The obligations of the Lenders under this clause shall survive the payment in full of the Obligations and the termination of this Agreement.

SECTION 2.24 Letters of Credit. (a) General. The Borrower may request the issuance of a Letter of Credit for its own account or for the account of any other Loan Party (in which case the Borrower and such Loan Party shall be co-applicants with respect to such Letter of Credit), in a form reasonably acceptable to the Administrative Agent and the applicable Issuing Bank, at any time and from time to time on or prior to the date immediately preceding the termination of the L/C Commitment in accordance with Section 2.09(a). This Section shall not be construed to impose an obligation upon any Issuing Bank to issue any Letter of Credit that is inconsistent with the terms and conditions of this Agreement. Notwithstanding anything to the contrary contained in this Section 2.24 or elsewhere in this Agreement, in the event that a Revolving Credit Lender is a Defaulting Lender, no Issuing Bank shall be required to issue or extend any Letter of Credit, as applicable, unless any Fronting Exposure in respect thereof, after giving effect to the issuance of such Letter of Credit, may be reallocated among Non-Defaulting Lenders in accordance with Section 2.22(a)(iv) or, if such reallocation is not available in accordance with such Section, each Issuing Bank has entered into arrangements satisfactory to it, in its sole discretion, and the Borrower to eliminate such Issuing Bank’s risk with respect to the participation in Letters of Credit by all such Defaulting Lenders, which may include by cash collateralizing (in an amount not less than the Minimum Collateral Amount) each such Defaulting Lender’s Pro Rata Percentage of each Letter of Credit issued or outstanding while such Defaulting Lender remains a Defaulting Lender.

(b) Notice of Issuance, Amendment, Renewal, Extension; Certain Conditions. (i) In order to request the issuance of a Letter of Credit (or to amend, renew or extend an existing Letter of Credit),

the Borrower shall hand deliver or fax to the applicable Issuing Bank and the Administrative Agent (not later than 1:00 p.m. (New York City time) at least five (5) Business Days (or such shorter period as such Issuing Bank and the Administrative Agent may agree in a particular instance in their sole discretion) prior to the proposed issuance date or date of amendment, as the case may be) an L/C Extension Notice together with such Issuing Bank’s Letter of Credit application form (if any), appropriately completed and signed by a Responsible Officer of the Borrower and including agreed-upon draft language for such Letter of Credit reasonably acceptable to the applicable Issuing Bank, or identifying the Letter of Credit to be amended, renewed or extended, the date of issuance, amendment, renewal or extension (which shall be a Business Day), the date on which such Letter of Credit is to expire (which shall comply with paragraph (c) below), the amount of such Letter of Credit, the name and address of the beneficiary thereof, the documents to be presented by such beneficiary in case of any drawing thereunder, the full text of any certificate to be presented by such beneficiary in case of any drawing thereunder, the nature of the proposed amendment (in the case of an amendment), any Letter of Credit application form required by the applicable Issuing Bank and such other information as shall be necessary to prepare such Letter of Credit. A Letter of Credit shall be issued, amended, renewed or extended only if, and upon issuance, amendment, renewal or extension of each Letter of Credit the Borrower shall be deemed to represent and warrant that, after giving effect to such issuance, amendment, renewal or extension (x) the Aggregate Revolving Credit Exposure shall not exceed the Total Revolving Credit Commitment and (y) the aggregate face amount of Letters of Credit issued by any Issuing Bank shall not exceed its L/C Commitment.

(ii) No Issuing Bank shall be under any obligation to issue any Letter of Credit if:

(A) any order, judgment or decree of any Governmental Authority or arbitrator shall by its terms purport to enjoin or restrain such Issuing Bank from issuing such Letter of Credit, or any law applicable to such Issuing Bank or any request or directive (whether or not having the force of law) from any Governmental Authority with jurisdiction over such Issuing Bank shall prohibit, or request that such Issuing Bank refrain from, the issuance of letters of credit generally or such Letter of Credit in particular or shall impose upon such Issuing Bank with respect to such Letter of Credit any restriction, reserve or capital requirement (for which such Issuing Bank is not otherwise compensated hereunder) not in effect on the Closing Date, or shall impose upon such Issuing Bank any unreimbursed loss, cost or expense which was not applicable on the Closing Date and which such Issuing Bank in good faith deems material to it;

(B) the issuance of such Letter of Credit would violate one or more policies of such Issuing Bank applicable to letters of credit generally;

(C) except as otherwise agreed by the Administrative Agent and such Issuing Bank, such Letter of Credit is in an initial stated amount less than $10,000;

(D) such Letter of Credit is to be denominated in a currency other than Dollars; or

(E) such Letter of Credit contains any provisions for automatic reinstatement of the stated amount after any drawing thereunder.

(iii) No Issuing Bank shall be under any obligation to amend or extend any Letter of Credit if (A) such Issuing Bank would have no obligation at such time to issue the Letter of Credit in its amended form under the terms hereof or (B) the beneficiary of such Letter of Credit does not accept the proposed amendment thereto.

(c) Expiration Date. Each Letter of Credit shall expire at the close of business on the earlier of the date one year after the date of the issuance of such Letter of Credit and the date that is five (5) Business Days prior to the Revolving Credit Maturity Date, unless such Letter of Credit expires by its terms on an earlier date; provided, however, that a Letter of Credit may, upon the request of the Borrower, include a provision whereby such Letter of Credit shall be renewed automatically for additional consecutive periods of 12 months or less (but not beyond the date that is five (5) Business Days prior to the Revolving Credit Maturity Date) unless the applicable Issuing Bank notifies the beneficiary thereof at least 30 days (or such longer period as may be specified in such Letter of Credit and as agreed by the Issuing Bank) prior to the then-applicable expiration date that such Letter of Credit will not be renewed.

(d) Participations. By the issuance of a Letter of Credit and without any further action on the part of the applicable Issuing Bank or the Lenders, such Issuing Bank hereby grants to each Revolving Credit Lender, and each such Lender hereby acquires from such Issuing Bank, a participation in such Letter of Credit equal to such Lender’s Pro Rata Percentage of the aggregate amount available to be drawn under such Letter of Credit, effective upon the issuance of such Letter of Credit. In consideration and in furtherance of the foregoing, each Revolving Credit Lender hereby absolutely and unconditionally agrees to pay to the Administrative Agent, for the account of the applicable Issuing Bank, such Lender’s Pro Rata Percentage of each L/C Disbursement made by such Issuing Bank and not reimbursed by the Borrower (or, if applicable, another party pursuant to its obligations under any other Loan Document) forthwith on the date due as provided in Section 2.02(f). Each Revolving Credit Lender acknowledges and agrees that its obligation to acquire participations pursuant to this paragraph in respect of Letters of Credit is absolute and unconditional and shall not be affected by any circumstance whatsoever, including the occurrence and continuance of a Default or an Event of Default, and that each such payment shall be made without any offset, abatement, withholding or reduction whatsoever.

(e) Reimbursement. If any Issuing Bank shall make any L/C Disbursement in respect of a Letter of Credit, the Borrower shall pay to the Administrative Agent an amount equal to such L/C Disbursement not later than 10:00 a.m., New York City time, on the immediately following Business Day after the Borrower shall have received notice from such Issuing Bank that payment of such draft will be made; provided that if the Issuing Bank notifies the Borrower of such L/C Disbursement prior to 11:00 a.m., New York City time, on the date of such L/C Disbursement, the Borrower shall pay to the Administrative Agent an amount equal to such L/C Disbursement not later than 3:00 p.m., New York City time, on such date.

(f) Obligations Absolute. The Borrower’s obligations to reimburse L/C Disbursements as provided in paragraph (e) above shall be absolute, unconditional and irrevocable, and shall be performed strictly in accordance with the terms of this Agreement, under any and all circumstances whatsoever, and irrespective of:

(i) any lack of validity or enforceability of any Letter of Credit or any Loan Document, or any term or provision therein;

(ii) any amendment or waiver of or any consent to departure from all or any of the provisions of any Letter of Credit or any Loan Document;

(iii) the existence of any claim, setoff, defense or other right that the Borrower, any other party guaranteeing, or otherwise obligated with, the Borrower, any Subsidiary or other Affiliate thereof or any other Person may at any time have against the beneficiary under any Letter of Credit, the applicable Issuing Bank, the Administrative Agent or any Lender or any other Person, whether in connection with this Agreement, any other Loan Document or any other related or unrelated agreement or transaction;

(iv) any draft or other document presented under a Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect;

(v) payment by the applicable Issuing Bank under a Letter of Credit against presentation of a draft or other document that does not comply with the terms of such Letter of Credit; and

(vi) any other act or omission to act or delay of any kind of the applicable Issuing Bank, the Lenders, the Administrative Agent or any other Person or any other event or circumstance whatsoever, whether or not similar to any of the foregoing, that might, but for the provisions of this Section, constitute a legal or equitable discharge of the Borrower’s obligations hereunder.

Without limiting the generality of the foregoing, it is expressly understood and agreed that the absolute and unconditional obligation of the Borrower hereunder to reimburse L/C Disbursements will not be excused by the gross negligence or willful misconduct of the applicable Issuing Bank. However, the foregoing shall not be construed to excuse such Issuing Bank from liability to the Borrower to the extent of any direct damages (as opposed to consequential damages, claims in respect of which are hereby waived by the Borrower to the extent permitted by applicable law) suffered by the Borrower that are determined in a final, non-appealable decision of a court of competent jurisdiction to have resulted from such Issuing Bank’s gross negligence or willful misconduct in determining whether drafts and other documents presented under a Letter of Credit comply with the terms thereof. It is further understood and agreed that the applicable Issuing Bank may accept documents that appear on their face to be in order, without responsibility for further investigation, regardless of any notice or information to the contrary and, in making any payment under any Letter of Credit issued by such Issuing Bank, (i) such Issuing Bank’s exclusive reliance on the documents presented to it under such Letter of Credit as to any and all matters set forth therein, including reliance on the amount of any draft presented under such Letter of Credit, whether or not the amount due to the beneficiary thereunder equals the amount of such draft and whether or not any document presented pursuant to such Letter of Credit proves to be insufficient in any respect, if such document on its face appears to be in order, and whether or not any other statement or any other document presented pursuant to such Letter of Credit proves to be forged or invalid or any statement therein proves to be inaccurate or untrue in any respect whatsoever and (ii) any noncompliance in any immaterial respect of the documents presented under such Letter of Credit with the terms thereof shall, in each case, be deemed not to constitute gross negligence or willful misconduct of such Issuing Bank.

(g) Disbursement Procedures. The applicable Issuing Bank shall, promptly following its receipt thereof, examine all documents purporting to represent a demand for payment under a Letter of Credit. Such Issuing Bank shall as promptly as possible give telephonic notification, confirmed by fax, to the Administrative Agent and the Borrower of such demand for payment and whether such Issuing Bank has made or will make an L/C Disbursement thereunder; provided that any failure to give or delay in giving such notice shall not relieve the Borrower of its obligation to reimburse such Issuing Bank and the Revolving Credit Lenders with respect to any such L/C Disbursement.

(h) Interim Interest. If any Issuing Bank shall make any L/C Disbursement in respect of a Letter of Credit issued by such Issuing Bank, then, unless the Borrower shall reimburse such L/C Disbursement in full on such date, the unpaid amount thereof shall bear interest for the account of such Issuing Bank, for each day from and including the date of such L/C Disbursement, to but excluding the earlier of the date of payment by the Borrower or the date on which interest shall commence to accrue thereon as provided in Section 2.02(f), at the rate per annum that would apply to such amount if such amount were an ABR Revolving Loan.

(i) Resignation or Removal of an Issuing Bank. Any Issuing Bank may resign at any time by giving 30 days’ prior written notice to the Administrative Agent, the Revolving Credit Lenders and the Borrower, and may be removed at any time by the Borrower by notice to such Issuing Bank, the Administrative Agent and the Revolving Credit Lenders. Upon the acceptance of any appointment as an Issuing Bank hereunder by a Lender that shall agree to serve as a successor Issuing Bank, such successor shall succeed to and become vested with all the interests, rights and obligations of such retiring or removed Issuing Bank (other than with respect to Letters of Credit issued by such retiring or removed Issuing Bank). At the time such removal or resignation shall become effective, the Borrower shall pay all accrued and unpaid fees due to such Issuing Bank pursuant to Section 2.05(c)(ii). The acceptance of any appointment as an Issuing Bank hereunder by a successor Lender shall be evidenced by an agreement entered into by such successor, in a form satisfactory to the Borrower and the Administrative Agent, and, from and after the effective date of such agreement, (i) such successor Lender shall have all the rights and obligations of such previous Issuing Bank under this Agreement and the other Loan Documents other than with respect to Letters of Credit issued by such retiring Issuing Bank and (ii) references herein and in the other Loan Documents to the term “Issuing Bank” shall be deemed to refer to such successor or to any previous Issuing Bank, or to such successor and all previous Issuing Banks, as the context shall require. After the resignation or removal of an Issuing Bank hereunder, the retiring Issuing Bank shall remain a party hereto and shall continue to have all the rights and obligations of an Issuing Bank under this Agreement and the other Loan Documents with respect to Letters of Credit issued by it prior to such resignation or removal, but shall not be required to issue additional Letters of Credit.

(j) Cash Collateralization. If any Event of Default shall occur and be continuing, the Borrower shall, on the Business Day it receives notice from the Administrative Agent or the Revolving Credit Lenders holding participations in outstanding Letters of Credit representing greater than 50% of the aggregate undrawn amount of all outstanding Letters of Credit of the amount to be deposited, deposit in an account with the Collateral Agent, for the benefit of the Revolving Credit Lenders, an amount in cash equal to the Minimum Collateral Amount; provided that the obligation to deposit such cash will become effective immediately, and such deposit will become immediately payable in immediately available funds, without demand or notice of any kind, upon the occurrence of an Event of Default described in paragraph (g) or (h) of Article VII. Such deposit shall be held by the Collateral Agent as collateral for the payment and performance of the Obligations. The Collateral Agent shall have exclusive dominion and control, including the exclusive right of withdrawal, over such account. Other than any interest earned on the investment of such deposits in Permitted Investments, which investments shall be made at the option and sole discretion of the Collateral Agent, such deposits shall not bear interest. Interest or profits, if any, on such investments shall accumulate in such account. Moneys in such account shall (i) automatically be applied by the Administrative Agent to reimburse the applicable Issuing Bank for L/C Disbursements for which it has not been reimbursed, (ii) be held for the satisfaction of the reimbursement obligations of the Borrower for the L/C Exposure at such time and (iii) if the maturity of the Loans has been accelerated (but subject to the consent of Revolving Credit Lenders holding participations in outstanding Letters of Credit representing greater than 50% of the aggregate undrawn amount of all outstanding Letters of Credit), be applied to satisfy the Obligations. If the Borrower is required to provide an amount of cash collateral hereunder as a result of the occurrence of an Event of Default, such amount (to the extent not applied as aforesaid) shall be returned to the Borrower within three (3) Business Days after all Events of Default have been cured or waived.

(k) Additional Issuing Banks. The Borrower may, at any time and from time to time with the consent of the Administrative Agent (which consent shall not be unreasonably withheld or delayed) and such Lender, designate one or more additional Lenders to act as an issuing bank under the terms of this Agreement, subject to reporting requirements reasonably satisfactory to the Administrative Agent with respect to issuances, amendments, extensions and terminations of Letters of Credit by such additional issuing bank. Any Lender designated as an issuing bank pursuant to this paragraph (k) shall be deemed to be an “Issuing Bank” (in addition to being a Lender) in respect of Letters of Credit issued or to be issued by such Lender, and, with respect to such Letters of Credit, such term shall thereafter apply to such Issuing Bank and such Lender. Upon the appointment of an additional Issuing Bank, the Borrower, the Administrative Agent and the Issuing Banks may amend this Agreement without the consent of any other party hereto to change the L/C Commitments of the Issuing Banks.

SECTION 2.25 Incremental Facilities. (a) The Borrower may, by written notice to the Administrative Agent from time to time, request Incremental Loan Commitments from one or more Incremental Term Lenders or Incremental Revolving Lenders, as applicable, all of which must be Eligible Assignees (which Eligible Assignee may not be the Borrower or a Subsidiary thereof but may, solely in the case of Incremental Term Loan Commitments, be an Affiliated Lender (but only if Section 9.04(k) is complied with)), so long as at the time such Incremental Loan Commitments become effective and, in the case of Incremental Term Loans, at the time any Incremental Loans in respect thereof are incurred (after giving effect on a pro forma basis to the incurrence of such Incremental Term Loans, and in each case assuming for the purpose of this calculation that the proceeds of such Incremental Term Loans are not treated as Unrestricted Cash for such purpose and assuming for such purpose that any such Incremental Revolving Loan Commitments are fully drawn in the form of Loans and that the proceeds thereof are not treated as Unrestricted Cash for such purpose), the aggregate principal amount of such Incremental Loan Commitments and (without duplication) Incremental Loans does not exceed the Maximum Incremental Facilities Amount. Such notice shall set forth (i) the amount of the Incremental Loan Commitments being requested (which shall be in minimum increments of $2,500,000 and a minimum amount of $10,000,000, such lesser amount equal to the remaining Maximum Incremental Facilities Amount or such other amounts as the Administrative Agent may reasonably agree to), (ii) the date (an “Increased Amount Date”) on which such Incremental Loan Commitments are requested to become effective (which shall not be less than 10 Business Days nor more than 60 days after the date of such notice (or such other number of days as the Administrative Agent may reasonably agree to)) and (iii) whether such Incremental Term Loan Commitments are commitments to make additional Tranche A-1 Term Loans or Tranche A-2 Term Loans or commitments to make term loans with terms different from the Tranche A-1 Term Loans or Tranche A-2 Term Loans (“Other Term Loans”).

(b) The Borrower may seek Incremental Loan Commitments from existing Lenders (each of which shall be entitled to agree or decline to participate in its sole discretion) or any other bank, financial institution or other institutional lender or investor (each of which must be an Eligible Assignee) that agrees to provide any portion of Incremental Loan Commitments (each, an “Additional Incremental Lender”) (provided that (i) the Administrative Agent, the Swing Line Lender and each Issuing Bank shall have consented (such consent not to be unreasonably withheld or delayed) to such Lender’s or Additional Incremental Lender’s making such Incremental Loan Commitments to the extent such consent, if any, would be required under Section 9.04(b) for an assignment of Loans or Commitments, as applicable, to such Lender or Additional Incremental Lender, (ii) an Affiliated Lender may provide Incremental Term Loan Commitments or Incremental Term Loans only if Section 9.04(k) is complied with, but may not provide Incremental Revolving Loan Commitments or Incremental Revolving Loans and (iii) the Borrower and its Subsidiaries may not make Incremental Loan Commitments or Incremental Loans). The Borrower and each Incremental Lender shall execute and deliver to the Administrative Agent an Incremental Term Loan Assumption Agreement and/or Incremental Revolving Loan Assumption Agreement, as applicable, and such other documentation as the Administrative Agent shall reasonably specify to evidence the Incremental Loan Commitment of each Incremental Lender. The terms and provisions of the Incremental Term Loans and/or Incremental Revolving Loans shall be identical to those of the Tranche A-1 Term Loans, Tranche A-2 Term Loans and/or Revolving Loans, as applicable, except, in the case of Other Term Loans, as certain terms and provisions thereof are otherwise permitted hereunder to deviate from those of the Tranche A-1 Term Loans and Tranche A-2 Term Loans as set forth in the applicable Incremental Term Loan Assumption Agreement; provided, that the terms and documentation in respect of such Incremental Term Loan Commitments to the extent not consistent with the terms of the existing Tranche A-1 Term Loans or Tranche A-2 Term Loans will apply only to periods after the Latest Maturity Date of any existing Term Loans as of the Increased Amount Date, or, if more favorable to the lenders providing such Incremental Term Loans than the corresponding terms are to Lenders holding existing Term Loans, may apply to the existing Term Loans. All Incremental Revolving Loan Commitments shall be documented solely as an increase to the Revolving Credit Commitments and all Incremental Revolving Loans shall be identical to all Revolving Loans, other than in respect of any arrangement, commitment or upfront fees payable to any Incremental Revolving Lenders or any arranger appointed in connection therewith. Notwithstanding the foregoing, (i) the final maturity date of any Other Term Loans shall be no earlier than the Tranche A-2 Term Loan Maturity Date, (ii) the weighted average life to maturity of the Other Term Loans shall be no shorter than the weighted average life to maturity of the Tranche A-2 Term Loans and (iii) if the all-in yield on such Other Term Loans (other than Other Term Loans incurred to finance a Permitted Acquisition) (as reasonably determined by the Administrative Agent to be equal to the sum of (x) the margin above the Reserve Adjusted Eurodollar Rate on such Other Term Loans and (y) if such Other Term Loans are initially made at a discount or the Lenders making the same receive a fee directly or indirectly from the Borrower or any Subsidiary for doing so (the amount of such discount or fee, expressed as a percentage of the Other Term Loans, being referred to herein as “OID”), the amount of such OID divided by the lesser of (A) the weighted average life to maturity of such Other Term Loans and (B) four; provided that, in the case of any Other Term Loans incurred under clause (a), (b), (c), (d) or (e) of the definition of Maximum Incremental Facilities Amount, in determining the margin above the Reserve Adjusted Eurodollar Rate, if the Reserve Adjusted Eurodollar Rate in respect of such Other Term Loans includes a floor greater than the applicable floor in respect of the Reserve Adjusted Eurodollar Rate applicable to the Tranche A-2 Term Loans, such excess amounts shall be equated to interest margin for purposes of determining Yield Differential to the extent an increase in the interest rate floor in respect of the Reserve Adjusted Eurodollar Rate applicable to the Tranche A-2 Term Loans would cause an increase in the interest rate then in effect thereunder, and in such case the interest rate floor (but not the Applicable Margin) applicable to such Tranche A-2 Term Loans shall be increased) exceeds the all-in yield for Eurodollar Tranche A-2 Term Loans (as determined by the Administrative Agent in a manner consistent with the calculation of the all-in-yield on such Other Term Loans as set forth above) by more than 50 basis points (the amount of such excess above 50 basis points being referred to herein as the “Yield Differential”), then (x) the Applicable Margin then in effect for Tranche A-2 Term Loans shall automatically be increased by the Yield Differential and (y) the Applicable Margin then in effect for the Tranche A-1 Term Loans shall automatically be increased by an amount equal to the amount of any increase in the Applicable Margin for Tranche A-2 Term Loans pursuant to the foregoing clause (x), in each case effective upon the making of the Other Term Loans. The Administrative Agent shall promptly notify each Lender as to the effectiveness of each Incremental Term Loan Assumption Agreement or Incremental Revolving Loan Assumption Agreement, as applicable. Each of the parties hereto hereby agrees that, upon the effectiveness of any Incremental Term Loan Assumption Agreement or Incremental Revolving Loan Assumption Agreement, as applicable, this Agreement shall be deemed amended to the extent (but only to the extent) necessary to reflect the existence and terms of the Incremental Loan Commitment and the Incremental Loans evidenced thereby, and the Administrative Agent and the Borrower may revise this Agreement to evidence such amendments.

(c) Notwithstanding the foregoing, no Incremental Loan Commitment shall become effective under this Section 2.25 unless on the date of such effectiveness, (i) the Borrower is in Financial Covenant Compliance (after giving effect on a pro forma basis to the incurrence of any such Incremental Term Loans, and in each case assuming for the purpose of this calculation that the proceeds of such Incremental

Term Loans are not treated as Unrestricted Cash for such purpose and assuming for such purpose that any such Incremental Revolving Loan Commitments are fully drawn in the form of Loans and that the proceeds thereof are not treated as Unrestricted Cash for such purpose), (ii) the conditions set forth in Sections 4.01(b), 4.01(c) and, if applicable, 4.01(d) shall be satisfied and the Administrative Agent shall have received a certificate to that effect dated such date and executed by a Financial Officer of the Borrower; provided that, if the proceeds of any Incremental Term Loan Commitments are being used to finance a Permitted Acquisition, (x) the reference in Section 4.01(b) to the accuracy of the representations and warranties shall refer to the accuracy of only the representations and warranties that would constitute Specified Representations and the representations and warranties in the relevant acquisition agreement the failure of which to be true shall permit the buyer not to consummate the Permitted Acquisition, (y) Section 4.01(c) shall be limited to there being no Default or Event of Default under paragraph (b), (c), (g) or (h) of Article VII having occurred and continuing after giving effect to such Incremental Loan Commitments and (z) the date of determination for purposes of testing Financial Covenant Compliance under clause (i) above shall be deemed to be the date on which the definitive agreements for such Permitted Acquisition are entered into, (iii) except as otherwise specified in the applicable Incremental Term Loan Assumption Agreement and/or Incremental Revolving Loan Assumption Agreement, the Administrative Agent shall have received legal opinions, board resolutions and other closing certificates reasonably requested by the Administrative Agent and consistent with those delivered on the Closing Date under Section 4.02, (iv) the Administrative Agent and each applicable Lender (other than any Defaulting Lender) shall have received all fees and expenses owed under this Agreement (including in respect of such Incremental Loan Commitments); (v) the Borrower shall have satisfied all Mortgage Modification Requirements; and (vi) in the case of any Incremental Term Loans incurred under clause (e) of the definition of Maximum Incremental Facilities Amount, either (A) the Permitted Drop-Down Acquisition constituting the Southampton Acquisition has been, or substantially concurrent with the incurrence of such Incremental Term Loans, shall be, consummated or (B) (1) the Administrative Agent shall have received the Escrow Agreement, duly executed by the parties thereto, and (2) the proceeds of such Incremental Term Loans shall be concurrently deposited into the Escrow Account until at least $75,000,000 (or such lesser amount equal to the entire amount of Incremental Term Loans incurred under clause (e) of the definition of Maximum Incremental Facilities Amount) from proceeds of (x) such Incremental Term Loans and/or (y) any sale of Equity Interests by, or capital contribution to, the Borrower (which, in the case of any such sale of Equity Interests, are not Disqualified Stock or Specified Equity Contributions) occurring after the Closing Date are on deposit in the Escrow Account.

(d) Each of the parties hereto hereby agrees that the Administrative Agent may, in consultation with the Borrower, take any and all action as may be reasonably necessary to ensure that all Incremental Loans (other than Other Term Loans), when originally made, are included in each Borrowing of outstanding Tranche A-1 Term Loans, Tranche A-2 Term Loans and/or Revolving Loans, as applicable, on a pro rata basis. This may be accomplished by requiring each outstanding Eurodollar Borrowing to be converted into an ABR Borrowing on the date of each Incremental Loan, or by allocating a portion of each Incremental Loan to each outstanding Eurodollar Borrowing on a pro rata basis. Any conversion of Eurodollar Loans to ABR Loans required by the preceding sentence shall be subject to Section 2.16. If any Incremental Loan is to be allocated to an existing Interest Period for a Eurodollar Borrowing, then the interest rate thereon for such Interest Period and the other economic consequences thereof shall be as set forth in the applicable Incremental Term Loan Assumption Agreement and/or Incremental Revolving Loan Assumption Agreement. In addition, to the extent any Incremental Term Loans are not Other Term Loans, the scheduled amortization payments under Section 2.11(a)(i) or (ii), as applicable, required to be made after the making of such Incremental Term Loans shall be ratably increased to take into account the initial aggregate principal amount of such Incremental Term Loans and shall be further increased for all Lenders on a pro rata basis to the extent necessary to avoid any reduction in the amortization payments to which the Lenders were entitled before such recalculation.

(e) On any Increased Amount Date on which Incremental Revolving Loan Commitments are effected, subject to the satisfaction of the foregoing terms and conditions, (i) each of the existing Revolving Credit Lenders shall assign to each of the Incremental Revolving Lenders, and each of the Incremental Revolving Lenders shall purchase from each of the existing Revolving Credit Lenders, at the principal amount thereof, such interests in the outstanding Revolving Loans and participations in Letters of Credit and Swing Line Loans outstanding on such Increased Amount Date that will result in, after giving effect to all such assignments and purchases, such Revolving Loans and participations in Letters of Credit and Swing Line Loans being held by existing Revolving Credit Lenders and Incremental Revolving Lenders ratably in accordance with their Revolving Credit Commitments after giving effect to the addition of such Incremental Revolving Loan Commitments to the Revolving Credit Commitments, (ii) each Incremental Revolving Loan Commitment shall be deemed for all purposes a Revolving Credit Commitment and each Loan made thereunder shall be deemed, for all purposes, a Revolving Loan and have the same terms as any existing Revolving Loan and (iii) each Incremental Revolving Lender shall become a Lender with respect to the Revolving Credit Commitments and all matters relating thereto.

(f) The proceeds of any Incremental Loans shall be used for the purposes specified in the introductory statement to this Agreement.

SECTION 2.26 Extension Amendments. (a) The Borrower may at any time and from time to time request that all or a portion of any of the Commitments or the Loans (including any Extended Loans), existing at the time of such request (any such Commitment, an “Existing Commitment” and any such existing outstanding Loans, the “Existing Loans”) be converted to extend, in the case of Commitments, the termination date thereof and, in the case of Loans, the scheduled maturity date(s) of any payment of principal with respect to all or a portion thereof (any such Existing Commitment which has been so extended, an “Extended Commitment” and any such Existing Loan whose scheduled maturity date(s) has or have been so extended, in the case of a Term Loan, an “Extended Term Loan”, in the case of a Revolving Loan, an “Extended Revolving Loan” and collectively, the “Extended Loans”) and to provide for other terms consistent with this Section 2.26. In order to establish any Extended Commitment, the Borrower shall provide a notice to the Administrative Agent (who shall provide a copy of such notice to each of the Lenders of the applicable Existing Commitment) (an “Extension Request”) setting forth the proposed terms of the Extended Commitment to be established, which terms (other than as provided in clause (c) below) shall be identical to those applicable to the Existing Commitment from which they are to be extended (the “Specified Existing Commitment”) except (x) all or any of the final maturity/termination dates of such Extended Commitment shall be delayed to later dates than the final maturity/termination dates of the Specified Existing Commitment, (y) (A) the interest margins with respect to the Extended Commitment may be higher or lower than the interest margins for the Specified Existing Commitment and/or (B) additional fees may be payable to the Lenders providing such Extended Commitment in addition to or in lieu of any increased margins contemplated by the preceding clause (A) and (z) the commitment fee, if any, with respect to the Extended Commitment may be higher or lower than the commitment fee, if any, for the Specified Existing Commitment, in each case to the extent provided in the applicable Extension Amendment; provided, that, notwithstanding anything to the contrary in this Section 2.26 or otherwise, (1) no Extended Commitment shall be secured by or receive the benefit of any collateral, credit support or security that does not secure or support the Existing Commitments, (2) the repayment (other than in connection with a permanent voluntary prepayment or a repayment at the final scheduled maturity of any Term Loans that have not become Extended Term Loans) and the mandatory prepayment of any Extended Term Loans shall be made on a pro rata basis with all other outstanding Term Loans and Other Term Loans; provided, that, Extended Term Loans may, if the Extending Lenders making such Extended Term Loans so agree, participate on a less than pro rata basis in any voluntary or mandatory repayment or prepayment, (3) (x) the final maturity of any Extended Loans shall not be earlier than any Loans made under the applicable Specified Existing Commitment in respect thereof and (y) if such Extended Loans are term loans made under a term facility, the Extended

Loans shall not have a weighted average life to maturity shorter than any loans made under the applicable Specified Existing Commitment in respect thereof, (4) each Lender in the Specified Existing Commitment shall be permitted to participate in the Extended Commitment in accordance with its pro rata share of the Specified Existing Commitment, (5) assignments and participations of Extended Commitments shall be governed by the same assignment and participation provisions applicable to Loans and Commitments hereunder as set forth in Section 9.04 and (6) the repayment (other than in connection with a permanent voluntary prepayment) and the mandatory prepayment of any Extended Revolving Loans shall be made on a pro rata basis with all other outstanding Revolving Loans (other than at the maturity of any Revolving Credit Commitments that have not been extended, at which point the maturing Revolving Loans associated therewith may be repaid without making a pro rata payment of any non-maturing Revolving Loans). No Lender shall have any obligation to agree to have any of its Existing Loans or, if applicable, commitments of any Existing Commitment converted into an Extended Commitment or Extended Loan pursuant to any Extension Request. Any Extended Commitment shall constitute a separate Class from the Specified Existing Commitments and from any other Existing Commitments (together with any other Extended Commitments with the same maturity date so established on such date). Any Extended Revolving Loan or Extended Term Loan shall constitute a separate Class from the Existing Loans (together with any other Extended Revolving Loans or Extended Term Loans, as applicable, with the same maturity date so established on such date).

(b) The Borrower shall provide the applicable Extension Request at least five (5) Business Days prior to the date on which Lenders under the applicable Class of Existing Commitments or Existing Loans are requested to respond. Any applicable Lender (an “Extending Lender”) wishing to have all or a portion of its Specified Existing Commitment converted into an Extended Commitment or Existing Loans converted into Extended Loans shall notify the Administrative Agent (an “Extension Election”) on or prior to the date specified in such Extension Request of the amount of its Specified Existing Commitment and/or Existing Loans that it has elected to convert into an Extended Commitment or Extended Loans, as the case may be. In the event that the aggregate amount of the Specified Existing Commitment and/or Existing Loans subject to Extension Elections exceeds the amount of Extended Commitments and/or Extended Loans requested pursuant to the Extension Request, the Specified Existing Commitment and/or Existing Loans subject to Extension Elections shall be converted to Extended Commitments and/or Extended Loans on a pro rata basis based on the amount of Specified Existing Commitments and/or Existing Loans included in each such Extension Election.

(c) Extended Commitments and Extended Loans shall be established pursuant to an amendment (an “Extension Amendment”) to this Agreement (which may include amendments to provisions related to maturity, amortization, interest margins, fees or prepayments referenced in Section 2.26(a) and which, notwithstanding anything to the contrary set forth in Section 9.08, shall not require the consent of any Lender other than the Extending Lenders with respect to the Extended Commitments and/or Extended Loans established thereby) executed by the Loan Parties, the Administrative Agent, and the Extending Lenders. No Extension Amendment shall provide for any tranche of Extended Commitments or tranche of Extended Loans in an aggregate principal amount that is less than $50,000,000 and integral multiples of $5,000,000 in excess thereof, unless otherwise agreed by the Administrative Agent; provided, further, that (x) no Extension Amendment may provide for any Extended Commitment or Extended Loans to be secured by any Collateral or other assets of any Loan Party that does not also secure the Existing Commitments or Existing Loans and (y) the other terms and conditions applicable to such Extended Loans or Extended Commitments (other than provisions related to maturity, amortization, interest margins, fees or prepayments (which may provide for a less than ratable amount of any mandatory prepayment vis-à-vis the Existing Loans and Existing Commitments but not a more than ratable amount of any mandatory prepayment vis-à-vis the Existing Loans and Existing Commitments) may not differ from those with respect to the Existing Loans or Existing Commitments, as applicable, unless such terms and conditions only apply after the Latest Maturity Date or, if more favorable to the Extending Lenders than the corresponding terms are to the Lenders under the Specified Existing Commitments, may apply to such Specified Existing Commitments and the Loans related thereto. It is understood and agreed that each Lender has consented for all purposes requiring its consent, and shall at the effective time thereof be deemed to consent to each amendment to this Agreement and the other Loan Documents authorized by this Section 2.26 and the arrangements described above in connection therewith. In connection with any Extension Amendment, if requested by the Administrative Agent, the Borrower shall deliver an opinion of counsel reasonably acceptable to the Administrative Agent as to the enforceability of such Extension Amendment, this Agreement as amended thereby, the security interests in respect of the Extended Loans and Extended Commitments and such of the other Loan Documents (if any) as may be amended thereby and that the existing security interest of the Collateral Agent shall not be adversely affected thereby.

(d) Notwithstanding anything to the contrary contained in this Agreement, (A) on any date on which any Existing Commitment is converted to extend the related scheduled maturity date(s) in accordance with clause (a) above (an “Extension Date”), in the case of the Specified Existing Commitment of each Extending Lender, the aggregate principal amount of such Specified Existing Commitment shall be deemed reduced by an amount equal to the aggregate principal amount of Extended Commitment so converted by such Lender on such date, and such Extended Commitments shall be established as a separate Commitment and Class from the Specified Existing Commitment and from any other Existing Commitments (together with any other Extended Commitment so established on such date) and (B) if, on any Extension Date, any Revolving Loans of any Extending Lender are outstanding under this Agreement, such Loans (and any related participations) shall be deemed to be allocated as Existing Loans (and related participations) and Extended Revolving Loans (and related participations) in the same proportion as such Extending Lender’s applicable Specified Existing Commitments bear to the applicable Extended Commitments so converted by such Lender on such date.

(e) If, in connection with any proposed Extension Amendment, any Lender declines to consent to the applicable extension on the terms and by the deadline set forth in the applicable Extension Request (each such Lender, a “Non-Extending Lender”) then the Borrower may, upon notice to the Administrative and the Non-Extending Lender, replace such Non-Extending Lender by causing such Lender to (and such Lender shall be obligated to) assign pursuant to Section 9.04 (with the assignment fee and any other costs and expenses to be paid by the Borrower in such instance) all of its rights and obligations under this Agreement to one or more assignees; provided, that neither the Administrative Agent nor any Lender shall have any obligation to the Borrower to obtain a replacement Lender; provided, further, that the applicable assignee shall have agreed to provide Loans and/or a commitment on the terms set forth in such Extension Amendment; and provided, further, that all obligations of the Borrower owing to the Non-Extending Lender relating to the Loans and participations so assigned shall be paid in full at par by the assignee Lender to such Non-Extending Lender concurrently with such Assignment and Acceptance. In connection with any such replacement under this Section 2.26, if the Non-Extending Lender does not execute and deliver to the Administrative Agent a duly completed Assignment and Acceptance and/or any other documentation necessary to reflect such replacement by the later of (x) the date on which the replacement Lender executes and delivers such Assignment and Acceptance and/or such other documentation and (y) the date as of which all obligations of the Borrower owing to the Non-Extending Lender relating to the Loans and participations so assigned shall be paid in full in cash by the assignee Lender to such Non-Extending Lender, then such Non-Extending Lender shall be deemed to have executed and delivered such Assignment and Acceptance and/or such other documentation as of such date and the Borrower shall be entitled (but not obligated) to execute and deliver such Assignment and Acceptance and/or such other documentation on behalf of such Non-Extending Lender.

(f) This Section 2.26 shall supersede any provisions in Section 2.17, Section 2.18 or Section 9.08 to the contrary.

SECTION 2.27 Refinancing Amendments

(a) On one or more occasions after the Closing Date, the Borrower may obtain Credit Agreement Refinancing Indebtedness from any Lender or any other bank, financial institution or other institutional lender or investor (each of which must be an Eligible Assignee) that agrees to provide such Credit Agreement Refinancing Indebtedness pursuant to a Refinancing Amendment in accordance with this Section 2.27 (each, an “Additional Refinancing Lender”) (provided that (i) the Administrative Agent, the Swing Line Lender and each Issuing Bank shall have consented (such consent not to be unreasonably withheld or delayed) to such Lender’s or Additional Refinancing Lender’s making such Refinancing Term Loans or providing such Refinancing Revolving Loan Commitments to the extent such consent, if any, would be required under Section 9.04(b) for an assignment of Loans or Revolving Credit Commitments, as applicable, to such Lender or Additional Refinancing Lender, (ii) an Affiliated Lender may provide Refinancing Term Loans or Refinancing Term Commitments only if Section 9.04(k) is complied with, but may not provide Refinancing Revolving Loan Commitments or Refinancing Revolving Loans and (iii) the Borrower and its Subsidiaries may not provide Refinancing Revolving Loan Commitments, Refinancing Revolving Loans, Refinancing Term Loans or Refinancing Term Commitments), in the form of Refinancing Term Loans, Refinancing Term Commitments, Refinancing Revolving Loan Commitments or Refinancing Revolving Loans, as applicable; provided that, notwithstanding anything to the contrary in this Section 2.27 or otherwise, (1) the borrowing and repayment (except for (A) payments of interest and fees at different rates on Refinancing Revolving Loan Commitments (and related outstandings), (B) repayments required upon the maturity date of any Revolving Loan Commitments and (C) repayments made in connection with a permanent repayment and termination of commitments (subject to clause 3 below)) of Refinancing Revolving Loans after obtaining any Refinancing Revolving Loan Commitments shall be made on a pro rata basis with all other Revolving Credit Commitments, (2) all Swing Line Loans and Letters of Credit shall be participated on a pro rata basis by all Revolving Lenders with Revolving Credit Commitments in accordance with their Pro Rata Percentage, (3) the permanent repayment of Refinancing Revolving Loans and termination of Refinancing Revolving Loan Commitments after the date of obtaining any Refinancing Revolving Loan Commitments shall be made on a pro rata basis with all other Revolving Loans and Revolving Credit Commitments, except that the Borrower shall be permitted to permanently repay and terminate commitments of any such Class (and prepay Revolving Loans of such Class) on a better than a pro rata basis as compared to any other Class with a later maturity date than such Class and (4) assignments and participations of Refinancing Revolving Loan Commitments and Refinancing Revolving Loans shall be governed by the same assignment and participation provisions applicable to Revolving Credit Commitments and Revolving Credit Loans.

(b) The effectiveness of any Refinancing Amendment shall be subject to the satisfaction on the date thereof of each of the conditions set forth in Sections 4.01(b) and (c) and, to the extent reasonably requested by the Administrative Agent, receipt by the Administrative Agent of (i) customary legal opinions, board resolutions and officers’ certificates consistent with those delivered on the Closing Date other than changes to such legal opinion resulting from a change in law, change in fact or change to counsel’s form of opinion reasonably satisfactory to the Administrative Agent and (ii) reaffirmation agreements and/or such amendments to the Security Documents and filings as may be reasonably requested by the Administrative Agent in order to ensure that such Credit Agreement Refinancing Indebtedness is provided with the benefit of the applicable Loan Documents.

(c) Each incurrence of Credit Agreement Refinancing Indebtedness under Section 2.27(a) shall be in an aggregate principal amount that is (x) not less than $50,000,000 and (y) an integral multiple of $5,000,000 in excess thereof, unless otherwise agreed to by the Administrative Agent.

(d) Each of the parties hereto hereby agrees that this Agreement and the other Loan Documents may be amended pursuant to a Refinancing Amendment, without the consent of any Lenders other than those that may be providing the Credit Agreement Refinancing Indebtedness, to the extent (but only to the extent) necessary to (i) reflect the existence and terms of the Credit Agreement Refinancing Indebtedness incurred pursuant thereto and (ii) effect such other amendments to this Agreement and the other Loan Documents as may be necessary or appropriate, in the reasonable opinion of the Administrative Agent and the Borrower, to effect the provisions of this Section 2.27, and the Lenders hereby expressly authorize the Administrative Agent to enter into any such Refinancing Amendment.

(e) This Section 2.27 shall supersede any provisions in Section 2.17, Section 2.18 or Section 9.08 to the contrary.

ARTICLE III

Representations and Warranties

The Borrower represents and warrants to the Administrative Agent, the Collateral Agent, the Swing Line Lender, each Issuing Bank and each of the Lenders that, on and as of the Closing Date and on and as of each other date thereafter as required by Section 4.01:

SECTION 3.01 Organization; Powers. The Borrower and each of the Restricted Subsidiaries (a) is duly organized or formed, validly existing and in good standing under the laws of the jurisdiction of its organization or formation (which, as of the Closing Date, is as identified in Schedule 3.01), (b) has all requisite power and authority to own its property and assets and to carry on its business as now conducted and as proposed to be conducted, except, in each case where the failure to have such power and authority could not reasonably be expected to result in a Material Adverse Effect, (c) is qualified to do business in, and is in good standing in, every jurisdiction where such qualification is required, except in each case where the failure so to qualify could not reasonably be expected to result in a Material Adverse Effect and (d) has the power and authority to execute, deliver and perform its obligations under each of the Loan Documents and the Related Documents and, in the case of the Borrower, to borrow hereunder.

SECTION 3.02 Authorization. The Transactions have been duly authorized by all requisite company or partnership and, if required, equity holder action.

SECTION 3.03 Enforceability. This Agreement has been duly executed and delivered by the Borrower and constitutes, and each other Loan Document when executed and delivered by the applicable Loan Party will constitute, legal, valid and binding obligations of such Loan Party enforceable against such Loan Party in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, fraudulent conveyance or transfer, moratorium or other similar laws affecting creditors’ rights generally, and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law.

SECTION 3.04 Governmental Approvals; No Conflicts. (a) No action, consent or approval of, registration or filing with or any other action by any Governmental Authority is or will be required in connection with the execution, delivery or performance by any Loan Party of this Agreement or any other Loan Document or in connection with the Transactions, except for (i) the filing or recording of Uniform Commercial Code financing statements and Mortgages, (ii) such as have been made or obtained and are in full force and effect and (iii) in the case of the Transactions (other than the execution, delivery or performance by any Loan Party of this Agreement or any other Loan Document) any such other action, consent, approval, registration or filing that if not obtained and maintained in full force and effect could not reasonably be expected to result in a Material Adverse Effect.

(b) The Loan Documents will not (i) violate any provision of law, statute, rule or regulation of a Governmental Authority applicable to the Loan Parties, (ii) violate any order of any Governmental Authority binding on the Loan Parties, (iii) violate any Organizational Documents of a Loan Party, (iv) result in the creation or imposition of any Lien upon any property or assets now owned or hereafter acquired by the Borrower or any Restricted Subsidiary (other than any Lien created hereunder or under the Security Documents) and (v) violate or result in a default under the Drax Contract or any indenture or any other agreement, instrument or other evidence of Material Indebtedness.

SECTION 3.05 Financial Statements. (a) The Borrower has prior to the Closing Date furnished to the Lenders the unqualified audited financial statements of Enviva Partners, LP Predecessor for the fiscal years ended December 31, 2012, December 31, 2013 and December 31, 2014. Such financial statements present fairly in all material respects the financial condition and results of operations and cash flows of the Enviva Partners, LP Predecessor as of such dates and for such periods. Such financial statements were prepared in all material respects in accordance with GAAP.

(b) The Borrower has prior to the Closing Date delivered to the Lenders a pro forma consolidated balance sheet of the Borrower and the Restricted Subsidiaries as of December 31, 2014, prepared after giving effect to the Transactions as if the Transactions had occurred as of such date, in all material respects in accordance with GAAP. Such pro forma balance sheet has been prepared in good faith by the Borrower, is based on good faith estimates and assumptions, which assumptions were believed by the Borrower to be reasonable in light of the conditions existing as of the date of delivery thereof (and as of the Closing Date), and represent, as of the date of delivery thereof (and as of the Closing Date), the Borrower’s reasonable good faith estimate of its future based upon all adjustments believed by the Borrower necessary to give effect to the Transactions.

SECTION 3.06 No Material Adverse Effect. No Material Adverse Effect has occurred since December 31, 2014 that is continuing.

SECTION 3.07 Title to Properties; Possession Under Leases. (a) Each of the Borrower and the Restricted Subsidiaries has good and marketable title to, or valid leasehold interests in, all its properties and assets, except as could not reasonably be expected to result in a Material Adverse Effect. All such material properties and assets are free and clear of Liens, other than (i) in the case of Equity Interests, Liens permitted under clauses (b), (c), (d), (j) and (k) of Section 6.02 (such Liens, the “Permitted Equity Liens”) and (ii) in the case of all other material properties and assets, Liens expressly permitted by Section 6.02.

(b) As of the Closing Date, the Borrower has not received any notice of, nor has any knowledge of, any pending or contemplated condemnation proceeding affecting any Real Property material to the business of the Borrower and the Restricted Subsidiaries.

(c) As of the Closing Date, neither the Borrower nor or any of its respective Subsidiaries is obligated under any right of first refusal, option or other contractual right to sell, assign or otherwise dispose of any Material Owned Real Property.

SECTION 3.08 Subsidiaries. Schedule 3.08 sets forth as of the Closing Date a list of all Subsidiaries and the percentage ownership interest of each Loan Party therein. The shares of capital stock or other ownership interests so indicated on Schedule 3.08 are fully paid and non-assessable and are owned by the applicable Loan Party free and clear of all Liens (other than Liens permitted under clauses (b), (c), (d), (j) and (k) of Section 6.02 (such Liens, the “Permitted Equity Liens”)).

SECTION 3.09 Litigation; Compliance with Laws. (a) Except as set forth on Schedule 3.09, there are no actions, suits, investigations or proceedings at law or in equity or by or before any Governmental Authority now pending or, to the knowledge of the Borrower, threatened against the Borrower or any of the Restricted Subsidiaries or any business, property or rights of any such Person (i) that involve any Loan Document or (ii) in each case, which could reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect.

(b) Neither the Borrower nor any of the Restricted Subsidiaries or any of their respective material properties or assets is (i) in violation of, nor will the continued operation of their material properties and assets as currently conducted violate, any law, rule or regulation (other than those covered by Section 3.11, 3.12, 3.14, 3.16, 3.17, 3.23, 3.24 or 3.26, which laws, rules and regulations are addressed in those Sections) or (ii) is in default with respect to any judgment, writ, injunction, decree or order of any Governmental Authority (including without limitation the USA PATRIOT Act), where such violation or default could reasonably be expected to result in a Material Adverse Effect.

SECTION 3.10 No Default. No Default or Event of Default has occurred and is continuing.

SECTION 3.11 Federal Reserve Regulations. (a) Neither the Borrower nor any of the Restricted Subsidiaries is engaged principally, or as one of its important activities, in the business of extending credit for the purpose of buying or carrying Margin Stock.

(b) No part of the proceeds of any Loan or any Letter of Credit will be used, whether directly or indirectly, and whether immediately, incidentally or ultimately, for any purpose that entails a violation of, or that is inconsistent with, the provisions of the Regulations of the Board, including by the Borrower or any Restricted Subsidiary in violation of Regulation T, U or X of the Board.

SECTION 3.12 Investment Company Act. Neither the Borrower nor any of the Restricted Subsidiaries is an “investment company” as defined in, or subject to regulation under, the Investment Company Act of 1940.

SECTION 3.13 Use of Proceeds. The Borrower will use the proceeds of the Loans and will request the issuance of Letters of Credit only for the purposes specified in the introductory statement to this Agreement.

SECTION 3.14 Taxes. Each of the Borrower and the Restricted Subsidiaries has filed or caused to be filed all Federal, state, local and foreign tax returns required to have been filed by it and has paid or caused to be paid all Taxes due and payable by it (whether or not shown on any tax return) and all assessments received by it, except (a) Taxes that are being contested in good faith by appropriate proceedings promptly instituted and diligently conducted that operate to suspend the collection of such contested Tax and for which the Borrower or such Restricted Subsidiary, as applicable, shall have set aside on its books adequate reserves in accordance with GAAP or (b) in each case, to the extent the failure to do so could not reasonably be expected to result in a Material Adverse Effect or the imposition of a material Lien on any Collateral (other than any Lien permitted by Section 6.02). There is no proposed written Tax assessment against the Borrower or any of the Restricted Subsidiaries that would, if made, have a Material Adverse Effect, which is not being actively contested by such Person in good faith and by appropriate proceedings. At all times since its formation, the Borrower has been properly treated as a partnership or a disregarded entity for U.S. federal income tax purposes.

SECTION 3.15 No Material Misstatements. As of the Closing Date, no written information, report, financial statement, exhibit or schedule furnished by or on behalf of the Borrower or any other Loan Party to the Administrative Agent or any Lender in connection with the negotiation of any Loan Document or included therein or delivered pursuant thereto (excluding the Projections, forecasts, projections, other forward-looking information and information of a general economic or industry specific nature), when furnished and taken as a whole, contains any material misstatement of fact or omits to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not materially misleading; provided that with respect to the Projections the Borrower represents only that it prepared the Projections in good faith using assumptions it deemed reasonable at the time the Projections are furnished (it being understood that projections are not a guaranty of future performance and that actual results during the period or periods covered by projections may materially differ from the projected results therein).

SECTION 3.16 Employee Benefit Plans. Except as could not reasonably be expected to have a Material Adverse Effect, none of the Borrower nor any of its Subsidiaries has incurred any liability under (a) any Plan, (b) any Multiemployer Plan or (c) any Employee Benefit Plan.

SECTION 3.17 Environmental Matters. (a) Except as set forth in Schedule 3.17 or as could not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect, (i) the Borrower and each of its Restricted Subsidiaries is and, within the period of all applicable statute of limitations, have been in compliance with applicable Environmental Laws; including all obligations to obtain, maintain, renew and comply with all Environmental Permits required for their respective businesses, properties or operations; (ii) neither the Borrower nor any of its Restricted Subsidiaries has received any notice of violation or non-compliance pursuant to Environmental Laws or any other notice of any Environmental Liability, nor, to the knowledge of the Borrower, is any such notice pending or threatened to be issued by any Governmental Authority or other Person; (iii) there are no consent decrees, consent orders or administrative orders (or other similar administrative or judicial obligations) under Environmental Laws related to the Borrower or the Restricted Subsidiaries or their businesses, properties or operations that remain outstanding, and (iv) there is or has been no condition, circumstance, action, activity or event that could reasonably be expected to result in noncompliance with Environmental Law or any Environmental Liability.

(b) Except as set forth in Schedule 3.17 or as could not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect, (i) none of the properties currently owned or operated by or on behalf of the Borrower or any of its Restricted Subsidiaries is listed or proposed for listing on the NPL or on the CERCLIS or any analogous state or local list nor, to the knowledge of the Borrower, is any property formerly owned or operated by or on behalf of the Borrower or any of the Restricted Subsidiaries listed or proposed for listing on any such list; (ii) there are no and have never been any surface impoundments, pits, sumps or lagoons, or landfills or dumps, in which Hazardous Materials are being or have been treated, stored or disposed on any property currently owned or operated by or on behalf of the Borrower or any of its Restricted Subsidiaries or, to the knowledge of the Borrower, on any property formerly owned or operated by the Borrower or any of the Restricted Subsidiaries except for such impoundments, pits, sumps or lagoons, or landfills or dumps, that have been removed from service and remediated in material compliance with Environmental Law; and (iii) to the knowledge of the Borrower, there has been no Release on, at or under any property currently or formerly owned or operated by the Borrower or any of the Restricted Subsidiaries, except as would not reasonably be expected to result in material Environmental Liability to the Borrower or any of the Restricted Subsidiaries.

(c) Except as set forth in Schedule 3.17 or as could not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect, (i) neither the Borrower nor any of the Restricted Subsidiaries is undertaking, and has not completed, either individually or together with other potentially responsible parties, any investigation or assessment or remedial or response action relating to any actual or threatened Release of Hazardous Materials at, on or under any site, location or operation, either voluntarily or pursuant to the order of any Governmental Authority or the requirements of any Environmental Law; and (ii) all Hazardous Materials generated, used, treated, handled or stored at, or, to the knowledge of the Borrower, transported to or from, any property currently or formerly owned or operated by the Borrower or any of the Restricted Subsidiaries are either currently managed, or have been disposed of, in compliance with Environmental Laws.

(d) Except as could not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect, neither the Borrower nor any of the Restricted Subsidiaries has assumed or undertaken, whether by contract, operation of law or otherwise, any Environmental Liabilities of any other Person.

(e) Except as otherwise would be subject to applicable privilege, the Borrower has made available to the Administrative Agent true and correct copies of any material environmental reports, studies or similar documents in the custody or control of the Borrower or any of the Restricted Subsidiaries relating to the Borrower, the Restricted Subsidiaries, their properties or the operation of their businesses and prepared prior to the Closing Date.

SECTION 3.18 Insurance. Schedule 3.18 sets forth an accurate description of all insurance maintained by the Borrower or any Restricted Subsidiary or by the Borrower for any Restricted Subsidiary as of the Closing Date. As of the Closing Date, such insurance is in full force and effect and all premiums have been duly paid. The Borrower and any Restricted Subsidiary have insurance in such amounts and covering such risks and liabilities as are in accordance with customary industry practice in the Permitted Business.

SECTION 3.19 Security Documents.

(a) The Guarantee and Collateral Agreement, upon execution and delivery thereof by the parties thereto, will create in favor of the Collateral Agent, for the benefit of the Secured Parties, a legal, valid and enforceable security interest in the Collateral (as defined in the Guarantee and Collateral Agreement) and the proceeds thereof and (i) when the Pledged Equity Interests (as defined in the Guarantee and Collateral Agreement) are delivered to the Collateral Agent, the Lien created under the Guarantee and Collateral Agreement shall constitute a fully perfected first priority Lien on, and security interest in, all right, title and interest of the Loan Parties in such Pledged Equity Interests, prior and superior in right to any other Person other than with respect to Liens (x) that have priority by operation of law or (y) on Permitted Pari Passu Refinancing Debt or Incremental Equivalent Debt (and Permitted Refinancing Debt in respect thereof) that is secured by all or a portion of the Collateral on a pari passu basis with the Obligations pursuant to the Pari Passu Intercreditor Agreement, and (ii) when financing statements in appropriate form are filed in the offices specified on Schedule 3.19(a), the Lien created under the Guarantee and Collateral Agreement will constitute a fully perfected Lien on, and security interest in, all right, title and interest of the Loan Parties in such Collateral (other than Intellectual Property) to the extent such Liens can be perfected by filing a financing statement, under the Uniform Commercial Code, prior and superior in right to any other Person other than (x) in the case of Collateral consisting of Equity Interests, with respect to Liens (A) that have priority by operation of law, (B) permitted by clause (c) of Section 6.02 or (C) on Permitted Pari Passu Refinancing Debt or Incremental Equivalent Debt (and Permitted Refinancing Debt in respect thereof) that is secured by all or a portion of the Collateral on a pari passu basis with the Obligations pursuant to the Pari Passu Intercreditor Agreement and (y) in the case of other Collateral, with respect to Liens (1) permitted by Section 6.02 (other than pursuant to Section 6.02(b), (k) or (y)) or (2) on Permitted Pari Passu Refinancing Debt or Incremental Equivalent Debt (and Permitted Refinancing Debt in respect thereof) that is secured by all or a portion of the Collateral on a pari passu basis with the Obligations pursuant to the Pari Passu Intercreditor Agreement.

(b) Upon the recordation of the Guarantee and Collateral Agreement (or a short-form security agreement in form and substance reasonably satisfactory to the Borrower and the Collateral Agent) with the United States Patent and Trademark Office and the United States Copyright Office, together with the financing statements in appropriate form filed in the offices specified on Schedule 3.19(a), the Lien created under the Guarantee and Collateral Agreement shall constitute a fully perfected Lien on, and security interest in, all right, title and interest of the Loan Parties in the Intellectual Property in which a security interest may be perfected by filing in the United States and its territories and possessions, in each case, prior and superior in right to any other Person other than with respect to Liens (1) permitted pursuant to Section 6.02 (other than pursuant to Section 6.02(b), (k) or (y)) or (2) on Permitted Pari Passu Refinancing Debt or Incremental Equivalent Debt (and Permitted Refinancing Debt in respect thereof) that is secured by all or a portion of the Collateral on a pari passu basis with the Obligations pursuant to the Pari Passu Intercreditor Agreement (it being understood that subsequent recordings in the United States Patent and Trademark Office and the United States Copyright Office may be necessary to perfect a Lien on registered trademarks and patents, trademark and patent applications and registered copyrights acquired by the Loan Parties after the Closing Date).

(c) The Mortgages are effective to create in favor of the Collateral Agent, for the benefit of the Secured Parties, a legal, valid and enforceable Lien on all of the Loan Parties’ right, title and interest in and to the Mortgaged Property thereunder and the proceeds thereof, and when the Mortgages are filed in the offices specified on Schedule 1.01(a), the Mortgages shall constitute a fully perfected Lien on, and security interest in, all right, title and interest of the Loan Parties in such Mortgaged Property and the proceeds thereof, in each case, prior and superior in right to any other Person other than with respect to Permitted Priority Encumbrances.

SECTION 3.20 Real Property.

(a) Schedule 3.20(a) sets forth as of the Closing Date all Material Owned Real Property owned by the Borrower and the Restricted Subsidiaries and the addresses thereof. The Borrower and the Restricted Subsidiaries own in fee all the Material Owned Real Property set forth on Schedule 3.20(a).

(b) Schedule 3.20(b) sets forth as of the Closing Date all Material Leased Real Property leased by the Borrower and its Restricted Subsidiaries and the addresses thereof. The Borrower and the Restricted Subsidiaries have valid leases in all the Material Leased Real Property set forth on Schedule 3.20(b).

SECTION 3.21 Solvency. Immediately after the consummation of the Transactions to occur on the Closing Date, the Borrower and the Restricted Subsidiaries are, on a consolidated basis, Solvent.

SECTION 3.22 Reserved.

SECTION 3.23 Anti-Terrorism Laws. (a) Neither the Borrower nor any of the Restricted Subsidiaries nor any director, officer, agent or employee of the Borrower or any Restricted Subsidiary (in their capacities as such) is in violation of any Anti-Terrorism Law in any material respects.

(b) Neither the Borrower nor any of the Restricted Subsidiaries nor any director or officer of the Borrower or any Restricted Subsidiary acting in any capacity in connection with the Loans, the Letters of Credit, the Transactions or the other transactions hereunder, is any of the following (each a “Blocked Person”):

(i) a Person that is listed in the annex to, or is otherwise subject to the provisions of, Executive Order No. 13224;

(ii) a Person owned or controlled by, or acting for or on behalf of, any Person that is listed in the annex to, or is otherwise subject to the provisions of, Executive Order No. 13224;

(iii) a Person that commits, threatens or conspires to commit or supports “terrorism” (as defined in Executive Order No. 13224); or

(iv) a Person that is named as a “specially designated national” on the most current list published by the United States Treasury Department’s Office of Foreign Asset Control (“OFAC”) at its official website or any replacement website or other replacement official publication of such list.

(c) Neither the Borrower nor any of the Restricted Subsidiaries nor any director or officer of the Borrower or any Restricted Subsidiary (acting in their capacities as such) (i) conducts any business or engages in making or receiving any contribution of funds, goods or services to or for the benefit of any Blocked Person or (ii) deals in, or otherwise engages in any transaction relating to, any property or interests in property blocked pursuant to Executive Order No. 13224.

(d) Neither the Borrower nor any of the Subsidiaries nor any director or officer of the Borrower or any Subsidiary acting in any capacity in connection with the Loans, the Letters of Credit, the Transactions or the other transactions hereunder is a Sanctioned Person.

(e) The Borrower has implemented and maintains in effect policies and procedures with the intention to promote and achieve compliance by the Borrower and its Subsidiaries and their respective directors, officers and employees (in their capacities as such) with Sanctions and Anti-Terrorism Laws in all material respects.

SECTION 3.24 Labor Matters. Except as could not reasonably be expected to result in a Material Adverse Effect, there are no strikes, lockouts, labor disputes or slowdowns pending or, to the knowledge of the Borrower, threatened against the Borrower or any of the Restricted Subsidiaries. The hours worked and payments made to employees of the Borrower or any of the Restricted Subsidiaries have not been in violation in any material respect of the Fair Labor Standards Act of 1938, as amended. Except as could not reasonably be expected to result in a Material Adverse Effect, the Borrower and the Restricted Subsidiaries are in compliance with all applicable laws relating to labor and employment matters.

SECTION 3.25 Intellectual Property; Licenses, Etc.. Each of the Borrower and the Restricted Subsidiaries own, license or possess the valid right to use all Intellectual Property used in or reasonably necessary for the operation of their businesses as currently conducted, without conflict with the Intellectual Property rights of any Person, in each case, except, individually or in the aggregate, as could not reasonably be expected to have a Material Adverse Effect. To the knowledge of the Borrower, no Intellectual Property, advertising, product, process, method, substance, part or other material used by the Borrower or any Restricted Subsidiary, or the operation of its business as currently conducted, infringes upon, misappropriates or violates any Intellectual Property rights held by any Person except for such infringements, misappropriations or violations, individually or in the aggregate, which could not reasonably be expected to have a Material Adverse Effect. No claim or litigation regarding any of the Intellectual Property of the Borrower or any Restricted Subsidiary is pending or, to the knowledge of the Borrower, threatened against the Borrower or any Restricted Subsidiary, which claim or litigation, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.

SECTION 3.26 Anti-Corruption Laws. Neither the Borrower nor any Restricted Subsidiary nor any director, officer, agent or employee of such Person (in their capacities as such) is aware of or has taken any action, directly or indirectly, that would result in a material violation by such persons (in their capacities as a director, officer, agent or employee of such Person) of the FCPA or the UK Bribery Act. The Borrower and the Restricted Subsidiaries have conducted their businesses in compliance with the UK Bribery Act and the FCPA in all material respects and will maintain policies and procedures designed to promote and achieve compliance with such laws in all material respects.

ARTICLE IV

Conditions of Lending

The obligations of the Lenders to make Loans and of the Issuing Banks to issue, amend, renew and extend Letters of Credit hereunder are subject to the satisfaction of the following conditions:

SECTION 4.01 All Credit Events. Subject to clause (c) of Section 2.25, on the date of each Borrowing (other than a conversion or a continuation of a Borrowing) and on the date of each issuance, amendment, extension or renewal of a Letter of Credit (each such event being called a “Credit Event”):

(a) The Administrative Agent shall have received a notice of such Borrowing as required by Section 2.03 (or such notice shall have been deemed given in accordance with Section 2.02) or, in the case of the issuance, amendment, extension or renewal of a Letter of Credit, the applicable Issuing Bank and the Administrative Agent shall have received a notice requesting the issuance, amendment, extension or renewal of such Letter of Credit as required by Section 2.24(b);

(b) The representations and warranties set forth in Article III and in each other Loan Document shall be true and correct in all material respects (other than representations and warranties that are qualified by materiality, which shall be true and correct in all respects) on and as of the date of such Credit Event with the same effect as though made on and as of such date, except to the extent such representations and warranties expressly relate to an earlier date, in which case such representations shall be true and correct in all material respects as of such earlier date;

(c) At the time of and immediately after giving effect to such Credit Event, no Default or Event of Default shall have occurred and be continuing; and

(d) In the case of a request for a Revolving Loan or a Swing Line Loan, there shall not have been any repayment, in part or in full, of the outstanding Contributed Business Intercompany Notes within 10 days prior to such Credit Event.

Each Credit Event shall be deemed to constitute a representation and warranty by the Borrower on the date of such Credit Event as to the matters specified in paragraphs (b), (c) and, if applicable, (d) of this Section 4.01.

SECTION 4.02 First Credit Event. The initial Credit Event on the Closing Date (and the obligations of the Lenders and/or the Issuing Bank, as applicable, in respect thereof) shall be subject to satisfaction of the following conditions precedent:

(a) The Administrative Agent (or its counsel) shall have received from each party either (i) a counterpart of this Agreement and each other Loan Document (other than the Escrow Agreement and any Loan Document to be delivered pursuant to Section 5.15) signed on behalf of such party or (ii) written evidence satisfactory to the Administrative Agent (which may include telecopy or other electronic transmission of a signed signature page of this Agreement and each such other Loan Document) that such party has signed a counterpart of this Agreement and each such other Loan Document;

(b) The Administrative Agent shall have received, on behalf of itself, the Collateral Agent, the Issuing Banks and the Lenders, the favorable written opinion of Vinson & Elkins LLP, counsel for the Loan Parties in form and substance reasonably satisfactory to the Administrative Agent, dated the Closing Date and addressed to the Administrative Agent, the Collateral Agent, the Issuing Banks and the Lenders;

(c) The Administrative Agent shall have received with respect to the Borrower and each other Loan Party (i) Organizational Documents certified to be true and complete as of a recent date by the appropriate Governmental Authority of the state or jurisdiction of its incorporation, formation or organization, where applicable, and certified by a Secretary or Assistant Secretary of such Loan Party to be true and complete as of the Closing Date, and a certificate as to the good standing of such Loan Party in such jurisdiction; (ii) a certificate of the Secretary or Assistant Secretary of each Loan Party substantially in the form of Exhibit Q dated the Closing Date and certifying (A) that attached thereto is a true and complete copy of the limited liability company agreement, limited partnership agreement or bylaws, as applicable, or, in the case of the Borrower, the LP Agreement, as in effect on the Closing Date, (B) that attached thereto is a true and complete copy of resolutions duly adopted by the board of directors or other governing body of such Loan Party (and, if applicable, any parent company of such Loan Party) authorizing the execution, delivery and performance of the Loan Documents and the borrowings hereunder, and that such resolutions have not been modified, rescinded or amended and are in full force and effect, (C) that the certificate or articles of incorporation, formation or organization, as applicable, of such Loan Party have not been amended since the date of the last amendment thereto shown on the certificate of good standing furnished pursuant to clause (i) above, and (D) as to the incumbency and specimen signature of each officer executing any Loan Document or any other document delivered in connection herewith on behalf of such Loan Party; and (iii) a certificate of another officer as to the incumbency and specimen signature of the Secretary or Assistant Secretary executing the certificate pursuant to clause (ii) above;

(d) The Administrative Agent and the Collateral Agent shall have received, on or before the Closing Date, all documents and instruments, including Uniform Commercial Code financing statements required by Law or reasonably requested by the Collateral Agent (to the extent required by the Guarantee and Collateral Agreement) to be filed, registered, published or recorded to create or perfect the Liens intended to be created under the Loan Documents and all such documents and instruments shall have been so filed, registered, published or recorded or other arrangements reasonably satisfactory to the Collateral Agent for such filing, registration, publication or recordation shall have been made;

(e) The Collateral Agent shall have received from the applicable Loan Parties, with respect to each Mortgaged Property specified on Schedule 1.01(a), the following documents and instruments:

(i) a Mortgage duly authorized and executed, in proper form for recording in the recording office of each jurisdiction where such Mortgaged Property to be encumbered thereby is situated, in favor of the Collateral Agent, for the benefit of the Secured Parties, together with such other instruments as shall be necessary or appropriate (in the reasonable judgment of the Collateral Agent) to create a Lien under applicable law, all of which shall be in form and substance reasonably satisfactory to Collateral Agent, which Mortgage and other instruments shall be effective to create and/or maintain a first priority Lien on such Mortgaged Property, as the case may be, subject to no Liens other than Permitted Encumbrances and shall be prior and superior in right to any other Person other than with respect to Permitted Priority Encumbrances, in each case, applicable to such Mortgaged Property;

(ii) fully paid American Land Title Association Lender’s Extended Coverage title insurance policies (the “Mortgage Policies”), in amounts reasonably acceptable to the Administrative Agent, issued, coinsured and reinsured by title insurers reasonably acceptable to and reasonably required by the Administrative Agent, insuring the Mortgages to be valid first and subsisting Liens on the property described therein, free and clear of all defects (including, but not limited to, mechanics’ and materialmen’s Liens) and encumbrances, other than Permitted Encumbrances, and providing for such other affirmative insurance and endorsements (including endorsements for future advances under the Loan Documents, for mechanics’ and materialmen’s Liens and for zoning of the applicable property), provided that such affirmative insurance and endorsements are available in the applicable jurisdictions at commercially reasonable rates, and such coinsurance and direct access reinsurance as the Administrative Agent may deem reasonably necessary or desirable and are available in the relevant jurisdiction;

(iii) Either (x) American Land Title Association/American Congress on Surveying and Mapping form surveys or such other forms of surveys as are reasonably acceptable to Administrative Agent, for which all necessary fees (where applicable) have been paid, and dated no more than 90 days before the Closing Date (or such other dates as shall be reasonably acceptable to the Administrative Agent), certified to the Administrative Agent and the issuer of the Mortgage Policies in a manner reasonably satisfactory to the Administrative Agent by a land surveyor duly registered and licensed in the states in which the property described in such surveys is located and reasonably acceptable to the Administrative Agent, showing all buildings and other improvements, any off-site improvements, the location of any easements, parking spaces, rights of way, building set-back lines and other dimensional regulations and the absence of encroachments, either by such improvements or on to such property, and other defects, other than (a) Permitted Encumbrances and (b) encroachments and other defects reasonably acceptable to the Administrative Agent, or (y) in lieu of such aforementioned surveys, such affidavits, certificates, information and/or instruments of indemnification as may be reasonably acceptable to the title companies issuing the Mortgage Policies in order to issue the applicable Mortgage Policies in accordance with Section 4.02(e)(ii);

(iv) policies or certificates of insurance of the type required by Section 5.02;

(v) evidence of flood insurance required by Section 5.02(c), in form and substance reasonably satisfactory to Administrative Agent;

(vi) all such other items as shall be necessary in the reasonable opinion of counsel to the Lenders to create a valid and perfected first priority mortgage Lien on such Mortgaged Property, subject only to Permitted Encumbrances; and

(vii) opinions of local counsel for the Loan Parties in states in which the Mortgaged Properties are located, with respect to the enforceability and validity of the Mortgages and any related fixture filings in form and substance reasonably satisfactory to the Administrative Agent;

(f) The Administrative Agent shall have received certified copies of the Related Documents, duly executed by the parties thereto;

(g) [reserved];

(h) Prior to or substantially simultaneously with the making of the initial Loans, the Transactions (other than the Closing Date Distribution) shall have been consummated;

(i) The Administrative Agent shall have received (i) the unqualified audited financial statements of Enviva Partners, LP Predecessor for the fiscal years ended December 31, 2012, December 31, 2013 and December 31, 2014 and (ii) a customary pro forma balance sheet of the Borrower and its Restricted Subsidiaries on a consolidated basis as of December 31, 2014, prepared after giving effect to the Transactions as if the Transactions had occurred as of such date; provided that, the financial statements shall have been prepared in all material respects in accordance with GAAP;

(j) The Administrative Agent shall have received financial projections of the Borrower and its Restricted Subsidiaries through the fiscal year ending December 31, 2019, which will be prepared on a basis consistent in all material respects with the Projections;

(k) The Administrative Agent shall have received a Solvency Certificate signed by a Financial Officer;

(l) The Administrative Agent shall have received a certificate substantially in the form of Exhibit R signed by a Responsible Officer of the Borrower as to the matters set forth in clauses (b) and (c) of Section 4.01 and clause (h) of this Section 4.02;

(m) The Arrangers and the Administrative Agent shall have received, to the extent invoiced at least two (2) Business Days prior to the Closing Date, all Fees and other amounts due and payable on or prior to the Closing Date pursuant to the Loan Documents (which, in the case of Fees for the account of the Lenders, the Administrative Agent shall promptly pay to the Lenders), including reimbursement or payment of all out-of-pocket expenses required to be reimbursed or paid by the Loan Parties hereunder or under any other Loan Document;

(n) The Administrative Agent shall have received copies of a recent Lien and judgment search in each jurisdiction reasonably requested by the Administrative Agent at least five (5) Business Days prior to the Closing Date with respect to the Loan Parties;

(o) The Administrative Agent shall have received a certificate from the Borrower’s insurance broker or other evidence reasonably satisfactory to it that all insurance required to be maintained pursuant to Section 5.02 is in full force and effect, together with endorsements naming the Administrative Agent or the Collateral Agent as additional insured or loss payee thereunder to the extent required under Section 5.02; and

(p) The Administrative Agent shall have received all documentation and other information required by bank regulatory authorities under applicable “know-your-customer” and anti-money laundering rules and regulations, including the USA PATRIOT Act, at least five (5) days prior to the Closing Date that has been reasonably requested by any Lender at least ten (10) days in advance of the Closing Date.

ARTICLE V

Affirmative Covenants

The Borrower covenants and agrees with each Lender that so long as this Agreement shall remain in effect (other than pursuant to Section 9.02) and until the Commitments have been terminated and the principal of and interest on each Loan, all Fees and all other expenses or amounts payable under any Loan Document (other than contingent reimbursement and indemnification obligations to the extent no unsatisfied claim with respect thereto has been asserted) have been paid in full and all Letters of Credit have been canceled or have expired and all amounts drawn thereunder have been reimbursed in full

(unless such Letter of Credit has been cash collateralized or otherwise backstopped in a manner satisfactory to the applicable Issuing Bank or other arrangements satisfactory to such Issuing Bank shall have been made), unless the Required Lenders shall otherwise consent in writing, the Borrower will, and will cause each of the Restricted Subsidiaries (and, in the case of Section 5.01(d), each of the Subsidiaries) to:

SECTION 5.01 Existence; Compliance with Laws; Businesses and Properties. (a) Do or cause to be done all things necessary to preserve, renew and keep in full force and effect its legal existence, except as otherwise expressly permitted under Section 6.05.

(b) Except, in each case, where the failure to do so could not reasonably be expected to result in a Material Adverse Effect, (i) do or cause to be done all things necessary to obtain, preserve, renew, extend and keep in full force and effect the rights, licenses, permits, franchises, authorizations, patents, copyrights, trademarks and trade names material to the conduct of its business; (ii) maintain and operate such business in substantially the manner in which it is presently conducted and operated and (iii) at all times maintain and preserve all property material to the conduct of such business and keep such property in good repair, working order and condition and from time to time make, or cause to be made, all needful and proper repairs, renewals, additions, improvements and replacements thereto in accordance, in all material respects, with Prudent Industry Practices.

(c) Except, in each case, where the failure to do so could not reasonably be expected to result in a Material Adverse Effect, comply with all applicable laws, rules, regulations and orders, including, without limitation, applicable laws, rules, regulations and orders regarding any loans, advances, mortgage or promissory note arrangements with employees or agents, ERISA, the Racketeer Influenced and Corrupt Organizations chapter of the Organized Crime Control Act of 1970, Environmental Laws, Anti-Terrorism Laws, the FCPA and any other applicable anti-corruption or anti-money laundering laws.

(d) Maintain in effect the policies and procedures with respect to Sanctions and Anti-Terrorism Laws specified in Section 3.23(e).

SECTION 5.02 Insurance. (a) To the extent commercially reasonably available, maintain such insurance, to such extent and against such risks, including fire and other risks insured against by extended coverage, as is customary with companies in the same or similar businesses operating in the same or similar locations, including comprehensive general liability insurance against claims for bodily injury or death or property damage occurring upon, in, about or in connection with the use of any properties owned, occupied or controlled by it.

(b) Cause all such policies covering any Collateral to be endorsed or otherwise amended to include a customary lender’s loss payable endorsement, in form and substance reasonably satisfactory to the Administrative Agent and the Collateral Agent, which endorsement shall provide that, from and after the Closing Date, if the insurance carrier shall have received written notice from the Administrative Agent or the Collateral Agent of the occurrence of an Event of Default, the insurance carrier shall pay all proceeds otherwise payable to the Borrower under such policies directly to the Collateral Agent; cause all such policies to provide that neither the Borrower, the Administrative Agent, the Collateral Agent nor any other party shall be a coinsurer thereunder and to contain a “Replacement Cost Endorsement”, without any deduction for depreciation, and such other provisions as the Collateral Agent may reasonably require from time to time to protect its interests; deliver original or certified copies of all such policies to the Collateral Agent; cause each such policy to provide that it shall not be canceled, modified or not renewed (i) by reason of nonpayment of premium upon not less than ten (10) days’ prior written notice thereof by the insurer to the Collateral Agent (giving the Collateral Agent the right to cure defaults in the payment of premiums) or (ii) for any other reason upon not less than 30 days’ prior written notice thereof by the insurer to the Collateral Agent.

(c) To the extent any Mortgaged Property is subject to the provisions of the Flood Insurance Laws, (i) (x) concurrently with the delivery of the mortgage in favor of the Collateral Agent in connection therewith, and (y) at any other time if necessary for compliance with applicable Flood Insurance Laws, provide the Collateral Agent with a standard flood hazard determination form for such Mortgaged Property and (ii) if any such Mortgaged Property is located in an area designated a “flood hazard area” in any Flood Insurance Rate Map published by the Federal Emergency Management Agency (or any successor agency), obtain flood insurance in such amount to ensure compliance with the Flood Insurance Laws.

SECTION 5.03 Taxes. Discharge or cause to be paid and discharged promptly when due all material Taxes before the same shall become delinquent or in default; provided, however, that such payment and discharge shall not be required with respect to any such Tax (a) so long as the validity or amount thereof shall be contested in good faith by appropriate proceedings promptly instituted and diligently conducted and the Borrower or the applicable Restricted Subsidiary shall have set aside on its books adequate reserves with respect thereto in accordance with GAAP and such contest operates to suspend collection of the contested obligation or Tax and enforcement of a Lien or (b) to the extent the failure to do so could not reasonably be expected to result in a Material Adverse Effect or the imposition of a Lien on Collateral not permitted hereunder. The Borrower shall continue to be properly treated as a partnership or a disregarded entity for U.S. federal income tax purposes.

SECTION 5.04 Financial Statements, Reports, etc.. (a) Furnish to the Administrative Agent, which shall furnish to each Issuing Bank and each Lender:

(i) within 120 days (or, after the consummation of the IPO, 90 days) after the end of each fiscal year (commencing with the fiscal year ended December 31, 2015), the Borrower’s consolidated balance sheet and related statements of income, partners’ equity and cash flows showing the financial condition of the Borrower and its consolidated Subsidiaries as of the close of such fiscal year and the results of its operations and the operations of such Subsidiaries during such year, together with comparative figures for the immediately preceding fiscal year, all audited by KPMG LLP or other independent public accountants of recognized national standing and accompanied by an opinion of such accountants (which opinion shall be without a “going concern” or like qualification or exception (except for any such qualification or exception pertaining to (x) one or more debt maturities occurring within 12 months of the relevant audit or (y) a breach or anticipated breach of financial covenants) and without any qualification or exception as to the scope of such audit) to the effect that such consolidated financial statements fairly present the financial condition and results of operations of the Borrower and its consolidated Subsidiaries on a consolidated basis in all material respects in accordance with GAAP consistently applied, together with a customary “management discussion and analysis” provision;

(ii) within 45 days after the end of each fiscal quarter (other than the final fiscal quarter of any fiscal year) (commencing with the fiscal quarter ended March 31, 2015), the Borrower’s consolidated balance sheet and related statements of income, partners’ equity and cash flows showing the financial condition of the Borrower and its consolidated Subsidiaries as of the close of such fiscal quarter and the results of its operations and the operations of such Subsidiaries during such fiscal quarter and the then elapsed portion of the fiscal year, and comparative figures for the same periods in the immediately preceding fiscal year, all certified by one of its Financial Officers as fairly presenting the financial condition and results of operations of the Borrower and its consolidated Subsidiaries on a consolidated basis in all material respects in accordance with GAAP consistently applied, subject to normal year-end audit adjustments, together with a customary “management discussion and analysis” provision;

(iii) concurrently with any delivery of financial statements under paragraph (i) or (ii) above, a certificate of a Financial Officer (the “Compliance Certificate”) in the form of Exhibit J (x) certifying that no Event of Default or Default has occurred and is continuing or, if such an Event of Default or Default has occurred and is continuing, specifying the nature and extent thereof and any corrective action taken or proposed to be taken with respect thereto and (y) commencing with the first full fiscal quarter after the Closing Date, setting forth computations in reasonable detail reasonably satisfactory to the Administrative Agent demonstrating compliance with the covenant contained in Section 6.10;

(iv) concurrently with any delivery of financial statements under paragraph (i) above, an annual business plan and budget of the Borrower and its Restricted Subsidiaries on a consolidated basis;

(v) promptly after the request by any Lender, all documentation and other information that such Lender reasonably requests in order to comply with its ongoing obligations under applicable “know your customer” and anti-money laundering rules and regulations, including the USA PATRIOT Act; and

(vi) promptly, from time to time, such other information regarding the operations, business affairs and financial condition of the Borrower or any Restricted Subsidiary, or compliance with the terms of any Loan Document, as the Administrative Agent or any Lender may reasonably request.

Information required to be delivered pursuant to Section 5.04(a)(i) and Section 5.04(a)(ii) above shall be deemed to have been delivered if such information, or one or more annual or quarterly reports containing such information, shall be available on the website of the Securities Exchange Commission at http://www.sec.gov and the Compliance Certificate delivered pursuant to Section 5.04(a)(iii) provides a statement regarding the availability of such information on such website.

(b) Hold quarterly Lenders conference calls with management of the Borrower, no later than 30 days following the date of delivery of the documents described in Section 5.04(a)(i) and Section 5.04(a)(ii) above.

(c) The financial statements delivered pursuant to Section 5.04(a)(i) and Section 5.04(a)(ii) above shall be accompanied by reasonably detailed segment reporting as required under GAAP, certified by a Financial Officer of the Borrower as fairly presenting the financial condition and results of operations of such segments in all material respects in accordance with GAAP consistently applied, subject to normal year-end audit adjustments.

SECTION 5.05 Litigation and Other Notices. Promptly after obtaining actual knowledge thereof by any Responsible Officer of the Borrower or any Restricted Subsidiary, furnish to the Administrative Agent (which shall furnish to each Issuing Bank and each Lender), written notice of the following:

(a) any Event of Default or Default, specifying the nature and extent thereof and the corrective action (if any) taken or proposed to be taken with respect thereto;

(b) the filing or commencement of any action, investigation, enforcement action, suit or proceeding, whether at law or in equity or by or before any Governmental Authority, against the Borrower or any Restricted Subsidiary, that could reasonably be expected to result in a Material Adverse Effect; and

(c) any development that has resulted in, or could reasonably be expected to result in, a Material Adverse Effect.

SECTION 5.06 Information Regarding Collateral. (a) Furnish to the Administrative Agent written notice of, (1) within 15 Business Days (or such longer period as agreed to by the Administrative Agent) after, any change in the Borrower’s or any other Loan Party’s (i) legal name, (ii) identity or corporate structure or (iii) Federal Taxpayer Identification Number and (2) at least 10 Business Days (or such shorter period as agreed to by the Administrative Agent) prior to, any change in the jurisdiction of organization or formation of the Borrower or any other Loan Party.

(b) In the case of the Borrower, each year, at the time of delivery of the annual financial statements with respect to the preceding fiscal year pursuant to Section 5.04(a)(i), deliver to the Administrative Agent a certificate of a Responsible Officer setting forth the information required pursuant to Section II of the Perfection Certificate or confirming that there has been no change in such information since the date of the Perfection Certificate delivered on the Closing Date or the date of the most recent certificate delivered pursuant to this Section 5.06(b).

SECTION 5.07 Maintaining Records; Access to Properties and Inspections; Ratings. (a) Keep proper books of record and account, in reasonable detail, accurately and fairly reflecting in all material respects in conformity with GAAP and all requirements of law all dealings and transactions in relation to its business and activities. At the expense of the Borrower, the Borrower will, and will cause the Restricted Subsidiaries to, permit any representatives and independent contractors designated by the Administrative Agent to visit and inspect the financial records and the properties of such Person at reasonable times during normal business hours and as often as reasonably requested after reasonable prior notice and to make extracts from and copies of such financial records, and permit any representatives and independent contractors designated by the Administrative Agent to discuss the affairs, finances and condition of such Person with the officers thereof and independent accountants therefor, except as would jeopardize applicable privileges or other similar protections; provided that (i) the Administrative Agent may only exercise such right of inspection once per calendar year and (ii) notwithstanding clause (i) above, when an Event of Default exists, the Administrative Agent or any Lender (or any of their representatives or independent contractors) may do any of the foregoing at any time during normal business hours upon reasonable notice to the Borrower.

(b) Use commercially reasonable efforts to cause the Credit Facilities to be continuously rated by Kroll.

SECTION 5.08 Use of Proceeds. Use the proceeds of the Loans and request the issuance of Letters of Credit only for the purposes specified in the introductory statement to this Agreement. In addition, the Borrower will not request any Borrowing or Letter of Credit, and the Borrower shall not use, and shall procure that its Subsidiaries and its or their respective directors, officers, employees and agents shall not use, the proceeds of any Borrowing or Letter of Credit (a) in violation of the FCPA or the UK Bribery Act, (b) to fund or finance any activities, business or transaction of or with any Sanctioned Person, or in any Sanctioned Country or (c) in violation of any Sanctions applicable to any Loan Party.

SECTION 5.09 Escrow Account. The Borrower shall, during the period from any deposit into the Escrow Account of proceeds of Incremental Term Loans incurred under clause (e) of the definition of Maximum Incremental Facilities Amount until the application of such proceeds in accordance with the terms hereof, maintain an amount not less than the Escrow Amount on deposit in the Escrow Account.

SECTION 5.10 Employee Benefits. (a) Comply with the applicable provisions of ERISA and the Code which relate to Employee Benefit Plans except, in each case, where a failure to do so could not reasonably be expected to result in a Material Adverse Effect and (b) furnish to the Administrative Agent within ten (10) Business Days after any Responsible Officer of the Borrower knows or has reason to know that any ERISA Event has occurred that, alone or together with any other ERISA Event then existing, resulted or could reasonably be expected to result in liability of the Borrower or any ERISA Affiliate in an aggregate amount exceeding the Materiality Threshold, a statement of a Responsible Officer of the Borrower or such ERISA Affiliate setting forth details as to such ERISA Event and the action, if any, that the Borrower or such ERISA Affiliate proposes to take with respect thereto.

SECTION 5.11 Compliance with Environmental Laws. Comply in all material respects and take all commercially reasonable measures to cause all lessees, invitees and any other Persons operating or occupying its properties to comply in all material respects with all applicable Environmental Laws and Environmental Permits; obtain and renew all material Environmental Permits necessary for its operations and properties; and conduct any investigation, study, sampling and testing, and undertake any cleanup, removal, remedial or other action necessary to remove and clean up all Hazardous Materials from any of its properties, in compliance in all material respects with the applicable requirements of all Environmental Laws, in each case, unless such non-compliance would not result in, or could not reasonably be expected to result in, a Material Adverse Effect; provided, however, that neither the Borrower nor any of the Restricted Subsidiaries shall be required to undertake any such cleanup, removal, remedial or other action to the extent that its obligation to do so is being contested in good faith and by proper administrative or judicial proceedings, appropriate reserves are being maintained with respect to such circumstances in accordance with GAAP, and the failure to undertake or the delay in performance of such action could not reasonably be expected to result in a material Environmental Liability.

SECTION 5.12 Preparation of Environmental Reports. If a Default caused by reason of a breach of Section 3.17 or Section 5.11 shall have occurred and be continuing for more than 20 days after the Borrower or any Restricted Subsidiary has actual knowledge of such facts and circumstances constituting such breach without the Borrower or any Restricted Subsidiary commencing activities reasonably likely to cure such Default, at the written request of the Required Lenders through the Administrative Agent, provide to the Administrative Agent within 45 days after such request (if such Default is then continuing), at the expense of the Borrower, a report regarding the matters which are the subject of such Default prepared by an environmental consulting firm reasonably acceptable to the Administrative Agent and indicating the presence or absence of Hazardous Materials and the estimated cost of any compliance or remedial action in connection with such Default; without limiting the generality of the foregoing, if the Administrative Agent determines at any time that a material risk exists that any such report will not be provided within the time referred to above, the Administrative Agent may retain an environmental consulting firm to prepare such report at the expense of the Borrower, and the Borrower hereby grants and agrees to cause any Restricted Subsidiary that owns or leases any property described in such request to grant the Administrative Agent, the Lenders, such firm and any agents or representatives thereof a non-exclusive license, subject to the rights of tenants or necessary consent of landlords, to enter onto their respective properties to undertake such an assessment. Such license shall terminate at the earliest of (i) the date on which such Default is cured or (ii) the date on which all Obligations have been paid in full and all Commitments shall have terminated.

SECTION 5.13 Further Assurances; Additional Guarantees and Collateral. (a) Execute any and all further documents, financing statements, agreements and instruments, and take all further action (including filing Uniform Commercial Code and other financing statements, Mortgages and deeds of trust) that may be required under applicable Law, or that the Required Lenders, the Administrative Agent or the Collateral Agent may reasonably request, in order to effectuate the transactions contemplated by the Loan Documents and in order to grant, preserve, protect and perfect the validity and first priority of the security interests created or intended to be created by the Security Documents.

(b) In the event that the IPO is not consummated by the 91st day following the Closing Date (or such longer period of time reasonably acceptable to the Administrative Agent), each of the General Partner and the Limited Partners shall, within 30 days after such event, (x) become a Guarantor and a Grantor (as defined in the Guarantee and Collateral Agreement) under the Guarantee and Collateral Agreement by executing and delivering to the Collateral Agent a counterpart agreement or supplement to the Guarantee and Collateral Agreement in accordance with its terms, and (y) take all such actions and execute and deliver, or cause to be executed and delivered, all such documents, instruments, agreements, and certificates reasonably requested by the Collateral Agent, including those which are similar to those described in Sections 4.02(c), (d) and, if requested by the Administrative Agent, (b) hereof, Schedule 5.15 hereof and Section 5.1 of the Guarantee and Collateral Agreement.

(c) In the event that (x) any Person becomes a Wholly Owned Domestic Subsidiary (other than an Excluded Subsidiary) of the Borrower, (y) any Unrestricted Subsidiary is converted into a Restricted Subsidiary that is a Wholly Owned Domestic Subsidiary (other than an Excluded Subsidiary) or (z) Enviva Pellets Wiggins shall become a Wholly Owned Domestic Subsidiary and cease to be restricted from providing a Guarantee of the Obligations by the Wiggins Loan Agreement, in each case, after the Closing Date, the Borrower shall (a) within 15 Business Days after such event (or such longer period of time reasonably acceptable to the Collateral Agent), cause such Wholly Owned Domestic Subsidiary (other than an Excluded Subsidiary) to become a Guarantor and a Grantor (as defined in the Guarantee and Collateral Agreement) under the Guarantee and Collateral Agreement by executing and delivering to the Collateral Agent a counterpart agreement or supplement to the Guarantee and Collateral Agreement in accordance with its terms, and (b) within 30 days after such event (or such longer period of time reasonably acceptable to the Collateral Agent), take all such actions and execute and deliver, or cause to be executed and delivered, all such documents, instruments, agreements, and certificates reasonably requested by the Collateral Agent, including those which are similar to those described in Sections 4.02(c), (d) and, if requested by the Administrative Agent, (b) hereof, Schedule 5.15 hereof and Section 5.1 of the Guarantee and Collateral Agreement. In the event that any Person becomes a First-Tier Foreign Subsidiary or FSHCO after the Closing Date, the Borrower shall, and shall cause each Wholly Owned Domestic Subsidiary (other than an Excluded Subsidiary) that owns the Equity Interests of such Subsidiary to, within 45 days of such event (or such longer period of time reasonably acceptable to the Collateral Agent), deliver all such documents, instruments, agreements, and certificates as are similar to those described in Sections 4.02(c), (d) and, if requested by the Administrative Agent, (b) hereof (with respect to the Equity Interests described below), and the Borrower shall take, and shall cause each such Wholly Owned Domestic Subsidiary (other than an Excluded Subsidiary) to take, all of the actions referred to in Section 4.02(d) hereof necessary to grant and to perfect a Lien in favor of Collateral Agent, for the benefit of the Secured Parties, under the Guarantee and Collateral Agreement, or, at the option of the Collateral Agent, under a security or pledge agreement under the law of the jurisdiction of organization of the pledged Person, in not more than 65% of the voting, and 100% of the non-voting, Equity Interests of such First-Tier Foreign Subsidiary or FSHCO. With respect to each such Subsidiary, the Borrower shall, within 15 Business Days of such event (or such longer period of time reasonably acceptable to the Administrative Agent and the Collateral Agent), send to Administrative Agent written notice setting forth with respect to such Person (i) the date on which such Person became a Wholly Owned Domestic Subsidiary (that is not an Excluded Subsidiary) of the Borrower or was converted into a Restricted Subsidiary and (ii) all of the data required to be set forth in Schedules 3.01 and 3.08 with respect to all Subsidiaries, and such written notice shall be deemed to supplement Schedules 3.01 and 3.08 for all purposes hereof. Notwithstanding anything to the contrary herein or in any other Loan Document, neither the Borrower nor any of its Subsidiaries shall be required to grant a Lien in the Equity Interests of any Unrestricted Subsidiary.

(d) In the event that any Loan Party acquires Material Owned Real Property, any Unrestricted Subsidiary that owns Material Owned Real Property is converted into a Restricted Subsidiary and becomes or is required to become a Loan Party after the Closing Date or any Real Property of a Loan Party becomes Material Owned Real Property after the Closing Date, and such interest in such Material Owned Real Property has not otherwise been made subject to the Lien of the Security Documents in favor of Collateral Agent, for the benefit of the Secured Parties, then the Borrower shall, or shall cause such Subsidiary to, within 90 days of such event (or such longer period of time reasonably acceptable to the Collateral Agent), take all such actions and execute and deliver, or cause to be executed and delivered, all such Mortgages, documents, instruments, agreements, opinions and certificates, including those which are similar to those described in Section 4.02(e) with respect to each such Material Owned Real Property, that the Collateral Agent shall reasonably request to create in favor of the Collateral Agent, for the benefit of the Secured Parties, a valid and, subject to any filing and/or recording referred to herein, perfected first priority security interest in such Material Owned Real Property. In addition to the foregoing, the Borrower shall, at the request of the Collateral Agent, deliver, from time to time, to the Collateral Agent such appraisals as are required by applicable law or regulation of Material Owned Real Property with respect to which the Collateral Agent has been granted a Lien.

(e) In the event that any Loan Party acquires Material Leased Real Property, any Unrestricted Subsidiary that leases Material Leased Real Property is converted into a Restricted Subsidiary and becomes or is required to become a Loan Party after the Closing Date or any Real Property of a Loan Party becomes Material Leased Real Property after the Closing Date, then the Borrower shall, or shall cause such Subsidiary to, use commercially reasonable efforts to obtain customary landlord or landowners lien waivers, in each case reasonably acceptable to the Collateral Agent.

SECTION 5.14 Unrestricted Subsidiaries. (a) The Borrower may at any time designate, by a certificate executed by a Responsible Officer of the Borrower, (i) any Restricted Subsidiary (other than (1) any Person that is a Subsidiary as of the Closing Date or (2) the Southampton Subsidiary) as an Unrestricted Subsidiary and (ii) any Unrestricted Subsidiary as a Restricted Subsidiary; provided that (w) immediately before and after such designation, no Default or Event of Default shall have occurred and be continuing, (x) the Borrower is in Financial Covenant Compliance immediately after giving effect to such designation, (y) none of the Wood Pellet Production Facilities of the Borrower or any Restricted Subsidiary on the Closing Date or any Wood Pellet Production Facility acquired after the Closing Date with the proceeds of funds on deposit in or credited to the Escrow Account may be transferred to or owned by any Unrestricted Subsidiary and (z) no Material Contracts may be assigned to an Unrestricted Subsidiary. The designation of any Restricted Subsidiary as an Unrestricted Subsidiary shall constitute an Investment by the Borrower or the relevant Restricted Subsidiary (as applicable) therein at the date of designation in an amount equal to the aggregate fair market value of all such Person’s outstanding investment therein, and such designation will only be permitted if such Investment is permitted under Section 6.04. The designation of any Unrestricted Subsidiary as a Restricted Subsidiary shall be deemed to be an incurrence of Indebtedness, Liens and Investments by a Restricted Subsidiary of any outstanding Indebtedness, Liens and Investments of such Unrestricted Subsidiary at the date of designation, and such designation will only be permitted if such Indebtedness is permitted under Section 6.01, such Liens are permitted under Section 6.02 and such Investments are permitted by Section 6.04.

(b) Any designation of a Subsidiary as an Unrestricted Subsidiary will be evidenced to the Administrative Agent by delivering to the Administrative Agent a certificate executed by a Responsible Officer of the Borrower certifying that such designation complied with the applicable conditions set forth in Section 5.14(a).

(c) If, at any time, any Unrestricted Subsidiary should fail to meet the preceding requirements as an Unrestricted Subsidiary, it will thereafter cease to be an Unrestricted Subsidiary for the purposes of this Agreement and any Indebtedness, Liens and Investments of such Subsidiary will be deemed to be incurred by a Restricted Subsidiary as of such date and, if such Indebtedness, Liens and Investments are not permitted to be incurred as of such date under Section 6.01, Section 6.02 or Section 6.04, as applicable, the Borrower will be in default of such covenants.

SECTION 5.15 Certain Post-Closing Obligations. Execute and deliver the documents and complete the tasks set forth on Schedule 5.15, in each case within the time limits specified therein (or such longer period of time reasonably acceptable to the Administrative Agent).

ARTICLE VI

Negative Covenants

The Borrower covenants and agrees with each Lender that so long as this Agreement shall remain in effect (other than pursuant to Section 9.02) and until the Commitments have been terminated and the principal of and interest on each Loan, all Fees and all other expenses or amounts payable under any Loan Document (other than contingent reimbursement and indemnification obligations to the extent no unsatisfied claim with respect thereto has been asserted) have been paid in full and all Letters of Credit have been canceled or have expired and all amounts drawn thereunder have been reimbursed in full (unless such Letter of Credit has been cash collateralized or otherwise backstopped in a manner satisfactory to the applicable Issuing Bank or other arrangements satisfactory to such Issuing Bank shall have been made), unless the Required Lenders shall otherwise consent in writing, the Borrower will not, nor will it cause or permit any of the Restricted Subsidiaries to:

SECTION 6.01 Indebtedness. Incur, create, assume or permit to exist any Indebtedness, except:

(a) Indebtedness existing on the Closing Date that is set forth on Schedule 6.01 and any Permitted Refinancing Debt in respect thereof;

(b) Indebtedness created hereunder and under the other Loan Documents;

(c) intercompany Indebtedness of the Borrower and the Restricted Subsidiaries to the extent permitted by Sections 6.04(a)(i), (a)(ii), (b)(i), (b)(ii), (n), (o) or (p); provided that (i) any such Indebtedness owed to a Loan Party shall be evidenced by a promissory note (which may be revolving in nature) pledged to the Collateral Agent for the benefit of the Secured Parties pursuant to the Guarantee and Collateral Agreement, (ii) such Indebtedness shall be unsecured and, if owed by a Loan Party, subordinated to the Obligations pursuant to an Affiliate Subordination Agreement and (iii) immediately before and after giving effect thereto, no Default or Event of Default shall have occurred and be continuing;

(d) Indebtedness of the Borrower or any Restricted Subsidiary incurred to finance the acquisition, construction or improvement of any fixed or capital assets, and extensions, renewals and replacements of any such Indebtedness that do not increase the outstanding principal amount thereof; provided that (i) such Indebtedness is incurred prior to or within 180 days after such acquisition or the completion of such construction or improvement and (ii) the aggregate principal amount of Indebtedness permitted by this Section 6.01(d), when combined with the aggregate principal amount of all Indebtedness outstanding under this Section 6.01(d) and all Capital Lease Obligations and Synthetic Lease Obligations outstanding under Section 6.01(e) shall not exceed the greater of $20,000,000 and an amount equal to 5.00% of Consolidated Total Assets at any time outstanding;

(e) Capital Lease Obligations and Synthetic Lease Obligations in an aggregate principal amount, when combined with the aggregate principal amount of all Indebtedness outstanding under Section 6.01(d) and this Section 6.01(e), shall not exceed the greater of $20,000,000 and an amount equal to 5.00% of Consolidated Total Assets at any time outstanding;

(f) Indebtedness owed to (including obligations in respect of letters of credit for the benefit of) any Person providing worker’s compensation, health, disability or other employee benefits or property, casualty or liability insurance, pursuant to reimbursement or indemnification obligations to such Person;

(g) Indebtedness of any Person that becomes a Restricted Subsidiary after the Closing Date pursuant to a Permitted Acquisition (other than the Southampton Acquisition) and any Permitted Refinancing Debt in respect of any of the foregoing; provided that (i) such Indebtedness exists at the time such Person becomes a Restricted Subsidiary and is not created in contemplation of or in connection with such Person becoming a Restricted Subsidiary, (ii) immediately before and after such Person becomes a Restricted Subsidiary no Default or Event of Default shall have occurred and be continuing, and (iii) immediately before and after such Person becomes a Restricted Subsidiary and after giving pro forma effect to such Indebtedness the Borrower is in Financial Covenant Compliance;

(h) Indebtedness in respect of Hedging Agreements that are (i) entered into to protect against fluctuations in interest rates, foreign currency exchange rates or commodity prices and (ii) not for speculative purposes;

(i) the Guarantee by any Loan Party of Indebtedness of any other Loan Party that was permitted to be incurred by another provision of this Section 6.01; provided that if the Indebtedness being guaranteed is subordinated to the Obligations, then the guarantee shall be subordinated to the same extent as the Indebtedness guaranteed;

(j) Indebtedness of any Person that becomes a Restricted Subsidiary after the Closing Date pursuant to the Southampton Acquisition, in an amount not to exceed $926,000;

(k) Indebtedness (i) arising from the honoring by a bank or other financial institution of a check, draft, payment order or other debit drawn, presented or issued against insufficient funds in the ordinary course of business, provided that if such Indebtedness exceeds $2,500,000, such Indebtedness is extinguished within ten Business Days of its incurrence or (ii) arising under any treasury or cash management or similar services provided by a bank or other financial institution to the Loan Parties in the ordinary course of business;

(l) Indebtedness consisting of guarantees, indemnities or obligations in respect of purchase price adjustments or earn-outs in connection with Permitted Acquisitions or Dispositions and other transactions, in each case that are permitted hereunder;

(m) (x) Permitted Pari Passu Refinancing Debt, Permitted Junior Refinancing Debt, Permitted Unsecured Refinancing Debt and (y) any Permitted Refinancing Debt in respect thereof;

(n) (x) so long as no Default or Event of Default has occurred or is continuing or would otherwise result therefrom, Permitted Unsecured Debt and any Permitted Refinancing Debt in respect thereof and (y) Incremental Equivalent Debt and, so long as no Default or Event of Default has occurred or is continuing or would otherwise result therefrom, any Permitted Refinancing Debt in respect thereof;

(o) unsecured Indebtedness owed to the seller in any Permitted Acquisition constituting part of the purchase price thereof, and Permitted Refinancing Debt in respect thereof, which Permitted Refinancing Debt must be owed to such seller or its affiliated permitted successors and assigns;

(p) Indebtedness consisting of the financing of insurance premiums in the ordinary course of business; and

(q) other Indebtedness of the Borrower or the Restricted Subsidiaries in an aggregate principal amount not exceeding the greater of $25,000,000 and an amount equal to 6.00% of Consolidated Total Assets at any time outstanding; provided, that the aggregate principal amount of any such Indebtedness incurred by Restricted Subsidiaries that are not Loan Parties does not exceed the greater of $15,000,000 and an amount equal to 4.00% of Consolidated Total Assets.

For purposes of determining compliance with this Section 6.01, (i) in the event that an item of Indebtedness (or any portion thereof) meets the criteria of more than one of the categories of Indebtedness permitted in this Section 6.01, the Borrower or a Restricted Subsidiary, as the case may be, in its sole discretion, may classify, at the time of incurrence, such item of Indebtedness (or any portion thereof) in any such category and will only be required to include such Indebtedness (or any portion thereof) in one of the categories of Indebtedness permitted in this Section 6.01; and (ii) at the time of incurrence, the Borrower or a Restricted Subsidiary, as the case may be, in its sole discretion, may divide and classify an item of Indebtedness (or any portion thereof) in more than one of the categories of Indebtedness permitted in this Section 6.01.

The accrual of interest and the payment in kind of interest in the form of capitalized obligations or the payment of dividends on any Disqualified Stock in the form of additional Disqualified Stock will not be deemed to be an incurrence of Indebtedness for purposes of this Section 6.01.

SECTION 6.02 Liens. Create, incur, assume or permit to exist any Lien on any property or assets (including Equity Interests or other securities of any Person, including any Restricted Subsidiary, but excluding the Borrower) now owned or hereafter acquired by it or on any income or revenues or rights in respect of any thereof, except:

(a) Liens on property or assets of the Borrower and its Restricted Subsidiaries existing on the Closing Date and set forth on Schedule 6.02; provided that such Liens shall secure only those obligations which they secure on the Closing Date and extensions, renewals and replacements thereof permitted hereunder;

(b) any Lien created under the Loan Documents;

(c) any Lien existing on any property or asset prior to the acquisition thereof by the Borrower or any Restricted Subsidiary or existing on any property or assets of any Person that becomes a Restricted Subsidiary after the Closing Date pursuant to a Permitted Acquisition prior to the time such Person becomes a Restricted Subsidiary, as the case may be; provided that (i) such Lien is not created in contemplation of or in connection with such acquisition or such Person becoming a Restricted Subsidiary, (ii) such Lien does not apply to any other property or assets of the Borrower or any Restricted Subsidiary and (iii) such Lien secures only those obligations which it secures on the date of such acquisition or the date such Person becomes a Restricted Subsidiary, as the case may be, and any Permitted Refinancing Debt in respect of the foregoing;

(d) Liens for Taxes not yet due or which are being contested in compliance with Section 5.03;

(e) carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s, landlord’s or other like Liens arising in the ordinary course of business and securing obligations that are not overdue for a period of more than 45 days or which are being contested in good faith by appropriate proceedings;

(f) pledges and deposits made in connection with worker’s compensation, unemployment insurance and other social security laws or regulations;

(g) (i) Liens or deposits to secure the performance of bids, trade contracts (other than for borrowed money), leases (other than Capital Lease Obligations), statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature incurred in the ordinary course of business and (ii) Liens resulting from earnest money deposits or indemnification holdbacks made in connection with Permitted Acquisitions or Dispositions, and other transactions permitted hereunder;

(h) subject to the facts and conditions as set forth in clause (4) of the certificate delivered pursuant to Section 4.02(l), (i) zoning restrictions, building and land use laws, ordinances, orders, decrees, restrictions or any other conditions imposed by any Governmental Authority, easements, rights-of-way, covenants, restrictions on use of real property and other similar encumbrances, including encumbrances to title, oil, gas and other mineral interests, reservations, royalty interests and leases, and encroachments, title imperfections, and other minor defects or irregularities in title, and (ii) licenses, sublicenses, leases or subleases entered into in the ordinary course of business, which, in the case of each of clauses (i) and (ii), do not materially detract from the use of the property subject thereto or interfere with the ordinary conduct of the business of the Borrower or any of the Restricted Subsidiaries;

(i) purchase money security interests in real property, improvements thereto or equipment hereafter acquired (or, in the case of improvements, constructed) by the Borrower or any Restricted Subsidiary and Liens in respect of Capital Lease Obligations and Synthetic Lease Obligations of the Borrower or any Restricted Subsidiary; provided that (i) such security interests secure Indebtedness permitted by Section 6.01(d) or (e), as applicable, or Permitted Refinancing Debt in respect of the foregoing, (ii) such security interests are incurred, and the Indebtedness secured thereby is created, prior to or within 180 days after such acquisition (or construction), (iii) the Indebtedness secured thereby does not exceed the lesser of the cost or the fair market value of such real property, improvements or equipment at the time of such acquisition (or construction) and (iv) such security interests do not apply to any other property or assets of the Borrower or any Restricted Subsidiary;

(j) judgment Liens securing judgments not constituting an Event of Default under Article VII or securing appeal or other bonds relating to such judgments;

(k) Liens to secure any (x) Incremental Equivalent Debt as set forth in the definition thereof or (y) Permitted Pari Passu Refinancing Debt, Permitted Junior Refinancing Debt and Permitted Refinancing Debt in respect of secured Indebtedness, in each case, permitted to be incurred under this Agreement; provided, that any such Liens on Collateral securing Indebtedness permitted pursuant to this clause (k) that are (i) pari passu in priority to the Obligations hereunder shall be subject to a Pari Passu Intercreditor Agreement and (if a Junior Lien Intercreditor Agreement is then in effect) a Junior Lien Intercreditor Agreement, in each case entered into on or prior to the date of such incurrence and (ii) junior in priority to the Obligations hereunder shall be subject to a Junior Lien Intercreditor Agreement, entered into on or prior to the date of such incurrence; provided, further, that, in the case of clause (y), such Lien shall be limited to all or part of the same property and assets that secured or, under the written agreements pursuant to which the original Lien arose could secure, the Indebtedness that it replaces, repays or prepays (plus improvements and accessions to, such property or proceeds or distributions thereof);

(l) Liens and customary rights of set-off, revocation, refund or chargeback and similar rights under deposit, disbursement, concentration, cash or treasury management or similar agreements or under the Uniform Commercial Code or other applicable law in favor of any bank or other financial institution at which the Borrower or a Restricted Subsidiary maintains a deposit account in the ordinary course of business; provided that such Lien, customary rights of set-off, revocation, refund, chargeback or similar rights is limited to such deposit account and the funds, checks and other items deposited therein;

(m) each Farm Credit Lender’s statutory lien in the Farm Credit Equities of such Farm Credit Lender;

(n) Liens arising solely from precautionary Uniform Commercial Code financing statement filings with respect to operating leases or consignment arrangements;

(o) any interest or title of a lessor under any operating lease entered into by the Borrower or any Subsidiary in the ordinary course of its business and covering only the assets so leased;

(p) Liens in favor of a Governmental Authority arising in connection with any condemnation or eminent domain proceeding by such Governmental Authority which does not otherwise constitute a Default or Event of Default;

(q) security deposits paid to landlords in the ordinary course of business securing leases and subleases permitted hereunder;

(r) Liens arising out of conditional sale, title retention, consignment or similar arrangements for the sale of goods entered into by the Borrower or any Restricted Subsidiary (as purchaser or consignee);

(s) Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the important of goods;

(t) Liens encumbering reasonable customary initial deposits and margin deposits and similar Liens attaching to commodity trading accounts or other brokerage accounts incurred in the ordinary course of business and not for speculative purposes;

(u) Liens or pledges of deposits of cash or cash equivalents securing deductibles, self-insurance, co-payment, co-insurance, retentions or similar obligations to providers of property, casualty or liability insurance in the ordinary course of business;

(v) any interest or title of a lessor or sublessor under any lease of real estate not prohibited hereunder pursuant to which any Loan Party has a leasehold interest;

(w) subject to the facts and conditions as set forth in clause (4) of the certificate delivered pursuant to Section 4.02(l), encumbrances referred to in Schedule B of any Mortgage Policy delivered in connection with the Mortgaged Property on the Closing Date;

(x) Liens on the assets of any Southampton Subsidiary securing the Indebtedness permitted under Section 6.01(j), provided such Liens are subordinated to the Liens securing the Obligations in a manner reasonably satisfactory to the Administrative Agent; and

(y) other Liens securing liabilities permitted hereunder in an aggregate amount not to exceed the greater of $15,000,000 and an amount equal to 4.00% of Consolidated Total Assets at any time outstanding.

For purposes of determining compliance with this Section 6.02: (i) in the event that a Lien (or any portion thereof) meets the criteria of more than one of the categories of Liens permitted in this Section 6.02, the Borrower or a Restricted Subsidiary, as the case may be, in its sole discretion, may classify, at the time such Lien arises, such Lien (or any portion thereof) in any such category and will only be required to include such Lien in one of the categories of Liens permitted in this Section 6.02; and (ii) at the time such Lien arises, the Borrower or a Restricted Subsidiary, as the case may be, in its sole discretion, may divide and classify such Lien in more than one of the categories of Liens permitted in this Section 6.02.

SECTION 6.03 Sale and Lease-Back Transactions. Enter into any arrangement, directly or indirectly, with any Person whereby it shall sell or transfer any property, real or personal, used or useful in its business, whether now owned or hereafter acquired, and thereafter rent or lease such property or other property which it intends to use for substantially the same purpose or purposes as the property being sold or transferred unless (a) the sale or transfer of such property is permitted by Section 6.05 and (b) any Capital Lease Obligations and Liens arising in connection therewith are permitted by Sections 6.01 and 6.02, as the case may be.

SECTION 6.04 Investments, Loans and Advances. Make any Investment in any other Person, except:

(a) (i) Investments in Loan Parties, (ii) Investments by Restricted Subsidiaries that are not Loan Parties in other Restricted Subsidiaries that are not Loan Parties and (iii) Investments existing on the Closing Date that are described on Schedule 6.04(a) and extensions, renewals and (in the case of Investments in the form of loans or advances) refinancings thereof so long as no such extension, renewal or refinancing results in an increase in the principal or other invested amount thereof except for, in the case of loans or advances, by an amount equal to unpaid accrued interest and premium thereon plus other reasonable amounts paid, and fees and expenses reasonably incurred, in connection with such extension, renewal or refinancing and by an amount equal to any existing commitments unutilized thereunder;

(b) (i) Investments by Loan Parties in Restricted Subsidiaries that are not Loan Parties up to an amount which, when added to all such Investments then outstanding, would not exceed the greater of $10,000,000 and 2.50% of Consolidated Total Assets and (ii) Investments in Unrestricted Subsidiaries up to an amount which, when added to all such Investments then outstanding would not exceed the greater of $10,000,000 and 2.50% of Consolidated Total Assets; provided that, in each case, immediately before and after giving effect thereto, no Default or Event of Default shall have occurred and be continuing;

(c) Permitted Investments;

(d) the Southampton Acquisition; provided that (i) the material terms and conditions of the Southampton Acquisition have been approved by the Conflicts Committee; (ii) at the time of such acquisition, (x) the Southampton Wood Pellet Production Facility has achieved Commercial Operation and (y) both immediately before and after giving effect to such acquisition, no Default or Event of Default shall have occurred and be continuing; (iii) the Projected Contracted Capacity for the thirty six-month period beginning on the date on which such acquisition occurs is at least 85% (determined pursuant to clause (i) of the definition of “Applicable Wood Pellet Production Facilities”) (and the Borrower shall have delivered a certificate of a Responsible Officer certifying as to the foregoing and containing reasonably detailed calculations in support thereof, in form reasonably satisfactory to the Administrative

Agent); (iv) at the time of such acquisition, the Southampton Subsidiary shall have no Indebtedness other than Indebtedness permitted under Section 6.01(j) (which Indebtedness may not be secured by any Liens other than Liens permitted under Section 6.02(x)); and (v) the Borrower and any Restricted Subsidiary shall comply, and shall cause any acquired entity to comply, with the applicable provisions of Section 5.13 and the Security Documents within the periods provided for therein;

(e) any guarantees by the Borrower and the Restricted Subsidiaries of the operating or commercial obligations (to the extent not constituting Indebtedness) of the Borrower or any Restricted Subsidiary incurred in the ordinary course of business;

(f) Investments consisting of extensions of credit in the nature of accounts receivable or notes receivable arising from the granting of trade credit in the ordinary course of business, and investments received in satisfaction or partial satisfaction thereof from financially troubled account debtors to the extent reasonably necessary in order to prevent or limit loss;

(g) Investments by the Borrower and any Restricted Subsidiary in Hedging Agreements permitted under clause (h) of Section 6.01;

(h) the Borrower or any other Loan Party may acquire all or substantially all the assets of a Person or line of business of such Person, or not less than 100% of the Equity Interests (other than directors’ qualifying shares) of a Person (referred to herein as the “Acquired Entity”); provided that (i) the Acquired Entity shall be in a Permitted Business and (ii) at the time of such transaction (A) both immediately before and after the date on which the definitive agreements for such Investment are entered into, no Default or Event of Default shall have occurred and be continuing under paragraph (b), (c), (g) or (h) of Article VII; (B) immediately before and after the date on which the definitive agreements for such Investment are entered into and after giving pro forma effect to such Investment, the Borrower must be in Financial Covenant Compliance; (C) the Borrower or any Restricted Subsidiary shall have delivered to the Administrative Agent a certificate of a Responsible Officer certifying as to the foregoing and containing reasonably detailed calculations in support thereof, in form reasonably satisfactory to the Administrative Agent; and (D) the Borrower and any Restricted Subsidiary shall comply, and shall cause the Acquired Entity to comply, with the applicable provisions of Section 5.13 and the Security Documents within the periods provided for in Section 5.13 (any acquisition of an Acquired Entity meeting all the criteria of this Section 6.04(h) being referred to herein as a “Permitted Acquisition”); provided that the aggregate amount of Investments made by Loan Parties pursuant to this Section 6.04(h) in assets that are not (or do not become) owned by a Loan Party or in Equity Interests in Persons that do not become Loan Parties upon consummation of such Permitted Acquisition shall not exceed the greater of $25,000,000 and 6.00% of Consolidated Total Assets;

(i) (i) Investments received in connection with the bankruptcy or reorganization of, or settlement of delinquent accounts and disputes with, customers and suppliers, in each case in the ordinary course of business, (ii) Investments by the Borrower and the Restricted Subsidiaries in prepaid expenses, negotiable instruments held for collection, lease, worker’s compensation, performance and other similar deposits provided to third parties in the ordinary course of business and insurance claim receivables and (iii) the Transactions and the IPO Transactions;

(j) any Drop-Down Acquisition (other than the Southampton Acquisition); provided that (i) such Drop-Down Acquisition and the material terms and conditions thereof have been approved by the Conflicts Committee; (ii) at the time of such acquisition, (x) the Facility comprising such Drop-Down Acquisition has achieved Commercial Operation and (y) both immediately before and after giving effect to such acquisition, no Default or Event of Default shall have occurred and be continuing; (iii) in the case of any Drop-Down Acquisition of a Wood Pellet Facility, the Projected Contracted Capacity for the thirty six-month period beginning on the date on which such acquisition occurs is (x) at least 85% (determined pursuant to clause (i) of the definition of “Applicable Wood Pellet Production Facilities”) or (y) at least 75% (determined pursuant to clause (ii) of the definition of “Applicable Wood Pellet Production Facilities”) (and the Borrower shall have delivered a certificate of a Responsible Officer certifying as to the foregoing and containing reasonably detailed calculations in support thereof, in form reasonably satisfactory to the Administrative Agent); and (iv) the Borrower and any Restricted Subsidiary shall comply, and shall cause any acquired entity to comply, with the applicable provisions of Section 5.13 and the Security Documents within the periods provided for therein (any Drop-Down Acquisition meeting all the criteria of Section 6.04(d) or this Section 6.04(j) being referred to herein as a “Permitted Drop-Down Acquisition”);

(k) to the extent not prohibited by applicable law, loans and advances to officers, directors, managers, consultants and employees of the Borrower or its Subsidiaries in an aggregate amount not to exceed $1,000,000 at any time outstanding for travel, entertainment, relocation and other business purposes in the ordinary course of business;

(l) Investments in the form of seller “take-back” notes and other non-cash consideration in connection with a Disposition permitted by Section 6.05;

(m) so long as (i) any Farm Credit Lender is a Lender or Voting Participant hereunder and (ii) such Farm Credit Lender has notified the Borrower that it is eligible to receive patronage distributions directly from such Farm Credit Lender or one of its Affiliates on account of its portion of a Term Loan made (or participated in) by such Farm Credit Lender hereunder, Investments made by the Borrower as a condition to receiving such patronage distributions in the form of an acquisition of equity in such Farm Credit Lender or one of its Affiliates in such amounts and at such times as such Farm Credit Lender may require in accordance with such Farm Credit Lender’s or its Affiliate’s Organizational Documents and capital plan (as each may be amended from time to time); provided that the maximum amount of equity that the Borrower shall be required to acquire in such Farm Credit Lender or one of its Affiliates in connection with the portion of such Term Loan made by such Farm Credit Lender hereunder may not exceed the maximum amount permitted by the relevant Organizational Documents and the capital plan of such Farm Credit Lender (x) as in effect on the Closing Date or (y) in the case of a Farm Credit Lender that becomes a Lender or Voting Participant as a result of an assignment or participation, in either case pursuant to Section 9.04, at the time of the closing of such assignment or participation;

(n) in addition to Investments permitted by paragraphs (a) through (m) above, additional Investments by the Borrower or any Restricted Subsidiary so long as (i) the amount invested pursuant to this paragraph (n) does not exceed an amount equal to the Available Amount at the time such amount is invested (ii) both immediately before and after the date on which the definitive agreements for such Investment are entered into, no Default or Event of Default shall have occurred and be continuing and (iii) other than with regard to Investments made with proceeds arising from clause (i)(x) of the definition of Available Amount, as of the date on which the definitive agreements for such Investment are entered into, the Total Leverage Ratio (after giving pro forma effect to such Investment) shall be less than or equal to 3.50:1.00;

(o) solely after the consummation of the IPO, in addition to Investments permitted by paragraphs (a) through (n) above, additional Investments by the Borrower or any Restricted Subsidiary from Available Cash (or amounts that would otherwise have constituted Available Cash if not reserved) to the extent the conditions set forth in Section 6.06(a)(ii) are satisfied at the time of such Investment; and

(p) in addition to Investments permitted by paragraphs (a) through (o) above, other Investments by the Borrower or any Restricted Subsidiary up to an amount which, when added to all such Investments made pursuant to this Section 6.04(p) then outstanding, would not exceed the greater of $20,000,000 and an amount equal to 5.00% of Consolidated Total Assets.

For purposes of determining compliance with this Section 6.04: (i) in the event that an investment (or any portion thereof) meets the criteria of more than one of the categories of investments permitted in this Section 6.04, the Borrower and a Restricted Subsidiary, as the case may be, in its sole discretion, may classify at the time of investment such investment (or any portion thereof) and will only be required to include such investment in one of the categories of investments permitted in this Section 6.04; (ii) at the time of incurrence the Borrower or a Restricted Subsidiary, as the case may be, in its sole discretion, may divide and classify an investment in more than one of the categories of investments permitted in this Section 6.04; (iii) Investments which are capital contributions or purchases of Equity Interests or are purchases of assets (other than Equity Interests) shall be valued at the amount (or, in the case of any Investment made with property other than cash, the fair market value of such property as determined by the Borrower in good faith) actually contributed or paid (including any assumption of Indebtedness) to purchase such Equity Interests or other assets as of the date of such contribution or payment less, in the case of capital contributions and Equity Interests, returns on and of such Investment (other than Investments under clause (n) of this Section 6.04 made using the Available Amount); and (iv) Investments which are loans, advances or extensions of credit shall be valued at the principal amount of such loan, advance or extension of credit outstanding as of the date of determination.

Accrual of interest or dividends, the accretion of accreted value and the payment of interest or dividends in the form of additional Investments will not be deemed to be the making of an Investment for purposes of this Section 6.04.

SECTION 6.05 Mergers, Consolidations and Sales of Assets. (a) Merge into or consolidate with any other Person, or permit any other Person to merge into or consolidate with it, or sell, transfer, lease or otherwise dispose of (in one transaction or in a series of transactions) all or substantially all of the assets (whether now owned or hereafter acquired) of the Borrower or any Restricted Subsidiary (or, in the case of any Subsidiary which is a Restricted Subsidiary on the Closing Date or the Southampton Subsidiary (or any Restricted Subsidiary which the Southampton Subsidiary is merged with or consolidated into), less than all the Equity Interests of such Restricted Subsidiary (other than directors’ qualifying shares)), except that if at the time thereof and immediately after giving effect thereto no Event of Default or Default shall have occurred and be continuing (i) any Wholly Owned Restricted Subsidiary may merge into the Borrower or any other Loan Party in a transaction in which the Borrower or such other Loan Party is the surviving Person; provided that such merger does not result in the Borrower or such other Loan Party ceasing to be organized under the laws of the United States, any state thereof or the District of Columbia, (ii) any Wholly Owned Restricted Subsidiary that is not a Loan Party may merge into or consolidate with any other Wholly Owned Restricted Subsidiary that is not a Loan Party in a transaction in which the surviving entity is a Restricted Subsidiary, (iii) any Restricted Subsidiary that is not a Wholly Owned Restricted Subsidiary may merge into or consolidate with any other Restricted Subsidiary so long as, if one such Subsidiary is a Wholly Owned Restricted Subsidiary, such Wholly Owned Restricted Subsidiary shall survive and continue to be a Wholly Owned Restricted Subsidiary immediately following such merger or consolidation, (iv) the Borrower and any Restricted Subsidiary may make Investments permitted by Section 6.04, (v) any Restricted Subsidiary may sell, lease, transfer or otherwise dispose of any or all of its assets (upon voluntary liquidation or otherwise) to any Loan Party and any Loan Party may sell or otherwise dispose of, or part with control of any or all of, the Equity Interests of any Subsidiary to a Loan Party, (vi) to the extent otherwise permitted by this Agreement (including Section 6.05(b)), the Borrower or any of its Subsidiaries may sell all or substantially all of the assets of any of their Subsidiaries and (vii) the Transactions and the IPO Transactions may be consummated.

(b) Make any Disposition (other than a Disposition permitted by Section 6.05(a) or a Restricted Payment permitted by Section 6.06(a)), except:

(i) Dispositions of damaged, obsolete, surplus or worn out property, or property no longer used or useful in the business, whether now owned or hereafter acquired, in the ordinary course of business;

(ii) Dispositions of inventory, goods held for sale, cash and Permitted Investments in the ordinary course of business;

(iii) licensing, sublicensing, abandonment or other Dispositions of intellectual property rights in the ordinary course of business;

(iv) Dispositions of property (other than Equity Interests or all or substantially all of the assets of the Borrower or a Restricted Subsidiary) to the extent that (i) such property is exchanged for credit against the purchase price of similar replacement property or (ii) the proceeds of such Disposition are reasonably promptly applied to the purchase price of such replacement property;

(v) the sale or other transfer of products, services or accounts receivable in the ordinary course of business;

(vi) Dispositions of property among the Loan Parties;

(vii) leases and subleases of property and real property, and licenses and sublicenses thereof in each case, in the ordinary course of business;

(viii) to the extent constituting a Disposition, the termination or unwinding of Hedging Agreements;

(ix) Dispositions by Restricted Subsidiaries that are not Loan Parties to (a) other Restricted Subsidiaries that are not Loan Parties or (b) Loan Parties;

(x) the sale or discount without recourse of accounts receivable arising in the ordinary course of business in connection with the compromise or collection thereof;

(xi) leases of real property owned in fee that do not interfere in any material respect with the business of the Borrower or the applicable Restricted Subsidiary conducted at such location;

(xii) any condemnation or eminent domain proceedings affecting real property;

(xiii) trade-ins to vendors;

(xiv) the sale or disposition of an interest in a Wholly Owned Subsidiary that is directly or indirectly formed or acquired by the Borrower or any Restricted Subsidiary after the Closing Date to a prospective joint venture partner in connection with the creation of, and conversion of such Subsidiary into, a joint venture;

(xv) transfers of property subject to any settlement of, or payment in respect of, any property or casualty insurance claim;

(xvi) Dispositions of Investments in joint ventures to the extent required by, or made pursuant to, customary buy/sell arrangements between, the joint venture parties set forth in joint venture arrangements and similar binding arrangements;

(xvii) granting of easements, rights-of-way, permits, licenses, restrictions or the like with respect to Real Property, in each case, which do not interfere in any material respect with the ordinary course of business of the Borrower and the Restricted Subsidiaries; and

(xviii) Dispositions by the Borrower and any Restricted Subsidiary not otherwise permitted under this Section 6.05; provided that (1) at the time of such Disposition, no Default or Event of Default shall exist or would result from such Disposition, (2) the Net Cash Proceeds of such Disposition are applied in accordance with the requirements of Section 2.13, (3) no less than 75% of the consideration received for such Disposition shall be paid in cash (provided that any Indebtedness for borrowed money of the Borrower or Restricted Subsidiary that is disposing of the asset in question which is assumed by the purchaser of such asset shall be considered cash for purposes of this clause (3) as long as the Borrower and its Restricted Subsidiaries no longer have any obligations in respect of such Indebtedness following such assumption), (4) the aggregate proceeds from any Disposition, when aggregated with the proceeds of all other Dispositions made pursuant to this paragraph (xviii) during such fiscal year, shall not exceed the greater of $15,000,000 and an amount equal to 4.00% of Consolidated Total Assets and (5) any Disposition pursuant to this paragraph (xviii) shall be for fair market value.

SECTION 6.06 Restricted Payments; Restrictive Agreements. (a) Make any Restricted Payment; provided, however, that:

(i) each Restricted Subsidiary may make Restricted Payments to the Borrower, any other Restricted Subsidiary, or any other Person that owns a direct Equity Interest in such Restricted Subsidiary, ratably according to their respective holdings of the type of Equity Interest in respect of which such Restricted Payment is being made or in a manner more favorable to the Borrower and the Restricted Subsidiaries;

(ii) solely after the consummation of the IPO, the Borrower may make Restricted Payments from Available Cash to the extent that (x) no Event of Default has occurred and is continuing or would immediately result therefrom and (y) immediately before and after giving effect to such Restricted Payment, the Borrower’s Interest Coverage Ratio is greater than or equal to 2.25:1.00;

(iii) the Borrower and each Restricted Subsidiary may declare and make dividend payments or other distributions payable solely in preferred, common or subordinated Equity Interests of such Person(s) and the Borrower may issue common Equity Interests upon conversion of subordinated or preferred Equity Interests; provided that (1) the Borrower may not issue any general partnership interests to any Person other than the General Partner and (2) any such Equity Interests issued pursuant to this clause (iii) are not Disqualified Stock;

(iv) Restricted Payments may be made in the form of the issuance of Equity Interests of the Borrower in connection with the cashless exercise of options, warrants, conversion and other rights or tax withholding with respect to the exercise of equity based awards under employee equity incentive compensation programs of the Borrower, the Restricted Subsidiaries, the General Partner and any management Affiliate of the General Partner;

(v) (x) the Borrower and each Restricted Subsidiary may repurchase, redeem or otherwise acquire any Equity Interests of the Borrower or any Restricted Subsidiary held by any current or former officer, director, consultant or employee of the Borrower, the Restricted Subsidiaries, the General Partner and any management Affiliate of the General Partner pursuant to any equity subscription agreement, stock option agreement, shareholders’, members’ or partnership agreement or similar agreement, plan or arrangement or any Plan and the Borrower and each Restricted Subsidiary may declare and pay dividends to the Borrower or any other Restricted Subsidiary the proceeds of which are used for such purposes and (y) to the extent such payments are deemed to be Restricted Payments, the Borrower may make payments under stock appreciation rights, phantom stock or other similar cash settled interests issued under the Borrower’s long term incentive programs in effect from time to time; provided that, immediately before and immediately after making any Restricted Payment pursuant to this clause (v) and after giving pro forma effect thereto, the Borrower shall be in Financial Covenant Compliance and no Default or Event of Default shall have occurred and be continuing;

(vi) the Borrower may make the Closing Date Distribution;

(vii) repurchases of Equity Interests deemed to occur upon the exercise of stock options or warrants shall be permitted to the extent the value of such Equity Interests represents all or a portion of the purchase price of such options or warrants, in an amount not exceeding $1,000,000 during any fiscal year (pro rated for partial years, with unused amounts being available to be used in the following fiscal year, but not in any succeeding fiscal year);

(viii) the Borrower may make Restricted Payments in cash in lieu of the issuance of fractional shares upon the exercise of warrants or upon the conversion or exchange of Equity Interests of the Borrower;

(ix) in addition to Restricted Payments permitted by clauses (i) through (vii) above, additional Restricted Payments may be made by the Borrower or any Restricted Subsidiary so long as (x) the amount of Restricted Payments made pursuant to this clause (viii) does not exceed an amount equal to the Available Amount at the time such Restricted Payment is made, (y) both immediately before and immediately after giving effect thereto, no Event of Default shall have occurred and be continuing and (z) other than with regard to Restricted Payments made with proceeds arising from clause (i)(x) of the definition of Available Amount, as of the date of such Restricted Payment, the Total Leverage Ratio (after giving pro forma effect to such Restricted Payment) shall be less than or equal to 3.50:1.00;

(x) on account of any taxable period (or portion thereof) prior to the date the IPO is consummated, in which the Borrower is a partnership or disregarded entity for U.S. federal income tax purposes, the Borrower may make Restricted Payments to allow the Borrower’s direct and indirect owners to pay U.S. federal, foreign, state and local income or similar taxes imposed on such owners that are attributable to the taxable income of the Borrower and its Subsidiaries (the “Borrower Group”) in an aggregate amount (including estimated Tax payments) for such period (whether paid during or subsequent to such period) equal to the taxable income of the Borrower Group (in the case of a disregarded entity, computed as if such entity were a partnership), reduced by the cumulative net taxable loss of the Borrower Group for all periods ending after the date of this Agreement (determined as if all such prior periods were one taxable period) to the extent such loss is of a character that would permit such loss to be deducted against the current period’s income and is not previously taken into account, multiplied by a rate equal to the highest combined effective U.S. federal, state and/or local income Tax rate applicable to an individual or corporate resident (whichever is higher) of New York, New York for such taxable period (taking into account (a) the deductibility of state and local income taxes for U.S. federal income tax purposes and (b) the character (e.g., long-term or short-term capital gain or ordinary or exempt) of the applicable income, and assuming the applicability of the Medicare Tax imposed under Section 1411 of the Code), as properly adjusted to reflect the final determination of any previously estimated taxable income or loss; and

(xi) on or after the date on which the IPO is consummated, the Borrower may make the IPO Date Distribution, so long as the Total Leverage Ratio (after giving pro forma effect to the IPO Transactions, including the IPO Date Distribution) shall be less than or equal to 3.50:1.00.

(b) Enter into, incur or permit to exist any agreement or other arrangement that prohibits, restricts or imposes any condition upon (i) the ability of the Borrower or any Loan Party to create, incur or permit to exist any Lien upon any of its property or assets to secure the Obligations, or (ii) the ability of any Restricted Subsidiary to pay dividends or other distributions with respect to any of its Equity Interests, to make or repay loans or advances to the Borrower or any other Restricted Subsidiary or to transfer property to the Borrower; provided that (A) the foregoing shall not apply to restrictions and conditions imposed by law, by any Loan Document or by the Organizational Documents of Enviva Pellets Wiggins or the Wiggins Loan Agreement, (B) the foregoing shall not apply to customary restrictions and conditions contained in agreements relating to the sale of a Restricted Subsidiary or other assets pending such sale, provided such restrictions and conditions apply only to the Restricted Subsidiary or other assets that are to be sold and such sale is permitted hereunder, (C) clause (i) of the foregoing shall not apply to the restriction or conditions imposed by any documentation relating to secured Indebtedness permitted by Section 6.01(a), (d), (e), (g) and (i) (solely in respect of guarantees of other Indebtedness permitted under Section 6.01(a), (d), (e) and (g)) in each case, to the extent limited to the assets subject to Liens securing such Indebtedness and (D) clause (i) of the foregoing shall not apply to customary provisions in leases, licenses and other contracts restricting the assignment thereof.

SECTION 6.07 Transactions with Affiliates. Sell or transfer any property or assets to, or purchase or acquire any property or assets from, or otherwise engage in any other transactions with, any of its Affiliates, whether or not in the ordinary course of business, other than (i) on terms and conditions not less favorable to the Borrower or such Restricted Subsidiary than could be obtained on an arm’s-length basis from unrelated third parties, (ii) the payment of fees, expenses, indemnities or other payments to the General Partner or its management Affiliates in connection with reimbursable general corporate and overhead expenses of the Borrower and its Restricted Subsidiaries and the operation, management and other services rendered to Borrower and its Restricted Subsidiaries, in each case pursuant to the LP Agreement, (iii) transactions between and among the Loan Parties, (iv) compensation arrangements, consulting contracts, collective bargaining agreements, benefit plans, programs or indemnification obligations, or any other similar arrangement, for or with general partners, current or former employees, officers, directors or consultants in the ordinary course of business, (v) payments, compensation, performance of indemnification or contribution obligations, and the making or cancellation of loans in the ordinary course of business to any such general partner, employees, officers, directors or consultants, (vi) any issuance, grant or award of stock, options, other equity related interests or other equity securities to any such employees, officers, directors or consultants, (vii) the payment of reasonable directors’ fees or expenses to directors of the Borrower, the General Partner, any Restricted Subsidiary or any Riverstone Entity (as determined in good faith by the Borrower, the General Partner, such Restricted Subsidiary or such Riverstone Entity in the ordinary course of business), (viii) a Restricted Payment permitted by Section 6.06(a), (ix) the execution, delivery and performance (as applicable) of the Transactions and the Transaction Documents, the IPO Transactions, all transactions in connection therewith (including but not limited to the financing thereof), and all fees and expenses paid or payable in connection therewith, (x) any issuance or sale of Qualified Capital Stock of the Borrower otherwise permitted hereunder or any capital contributions to the Borrower, (xi) making any Permitted Drop-Down Acquisition, (xii) engaging in any transaction with an Affiliate if such transaction has been approved by the Conflicts Committee, (xiii) any non-material transactions with an Affiliate for the purchase of goods, products, parts and services entered into in the ordinary course of business, (xiv) the Management Services Agreement as in effect on the Closing Date and (xv) the transactions listed in Schedule 6.07.

SECTION 6.08 Business of the Borrower and Restricted Subsidiaries. Engage at any time in any business or business activity other than a Permitted Business.

SECTION 6.09 Amendment to Other Indebtedness; Organizational Documents; Assignment of Drax Contract; Payment of Other Indebtedness. (a) (i) Permit any waiver, supplement, modification or amendment of any indenture, instrument or agreement pursuant to which any Subordinated Indebtedness, Permitted Unsecured Debt, Permitted Junior Refinancing Debt, other unsecured Indebtedness or any Permitted Refinancing Debt thereof of the Borrower or any Restricted Subsidiary is outstanding if the effect of such waiver, supplement, modification or amendment, taken as a whole, would be materially adverse to the Borrower, any Restricted Subsidiary or the Lenders, (ii) consent to any amendment, supplement, waiver or other modification or change of its Organizational Documents in any manner if the effect thereof, taken as a whole, would be materially adverse to the Lenders or (iii) transfer or assign the Drax Contract to any Person that is not a Wholly Owned Domestic Subsidiary all of the Equity Interests of which have been pledged by a Loan Party to the Collateral Agent.

(b) Make any distribution, whether in cash, property, securities or a combination thereof, other than regularly scheduled payments of principal and interest as and when due (to the extent not prohibited by applicable subordination provisions), in respect of, or pay, or commit to pay, or directly or indirectly redeem, repurchase, retire or otherwise acquire for consideration, or set apart any sum for the aforesaid purposes, any Subordinated Indebtedness, Permitted Unsecured Debt, Permitted Junior Refinancing Debt or any Permitted Refinancing Debt thereof (except refinancings thereof permitted by Section 6.01 and any mandatory prepayments required under Indebtedness of the type permitted to be incurred under Sections 6.01(d) and 6.01(e)), or pay in cash any amount in respect of any Subordinated Indebtedness, Permitted Unsecured Debt, Permitted Junior Refinancing Debt, Permitted Refinancing Debt thereof or Disqualified Stock that may at the obligor’s option be paid in kind or in other securities, in each case, other than distributions and payments (v) in the form of Equity Interests of the Borrower not constituting general partnership interests or Disqualified Stock, (w) to repay the Contributed Business Intercompany Notes from (i) the proceeds of the IPO within five (5) Business Days after consummation thereof and/or (ii) proceeds of the Term Loan Facility at any time on or prior to the 91st day after the Closing Date to the extent not already applied to the working capital needs of the Borrower; provided that if the IPO is not consummated on or prior to the 91st day after the Closing Date, the aggregate principal amount of proceeds of the Term Loan Facility used to repay the Contributed Business Intercompany Notes shall not exceed $102,282,972 less the Closing Date Distribution; provided further that upon any such repayment, in part or in full, of the Contributed Business Intercompany Notes, the Borrower’s aggregate cash and accounts receivable shall be required to be greater than the sum of the Borrower’s accounts payable, the accounts payable to its related parties and any current accrued liabilities, (x) in an aggregate amount not to exceed $7,500,000 from and after the Closing Date, (y) in an amount not to exceed the Available Amount at the time such distributions or payments are made and (z) solely after the consummation of the IPO, from Available Cash (or amounts that would otherwise have constituted Available Cash if not reserved) to the extent the conditions set forth in Section 6.06(a)(ii) are satisfied at the time of such distribution or payment; provided that, (1) in the case of each of clauses (w), (x), (y) and (z), both immediately before and after giving effect thereto, no Event of Default shall have occurred and be continuing and (2) in the case of clauses (w)(i) and (y), other than with regard to distributions and payments made with proceeds arising from clause (i)(x) of the definition of Available Amount, as of the date of such distribution or payment, the Total Leverage Ratio (after giving pro forma effect to such distribution or payment) shall be less than or equal to 3.50:1.00.

SECTION 6.10 Maximum Total Leverage Ratio. Permit the Total Leverage Ratio for any Date of Determination for the Applicable Period ending on such Date of Determination to be greater than the ratio set forth opposite such date below, except that on any Date of Determination during an Acquisition Period following a Qualifying Acquisition the Borrower and the Loan Parties shall not permit the Total Leverage Ratio for the Applicable Period ending on such date to be greater than 0.50:1.00 more than the ratio set forth opposite such date below.

Date of Determination	Total Leverage Ratio
June 30, 2015	4.25 : 1.00
September 30, 2015	4.25 : 1.00
December 31, 2015	4.25 : 1.00
March 31, 2016	4.25 : 1.00
June 30, 2016	4.25 : 1.00
September 30, 2016	4.25 : 1.00
December 31, 2016	4.25 : 1.00
March 31, 2017	4.25 : 1.00
June 30, 2017	4.25 : 1.00
September 30, 2017	4.25 : 1.00
December 31, 2017	4.25 : 1.00
March 31, 2018	4.00 : 1.00
June 30, 2018	4.00 : 1.00
September 30, 2018	4.00 : 1.00
December 31, 2018	3.75 : 1.00
March 31, 2019	3.75 : 1.00
June 30, 2019	3.75 : 1.00
September 30, 2019	3.75 : 1.00
December 31, 2019 and thereafter	3.75 : 1.00

SECTION 6.11 Fiscal Year. Change its fiscal year-end from December 31.

SECTION 6.12 Hedging. Enter into any Hedging Agreement that does not meet the requirements set forth in clause (h) of Section 6.01.

ARTICLE VII

Events of Default

In case of the happening of any of the following events (“Events of Default”):

(a) any representation or warranty made or deemed made in or in connection with any Loan Document or the borrowings or issuances of Letters of Credit hereunder, or any representation, warranty, statement or information contained in any certificate or financial statements furnished by or on behalf of the Loan Parties pursuant to the requirements of any Loan Documents shall prove to have been incorrect in any material respect when so made, deemed made or furnished;

(b) default shall be made in the payment of any principal of any Loan or the reimbursement with respect to any L/C Disbursement when and as the same shall become due and payable, whether at the due date thereof or at a date fixed for prepayment thereof or by acceleration thereof or otherwise;

(c) default shall be made in the payment of (i) any interest on any Loan or L/C Disbursement when and as the same shall become due and payable, and such default shall continue unremedied for a period of three (3) Business Days or (ii) any Fee or any other amount (other than an amount referred to in clause (b) or (c)(i) above) due under any Loan Document, when and as the same shall become due and payable, and such default shall continue unremedied for a period of five (5) Business Days;

(d) default shall be made in the due observance or performance by the Borrower or any Restricted Subsidiary of any covenant, condition or agreement contained in Section 5.01(a), 5.04(a)(i), (ii) or (iii), 5.05(a), 5.08, 5.09 or 5.15 or in Article VI (subject, in the case of Section 6.10, to the Borrower’s rights under the last paragraph of this Article VII);

(e) default shall be made in the due observance or performance by the Borrower or any Restricted Subsidiary of any covenant, condition or agreement contained in any Loan Document (other than those specified in clause (b), (c) or (d) above) and such default shall continue unremedied for a period of 30 days after the earlier of (i) notice thereof from the Administrative Agent to the Borrower (which notice shall also be given at the request of any Lender) or (ii) knowledge thereof by the Borrower or any other Loan Party; provided, however, that, with respect to any default made in the due observance or performance by the Borrower or any Restricted Subsidiary of any covenant, condition or agreement contained in Section 5.11, the Borrower shall have an additional 60 days from the conclusion of the 30 day period provided above to remedy such default so long as Borrower continues to (i) exercise reasonable diligence to remedy such default and (ii) provide all notices and reports under this Agreement;

(f) (i) the Borrower or any Restricted Subsidiary shall fail to pay any principal or interest, regardless of amount, due in respect of any Material Indebtedness, when and as the same shall become due and payable (after giving effect to all applicable grace or cure periods), or (ii) any other event or condition occurs that results in any Material Indebtedness becoming due prior to its scheduled maturity or that enables or permits (after giving effect to all applicable grace or cure periods) the holder or holders of any Material Indebtedness or any trustee or agent on its or their behalf to cause any Material Indebtedness to become due, or to require the prepayment, repurchase, redemption or defeasance thereof, prior to its scheduled maturity; provided that this clause (ii) shall not apply to (A) secured Indebtedness that becomes due as a result of the voluntary sale or transfer of the property or assets securing such Indebtedness or a casualty event or condemnation in relation thereto or (B) termination payments under Hedging Agreements;

(g) an involuntary proceeding shall be commenced or an involuntary petition shall be filed in a court of competent jurisdiction seeking (i) relief in respect of the Borrower or any Material Restricted Subsidiary, or of a substantial part of the property or assets of the Borrower or a Material Restricted Subsidiary, under the Bankruptcy Code or any other Debtor Relief Law, (ii) the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for the Borrower or any Material Restricted Subsidiary or for a substantial part of the property or assets of the Borrower or a Material Restricted Subsidiary or (iii) the winding-up or liquidation of the Borrower or any Material Restricted Subsidiary; and such proceeding or petition shall continue undismissed for 60 days or an order or decree approving or ordering any of the foregoing shall be entered;

(h) the Borrower or any Material Restricted Subsidiary shall (i) voluntarily commence any proceeding or file any petition seeking relief under the Bankruptcy Code or any other Debtor Relief Law, (ii) consent to the institution of, or fail to contest in a timely and appropriate manner, any proceeding or the filing of any petition described in clause (g) above, (iii) apply for or consent to the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for the Borrower or any Material Restricted Subsidiary or for a substantial part of the property or assets of the Borrower or any Material Restricted Subsidiary, (iv) file an answer admitting the material allegations of a petition filed against it in any such proceeding, (v) make a general assignment for the benefit of creditors, (vi) become unable, admit in writing its inability or fail generally to pay its debts as they become due or (vii) take any corporate or other organizational action for the purpose of effecting any of the foregoing;

(i) one or more judgments shall be rendered against the Borrower or any Material Restricted Subsidiary and the same shall remain undischarged for a period of 60 consecutive days during which execution shall not be effectively stayed, or any action shall be legally taken by a judgment creditor to levy upon assets or properties of the Borrower or any Material Restricted Subsidiary to enforce any such judgment and such judgment either (i) is for the payment of money in an aggregate amount in excess of the Materiality Threshold not covered by insurance (it being understood that if an amount in excess of the Materiality Threshold is to be considered to be covered by insurance, a claim shall have been submitted to the applicable insurance provider and it shall not have denied or contested coverage) or (ii) is for injunctive relief and could reasonably be expected to result in a Material Adverse Effect;

(j) an ERISA Event shall have occurred that when taken together with all other such ERISA Events, resulted or could reasonably be expected to result in liability of any Loan Party or their respective ERISA Affiliates in an aggregate amount exceeding the Materiality Threshold;

(k) any Guarantee under the Guarantee and Collateral Agreement for any reason shall cease to be in full force and effect (other than in accordance with its terms), or any Guarantor shall deny in writing that it has any further liability under the Guarantee and Collateral Agreement (other than as a result of the discharge of such Guarantor in accordance with the terms of the Loan Documents);

(l) any security interest purported to be created by any Security Document shall cease to be, or shall be asserted by any Loan Party not to be, a valid, perfected, first priority (except as otherwise expressly provided in this Agreement or such Security Document) security interest in a material portion of the Collateral, except (i) as a result of the sale or other disposition of the applicable Collateral in a transaction permitted under the Loan Documents or (ii) as a result of the Collateral Agent’s failure to maintain possession of any stock certificates or other instruments delivered to it under the Security Documents;

(m) there shall have occurred a Change in Control; or

(n) there shall have occurred any amendment, supplement, waiver or other modification or change of or to the LP Agreement in any manner if the effect thereof, taken as a whole, is materially adverse to the interests of the Lenders in their capacities as such;

then, and in every such event (other than an event with respect to the Borrower or a Material Restricted Subsidiary described in paragraphs (g) or (h) above), and at any time thereafter during the continuance of such event, the Administrative Agent may, and at the request of the Required Lenders shall, by notice to the Borrower, take any or all of the following actions, at the same or different times: terminate forthwith the Commitments and declare the Loans then outstanding to be forthwith due and payable in whole or in part, whereupon the principal of the Loans so declared to be due and payable, together with accrued interest thereon and any unpaid accrued Fees and all other liabilities of the

Borrower and the other Loan Parties accrued hereunder and under any other Loan Document, shall become forthwith due and payable, without presentment, demand, protest or any other notice of any kind, all of which are hereby expressly waived by the Borrower and by the Borrower on behalf of its Restricted Subsidiaries, anything contained herein or in any other Loan Document to the contrary notwithstanding, and the Administrative Agent and the Collateral Agent shall have the right to take all or any actions and exercise any remedies available under the Loan Documents or applicable law or in equity; and in any event with respect to the Borrower or a Restricted Subsidiary described in paragraphs (g) or (h) above, the Commitments shall automatically terminate and the principal of the Loans then outstanding, together with accrued interest thereon and any unpaid accrued Fees and all other liabilities of the Borrower and the other Loan Parties accrued hereunder and under any other Loan Document, shall automatically become due and payable, without presentment, demand, protest or any other notice of any kind, all of which are hereby expressly waived by the Borrower and by the Borrower on behalf of its Restricted Subsidiaries, anything contained herein or in any other Loan Document to the contrary notwithstanding, and the Administrative Agent and the Collateral Agent shall have the right to take all or any actions and exercise any remedies available under the Loan Documents or applicable law or in equity.

Notwithstanding anything to the contrary contained in this Article VII, for purposes of determining whether an Event of Default has occurred under the Financial Covenant, any equity contribution (in the form of preferred, common or subordinated equity other than (i) Disqualified Stock and (ii) proceeds of the IPO) contributed to the Borrower after the last day of any fiscal quarter and on or prior to the day that is 10 Business Days after the day on which financial statements are required to be delivered for that fiscal quarter will, at the request of the Borrower, be included in the calculation of Consolidated EBITDA solely for the purposes of determining compliance with the Financial Covenant at the end of such fiscal quarter and any subsequent period that includes such fiscal quarter (any such equity contribution, a “Specified Equity Contribution”). Notwithstanding anything to the contrary herein, (a) there shall be no pro forma reduction in Indebtedness with the proceeds of any Specified Equity Contribution for purposes of determining compliance with the Financial Covenant for the fiscal quarter in respect of which such Specified Equity Contribution is made, (b) the amounts of any Specified Equity Contribution shall not exceed the Cure Amount, (c) Specified Equity Contributions shall be disregarded for all other purposes under the Loan Documents (including calculating Consolidated EBITDA for purposes of determining basket levels, the Available Amount and other items governed by reference to Consolidated EBITDA) and (d) in any four consecutive fiscal quarters, there shall be at least two fiscal quarters in respect of which no Specified Equity Contribution is made, and no more than five (5) Specified Equity Contributions (in the aggregate) may be made during the term of this Agreement. “Cure Amount” shall mean an amount which, if added to Consolidated EBITDA for the Applicable Period in respect of which a Financial Covenant default occurred, would cause the Financial Covenant for such Applicable Period to be satisfied and shall not be any more than the amount so required (it being understood and agreed that for the purposes of calculating such amount, no effect shall be given to any prepayment of Loans with such proceeds or to any other reduction of Total Debt on account of the receipt of such proceeds).

ARTICLE VIII

The Administrative Agent and the Collateral Agent; Etc.

Each Lender and each Issuing Bank hereby irrevocably appoints the Administrative Agent and the Collateral Agent (the Administrative Agent and the Collateral Agent are referred to collectively as the “Agents”) its agent hereunder and under the Loan Documents and authorizes the Agents to take such actions on its behalf and to exercise such powers as are delegated to such Agent by the terms of the Loan Documents, together with such actions and powers as are reasonably incidental thereto. The provisions of this Article VIII are solely for the benefit of the Agents, the Lenders and the Issuing Banks, and the

Borrower shall have no rights as a third-party beneficiary of any of such provisions. It is understood and agreed that the use of the term “agent” herein or in any other Loan Documents (or any other similar term) with reference to the Administrative Agent or Collateral Agent, as applicable, is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable law. Instead such term is used as a matter of market custom, and is intended to create or reflect only an administrative relationship between contracting parties. Without limiting the generality of the foregoing, the Agents are hereby expressly authorized to (i) execute any and all documents (including releases and the Security Documents (which Security Documents shall contain indemnity and expense reimbursement provisions for the benefit of the Collateral Agent that are no more onerous to the Lenders than the provisions contained in the Security Documents as of the Closing Date and shall be binding on the Lenders)) with respect to the Collateral and the rights of the Secured Parties with respect thereto, as contemplated by and in accordance with the provisions of this Agreement and the Security Documents and (ii) negotiate, enforce or settle any claim, action or proceeding affecting the Lenders in their capacity as such, at the direction of the Required Lenders, which negotiation, enforcement or settlement will be binding upon each Lender.

The Person serving as the Administrative Agent and/or the Collateral Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not an Agent, and the term “Lender” or “Lenders” shall, unless otherwise expressly indicated or unless the context otherwise requires, include the Person serving as an Agent hereunder in its individual capacity. Such Person and its Affiliates may accept deposits from, lend money to, own securities of, act as the financial advisor or in any other advisory capacity for, and generally engage in any kind of business with the Borrower or any Subsidiary or other Affiliate thereof (subject to securities law and other requirements of law) as if it were not an Agent hereunder and without any duty to account therefor to the Lenders.

Neither Agent shall have any duties or obligations except those expressly set forth in the Loan Documents, and its duties hereunder and under the other Loan Documents shall be administrative in nature. Without limiting the generality of the foregoing, (a) neither Agent shall be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing, (b) neither Agent shall have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or under any Loan Document that such Agent is instructed in writing to exercise by the Required Lenders (or such other number or percentage of the Lenders as shall be necessary under the circumstances as provided for herein or in the other Loan Documents); provided that neither Agent shall be required to take any action that, in its opinion or the opinion of its counsel, (i) may expose such Agent to liability or that is contrary to any Loan Document or applicable law or (ii) may be in violation of the automatic stay under any Debtor Relief Law or that may effect a forfeiture, modification or termination of property of a Defaulting Lender in violation of any Debtor Relief Law, and (c) except as expressly set forth in the Loan Documents, neither Agent shall have any duty to disclose, nor shall it be liable for the failure to disclose, any information relating to the Borrower or any of the Subsidiaries that is communicated to or obtained by the Person serving as Administrative Agent and/or Collateral Agent or any of its Affiliates in any capacity. Neither Agent shall be liable for any action taken or not taken by it with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary, or as such Agent shall believe in good faith shall be necessary, under the circumstances as provided for herein or in the other Loan Documents) or in the absence of its own gross negligence or willful misconduct. Neither Agent shall be deemed to have knowledge of any Default or Event of Default unless and until written notice thereof is given to such Agent by the Borrower or a Lender, and neither Agent shall be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement or any other Loan Document, (ii) the contents of any certificate, report or other document delivered thereunder or in connection therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth in any Loan Document or the occurrence of any Default or Event of Default, (iv) the validity, enforceability, effectiveness or genuineness of any Loan Document or any other agreement, instrument or document, or (v) the satisfaction of any condition set forth in Article IV or elsewhere in any Loan Document, other than to confirm receipt of items expressly required to be delivered to such Agent.

Each Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, Internet or intranet website posting or other distribution) reasonably believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper Person. Each Agent may also rely upon any statement made to it orally or by telephone and reasonably believed by it to have been made by the proper Person, and shall not incur any liability for relying thereon. In determining compliance with any condition hereunder to the making of a Loan, or the issuance, extension, renewal or increase of a Letter of Credit, that by its terms must be fulfilled to the satisfaction of a Lender or any Issuing Bank, each Agent may presume that such condition is satisfactory to such Lender or such Issuing Bank unless such Agent shall have received notice to the contrary from such Lender or such Issuing Bank prior to the making of such Loan or the issuance, extension, renewal or increase of such Letter of Credit. Each Agent may consult with legal counsel (who may be counsel for the Loan Parties), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

Each Agent may perform any and all of its duties and exercise its rights and powers hereunder or under any other Loan Document by or through any one or more sub-agents appointed by it. Each Agent and any such sub-agent may perform any and all of its duties and exercise its rights and powers by or through their respective Related Parties. The exculpatory provisions of the preceding paragraphs shall apply to any such sub-agent and to the Related Parties of each Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the Credit Facilities as well as activities as Agent. Neither Agent shall be responsible for the negligence or misconduct of any sub-agents except to the extent that a court of competent jurisdiction determines in a final and non-appealable judgment that such Agent acted with gross negligence or willful misconduct in the selection of such sub-agents.

Either Agent may resign at any time by notifying the Lenders, the Issuing Banks and the Borrower. Upon any such resignation, the Required Lenders shall have the right, in consultation with the Borrower, to appoint a successor which shall be any financial institution with an office in New York, New York, or an Affiliate of any such financial institution, that has a combined capital and surplus and undivided profits of not less than $500,000,000. If no successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days after the retiring Agent gives notice of its resignation, then the retiring Agent may, on behalf of the Lenders and the Issuing Banks, appoint a successor Agent which shall be a financial institution with an office in New York, New York, or an Affiliate of any such financial institution. If no successor Agent has been appointed pursuant to the immediately preceding sentence by the 30th day after the date such notice of resignation was given by such Agent, such Agent’s resignation shall nonetheless become effective (and such Agent shall be discharged from its duties and obligations hereunder) and the Lenders shall thereafter perform all the duties of such Agent hereunder and/or under any other Loan Document until such time, if any, as the Required Lenders appoint a successor Administrative Agent and/or Collateral Agent, as the case may be. Any such resignation by such Agent hereunder shall also constitute, to the extent applicable, its resignation as a Swing Line Lender and as an Issuing Bank, in which case such resigning Agent (x) shall not be required to extend any further Swing Line Loans or issue any further Letters of Credit hereunder and (y) shall maintain all of its rights as Issuing Bank or Swing Line Lender with respect to any Letters of Credit issued by it or Swing Line Loans extended by it, as applicable, prior to the date of such resignation. Upon the acceptance of its appointment as Agent hereunder by a successor, such successor shall succeed to and become vested with all the rights, powers, privileges and duties of the retiring Agent, and the retiring Agent shall be discharged from its duties and obligations hereunder (if not already discharged therefrom as provided above). The fees payable by the Borrower to a successor Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrower and such successor. After an Agent’s resignation hereunder, the provisions of this Article VIII and Section 9.05 shall continue in effect for the benefit of such retiring Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while acting as Agent.

Each Lender and each Issuing Bank acknowledges that it has, independently and without reliance upon the Agents or any other Lender or any of their Related Parties and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender and each Issuing Bank also acknowledges that it will, independently and without reliance upon the Agents or any other Lender or any of their Related Parties and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement or any other Loan Document, any related agreement or any document furnished hereunder or thereunder.

Notwithstanding any other provision of this Agreement or any provision of any other Loan Document, each of the Arrangers, the Co-Syndication Agents and the Co-Documentation Agents are named as such for recognition purposes only, and in their respective capacities as such shall have no duties, responsibilities or liabilities with respect to this Agreement or any other Loan Document; it being understood and agreed that each of the Arrangers, the Co-Syndication Agents and the Co-Documentation Agents shall be entitled to all indemnification and reimbursement rights in favor of the Agents provided herein and in the other Loan Documents, including under Section 9.05 hereunder. Without limitation of the foregoing, none of the Arrangers, the Co-Syndication Agents and the Co-Documentation Agents in their respective capacities as such shall, by reason of this Agreement or any other Loan Document, have any fiduciary relationship in respect of any Lender, the Borrower, any other Loan Party, or any other Person.

In case of the pendency of any proceeding under any Debtor Relief Law or any other judicial proceeding relative to the Borrower or any of its Subsidiaries, each Agent (irrespective of whether the principal of any Loan shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether such Agent shall have made any demand on the Loan Parties) shall be entitled and empowered (but not obligated) by intervention in such proceeding or otherwise (a) to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans and all other Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders, the Issuing Banks and the Agents (including any claim for the reasonable compensation, expenses, disbursements and advances of the Lenders and the Agents and their respective agents and counsel and all other amounts due the Lenders and Agents under Section 9.05) allowed in such judicial proceeding and (b) to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same and, in either case, any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender, each Issuing Bank and each other Secured Party to make such payments to such Agent and, in the event that such Agent shall consent to the making of such payments directly to the Lenders and the Issuing Banks, to pay to such Agent any amount due for the reasonable compensation, expenses, disbursements and advances of such Agent and its agents and counsel, and any other amounts due such Agent under Section 9.05.

The Secured Parties irrevocably authorize the Collateral Agent, at its option and in its discretion, (i) to release any Lien on any property granted to or held by the Collateral Agent under any Loan

Document (x) upon termination of all Commitments and payment in full of all Obligations (other than contingent reimbursement and indemnification obligations to the extent no unsatisfied claim with respect thereto has been asserted), the expiration or termination of all Letters of Credit (other than Letters of Credit that have been cash collateralized in a manner satisfactory to the applicable Issuing Bank or as to which other arrangements satisfactory to the applicable Issuing Bank have been made) and the termination of (and making of all payments due by the Loan Parties in connection with) all Secured Hedging Agreements (or the making of other arrangements reasonably acceptable to the applicable Qualified Counterparty), (y) that is (i) owned by, or is an Equity Interest in, a Restricted Subsidiary that (A) is converted into an Unrestricted Subsidiary in accordance with the terms hereof or (B) ceases to be a Wholly Owned Domestic Subsidiary as a result of a transaction permitted hereunder in accordance with the terms hereof or (ii) sold or otherwise disposed of as part of or in connection with any sale or other disposition permitted under the Loan Documents, in each case to a Person that is not an Affiliate of the Borrower (other than sales to Affiliates as a result of a transaction permitted hereunder in accordance with the terms hereof), or (z) subject to Section 9.08, if approved, authorized or ratified in writing by the Required Lenders or all Lenders (as applicable); (ii) to subordinate any Lien on any property granted to or held by the Collateral Agent under any Loan Document to the holder of any Lien on such property that is permitted by Section 6.02(i); and (iii) release any Guarantor from its obligations under the Guarantee and Collateral Agreement or any other Security Documents if such Person ceases to be a Guarantor as a result of a transaction permitted hereunder (including the sale or other disposition of the Equity Interests of any Person, the conversion of a Restricted Subsidiary that is a Guarantor into an Unrestricted Subsidiary or if such Guarantor ceases to be a Wholly Owned Domestic Subsidiary pursuant to a transaction permitted hereunder in accordance with the terms hereof). Upon request by the Collateral Agent at any time, the Required Lenders will confirm in writing the Collateral Agent’s authority to release or subordinate its interest in particular types or items of property pursuant to this paragraph or to release any Guarantor from the obligations under the Guarantee and Collateral Agreement or any other Security Document. The Collateral Agent shall not be responsible for or have a duty to ascertain or inquire into any representation or warranty regarding the existence, value or collectability of the Collateral, the existence, priority or perfection of the Collateral Agent’s Lien thereon, or any certificate prepared by the Borrower in connection therewith, nor shall the Collateral Agent be responsible or liable to the Lenders for any failure to monitor or maintain any portion of the Collateral.

Anything contained in any of the Loan Documents to the contrary notwithstanding, the Borrower, the Administrative Agent, the Collateral Agent and each Secured Party hereby agree that (i) no Secured Party shall have any right individually to realize upon any of the Collateral or to enforce the Guarantee and Collateral Agreement, it being understood and agreed that all powers, rights and remedies hereunder and under any of the Loan Documents may be exercised solely by the Administrative Agent or the Collateral Agent, as applicable, for the benefit of the Secured Parties in accordance with the terms hereof and thereof and all powers, rights and remedies under the Security Documents may be exercised solely by the Collateral Agent for the benefit of the Secured Parties in accordance with the terms thereof, and (ii) in the event of a foreclosure or similar enforcement action by the Collateral Agent on any of the Collateral pursuant to a public or private sale or other disposition (including, without limitation, pursuant to Section 363(k), Section 1129(b)(2)(a)(ii) or otherwise of the Bankruptcy Code), the Collateral Agent (or any Lender, except with respect to a “credit bid” pursuant to Section 363(k), Section 1129(b)(2)(a)(ii) or otherwise of the Bankruptcy Code) may be the purchaser or licensor of any or all of such Collateral at any such sale or other disposition and the Collateral Agent, as agent for and representative of the Secured Parties (but not any Lender or Lenders in its or their respective individual capacities) shall be entitled, upon instructions from the Required Lenders, for the purpose of bidding and making settlement or payment of the purchase price for all or any portion of the Collateral sold at any such sale or disposition, to use and apply any of the Obligations as a credit on account of the purchase price for any collateral payable by the Collateral Agent at such sale or other disposition.

To the extent required by any applicable law, the Administrative Agent may withhold from any payment to any Lender an amount equivalent to any applicable withholding Tax. If any payment has been made to any Lender by the Administrative Agent without the applicable withholding Tax being withheld from such payment and the Administrative Agent has paid over the applicable withholding Tax to the IRS or any other Governmental Authority, or the IRS or any other Governmental Authority asserts a claim that the Administrative Agent did not properly withhold Tax from amounts paid to or for the account of any Lender because the appropriate form was not delivered or was not properly executed or because such Lender failed to notify the Administrative Agent of a change in circumstance which rendered the exemption from, or reduction of, withholding Tax ineffective or for any other reason, such Lender shall indemnify the Administrative Agent fully for all amounts paid, directly or indirectly, by the Administrative Agent as Tax, or otherwise, including any penalties or interest and together with all expenses (including legal expenses, allocated internal costs and out-of-pocket expenses) incurred, whether or not such Tax was correctly or legally imposed or asserted by the IRS or such other Governmental Authority.

ARTICLE IX

Miscellaneous

SECTION 9.01 Notices; Electronic Communications. Except in the case of notices and other communications expressly permitted to be given by telephone (and except for electronic communications provided below), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by fax, as follows:

(a) if to the Borrower, to it at 7200 Wisconsin Avenue, Suite 1000, Bethesda, Maryland 20814, Attention: Stephen F. Reeves, Fax No. 301-657-5567, Email: steve.reeves@envivabiomass.com, with a copy to Vinson & Elkins LLP, 666 Fifth Avenue, New York, New York 10103, Attention: Brett M. Santoli, Fax No. 917-849-5304, Email: bsantoli@velaw.com;

(b) if to the Administrative Agent, to Barclays Bank PLC, 745 Seventh Avenue, 27th Floor, New York, New York 10019, Attention: May Huang, Fax No. 212-526-5115, Email: may.huang@barclays.com and ltmny@barclays.com, with a copy to Latham & Watkins LLP, 885 Third Avenue, New York, New York 10022, Attention: Michele O. Penzer, Fax No. 212-751-4864, Email: michele.penzer@lw.com; and

(c) if to a Lender, to it at its address (or fax number) set forth on Schedule 2.01 or in the Assignment and Acceptance or the Affiliated Lender Assignment and Acceptance, as applicable, pursuant to which such Lender shall have become a party hereto.

Notices sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received; notices sent by facsimile shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next Business Day for the recipient). Notices delivered through electronic communications, to the extent provided in the immediately following paragraph, shall be effective as provided in said paragraph.

Notices and other communications to the Lenders hereunder may be delivered or furnished by electronic communication (including e-mail and Internet or intranet websites) pursuant to procedures approved by the Administrative Agent; provided that the foregoing shall not apply to notices to any Lender pursuant to Article II if such Lender has notified the Administrative Agent that it is incapable of receiving notices under such Article II by electronic communication. The Administrative Agent or the Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it; provided that approval of such procedures may be limited to particular notices or communications. Unless the Administrative Agent otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement), and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient, at its e-mail address as described in the foregoing clause (i), of notification that such notice or communication is available and identifying the website address therefor; provided that, for both clauses (i) and (ii) above, if such notice, email or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next Business Day for the recipient. Each Lender agrees to notify the Administrative Agent in writing (including by electronic communication) from time to time of such Lender’s e-mail address to which the foregoing notices may be sent by electronic transmission and that the foregoing notice may be sent to such e-mail address.

Any party hereto may change its address or facsimile number for notices and other communications hereunder by notice to the Administrative Agent and the Borrower.

The Borrower agrees that the Administrative Agent and the Collateral Agent may, but shall not be obligated to, make the Communications available to the Lenders and the Issuing Banks by posting the Communications on Debt Domain, Intralinks, Syndtrak or a substantially similar electronic transmission system (the “Platform”). The Platform is provided “as is” and “as available.” The Administrative Agent and the Collateral Agent and their respective Related Parties do not warrant the adequacy of the Platform and expressly disclaim liability for errors or omissions in the Communications. No warranty of any kind, express, implied or statutory, including, without limitation, any warranty of merchantability, fitness for a particular purpose, non-infringement of third-party rights or freedom from viruses or other code defects, is made by the Administrative Agent or the Collateral Agent or any of their respective Related Parties in connection with the Communications or the Platform. In no event shall the Administrative Agent or the Collateral Agent or any of their respective Related Parties have any liability to the Borrower or any of its Subsidiaries, any Lender or any other Person or entity for damages of any kind, including, without limitation, direct or indirect, special, incidental or consequential damages, losses or expenses (whether in tort, contract or otherwise) arising out of the Borrower’s, any Subsidiary’s or the Administrative Agent’s or the Collateral Agent’s transmission of communications through the Platform, other than as a result of the gross negligence or willful misconduct of the Administrative Agent or the Collateral Agent as determined by a court of competent jurisdiction in a final and non-appealable judgment. “Communications” means, collectively, any notice, demand, communication, information, document or other material that the Borrower or any of its Subsidiaries provides to the Administrative Agent or the Collateral Agent pursuant to any Loan Document or the transactions contemplated therein which is distributed to the Administrative Agent or the Collateral Agent or to any Lender or Issuing Bank by means of electronic communications pursuant to this Section 9.01, including through the Platform.

The Borrower hereby acknowledges that (a) the Administrative Agent will make available to the Lenders and the Issuing Bank materials and/or information provided by or on behalf of the Borrower hereunder (collectively, the “Borrower Materials”) by posting the Borrower Materials on the Platform and (b) certain of the Lenders may be “public-side” Lenders (i.e., Lenders that do not wish to receive Material Non-Public Information with respect to the Borrower, its Subsidiaries or any of their securities) (each, a “Public Lender”). The Borrower hereby agrees that (w) all Borrower Materials that are to be made available to Public Lenders shall be clearly and conspicuously marked “PUBLIC” which, at a minimum, shall mean that the word “PUBLIC” shall appear prominently on the first page thereof; (x) by marking Borrower Materials “PUBLIC,” the Borrower shall be deemed to have authorized the Administrative Agent, Collateral Agent, Lenders, and Issuing Banks to treat such Borrower Materials as not containing any Material Non-Public Information with respect to the Borrower, its Subsidiaries or any of their securities for purposes of United States federal and state securities laws (provided, however, that to the extent such Borrower Materials constitute Information, they shall be treated as set forth in Section 9.16); (y) all Borrower Materials marked “PUBLIC” are permitted to be made available through a portion of the Platform designated as “Public Investor;” and (z) the Administrative Agent and the Collateral Agent shall be entitled to treat any Borrower Materials that are not marked “PUBLIC” as being suitable only for posting on a portion of the Platform not marked as “Public Investor.” Notwithstanding the foregoing, the following Borrower Materials shall be marked “PUBLIC”, unless the Borrower notifies the Administrative Agent promptly that any such document contains Material Non-Public Information: (1) the Loan Documents and (2) notification of changes in the terms of the Loan Documents.

Each Public Lender agrees to cause at least one individual at or on behalf of such Public Lender to at all times have selected the “Private Side Information” or similar designation on the content declaration screen of the Platform in order to enable such Public Lender or its delegate, in accordance with such Public Lender’s compliance procedures and applicable law, including United States Federal and state securities laws, to make reference to Communications that are not made available through the “Public Side Information” portion of the Platform and that may contain Material Non-Public Information with respect to the Borrower, its Subsidiaries or any of their securities for purposes of United States Federal or state securities laws.

The Administrative Agent agrees that the receipt of the Communications by the Administrative Agent at its e-mail address set forth above shall constitute effective delivery of the Communications to the Administrative Agent for purposes of the Loan Documents. Each Lender agrees that receipt of notice to it (as provided in the next sentence) specifying that the Communications have been posted to the Platform shall constitute effective delivery of the Communications to such Lender for purposes of the Loan Documents. Each Lender agrees to notify the Administrative Agent in writing (including by electronic communication) from time to time of such Lender’s e-mail address to which the foregoing notice may be sent by electronic transmission and that the foregoing notice may be sent to such e-mail address.

Nothing herein shall prejudice the right of the Administrative Agent, the Collateral Agent, any Issuing Bank or any Lender to give any notice or other communication pursuant to any Loan Document in any other manner specified in such Loan Document.

SECTION 9.02 Survival of Agreement. All covenants, agreements, representations and warranties made by the Borrower herein and in the certificates or other instruments prepared or delivered in connection with or pursuant to this Agreement or any other Loan Document shall be considered to have been relied upon by the Agents, the Lenders and the Issuing Banks and shall survive the making by the Lenders of the Loans and the issuance of Letters of Credit by the Issuing Banks, regardless of any investigation made by the Lenders or the Issuing Banks or on their behalf, and shall continue in full force and effect as long as the principal of or any accrued interest on any Loan or any Fee or any other amount payable under this Agreement or any other Loan Document is outstanding and unpaid or any Letter of Credit is outstanding (unless arrangements satisfactory to the applicable Issuing Bank shall have been made with respect to such Letter of Credit) and so long as the Commitments have not been terminated. The provisions of Sections 2.14, 2.16, 2.20, 9.05 and Article VIII shall remain operative and in full force and effect regardless of the expiration of the term of this Agreement, the consummation of the transactions contemplated hereby, the repayment of any of the Loans, the expiration of the Commitments, the expiration of any Letter of Credit, the invalidity or unenforceability of any term or provision of this Agreement or any other Loan Document, or any investigation made by or on behalf of the Administrative Agent, the Collateral Agent, any Lender or any Issuing Bank. Section 9.16 shall remain operative and in full force and effect until one year following the termination of this Agreement.

SECTION 9.03 Binding Effect. This Agreement shall become effective when it shall have been executed by the Borrower and the Administrative Agent and when the Administrative Agent shall have received counterparts hereof which, when taken together, bear the signatures of each of the other parties hereto.

SECTION 9.04 Successors and Assigns. (a) The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that (x) the Borrower may not delegate, assign or otherwise transfer any of its rights, duties or obligations hereunder without the prior written consent of each Agent, each Issuing Bank and each Lender and any such attempted transfer or assignment without such consent shall be null and void and (y) no Lender may assign or otherwise transfer any of its rights or obligations hereunder except (i) to an assignee in accordance with the provisions of paragraph (b) of this Section 9.04, (ii) by way of participation in accordance with the provisions of paragraph (f) of this Section 9.04, or (iii) by way of pledge or assignment of a security interest subject to the provisions of paragraph (i) of this Section 9.04. Nothing in this Agreement or the other Loan Documents, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, the Indemnitees, Participants to the extent provided in paragraph (f) of this Section 9.04 and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent, the Collateral Agent, the Issuing Banks and the Lenders) any legal or equitable right, remedy, obligation, liability or claim under or by reason of this Agreement or the other Loan Documents.

(b) Any Lender may at any time assign to one or more Eligible Assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans at the time owing to it); provided that any such assignment shall be subject to the following conditions:

(i) (A) in the case of an assignment of the entire remaining amount of the assigning Lender’s Commitment and/or the Loans at the time owing to it (in each case with respect to any Class) or contemporaneous assignments to related Approved Funds that equal at least the amount specified in paragraph (b)(i)(B) of this Section 9.04 in the aggregate or in the case of an assignment to a Lender or an Affiliate of a Lender or an Approved Fund with respect to a Lender, no minimum amount need be assigned and (B) in any case not described in paragraph (b)(i)(A) of this Section 9.04, the aggregate amount of the Commitment (which for this purpose includes Loans outstanding thereunder) or, if the applicable Commitment is not then in effect, the outstanding principal balance of the Loan of the assigning Lender subject to each such assignment, determined as of the date the Assignment and Acceptance (or Affiliated Lender Assignment and Acceptance) with respect to such assignment is delivered to the Administrative Agent, shall not be less than (x) $5,000,000 (or lesser amounts if agreed between the Borrower and the Administrative Agent) with respect to Revolving Credit Commitments and Revolving Loans and (y) $1,000,000 (or such lesser amounts if agreed between the Borrower and the Administrative Agent) with respect to the Term Loan Commitments and the Term Loans;

(ii) except in the case of an assignment to a Lender, an Affiliate of a Lender or an Approved Fund, each of the Administrative Agent (such consent not to be unreasonably withheld or delayed) and, so long as no Event of Default in respect of paragraphs (b), (c), (g) or (h) of Article VII has occurred and is continuing, the Borrower shall have consented to such assignment (which consent shall not be unreasonably withheld or delayed, and provided that the Borrower shall be deemed to have consented to any such assignment unless the Borrower shall object thereto by written notice to the Administrative Agent within ten (10) Business Days after having received notice thereof);

(iii) each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement with respect to the Commitment and/or Loans assigned;

(iv) in the case of the Revolving Credit Commitments and Revolving Loans, the prior consent of each Swing Line Lender and Issuing Bank (such consent not to be unreasonably withheld or delayed) shall be required for all assignments;

(v) the parties to each assignment shall either (A) execute and deliver to the Administrative Agent an Assignment and Acceptance or an Affiliated Lender Assignment and Acceptance, as applicable, via an electronic settlement system acceptable to the Administrative Agent or (B) if previously agreed with the Administrative Agent, manually execute and deliver to the Administrative Agent an Assignment and Acceptance or an Affiliated Lender Assignment and Acceptance, as applicable, in the case of clauses (A) and (B), together with a processing and recordation fee of $3,500; provided that the Administrative Agent may, in its sole discretion, elect to waive or reduce such processing and recordation fee in the case of any assignment. The assignee, if it is not a Lender, shall deliver to the Administrative Agent an administrative questionnaire (in which the assignee shall designate one or more credit contacts to whom all syndicate-level information (which may contain Material Non-Public Information about the Borrower, its Subsidiaries or their respective securities) will be made available and who may receive such information in accordance with the assignee’s compliance procedures and applicable laws, including Federal and state securities laws) and all applicable tax forms;

(vi) no such assignment shall be made (A) to the Borrower or any of the Borrower’s Affiliates or Subsidiaries (other than an assignment to (x) an Affiliated Lender pursuant to paragraph (k) of this Section 9.04 or (y) the Borrower pursuant to paragraph (l) of this Section 9.04) or (B) to any Defaulting Lender or any of its Subsidiaries, or to any Person who, upon becoming a Lender hereunder, would constitute any of the foregoing Persons described in this clause (B);

(vii) no such assignment shall be made to a natural Person; and

(viii) in connection with any assignment of rights and obligations of any Defaulting Lender hereunder, no such assignment shall be effective unless and until, in addition to the other conditions thereto set forth herein, the parties to the assignment shall make such additional payments to the Administrative Agent in an aggregate amount sufficient, upon distribution thereof as appropriate (which may be outright payment, purchases by the assignee of participations or sub-participations, or other compensating actions, including funding, with the consent of the Borrower and the Administrative Agent, the applicable pro rata share of Loans previously requested but not funded by the Defaulting Lender, to each of which the applicable assignee and assignor hereby irrevocably consent), to (x) pay and satisfy in full all payment liabilities (and accrued interest thereon) then owed by such Defaulting Lender to the Administrative Agent, each Issuing Bank, each other Lender hereunder and the Borrower and (y) acquire (and fund as appropriate) its full pro rata share of all Loans and participations in Letters of Credit in accordance with its Pro Rata Percentage. Notwithstanding the foregoing, in the event that any assignment of rights and obligations of any Defaulting Lender hereunder shall become effective under applicable law without compliance with the provisions of this paragraph, then the assignee of such interest shall be deemed to be a Defaulting Lender for all purposes of this Agreement until such compliance occurs.

Subject to acceptance and recording thereof by the Administrative Agent pursuant to paragraph (e) of this Section 9.04, from and after the effective date specified in each Assignment and Acceptance or an Affiliated Lender Assignment and Acceptance, as applicable, the assignee thereunder shall be a party to this Agreement and, to the extent of the interest assigned by such Assignment and Acceptance or an Affiliated Lender Assignment and Acceptance, as applicable, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Acceptance or an Affiliated Lender Assignment and Acceptance, as applicable, be released from its obligations under this Agreement (and, in the case of an Assignment and Acceptance or an Affiliated Lender Assignment and Acceptance, as applicable, covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto) but shall continue to be entitled to the benefits of Sections 2.14, 2.16, 2.20, and 9.05 with respect to facts and circumstances occurring prior to the effective date of such assignment. Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this paragraph (b) of this Section 9.04 shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with paragraph (f) of this Section 9.04.

(c) By executing and delivering an Assignment and Acceptance the assigning Lender thereunder and the assignee thereunder shall be deemed to confirm to and agree with each other and the other parties hereto as follows: (i) such assigning Lender warrants that it is the legal and beneficial owner of the interest being assigned thereby free and clear of any adverse claim and that its relevant Commitment, and the outstanding balances of its relevant Loans, in each case without giving effect to assignments thereof which have not become effective, are as set forth in such Assignment and Acceptance or Affiliated Lender Assignment and Acceptance, as applicable, (ii) except as set forth in clause (i) above, such assigning Lender makes no representation or warranty and assumes no responsibility with respect to any statements, warranties or representations made in or in connection with this Agreement, or the execution, legality, validity, enforceability, genuineness, sufficiency or value of this Agreement, any other Loan Document or any other instrument or document furnished pursuant hereto, or the financial condition of the Borrower or any Subsidiary or the performance or observance by the Borrower or any Subsidiary of any of its obligations under this Agreement, any other Loan Document or any other instrument or document furnished pursuant hereto; (iii) such assignee represents and warrants that it is an Eligible Assignee legally authorized to enter into such Assignment and Acceptance or Affiliated Lender Assignment and Acceptance, as applicable; (iv) such assignee confirms that it has received a copy of this Agreement, together with copies of the most recent financial statements referred to in Section 3.05(a) or delivered pursuant to Section 5.04 and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into such Assignment and Acceptance or Affiliated Lender Assignment and Acceptance, as applicable; (v) such assignee will independently and without reliance upon the Administrative Agent, the Collateral Agent, such assigning Lender or any other Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Agreement; (vi) such assignee appoints and authorizes the Administrative Agent and the Collateral Agent to take such action as agent on its behalf and to exercise such powers under this Agreement as are delegated to the Administrative Agent and the Collateral Agent, respectively, by the terms hereof, together with such powers as are reasonably incidental thereto; and (vii) such assignee agrees that it will perform in accordance with their terms all the obligations which by the terms of this Agreement are required to be performed by it as a Lender.

(d) The Administrative Agent, acting solely for this purpose as a non-fiduciary agent of the Borrower (such agency being solely for tax purposes), shall maintain at one of its offices in The City of New York a copy of each Assignment and Acceptance and each Affiliated Lender Assignment and

Acceptance delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitment of, and principal amount (and stated interest) of the Loans owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive absent manifest error, and the Borrower, the Administrative Agent, the Issuing Banks, the Collateral Agent and the Lenders shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by the Borrower, any Issuing Bank, the Collateral Agent and any Lender (solely with respect to any entry related to such Lender’s Loans and Commitments, and only at the office of the Administrative Agent), at any reasonable time and from time to time upon reasonable prior notice.

(e) Upon its receipt of, and consent to, a duly completed Assignment and Acceptance or Affiliated Lender Assignment and Acceptance, as applicable, executed by an assigning Lender and an assignee, an administrative questionnaire completed in respect of the assignee (unless the assignee shall already be a Lender hereunder), the processing and recordation fee referred to in paragraph (b) above, if applicable, and the written consent of the Administrative Agent and, if required, the Borrower and each Issuing Bank and the Swing Line Lender to such assignment, the Administrative Agent shall (i) accept such Assignment and Acceptance or Affiliated Lender Assignment and Acceptance, as applicable, and (ii) record the information contained therein in the Register. No assignment shall be effective unless it has been recorded in the Register as provided in this paragraph (e).

(f) Any Lender may at any time, without the consent of, or notice to, the Borrower, any Issuing Bank, any other Lender, the Collateral Agent or the Administrative Agent, sell participations to any Person (other than a natural Person or the Borrower or an Affiliate or Subsidiary) (each, a “Participant”) in all or a portion of such Lender’s rights and/or obligations under this Agreement (including all or a portion of its Commitment and the Loans owing to it); provided that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) the Borrower, the Administrative Agent, the Issuing Banks and the Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. For the avoidance of doubt, each Lender shall be responsible for the indemnity under Section 9.05(c) regardless of the sale by it of any participations. Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce the obligations of the Borrower relating to the Loans or L/C Disbursements and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver decreasing any fees payable to such Participant or the amount of principal of or the rate at which interest is payable on the Loans in which such Participant has an interest, extending any scheduled principal payment date or date fixed for the payment of interest or fees on the Loans or Commitments in which such Participant has an interest, increasing or extending the Commitments in which such Participant has an interest or releasing all or substantially all of the Collateral or any Guarantor (other than in connection with the disposition of such Guarantor in a transaction permitted by Section 6.05). The Borrower agrees that each Participant shall be entitled to the benefits of Sections 2.14, 2.16 and 2.20 (subject to the requirements and limitations set forth therein, including the requirements under Section 2.20(e) (it being understood that the documentation under Section 2.20(e) shall be delivered to the participating Lender)) to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (b) of this Section 9.04; provided that such Participant (A) agrees to be subject to the provisions of Section 2.21 as if it were an assignee under paragraph (b) of this Section 9.04 and (B) shall not be entitled to receive any greater payment under Sections 2.14, 2.16 or 2.20, with respect to any participation, than its participating Lender would have been entitled to receive, except to the extent such entitlement to receive a greater payment results from a Change in Law that occurs after the Participant acquired the applicable participation or unless the sale of the participation to such Participant is made with the Borrower’s prior written consent. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 9.06 as though it were a Lender; provided that such Participant agrees to be subject to Section 2.18 as though it were a Lender. Each Lender that sells a participation shall, acting solely for this purpose as a non-fiduciary agent of the Borrower (such agency being solely for tax purposes), maintain at one or more of its offices a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Loans or other rights or obligations under the Loan Documents (each such register, a “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of any Participant Register (including the identity of any Participant or any information relating to a Participant’s interest in any Loans or other rights or obligations under any Loan Document) to any Person except to the extent that such disclosure is necessary to establish that such Loan or other right or obligation is in registered form under Section 5f.103-1(c) of the U.S. Treasury Regulations. The entries in a Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary.

(g) Notwithstanding anything herein to the contrary, any Participant or sub-participant of a Participant that (i) is a Farm Credit Lender, (ii) has purchased a participation or a sub-participation, as applicable, in a minimum amount of $5,000,000, (iii) has been designated as a “Voting Participant” (a “Voting Participant”) in a notice (a “Voting Participant Notice”) sent by the relevant Lender or Voting Participant (including any existing Voting Participant) to the Administrative Agent and the Borrower and (iv) receives, prior to becoming a Voting Participant, the written consent of the Administrative Agent and the Borrower (each such consent to be required only to the extent and under the circumstances it would be required if such Voting Participant were to become a Lender pursuant to an assignment in accordance with Section 9.04(b) and only if such Participant or sub-participant of a Participant is not an existing Voting Participant), shall, for so long as such Farm Credit Lender owns such participation or sub-participation and notwithstanding any sub-participation by such Farm Credit Lender to an entity that is not a Voting Participant, be entitled to vote as if such Voting Participant were a Lender on all matters subject to a vote by the Lenders and the voting rights of the selling Lender or Voting Participant (including any existing Voting Participant) shall be correspondingly reduced, on a dollar-for-dollar basis; provided, however, that if such Voting Participant has at any time failed to fund any portion of its participation or sub-participation when required to do so, then until such time as all amounts of its participation or sub-participation required to have been funded have been funded, such Voting Participant shall not be entitled to exercise its voting rights pursuant to the terms of this Section 9.04(g), and the voting rights of the selling Lender or Voting Participant shall not be correspondingly reduced by the amount of such Voting Participant’s participation or sub-participation (but shall be subject to the provisions applicable to Defaulting Lenders). To be effective, each Voting Participant Notice must, with respect to each Voting Participant, (A) state the full name, as well as all contact information required to be included by a prospective Lender in an Assignment and Assumption and (B) state the Dollar amount of the participation purchased by such Voting Participant. Any selling Lender (including any existing Voting Participant) and any selling or purchasing Voting Participant shall notify the Administrative Agent and the Borrower within three (3) Business Days of any termination, reduction or increase of the amount of such participation or sub-participation. The Borrower and the Administrative Agent shall be entitled to conclusively rely on information contained in Voting Participant Notices and all other notices delivered pursuant hereto. The voting rights of each Voting Participant are solely for the benefit of such Voting Participant and shall not inure to any assignee, participant or sub-participant of such Voting Participant that is not a Farm Credit Lender.

(h) Any Lender or participant may, in connection with any assignment or participation or proposed assignment or participation pursuant to this Section 9.04, disclose to the assignee or participant or proposed assignee or participant any information relating to the Borrower or the Subsidiaries furnished to such Lender by or on behalf of the Borrower or the Subsidiaries; provided that, prior to any such disclosure of Information or other information designated by the Borrower as confidential, each such assignee or participant or proposed assignee or participant shall execute an agreement whereby such assignee or participant shall agree (subject to customary exceptions) to preserve the confidentiality of such confidential information on terms no less restrictive than those applicable to the Lenders pursuant to Section 9.16.

(i) Any Lender may at any time pledge or assign or grant a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank or any other central bank having jurisdiction over such Lender; provided that no such pledge or assignment shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

(j) Notwithstanding anything to the contrary contained herein, any Lender (a “Granting Lender”) may grant to a special purpose funding vehicle (an “SPV”) the option to provide to the Borrower all or any part of any Loan that such Granting Lender would otherwise be obligated to make to the Borrower pursuant to this Agreement; provided that (i) nothing herein shall constitute a commitment by any SPV to make any Loan and (ii) if an SPV elects not to exercise such option or otherwise fails to provide all or any part of such Loan, the Granting Lender shall be obligated to make such Loan pursuant to the terms hereof. The making of a Loan by an SPV hereunder shall utilize the Commitment of the Granting Lender to the same extent, and as if, such Loan were made by such Granting Lender. Each party hereto hereby agrees that no SPV shall be liable for any indemnity or similar payment obligation under this Agreement (all liability for which shall remain with the Granting Lender). The Borrower agrees that each SPV shall be entitled to the benefits of Sections 2.14, 2.16, and 2.20 (subject to the requirements and limitations set forth therein, including the requirements under Section 2.20(e)) to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to Section 9.04(b); provided that such SPV (A) agrees to be subject to the provisions of Section 2.21 as if it were an assignee under Section 9.04(b) and (B) shall not be entitled to receive any greater payment under Sections 2.14, 2.16, and 2.20 than its Granting Lender would have been entitled to receive, unless the grant of such option to the SPV is made with the Borrower’s prior written consent. In furtherance of the foregoing, each party hereto hereby agrees (which agreement shall survive the termination of this Agreement) that, prior to the date that is one year and one day after the payment in full of all outstanding commercial paper or other senior indebtedness of any SPV, it will not institute against, or join any other Person in instituting against, such SPV any bankruptcy, reorganization, arrangement, insolvency or liquidation proceedings under any Debtor Relief Law. In addition, notwithstanding anything to the contrary contained in this Section 9.04, any SPV may (i) without notice to, or the prior written consent of, the Borrower and the Administrative Agent and without paying any processing fee therefor, assign all or a portion of its interests in any Loans to the Granting Lender or to any financial institutions (consented to by the Borrower and Administrative Agent) providing liquidity and/or credit support to or for the account of such SPV to support the funding or maintenance of Loans and (ii) disclose on a confidential basis any non-public information relating to its Loans to any rating agency, commercial paper dealer or provider of any surety, guarantee or credit or liquidity enhancement to such SPV. Each Granting Lender shall, acting solely for this purpose as a non-fiduciary agent of the Borrower (such agency being solely for tax purposes), maintain at one or more of its offices a register on which it enters the name and address of each SPV and the principal amounts (and stated interest) of each SPV’s interest in the Loans or other rights or obligations under the Loan Documents (each such register, an “SPV Register”); provided that no Granting Lender shall have any obligation to disclose all or any portion of any SPV Register (including the identity of any SPV or any information relating to an SPV’s interest in any Loans or other rights or obligations under any Loan Document) to any Person except to the extent that such disclosure is necessary to establish that such Loan or other right or obligation is in registered form under Section 5f.103-1(c) of the U.S. Treasury Regulations. The entries in an SPV Register shall be conclusive absent manifest error.

(k) Notwithstanding the foregoing or anything to the contrary set forth herein, so long as no Default or Event of Default has occurred and is continuing, any Lender may, at any time, assign all or a portion of its Term Loans and Term Loan Commitments under this Agreement to an Eligible Assignee who is or will become, after such assignment is completed, an Affiliated Lender, and any Eligible Assignee that is or will become, after such transaction is consummated, an Affiliated Lender may make Term Loans or Term Loan Commitments or purchase outstanding Term Loans or Term Loan Commitments under this Agreement subject to the following limitations:

(i) Affiliated Lenders will not receive information provided solely to Lenders by the Administrative Agent, the Collateral Agent or any Lender and will not be permitted to attend, receive notice of or participate in meetings, including any Lender conference calls or meetings, attended solely by Lenders, the Administrative Agent or the Collateral Agent;

(ii) the amount of Term Loans and Term Loan Commitments (after giving effect to their purchase) purchased by Affiliated Lenders may not exceed 25% of the then outstanding principal amount of the Term Loans and Term Loan Commitments;

(iii) no Affiliated Lender shall be required to make any representation that it is not in possession of any Material Non-Public Information with respect to the Borrower or its Subsidiaries or their respective securities that has not been disclosed to the Administrative Agent and Lenders that are not Public Lenders that may be material to a Lender’s decision to participate in such purchase or assignment as long as such Affiliated Lender shall, prior to such assignment or purchase, identify itself as an Affiliated Lender;

(iv) all assignments by and to Affiliated Lenders shall be documented with an Affiliated Lender Assignment and Acceptance;

(v) upon request by the Administrative Agent in connection with any amendment or waiver pursuant to Section 9.08, the Borrower hereby agrees to deliver a schedule of all Affiliated Lenders within three (3) Business Days after written request therefor;

(vi) the Administrative Agent shall have no obligation or liability to monitor or review any Affiliated Lender’s compliance with this Section 9.04(k) and each Affiliated Lender hereby agrees not to make or bring any claim, in its capacity as Lender, against the Administrative Agent, any other Agent or any Lender with respect to the duties and obligations of such Persons under this Agreement and the other Loan Documents;

(vii) notwithstanding anything in Section 9.08 or the definition of “Required Lenders” to the contrary, for purposes of determining whether the Required Lenders have (1) consented (or not consented) to any amendment, modification, waiver, consent or other action with respect to any of the terms of any Loan Document or any departure by any Loan Party therefrom, (2) otherwise acted on any matter related to any Loan Document, or (3) directed or required any Agent or any Lender to undertake any action (or refrain from taking any action) with respect to or under any Loan Document, all Affiliated Lenders shall be deemed to have voted in the same proportion as non-Affiliated Lenders voting on such matter for purposes of calculating whether the Required Lenders have taken any actions; provided that (x) such Affiliated Lender shall be permitted to vote if such amendment, waiver or modification disproportionately affects such Affiliated Lender in its capacity as Lender as compared to other Lenders; (y) no amendment, modification or waiver shall deprive any Affiliated Lender of its share of any payments which the Lenders are entitled to share on a pro rata basis; and (z) such Affiliated Lender shall be permitted to vote if such amendment, modification or waiver would increase its commitment, extend or postpone the final maturity or scheduled date of amortization of its Loans, reduce the principal, interest or fees applicable to its Loans or release all or substantially all of the value of the Guarantees or release Liens on all or substantially all of the Collateral; and

(viii) notwithstanding anything in this Agreement or the other Loan Documents to the contrary, each Affiliated Lender hereby agrees that, if a proceeding under any Debtor Relief Law shall be commenced by or against the Borrower or any other Loan Party at a time when such Lender is an Affiliated Lender, such Affiliated Lender irrevocably authorizes and empowers the Administrative Agent to vote on behalf of such Affiliated Lender with respect to the Loans held by such Affiliated Lender in the same proportion as non-Affiliated Lenders voting on such matter; provided that such Affiliated Lender shall be entitled to vote in accordance with its sole discretion (and not in accordance with the direction of the Administrative Agent) in connection with any plan of reorganization to the extent any such plan of reorganization proposes to treat any Obligations held by such Affiliated Lender in a manner that is less favorable in any material respect to such Affiliated Lender than the proposed treatment of similar Obligations held by Lenders that are not Affiliates of the Borrower.

(l) Notwithstanding anything to the contrary contained in this Section 9.04 or any other provision of this Agreement, each Lender shall have the right at any time to sell, assign or transfer all or a portion of its Term Loans to the Borrower on a non pro rata basis, subject to the following limitations:

(i) no Default or Event of Default has occurred and is then continuing, or would immediately result therefrom;

(ii) the Borrower shall repurchase such Term Loans through either (x) conducting one or more modified Dutch auctions or other buy-back offer processes (each, an “Offer Process”) with a third party financial institution as auction agent to repurchase all or any portion of the applicable Class of Term Loans on a pro rata basis; provided that (A) notice of such Offer Process shall be made to all Term Loan Lenders in such Class and (B) such Offer Process is conducted pursuant to procedures mutually established by the Administrative Agent and the Borrower which are consistent with this Section 9.04(l) or (y) open market purchases on a non-pro rata basis;

(iii) with respect to all repurchases made by the Borrower pursuant to this Section 9.04(l), the Borrower shall not be required to make any representation that it is not in possession of any Material Non-Public Information with respect to the Borrower or its Subsidiaries or their respective securities that has not been disclosed to the Administrative Agent and Lenders that are not Public Lenders that may be material to a Lender’s decision to participate in such purchase or assignment as long as the Borrower shall, prior to such assignment or purchase, identify itself as such;

(iv) the Borrower shall not use the proceeds of any Revolving Loans or Swing Line Loans to acquire such Term Loans;

(v) the assigning Lender and the Borrower shall execute and deliver to the Administrative Agent an Affiliated Lender Assignment Agreement; and

(vi) following repurchase by the Borrower pursuant to this Section 9.04(l), the Term Loans so repurchased shall, without further action by any Person, be deemed immediately canceled for all purposes and no longer outstanding (and may not be resold by the Borrower), for all purposes of this Agreement and all other Loan Documents, including, but not limited to the making of, or the application of, any payments to the Lenders under this Agreement or any other Loan Document, the remaining scheduled amortization payments relating to the Term Loans so repurchased shall be ratably reduced on account thereof. In connection with any Term Loans repurchased and canceled pursuant to this Section 9.04(l), the Administrative Agent is authorized to make appropriate entries in the Register to reflect any such cancellation.

SECTION 9.05 Expenses; Indemnity. (a) The Borrower agrees to pay (i) all reasonable documented out-of-pocket expenses incurred by the Administrative Agent, the Collateral Agent, the Arrangers, the Co-Syndication Agents, the Co-Documentation Agents, the Swing Line Lender and each Issuing Bank in connection with the syndication of the Credit Facilities and the preparation, negotiation, execution, delivery and administration of this Agreement and the other Loan Documents or in connection with any amendments, modifications or waivers of the provisions hereof or thereof (whether or not the transactions hereby or thereby contemplated shall be consummated), (ii) all reasonable documented out-of-pocket expenses incurred by each Issuing Bank in connection with the issuance, amendment, renewal or extension of any Letter of Credit or any demand for payment thereunder and (iii) all out-of-pocket expenses incurred by the Administrative Agent, the Collateral Agent, any Issuing Bank, the Swing Line Lender or any Lender in connection with the enforcement or protection of its rights in connection with this Agreement and the other Loan Documents or in connection with the Loans made or Letters of Credit issued hereunder, including the fees, charges and disbursements of Latham & Watkins LLP, counsel for the Administrative Agent and the Collateral Agent, an additional local counsel in each applicable jurisdiction, one specialist counsel for each applicable specialty and additional conflict counsel for each such affected Lenders or Agents or groups of affected Lenders or Agents, as applicable, in the event of any actual or perceived conflict of interest.

(b) The Borrower agrees to indemnify the Administrative Agent, the Collateral Agent, the Arrangers, the Co-Syndication Agents and the Co-Documentation Agents, each Issuing Bank, the Swing Line Lender, each Lender and each Related Party of any of the foregoing Persons (each such Person, an “Indemnitee”) against, and to hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities, Taxes and related expenses, including reasonable counsel fees, charges and disbursements, incurred by or asserted against any Indemnitee arising out of, in any way connected with, or as a result of (i) the Credit Facilities, the execution or delivery of this Agreement or any other Loan Document or any agreement or instrument contemplated thereby, the performance by the parties thereto of their respective obligations thereunder and, in their capacities hereunder or in connection with or related to this Agreement, the consummation of the Transactions and the other transactions contemplated thereby (including the syndication of the Credit Facilities), (ii) the use of the proceeds or the proposed use of proceeds of the Loans or issuance of Letters of Credit, (iii) any claim, litigation, investigation or proceeding relating to any of the foregoing, whether or not any Indemnitee is a party thereto (and regardless of whether such matter is initiated by a third party or by the Borrower, any other Loan Party or any of their respective Affiliates), or (iv) any actual or alleged presence or Release of Hazardous Materials on any property currently or formerly owned or operated by the Borrower or any of the Subsidiaries, or any Environmental Liability related in any way to the Borrower or any of the Subsidiaries; provided that the indemnity under this Section 9.05(b) shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted primarily from the bad faith, gross negligence or willful misconduct of such Indemnitee. This Section 9.05(b) shall not apply with respect to Taxes other than any Taxes that represent losses, claims, damages, etc. arising from any non-Tax claim.

(c) To the extent that the Borrower fails to pay any amount required to be paid by it to the Administrative Agent, the Collateral Agent, any Issuing Bank or the Swing Line Lender under paragraph (a) or (b) of this Section, each Lender severally agrees to pay to the Administrative Agent, the Collateral Agent, such Issuing Bank or the Swing Line Lender, as the case may be, such Lender’s pro rata share (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount; provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Administrative Agent, the Collateral Agent, such Issuing Bank or the Swing Line Lender in its capacity as such. For purposes hereof, a Lender’s “pro rata share” shall be determined based upon its share of the sum of the Aggregate Revolving Credit Exposure, outstanding Term Loans and unused Commitments at the time (in each case, determined as if no Lender were a Defaulting Lender).

(d) To the extent permitted by applicable Law, each party hereto agrees that it shall not assert, and hereby waives, any claim against any other party hereto or any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement or any agreement or instrument contemplated hereby, the Transactions, any Loan or Letter of Credit or the use of the proceeds thereof.

(e) The provisions of this Section 9.05 shall remain operative and in full force and effect regardless of the expiration of the term of this Agreement, the consummation of the transactions contemplated hereby, the repayment of any of the Loans, the expiration of the Commitments, the expiration of any Letter of Credit, the invalidity or unenforceability of any term or provision of this Agreement or any other Loan Document, or any investigation made by or on behalf of the Administrative Agent, the Collateral Agent, any Lender or any Issuing Bank. All amounts due under this Section 9.05 shall be payable on written demand therefor.

SECTION 9.06 Right of Setoff. If an Event of Default shall have occurred and be continuing, each Lender, each Issuing Bank and each of their respective Affiliates who is owed Obligations is hereby authorized at any time and from time to time, except to the extent prohibited by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other indebtedness at any time owing by such Person to or for the credit or the account of the Borrower or any other Loan Party against any of and all the obligations of the Borrower or any other Loan Party now or hereafter existing under this Agreement and other Loan Documents held by such Lender, irrespective of whether or not such Lender, such Issuing Bank or such Affiliate shall have made any demand under this Agreement or any other Loan Document and although such obligations of the Borrower or such other Loan Party may be contingent or unmatured or are owed to a branch, office or Affiliate of such Lender or such Issuing Bank different from the branch, office or Affiliate holding such deposit or obligated on such indebtedness; provided that in the event that any Defaulting Lender shall exercise any such right of setoff, (x) all amounts so set off shall be paid over immediately to the Administrative Agent for further application in accordance with the provisions of Section 2.22 and, pending such payment, shall be segregated by such Defaulting Lender from its other funds and deemed held in trust for the benefit of the Agents, the Issuing Banks, and the Lenders, and (y) the Defaulting Lender shall provide promptly to the Administrative Agent a statement describing in reasonable detail the Obligations owing to such Defaulting Lender as to which it exercised such right of setoff. The rights of each Lender, each Issuing Bank and their respective Affiliates under this Section 9.06 are in addition to other rights and remedies (including other rights of setoff) that such Lender, such Issuing Bank or their respective Affiliates may have. Each Lender and each Issuing Bank agrees to notify the Borrower and the Administrative Agent promptly after any such setoff and application; provided that the failure to give such notice shall not affect the validity of such setoff and application.

SECTION 9.07 Applicable Law. THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS AND ANY CLAIM, CONTROVERSY, DISPUTE OR CAUSE OF ACTION (WHETHER IN CONTRACT OR TORT OR OTHERWISE) BASED UPON, ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT (EXCEPT, AS TO ANY OTHER LOAN DOCUMENT, AS EXPRESSLY SET FORTH THEREIN) AND THE TRANSACTIONS CONTEMPLATED HEREBY AND THEREBY (OTHER THAN LETTERS OF CREDIT AND AS EXPRESSLY SET FORTH IN THE OTHER LOAN DOCUMENTS) SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH THE LAW OF THE STATE OF NEW YORK, WITHOUT REGARD TO CONFLICT OF LAWS PRINCIPLES THAT WOULD RESULT IN THE APPLICATION OF ANY LAW OTHER THAN THE LAW OF THE STATE OF NEW YORK. EACH LETTER OF CREDIT SHALL BE GOVERNED BY, AND SHALL BE CONSTRUED IN ACCORDANCE WITH, THE LAWS OR RULES DESIGNATED IN SUCH LETTER OF CREDIT, OR IF NO SUCH LAWS OR RULES ARE DESIGNATED, THE RULES OF THE “INTERNATIONAL STANDBY PRACTICES 1998” PUBLISHED BY THE INSTITUTE OF INTERNATIONAL BANKING LAW & PRACTICE (OR SUCH LATER VERSION THEREOF AS MAY BE IN EFFECT AT THE TIME OF ISSUANCE) SHALL APPLY TO SUCH LETTER OF CREDIT.

SECTION 9.08 Waivers; Amendments. (a) No failure or delay of the Administrative Agent, the Collateral Agent, any Lender or any Issuing Bank in exercising any power or right hereunder or under any other Loan Document shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of the Administrative Agent, the Collateral Agent, the Issuing Banks and the Lenders hereunder and under the other Loan Documents are cumulative and are not exclusive of any rights or remedies that they would otherwise have. No waiver of any provision of this Agreement or any other Loan Document or consent to any departure by any Loan Party therefrom shall in any event be effective unless the same shall be permitted by paragraph (b) below, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. No notice or demand on any Loan Party in any case shall entitle any Loan Party to any other or further notice or demand in similar or other circumstances.

(b) Neither this Agreement, any other Loan Document (other than the Fee Letter) nor any provision hereof or thereof may be waived, amended or modified except pursuant to an agreement or agreements in writing entered into by the applicable Loan Party or Loan Parties party thereto and the Required Lenders (or, as applicable, the Administrative Agent or the Collateral Agent upon the direction of the Required Lenders); provided, however, that no such agreement shall (i) decrease the principal amount of, or extend the maturity of or any scheduled principal payment date or date for the payment or mandatory prepayment of any principal, interest or fees on any Loan or any date for reimbursement of an L/C Disbursement, or forgive, waive or excuse any such payment or any part thereof, or decrease the rate of interest (other than the Default Rate) or fees on any Commitment, Loan or L/C Disbursement, without the prior written consent of each Lender directly adversely affected thereby (for the avoidance of doubt, it is understood that only the consent of the Borrower and the Required Lenders shall be necessary to waive, amend or modify any financial covenant hereunder (or any defined term used therein) even if the effect of such waiver, amendment or modification would be to reduce the rate of interest on any Loan, Letter of Credit or L/C Disbursement or to reduce any fee payable hereunder, in each case, to the extent such interest or fee is not yet accrued, due and payable), (ii) increase or extend the Commitment or decrease the amount of or extend the date for payment of any Fees or fees of any Lender without the prior written consent of such Lender, (iii) amend or modify the pro rata requirements of Section 2.17, the provisions of clause (x) of the first sentence of Section 9.04(a) or the provisions of this Section 9.08, release any Guarantor (other than in connection with the disposition of such Guarantor in a transaction permitted by

Section 6.05), or release all or substantially all of the Collateral, without the prior written consent of each Lender, (iv) amend the provisions of Section 7.2 of the Guarantee and Collateral Agreement in a manner that directly and adversely affects any Qualified Counterparty, without the prior written consent of such Qualified Counterparty, (v) change the provisions of any Loan Document in a manner that by its terms adversely affects the rights in respect of payments due to Lenders holding Loans of one Class differently from the rights of Lenders holding Loans of any other Class without the prior written consent of Lenders holding a majority in interest of the outstanding Loans and unused Commitments of each adversely affected Class, (vi) modify the protections afforded to an SPV pursuant to the provisions of Section 9.04(j) without the written consent of such SPV, (vii) reduce the percentage contained in the definition of the term “Required Lenders” without the prior written consent of each Lender (it being understood that with the consent of the Required Lenders, additional extensions of credit pursuant to this Agreement may be included in the determination of the Required Lenders on substantially the same basis as the Commitments on the Closing Date), or (viii) impose any additional restrictions on any Lender’s ability to assign any of its rights or obligations hereunder (including any amendment to Section 9.04) without the prior written consent of the Lenders adversely affected thereby; provided, however, that, notwithstanding anything to the contrary herein, no Defaulting Lender shall have any right to consent to any such amendment, modification or waiver, other than any such amendment, modification or waiver which affects the rights or obligations of a Defaulting Lender differently than the rights or obligations of the other Lenders or increases or extends the Commitment of, or forgives or decreases the principal amount of, or extends the maturity of any scheduled principal payment date or date for the payment of any interest on any Loan of, such Defaulting Lender; provided further that no such agreement shall amend, modify or otherwise affect the rights or duties of the Administrative Agent, the Collateral Agent, the Swing Line Lender, or any Issuing Bank hereunder or under any other Loan Document without the prior written consent of the Administrative Agent, the Collateral Agent, the Swing Line Lender or such Issuing Bank, as applicable.

(c) Notwithstanding the foregoing, (i) the Administrative Agent and the Borrower may amend any Loan Document to (1) cure any ambiguity, omission, mistake, defect or inconsistency or (2) make any change that would provide an additional right or benefit to the Lenders or any Issuing Bank (and which is not adverse to any Lender or any Issuing Bank), so long as, in each case, such changes shall not be materially adverse to the Lenders and the Lenders shall have received at least five (5) Business Days’ prior written notice thereof and the Administrative Agent shall not have received, within five (5) Business Days following the date of such notice to the Lenders, written notice from (x) the Required Lenders stating that the Required Lenders object to such amendment or (y) if affected by such amendment, any Issuing Bank or the Swing Line Lender stating that it objects to such amendment and (ii) the Administrative Agent, the Borrower, the Swing Line Lender and the Issuing Banks may amend this Agreement in accordance with Sections 2.24(k), 2.25 and 2.26 and (iii) the Fee Letter may be amended by the parties thereto in accordance with its terms. Notwithstanding anything to the contrary contained herein, any such amendments shall become effective without any further consent of any other party to such Loan Document.

(d) In addition, notwithstanding the foregoing, this Agreement may be amended with the written consent of the Administrative Agent, the Borrower and the Lenders providing the relevant Replacement Term Loans (as defined below) to permit the refinancing of all outstanding Term Loans of a given Class (such loans to be refinanced, the “Refinanced Term Loans”) with a replacement term loan tranche hereunder (“Replacement Term Loans”); provided that (a) the aggregate principal amount of such Replacement Term Loans shall not exceed the aggregate principal amount of such Refinanced Term Loans, (b) the Applicable Margin for such Replacement Term Loans shall not be higher than the Applicable Margin for such Refinanced Term Loans, (c) the final maturity date of such Refinanced Term Loans shall not be earlier than the final maturity date of the Refinanced Term Loans at the time of such refinancing, (d) the weighted average life to maturity of such Replacement Term Loans shall not be shorter than the weighted average life to maturity of such Refinanced Term Loans at the time of such refinancing and (e) all other terms applicable to such Replacement Term Loans shall be substantially identical to, or less favorable to the Lenders providing such Replacement Term Loans than, those applicable to such Refinanced Term Loans, except to the extent necessary to provide for covenants and other terms applicable to any period after the Latest Maturity Date.

SECTION 9.09 Interest Rate Limitation. Notwithstanding anything herein to the contrary, if at any time the interest rate applicable to any Loan or participation in any L/C Disbursement, together with all fees, charges and other amounts which are treated as interest on such Loan or participation in such L/C Disbursement under applicable law (collectively the “Charges”), shall exceed the maximum lawful rate (the “Maximum Rate”) which may be contracted for, charged, taken, received or reserved by the Lender holding such Loan or participation in accordance with applicable law, the rate of interest payable in respect of such Loan or participation hereunder, together with all Charges payable in respect thereof, shall be limited to the Maximum Rate and, to the extent lawful, the interest and Charges that would have been payable in respect of such Loan or participation but were not payable as a result of the operation of this Section 9.09 shall be cumulated and the interest and Charges payable to such Lender in respect of other Loans or participations or periods shall be increased (but not above the Maximum Rate therefor) until such cumulated amount, together with interest thereon at the Federal Funds Effective Rate to the date of repayment, shall have been received by such Lender.

SECTION 9.10 Entire Agreement. This Agreement and the other Loan Documents constitute the entire contract among the parties relating to the subject matter hereof and thereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof and thereof. Any other previous agreement among the parties with respect to the subject matter hereof and thereof is superseded by this Agreement and the other Loan Documents. Nothing in this Agreement or in the other Loan Documents, expressed or implied, is intended to confer upon any Person (other than the parties hereto and thereto, their respective successors and assigns permitted hereunder (including any Affiliate of any Issuing Bank that issues any Letter of Credit) and, to the extent expressly contemplated hereby, the Indemnitees and the Related Parties of each of the Administrative Agent, the Collateral Agent, the Issuing Banks and the Lenders) any rights, remedies, obligations or liabilities under or by reason of this Agreement or the other Loan Documents.

SECTION 9.11 WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PERSON HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PERSON WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 9.11.

SECTION 9.12 Severability. In the event any one or more of the provisions contained in this Agreement or in any other Loan Document should be held invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein and therein shall not in any way be affected or impaired thereby (it being understood that the invalidity of a particular provision in a particular jurisdiction shall not in and of itself affect the validity of such provision in any other jurisdiction). The parties shall endeavor in good-faith negotiations to replace the invalid, illegal or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the invalid, illegal or unenforceable provisions.

SECTION 9.13 Counterparts. This Agreement may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original but all of which when taken together shall constitute a single contract, and shall become effective as provided in Section 9.03. Delivery of an executed signature page to this Agreement by facsimile transmission or in other electronic (e.g., “pdf” or “tif”) format shall be as effective as delivery of a manually signed counterpart of this Agreement. The words “execution,” “signed,” “signature,” and words of like import in any Loan Documents, Assignment and Acceptance or Affiliated Lender Assignment and Acceptance shall be deemed to include electronic signatures or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act.

SECTION 9.14 Headings. Article and Section headings and the Table of Contents used herein are for convenience of reference only, are not part of this Agreement and are not to affect the construction of, or to be taken into consideration in interpreting, this Agreement.

SECTION 9.15 Jurisdiction; Consent to Service of Process. (a) Each party hereto hereby irrevocably and unconditionally submits, for itself and its property (and, in the case of the Borrower, its Restricted Subsidiaries and their property) to the exclusive jurisdiction of any New York State court or the Federal court of the Southern District of New York, in each case located in the Borough of Manhattan, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement or the other Loan Documents, or for recognition or enforcement of any judgment (except to the extent the Collateral Agent requires submission to any other jurisdiction in connection with the exercise of any rights under any Security Document or the enforcement of any judgment), and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding shall be heard and determined in such New York State or, to the extent permitted by law, in such Federal court. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Agreement or any other Loan Document shall affect any right that the Administrative Agent, the Collateral Agent, any Issuing Bank or any Lender may otherwise have to bring any action or proceeding relating to this Agreement or the other Loan Documents against the Loan Parties or their properties in the courts of any jurisdiction.

(b) Each party hereto hereby irrevocably and unconditionally waives, on behalf of itself and the other Loan Parties, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement or any other Loan Document in any New York State or Federal court referred to in paragraph (a) of this Section 9.15. Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

(c) Each party to this Agreement irrevocably consents to service of process in the manner provided for notices in Section 9.01. Nothing in this Agreement will affect the right of any party to this Agreement to serve process in any other manner permitted by law.

SECTION 9.16 Confidentiality. Each of the Administrative Agent, the Collateral Agent, the Issuing Banks and the Lenders agrees to maintain the confidentiality of the Information, except that Information may be disclosed (a) to its and its Affiliates’ officers, directors, employees, controlling persons, and agents, including accountants, legal counsel and other advisors, including any numbering, administration or settlement service providers (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b) to the extent requested by any regulatory authority or quasi-regulatory authority (such as the National Association of Insurance Commissioners), including audits or examinations conducted by bank accountants or any governmental bank authority exercising examination or regulatory authority, (c) to the extent required by applicable laws or regulations or by any subpoena or similar legal process, (d) in connection with the exercise of any remedies hereunder or under the other Loan Documents or any suit, action or proceeding relating to the enforcement of its rights hereunder or thereunder, (e) subject to an agreement containing provisions substantially the same as those of this Section 9.16 or in accordance with standard syndication processes or customary market standards for dissemination of such Information, which shall in any event require “click through” or other affirmative actions on the part of the recipient to access such information, to (i) any actual or prospective assignee of or participant in any of its rights or obligations under this Agreement and the other Loan Documents, (ii) any actual or prospective counterparty (or its advisors) to any swap or derivative transaction relating to the Borrower or any Subsidiary or any of their respective obligations or (iii) any other Lender, Agent or Affiliate of a Lender or Agent, (f) to rating agencies, (g) with the consent of the Borrower, (h) to the extent such Information is independently developed by such Person, (i) to market data collectors, similar service providers to the lending industry, and service providers to the Agents and the Lenders in connection with the administration and management of this Agreement, the other Loan Documents and the Commitments; provided that such Person is advised of the provisions of this Section 9.16, or (j) to the extent such Information becomes publicly available or is received by such Person from a third party other than as a result of a breach of this Section 9.16; provided, unless specifically prohibited by applicable law or court order, each of the Administrative Agent, the Collateral Agent, the Issuing Banks and the Lenders shall make reasonable efforts to notify the Borrower of any request or disclosure pursuant to clause (c) above prior to disclosure thereof (except with respect to any audit or examination conducted by bank accountants or regulatory authority exercising examination or regulatory authority). “Information” shall mean all information received from the Borrower and related to the Loan Parties or their respective businesses, other than any such information that was available to the Administrative Agent, the Collateral Agent, any Issuing Bank or any Lender on a non-confidential basis prior to its disclosure by the Borrower; provided that, in the case of Information received from the Borrower after the Closing Date, such information shall be deemed confidential unless marked “PUBLIC” in accordance with Section 9.01. Any Person required to maintain the confidentiality of Information as provided in this Section 9.16 shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord its own confidential information.

SECTION 9.17 Lender Action. Each Lender agrees that it shall not take or institute any action or proceeding, judicial or otherwise, for any right or remedy against any Loan Parties under any Loan Document (including the exercise of any right of setoff, rights on account of any banker’s lien or similar claim or other rights of self-help), or institute any actions or proceedings, or otherwise commence any remedial procedures, with respect to any Collateral or any other property of any of the Loan Parties, unless expressly provided for herein or in any other Loan Document, without the prior written consent of the Administrative Agent and the Collateral Agent. The provisions of this Section 9.17 are for the sole benefit of the Agents and the Lenders and shall not afford any right to, or constitute a defense available to, any of the Loan Parties.

SECTION 9.18 USA PATRIOT Act Notice. Each Lender, each Issuing Bank and the Administrative Agent (for itself and not on behalf of any Lender) hereby notifies the Borrower that pursuant to the requirements of the USA PATRIOT Act, it is required to obtain, verify and record information that identifies the Borrower and the other Loan Parties, which information includes the name and address of the Borrower and the other Loan Parties and other information that will allow such Lender, such Issuing Bank or the Administrative Agent, as applicable, to identify the Borrower and the other Loan Parties in accordance with the USA PATRIOT Act.

SECTION 9.19 No Fiduciary Duty. The Administrative Agent, the Collateral Agent, each Issuing Bank, each Lender and their Affiliates (collectively, solely for purposes of this paragraph, the “Lenders”), may have economic interests that conflict with those of the Borrower and its Subsidiaries, equityholders and/or Affiliates. The Borrower hereby agrees, on behalf of itself and each of the other Loan Parties, that nothing in the Loan Documents or otherwise will be deemed to create an advisory, fiduciary or agency relationship or fiduciary or other implied duty between any Lender, on the one hand, and the Borrower, the other Loan Parties, and their respective Subsidiaries, equityholders or Affiliates, on the other. The Borrower acknowledges and agrees, on behalf of itself and each of the other Loan Parties, that (i) the transactions contemplated by the Loan Documents (including the exercise of rights and remedies hereunder and thereunder) are arm’s-length commercial transactions between the Lenders, on the one hand, and the Loan Parties, on the other, (ii) in connection therewith and with the process leading thereto, (x) no Lender has assumed an advisory or fiduciary responsibility in favor of the Borrower, the other Loan Parties, their respective equityholders and/or Affiliates with respect to the transactions contemplated hereby (or the exercise of rights or remedies with respect thereto) or the process leading thereto (irrespective of whether any Lender has advised, is currently advising or will advise the Borrower, the other Loan Parties, and their respective Subsidiaries, equityholders or Affiliates on other matters) or any other obligation to the Loan Parties except the obligations expressly set forth in the Loan Documents and (y) each Lender is acting solely as principal and not as the agent or fiduciary of the Borrower, the other Loan Parties, or their respective management, equityholders, creditors or any other Person, (iii) it has consulted its own legal and financial advisors to the extent it has deemed appropriate and it is responsible for making its own independent judgment with respect to the Transactions and the process leading thereto, and (iv) it will not claim that any Arranger, Co-Syndication Agent, Co-Documentation Agent, Agent, Issuing Bank or Lender has rendered advisory services of any nature or respect, or owes a fiduciary or similar duty to it in connection with such transaction or the process leading thereto, and agrees that each Arranger, Co-Syndication Agent, Co-Documentation Agent, Agent, Issuing Bank or Lender shall have no liability (whether direct or indirect) in respect of such a claim or to any other Person asserting such a claim on its behalf.

SECTION 9.20 Affiliate Activities . The Borrower acknowledges that (1) each Arranger, Co-Syndication Agent, Co-Documentation Agent, Agent, Issuing Bank and Lender (and their respective subsidiaries and Affiliates) is a full service securities firm engaged, either directly or through Affiliates, in various activities, including securities trading, investment banking and financial advisory, investment management, principal investment, hedging, financing and brokerage activities and financial planning and benefits counseling for both companies and individuals, (2) in the ordinary course of these activities, they may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and/or financial instruments (including bank loans) for their own respective accounts and for the accounts of their respective customers and may at any time hold long and short positions in such securities and/or instruments, (3) such investment and other activities may involve securities and instruments of the Borrower and its Subsidiaries and Affiliates, as well as of other entities and Persons and their Affiliates which may (i) be involved in transactions arising from or relating to the Transaction contemplated hereby and by the other Loan Documents, (ii) be customers or competitors of the Borrower and its Affiliates, or (iii) have other relationships with the Borrower and its Affiliates, (4) each Arranger, Co-Syndication Agent, Co-Documentation Agent, Agent, Issuing Bank and Lender (and

their respective subsidiaries and Affiliates) may (i) provide investment banking, underwriting and financial advisory services to such other entities and Persons, or (ii) co-invest with, make direct investments in, and invest or co-invest client monies in or with funds or other investment vehicles managed by other parties, and such funds or other investment vehicles may trade or make investments in securities of the Borrower and its Subsidiaries and Affiliates or such other entities and (5) the transactions contemplated by this Agreement and by the other Loan Documents may have a direct or indirect impact on the investments, securities or instruments referred to in this Section.

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

ENVIVA PARTNERS, LP, as Borrower

By:	Enviva Partners GP, LLC,
as its general partner

By:	/s/ Stephen F. Reeves
Name:	Stephen F. Reeves
Title:	Executive Vice President & Chief Financial Officer

BARCLAYS BANK PLC, as Administrative Agent, Collateral Agent, Swing Line Lender, an Issuing Bank and a Lender

By:	/s/ Ann E. Sutton
Name:	Ann E. Sutton
Title:	Director

GOLDMAN SACHS BANK USA, as a Lender

By:	/s/ Rebecca Kratz
Name:	Rebecca Kratz
Title:	Authorized Signatory

ROYAL BANK OF CANADA, as a Lender

By:	/s/ Frank Lambrinos
Name:	Frank Lambrinos
Title:	Authorized Signatory

CITIBANK, N.A., as a Lender

By:	/s/ Anita J. Brickell
Name:	Anita J. Brickell
Title:	Vice President

[Signature Pages to Enviva Partners, LP Credit Agreement]

AGFISTFARM CREDIT BANK, as a Lender

By:	/s/ Steven J. O’Shea
Name:	Steven J. O’Shea
Title:	Vice President

AMERICAN AGCREDIT, PCA, as a Lender

By:	/s/ Janice T. Thede
Name:	Janice T. Thede
Title:	Vice President

COBANK, ACB, as a Lender

By:	/s/ Pete Huffine
Name:	Pete Huffine
Title:	Vice President

FARM CREDIT EAST, ACA, as a Lender

By:	/s/ James M. Popai
Name:	James M. Popai
Title:	Senior Vice President

GREENSTONE FARM CREDIT SERVICES, ACA, as a Lender

By:	/s/ Curtis Flammini
Name:	Curtis Flammini
Title:	Vice President

NORTHWEST FARM CREDIT SERVICES, as a Lender

By:	/s/ Candy Casteal
Name:	Candy Casteal
Title:	Senior Vice President – Credit

Schedule 1.01(a)

Mortgaged Properties

Name of Debtor/Grantor	Address/City/State/Zip Code	Filing Office

Enviva Pellets Amory, LLC	205 Martin Luther King Blvd Amory, MS 38821	Monroe County Chancery Clerk

Enviva Pellets Northampton, LLC	874 Lebanon Church Road Garysburg, NC 27831	Northampton Register of Deeds

Enviva Port of Chesapeake, LLC	1213 Victory Blvd. Chesapeake, VA 23323	City of Chesapeake Circuit Court Clerk; City of Portsmouth Circuit Court Clerk

Enviva Pellets Ahoskie, LLC	142 NC Route 561 East Ahoskie, NC 27910	Hertford County Register of Deeds

Enviva Pellets Cottondale, LLC	2500 Green Circle Pkwy Cottondale, FL 32431	Jackson County Clerk of Court

Schedule 1.01(b)

Mortgage Modification Requirements

(a) The Collateral Agent shall have received from the applicable Loan Parties, with respect to each Mortgaged Property specified on Schedule 1.01(a), the following documents and instruments:

(i) a mortgage modification (“Mortgage Modification”), duly authorized and executed, in proper form for recording in the recording office of each jurisdiction where such Mortgaged Property that is currently encumbered by a Mortgage is situated, in favor of the Collateral Agent, for the benefit of the Secured Parties, together with such other instruments as shall be necessary or appropriate (in the reasonable judgment of the Collateral Agent) to continue to create a Lien under applicable law, all of which shall be in form and substance reasonably satisfactory to Collateral Agent, which Mortgage Modification and other instruments shall be effective to maintain a first priority Lien on such Mortgaged Property, as the case may be, subject to no Liens other than Permitted Encumbrances and shall be prior and superior in right to any other Person other than with respect to Permitted Priority Encumbrances, in each case, applicable to such Mortgaged Property;

(ii) fully paid modification and date-down endorsements to the Mortgage Policies, to the extent available in the applicable jurisdiction, insuring the Mortgages as modified by the Mortgage Modifications to be valid first and subsisting Liens on the property described therein, free and clear of all defects (including, but not limited to, mechanics’ and materialmen’s Liens) and encumbrances, other than Permitted Encumbrances;

(iii) such affidavits, certificates, information and/or instruments of indemnification as may be reasonably acceptable to the title companies issuing the endorsements to the Mortgage Policies in order to issue the applicable endorsements to the Mortgage Policies in accordance with item (a)(ii) of this Schedule 1.01(b);

(iv) evidence of flood insurance required by Section 5.02(c), in form and substance reasonably satisfactory to Administrative Agent;

(v) all such other items as shall be necessary in the reasonable opinion of counsel to the Lenders to continue to create a valid and perfected first priority mortgage Lien on such Mortgaged Property, subject only to Permitted Encumbrances; and

(vi) opinions of local counsel for the Loan Parties in states in which the Mortgaged Properties are located, with respect to the enforceability and validity of the Mortgages as modified by the Mortgage Modifications and any related fixture filings in form and substance reasonably satisfactory to the Administrative Agent.

Schedule 1.01(c)

Related Documents

Contribution Agreement, dated as of the Closing Date, by and among Enviva Holdings, LP, Enviva MLP Holdco, LLC, Enviva, LP, Enviva Cottondale Acquisition I, LLC and Enviva Partners, LP.

Schedule 2.01

Lenders, Commitments and Notices

Revolving Credit Commitments

Lenders	Commitment ($)	Commitment (%)
Barclays Bank PLC	$6,250,000	25.00%
Goldman Sachs Bank USA	$6,250,000	25.00%
Royal Bank of Canada	$6,250,000	25.00%
Citibank, N.A.	$6,250,000	25.00%

Total:	$25,000,000	100.00%

Tranche A-1 Term Loan Commitments

Lenders	Commitment ($)	Commitment (%)
AgFirst Farm Credit Bank	$24,150,000	24.27%
American AgCredit, PCA	$19,900,000	20.00%
Northwest Farm Credit Services	$15,850,000	15.93%
CoBank, ACB	$15,850,000	15.93%
Farm Credit East, ACA	$15,850,000	15.93%
GreenStone Farm Credit Services, ACA	$7,900,000	7.94%

Total:	$99,500,000	100.00%

Tranche A-2 Term Loan Commitments

Lenders	Commitment ($)	Commitment (%)
Barclays Bank PLC	$18,750,000	25.00%
Goldman Sachs Bank USA	$18,750,000	25.00%
Royal Bank of Canada	$18,750,000	25.00%
Citibank, N.A.	$18,750,000	25.00%

Total:	$75,000,000	100.00%

Notices

Borrower:

Enviva Partners, LP

7200 Wisconsin Avenue, Suite 1000

Bethesda, Maryland 20814

Attention: Stephen F. Reeves

Facsimile: (301) 657-5567

Email: steve.reeves@envivabiomass.com

with a copy to:

Vinson & Elkins LLP

666 Fifth Avenue

New York, New York 10103

Attention: Brett M. Santoli

Facsimile: (917) 849-5304

Email: bsantoli@velaw.com

Administrative Agent

Barclays Bank PLC, as Administrative Agent

745 Seventh Avenue

New York, New York 10019

Attention: May Huang

Telephone: (212) 526-0787

Facsimile: (212) 526-5115

Email: may.huang@barclays.com

with a copy to:

Latham & Watkins LLP

885 Third Avenue

New York, New York 10022

Attention: Michele O. Penzer

Facsimile: (212) 751-4864

Email: michele.penzer@lw.com

Collateral Agent

Barclays Bank PLC, as Collateral Agent

745 Seventh Avenue

New York, New York 10019

Attention: May Huang

Telephone: (212) 526-0787

Facsimile: (212) 526-5115

Email: may.huang@barclays.com

Schedule 2.02

Issuing Bank

Issuing Bank	Address	Contact Details
Barclays Bank PLC, New York Branch	Barclays Bank PLC, New York Branch 200 Park Avenue New York, New York 10166 Attention: Letters of Credit / Dawn Townsend	Tel: (212) 320-7534 Fax: (212) 412-5011 Email: Dawn.Townsend@barclays.com / XraLetterofCredit@barclays.com

Schedule 3.01

Jurisdictions of Borrower and Restricted Subsidiaries

Name	Jurisdiction of Organization/ Formation
Enviva Partners, LP	Delaware
Enviva, LP	Delaware
Enviva GP, LLC	Delaware
Enviva Pellets Amory, LLC	Delaware
Enviva Pellets Northampton, LLC	Delaware
Enviva Materials, LLC	Delaware
Enviva Port of Chesapeake, LLC	Delaware
Enviva Pellets Ahoskie, LLC	Delaware
Enviva Pellets Perkinston, LLC	Delaware
Enviva Pellets Cottondale, LLC	Delaware
Enviva Cottondale Acquisition II, LLC	Delaware

Schedule 3.08

Subsidiaries

Holder	Subsidiary Issuer	Type of Organization	# of Shares Owned	Total Shares Outstanding
Enviva Partners, LP	Enviva, LP	limited partnership	99.999%	—
Enviva Partners, LP	Enviva GP, LLC	limited liability company	100%	—
Enviva GP, LLC	Enviva, LP	limited partnership	0.001%	—
Enviva, LP	Enviva Pellets Amory, LLC	limited liability company	100%	—
Enviva, LP	Enviva Pellets Northampton, LLC	limited liability company	100%	—
Enviva, LP	Enviva Materials, LLC	limited liability company	100%	—
Enviva, LP	Enviva Port of Chesapeake, LLC	limited liability company	100%	—
Enviva, LP	Enviva Pellets Ahoskie, LLC	limited liability company	100%	—
Enviva, LP	Enviva Pellets Perkinston, LLC	limited liability company	100%	—
Enviva Partners, LP	Enviva Cottondale Acquisition II, LLC	limited liability company	100%	—
Enviva Cottondale Acquisition II, LLC	Enviva Pellets Cottondale, LLC	limited liability company	100%	—
Enviva Pellets Perkinston, LLC	Enviva Pellets Wiggins, LLC	limited liability company	20,006,779 Series B Common Units	30,006,779 Series B Common Units
			20,006,779 Series A Preferred Units	20,506,779 Series A Preferred Units

Schedule 3.09

Litigation

None.

Schedule 3.17

Environmental Matters

None.

Schedule 3.18

Insurance

Coverage	Policy Period	Policy No.	Carrier	Limits of Liability	Premium at inception (endorsements not incl)
Workers’ Compensation & Employer’s Liability	8/4/14 to 8/4/15	10WBAI 0678	Twin City Fire Insurance Company (States: AL, FL, MS, NC, SC) Hartford Casualty Insurance Company (States: MD) Hartford Insurance Co Of the Midwest (VA)	$1,000,000 – Each Accident $1,000,000 – Policy Limit - Disease $1,000,000– Each Employee – Disease Payroll at Inception: $21,462,469	$499,068.00 Including tax Subject to Audit

General Liability Including Products Liability	8/4/14 to 8/4/15	PL 1943209	Great American E & S Insurance Company

General Aggregate: $2,000,000

Products/Comp. Ops. Aggregate: $2,000,000 Worldwide

Personal and Advertising Injury: $1,000,000

Each Occurrence: $1,000,000

Rented to you limit: $300,000

Medical Expense: $5,000

EBL Each Claim: $1,000,000

EBL Aggregate: $1,000,000

$97,026.00 Including tax Subject to Audit 100% Minimum

Coverage	Policy Period	Policy No.	Carrier	Limits of Liability	Premium at inception (endorsements not incl)

Additional Insured – Vendors

Notable Exclusions

Asbestos

Cross Suits

Lead

Silica or Mixed Dust

Fungi or Bacteria

Metal Gas

Pollution

Organic Pathogen

Deductible (all Claims): $1,000 including loss adjustment expense

Rate: $.294 per $1,000

Est. Sales: $320 million

Automobile Liability & Physical Damage	8/4/14 to 8/4/15	10 UENVN1999	Sentinel Insurance Company (Hartford)

Liability: $1,000,000 (Symbol 1)

Medical Payments: $10,000

Personal Injury Protection: As per state statute

Uninsured Motorists: As per state statute

Physical Damage: Actual Cash Value, Less Deductible of $500

$23,253.00 Including Tax Does not include APs/RPs for adding/deleting vehicles mid-term

Coverage	Policy Period	Policy No.	Carrier	Limits of Liability	Premium at inception (endorsements not incl)

Hired Vehicles covered for Physical Damage, subject to Deductible of $1,000

Foreign Package	8/4/14 to 8/4/15	PHFD382690 69002	ACE American Insurance Company

Employers Responsibility Coverage:

North American Travelers (US and Canada nationals):

$1,000,000 – Each Accident

$1,000,000 – Policy Limit - Disease

$1,000,000 – Each Employee - Disease

Third Country Nationals: Not Covered

Local Nationals: Not Covered

Property Coverage: NONE

General Liability Coverage:

General Aggregate: $2,000,000

Each Occurrence: $1,000,000

Products/Comp. Ops. Aggregate: Products Coverage is EXCLUDED

Personal and Advertising Injury: $1,000,000

Premises: $1,000,000

Medical Expense: $25,000

EBL Each Claim: $1,000,000

EBL Aggregate: $1,000,000

EBL Deductible: $1,000

$2,500.00 Not Subject to Audit

Coverage	Policy Period	Policy No.	Carrier	Limits of Liability	Premium at inception (endorsements not incl)

Contingent Auto Liability Coverage:

Each Accident: $1,000,000

Hired & Non-Owned Vehicles Physical Damage: $50,000

Notable Exclusion

Excludes: VARE Holdings SPRI, Intrinergy Holdings, B.V., Valborbois SPRL.

UK Employers Liability Insurance	3/13/15 to 3/12/16	54/CO1/AP842288	Zurich	GBP 5,000,000	GBP 530 Including tax Subject to Audit

Umbrella Liability	8/4/14 to 8/4/15	ZUP-15P63375-14-NF	Travelers Excess and Surplus Lines Company	Each Occurrence: $25,000,000 General Aggregate: $25,000,000 Retained Limit: $10,000	$44,249.00 Plus tax Not Subject to Audit

Property Insurance	3/15/2015 to 3/15/16	ERP 5467397 00	Zurich	Limit: $125,000,000 per Occurrence and in the Primary Deductible: $25,000 for most perils; please refer to the policy and/or the policy digest for additional details	Property Insurance: $1,863,695.00 Plus TRIA Plus tax Plus Engineering Services Fee: $16,500

Coverage	Policy Period	Policy No.	Carrier	Limits of Liability	Premium at inception (endorsements not incl)

Total Insured Values: $575,486,882 at 3/15 (excludes inventory, which is covered by the Cargo STIP policy)

Cargo / Stock Thru-Put	3/16/2015 to 3/15/2016	BO180PC1533023	Lloyds of London Standard & Poor’s

$15,000,000 at Chesapeake

$11,000,000 Any One Conveyance

$11,000,000 Mobile Port

$9,000,000 Named Locations

$500,000 Unnamed Locations

$1,000,000 Barge or Tow

Deductibles

Storage: $5,000

Transit: 0.5% of whole shipment value

Loss Payee: Any bank and/or mortgagee and/or lender whom the Insured gives instruction to include as a Loss Payee

Estimated Sales: $460 Million

$149,900.00 Including tax Minimum & Deposit Subject to Audit
Management Liability (D&O/EPL/Fiduciary/ Crime/K&R)	12/17/14 to 12/17/15	MPL 0083802-00	Zurich American Insurance Company Hiscox Insurance Company, Inc.	D&O/EPL/Fiduciary: Limit: $10,000,000 D&O/ EPL shared limit w/ $5,000,000 Fiduciary Sub-limit (defense costs are included within the aggregate limit); $1,000,000 additional Side A limit	$58,170.00 D&O/EPL/Fid/Crime $1,161 K&R

Coverage	Policy Period	Policy No.	Carrier	Limits of Liability	Premium at inception (endorsements not incl)

Retention, per claim:

D&O - $0 Non-Indemnifiable, $50k for Indemnifiable/Entity claim

EPL - $50k

Fiduciary - $0k

Crime Coverage:

Employee Theft: $1,000,000

Customer Property: $1,000,000

Forgery or Alteration: $1,000,000

Inside Premises: $1,000,000

Outside Premises: $1,000,000

Computer Fraud: $1,000,000

Funds Transfer Fraud: $1,000,000

Currency Fraud: $1,000,000

Investigative Costs: $100,000

Retention: $50k

Kidnap & Ransom coverage:

Limit: $1,000,000

Includes:

Threat Response

Express Kidnapping

Repatriation Extension

Disappearance Investigation & Expense

Travel Emergency Evacuation

Retention: $0

Coverage	Policy Period	Policy No.	Carrier	Limits of Liability		Premium at inception (endorsements not incl)

Named Insured: Enviva Holdings LP; Enviva Holdings GP, LLC

Floating Excess “FLEX” and Cyber “FLEX” Coverage	12/17/14 to 12/17/15	G24571294 005	ACE American Ins. Co.	Enviva has access to an additional $10,000,000 excess of $10,000,000 D&O/EPL/Fiduciary Coverage in FLEX layer and $1,000,000 Cyber coverage. (NOTE – this is a shared policy with Riverstone portfolio companies, with an Aggregate limit of $15,000,000)		$5,260.00
Charterer’s Legal Liability Insurance	3/15 Annual Anniversary	MASILBN000516-14	Starr Indemnity & Liability Ins. Co.

Note: Limits include legal fees/defense expenses

Per Accident or Occurrence: $1,000,000

Deductibles: $10,000 except

Pollution Deductible: $50,000

Estimated number of vessel charters: 38-42

Quarterly Reporting

Warrantees:

$16,000.00 Minimum & Deposit, adjustable at $.022 per G.R.T. per Vessel per Voyage. (minimum $500 per voyage)
				1.	No vessels >20 yrs old;
				2.	Vessels classed and class maintained;
				3.	Loading/unloading in accordance w IMP/P&I rules;

Coverage	Policy Period	Policy No.	Carrier	Limits of Liability		Premium at inception (endorsements not incl)
				4.	No releases for stevedores;
				5.	Enviva may not assume War Risks liabilities

Marine Terminal Operator’s Legal Liability	3/15 Annual Anniversary	MASILBN- 00036314	Starr Indemnity & Liability Ins. Co.	Note: Limits include legal fees/defense expenses General Aggregate: $2,000,000 Each Occurrence: $1,000,000 Products/Comp. Ops. Aggregate: $1,000,000 Personal and Advertising Injury: $1,000,000 Medical Payments: $5,000 Deductibles: $10,000 except Pollution Deductible: $25,000 Estimated Throughput: 1.4 million tonnes		$20,000.00

Excess Terminal Operators Liability and Excess Charterers Liability	3/15 Annual Anniversary	MASILBN- 00036414	Starr Indemnity & Liability Ins. Co.	Note: Limits include legal fees/defense expenses Per Accident or Occurrence: $24,000,000 in excess of: $1,000,000		$35,000.00

Non-Owned Aviation Liability	3/15/15 to 3/15/15	9977-6847-03	Federal Ins. Company (Starr Aviation)	$10,000,000 Per Accident and in the Aggregate		$6,680.00

Coverage	Policy Period	Policy No.	Carrier	Limits of Liability		Premium at inception (endorsements not incl)

Pollution Liability (Site Pollution)	3/25/14 to 3/25/17	PEC 003112602	Indian Harbor Insurance Company (XL)	Each Pollution Condition and Aggregate $1,000,000 Self Insured Retention: $25,000 Retroactive date: 3/25/11 Scheduled Locations:		$50,010 Minimum Earned
				1.	217 MLK Blvd., Amory, MS
				2.	81 Old Highway 49, Perkinston, MS
				3.	1213 Victory Blvd, a/k/a 1000 Giant Cement Rd., Chesapeake, VA (dredge spoils exclusion applies to this location)
				4.	561 East Harrelsville Rd., Ahoskie, NC
				5.	Enviva Pellets Southampton LLC, 26570 Rose Valley Road, Franklin, VA
				6.	Enviva Pellets Northampton LLC, 874 Lebanon Church Rd, Garysburg, NC 27831
				7.	Enviva Pellets Cottondale
xxxxx

Coverage	Policy Period	Policy No.	Carrier	Limits of Liability	Premium at inception (endorsements not incl)
Flood (through FEMA)	10/26/14 to 10/26/15 except Perkinston	See below	National Flood Insurance Plan (Federal Flood Program)	See below for Limits of Liability. All deductibles are $1,000 for Building and $1,000 for Contents.	$10,302.00

Flood Policies:

Policy #	BUILDING NAME	Limit – Buildings	Limit- Contents
8705 10 2131 2014	ELECTRICAL BUILDING	$100,000	$50,000
8705 10 2400 2013	STORAGE DOME	$500,000	$50,000
8705 10 2152 2013	CONVEYOR AND HOUSING	$500,000	$50,000
8705 10 2157 2013	MAIN OFFICE & BUILDING	$500,000	$50,000
8705 10 2159 2013	TRUCK RECEIVING FACILITY	$500,000	$50,000
8705 10 2398 2013	2nd STORAGE DOME	$500,000	$50,000
8704 38 9966 2012*	Perkinson, MS*	$500,000	0

Coverage	Policy Period	Policy No.	Carrier	Limits of Liability	Premium at inception (endorsements not incl)
General Liability	12/02/14 to 3/31/16	IRG 2002260 00	First Specialty Insurance Corporation (Swiss Re)

General Aggregate: $2,000,000

Products/Completed Operations Aggregate: $2,000,000

Personal & Advertising Injury: $1,000,000

Each Occurrence: $1,000,000

Deductible: $10,000 per Occurrence

Estimated Exposure at Inception: $137,000,000

Adjustable at rate of $3.00 per $1,000

$431,660 Including tax Subject to Audit 100% Minimum

First Excess General Liability	12/02/14 to 3/31/16	NY14EXC831410IC	Navigators Specialty Insurance Company	$5,000,000 Each Occurrence or Event $5,000,000 General Aggregate $5,000,000 Products-Completed Operations Aggregate In Excess of Underlying Insurance	$194,360 Including tax 25% Minimum

Coverage	Policy Period	Policy No.	Carrier	Limits of Liability	Premium at inception (endorsements not incl)
Second Excess General Liability	12/02/14 to 3/31/16	EXC 3106050	Great American Assurance Company	$15,000,000 Each Occurrence or Event $15,000,000 General Aggregate In Excess of $5,000,000 (Navigators) in excess of Primary (First Specialty).	$100,000 Including tax 25% Minimum

Builders Risk Insurance	12/18/14 to 3/31/16	IM 0084464-00	Zurich American Insurance Company

Location #1:

Northeast of I-40 and Hwy 403 Interchange

(Lat: 35.12419, -78.18479)

Faison, NC 28341

$103,864,000 – Total value of all covered property, landscaping materials, labor costs, construction management fee, contractor’s profit and overhead.

Location #2:

Port of Wilmington

1 Shipyard Blvd

Wilmington, NC 28412

$43,700,000 – Total value of all covered property, landscaping materials, labor costs, construction management fee, contractor’s profit and overhead.

Sublimits of Liability:

(1) $147,564,000 -Physical Damage Coverage to the Insured Project;

$436,000 Including tax Subject to adjustment at various rates as per policy. 25% Minimum

Coverage	Policy Period	Policy No.	Carrier	Limits of Liability	Premium at inception (endorsements not incl)

(2) $20,000,000 Delay In Completion Coverage ($10M sublimit for Soft Costs; $10M sublimit for Loss of Gross Earnings);

(3) $5,000,000 Physical Damage to Property Covered in Transit;

(4) $5,000,000 Physical Damage to Covered Property at Temporary Offsite Locations - any one location;

(5) $5,000 Maximum any one item – Trees, Plants, and Shrubs;

(6) $500,000 Architects and Engineers Fees;

(7) $1,000,000 Or 20% of the amount of insured physical loss or damage to Covered Property, whichever is less, for Expediting Expense and Contractor’s Extra Expense, combined;

(8) $500,000 Physical Damage Coverage to plans, blueprints, drawings, renderings, specifications or other contract documents and models at the Insured Project;

(9) $250,000 Fire Department Service Charges;

(10) $250,000 Fire Protective Equipment Refills;

(11) $10,000,000 Or 25% of the amount of insured physical loss of or damage to Covered Property whichever is less - Debris Removal Coverage; including $100,000 Pollutant Clean-up and Decontamination;

Coverage	Policy Period	Policy No.	Carrier	Limits of Liability	Premium at inception (endorsements not incl)

(12) $500,000 Emergency Property Protection Expense Coverage – during the Policy Term;

(13) $50,000 Claims Preparation Costs;

(14) $10,000,000 Ordinance or Law / Demolition or Increased Cost of Construction;

(15) $100,000 Office Trailer Contents;

(16) $150,000,000 Named Storm;

(17) $167,564,000 Water Damage;

(18) $167,564,000 Terrorism;

(19) $100,000,000 Earthquake;

(20) $100,000,000 Flood.

(21) Included: Hot Testing (60 Days)

Deductibles

$25,000 All covered perils except

$50,000 Water Damage other than Flood

$50,000 Earthquake

$100,000 Flood

$100,000 Hot Testing

$100,000 Named Storm (or 2.5% of the total project value in place at the time of loss, if greater than $100k)

Delay in Completion Waiting Period: 15 Days, but 30 Days with respect to Earthquake, Flood, Named Storm, Hot Testing

Contractors Pollution Liability Insurance	12/18/2014 to 05/03/2016	PEC0045059	XL (Indian Harbor Insurance Company)	Policy Aggregate: $5,000,00 Contractor’s Pollution, Each Pollution Condition: $5,000,000	$56,518.10 Including tax 100% Minimum

Coverage	Policy Period	Policy No.	Carrier	Limits of Liability	Premium at inception (endorsements not incl)

Job Site Limit: $5,000,000

Emergency Remediation Expense Limit: $5,000,000

Transportation Limit: $5,000,000

Non-Owned Disposal Limit: $5,000,000

Retention: $100,000 Each Claim

Retroactive Date: December 18, 2014

Locations: Sampson and Wilmington

Note: The policy provides coverage for a pollution condition that results from contracting services rendered after 12/18/14. If the contracting services exacerbate a pollution condition and result in a claim that would not exist but for the Insured’s exacerbation of the pollution condition in the course of the contracting services, coverage is provided.

Schedule 3.19(a)

UCC Filing Offices

Name of Loan Party	Filing Office
Enviva Partners, LP	Secretary of State of Delaware
Enviva, LP	Secretary of State of Delaware
Enviva GP, LLC	Secretary of State of Delaware
Enviva Pellets Amory, LLC	Secretary of State of Delaware
Enviva Pellets Northampton, LLC	Secretary of State of Delaware
Enviva Materials, LLC	Secretary of State of Delaware
Enviva Port of Chesapeake, LLC	Secretary of State of Delaware
Enviva Pellets Ahoskie, LLC	Secretary of State of Delaware
Enviva Pellets Perkinston, LLC	Secretary of State of Delaware
Enviva Pellets Cottondale, LLC	Secretary of State of Delaware
Enviva Cottondale Acquisition II, LLC	Secretary of State of Delaware

Schedule 3.20(a)

Material Owned Real Property

Name	Address/City/State/Zip Code	County
Enviva Pellets Amory, LLC	205 Martin Luther King Blvd Amory, MS 38821	Monroe, MS
Enviva Pellets Northampton, LLC	874 Lebanon Church Road Garysburg, NC 27831	Northampton, NC
Enviva Port of Chesapeake, LLC	1213 Victory Blvd. Chesapeake, VA 23323	Chesapeake, VA; Portsmouth, VA
Enviva Pellets Ahoskie, LLC	142 NC Route 561 East Ahoskie, NC 27910	Hertford, NC
Enviva Pellets Cottondale, LLC	2500 Green Circle Pkwy Cottondale, FL 32431	Jackson, FL

Schedule 3.20(b)

Material Leased Real Property

None.

Schedule 5.15

Post-Closing Obligations

(a) On or prior to the thirtieth (30) day following the Closing Date (or such longer period as agreed to by the Collateral Agent in its sole discretion), (1) Enviva, LP shall execute and deliver a deposit account control agreement substantially in the form of Exhibit D to the Guarantee and Collateral Agreement (or such other agreement in form and substance reasonably satisfactory to the Collateral Agent) in respect of the deposit account (Account number: 38872592) held by Enviva, LP at Citibank N.A. and (2) Enviva Partners, LP shall execute and deliver a deposit account control agreement substantially in the form of Exhibit D to the Guarantee and Collateral Agreement (or such other agreement in form and substance reasonably satisfactory to the Collateral Agent) in respect of the deposit accounts (Account numbers: 38884147 (Debt Proceeds) and 38884139 (IPO Proceeds)) held by Enviva Partners, LP at Citibank N.A.

(b) The Borrower shall deliver to the Administrative Agent within thirty (30) days of the Closing Date (or such longer as agreed to by the Administrative Agent in its sole discretion), endorsements naming the Administrative Agent or the Collateral Agent as additional insured or loss payee, to the extent required under Section 5.02 of the Credit Agreement, with respect to the insurance of the Borrower and its Restricted Subsidiaries required to be maintained pursuant to Section 5.02 of the Credit Agreement.

(c) The Borrower shall exercise commercially reasonable efforts to deliver to the Collateral Agent, within sixty (60) days of the Closing Date (or such longer period as agreed to by the Administrative Agent in its sole discretion), with respect to the Mortgaged Property situated in Northampton County, North Carolina, a Mortgage Policy (or an endorsement to any Mortgage Policy issued at the Closing Date) covering such Mortgaged Property, issued without taking exception to the right of reverter contained in that certain Deed, dated December 30, 2011, from Northampton County, a body politic and corporate of the State of North Carolina, as “Grantor,” to Enviva Pellets Northampton, LLC, as “Grantee” (recorded under Book 00961, Page 0081-0085, and as Instrument No. 02402 of the Register of Deeds of Northampton County, North Carolina), or alternatively, containing so-called affirmative insurance that the Collateral Agent (as insured under such Mortgage Policy) will not suffer a loss as a result of the exercise of such right of reverter, such Mortgage Policy to otherwise conform with the requirements of Section 4.02(e)(ii) of the Credit Agreement.

Schedule 6.01

Existing Indebtedness

1.	The Contributed Business Intercompany Notes

2.	The Wiggins Loan Agreement

3.	$2,000,000.00 Convertible Subordinated Promissory Note, dated as of August 4, 2010, between Enviva Pellets Amory, LLC and CKS Energy, Inc, as amended, supplemented, refinanced, replaced or otherwise modified from time to time

Schedule 6.02

Existing Liens

Prior to the expiration of the appeal period in respect of the Kelley, James vs Enviva Pellets Ahoskie, LLC matter, lis pendens asserted against 142 NC Route 561 East, Ahoskie, NC 27910 securing an amount not to exceed $300,000.

Schedule 6.04(a)

Existing Investments

Investment by Enviva Pellets Perkinston, LLC in Enviva Pellets Wiggins, LLC in an aggregate amount of $22,300,000.

Schedule 6.07

Certain Transactions with Affiliates

The entry into and performance of each of the following and each other documents and instruments to be delivered thereunder and the consummation of the transactions contemplated thereby:

1.	Contribution Agreement, to be dated on or prior to the date the IPO is consummated, by and among Enviva Holdings, LP, Enviva MLP Holdco, LLC, Enviva, LP, Enviva Cottondale Acquisition I, LLC and Enviva Partners, LP

2.	Purchase Rights Agreement, to be dated on or about the date the IPO is consummated, by and among Enviva Partners, LP, Enviva Partners GP, LLC and Enviva Holdings, LP

3.	Registration Rights Agreement, to be dated on or about the date the IPO is consummated, by and between Enviva Partners, LP and Enviva MLP Holdco, LLC

4.	License Agreement, to be dated on or about the date the IPO is consummated, by and between Enviva Holdings, LP, Enviva Partners GP, LLC and Enviva Partners, LP (with respect to intellectual property)

5.	Terminal Services Agreement, dated November 24, 2014, by and between Enviva Port of Chesapeake, LLC and Enviva Wilmington Holdings, LLC

6.	Master Biomass Purchase and Sale Agreement (the “Master Agreement”), between Enviva, LP and Enviva Wilmington Holdings, LLC, in substantially the form attached as Exhibit K to the First Amended and Restated Limited Liability Company Agreement of Enviva Wilmington Holdings, LLC, dated November 25, 2014 (the “Wilmington LLC Agreement”)

7.	Contribution Agreement, dated November 25, 2014, by and between Enviva, LP and Enviva Wilmington Holdings, LLC (the “Southampton Agreement”) and each of the other documents and instruments to be delivered thereunder, including without limitation the following:

a.	Contribution and Conveyance Agreement, by and among Enviva, LP, Enviva GP, LLC, Enviva MLP Holdco, LLC, Enviva Holdings, LP, Enviva Development Holdings, LLC, and Enviva Wilmington Holdings, LLC, in substantially the form attached as Exhibit B to the Southampton Agreement

b.	Terminal Services Agreement, between Enviva Wilmington Holdings, LLC and Enviva Port of Chesapeake, LLC, in substantially the form attached as Exhibit E to the Southampton Agreement

c.	Biomass Fuel Supply Confirmation No. 1 under the Master Agreement, in substantially the form attached as Exhibit D to the Southampton Agreement

8.	Biomass Fuel Supply Confirmation No. 2 under the Master Agreement, in substantially the form attached as Exhibit L to the Wilmington LLC Agreement

9.	Any Terminal Services Agreement between Enviva Port of Wilmington, LLC (as service provider) and either (a) Enviva Wilmington Holdings, LLC (as customer), if Enviva Port of Wilmington, LLC is then a Restricted Subsidiary or (b) otherwise, Borrower or any Restricted Subsidiary (as customer), in any such case, in substantially the form attached as Exhibit J to the Wilmington LLC Agreement

10.	Terminal Services Agreement, dated November 24, 2014, by and between Enviva Port of Wilmington, LLC and Enviva Holdings, LP as may be assigned by Enviva Holdings, LP to Borrower or any Restricted Subsidiary

Exhibit A

to the Credit Agreement

FORM OF ASSIGNMENT AND ACCEPTANCE

Reference is made to that certain Credit Agreement, dated as of April 9, 2015 (as may be amended, restated, amended and restated, replaced, refinanced, supplemented or otherwise modified from time to time, the “Credit Agreement”), among ENVIVA PARTNERS, LP, a limited partnership formed under the laws of Delaware (the “Borrower”), the Lenders from time to time party thereto, BARCLAYS BANK PLC, as administrative agent for the Lenders (in such capacity, including any successor thereto in such capacity, the “Administrative Agent”) and BARCLAYS BANK PLC, as collateral agent. Capitalized terms used herein and not otherwise defined herein shall have the meanings assigned to such terms in the Credit Agreement. The Standard Terms and Conditions set forth in Annex 1 attached hereto are hereby agreed to and incorporated herein by reference and made a part of this assignment and acceptance agreement (this “Assignment and Acceptance”) as if set forth herein in full.

SECTION 1. For an agreed consideration, the Assignor hereby irrevocably sells and assigns, without recourse, to the Assignee, and the Assignee hereby irrevocably purchases and assumes, without recourse, from the Assignor, subject to and in accordance with the Standard Terms and Conditions and the Credit Agreement, effective as of the Effective Date set forth below (but not prior to the registration of the information contained herein in the Register pursuant to Section 9.04(d) of the Credit Agreement) (the “Effective Date”), (a) the interests set forth below (the “Assigned Interest”) in the Assignor’s rights and obligations in its capacity as a Lender under the Credit Agreement and the other Loan Documents to the extent related to the amounts and percentages set forth below of (i) the Commitments of the Assignor on the Effective Date, (ii) the Loans owing to the Assignor which are outstanding on the Effective Date and (iii) participations of the Assignor in Letters of Credit which are outstanding on the Effective Date and (b) to the extent permitted to be assigned under applicable law, all claims, suits, causes of action and any other right of the Assignor (in its capacity as a Lender) against any Person, whether known or unknown, arising under or in connection with the Credit Agreement and the other Loan Documents or in any way based on or related to any of the foregoing, including, but not limited to, contract claims, tort claims, malpractice claims, statutory claims and all other claims at law or in equity related to the rights and obligations sold and assigned pursuant to clause (a) above. Each of the Assignor and the Assignee hereby makes and agrees to be bound by all the representations, warranties and agreements set forth in Section 9.04(c) of the Credit Agreement, a copy of which has been received by each such party. From and after the Effective Date (i) the Assignee shall be a party to and be bound by the provisions of the Credit Agreement and, to the extent of the interests assigned by this Assignment and Acceptance, have the rights and obligations of a Lender thereunder and under the Loan Documents and (ii) the Assignor shall, to the extent of the interests assigned by this Assignment and Acceptance, relinquish its rights (except those surviving the termination of the Commitments and payment in full of the Obligations (other than contingent Obligations for which no demand has been made)) and be released from its obligations under the Credit Agreement.

SECTION 2. This Assignment and Acceptance is being delivered to the Administrative Agent together with, if the Assignee is not already a Lender under the Credit Agreement, a completed administrative questionnaire.

SECTION 3. THIS ASSIGNMENT AND ACCEPTANCE AND ANY CLAIM, CONTROVERSY, DISPUTE OR CAUSE OF ACTION (WHETHER IN CONTRACT OR TORT OR OTHERWISE) BASED UPON, ARISING OUT OF OR RELATING TO THIS ASSIGNMENT AND ACCEPTANCE AND THE TRANSACTIONS CONTEMPLATED HEREBY SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH THE LAW OF THE STATE OF NEW YORK, WITHOUT REGARD TO CONFLICT OF LAWS PRINCIPLES THAT WOULD RESULT IN THE APPLICATION OF ANY LAW OTHER THAN THE LAW OF THE STATE OF NEW YORK.

Date of Assignment:

Legal Name of Assignor:

Legal Name of Assignee:
[indicate: [Approved Fund] [other Eligible Assignee] of Lender]

Assignee’s Address for Notices:

Effective Date of Assignment:

Principal Amount Assigned	Percentage Assigned of Loans/Commitments (set forth, to at least 8 decimals, as a percentage of the Credit Facility and the aggregate Commitments of all Lenders thereunder)
$	%

[Remainder of page intentionally left blank]

The terms set forth on the foregoing pages are hereby agreed to:	Accepted:

BARCLAYS BANK PLC, as Administrative Agent, [Swing Line Lender, and Issuing Bank][1]
,
as Assignor

By:
By:	Name:
Name:	Title:
Title:

,	[ ],
as Assignee	as Issuing Bank[2]

By:	By:
Name:	Name:
Title:	Title:

ENVIVA PARTNERS, LP3

By: ENVIVA PARTNERS GP, LLC, its general partner

By:
Name:
Title:

[1]	If required pursuant to Section 9.04(b) of the Credit Agreement.
[2]	If required pursuant to Section 9.04(b) of the Credit Agreement. Insert signature block for each Issuing Bank at the time of such assignment.
[3]	If required pursuant to Section 9.04(b) of the Credit Agreement.

ANNEX 1

STANDARD TERMS AND CONDITIONS FOR

ASSIGNMENT AND ACCEPTANCE

1. Representations and Warranties.

1.1 Assignor. The Assignor represents and warrants that (a) the Assigned Interest is free and clear of any lien, encumbrance or other adverse claim and (b) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Acceptance and to consummate the transactions contemplated hereby.

1.2. Assignee. The Assignee represents and warrants that (a) it is sophisticated with respect to decisions to acquire assets of the type represented by the Assigned Interest and either it, or the person exercising discretion in making its decision to acquire the Assigned Interest, is experienced in acquiring assets of such type and (b) attached to the Assignment and Acceptance is any documentation required to be delivered by it pursuant to Section 2.20(e) of the Credit Agreement, duly completed and executed by the Assignee.

2. Payments. From and after the Effective Date, the Administrative Agent shall make all payments in respect of the Assigned Interest (including payments of principal, interest, fees and other amounts) to the Assignor for amounts which have accrued to but excluding the Effective Date and to the Assignee for amounts which have accrued from and after the Effective Date.

3. General Provisions. This Assignment and Acceptance shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns. This Assignment and Acceptance may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original but all of which when taken together shall constitute a single contract. Delivery of an executed signature page to this Assignment and Acceptance by facsimile transmission or in electronic (e.g., “pdf” or “tif”) format shall be as effective as delivery of a manually executed counterpart of this Assignment and Acceptance. This Assignment and Acceptance and any claim, controversy, dispute or cause of action (whether in contract or tort or otherwise) based upon, arising out of or relating to this Assignment and Acceptance and the transactions contemplated hereby shall be governed by, and construed in accordance with the law of the State of New York, without regard to conflict of laws principles that would result in the application of any law other than the law of the State of New York.

Exhibit B

to the Credit Agreement

FORM OF AFFILIATED LENDER ASSIGNMENT AND ACCEPTANCE

Reference is made to that certain Credit Agreement, dated as of April 9, 2015 (as may be amended, restated, amended and restated, replaced, refinanced, supplemented or otherwise modified from time to time, the “Credit Agreement”), among ENVIVA PARTNERS, LP, a limited partnership formed under the laws of Delaware (the “Borrower”), the Lenders from time to time party thereto, BARCLAYS BANK PLC, as administrative agent for the Lenders (in such capacity, including any successor thereto in such capacity, the “Administrative Agent”) and BARCLAYS BANK PLC, as collateral agent. Capitalized terms used herein and not otherwise defined herein shall have the meanings assigned to such terms in the Credit Agreement. The Standard Terms and Conditions set forth in Annex 1 attached hereto are hereby agreed to and incorporated herein by reference and made a part of this Affiliated Lender assignment and acceptance agreement (this “Affiliated Lender Assignment and Acceptance”) as if set forth herein in full.

SECTION 1. For an agreed consideration, the Assignor hereby irrevocably sells and assigns, without recourse, to the Assignee, and the Assignee hereby irrevocably purchases and assumes, without recourse, from the Assignor, subject to and in accordance with the Credit Agreement, effective as of the Effective Date set forth below (but not prior to the registration of the information contained herein in the Register pursuant to Section 9.04(d) of the Credit Agreement) (the “Effective Date”), (a) the interests set forth below (the “Assigned Interest”) in the Assignor’s rights and obligations in its capacity as a Term Loan Lender under the Credit Agreement and the other Loan Documents to the extent related to the amounts and percentages set forth below of (i) the Commitments of the Assignor on the Effective Date, (ii) the Loans owing to the Assignor which are outstanding on the Effective Date and (iii) participations of the Assignor in Letters of Credit which are outstanding on the Effective Date and (b) to the extent permitted to be assigned under applicable law, all claims, suits, causes of action and any other right of the Assignor (in its capacity as a Lender) against any Person, whether known or unknown, arising under or in connection with the Credit Agreement and the other Loan Documents or in any way based on or related to any of the foregoing, including, but not limited to, contract claims, tort claims, malpractice claims, statutory claims and all other claims at law or in equity related to the rights and obligations sold and assigned pursuant to clause (a) above. Each of the Assignor and the Assignee hereby makes and agrees to be bound by all the representations, warranties and agreements set forth in Section 9.04(c) of the Credit Agreement, a copy of which has been received by each such party. From and after the Effective Date (i) the Assignee shall be a party to and be bound by the provisions of the Credit Agreement and, to the extent of the interests assigned by this Assignment and Acceptance, have the rights and obligations of a Term Loan Lender thereunder and under the Loan Documents and (ii) the Assignor shall, to the extent of the interests assigned by this Assignment and Acceptance, relinquish its rights (except those surviving the termination of the Commitments and payment in full of the Obligations (other than contingent Obligations for which no demand has been made)) and be released from its obligations under the Credit Agreement.

SECTION 2. This Affiliated Lender Assignment and Acceptance is being delivered to the Administrative Agent together with, if the Assignee is not already a Term Loan Lender under the Credit Agreement, a completed administrative questionnaire.

SECTION 3. THIS AFFILIATED LENDER ASSIGNMENT AND ACCEPTANCE AND ANY CLAIM, CONTROVERSY, DISPUTE OR CAUSE OF ACTION (WHETHER IN CONTRACT OR TORT OR OTHERWISE) BASED UPON, ARISING OUT OF OR RELATING TO THIS AFFILIATED LENDER ASSIGNMENT AND ACCEPTANCE AND THE TRANSACTIONS CONTEMPLATED HEREBY SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH THE LAW OF THE STATE OF NEW YORK, WITHOUT REGARD TO CONFLICT OF LAWS PRINCIPLES THAT WOULD RESULT IN THE APPLICATION OF ANY LAW OTHER THAN THE LAW OF THE STATE OF NEW YORK.

Date of Assignment:

Legal Name of Assignor:

Legal Name of Assignee:

[indicate: Affiliated Lender that is an Eligible Assignee / the Borrower or a Subsidiary thereof]

Assignee’s Address for Notices:

Effective Date of Assignment:

Principal Amount Assigned	Percentage Assigned of Loans/Commitments (set forth, to at least 8 decimals, as a percentage of the Credit Facility and the aggregate Commitments of all Lenders thereunder)	Percentage Assigned of Term Loans/Term Loan Commitments (set forth, to at least 8 decimals, as a percentage of the aggregate Term Loans/Term Loan Commitments of all Lenders thereunder)[4]
$	%	%

[Remainder of page intentionally left blank]

[4]	The amount of Term Loans and Term Loan Commitments (after giving effect to their purchase) purchased by Affiliated Lenders may not exceed 25% of the then outstanding principal amount of the Term Loans and Term Loan Commitments.

The terms set forth on the foregoing
pages are hereby agreed to:	Accepted:

BARCLAYS BANK PLC,
as Administrative Agent
,
as Assignor

By:
Name:
By:	Title:
Name:
Title:

,
as Assignee

By:
Name:
Title:
ENVIVA PARTNERS, LP5

By: ENVIVA PARTNERS GP, LLC, its
general partner

By:
Name:
Title:

[5]	If required pursuant to Section 9.04(b) of the Credit Agreement.

ANNEX 1

STANDARD TERMS AND CONDITIONS FOR

AFFILIATED LENDER ASSIGNMENT AND ACCEPTANCE

1. Representations and Warranties.

1.1 Assignor. The Assignor represents and warrants that (a) the Assigned Interest is free and clear of any lien, encumbrance or other adverse claim and (b) it has full power and authority, and has taken all action necessary, to execute and deliver this Affiliated Lender Assignment and Acceptance and to consummate the transactions contemplated hereby.

1.2. Assignee. The Assignee represents and warrants that (a) it is sophisticated with respect to decisions to acquire assets of the type represented by the Assigned Interest and either it, or the person exercising discretion in making its decision to acquire the Assigned Interest, is experienced in acquiring assets of such type, (b) attached to the Affiliated Lender Assignment and Acceptance is any documentation required to be delivered by it pursuant to Section 2.20(e) of the Credit Agreement, duly completed and executed by the Assignee and (c) after giving effect to this Affiliated Lender Assignment and Acceptance and subject to the provisions of Section 9.04(l)(vi), the aggregate principal amount of all Term Loans then held by all Affiliated Lenders does not exceed 25% of the then outstanding principal amount of the Term Loans and Term Loan Commitments (after giving effect to any substantially simultaneous cancellations thereof). The Assignee agrees that, solely in its capacity as an Affiliated Lender, it will not be entitled to receive information provided solely to Lenders by the Administrative Agent, the Collateral Agent or any Lender and will not be permitted to attend, receive notice of or participate in meetings, including any Lender conference calls or meetings, attended solely by Lenders, the Administrative Agent or the Collateral Agent.

2. Payments. From and after the Effective Date, the Administrative Agent shall make all payments in respect of the Assigned Interest (including payments of principal, interest, fees and other amounts) to the Assignor for amounts which have accrued to but excluding the Effective Date and to the Assignee for amounts which have accrued from and after the Effective Date.

3. General Provisions. This Affiliated Lender Assignment and Acceptance shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns. This Affiliated Lender Assignment and Acceptance may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original but all of which when taken together shall constitute a single contract. Delivery of an executed signature page to this Affiliated Lender Assignment and Acceptance by facsimile transmission or in electronic (e.g., “pdf” or “tif”) format shall be as effective as delivery of a manually executed counterpart of this Affiliated Lender Assignment and Acceptance. This Affiliated Lender Assignment and Acceptance and any claim, controversy, dispute or cause of action (whether in contract or tort or otherwise) based upon, arising out of or relating to this Affiliated Lender Assignment and Acceptance and the transactions contemplated hereby shall be governed by, and construed in accordance with the law of the State of New York, without regard to conflict of laws principles that would result in the application of any law other than the law of the State of New York.

Exhibit C-1

to the Credit Agreement

FORM OF BORROWING REQUEST

Barclays Bank PLC,

as Administrative Agent

1301 Sixth Avenue

New York, NY 10019

Attention: Bertha Gallardo

Facsimile: (917) 522-0569

Telephone: (212) 320-7539

Email: xraUSLoanOps5@barclays.com / Bertha.Gallardo@barclays.com

[Date]

Ladies and Gentlemen:

The undersigned, ENVIVA PARTNERS, LP, a limited partnership formed under the laws of Delaware (the “Borrower”), refers to that certain Credit Agreement, dated as of April 9, 2015 (as may be amended, restated, amended and restated, replaced, refinanced, supplemented or otherwise modified from time to time, the “Credit Agreement”), among the Borrower, the Lenders from time to time party thereto, BARCLAYS BANK PLC, as administrative agent for the Lenders (in such capacity, including any successor thereto in such capacity, the “Administrative Agent”) and BARCLAYS BANK PLC, as collateral agent. Capitalized terms used herein and not otherwise defined herein shall have the meanings assigned to such terms in the Credit Agreement. The Borrower hereby gives you notice pursuant to Section 2.03 of the Credit Agreement that it requests a Borrowing under the Credit Agreement, and in connection therewith sets forth below the terms on which such Borrowing is requested to be made:

(A)	Date of Borrowing[6] (which is a Business Day)

(B)	Principal Amount of Borrowing[7]

(C)	Class of Borrowing[8]

[6]	(i) In the case of a Eurodollar Borrowing, this shall be at least three (3) Business Days after the delivery of the Borrowing Notice and (ii) in the case of an ABR Borrowing, this shall be at least one (1) Business Day after the delivery of the Borrowing Notice.
[7]	Except for Loans deemed made pursuant to Section 2.02(f) of the Credit Agreement and Swing Line Loans or as otherwise set forth in the Credit Agreement, the Loans comprising any Borrowing shall be in an aggregate principal amount that is (i) an integral multiple of $1,000,000 and not less than $5,000,000 or (ii) equal to the remaining available balance of the applicable Commitments.
[8]	Specify Revolving Credit Borrowing, a Tranche A-1 Borrowing, a Tranche A-2 Borrowing or an Incremental Borrowing.

C1-1

(D)	Type of Borrowing[9]

(E)	Interest Period and the last day thereof[10]

(F)	Funds are requested to be disbursed [to the Borrower’s account with (Account No. )][as set forth in the final funds flow memorandum attached hereto][11].

[Remainder of page intentionally left blank]

[9]	Specify Eurodollar Borrowing or ABR Borrowing.
[10]	Applicable only for Eurodollar Borrowings and shall be subject to the definition of “Interest Period” and Section 2.02 of the Credit Agreement and end not later than the Revolving Credit Maturity Date.
[11]	Include for the Borrowing Request delivered in connection with the Closing Date.

C1-2

Unless the conditions set forth in Section 4.01 of the Credit Agreement have been waived in accordance with the terms of the Credit Agreement, the Borrower represents and warrants to the Administrative Agent and the Lenders that, on the date of this Borrowing Request and on the date of the related Borrowing, the conditions to lending specified in clauses (a)-(c) and, if applicable, (d), of Section 4.01 of the Credit Agreement have been satisfied.

ENVIVA PARTNERS, LP

By: ENVIVA PARTNERS GP, LLC, its general partner

By:
Name:
Title:

C1-3

Exhibit C-2

to the Credit Agreement

FORM OF SWING LINE BORROWING REQUEST

Barclays Bank PLC,

as Administrative Agent

1301 Sixth Avenue

New York, NY 10019

Attention: Bertha Gallardo

Facsimile: (917) 522-0569

Telephone: (212) 320-7539

Email: xraUSLoanOps5@barclays.com / Bertha.Gallardo@barclays.com

[Date]

Ladies and Gentlemen:

The undersigned, ENVIVA PARTNERS, LP, a limited partnership formed under the laws of Delaware (the “Borrower”), refers to that certain Credit Agreement, dated as of April 9, 2015 (as may be amended, restated, amended and restated, replaced, refinanced, supplemented or otherwise modified from time to time, the “Credit Agreement”), among the Borrower, the Lenders from time to time party thereto, BARCLAYS BANK PLC, as administrative agent for the Lenders (in such capacity, including any successor thereto in such capacity, the “Administrative Agent”) and BARCLAYS BANK PLC, as collateral agent. Capitalized terms used herein and not otherwise defined herein shall have the meanings assigned to such terms in the Credit Agreement. The Borrower hereby gives you notice pursuant to Section 2.23(b) of the Credit Agreement that it requests a Swing Line Borrowing under the Credit Agreement, and in connection therewith sets forth below the terms on which such Swing Line Borrowing is requested to be made:

(A)	Date of Swing Line Borrowing[12]
(which is a Business Day)

(B)	Principal Amount of Swing Line Borrowing[13]

(C)	Term of Swing Line Borrowing

(D)	Funds are requested to be disbursed to the Borrower’s account with (Account No. ).

[Remainder of page intentionally left blank]

[12]	This can be the same date as the Swing Line Borrowing Request so long as such Swing Line Borrowing Request is delivered to the Swing Line Lender and the Administrative Agent by not later than 1:00 p.m., New York City time on such date.
[13]	The Swing Line Loans comprising any Borrowing shall be in an aggregate principal amount that is (i) an integral multiple of $50,000 and not less than $100,000 or (ii) equal to the remaining available balance of the Swing Line Commitment.

C2-1

Unless the conditions set forth in Section 4.01 of the Credit Agreement have been waived in accordance with the terms of the Credit Agreement, the Borrower represents and warrants to the Administrative Agent and the Lenders that, on the date of this Borrowing Request and on the date of the related Borrowing, the conditions to lending specified in clauses (a)-(c) and, if applicable, (d), of Section 4.01 of the Credit Agreement have been satisfied.

ENVIVA PARTNERS, LP

By: ENVIVA PARTNERS GP, LLC, its general partner

By:
Name:
Title:

C2-2

Exhibit D-1

to the Credit Agreement

[FORM OF REVOLVING LOAN NOTE]

REVOLVING LOAN NOTE

FOR VALUE RECEIVED, the undersigned (the “Borrower”), hereby promises to pay to [                    ] or registered assigns (the “Lender”), in accordance with the provisions of the Agreement (as hereinafter defined), the aggregate unpaid principal amount of each Revolving Loan from time to time made by the Lender to the Borrower under that certain Credit Agreement dated as of April 9, 2015 (as may be amended, restated, amended and restated, extended, supplemented or otherwise modified in writing from time to time in accordance with its terms, the “Agreement”; the terms defined therein being used herein as therein defined), among the Borrower, the Lenders party thereto, Barclays Bank PLC, as the Administrative Agent and the Collateral Agent, and the other parties thereto. The Borrower promises to pay interest on the aggregate unpaid principal amount of each Revolving Loan from time to time made by the Lender to the Borrower under the Agreement from the date of such Loan until such principal amount is paid in full, at such interest rates and at such times as provided in the Agreement. All payments of principal and interest shall be made to the Administrative Agent for the account of the Lender in Dollars in immediately available funds at the Administrative Agent’s Office. If any amount is not paid in full when due hereunder, such unpaid amount shall bear interest, to be paid upon demand, from the due date thereof until the date of actual payment (and before as well as after judgment) computed at the per annum rate set forth in the Agreement.

This Revolving Loan Note is one of the Revolving Loan Notes referred to in the Agreement, is entitled to the benefits thereof and may be prepaid in whole or in part subject to the terms and conditions provided therein. Upon the occurrence and continuation of one or more of the Events of Default specified in the Agreement, all amounts then remaining unpaid on this Revolving Loan Note shall become, or may be declared to be, immediately due and payable all as provided in the Agreement. Revolving Loans made by the Lender shall be recorded in the Register pursuant to Section 9.04(d) of the Agreement. This Revolving Loan Note is a registered note and upon surrender of this Revolving Loan Note for registration of transfer, accompanied by a written instrument of transfer duly executed, by the registered holder hereof or such holder’s attorney duly authorized in writing, a new Revolving Loan Note for a like principal amount will be issued to, and registered in the name of, the transferee. Prior to due presentment for registration of transfer, the Borrower will treat the person in whose name this Revolving Loan Note is registered in the Register as the owner thereof for the purpose of receiving payment and for all other purposes, and the Borrower will not be affected by any notice to the contrary.

The Borrower, for itself, its successors and assigns, hereby waives diligence, presentment, protest and demand and notice of protest, demand, dishonor and non-payment of this Revolving Loan Note.

THIS REVOLVING LOAN NOTE AND ANY CLAIM, CONTROVERSY, DISPUTE OR CAUSE OF ACTION (WHETHER IN CONTRACT OR TORT OR OTHERWISE) BASED UPON, ARISING OUT OF OR RELATING TO THIS REVOLVING LOAN NOTE AND THE TRANSACTIONS CONTEMPLATED HEREBY SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH THE LAW OF THE STATE OF NEW YORK, WITHOUT REGARD TO CONFLICT OF LAWS PRINCIPLES THAT WOULD RESULT IN THE APPLICATION OF ANY LAW OTHER THAN THE LAW OF THE STATE OF NEW YORK.

D1-1

ENVIVA PARTNERS, LP

By: ENVIVA PARTNERS GP, LLC, its general partner

By:
Name:
Title:

D1-2

LOANS AND PAYMENTS WITH RESPECT THERETO

Date	Type of Revolving Loan Made	Amount of Revolving Loan Made	End of Interest Period	Amount of Principal or Interest Paid This Date	Outstanding Principal Balance This Date	Notation Made By

D1-3

Exhibit D-2

to the Credit Agreement

[FORM OF TERM LOAN NOTE]

TERM LOAN NOTE

FOR VALUE RECEIVED, the undersigned (the “Borrower”), hereby promises to pay to [                    ] or registered assigns (the “Lender”), in accordance with the provisions of the Agreement (as hereinafter defined), the aggregate unpaid principal amount of each Tranche A-[1][2] Term Loan from time to time made by the Lender to the Borrower under that certain Credit Agreement dated as of April 9, 2015 (as may be amended, restated, amended and restated, extended, supplemented or otherwise modified in writing from time to time in accordance with its terms, the “Agreement”; the terms defined therein being used herein as therein defined), among the Borrower, the Lenders party thereto, Barclays Bank PLC, as the Administrative Agent and the Collateral Agent, and the other parties thereto. The Borrower promises to pay interest on the aggregate unpaid principal amount of each Tranche A-[1][2] Term Loan from time to time made by the Lender to the Borrower under the Agreement from the date of such Loan until such principal amount is paid in full, at such interest rates and at such times as provided in the Agreement. All payments of principal and interest shall be made to the Administrative Agent for the account of the Lender in Dollars in immediately available funds at the Administrative Agent’s Office. If any amount is not paid in full when due hereunder, such unpaid amount shall bear interest, to be paid upon demand, from the due date thereof until the date of actual payment (and before as well as after judgment) computed at the per annum rate set forth in the Agreement.

This Term Loan Note is one of the Term Loan Notes referred to in the Agreement, is entitled to the benefits thereof and may be prepaid in whole or in part subject to the terms and conditions provided therein. Upon the occurrence and continuation of one or more of the Events of Default specified in the Agreement, all amounts then remaining unpaid on this Term Loan Note shall become, or may be declared to be, immediately due and payable all as provided in the Agreement. Tranche A-[1][2] Term Loans made by the Lender shall be recorded in the Register pursuant to Section 9.04(d) of the Agreement. This Term Loan Note is a registered note and upon surrender of this Term Loan Note for registration of transfer, accompanied by a written instrument of transfer duly executed, by the registered holder hereof or such holder’s attorney duly authorized in writing, a new Term Loan Note for a like principal amount will be issued to, and registered in the name of, the transferee. Prior to due presentment for registration of transfer, the Borrower will treat the person in whose name this Term Loan Note is registered in the Register as the owner thereof for the purpose of receiving payment and for all other purposes, and the Borrower will not be affected by any notice to the contrary.

The Borrower, for itself, its successors and assigns, hereby waives diligence, presentment, protest and demand and notice of protest, demand, dishonor and non-payment of this Term Loan Note.

THIS TERM LOAN NOTE AND ANY CLAIM, CONTROVERSY, DISPUTE OR CAUSE OF ACTION (WHETHER IN CONTRACT OR TORT OR OTHERWISE) BASED UPON, ARISING OUT OF OR RELATING TO THIS TERM LOAN NOTE AND THE TRANSACTIONS CONTEMPLATED HEREBY SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH THE LAW OF THE STATE OF NEW YORK, WITHOUT REGARD TO CONFLICT OF LAWS PRINCIPLES THAT WOULD RESULT IN THE APPLICATION OF ANY LAW OTHER THAN THE LAW OF THE STATE OF NEW YORK.

D2-1

ENVIVA PARTNERS, LP

By: ENVIVA PARTNERS GP, LLC, its general partner

By:
Name:
Title:

D2-2

LOANS AND PAYMENTS WITH RESPECT THERETO

Date	Type of Term Loan Made	Amount of Term Loan Made	End of Interest Period	Amount of Principal or Interest Paid This Date	Outstanding Principal Balance This Date	Notation Made By

D2-3

Exhibit E

to the Credit Agreement

[FORM OF INTEREST ELECTION REQUEST]

INTEREST ELECTION REQUEST

Date:             ,

To: Barclays Bank PLC,

as Administrative Agent

1301 Sixth Avenue

New York, NY 10019

Attention: Bertha Gallardo

Facsimile: (917) 522-0569

Telephone: (212) 320-7539

Email: xraUSLoanOps5@barclays.com / Bertha.Gallardo@barclays.com

Ladies and Gentlemen:

Reference is made to that certain Credit Agreement, dated as of April 9, 2015 (as may be amended, restated, amended and restated, extended, supplemented or otherwise modified in writing from time to time in accordance with its terms, the “Agreement”; the terms defined therein being used herein as therein defined), among ENVIVA PARTNERS, LP, a limited partnership formed under the laws of Delaware (the “Borrower”), the Lenders party thereto, BARCLAYS BANK PLC, as the Administrative Agent and the Collateral Agent, and the other parties thereto.

This Interest Election Request is delivered to you pursuant to Section 2.10 of the Agreement and relates to the following:

1. ☐ A conversion of a Borrowing ☐ A continuation of a Borrowing (select one).

2. In the aggregate principal amount of $        .

3. which Borrowing is currently being maintained as [an ABR Borrowing] [a Eurodollar Borrowing with an Interest Period ending on             , 20    ].

4. (select relevant election)

☐ If such Borrowing is a Eurodollar Borrowing, such Borrowing shall be continued as a Eurodollar Borrowing having an Interest Period of [    ] months.

☐ If such Borrowing is a Eurodollar Borrowing, such Borrowing shall be converted to a ABR Borrowing.

☐ If such Borrowing is an ABR Borrowing, such Borrowing shall be converted to a Eurodollar Borrowing having an Interest Period of [    ] months.

E-1

5. Such election to be effective on             , 20    14 (a Business Day).

This Interest Election Request and the election made herein comply with the Agreement, including Section 2.10 of the Agreement.

ENVIVA PARTNERS, LP

By: ENVIVA PARTNERS GP, LLC, its general partner

By:
Name:
Title:

[14]	(i) In the case of converting any Eurodollar Borrowing into an ABR Borrowing, this shall be not earlier than three (3) Business Days after the delivery of the Interest Election Request; (b) in the case of converting any ABR Borrowing into a Eurodollar Borrowing or continuing any Eurodollar Borrowing as a Eurodollar Borrowing for an additional Interest Period, this shall be not earlier than three (3) Business Days after the delivery of the Interest Election Request; and (c) in the case of converting the Interest Period with respect to any Eurodollar Borrowing to another permissible Interest Period, this shall be not earlier than three (3) Business Days after the delivery of the Interest Election Request.

E-2

Exhibit F

to the Credit Agreement

[FORM OF L/C EXTENSION NOTICE]

L/C EXTENSION NOTICE

Date:             ,

To: [                    ],

as an Issuing Bank

[                    ]

To: Barclays Bank PLC,

as Administrative Agent

1301 Sixth Avenue

New York, NY 10019

Attention: Bertha Gallardo

Facsimile: (917) 522-0569

Telephone: (212) 320-7539

Email: xraUSLoanOps5@barclays.com / Bertha.Gallardo@barclays.com

Ladies and Gentlemen:

Reference is made to that certain Credit Agreement dated as of April 9, 2015 (as may be amended, restated, amended and restated, extended, supplemented or otherwise modified in writing from time to time in accordance with its terms, the “Agreement”; the terms defined therein being used herein as therein defined), among ENVIVA PARTNERS, LP, a limited partnership formed under the laws of Delaware (the “Borrower”), the Lenders party thereto, BARCLAYS BANK PLC, as the Administrative Agent and the Collateral Agent, and the other parties thereto.

The Borrower hereby requests [a Letter of Credit] [[an amendment to]/[a renewal of]/[an extension] of the Letter of Credit identified below] by the Issuing Bank listed above, as follows:

1. [An issuance of a new Letter of Credit in the amount of $[        ]] [[an amendment to]/[a renewal of]/[an extension of] the existing Letter of Credit No. [        ] in the amount of of $[        ] issued by such Issuing Bank] with an expiration date of             , 20    .

2. On             , 20    15 (a Business Day).

3. The beneficiary of such Letter of Credit is                     and the address of such beneficiary is                     .

4. [The nature of the proposed amendment is                     .]16

[15]	This shall be not earlier than five (5) Business Days (or such shorter period as such Issuing Bank and the Administrative Agent may agree in accordance with Section 2.24(b) of the Agreement) after the delivery of the L/C Extension Notice.
[16]	Insert in the case of an amendment.

F-1

Attached hereto is the related information required pursuant to Section 2.24(b) of the Agreement.

This L/C Extension Notice and the Letter of Credit requested herein comply with the Agreement, including Sections 2.24 and 4.01 of the Agreement.

ENVIVA PARTNERS, LP

By: ENVIVA PARTNERS GP, LLC, its general partner

By:
Name:
Title:

F-2

Exhibit G

to the Credit Agreement

[FORM OF PREPAYMENT NOTICE]

PREPAYMENT NOTICE

Date:             ,

To: Barclays Bank PLC,

as Administrative Agent

1301 Sixth Avenue

New York, NY 10019

Attention: Bertha Gallardo

Facsimile: (917) 522-0569

Telephone: (212) 320-7539

Email: xraUSLoanOps5@barclays.com / Bertha.Gallardo@barclays.com

Ladies and Gentlemen:

Reference is made to that certain Credit Agreement, dated as of April 9, 2015 (as may be amended, restated, amended and restated, extended, supplemented or otherwise modified in writing from time to time in accordance with its terms, the “Agreement”; the terms defined therein being used herein as therein defined), among ENVIVA PARTNERS, LP, a limited partnership formed under the laws of Delaware (the “Borrower”), the Lenders party thereto, BARCLAYS BANK PLC, as the Administrative Agent and the Collateral Agent, and the other parties thereto.

This Prepayment Notice is delivered to you pursuant to Section 2.12 of the Agreement. The Borrower hereby gives notice of a prepayment of Revolving Loans as follows:

1. (select Type(s) of Loans)

☐ ABR Loans in the aggregate principal amount of $            .

☐ Euroduollar Loans with an Interest Period ending             , 20     in the aggregate principal amount of $            .

2. On             , 20    17 (a Business Day).

This Prepayment Notice and the prepayment contemplated hereby comply with the Agreement.

ENVIVA PARTNERS, LP

By: ENVIVA PARTNERS GP, LLC, its general partner

By:
Name:
Title:

[17]	This shall be not earlier than three (3) Business Days after the delivery of the Prepayment Notice (in the case of Eurodollar Loans) or one (1) Business Day after the delivery of the Prepayment Notice (in the case of ABR Loans).

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Exhibit H

to Credit Agreement

[FORM OF AFFILIATE SUBORDINATION AGREEMENT]

AFFILIATE SUBORDINATION AGREEMENT

AFFILIATE SUBORDINATION AGREEMENT, dated as of [            ], 20[    ] (this “Agreement”), among the subordinated lenders listed on Schedule 1 hereto (each a “Subordinated Lender” and collectively, the “Subordinated Lenders”), the subordinated borrowers listed on Schedule 2 hereto (each a “Subordinated Borrower” and collectively, the “Subordinated Borrowers”) and BARCLAYS BANK PLC, in its capacity as Administrative Agent (as defined below) under the Credit Agreement (as defined below) for the benefit of the Lenders.

Reference is made to the Credit Agreement dated as of April 9, 2015 (as may be amended, restated, replaced, refinanced, supplemented or otherwise modified from time to time, the “Credit Agreement”), among ENVIVA PARTNERS, LP, a limited partnership formed under the laws of Delaware (the “Borrower”), the Lenders from time to time party thereto, BARCLAYS BANK PLC, as administrative agent for the Lenders (in such capacity, including any successor thereto in such capacity, the “Administrative Agent”) and BARCLAYS BANK PLC, as collateral agent.

Capitalized terms used herein and not otherwise defined herein shall have the meanings assigned to such terms in the Credit Agreement. All references to articles, sections, exhibits and schedules shall be deemed references to articles and sections of and exhibits and schedules to this Agreement, unless the context shall otherwise require.

The ability under the Credit Agreement of each Subordinated Borrower to incur Indebtedness to any Subordinated Lender is conditioned upon the execution and delivery by such Subordinated Lender and Subordinated Borrower of an agreement in the form hereof pursuant to which such Subordinated Lender agrees to subordinate its rights with respect to the Subordinated Obligations (as defined below) to the rights of the Senior Lenders (as defined below) under the Credit Agreement, all on the terms set forth herein.

Accordingly, each Subordinated Lender, each Subordinated Borrower and the Administrative Agent, on behalf of itself and each Senior Lender (and each of their respective successors or assigns), hereby agrees as follows:

SECTION 1. Subordination. (a) Each Subordinated Lender hereby agrees that all its right, title and interest in and to the Subordinated Obligations shall be subordinate and junior in right of payment to the rights of the Lenders, the Administrative Agent, the Collateral Agent, each Swing Line Lender, each Issuing Bank and each other Secured Party (each, as defined in the Credit Agreement and collectively, the “Senior Lenders”) in respect of the Obligations (as defined in the Credit Agreement, the “Senior Obligations”). For purposes hereof, “Subordinated Obligations” means all obligations of each Subordinated Borrower to each Subordinated Lender in respect of loans, advances, extensions of credit or other Indebtedness, including in respect of principal, premium (if any), interest (including interest accruing after the maturity of the Loans, advances, extensions of credit or other Indebtedness, reimbursement obligations in respect of amounts drawn under Letters of Credit and interest accruing after the filing of any petition in bankruptcy, or the commencement of any insolvency, reorganization or like proceeding, whether or not a claim for post-filing or post-petition interest is allowed in such proceeding), fees, charges, expenses, indemnities, reimbursement obligations and other amounts payable in respect thereof; provided that “Subordinated Obligations” shall not include any Term Loans and Term Loan Commitments and related Obligations held by an Affiliated Lender in accordance with Section 9.04(k) of the Credit Agreement.

(b) Each Subordinated Borrower and each Subordinated Lender agrees (in each case solely with respect to the Subordinated Obligations in respect of which it is the obligor or obligee, as the case may be, and solely with respect to the Subordinated Borrower or Subordinated Lender that is its counterparty on such Subordinated Obligations) that no payment (whether directly, by purchase, redemption, exercise of any right of setoff or otherwise) in respect of the Subordinated Obligations, whether as principal, interest or otherwise, and whether in cash, securities or other property, shall be made by or on behalf of such Subordinated Borrower or to any such Subordinated Lender or received, accepted or demanded, directly or indirectly, by or on behalf of such Subordinated Lender at any time upon the occurrence and during the continuation of an Event of Default for which the Borrower has received a written notice from the Administrative Agent prohibiting any further payment in respect of the Subordinated Obligations (a “Notified Event of Default”) (provided that (i) such notice shall not be required to be given if the Event of Default is of the type set forth in clauses (g) or (h) of Article VII of the Credit Agreement and (ii) no payment in respect of the Subordinated Obligations may be made at any time upon the occurrence and during the continuation of any such Event of Default).

(c) Upon any distribution of the assets of a Subordinated Borrower in connection with or upon any dissolution, winding up, liquidation or reorganization of such Subordinated Borrower, whether in bankruptcy, insolvency, reorganization, arrangement or receivership proceedings or otherwise, or upon any assignment for the benefit of creditors or any other marshaling of the assets and liabilities of such Subordinated Borrower, or otherwise:

(i) the Senior Lenders shall first be entitled to receive payment in full of the Senior Obligations before any Subordinated Lender shall be entitled to receive any payment on account of the Subordinated Obligations of the Subordinated Borrower, whether of principal, interest, fees or otherwise; and

(ii) any payment by, or on behalf of, or distribution of the assets of, such Subordinated Borrower of any kind or character on account of the Subordinated Obligations, whether in cash, securities, property or otherwise, to which any Subordinated Lender would be entitled except for the provisions of this Section 1 shall be paid or delivered by the Person making such payment or distribution (whether a trustee in bankruptcy, a receiver, custodian, liquidating trustee or any other Person) directly to the Administrative Agent, for the benefit of the Senior Lenders, payable in accordance with the terms of the Credit Agreement, until the payment in full of the Senior Obligations.

(d) Upon the occurrence and during the continuance of a Notified Event of Default, each Subordinated Lender agrees not to ask, demand, sue for or take or receive from any Subordinated Borrower, in cash, securities, property or otherwise, or by setoff, purchase, redemption (including, without limitation, from or by way of collateral) or otherwise, payment of all or any part of the Subordinated Obligations and agrees, upon the occurrence and during the continuance of an Event of Default, that in connection with any proceeding involving any Subordinated Borrower under any bankruptcy, insolvency, reorganization, arrangement, receivership or similar law (A) the Administrative Agent is irrevocably authorized and empowered (in its own name or in the name of such Subordinated Lender or otherwise), but shall have no obligation, to demand, sue for, collect and receive every payment or distribution referred to in the preceding sentence and give acquittance therefor and to file claims and proofs of claim and take such other action (including, without limitation, voting the applicable Subordinated Obligations and enforcing any security interest or other Lien securing payment of such Subordinated Obligations) as the Administrative Agent may deem reasonably necessary or advisable for the exercise or enforcement of any of the rights, remedies, benefits or interests of the Senior Lenders and (B) such Subordinated Lender shall duly and promptly take such action as the Administrative Agent may reasonably request to (x) collect amounts in respect of the applicable Subordinated Obligations for the account of the Senior Lenders and to file appropriate claims or proofs of claim in respect of such Subordinated Obligations, (y) execute and deliver to the Administrative Agent such irrevocable powers of attorney, assignments or other instruments as the Administrative Agent may reasonably request in order to enable the Administrative Agent to enforce any and all claims with respect to, and any security interests and other Liens securing payment of, the applicable Subordinated Obligations and (z) collect and receive any and all payments or distributions which may be payable or deliverable upon or with respect to the applicable Subordinated Obligations. A copy of this Agreement may be filed with any court as evidence of each Senior Lender’s right, power and authority hereunder.

(e) In the event that any payment by, or on behalf of, or distribution of the assets of, a Subordinated Borrower of any kind or character, whether in cash, securities, property or otherwise, and whether directly, by purchase, redemption, exercise of any right of setoff or otherwise, shall be received by or on behalf of any Subordinated Lender or any Affiliate thereof at a time when such payment is prohibited by this Agreement, such payment or distribution shall be held by such Subordinated Lender or Affiliate in trust (segregated from other property of such Subordinated Lender or Affiliate) for the benefit of, and shall forthwith be paid over to, the Administrative Agent, for the benefit of the Senior Lenders, payable in accordance with the terms of the Credit Agreement, until the payment in full of the Senior Obligations.

(f) Subject to the payment in full of the Senior Obligations, each applicable Subordinated Lender shall be subrogated to the rights of the Senior Lenders to receive payments or distributions in cash, securities, property or otherwise of a Subordinated Borrower applicable to the Senior Obligations, and, as between and among a Subordinated Borrower, its creditors (other than the Senior Lenders) and the applicable Subordinated Lenders, no such payment or distribution made to the Senior Lenders by virtue of this Agreement that otherwise would have been made to any applicable Subordinated Lender shall be deemed to be a payment by the applicable Subordinated Borrower on account of the Subordinated Obligations, it being understood that the provisions of this Section 1(f) are intended solely for the purpose of defining the relative rights of the Subordinated Lenders and the Senior Lenders.

(g) Without the prior written consent of the Administrative Agent, no Subordinated Borrower shall give, or permit to be given, and shall cause each of its subsidiaries not to give or permit to be given, and no Subordinated Lender shall receive, accept or demand, (i) any security of any nature whatsoever for any Subordinated Obligations on any cash, securities, property or other assets, whether now existing or hereafter acquired, of such Subordinated Borrower or any subsidiary of such Subordinated Borrower, unless such security shall by its terms be subject to enforcement and collection by the Administrative Agent or the Collateral Agent, as the case may be, in connection with any action in respect of enforcement or collection taken under Section 1(c) above or (ii) any guarantee, of any nature whatsoever, by such Subordinated Borrower or any subsidiary of such Subordinated Borrower, of any Subordinated Obligations other than any guarantee subordinated to the Senior Obligations on terms substantially identical to (and no less favorable in any beneficial respect to the Senior Lenders than) those hereof. Each Subordinated Lender agrees that all the proceeds of any such security or guarantee shall be subject to the provisions hereof with respect to payments and other distributions in respect of the Subordinated Obligations.

(h) Each Subordinated Lender agrees that, except for claims submitted in any proceeding contemplated by Section 1(c), it will not take any action to cause any Subordinated Obligations to become payable prior to their scheduled maturity (which, in the case of any demand notes, shall be the date demand is made thereunder) or exercise any remedies or take any action or proceeding to enforce any Subordinated Obligation if the payment of such Subordinated Obligation is then prohibited by this Agreement.

SECTION 2. Waivers and Consents. (a) Each Subordinated Lender hereby waives promptness, diligence, notice of acceptance and any other notice with respect to any of the Senior Obligations and this Agreement and any requirement that any Senior Lender protect, secure, perfect or insure any security interest or lien or any property subject thereto or exhaust any right or take any action against any Subordinated Borrower or any other person or entity or any Collateral.

(b) Each Subordinated Lender agrees that, without the necessity of any reservation of rights against it, and without notice to or further assent by it, any demand for payment of any Senior Obligations made by any Senior Lender may be rescinded in whole or in part by such Senior Lender, and any Senior Obligation may be continued, and the Senior Obligations, or the liability of any Subordinated Borrower, any of its subsidiaries or any other guarantor or any other party upon or for any part thereof, or any Collateral or Guarantee therefor or right of offset with respect thereto, may, from time to time, in whole or in part, be renewed, replaced, extended, modified, accelerated, compromised, waived, surrendered, or released by the Senior Lenders, in each case without notice to or further assent by any Subordinated Lender, which will remain bound under this Agreement and without impairing, abridging, releasing or affecting the subordination and other agreements of the Subordinated Lenders provided for herein.

(c) Each Subordinated Lender waives any and all notice of the creation, renewal, extension or accrual of any of the Senior Obligations and notice of or proof of reliance by the Senior Lenders upon this Agreement. The Senior Obligations, and any of them, shall be deemed conclusively to have been created, contracted or incurred and the consent given to create the obligations of the Subordinated Borrowers in respect of the Subordinated Obligations in reliance upon this Agreement, and all dealings between the Subordinated Borrowers and the Senior Lenders shall be deemed to have been consummated in reliance upon this Agreement. Each Subordinated Lender acknowledges and agrees that the Senior Lenders have relied upon the subordination and other agreements provided for herein in consenting to the Subordinated Obligations. Each Subordinated Lender waives notice of or proof of reliance on this Agreement and protest, demand for payment and notice of default.

(d) Each Subordinated Lender hereby waives, to the extent permitted by applicable law, any duty on the part of the Senior Lenders to disclose to it any fact known or hereafter known by the Senior Lenders relating to the operation or financial condition of any Subordinated Borrower, any of its subsidiaries, or their respective businesses. Each Subordinated Lender enters into this Agreement based solely upon its independent knowledge of each Subordinated Borrower’s results of operations, condition (financial or otherwise) and business and each Subordinated Lender assumes full responsibility for obtaining any further or future information with respect to such Subordinated Borrower, any of its subsidiaries or their respective results of operations, condition (financial or otherwise) or business.

SECTION 3. Transfers. Each Subordinated Lender shall not sell, assign or otherwise transfer or dispose of, in whole or in part, all or any part of the Subordinated Obligations or any interest therein to any other Person or create, incur or suffer to exist any security interest, Lien, charge or other encumbrance whatsoever upon all or any part of the Subordinated Obligations or any interest therein except as permitted under the Credit Agreement.

SECTION 4. Senior Obligations Unconditional. All rights and interests of the Senior Lenders hereunder, and all agreements and obligations of the Subordinated Lenders and the Subordinated Borrowers hereunder, shall remain in full force and effect irrespective of:

(a) any lack of validity or enforceability of the Credit Agreement or any other Loan Document;

(b) any change in the time, manner or place of payment of, or in any other term of, all or any of the Senior Obligations, or any amendment or waiver or other modification, whether by course of conduct or otherwise, of, or consent to departure from, the Credit Agreement or any other Loan Document;

(c) any exchange, release or non-perfection of any Lien in any Collateral; or

(d) any other circumstances that might otherwise constitute a defense available to, or a discharge of, any Subordinated Borrower, any of its subsidiaries or any other Person in respect of the Senior Obligations, or of the Subordinated Lenders, the Subordinated Borrowers, any of their subsidiaries or any other Person in respect of this Agreement.

SECTION 5. Representations and Warranties. Each Subordinated Lender represents and warrants to the Administrative Agent, for the benefit of the Senior Lenders, that:

(a) It has the power and authority to execute and deliver and to perform its obligations under this Agreement and has taken all necessary action to authorize its execution, delivery and performance of this Agreement.

(b) This Agreement has been duly executed and delivered by such Subordinated Lender and constitutes a legal, valid and binding obligation of such Subordinated Lender, enforceable against it in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors’ rights generally and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law.

SECTION 6. Further Assurances. Each Subordinated Lender and Subordinated Borrower, at their own expense and at any time from time to time, upon the written request of the Administrative Agent shall promptly and duly execute and deliver such further instruments and documents and take such further actions as the Administrative Agent may reasonably request for the purposes of obtaining, preserving or extending the full benefits of this Agreement and of the rights, powers, remedies, benefits and interests of the Senior Lenders herein granted.

SECTION 7. Expenses; Indemnification. (a) Each Subordinated Borrower shall agree to pay or reimburse the Administrative Agent, the Collateral Agent, the Arrangers, the Co-Syndication Agents, the Co-Documentation Agents, each Swing Line Lender, each Issuing Bank and each other Senior Lender (each, an “Indemnitee”), upon demand, for all their reasonable and documented out-of-pocket expenses in connection with the enforcement or preservation of any rights under this Agreement, including, without limitation, the reasonable fees, charges and disbursements of Latham & Watkins LLP, counsel for the Administrative Agent, an additional local counsel in each applicable jurisdiction, one specialist counsel for each applicable specialty and one additional conflict counsel in the event of any actual or perceived conflict of interest.

(b) Each Subordinated Borrower shall agree to pay, indemnify, and hold each Indemnitee harmless from and against any and all losses, claims, damages, liabilities and related expenses, including reasonable and documented counsel fees, charges and disbursements, incurred by or asserted against any Indemnitee arising out of, in any way connected with, or as a result of the failure of such Subordinated Borrower or any applicable Subordinated Lender to perform any of its obligations arising out of or relating to this Agreement; provided that such indemnity shall not, as to an Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted primarily from the bad faith, gross negligence or willful misconduct of such Indemnitee.

SECTION 8. Provisions Define Relative Rights. This Agreement is intended solely for the purpose of defining the relative rights of the Senior Lenders, on the one hand, and the Subordinated Lenders and the Subordinated Borrowers, on the other hand, and no other person shall have any right, remedy, benefit or other interest under this Agreement.

SECTION 9. Powers Coupled with an Interest. All powers, authorizations and agencies contained in this Agreement are coupled with an interest and are irrevocable until payment in full of the Senior Obligations (other than indemnification obligations and other contingent obligations not then due and payable).

SECTION 10. Notices. All notices, requests and demands to or upon any party hereto shall be in writing and shall be given in the manner provided in Section 9.01 of the Credit Agreement and, in the case of the Subordinated Lenders, at the following address:

[                    ]

SECTION 11. Counterparts. This Agreement may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original but all of which taken together shall constitute a single contract. Delivery of an executed signature page to this Agreement by electronic transmission shall be as effective as delivery of a manually signed counterpart of this Agreement.

SECTION 12. Severability. In the event any one or more of the provisions contained in this Agreement should be held invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein shall not in any way be affected or impaired thereby (it being understood that the invalidity of a particular provision in a particular jurisdiction shall not in and of itself affect the validity of such provision in any other jurisdiction). The parties hereto shall endeavor in good-faith negotiations to replace the invalid, illegal or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the invalid, illegal or unenforceable provisions.

SECTION 13. Integration. This Agreement represents the agreement of the Subordinated Borrowers, the Subordinated Lenders and the Senior Lenders with respect to the subject matter hereof and there are no promises or representations by any Subordinated Borrower, any Subordinated Lender or the Senior Lenders relative to the subject matter hereof not reflected herein.

SECTION 14. Amendments in Writing; No Waiver; Cumulative Remedies. (a) None of the terms or provisions of this Agreement may be waived, amended, supplemented or otherwise modified except by a written instrument executed by the Administrative Agent, each affected Subordinated Borrower and each affected Subordinated Lender; provided that any provision of this Agreement may be waived by the Senior Lenders in a letter or agreement executed by the Required Lenders, or by the Administrative Agent with the written consent of the Required Lenders, and each affected Subordinated Lender.

(b) No failure or delay of the Administrative Agent, the Collateral Agent, any Swing Line Lender, any Issuing Bank or any other Senior Lender in exercising any right, power, remedy, benefit or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right, power, remedy, benefit or privilege, or any abandonment or discontinuance of steps to enforce such right, power, remedy, benefit or privilege, preclude any other or further exercise thereof or the exercise of any other right, power, remedy, benefit or privilege.

(c) The rights and remedies of the Administrative Agent, the Collateral Agent, each Swing Line Lender, each Issuing Bank and each other Senior Lender herein provided are cumulative, may be exercised singly or concurrently and are not exclusive of any rights or remedies that any of them would otherwise have.

SECTION 15. Section Headings. The section headings used in this Agreement are for convenience of reference only, are not part of this Agreement and are not to affect the construction hereof or be taken into consideration in the interpretation hereof.

SECTION 16. Successors and Assigns. (a) This Agreement shall be binding upon the successors and assigns of each of the Subordinated Borrowers and each of the Subordinated Lenders and shall inure to the benefit of the Administrative Agent, the Collateral Agent, each Swing Line Lender, each Issuing Bank and each other Senior Lender and their respective successors and assigns.

(b) Notwithstanding the provisions of Section 16(a) above, nothing herein shall be construed to limit or relieve the obligations of any Subordinated Lender pursuant to Section 3, and no Subordinated Lender shall assign its obligations hereunder to any person (except as otherwise specifically permitted under Section 3); any such assignment other than as permitted under Section 3 shall be void.

SECTION 17. Governing Law; Jurisdiction; Consent to Service of Process. (a) THIS AGREEMENT AND ANY CLAIM, CONTROVERSY, DISPUTE OR CAUSE OF ACTION (WHETHER IN CONTRACT OR TORT OR OTHERWISE) BASED UPON, ARISING OUT OF OR RELATING TO THIS AGREEMENT AND THE TRANSACTIONS CONTEMPLATED HEREBY SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH THE LAW OF THE STATE OF NEW YORK, WITHOUT REGARD TO CONFLICT OF LAWS PRINCIPLES THAT WOULD RESULT IN THE APPLICATION OF ANY LAW OTHER THAN THE LAW OF THE STATE OF NEW YORK.

(b) Each Subordinated Lender hereby irrevocably and unconditionally submits, for itself and its property, to the exclusive jurisdiction of any New York State court or Federal court of the United States of America, in each case, sitting in the Borough of Manhattan in New York City, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding shall be heard and determined in such New York State court or, to the fullest extent permitted by applicable law, in such Federal court. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Agreement shall affect any right that the Arrangers, the Administrative Agent, the Collateral Agent, any Swing Line Lender, any Issuing Bank or any other Senior Lender may otherwise have to bring any action or proceeding relating to this Agreement or the other Loan Documents against any Subordinated Lender or its respective properties in the courts of any jurisdiction.

(c) Each Subordinated Lender hereby irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement or the other Loan Documents in any New York State or Federal court. Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

(d) Each Subordinated Lender hereby irrevocably consents to service of process in the manner provided for notices in Section 10. Nothing in this Agreement, the Credit Agreement or any other Loan Document will affect the right of any party to this Agreement to serve process in any other manner permitted by law.

SECTION 18. WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 18.

SECTION 19. Additional Subordinated Lenders and Subordinated Borrowers. Upon execution and delivery by the Administrative Agent and an Affiliate of an instrument substantially in the form of Annex 1 attached hereto, such Affiliate shall become a Subordinated Lender or Subordinated Borrower hereunder with the same force and effect as if originally named as a Subordinated Lender or Subordinated Borrower herein. The execution and delivery of any such instrument shall not require the consent of any other Subordinated Lender or Subordinated Borrower hereunder. The rights and obligations of each Subordinated Borrower and Subordinated Lender herein shall remain in full force and effect notwithstanding the addition of any Subordinated Lender or Subordinated Borrower as a party to this Agreement.

SECTION 20. Termination or Release. This Agreement and any Subordinated Obligations created hereby shall remain in full force and effect until payment in full of the Senior Obligations (other than contingent reimbursement and indemnification obligations to the extent no unsatisfied claim with respect thereto has been asserted).

[Remainder of page intentionally left blank]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered as of the day and year first above written.

ENVIVA PARTNERS, LP,
as Subordinated Borrower and Subordinated Lender

By: ENVIVA PARTNERS GP, LLC, its general partner

By:
Name:
Title:

BARCLAYS BANK PLC, as Administrative Agent

By:
Name:
Title:

Schedule 1 to

Affiliate Subordination Agreement

SUBORDINATED LENDERS

Schedule 2 to

Affiliate Subordination Agreement

SUBORDINATED BORROWERS

Annex 1 to the

Affiliate Subordination Agreement

SUPPLEMENT NO. [    ] dated as of [            ], 20[    ] (this “Supplement”), to the Affiliate Subordination Agreement dated as of [            ], 20[    ] (the “Affiliate Subordination Agreement”), among the subordinated lenders named therein (the “Subordinated Lenders”), subordinated borrowers named therein (the “Subordinated Borrowers”), and BARCLAYS BANK PLC, as administrative agent (in such capacity, including any successor thereto in such capacity, the “Administrative Agent”) for the Senior Lenders.

A. Reference is made to the Affiliate Subordination Agreement.

B. Capitalized terms used herein and not otherwise defined herein shall have the meanings assigned to such terms in the Affiliate Subordination Agreement.

C. Each of the Subordinated Lenders and Subordinated Borrowers have entered into the Affiliate Subordination Agreement in order to induce the Senior Lenders to make Loans and other extensions of credit under the Credit Agreement. Section 19 of the Affiliate Subordination Agreement provides that Affiliates of the Borrower may become Subordinated Lenders and Subordinated Borrowers under the Affiliate Subordination Agreement by execution and delivery of an instrument in the form of this Supplement. The undersigned Subsidiary (the “New Subordinated Party”) is executing this Supplement to become a Subordinated Lender and Subordinated Borrower under the Affiliate Subordination Agreement in accordance with the terms of the Credit Agreement as consideration for Loans and Letters of Credit previously made or issued or to be made or issued under the Credit Agreement.

Accordingly, the Administrative Agent and the New Subordinated Party agree as follows:

SECTION 1. In accordance with Section 19 of the Affiliate Subordination Agreement, the New Subordinated Party by its signature below becomes a [Subordinated Lender] [and] [Subordinated Borrower] under the Affiliate Subordination Agreement with the same force and effect as if originally named therein as a [Subordinated Lender] [and] [Subordinated Borrower] and the New Subordinated Party hereby (a) agrees to all the terms and provisions of the Affiliate Subordination Agreement applicable to it as a [Subordinated Lender] [and] [Subordinated Borrower] thereunder and (b) represents and warrants that the representations and warranties made by it as a [Subordinated Lender] [and] [Subordinated Borrower] thereunder are true and correct in all material respects, except that such materiality qualifier shall not be applicable to any representation that is already qualified by materiality, on and as of the date hereof except for representations and warranties which by their terms refer to a specific date, which representations and warranties were true and correct on such specific date. Each reference to a [“Subordinated Lender”] [and] [“Subordinated Borrower”] in the Affiliate Subordination Agreement shall be deemed to include the New Subordinated Party. The Affiliate Subordination Agreement is hereby incorporated herein by reference.

SECTION 2. The New Subordinated Party represents and warrants to the Administrative Agent and the other Senior Lenders that this Supplement has been duly authorized, executed and delivered by it and constitutes its legal, valid and binding obligation, enforceable against it in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors’ rights generally and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law.

SECTION 3. This Supplement may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. Delivery of an executed signature page to this Supplement by facsimile (or other electronic) transmission shall be as effective as delivery of a manually signed counterpart of this Supplement. This Supplement shall become effective when the Administrative Agent shall have received counterparts of this Supplement that, when taken together, bear the signatures of the New Subordinated Party and the Administrative Agent.

SECTION 4. Except as expressly supplemented hereby, the Affiliate Subordination Agreement shall remain in full force and effect.

SECTION 5. THIS SUPPLEMENT AND ANY CLAIM, CONTROVERSY, DISPUTE OR CAUSE OF ACTION (WHETHER IN CONTRACT OR TORT OR OTHERWISE) BASED UPON, ARISING OUT OF OR RELATING TO THIS SUPPLEMENT AND THE TRANSACTIONS CONTEMPLATED HEREBY SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH THE LAW OF THE STATE OF NEW YORK, WITHOUT REGARD TO CONFLICT OF LAWS PRINCIPLES THAT WOULD RESULT IN THE APPLICATION OF ANY LAW OTHER THAN THE LAW OF THE STATE OF NEW YORK.

SECTION 6. In the event that any one or more of the provisions contained in this Supplement should be held invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein and in the Affiliate Subordination Agreement shall not in any way be affected or impaired thereby (it being understood that the invalidity of a particular provision in a particular jurisdiction shall not in and of itself affect the validity of such provision in any other jurisdiction). The parties hereto shall endeavor in good-faith negotiations to replace the invalid, illegal or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the invalid, illegal or unenforceable provisions.

SECTION 7. All communications and notices hereunder shall be in writing and given as provided in Section 10 of the Affiliate Subordination Agreement. All communications and notices hereunder to the New Subordinated Party shall be given to it at the address set forth under its signature below, with a copy to the Borrower.

[Remainder of page intentionally left blank]

IN WITNESS WHEREOF, the New Subordinated Party and the Administrative Agent have duly executed this Supplement to the Affiliate Subordination Agreement as of the day and year first above written.

[NAME OF NEW SUBORDINATED PARTY],
as New Subordinated Party

By:
Name:
Title:

Address for notice:
[ ]

BARCLAYS BANK PLC, as Administrative Agent

By:
Name:
Title:

Exhibit I

to the Credit Agreement

GUARANTEE AND COLLATERAL AGREEMENT

dated as of April 9, 2015

among

ENVIVA PARTNERS, LP,

EACH OF THE OTHER GUARANTORS

and

BARCLAYS BANK PLC,

as Collateral Agent

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7.6	Cash Proceeds	28
7.7	Deposit Accounts	28

SECTION 8. CONTINUING SECURITY INTEREST; TRANSFER OF ADVANCES		28

SECTION 9. STANDARD OF CARE; COLLATERAL AGENT MAY PERFORM		28

SECTION 10. GUARANTEE		29

10.1	Guarantee of Secured Obligations	29
10.2	Limitation on Obligations Guaranteed	29
10.3	Nature of Guarantee; Continuing Guarantee; Waivers of Defenses Etc.	30
10.4	Rights of Reimbursement, Contribution and Subrogation	32
10.5	Payments	33
10.6	Subordination of Other Obligations	33
10.7	Financial Condition of Borrower and other Guarantors	34
10.8	Bankruptcy, Etc.	34
10.9	Duration of Guarantee, Discharge of Guarantee Upon Sale of Guarantor	34
10.10	Reinstatement	34
10.11	Keepwell	35

SECTION 11. MISCELLANEOUS		35

SECTION 12. GOVERNING LAW; JURISDICTION; WAIVER OF JURY TRIAL, ETC		36

12.1	Governing Law	36
12.2	Jurisdiction	36
12.3	Waiver of Jury Trial	37

SCHEDULE 4.1 — GENERAL INFORMATION

SCHEDULE 4.3 — INVESTMENT RELATED PROPERTY

SCHEDULE 4.5 — LETTER OF CREDIT RIGHTS

SCHEDULE 4.7 — COMMERCIAL TORT CLAIMS

EXHIBIT A — GRANTOR SUPPLEMENT

EXHIBIT B — UNCERTIFICATED SECURITIES CONTROL AGREEMENT

EXHIBIT C — SECURITIES ACCOUNT CONTROL AGREEMENT

EXHIBIT D — DEPOSIT ACCOUNT CONTROL AGREEMENT

EXHIBIT E — INSERT TO LLC OR PARTNERSHIP AGREEMENT

EXHIBIT F – COPYRIGHT SECURITY AGREEMENT

EXHIBIT G – PATENT SECURITY AGREEMENT

EXHIBIT H – TRADEMARK SECURITY AGREEMENT

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This GUARANTEE AND COLLATERAL AGREEMENT, dated as of April 9, 2015 (as amended, restated, amended and restated, supplemented or otherwise modified from time to time, this “Agreement”), among ENVIVA PARTNERS, LP, a limited partnership formed under the laws of Delaware (the “Borrower”), EACH OF THE GUARANTORS (as defined in the Credit Agreement) party hereto from time to time (such Guarantors, together with the Borrower, the “Grantors”), and BARCLAYS BANK PLC, as collateral agent for the Secured Parties (in such capacity as collateral agent, together with its successors in such capacity, the “Collateral Agent”).

RECITALS:

WHEREAS, reference is made to that certain Credit Agreement, dated as of April 9, 2015 (as it may be amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), by and among the Borrower, the Lenders and Issuing Banks party thereto from time to time, the Collateral Agent, and Barclays Bank PLC, as administrative agent (in such capacity, together with its successors in such capacity, the “Administrative Agent”);

WHEREAS, the Borrower and the other Grantors may from time to time on and after the date hereof enter into Secured Hedging Agreements, which shall be entitled to the benefits of this Agreement;

WHEREAS, in consideration of the extensions of credit and other accommodations of Secured Parties as set forth in the Loan Documents and Secured Hedging Agreements, each Grantor has agreed to secure the Obligations as set forth herein; and

NOW, THEREFORE, in consideration of the premises and the agreements, provisions and covenants herein contained, each Grantor and the Collateral Agent agree as follows:

SECTION 1. DEFINITIONS; INTERPRETATION.

1.1 General Definitions. Each capitalized term used and not otherwise defined herein (including the introductory paragraph and recitals hereto) shall have the meaning assigned to such term (whether directly or by reference to another agreement or document) in the Credit Agreement. In addition to the terms defined in the Credit Agreement, the following terms shall have the following meanings:

“Account Debtor” shall mean each Person who is obligated on a Receivable or any Supporting Obligation related thereto.

“Accounts” shall mean all “accounts” as defined in Article 9 of the UCC.

“Additional Grantor” shall have the meaning assigned in Section 5.2.

“Administrative Agent” shall have the meaning set forth in the recitals.

“After-Acquired Intellectual Property” shall have the meaning set forth in Section 4.6(a).

“Agreement” shall have the meaning set forth in the preamble.

“Assigned Agreements” shall mean all agreements and contracts to which such Grantor is a party as of the date hereof, or to which such Grantor becomes a party after the date hereof, including each Material Contract, as each such agreement may be amended, supplemented or otherwise modified from time to time.

“Borrower” shall have the meaning set forth in the preamble.

“Cash” shall mean United States dollars or a credit balance in any domestic demand account or Deposit Account.

“Certificated Securities” shall mean all “certificated securities” as defined in Article 8 of the UCC.

“Chattel Paper” shall mean all “chattel paper” as defined in Article 9 of the UCC, including “electronic chattel paper” or “tangible chattel paper”, as each term is defined in Article 9 of the UCC.

“Collateral” shall have the meaning assigned in Section 2.1.

“Collateral Agent” shall have the meaning set forth in the preamble.

“Collateral Records” shall mean books, records, ledger cards, files, correspondence, customer lists, supplier lists, blueprints, technical specifications, manuals, computer software and related documentation, computer printouts, tapes, disks and related data processing software and similar items that at any time evidence or contain information relating to any of the Collateral or are otherwise necessary or helpful in the collection thereof or realization thereupon.

“Collateral Support” shall mean all property (real or personal) assigned, licensed, hypothecated or otherwise securing any Collateral and shall include any security agreement or other agreement granting a lien or security interest in such real or personal property.

“Commercial Tort Claims” shall mean all “commercial tort claims” as defined in Article 9 of the UCC, including all commercial tort claims listed on Schedule 4.7 hereto (as such schedule may be amended or supplemented from time to time).

“Commodity Accounts” (i) shall mean all “commodity accounts” as defined in Article 9 of the UCC and (ii) shall include, without limitation, all of the accounts listed on Schedule 4.3 hereto under the heading “Commodity Accounts” (as such schedule may be amended or supplemented from time to time).

“Commodity Exchange Act” shall mean the Commodity Exchange Act (7 U.S.C. § 1 et seq.), as amended from time to time, and any successor statute.

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“Commodity Contract” shall mean all “commodity contracts” as defined in Article 9 of the UCC.

“Control” shall mean: (1) with respect to any Deposit Accounts, control within the meaning of Section 9-104 of the UCC, (2) with respect to any Securities Accounts, Security Entitlements, Commodity Contract or Commodity Account, control within the meaning of Section 9-106 of the UCC, (3) with respect to any Uncertificated Securities, control within the meaning of Section 8-106(c) of the UCC and (4) with respect to any Certificated Security, control within the meaning of Section 8-106(a) or (b) of the UCC.

“Copyright Licenses” shall mean any and all agreements, licenses and covenants providing for the granting of any right in or to Copyrights or otherwise providing for a covenant not to sue (whether such Grantor is licensee or licensor thereunder).

“Copyrights” shall mean all United States, and foreign copyrights (including community designs), and rights in databases including copyrights in software and databases, and all Mask Works (as defined under 17 U.S.C. 901 of the U.S. Copyright Act), whether registered or unregistered, moral rights, reversionary interests, termination rights, all registrations and applications therefor and all extensions and renewals thereof.

“Cottondale Pledged Equity” shall have the meaning assigned in Section 4.3.2(a)(ii).

“Credit Agreement” shall have the meaning set forth in the recitals.

“Deposit Accounts” (i) shall mean all “deposit accounts” as defined in Article 9 of the UCC and (ii) shall include, without limitation, all of the accounts listed on Schedule 4.3 hereto under the heading “Deposit Accounts” (as such schedule may be amended or supplemented from time to time).

“Discharge of Obligations” shall mean, except to the extent otherwise expressly provided in Section 11.3:

(a) payment in full in Cash of (i) the outstanding principal amount of Loans, (ii) any Unreimbursed Amounts with respect to any Letter of Credit and (iii) interest (including interest accruing (or which would, absent the commencement of an Insolvency or Liquidation Proceeding, accrue) on or after the commencement of any Insolvency or Liquidation Proceeding, whether or not such interest would be allowed in such Insolvency or Liquidation Proceeding), on all Indebtedness outstanding under the Loan Documents;

(b) the termination or expiration of all (i) Commitments, if any, to extend credit (including the issuance of any Letter of Credit) that would constitute Obligations and (ii) Secured Hedging Agreements;

(c) cancellation, termination or cash collateralization of all Letters of Credit in an amount equal to the Minimum Collateral Amount; and

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(d) payment in full in Cash of all other Obligations (other than contingent obligations) that are then due and payable or otherwise accrued, including all obligations outstanding under the Secured Hedging Agreements.

“Documents” shall mean all “documents” as defined in Article 9 of the UCC.

“Equipment” shall mean: (i) all “equipment” as defined in Article 9 of the UCC, (ii) all machinery, manufacturing equipment, data processing equipment, computers, office equipment, furnishings, furniture, appliances, fixtures and tools (in each case, regardless of whether characterized as equipment under the UCC) and (iii) all accessions or additions thereto, all parts thereof, whether or not at any time of determination incorporated or installed therein or attached thereto, and all replacements therefor, wherever located, now or hereafter existing, including any fixtures.

“Excluded Property” shall mean: (a) any lease, license, permit, contract or other agreement to which any Grantor is a party or any of such Grantor’s rights or interests thereunder if and only if for so long as the grant of a Lien thereon shall (i) give any other Person party to such lease, license, permit, contract or other agreement the right to terminate its obligations thereunder, (ii) require the consent of any other party thereto (other than any Loan Party), (iii) result in the abandonment or unenforceability of such lease, license, permit, contract or other agreement or (iv) violate, breach or invalidate such lease, license, permit, contract or agreement (in each case in clauses (i), (ii), (iii) and (iv), other than to the extent that any such term would be rendered ineffective pursuant to Section 9-406, 9-407, 9-408 or 9-409 of the Uniform Commercial Code of any relevant jurisdiction (or any successor provision or provisions) or any other applicable law; provided that, with respect to this clause (a), Excluded Property shall not include any proceeds or receivables of any of the foregoing, the assignment of which is expressly deemed effective under the Uniform Commercial Code notwithstanding such prohibitions, violations or consent requirements); provided further that, with respect to this clause (a), such lease, license, permit, contract or other agreement shall be Excluded Property only to the extent and for so long as the consequences specified above shall exist and shall cease to be Excluded Property and shall become subject to the Liens granted under the Security Documents, immediately and automatically, at such time as such consequences shall no longer exist; (b) any Equipment owned by any Grantor that is subject to a purchase money Lien or a Capital Lease Obligation permitted under the Credit Agreement if the contract or other agreement in which such Lien is granted (or in the documentation providing for such Capital Lease Obligation) prohibits or requires the consent of any Person other than any Loan Party as a condition to the creation of any other Lien on such Equipment, but only, in each case, to the extent, and for so long as, the Indebtedness secured by the applicable Lien or the Capital Lease Obligation has not been repaid in full or the applicable prohibition (or consent requirement) has not otherwise been removed or terminated; (c) any Equity Interests in or property of any Unrestricted Subsidiary; (d) any Equity Interests of a First-Tier Foreign Subsidiary or FSHCO in excess of 65% of the voting Equity Interests of such First-Tier Foreign Subsidiary or FSHCO; (e) other than any Material Leased Real Property and Material Owned Real Property that is pledged by a Grantor pursuant to Section 5.13 of the Credit Agreement, any Real Property interests which are acquired by any Grantor; (f) motor vehicles, aircraft, rolling stock and vessels; (g) any “intent to use” Trademark applications for which a statement of use or an amendment to allege use has not been filed (it being understood that upon the filing of such statement of use or amendment to allege use, such

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Trademark application (and any and all Trademark registrations that issue therefrom) will cease to be Excluded Property and a security interest will attach to such Trademark application and any and all Trademark registrations that issue therefrom); (h) payroll accounts, trust accounts, escrow accounts, zero balance accounts or substantially similar accounts (but excluding the Escrow Account, which shall constitute Collateral) and accounts subject to liens permitted pursuant to Section 6.02 of the Credit Agreement; (i) all interests in the Equity Interests of Enviva Pellets Wiggins, LLC; provided that such interests shall be Excluded Property only to the extent and for so long as Enviva Pellets Wiggins, LLC is not a Wholly Owned Domestic Subsidiary; and (j) any assets of any Grantor if and only for so long as the grant of security interests in such assets (i) would be prohibited by applicable law or regulation or (ii) would require the consent of any Governmental Authority (in each case in clauses (i) and (ii), except to the extent such prohibition or consent requirement is unenforceable after giving effect to applicable provisions of the Uniform Commercial Code of any relevant jurisdiction or any other applicable law); provided that, with respect to this clause (j), Excluded Property shall not include any proceeds or receivables of any of the foregoing, the assignment of which is expressly deemed effective under the Uniform Commercial Code notwithstanding such prohibitions or consent requirement; provided further that, with respect to this clause (j), any such assets shall be Excluded Property only to the extent and for so long as the consequences specified above shall exist and shall cease to be Excluded Property and shall become subject to the Liens granted under the Security Documents, immediately and automatically, at such time as such consequences shall no longer exist.

“Excluded Swap Obligation” shall mean, with respect to any Guarantor or Grantor, any Swap Obligation if, and to the extent that, all or a portion of such Guarantor’s guarantee of, or such Grantor’s grant of a security interest to secure, such Swap Obligation (or any guarantee thereof) is or becomes illegal under the Commodity Exchange Act or any rule, regulation or order of the Commodity Futures Trading Commission (or the application or official interpretation of any thereof) by virtue of such Guarantor’s or Grantor’s failure for any reason not to constitute an “eligible contract participant” as defined in the Commodity Exchange Act and the regulations thereunder at the time such Guarantor’s guarantee or such Grantor’s grant of a security interest becomes effective with respect to such related Swap Obligation. If a Swap Obligation arises under a master agreement governing more than one swap, such exclusion shall apply only to the portion of such Swap Obligation that is attributable to swaps for which such guarantee or grant of a security interest is or becomes illegal.

“General Intangibles” (i) shall mean all “general intangibles” as defined in Article 9 of the UCC, including “payment intangibles” also as defined in Article 9 of the UCC and (ii) shall include all interest rate or currency protection or hedging arrangements, all tax refunds, all licenses, permits, concessions and authorizations, all Assigned Agreements and all Intellectual Property (in each case, regardless of whether characterized as general intangibles under the UCC).

“Goods” (i) shall mean all “goods” as defined in Article 9 of the UCC and (ii) shall include all Inventory and Equipment (in each case, regardless of whether characterized as goods under the UCC).

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“Grantor Supplement” shall mean any supplement to this Agreement in substantially the form of Exhibit A.

“Grantors” shall have the meaning set forth in the preamble and shall include each Additional Grantor.

“Insolvency or Liquidation Proceeding” shall mean:

(a) any voluntary or involuntary case or proceeding under any Debtor Relief Law with respect to any Loan Party;

(b) any other voluntary or involuntary insolvency, reorganization or bankruptcy case or proceeding, or any receivership, liquidation, reorganization or other similar case or proceeding with respect to any Loan Party or with respect to a material portion of their respective assets;

(c) any liquidation, dissolution, reorganization or winding up of any Loan Party whether voluntary or involuntary and whether or not involving insolvency or bankruptcy; or

(d) any assignment for the benefit of creditors or any other marshalling of assets and liabilities of any Loan Party.

“Instruments” shall mean all “instruments” as defined in Article 9 of the UCC.

“Insurance” shall mean (i) all insurance policies covering any or all of the Collateral (regardless of whether the Collateral Agent is the loss payee thereof) and (ii) any key man life insurance policies.

“Intellectual Property” shall mean, collectively, all intellectual property and proprietary rights, whether arising under United States, multinational or foreign laws or otherwise, including, without limitation, the Copyrights, the Copyright Licenses, the Patents, the Patent Licenses, the Trademarks, the Trademark Licenses, the Trade Secrets, and the Trade Secret Licenses, together with: (i) the right to sue or otherwise recover for past, present and future infringement, dilution, misappropriation, or other violation or impairment of any of the foregoing or for any injury to goodwill, (ii) all Proceeds of the foregoing, including license fees, royalties, income, payments, claims, damages, and proceeds of suit now or hereafter due and/or payable with respect thereto, and (iii) all other rights corresponding thereto throughout the world.

“Intellectual Property Security Agreements” shall mean the Copyright Security Agreement substantially in the form of Exhibit F hereto, the Patent Security Agreement substantially in the form of Exhibit G hereto, and the Trademark Security Agreement substantially in the form of Exhibit H hereto.

“Inventory” shall mean (i) all “inventory” as defined in Article 9 of the UCC and (ii) all goods held for sale or lease or to be furnished under contracts of service or so leased or furnished, all raw materials, work in process, finished goods, and materials used or consumed in the manufacture, packing, shipping, advertising, selling, leasing, furnishing or production of such

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inventory or otherwise used or consumed in any Grantor’s business; all goods in which any Grantor has an interest in mass or a joint or other interest or right of any kind; and all goods which are returned to or repossessed by any Grantor, all computer programs embedded in any goods and all accessions thereto and products thereof (in each case, regardless of whether characterized as inventory under the UCC).

“Investment Related Property” shall mean, in respect of each Grantor, (i) all “investment property” (as such term is defined in Article 9 of the UCC) and (ii) all of the following (regardless of whether classified as investment property under the UCC): all Pledged Equity Interests, Pledged Debt, the Escrow Collateral, each Securities Account, Commodity Account and each Deposit Account and certificates of deposit.

“Letter of Credit Right” shall mean “letter-of-credit right” as defined in Article 9 of the UCC.

“Money” shall mean “money” as defined in Article 1 of the UCC.

“Obligations” shall mean all amounts owing to any Secured Party by the Borrower or any other Loan Party pursuant to the terms of the Credit Agreement or any other Loan Document, or pursuant to the terms of any Secured Hedging Agreement, or pursuant to the terms of any Guarantee thereof, together with the due and punctual performance of all other obligations of the Borrower and the other Loan Parties to any Secured Party under or pursuant to the terms of the Credit Agreement, the other Loan Documents, any Secured Hedging Agreement or any other agreement or document entered into by any Loan Party in connection herewith or therewith, in each case whether direct or indirect (including those acquired by assumption), absolute or contingent, due or to become due, now existing or hereafter arising and whether on account of principal, interest, fees, indemnities, costs, expenses (including all fees, charges and disbursements of counsel to the Arrangers, any Agent, any Issuing Bank, the Swing Line Lender or any Lender that are required to be paid by the Borrower or any other Loan Party pursuant to the Credit Agreement or any other Loan Document) or otherwise, and including interest accruing after the maturity of the Loan and interest and fees that accrue after the commencement of any Insolvency or Liquidation Proceeding with respect to any Loan Party, whether or not such interest and fees would be allowed in such Insolvency or Liquidation Proceeding.

“Patent Licenses” shall mean all agreements, licenses and covenants providing for the granting of any right in, to or under Patents or otherwise providing for a covenant not to sue (whether such Grantor is licensee or licensor thereunder).

“Patents” shall mean all United States and foreign patents and certificates of invention, or similar industrial property rights, and applications for any of the foregoing, all reissues, divisions, continuations, continuations-in-part, extensions, renewals, and reexaminations thereof and all inventions and improvements described therein.

“Permitted Liens” shall mean Liens permitted under all the Loan Documents.

“Pledged Debt” shall mean all Indebtedness for borrowed money owed to such Grantor, including all Indebtedness for borrowed money described on Schedule 4.3 under the

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heading “Pledged Debt” (as such schedule may be amended or supplemented from time to time), issued by the obligors named therein, the instruments evidencing such Indebtedness for borrowed money, and all interest, Cash, instruments and other property or proceeds from time to time received, receivable or otherwise distributed in respect of or in exchange for any or all of such Indebtedness for borrowed money.

“Pledged Equity Interests” shall mean all Equity Interests described on Schedule 4.3 under the heading “Pledged Equity Interests” (as such schedule may be amended or supplemented from time) and the Equity Interests owned by such Grantor that are required to be pledged pursuant to Section 5.13(c) of the Credit Agreement, including and the certificates, if any, representing such Pledged Equity Interests, and all dividends, distributions, return of capital, Cash, instruments and other property from time to time received, receivable or otherwise distributed in respect of or in exchange for any or all of the Pledged Equity Interests.

“Proceeds” shall mean: (i) all “proceeds” as defined in Article 9 of the UCC, (ii) payments or distributions made with respect to any Investment Related Property and (iii) whatever is receivable or received when Collateral or proceeds are sold, exchanged, collected or otherwise disposed of, whether such disposition is voluntary or involuntary.

“Qualified ECP Guarantor” shall mean, in respect of any Swap Obligations, each Loan Party that has total assets exceeding $10,000,000 at the time the relevant Guarantee or grant of the relevant security interest becomes effective with respect to such Swap Obligation or such other person as constitutes an “eligible contract participant” under the Commodity Exchange Act or any regulations promulgated thereunder and can cause another person to qualify as an “eligible contract participant” at such time by entering into a keepwell under Section 1a(18)(A)(v)(II) of the Commodity Exchange Act.

“Receivables” shall mean all rights to payment, whether or not earned by performance or achievement of milestones, for goods or other property sold, leased, licensed, assigned or otherwise disposed of, or services rendered or to be rendered, including all such rights constituting or evidenced by any Account, Chattel Paper, Instrument, General Intangible or Investment Related Property, together with all of Grantor’s rights, if any, in any goods or other property giving rise to such right to payment and all Collateral Support and Supporting Obligations related thereto and all Receivables Records.

“Receivables Records” shall mean (i) all original copies of all documents, instruments or other writings or electronic records or other Records evidencing the Receivables, (ii) all books, correspondence, credit or other files, Records, ledger sheets or cards, invoices, and other papers relating to Receivables, including all tapes, cards, computer tapes, computer discs, computer runs, record keeping systems and other papers and documents relating to the Receivables, whether in the possession or under the control of Grantor or any computer bureau or agent from time to time acting for Grantor or otherwise, (iii) all evidences of the filing of financing statements and the registration of other instruments in connection therewith, and amendments, supplements or other modifications thereto, notices to other creditors or secured parties, and certificates, acknowledgments, or other writings, including lien search reports, from filing or other registration officers, (iv) all credit information, reports and memoranda relating thereto and (v) all other written or nonwritten forms of information related in any way to the foregoing or any Receivable.

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“Record” shall have the meaning set forth in Article 9 of the UCC.

“Recovery” shall have the meaning assigned in Section 11.3.

“Secured Obligations” shall mean all Obligations other than Excluded Swap Obligations.

“Securities” shall mean any stock, shares, partnership interests, voting trust certificates, certificates of interest or participation in any profit-sharing agreement or arrangement, options, warrants, bonds, debentures, notes, or other evidences of indebtedness, secured or unsecured, convertible, subordinated or otherwise, or in general any instruments commonly known as “securities” or any certificates of interest, shares or participations in temporary or interim certificates for the purchase or acquisition of, or any right to subscribe to, purchase or acquire, any of the foregoing.

“Securities Accounts” (i) shall mean all “securities accounts” as defined in Article 8 of the UCC and (ii) shall include, without limitation, all of the accounts listed on Schedule 4.3 under the heading “Securities Accounts” (as such schedule may be amended or supplemented from time to time).

“Securities Act” shall mean the Securities Act of 1933, as amended from time to time, and any successor statute.

“Security Entitlements” shall mean all “security entitlements” as defined in Article 8 of the UCC.

“Supporting Obligation” shall mean all “supporting obligations” as defined in Article 9 of the UCC.

“Swap Obligation” shall mean, with respect to any Guarantor, any obligation to pay or perform under any agreement, contract or transaction that constitutes a “swap” within the meaning of Section 1a(47) of the Commodity Exchange Act.

“Trademark Licenses” shall mean any and all agreements providing for the granting of any right in or to Trademarks or otherwise providing for a covenant not to sue or permitting coexistence (whether such Grantor is licensee or licensor thereunder).

“Trademarks” shall mean all United States, and foreign trademarks, trade names, trade dress, corporate names, company names, business names, fictitious business names, Internet domain names, service marks, certification marks, collective marks, logos, other source or business identifiers, designs and general intangibles of a like nature, all registrations and applications for any of the foregoing, all extensions and renewals of any of the foregoing, and all of the goodwill of the business connected with the use of and symbolized by the foregoing.

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“Trade Secret Licenses” shall mean any and all agreements providing for the granting of any right in or to Trade Secrets (whether such Grantor is licensee or licensor thereunder).

“Trade Secrets” shall mean all trade secrets and all other confidential or proprietary information and know-how whether or not the foregoing has been reduced to a writing or other tangible form, including all documents and things embodying the foregoing.

“Uniform Commercial Code” or “UCC” shall mean the Uniform Commercial Code as in effect from time to time in the state of New York; provided that if, with respect to any financing statement or by reason of any provisions of law, the perfection or the effect of perfection or non-perfection of the security interests granted to the Collateral Agent pursuant to the applicable Security Document is governed by the Uniform Commercial Code as in effect in a jurisdiction of the United States other than New York, UCC shall mean the Uniform Commercial Code as in effect from time to time in such other jurisdiction for purposes of the provisions of each Loan Document and any financing statement relating to such perfection or effect of perfection or non-perfection.

“Uncertificated Securities Control Agreement” shall mean an agreement substantially in the form of Exhibit B.

“Uncertificated Securities” shall mean all “uncertificated securities” as defined in Article 8 of the UCC.

“Unreimbursed Amounts” shall mean any unreimbursed drawings with respect to any Letter of Credit.

“United States” shall mean the United States of America.

1.2 Definitions; Interpretation. All capitalized terms used herein (including the preamble and recitals hereto) and not otherwise defined herein or in the Credit Agreement shall have the meanings ascribed thereto in the UCC. References to “Sections,” “Exhibits” and “Schedules” shall be to Sections, Exhibits and Schedules, as the case may be, of this Agreement unless otherwise specifically provided. Section headings in this Agreement are included herein for convenience of reference only and shall not constitute a part of this Agreement for any other purpose or be given any substantive effect. Any of the terms defined herein may, unless the context otherwise requires, be used in the singular or the plural, depending on the reference. The use herein of the word “include” or “including”, when following any general statement, term or matter, shall not be construed to limit such statement, term or matter to the specific items or matters set forth immediately following such word or to similar items or matters, whether or not non-limiting language (such as “without limitation” or “but not limited to” or words of similar import) is used with reference thereto, but rather shall be deemed to refer to all other items or matters that fall within the broadest possible scope of such general statement, term or matter. All references herein to provisions of the UCC shall include all successor provisions under any subsequent version or amendment to any Article of the UCC. The terms “lease” and “license” shall include “sub-lease” and “sub license”, as applicable.

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SECTION 2. GRANT OF SECURITY.

2.1 Grant of Security.

(a) Subject to Section 2.2, each Grantor hereby grants to the Collateral Agent, for the benefit of the Secured Parties, a security interest in and continuing Lien on all of such Grantor’s right, title and interest in, to and under all personal property of such Grantor including, but not limited to the following, in each case whether now existing or hereafter acquired or arising and wherever located (all of which being hereinafter collectively referred to as the “Collateral”):

(i) Accounts;

(ii) Chattel Paper;

(iii) Documents;

(iv) General Intangibles;

(v) Goods;

(vi) Instruments;

(vii) Insurance;

(viii) Intellectual Property;

(ix) Investment Related Property (including Deposit Accounts);

(x) Letter of Credit Rights;

(xi) Money;

(xii) Receivables and Receivable Records;

(xiii) Commercial Tort Claims;

(xiv) the Escrow Collateral;

(xv) to the extent not otherwise included above, all Collateral Records, Collateral Support and Supporting Obligations relating to any of the foregoing; and

(xvi) to the extent not otherwise included above, all Proceeds, products, accessions, rents and profits of or in respect of any of the foregoing.

2.2 Certain Limited Exclusions. Notwithstanding anything herein to the contrary, in no event shall the Collateral include or the security interest or Lien granted under Section 2.1 attach to any Excluded Property. Each Grantor and the Collateral Agent hereby acknowledges and agrees that the Lien created hereby in the Collateral is not, in and of itself, to be construed as

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a grant of a fee interest (as opposed to a Lien) in any Copyrights, Patents or Trademarks. Except as expressly provided herein, no Grantor shall be required to take any action intended to cause any Excluded Property to constitute Collateral, and none of the covenants or representations and warranties herein shall be deemed to apply to any property constituting Excluded Property. Notwithstanding any other provision of this Agreement, the provisions of this Agreement shall not apply to, and the Collateral shall not include, assets as to which the Collateral Agent shall reasonably determine that the costs (including any applicable stamp, intangibles or other taxes) of obtaining a security interest therein or perfection thereof outweigh the benefit to the Secured Parties of the incremental security to be afforded thereby.

SECTION 3. SECURITY FOR OBLIGATIONS; GRANTORS REMAIN LIABLE.

3.1 Security for Obligations. The security created hereby secures, and the Collateral is collateral security for, the prompt and complete payment or performance in full when due, whether at stated maturity, by required prepayment, declaration, acceleration, demand or otherwise (including the payment of amounts that would become due but for the operation of the automatic stay under Section 362(a) of the Bankruptcy Code, 11 U.S.C. §362(a) (and any successor provision thereof)), of all Secured Obligations.

3.2 Continuing Liability Under Collateral. Notwithstanding anything herein to the contrary, (i) each Grantor shall remain liable for all obligations under the Collateral and nothing contained herein is intended or shall be a delegation of duties to the Collateral Agent or any other Secured Party, (ii) each Grantor shall remain liable under each of the agreements included in the Collateral, including any agreements relating to Pledged Equity Interests, to perform all of the obligations undertaken by it thereunder all in accordance with and pursuant to the terms and provisions thereof and neither the Collateral Agent nor any other Secured Party shall have any obligation or liability under any of such agreements by reason of or arising out of this Agreement or any other document related thereto nor shall the Collateral Agent nor any other Secured Party have any obligation to make any inquiry as to the nature or sufficiency of any payment received by it or have any obligation to take any action to collect or enforce any rights under any agreement included in the Collateral, including any agreements relating to Pledged Equity Interests, and (iii) the exercise by the Collateral Agent of any of its rights hereunder shall not release any Grantor from any of its duties or obligations under the contracts and agreements included in the Collateral.

SECTION 4. REPRESENTATIONS AND WARRANTIES AND COVENANTS.

4.1 Generally.

Each Grantor hereby represents and warrants, on the Closing Date, that:

(i) it has indicated on Schedule 4.1(A): (v) its full legal name, (w) its type of organization, (x) its jurisdiction of organization, (y) its organizational identification number (if one exists) and (z) the jurisdiction where the chief executive office or its sole place of business is (or the principal residence if it is a natural person), and for the one-year period preceding the date hereof has been, located;

(ii) it has no trade names other than as listed on Schedule 4.1(B);

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(iii) except as provided on Schedule 4.1(C), it has not changed its name, jurisdiction of organization, chief executive office or sole place of business (or principal residence it is a natural person) or its corporate structure in any way (e.g., by merger, consolidation, change in corporate form or otherwise) within the past five (5) years;

(iv) it is not a “transmitting utility” as defined in Section 9-102(a)(80) of the UCC; and

(v) other than the Collateral Agent and any automatic control in favor of a “bank”, “securities intermediary” or “commodity intermediary” (as such terms are defined in the UCC) maintaining a Deposit Account, Securities Account, Commodity Contract or Escrow Account, no Person is in Control of any Collateral.

4.2 Receivables.

(a) Representations and Warranties. To each Grantor’s knowledge, as of the Closing Date, none of the Receivables owned by such Grantor is evidenced by, or constitutes, an Instrument or Chattel Paper in excess of $1,000,000 individually or $4,000,000 in the aggregate which has not been delivered to, or otherwise subjected to the control of, the Collateral Agent and none of the Account Debtors in respect of the foregoing Receivables is the government of the United States, any agency or instrumentality thereof, any state or municipality or any foreign sovereign (it being acknowledged and agreed that Receivables evidenced by, or constituting, an Instrument or Chattel Paper in lower amounts need not be delivered or subjected to the control of the Collateral Agent).

(b) Covenants and Agreements. Each Grantor hereby covenants and agrees that, except as otherwise provided in this subsection (b), such Grantor shall continue to collect in the ordinary course of business and consistent with past practice, at its own expense, all amounts due or to become due to such Grantor under the Receivables and any Supporting Obligation. Following the occurrence of and during the continuance of an Event of Default, the Collateral Agent shall have the right at any time, upon concurrent written notice to each Grantor of its intention to do so, (i) to notify, and/or require such Grantor to notify, any Account Debtor of the Collateral Agent’s security interest in the Receivables and any Supporting Obligation, (ii) to direct, and/or cause such Grantor to direct, such Account Debtors to make payment of all amounts due or to become due to such Grantor thereunder directly to the Collateral Agent, and (iii) upon such concurrent notification and at the expense of such Grantor, to enforce collection of any such Receivables and to adjust, settle or compromise the amount or payment thereof, in the same manner and to the same extent as such Grantor might have done. After receipt by any Grantor of the written notice from the Collateral Agent referred to in the preceding sentence, any payments of Receivables received by such Grantor shall be forthwith (and in any event within two (2) Business Days) deposited by such Grantor in the exact form received, duly indorsed by such Grantor to the Collateral Agent, if required by the Collateral Agent, in an account maintained under the sole dominion and control of the Collateral Agent, and until so turned over, all amounts and proceeds (including checks and other instruments) received by such Grantor in respect of the Receivables, any Supporting Obligation or Collateral Support shall be received in trust for the benefit of the Collateral Agent hereunder and shall be segregated from other funds of

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such Grantor and such Grantor shall not adjust, settle or compromise the amount or payment of any Receivable, or release wholly or partly any Account Debtor or obligor thereof, or allow any credit or discount thereon.

(c) Delivery and Control of Receivables. With respect to any Receivables hereafter arising in excess of $1,000,000 individually or $4,000,000 in the aggregate (i) that is evidenced by, or constitutes, Chattel Paper or Instruments, the applicable Grantor shall cause each originally executed copy thereof to be delivered to the Collateral Agent (or its agent or designee) appropriately indorsed to the Collateral Agent or indorsed in blank, or (ii) which would constitute “electronic chattel paper” under Article 9 of the UCC, the applicable Grantor shall use commercially reasonable efforts to give the Collateral Agent control over such Receivables (within the meaning of Section 9-105 of the UCC), in each case, within thirty (30) days of such Grantor acquiring rights therein.

4.3 Investment Related Property.

4.3.1 Investment Related Property Generally

(a) Covenants and Agreements. Each Grantor hereby covenants and agrees that:

(i) With respect to any Investment Related Property issued by a Subsidiary of such Grantor and any other Investment Related Property with a fair market value in excess of $1,000,000 individually that is a Certificated Security or that is an “instrument” (other than any Investment Related Property credited to a Securities Account) owned by such Grantor, it shall cause such certificate or instrument to be delivered to the Collateral Agent, indorsed in blank by an “effective indorsement” (as defined in Section 8-107 of the UCC), regardless of whether such certificate constitutes a “certificated security” for purposes of the UCC.

(ii) With respect to any Investment Related Property issued by a Subsidiary of such Grantor and any other Investment Related Property with a fair market value in excess of $1,000,000 individually that is an Uncertificated Security (other than any Uncertificated Securities credited to a Securities Account) owned by such Grantor, it shall cause the issuer of such uncertificated security, or, in the event such issuer is not an Affiliate of such Grantor, it shall use commercially reasonable efforts to cause such issuer of such uncertificated security, to either (i) register the Collateral Agent as the registered owner thereof on the books and records of the issuer or (ii) execute an agreement substantially in the form of Exhibit B hereto or such other form reasonably satisfactory to the Collateral Agent, pursuant to which such issuer agrees to comply with the Collateral Agent’s instructions with respect to such uncertificated security without further consent by such Grantor.

(iii) In addition to the foregoing, subject to Section 5.13(c) of the Credit Agreement, if any issuer of any Investment Related Property with a fair market value in excess of $1,000,000 owned by a Grantor is located in a jurisdiction outside of the United States, such Grantor shall take such additional actions, or, in the event such

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issuer is not an Affiliate of such Grantor, it shall use commercially reasonable efforts to take such additional actions, including causing the issuer to register the pledge on its books and records or making such filings or recordings, in each case as may be necessary under the laws of such issuer’s jurisdiction to insure the validity, perfection and priority of the security interest of the Collateral Agent. Upon the occurrence and during the continuance of an Event of Default, the Collateral Agent shall have the right, without notice to any Grantor, to transfer all or any portion of the Investment Related Property to its name or the name of its nominee or agent. In addition, from and after the occurrence of and during the continuance of an Event of Default, the Collateral Agent shall have the right at any time, without notice to any Grantor, subject to the terms of such Investment Related Property, to exchange any certificates or instruments representing any such Investment Related Property for certificates or instruments of smaller or larger denominations.

(b) Voting and Distributions.

(i) So long as no Event of Default shall have occurred and be continuing, and for purposes of clause (1) below, until such time as a Grantor shall have received notice from the Collateral Agent pursuant to clause (ii) below:

(1)	such Grantor shall be entitled to exercise or refrain from exercising any and all voting and other consensual rights pertaining to the Investment Related Property or any part thereof for any purpose not inconsistent with the terms of this Agreement or the other Loan Documents;

(2)	the Collateral Agent shall promptly execute and deliver (or cause to be executed and delivered) to such Grantor all proxies, and other instruments as such Grantor may from time to time reasonably request for the purpose of enabling such Grantor to exercise the voting and other consensual rights when and to the extent which it is entitled to exercise pursuant to clause (1) above; and

(3)	each Grantor shall be entitled to receive and retain any and all dividends, interest and other distributions paid in respect of any Investment Related Property for any purpose not inconsistent with the terms of this Agreement or the other Loan Documents.

(ii) Upon the occurrence and during the continuance of an Event of Default:

(1)	all rights of each Grantor to exercise or refrain from exercising the voting and other consensual rights which it would otherwise be entitled to exercise pursuant to Section 4.3.1(b)(i)(1) shall, upon notice from the Collateral Agent to such Grantor cease and all such rights shall thereupon become vested in the Collateral Agent who shall thereupon have the sole right to exercise such voting and other consensual rights;

(2)	all rights of each Grantor to receive the dividends, interest and other distributions that it would otherwise be authorized to receive and retain pursuant to Section

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4.3.1(b)(i)(3) shall cease, and all such rights shall thereupon become vested in the Collateral Agent who shall thereupon have the sole right to receive and hold as Investment Related Property such dividends, interest and other distributions; and

(3)	in order to permit the Collateral Agent to exercise the voting and other consensual rights which it may be entitled to exercise pursuant hereto and to receive all dividends and other distributions which it may be entitled to receive hereunder: each Grantor (A) shall promptly execute and deliver (or cause to be executed and delivered) to the Collateral Agent all proxies, dividend payment orders and other instruments as the Collateral Agent may from time to time reasonably request and (B) acknowledges that the Collateral Agent may utilize the power of attorney set forth in Section 6.1.

4.3.2 Pledged Equity Interests

(a) Representations, Warranties and Covenants. Each Grantor hereby represents and warrants, on the Closing Date, and covenants that:

(i) Schedule 4.3 (as such schedule may be amended or supplemented from time to time) sets forth under the heading “Pledged Equity Interests” all of the Pledged Equity Interests owned by such Grantor and such Pledged Equity Interests constitute the percentage of issued and outstanding shares of stock, percentage of membership interests, percentage of partnership interests or percentage of beneficial interest of the respective issuers thereof indicated on such Schedule;

(ii) (1) each of the Pledged Equity Interests that is pledged by such Grantor hereunder, other than the equity interests of Enviva Cottondale Acquisition II. LLC and Enviva Pellets Cottondate, LLC (collectively, the “Cottondale Pledged Equity”), constitutes a “security” under Section 8-103 of the Uniform Commercial Code and a Certificated Security and (2) such Grantor shall maintain each of the Pledged Equity Interests that are pledged by such Grantor hereunder other than the Cottondale Pledged Equity, as a “security” under Section 8-103 of the Uniform Commercial Code and as a Certificated Security;

(iii) no consent of any Person including any other general or limited partner, any other member of a limited liability company, any other shareholder or any other trust beneficiary is necessary or desirable in connection with the creation, perfection or first priority status of the security interest of the Collateral Agent in any Pledged Equity Interests pledged by such Grantor or the exercise by the Collateral Agent of the voting or other rights provided for in this Agreement with respect to such Pledged Equity Interests or the exercise of remedies in respect thereof;

(iv) such Grantor consents to the grant by each other Grantor of a security interest in all Investment Related Property to the Collateral Agent and, without limiting the foregoing, consents to the transfer of any Pledged Equity Interest to the Collateral Agent or its nominee following an Event of Default and to the substitution of the Collateral Agent or its nominee as a partner in any partnership or as a member in any limited liability company with all the rights and powers related thereto; and

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(v) such Grantor has caused the limited liability company agreement, operating agreement or partnership agreement of each entity issuing any Pledged Equity Interests, other than the Cottondale Pledged Equity, to include the provisions of Exhibit E hereto.

4.3.3 Pledged Debt

Each Grantor hereby represents and warrants, on the Closing Date, that Schedule 4.3 (as such schedule may be amended or supplemented from time to time) sets forth under the heading “Pledged Debt” all of the Pledged Debt owned by any Grantor.

4.4 Material Contracts.

Each Grantor hereby covenants and agrees that in addition to any rights under the Section of this Agreement relating to Receivables, the Collateral Agent may at any time, after the occurrence and during the continuance of an Event of Default, notify, or require any Grantor to so notify, the counterparty on any Material Contract of the security interest of the Collateral Agent therein.

4.5 Letter of Credit Rights.

(a) Representations and Warranties. Each Grantor hereby represents and warrants, on the Closing Date, that, to the knowledge of such Grantor, it has no rights as beneficiary in any letter of credit with a stated amount in excess of $1,000,000 individually except as listed on Schedule 4.5 hereto.

(b) Covenants and Agreements.

(i) Each Grantor hereby covenants and agrees that, with respect to any Letter-of-Credit-Rights included in the Collateral (other than any Letter of Credit Rights constituting a Supporting Obligation for a Receivable in which the Collateral Agent has a valid and perfected security interest) with a stated amount in excess of $1,000,000 individually hereafter arising, it shall use its commercially reasonable efforts to (x) obtain the consent of the issuer thereof to the assignment of the proceeds of the letter of credit to the Collateral Agent and (y) deliver to the Collateral Agent a completed Grantor Supplement, together with all Supplements to Schedules thereto.

(ii) Upon the occurrence of an Event of Default, each Grantor will, promptly upon request by the Collateral Agent, (i) notify (and such Grantor hereby authorizes the Collateral Agent to notify) the issuer and each nominated person with respect to any Supporting Obligations consisting of letters of credit of which such Grantor is the beneficiary that the proceeds thereof have been assigned to the Collateral Agent hereunder and any payments due or to become due in respect thereof are to be made directly to the Collateral Agent or its designee and (ii) arrange for the Collateral Agent on behalf of the Secured Parties to become the transferee beneficiary of any such letter of credit.

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4.6 Intellectual Property.

(a) Each Grantor agrees that, should it after the Closing Date (i) obtain an ownership interest in any item of Intellectual Property consisting of issued Patents and pending Patent applications, registered Trademarks and applications for the registration of Trademarks, and registered Copyrights and applications to register Copyrights, (ii) obtain an exclusive license to any registered Copyrights, (iii) (either by itself or through any agent) file any application for the registration or issuance of any Patent, Trademark or Copyright with the United States Patent and Trademark Office, the United States Copyright Office, or any similar office or agency in any other country or jurisdiction, or (iv) file a statement of use or an amendment to allege use with respect to any “intent-to-use” Trademark application that, prior to such filing, was Excluded Property (the items in clauses (i), (ii), (iii) and (iv), collectively, the “After-Acquired Intellectual Property”), then the provisions of Section 2 shall automatically apply thereto, and any such After-Acquired Intellectual Property shall automatically become part of the Collateral, and such Grantor shall, concurrently with the delivery of financial statements under paragraphs (i) and (ii) of Section 5.04(a) of the Credit Agreement, provide written notice thereof to the Collateral Agent, and, for any U.S. After-Acquired Intellectual Property promptly take the actions specified in Section 4.6(b) with respect thereto.

(b) Each Grantor shall execute and deliver to the Collateral Agent one or more Intellectual Property Security Agreements, as applicable, with respect to Intellectual Property owned by such Grantor consisting of U.S. issued Patents and pending U.S. Patent applications, U.S. registered Trademarks and applications for the registration of U.S. Trademarks, and U.S. registered Copyrights and applications to register U.S. Copyrights and included in the Collateral as of the date hereof, as well as any U.S. After-Acquired Intellectual Property, in order to record the security interest granted herein to the Collateral Agent for the benefit of the Secured Parties with the United States Patent and Trademark Office or the United States Copyright Office, as applicable.

(c) Notwithstanding anything contained herein to the contrary, but subject to the provisions of the Loan Documents that limit the rights of any Grantor to take or fail to take any actions with respect to its property, so long as no instruction by the Collateral Agent acting at the direction of the Secured Parties has been delivered in connection with the occurrence and continuance of an Event of Default, such Grantor may exploit, use, enjoy, protect, license, sublicense, assign, sell, dispose of or take other actions with respect to the Intellectual Property in the ordinary course of the business of such Grantor. Further, upon the release of the Liens on the applicable Collateral in accordance with the terms of Section 8 of this Agreement, the Collateral Agent shall transfer to the applicable Grantor the license granted pursuant to section (a) above. The exercise of rights and remedies under Section 7 by the Collateral Agent shall not terminate the rights of the holders of any licenses or sublicenses theretofore granted by any Grantor in accordance with the first sentence of this section (b).

(d) At any time after an instruction by the Collateral Agent acting at the direction of the Secured Parties has been delivered in connection with the occurrence and continuance of an Event of Default, each Grantor shall, upon the request of the Collateral Agent, deliver to the Collateral Agent a schedule listing all Intellectual Property and take such other action as the Collateral Agent shall deem necessary to perfect the Liens created hereunder in all such Collateral.

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4.7 Commercial Tort Claims.

(a) Representations and Warranties. Each Grantor hereby represents and warrants, on the Closing Date, that to such Grantor’s knowledge, except as listed on Schedule 4.7 hereto, such Grantor has no Commercial Tort Claims which could reasonably be expected to result in an award for damages in excess of $4,000,000 individually and additional Commercial Tort Claims as to which such Grantor has complied with clause (b) below.

(b) Covenants and Agreements. Each Grantor hereby covenants and agrees that, with respect to any Commercial Tort Claim of such Grantor hereafter arising which could reasonably be expected to result in an award for damages in excess of $4,000,000 individually, it shall deliver to the Collateral Agent a completed Grantor Supplement, together with all Supplements to Schedules thereto, identifying such new Commercial Tort Claims.

4.8 Securities Accounts, Securities Entitlements, Deposit Accounts, Commodity Contracts and Commodity Accounts.

(a) Representations and Warranties. Each Grantor hereby represents and warrants, on the Closing Date, that Schedule 4.3 (as such schedule may be amended or supplemented from time to time) sets forth under the appropriate headings thereof all of such Grantor’s: (1) Securities Accounts, (2) Deposit Accounts and (3) Commodity Contracts and Commodity Accounts, in each case, other than any Securities Accounts, Deposit Accounts, Commodity Contracts and Commodity Accounts which constitute Excluded Property.

(b) Covenants and Agreements. Each Grantor hereby covenants and agrees that:

(i) subject to clause (iii) of this Section 4.8(b), with respect to any Deposit Accounts, Securities Accounts, Security Entitlements, Commodity Accounts and Commodity Contracts included in the Collateral and the Escrow Collateral (and, for the avoidance of doubt, excluding any of the foregoing which constitute Excluded Property), each Grantor shall ensure that the Collateral Agent has Control thereof;

(ii) with respect to any Securities Accounts or Securities Entitlements included in the Collateral, such Control shall be accomplished by the applicable Grantor causing the Securities Intermediary maintaining such Securities Account or Securities Entitlements to enter into an agreement substantially in the form of Exhibit C hereto (or such other agreement in form and substance reasonably satisfactory to the Collateral Agent) pursuant to which such Securities Intermediary shall agree to comply with the Collateral Agent’s entitlement orders (as defined in Section 8-102(a)(8) of the UCC) without further consent by such Grantor;

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(iii) with respect to any Deposit Account included in the Collateral with a daily average balance in excess of $1,000,000 individually or $4,000,000 in the aggregate, such Control shall be accomplished by the applicable Grantor causing the depositary institution maintaining such Deposit Account to enter into an agreement substantially in the form of Exhibit D hereto (or such other agreement in form and substance reasonably satisfactory to the Collateral Agent), pursuant to which the Bank (within the meaning of Section 9-102(a)(8) of the UCC) shall agree to comply with the Collateral Agent’s instructions with respect to disposition of funds in the Deposit Account without further consent by such Grantor; and

(iv) with respect to any Commodity Accounts or Commodity Contracts included in the Collateral, each Grantor shall cause Control in favor of the Collateral Agent in a manner reasonably acceptable to the Collateral Agent.

Notwithstanding the foregoing or any other provision of the Loan Documents to the contrary, the Escrow Agreement shall be deemed to meet the requirements of this Section 4.8 solely with respect to the Escrow Account governed by, and subject to, the Escrow Agreement for so long as the Escrow Account is governed by the Escrow Agreement.

SECTION 5. FURTHER ASSURANCES; ADDITIONAL GRANTORS.

5.1 Further Assurances.

(a) Each Grantor agrees that, from time to time at the expense of the Grantors, it shall promptly execute and deliver all further instruments and documents, and take all further action, that may be necessary, or that the Collateral Agent may reasonably request, in order to create and/or maintain the validity, perfection or priority of and protect any security interest granted or purported to be granted hereby or to enable the Collateral Agent to exercise and enforce its rights and remedies hereunder with respect to any Collateral. Without limiting the generality of the foregoing, each Grantor shall:

(i) file such financing or continuation statements, or amendments thereto, record security interests in intellectual property, and execute and deliver such other agreements, instruments, endorsements, powers of attorney or notices, as may be necessary, or as the Collateral Agent may reasonably request, in order to effect, reflect, perfect and preserve the security interests granted or purported to be granted hereby; and

(ii) take all actions necessary to ensure the recordation of appropriate evidence of the liens and security interest granted hereunder in the Intellectual Property with any intellectual property registry in which said Intellectual Property is registered or in which an application for registration is pending including the United States Patent and Trademark Office, the United States Copyright Office, the various Secretaries of State, and the foreign counterparts on any of the foregoing.

(b) Each Grantor hereby authorizes the Collateral Agent to file a Record or Records, including financing or continuation statements, intellectual property security agreements and amendments thereto, in any jurisdictions and with any filing offices as the

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Collateral Agent may reasonably determine are necessary or advisable to perfect the security interest granted to the Collateral Agent herein. Any such financing statements may describe the Collateral in the same manner as described herein or may contain an indication or description of the Collateral that describes such property in any other manner as the Collateral Agent may reasonably determine is necessary, advisable or prudent to ensure the perfection of the security interest in the Collateral granted to the Collateral Agent herein, including describing such property of any Grantor as “all assets” or “all personal property, whether now owned or hereafter acquired.” Each Grantor shall furnish to the Collateral Agent from time to time statements and schedules further identifying and describing the Collateral and such other reports in connection with the Collateral as the Collateral Agent may reasonably request, all in reasonable detail.

5.2 Additional Grantors. From time to time subsequent to the date hereof, additional Persons may become parties hereto as additional Grantors (each, an “Additional Grantor”) by executing a Grantor Supplement. Upon delivery of any such Grantor Supplement to the Collateral Agent, notice of which is hereby waived by the Grantors, an Additional Grantor shall be a Grantor and a Guarantor and shall be as fully a party hereto as if such Additional Grantor were an original signatory hereto. Each Grantor expressly agrees that its obligations arising hereunder shall not be affected or diminished by the addition or release of any other Grantor hereunder. This Agreement shall be fully effective as to any Grantor that is or becomes a party hereto regardless of whether any other Person becomes or fails to become or ceases to be a Grantor hereunder.

SECTION 6. COLLATERAL AGENT APPOINTED ATTORNEY-IN-FACT.

6.1 Power of Attorney. Until the Discharge of Obligations, each Grantor hereby irrevocably appoints the Collateral Agent (such appointment being coupled with an interest) as its attorney-in-fact, with full authority in the place and stead of such Grantor, as applicable, and in the name of such Grantor, as applicable, the Collateral Agent or otherwise, from time to time in the Collateral Agent’s discretion to take any action and to execute any instrument that the Collateral Agent may deem reasonably necessary or advisable to accomplish the purposes of this Agreement, including the following:

(a) upon the occurrence and during the continuance of any Event of Default, to obtain and adjust insurance required to be maintained by such Grantor or paid to the Collateral Agent pursuant to the Loan Documents;

(b) upon the occurrence and during the continuance of any Event of Default, to ask for, demand, collect, sue for, recover, compound, receive and give acquittance and receipts for moneys due and to become due under or in respect of any of the Collateral;

(c) upon the occurrence and during the continuance of any Event of Default, to receive, endorse and collect any drafts or other instruments, documents and chattel paper in connection with clause (b) above;

(d) upon the occurrence and during the continuance of any Event of Default, to file any claims or take any action or institute any proceedings that the Collateral Agent may deem necessary or desirable for the collection of any of the Collateral or otherwise to enforce the rights of the Collateral Agent with respect to any of the Collateral;

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(e) to prepare and file any UCC financing statements against such Grantor as debtor;

(f) to prepare, sign and file for recordation in any intellectual property registry appropriate evidence of the lien and security interest granted herein in the Intellectual Property in the name of such Grantor as debtor;

(g) upon the occurrence and during the continuance of any Event of Default, to take or cause to be taken all actions necessary to perform or comply or cause performance or compliance with the terms of this Agreement, including access to pay or discharge taxes or Liens (other than Permitted Liens) levied or placed upon or threatened against the Collateral, the legality or validity thereof and the amounts necessary to discharge the same to be reasonably determined by the Collateral Agent, any such payments made by the Collateral Agent to become obligations of such Grantor to the Collateral Agent, due and payable immediately without demand; and

(h) upon the occurrence and during the continuance of any Event of Default, generally to sell, transfer, pledge, make any agreement with respect to or otherwise deal with any of the Collateral as fully and completely as though the Collateral Agent were the absolute owner thereof for all purposes, and to do, at the Collateral Agent’s option and such Grantor’s expense, at any time or from time to time, all acts and things that the Collateral Agent deems reasonably necessary to protect, preserve or realize upon the Collateral and the Collateral Agent’s security interest therein in order to effect the intent of this Agreement, all as fully and effectively as such Grantor might do.

6.2 No Duty on the Part of Collateral Agent or Secured Parties. The powers conferred on the Collateral Agent hereunder are solely to protect the interests of the Secured Parties in the Collateral and shall not impose any duty upon the Collateral Agent or any other Secured Party to exercise any such powers. The Collateral Agent and the other Secured Parties shall be accountable only for amounts that they actually receive as a result of the exercise of such powers, and neither they nor any of their officers, directors, employees or agents shall be responsible to any Grantor for any act or failure to act hereunder, except in the case of their own gross negligence, bad faith or willful misconduct as determined in a final, non-appealable judgment by a court of competent jurisdiction.

SECTION 7. REMEDIES.

7.1 Generally.

(a) If any Event of Default shall have occurred and be continuing, the Collateral Agent may exercise in respect of the Collateral, in addition to all other rights and remedies provided for herein or otherwise available to it at law or in equity, all the rights and remedies of the Collateral Agent under the UCC (whether or not the UCC applies to the affected

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Collateral) to collect, enforce or satisfy any Obligations then owing, whether by acceleration or otherwise, and also may pursue any of the following separately, successively or simultaneously:

(i) require any Grantor to, and each Grantor hereby agrees that it shall at its expense and promptly upon request of the Collateral Agent forthwith, assemble all or part of the Collateral as directed by the Collateral Agent and make it available to the Collateral Agent at a place to be designated by the Collateral Agent that is reasonably convenient to both parties;

(ii) enter onto the property where any Collateral is located and take possession thereof with or without judicial process;

(iii) prior to the disposition of the Collateral, store, process, repair or recondition the Collateral or otherwise prepare the Collateral for disposition in any manner to the extent the Collateral Agent deems appropriate; and

(iv) without notice except as specified below or under the UCC, sell, assign, lease, license (on an exclusive or nonexclusive basis) or otherwise dispose of the Collateral or any part thereof in one or more parcels at public or private sale, at any of the Collateral Agent’s offices or elsewhere, for Cash, on credit or for future delivery, at such time or times and at such price or prices and upon such other terms as the Collateral Agent in its reasonable discretion may deem commercially reasonable.

(b) The Collateral Agent or any other Secured Party may be the purchaser of any or all of the Collateral at any public or private (to the extent the portion of the Collateral being privately sold is of a kind that is customarily sold on a recognized market or the subject of widely distributed standard price quotations) sale in accordance with the UCC and the Collateral Agent, as collateral agent for and representative of the Secured Parties, shall be entitled, for the purpose of bidding and making settlement or payment of the purchase price for all or any portion of the Collateral sold at any such sale made in accordance with the UCC, to, use and apply any of the Obligations as a credit on account of the purchase price for any Collateral payable by the Collateral Agent at such sale. Each purchaser at any such sale shall hold the property sold absolutely free from any claim or right on the part of any Grantor, and each Grantor hereby waives (to the extent permitted by applicable law) all rights of redemption, stay and/or appraisal which it now has or may at any time in the future have under any rule of law or statute now existing or hereafter enacted. Each Grantor agrees that, to the extent notice of sale shall be required by law, at least ten (10) days’ notice to such Grantor of the time and place of any public sale or the time after which any private sale is to be made shall constitute reasonable notification. The Collateral Agent shall not be obligated to make any sale of Collateral regardless of notice of sale having been given. The Collateral Agent may adjourn any public or private sale from time to time by announcement at the time and place fixed therefor, and such sale may, without further notice, be made at the time and place to which it was so adjourned. Each Grantor agrees that it would not be commercially unreasonable for the Collateral Agent to dispose of the Collateral or any portion thereof by using Internet sites that provide for the auction of assets of the types included in the Collateral or that have the reasonable capability of doing so, or that match buyers and sellers of assets. Each Grantor hereby waives any claims against the Collateral Agent arising by reason of the fact that the price at which any Collateral may have been sold at such a private sale was less than the price which might have been obtained at a public sale, even if the Collateral Agent accepts the first offer received and does not offer such Collateral to more than one offeree. If the proceeds of any sale or other disposition of the Collateral are insufficient to

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pay all the Obligations, the Grantors shall be liable for the deficiency and the reasonable and documented fees of any attorneys employed by the Collateral Agent to collect such deficiency. Each Grantor further agrees that a breach of any of the covenants contained in this Section will cause irreparable injury to the Collateral Agent, that the Collateral Agent has no adequate remedy at law in respect of such breach and, as a consequence, that each and every covenant contained in this Section shall be specifically enforceable against such Grantor, and such Grantor hereby waives and agrees not to assert any defenses against an action for specific performance of such covenants except for a defense that no default has occurred giving rise to the Obligations becoming due and payable prior to their stated maturities. Nothing in this Section shall in any way alter the rights of the Collateral Agent hereunder.

(c) The Collateral Agent may sell the Collateral without giving any warranties as to the Collateral. The Collateral Agent may specifically disclaim or modify any warranties of title or the like. This procedure will not be considered to adversely affect the commercial reasonableness of any sale of the Collateral.

(d) The Collateral Agent shall have no obligation to marshal any of the Collateral.

(e) Except as permitted by the Credit Agreement, until the occurrence and continuance of an Event of Default, the Collateral Agent shall not: (i) issue any instructions to any issuer of any Uncertificated Securities included in the Collateral, (ii) issue any instructions, entitlement orders or directions to any Securities Intermediary with respect to any Securities Accounts or Securities Entitlements included in the Collateral, or (iii) issue any instructions to any financial institution maintaining any Deposit Account included in the Collateral, other than, with respect to the foregoing clauses (ii) and (iii), as permitted in the Escrow Agreement.

7.2 Application of Proceeds.

(a) If an Event of Default shall have occurred and be continuing, the Collateral or any proceeds thereof received in connection with the sale or other disposition of, or collection on, such Collateral and proceeds thereof shall be applied in the following order (it being agreed that the Collateral Agent shall apply such amounts in the following order as promptly as is reasonably practicable after the receipt thereof; provided that such amounts shall not be so applied until such time as the amount of the Obligations has been determined in accordance with the terms hereof, under the terms of the relevant Loan Documents or Secured Hedging Agreements (subject to Section 7.2(b))):

first, on a pro rata basis, to the payment of all amounts due to the Collateral Agent, the Administrative Agent, the Escrow Agent and the Issuing Banks (in such capacities) under any of the Loan Documents, excluding in the case of the Issuing Banks, amounts payable in connection with any Unreimbursed Amount under any Letter of Credit;

second, on a pro rata basis to any Secured Party which has theretofore advanced or paid any fees to any Agent or Issuing Bank, other than any amounts covered by priority first, an amount equal to the amount thereof so advanced or paid by such Secured Party and for which such Secured Party has not been previously reimbursed;

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third, on a pro rata basis, to the payment of, without duplication, (i) any and all interest, principal and other amounts then due and payable in respect of the Obligations (including cash collateralization (in an amount equal to the Minimum Collateral Amount, to the extent not already funded in such amount) of all outstanding Letters of Credit) under any Loan Document, (ii) the payment of all Obligations then due and payable to any Qualified Counterparty under any Secured Hedging Agreement (including any interest due and payable in respect thereof), and (iii) all other Obligations due to any Secured Party; and

last, the balance, if any, after all of the Obligations have been paid in full in Cash, to the Grantors or as otherwise required by applicable law;

provided, however, that if, for any reason, a Secured Party does not have a valid and perfected Lien (either directly or through the Collateral Agent) on any portion of the Collateral but was entitled to such Lien pursuant to the terms of the Loan Documents, any proceeds on such portion of Collateral received by the other Secured Parties will be paid over by them to such Secured Party to the extent necessary to reflect the distribution provisions above as if all Secured Parties held such a Lien.

(b) Upon receipt of any of the monies referred to in Section 7.2(a), the Collateral Agent shall promptly provide notice to the Administrative Agent and each Qualified Counterparty of the receipt of such monies. Within 10 Business Days of the receipt of such notice, the Administrative Agent and each Qualified Counterparty shall give the Collateral Agent written certification by an authorized officer or representative thereof of the aggregate amount of the Obligations then outstanding owed by any Grantor to the Secured Parties represented by the Administrative Agent or such Qualified Counterparty under the applicable Loan Documents or Secured Hedging Agreement to be certified to as presently due and owing (and, promptly upon receipt thereof, the Collateral Agent shall provide a copy of each such certification to the Administrative Agent and each Qualified Counterparty). Unless otherwise directed by a court of competent jurisdiction or the Administrative Agent and each Qualified Counterparty, the Collateral Agent shall use the information provided for in such notices as the basis for applying such monies in accordance with Section 7.2(a).

7.3 Sales on Credit. If the Collateral Agent sells any of the Collateral upon credit, the applicable Grantor will be credited only with payments actually made by purchaser and received by the Collateral Agent and applied to indebtedness of the purchaser. In the event the purchaser fails to pay for the Collateral, the Collateral Agent may resell the Collateral and the applicable Grantor shall be credited with proceeds of the sale.

7.4 Investment Related Property. Each Grantor recognizes that, by reason of certain prohibitions contained in the Securities Act and applicable state securities laws, the Collateral Agent may be compelled, with respect to any sale of all or any part of the Investment Related Property conducted without prior registration or qualification of such Investment Related Property under the Securities Act and/or such state securities laws, to limit purchasers to those who will agree, among other things, to acquire the Investment Related Property for their own account, for investment and not with a view to the distribution or resale thereof. Each Grantor acknowledges that any such private sale may be at prices and on terms less favorable than those obtainable through a public sale without such restrictions (including a public offering made

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pursuant to a registration statement under the Securities Act) and, notwithstanding such circumstances, each Grantor agrees that any such private sale shall be deemed to have been made in a commercially reasonable manner and that the Collateral Agent shall have no obligation to engage in public sales and no obligation to delay the sale of any Investment Related Property for the period of time necessary to permit the issuer thereof to register it for a form of public sale requiring registration under the Securities Act or under applicable state securities laws, even if such issuer would, or should, agree to so register it. If the Collateral Agent determines to exercise its right to sell any or all of the Investment Related Property, upon written request, the applicable Grantor shall use commercially reasonable efforts to cause each issuer of any Pledged Equity Interests to be sold hereunder, each partnership and each limited liability company from time to time to furnish to the Collateral Agent all such information as the Collateral Agent may request in order to determine the number and nature of interest, shares or other instruments included in the Investment Related Property which may be sold by the Collateral Agent in exempt transactions under the Securities Act and the rules and regulations of the Securities and Exchange Commission thereunder, as the same are from time to time in effect.

7.5 Intellectual Property.

(a) Anything contained herein to the contrary notwithstanding, upon the occurrence and during the continuance of an Event of Default:

(i) the Collateral Agent shall have the right (but not the obligation) to bring suit or otherwise commence any action or proceeding in the name of any Grantor, the Collateral Agent or otherwise, in the Collateral Agent’s sole discretion, to enforce any Intellectual Property, in which event such Grantor shall, at the request of the Collateral Agent, do any and all lawful acts and execute any and all documents required by the Collateral Agent in aid of such enforcement and such Grantor shall promptly, upon demand, reimburse and indemnify the Collateral Agent as provided in Section 11 in connection with the exercise of its rights under this Section, and, to the extent that the Collateral Agent shall elect not to bring suit to enforce any Intellectual Property as provided in this Section, each Grantor agrees to use all reasonable measures, whether by action, suit, proceeding or otherwise, to prevent the infringement or other violation of any of such Grantor’s rights in the Intellectual Property by others and for that purpose agrees to diligently maintain any action, suit or proceeding against any Person so infringing as shall be necessary to prevent such infringement or violation;

(ii) upon written demand from the Collateral Agent, each Grantor shall grant, assign, convey or otherwise transfer to the Collateral Agent or such Collateral Agent’s designee all of such Grantor’s right, title and interest in and to the Intellectual Property and shall execute and deliver to the Collateral Agent such documents as are necessary or appropriate to carry out the intent and purposes of this Agreement;

(iii) each Grantor agrees that such an assignment and/or recording shall be applied to reduce the Obligations outstanding only to the extent that the Collateral Agent (or any other Secured Party) receives Cash proceeds in respect of the sale of, or other realization upon, the Intellectual Property;

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(iv) the Collateral Agent shall have the right to notify, or require each Grantor to notify, any obligors with respect to amounts due or to become due to such Grantor in respect of the Intellectual Property, of the existence of the security interest created herein, to direct such obligors to make payment of all such amounts directly to the Collateral Agent, and, upon such notification and at the expense of such Grantor, to enforce collection of any such amounts and to adjust, settle or compromise the amount or payment thereof, in the same manner and to the same extent as such Grantor might have done;

(v) all amounts and proceeds (including checks and other instruments) received by each Grantor in respect of amounts due to such Grantor in respect of the Collateral or any portion thereof shall be received in trust for the benefit of the Collateral Agent hereunder, shall be segregated from other funds of such Grantor and shall be forthwith paid over or delivered to the Collateral Agent in the same form as so received (with any necessary endorsement) to be held as cash collateral and applied as provided by Section 7.6; and

(vi) such Grantor shall not adjust, settle or compromise the amount or payment of any such amount or release wholly or partly any obligor with respect thereto or allow any credit or discount thereon.

(b) If (i) an Event of Default shall have occurred and, by reason of cure, waiver, modification, amendment or otherwise, no longer be continuing, (ii) no other Event of Default shall have occurred and be continuing, (iii) an assignment or other transfer to the Collateral Agent of any rights, title and interests in and to the Intellectual Property shall have been previously made and shall have become absolute and effective, and (iv) the Obligations shall not have become immediately due and payable, upon the written request of any Grantor, the Collateral Agent shall promptly execute and deliver to such Grantor, at such Grantor’s sole cost and expense, such assignments or other transfer as may be necessary to reassign to such Grantor any such rights, title and interests as may have been assigned to the Collateral Agent as aforesaid, subject to any disposition thereof that may have been made by the Collateral Agent; provided that, after giving effect to such reassignment, the Collateral Agent’s security interest granted pursuant hereto, as well as all other rights and remedies of the Collateral Agent granted hereunder, shall continue to be in full force and effect; and provided further that the rights, title and interests so reassigned shall be free and clear of any other Liens granted by or on behalf of the Collateral Agent and the Secured Parties.

(c) Solely for the purpose of enabling the Collateral Agent to exercise rights and remedies under this Section 7 and at such time as the Collateral Agent shall be lawfully entitled to exercise such rights and remedies, each Grantor hereby grants to the Collateral Agent, to the extent it has the right to do so, an irrevocable, nonexclusive license (exercisable without payment of royalty or other compensation to such Grantor), subject, in the case of Trademarks, to sufficient rights to quality control and inspection in favor of such Grantor to avoid the risk of invalidation of said Trademarks, to use, operate under, license or sublicense any Intellectual Property now owned or hereafter acquired or held by such Grantor, and wherever the same may be located (which license shall include reasonable access to all media in which any of the licensed items may be recorded or stored and to all computer programs used for the compilation or printout thereof).

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7.6 Cash Proceeds. Subject to the provisions of the Escrow Agreement to the extent applicable, any Cash held by or on behalf of the Collateral Agent for the benefit of the Secured Parties and all Cash proceeds of any Collateral shall be applied by the Collateral Agent in accordance with Section 7.2 of this Agreement.

7.7 Deposit Accounts. Subject to the provisions of the Escrow Agreement to the extent applicable, if any Event of Default shall have occurred and be continuing, the Collateral Agent may apply the balance from any Deposit Account included in the Collateral, or instruct the Bank at which any such Deposit Account is maintained to pay the balance of any such Deposit Account, in accordance with Section 7.2 of this Agreement.

SECTION 8. CONTINUING SECURITY INTEREST; TRANSFER OF ADVANCES.

This Agreement shall create a continuing security interest in the Collateral and shall remain in full force and effect until the Discharge of Obligations, be binding upon each Grantor, its respective successors and assigns, and inure, together with the rights and remedies of the Collateral Agent hereunder, to the benefit of the Collateral Agent and its successors, transferees and assigns. Without limiting the generality of the foregoing, but subject to the terms of any Loan Document, any Secured Party may assign or otherwise transfer any Obligations held by or due to it to any other Person, and such other Person shall thereupon become vested with all the benefits in respect thereof granted to such Secured Party herein or otherwise. Upon the Discharge of Obligations, the security interest granted hereby shall automatically terminate hereunder and all rights to the Collateral shall revert to the applicable Grantor. Upon any such termination and the written request of the applicable Grantor, the Collateral Agent shall, at such applicable Grantor’s expense, (x) promptly cause to be transferred and delivered, without any recourse, warranty or representation whatsoever, any Collateral and any proceeds received in respect thereof and (y) execute and deliver to such Grantor or otherwise authorize the filing of, such UCC termination statements and other documentation as the Grantor shall reasonably request to effect the termination and release of the Liens on the Collateral. Subject to any requirements of the Loan Documents, including, without limitation, Section 9.08 of the Credit Agreement, without further written consent or authorization from any Secured Party, the Collateral Agent shall execute any documents or instruments necessary to release any Collateral to the extent the relevant Secured Parties have consented to such release in accordance with the terms of the Loan Documents or such release is otherwise permitted pursuant to the Loan Documents.

SECTION 9. STANDARD OF CARE; COLLATERAL AGENT MAY PERFORM.

The powers conferred on the Collateral Agent hereunder are solely to protect its interest in the Collateral and shall not impose any duty upon it to exercise any such powers. Except for the exercise of reasonable care in the custody of any Collateral in its possession and the accounting for moneys actually received by it hereunder and other requirements of law or the UCC, the Collateral Agent shall have no duty as to any Collateral or as to the taking of any necessary steps to preserve rights against prior parties or any other rights pertaining to any

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Collateral. To the extent permitted by law, the Collateral Agent shall be deemed to have exercised reasonable care in the custody and preservation of Collateral in its possession if such Collateral is accorded treatment substantially equal to that which the Collateral Agent accords its own property. Neither the Collateral Agent nor any of its directors, officers, employees or agents shall be liable for failure to demand, collect or realize upon all or any part of the Collateral or for any delay in doing so or shall be under any obligation to sell or otherwise dispose of any Collateral upon the request of any Grantor. If any Grantor fails to perform any agreement contained herein, the Collateral Agent may itself perform, or cause performance of, such agreement, and the reasonable expenses of the Collateral Agent incurred in connection therewith shall be payable by such Grantor under this Agreement.

SECTION 10. GUARANTEE.

10.1 Guarantee of Secured Obligations. Each of the Guarantors hereby, jointly and severally, absolutely, unconditionally and irrevocably, guarantees, as primary obligor and not merely as surety, to the Administrative Agent, for the benefit of the Secured Parties and their respective successors, indorsees, transferees and assigns, the prompt and complete payment and performance by each other Guarantor, including the Borrower, when due (whether at the stated maturity, by acceleration or otherwise) of the Secured Obligations. Each Guarantor shall be liable under its guarantee set forth in this Section 10.1, without any limitation as to amount, for all present and future Secured Obligations, including specifically all future increases in the outstanding amount of the Loans or other Secured Obligations and other future increases in the Secured Obligations, whether or not any such increase is committed, contemplated or provided for by the Loan Documents or the Secured Hedging Agreements on the date hereof. Without limiting the generality of the foregoing, each Guarantor’s liability shall extend to all Secured Obligations (including, without limitation, interest, fees, costs and expenses) that would be owed by any other obligor on the Secured Obligations but for the fact that they are unenforceable or not allowable due to the existence of an Insolvency or Liquidation Proceeding involving such other obligor because it is the intention of the Guarantors and Secured Parties that the Secured Obligations which are guaranteed by the Guarantors pursuant hereto should be determined without regard to any rule of law or order which may relieve the Borrower or any other Guarantor of any portion of such Secured Obligations.

10.2 Limitation on Obligations Guaranteed. (a) Notwithstanding any other provision hereof, the right of recovery against each Guarantor under Section 10 hereof shall not exceed $1.00 less than the lowest amount which would render such Guarantor’s obligations under Section 10 hereof void or voidable under applicable law, including, without limitation, the Uniform Fraudulent Conveyance Act, Uniform Fraudulent Transfer Act or any similar foreign, federal or state law to the extent applicable to the guarantee set forth herein and the obligations of each Guarantor hereunder. To effectuate the foregoing, the Administrative Agent and the Guarantors hereby irrevocably agree that the Secured Obligations of each Guarantor in respect of the guarantee set forth in Section 10 hereof at any time shall be limited to the maximum amount as will result in the Secured Obligations of such Guarantor with respect thereto hereof not constituting a fraudulent transfer or conveyance after giving full effect to the liability under such guarantee set forth in Section 10 hereof and its related contribution rights but before taking into account any liabilities under any other guarantee by such Guarantor. For purposes of the foregoing, all guarantees of such Guarantor other than the guarantee under Section 10 hereof will

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be deemed to be enforceable and payable after the guarantee under Section 10 hereof. To the fullest extent permitted by applicable law, this Section 10.2(a) shall be for the benefit solely of creditors and representatives of creditors of each Guarantor and not for the benefit of such Guarantor or the holders of any Equity Interest in such Guarantor.

(b) Each Guarantor agrees that Secured Obligations may at any time and from time to time be incurred or permitted in an amount exceeding the maximum liability of such Guarantor under Section 10.2(a) without impairing the guarantee contained in this Section 10 or affecting the rights and remedies of any Secured Party hereunder.

10.3 Nature of Guarantee; Continuing Guarantee; Waivers of Defenses Etc. (a) Each Guarantor understands and agrees that the guarantee contained in this Section 10 shall be construed as a continuing guarantee of payment and performance and not merely of collectability. Each Guarantor waives diligence, presentment, protest, marshaling, demand for payment, notice of dishonor, notice of default and notice of nonpayment to or upon the Borrower or any other Guarantor with respect to the Secured Obligations. Without limiting the generality of the foregoing, this Agreement and the obligations of each Guarantor hereunder shall be valid and enforceable and shall not be subject to any reduction, limitation, impairment, set-off, defense, counterclaim, discharge or termination for any reason (other than a Discharge of Obligations). If any Guarantor is a natural person, it is expressly agreed that this guarantee shall survive the death of such guarantor and shall continue in effect.

(b) Each Guarantor agrees that the Secured Obligations of each Guarantor hereunder are independent of the Secured Obligations of each other Guarantor and of any other guarantee of the Secured Obligations and, when making any demand hereunder or otherwise pursuing its rights and remedies hereunder against any Guarantor, any Secured Party may, but shall be under no obligation to, make a similar demand on or otherwise pursue such rights and remedies as it may have against the Borrower, any other Guarantor or any other Person or against any collateral security or other guarantee for the Secured Obligations or any right of offset with respect thereto, and any failure by any Secured Party to make any such demand, to pursue such other rights or remedies or to collect any payments from the Borrower, any other Guarantor or any other Person or to realize upon any such collateral security or guarantee or to exercise any such right of offset, or any release of the Borrower, any other Guarantor or any other Person or any such collateral security, guarantee or right of offset, shall not relieve any Guarantor of any obligation or liability hereunder, and shall not impair or affect the rights and remedies, whether express, implied or available as a matter of law, of any Secured Party against any Guarantor. For the purposes hereof “demand” shall include the commencement and continuance of any legal proceedings.

(c) No payment made by the Borrower, any other Guarantor, any other guarantor or any other Person or received or collected by any Secured Party from the Borrower, any other Guarantor, any other guarantor or any other Person by virtue of any action or proceeding or any set-off or appropriation or application at any time or from time to time in reduction of or in payment of the Secured Obligations shall be deemed to modify, reduce, release or otherwise affect the liability of any Guarantor hereunder which shall, notwithstanding any such payment, remain liable for the Secured Obligations until the Discharge of the Secured Obligations.

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(d) Without limiting the generality of the foregoing, each Guarantor agrees that its obligations under and in respect of the guarantee contained in this Section 10 and any security interest securing the Secured Obligations shall not be affected by, and shall remain in full force and effect without regard to, and hereby waives all rights, claims or defenses that it might otherwise have (now or in the future) with respect to each of the following (whether or not such Guarantor has knowledge thereof):

(i) the validity or enforceability of the Credit Agreement or any other Loan Document or any Secured Hedging Agreement, any of the Secured Obligations or any guarantee or right of offset with respect thereto at any time or from time to time held by any Secured Party;

(ii) any renewal, extension or acceleration of, or any increase in the amount of the Secured Obligations, or any amendment, supplement, modification or waiver of, or any consent to departure from, the Loan Documents or any Secured Hedging Agreement;

(iii) any failure or omission to assert or enforce or agreement or election not to assert or enforce, delay in enforcement, or the stay or enjoining, by order of court, by operation of law or otherwise, of the exercise or enforcement of, any claim or demand or any right, power or remedy (whether arising under any Loan Document or any Secured Hedging Agreement, at law, in equity or otherwise) with respect to the Secured Obligations or any agreement relating thereto, or with respect to any other guarantee of or security for the payment of the Secured Obligations;

(iv) any change, reorganization or termination of the corporate structure or existence of the Borrower or any other Guarantor or any of their Subsidiaries and any corresponding restructuring of the Secured Obligations;

(v) any settlement, compromise, release, or discharge of, or acceptance or refusal of any offer of payment or performance with respect to, or any substitution for, the Secured Obligations, or any subordination of the Secured Obligations to any other obligations;

(vi) the validity, perfection, non-perfection or lapse in perfection, priority or avoidance of any security interest or lien, the release of any or all collateral securing, or purporting to secure, the Secured Obligations or any other impairment of such collateral;

(vii) any exercise of remedies with respect to any security for the Secured Obligations (including, without limitation, any collateral, including the Collateral, securing or purporting to secure any of the Secured Obligations) at such time and in such order and in such manner as the Collateral Agent and the Secured Parties may decide and whether or not every aspect thereof is commercially reasonable and whether or not such action constitutes an election of remedies and even if such action operates to impair or extinguish any right of reimbursement or subrogation or other right or remedy that any Guarantor would otherwise have, and without limiting the generality of the foregoing or any other provisions hereof, each Guarantor hereby expressly waives any and all benefits which might otherwise be available to such Guarantor under applicable law with respect to the foregoing; and

(viii) any other circumstance whatsoever which may or might in any manner or to any extent vary the risk of any Guarantor as an obligor in respect of the Secured Obligations or which constitutes, or might be construed to constitute, an equitable or legal discharge of the

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Borrower or any other Guarantor for the Secured Obligations, or of such Guarantor under the guarantee contained in this Section 10 or of any security interest granted by any Guarantor, whether in an Insolvency or Liquidation Proceeding or in any other instance.

(e) In addition each Guarantor further waives any and all other defenses, set-offs or counterclaims (other than a defense of payment or performance in full hereunder) which may at any time be available to or be asserted by it, the Borrower, or any other Guarantor or Person against any Secured Party, including, without limitation, failure of consideration, breach of warranty, statute of frauds, statute of limitations, accord and satisfaction and usury.

10.4 Rights of Reimbursement, Contribution and Subrogation. In case any payment is made on account of the Secured Obligations by any Guarantor or is received or collected on account of the Secured Obligations from any Guarantor or its property:

(a) if such payment is made by a Guarantor (including the Borrower) or from its property in respect of the Secured Obligations of another Guarantor, such Guarantor shall be entitled, subject to and upon (but not before) a Discharge of Obligations, (A) to demand and enforce reimbursement for the full amount of such payment from such other Guarantor, and (B) to demand and enforce contribution in respect of such payment from each other Guarantor which has not paid its fair share of such payment, as necessary to ensure that (after giving effect to any enforcement of reimbursement rights provided hereby) each Guarantor pays its fair share of the unreimbursed portion of such payment. For this purpose, the fair share of each Guarantor as to any unreimbursed payment shall be determined based on an equitable apportionment of such unreimbursed payment among all Guarantors (other than the Guarantor whose primary obligations were so guaranteed by the other Guarantors) based on the relative value of their assets and any other equitable considerations deemed appropriate by the court. For purposes of the foregoing, all guarantees of such Guarantor other than the guarantee under Section 10 hereof will be deemed to be enforceable and payable after the guarantee under Section 10 hereof.

(b) If and whenever any right of reimbursement or contribution becomes enforceable by any Guarantor (including the Borrower) against any other Guarantor (including the Borrower) whether under Sections 10.4(a) or otherwise, such Guarantor shall be entitled, subject to and upon (but not before) a Discharge of Obligations, to be subrogated (equally and ratably with all other Guarantors entitled to reimbursement or contribution from any other Guarantor as set forth in this Section 10.4) to any security interest that may then be held by the Collateral Agent upon any collateral securing or purporting to secure any of the Secured Obligations. Any right of subrogation of any Guarantor (including the Borrower) shall be enforceable solely after a Discharge of Obligations and solely against the Guarantors, and not against the Secured Parties, and neither the Collateral Agent nor any other Secured Party shall have any duty whatsoever to warrant, ensure or protect any such right of subrogation or to obtain, perfect, maintain, hold, enforce or retain any collateral securing or purporting to secure any of the Secured Obligations for any purpose related to any such right of subrogation. If subrogation is demanded by any Guarantor, then, after Discharge of Obligations, the Collateral Agent shall deliver to the Guarantors making such demand, or to a representative of such Guarantors or of the Guarantors generally, an instrument satisfactory to the Collateral Agent transferring, on a quitclaim basis without any recourse, representation, warranty or any other obligation whatsoever, whatever security interest the Collateral Agent then may hold in whatever collateral securing or purporting to secure any of the Secured Obligations that may then exist that was not previously released or disposed of or acquired by the Collateral Agent.

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(c) All rights and claims arising under this Section 10.4 or based upon or relating to any other right of reimbursement, indemnification, contribution or subrogation that may at any time arise or exist in favor of any Guarantor (including the Borrower) as to any payment on account of either (x) the Secured Obligations or (y) any other obligation that is secured by any collateral that also secures or purports to secure any of the Secured Obligations, in each case made by it or received or collected from its property shall be fully subordinated to the Secured Obligations in all respects prior to the Discharge of Obligations. Until Discharge of Obligations, no Guarantor may demand or receive any collateral security, payment or distribution whatsoever (whether in cash, property or securities or otherwise) on account of any such right or claim. If any such payment or distribution is made or becomes available to any Guarantor in any bankruptcy case, receivership, or insolvency or liquidation proceeding, such payment or distribution shall be delivered by the person making such payment or distribution directly to the Collateral Agent, for application to the payment of the Secured Obligations. If any such payment or distribution is received by any Guarantor, it shall be held by such Guarantor in trust, as trustee of an express trust for the benefit of the Secured Parties, and shall forthwith be transferred and delivered by such Guarantor to the Collateral Agent, in the exact form received and, if necessary, duly endorsed.

(d) The obligations of the Guarantors under this Agreement and the other Loan Documents, including their liability for the Secured Obligations and the enforceability of the security interests granted thereby, are not contingent upon the validity, legality, enforceability, collectability or sufficiency of any right of reimbursement, contribution or subrogation arising under this Section 10.4 or otherwise. The invalidity, insufficiency, unenforceability or uncollectability of any such right shall not in any respect diminish, affect or impair any such obligation or any other claim, interest, right or remedy at any time held by any Secured Party against any Guarantor or its property. The Secured Parties make no representations or warranties in respect of any such right and shall have no duty to assure, protect, enforce or ensure any such right or otherwise relating to any such right.

10.5 Payments. Each Guarantor hereby guarantees that payments hereunder will be paid to the Collateral Agent without set-off or counterclaim in Dollars in immediately available funds at the office of the Collateral Agent located at the payment office specified in the Credit Agreement.

10.6 Subordination of Other Obligations. Any Indebtedness of the Borrower or any other Guarantor now or hereafter held by any other Guarantor (the “Obligee Guarantor”) whether as original creditor, assignee, or by way of subrogation, restitution or otherwise, is hereby subordinated in right of payment to the guaranteed Secured Obligations, and any such Indebtedness collected or received by the Obligee Guarantor shall be held in trust for the Collateral Agent on behalf of the Secured Parties and shall forthwith be paid over to the Collateral Agent for the benefit of the Secured Parties to be credited and applied against the Secured Obligations but without affecting, impairing or limiting in any manner the liability of the Obligee Guarantor under any other provision hereof.

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10.7 Financial Condition of Borrower and other Guarantors. Any Loan may be made to the Borrower or continued from time to time, and any Secured Hedging Agreements may be entered into from time to time without notice to or authorization from any Guarantor regardless of the financial or other condition of the Borrower or any other Guarantor at the time of any such grant or continuation or at the time such Secured Hedging Agreement is entered into. No Secured Party shall have any obligation to disclose or discuss with any Guarantor its assessment, or any Guarantor’s assessment, of the financial condition of the Borrower or any other Guarantor. Each Guarantor has adequate means to obtain information from the Borrower and each other Guarantor on a continuing basis concerning the financial condition of the Borrower and each other Guarantor and its ability to perform its obligations under the Loan Documents and Secured Hedging Agreements, and each Guarantor assumes responsibility for being and keeping informed of the financial condition of Borrower and each other Guarantor and of all circumstances bearing upon the risk of nonpayment of the Secured Obligations. Each Guarantor hereby waives and relinquishes any duty on the part of any Secured Party to disclose any matter, fact or thing relating to the business, operations or conditions of the Borrower or any other Guarantor now known or hereafter known by any Secured Party.

10.8 Bankruptcy, Etc. Until a Discharge of Obligations, no Guarantor shall, without the prior written consent of the Collateral Agent, commence or join with any other person in commencing any Insolvency or Liquidation Proceeding of or against the Borrower or any other Guarantor. The obligations of the Guarantors hereunder shall not be reduced, limited, impaired, discharged, deferred, suspended or terminated by any case or Insolvency or Liquidation Proceeding, voluntary or involuntary, involving the Borrower or any other Guarantor or by any defense which the Borrower or any Guarantor may have by reason of the order, decree or decision of any court or administrative body resulting from any such proceeding. To the fullest extent permitted by law, the Guarantors will permit any trustee in bankruptcy, receiver, debtor in possession, assignee for the benefit of creditors or similar person to pay the Collateral Agent, or allow the claim of the Collateral Agent in respect of, any interest, fees, costs, expenses or other Secured Obligations accruing or arising after the date on which such case or proceeding is commenced.

10.9 Duration of Guarantee, Discharge of Guarantee Upon Sale of Guarantor. (a) Except as provided in 10.9(b) below, the guarantee contained in this Section 10 shall remain in full force and effect until the Discharge of Obligations.

(b) If (i) all of the Equity Interests of any Guarantor or any of its successors in interest hereunder shall be sold or otherwise disposed of (including by merger or consolidation) in accordance with the terms and conditions of the Loan Documents to a Person that is not an Affiliate of the Borrower or any Guarantor or (ii) a Guarantor becomes an Excluded Subsidiary, then in the case of each of clauses (i) and (ii), the guarantee of such Guarantor or such successor in interest, as the case may be, hereunder shall automatically be discharged and released without any further action by any Secured Party or other Person effective as of the time of such sale or disposition.

10.10 Reinstatement. If at any time payment of any of the Secured Obligations or any portion thereof is rescinded, disgorged or must otherwise be restored or returned by any Secured Party upon the insolvency, bankruptcy, dissolution, liquidation or reorganization of the Borrower

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or any other Guarantor, or upon or as a result of the appointment of a receiver, intervenor or conservator of, or trustee or similar officer for, the Borrower or any other Guarantor or any substantial part of its property, or otherwise, or if any Secured Party repays, restores, or returns, in whole or in part, any payment or property previously paid or transferred to the Secured Party in full or partial satisfaction of any Secured Obligation, because the payment or transfer or the incurrence of the obligation is so satisfied, is declared to be void, voidable, or otherwise recoverable under any state or federal law (collectively a “Voidable Transfer”), or because such Secured Party elects to do so on the reasonable advice of its counsel in connection with an assertion that the payment, transfer or incurrence is a Voidable Transfer, then, as to any such Voidable Transfer and as to all reasonable costs, expenses and attorney’s fees of the Secured Party related thereto, the liability of each Guarantor hereunder will automatically and immediately be revived, reinstated, and restored and will exist as though the Voidable Transfer had never been made.

10.11 Keepwell. Each Qualified ECP Guarantor hereby jointly and severally absolutely, unconditionally and irrevocably undertakes to provide such funds or other support as may be needed from time to time by each other Loan Party to honor all of its obligations under this Agreement in respect of Swap Obligations (provided, however, that each Qualified ECP Guarantor shall only be liable under this Section 10.11 for the maximum amount of such liability that can be hereby incurred without rendering its obligations under this Section 10.11, or otherwise under this Agreement, as it relates to such Loan Party, voidable under applicable law relating to fraudulent conveyance or fraudulent transfer, and not for any greater amount). The obligations of each Qualified ECP Guarantor under this Section shall remain in full force and effect until a Discharge of Obligations. Each Qualified ECP Guarantor intends that this Section 10.11 constitute, and this Section 10.11 shall be deemed to constitute, a “keepwell, support, or other agreement” for the benefit of each other Loan Party for all purposes of Section 1a(18)(A)(v)(II) of the Commodity Exchange Act.

SECTION 11. MISCELLANEOUS.

11.1 Unless otherwise specifically provided herein, any notice required or permitted to be given under this Agreement shall be given in accordance with Section 12.1 of the Credit Agreement. No failure or delay on the part of the Collateral Agent in the exercise of any power, right or privilege hereunder or under any other Loan Document shall impair such power, right or privilege or be construed to be a waiver of any default or acquiescence therein, nor shall any single or partial exercise of any such power, right or privilege preclude other or further exercise thereof or of any other power, right or privilege. All rights and remedies existing under this Agreement and the other Loan Documents are cumulative to, and not exclusive of, any rights or remedies otherwise available. In case any provision in or obligation under this Agreement shall be invalid, illegal or unenforceable in any jurisdiction, the validity, legality and enforceability of the remaining provisions or obligations, or of such provision or obligation in any other jurisdiction, shall not in any way be affected or impaired thereby. This Agreement shall be binding upon and inure to the benefit of the Collateral Agent and each Grantor and their respective successors and assigns. No Grantor shall, without the prior written consent of the Collateral Agent, assign any right, duty or obligation hereunder. There are no unwritten oral agreements between the parties. This Agreement may be executed in one or more counterparts and by different parties hereto in separate counterparts, each of which when so executed and

35

delivered shall be deemed an original, but all such counterparts together shall constitute but one and the same instrument; signature pages may be detached from multiple separate counterparts and attached to a single counterpart so that all signature pages are physically attached to the same document. Delivery of an executed counterpart of a signature page of this Agreement by facsimile or other electronic transmission shall be effective as delivery of a manually executed counterpart of this Agreement.

11.2 Each Grantor’s respective waiver of rights or agreements in respect of Collateral, the exercise of remedies, standards of care, notice and the other matters covered by Sections 6 through 9 are, in each case, qualified that such waivers or agreements are being made to the fullest extent permitted by law.

11.3 If any Secured Party is required in any Insolvency or Liquidation Proceeding or otherwise to turn over or otherwise pay to the estate of the Borrower or any other Loan Party any amount paid in respect of the Obligations (a “Recovery”), then such Secured Party shall be entitled to a reinstatement of Obligations with respect to all such recovered amounts. In such event, (a) the Discharge of Obligations shall be deemed not to have occurred and (b) if this Agreement shall have been terminated prior to such Recovery, this Agreement shall be reinstated in full force and effect, and such prior termination shall not diminish, release, discharge, impair or otherwise affect the obligations of the parties hereto from such date of reinstatement.

SECTION 12. GOVERNING LAW; JURISDICTION; WAIVER OF JURY TRIAL, ETC.

12.1 Governing Law. THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS AND ANY CLAIM, CONTROVERSY, DISPUTE OR CAUSE OF ACTION (WHETHER IN CONTRACT OR TORT OR OTHERWISE) BASED UPON, ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT (EXCEPT, AS TO ANY OTHER LOAN DOCUMENT, AS EXPRESSLY SET FORTH THEREIN) AND THE TRANSACTIONS CONTEMPLATED HEREBY AND THEREBY (OTHER THAN AS EXPRESSLY SET FORTH IN THE OTHER LOAN DOCUMENTS) SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH THE LAW OF THE STATE OF NEW YORK, WITHOUT REGARD TO CONFLICT OF LAWS PRINCIPLES THAT WOULD RESULT IN THE APPLICATION OF ANY LAW OTHER THAN THE LAW OF THE STATE OF NEW YORK.

12.2 Jurisdiction; Consent to Service of Process. (a) Each party hereto hereby irrevocably and unconditionally submits, for itself and its property (and, in the case of the Borrower, its Restricted Subsidiaries and their property) to the exclusive jurisdiction of any New York State court or the Federal court of the Southern District of New York, in each case located in the Borough of Manhattan, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement or the other Loan Documents, or for recognition or enforcement of any judgment (except to the extent the Collateral Agent requires submission to any other jurisdiction in connection with the exercise of any rights under any Security Document or the enforcement of any judgment), and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding shall be heard and determined in such New York State or, to the extent permitted by law, in such Federal court. Each of the parties hereto agrees that a final judgment in any such action or

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proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Agreement or any other Loan Document shall affect any right that the Administrative Agent, the Collateral Agent, any Issuing Bank or any Lender may otherwise have to bring any action or proceeding relating to this Agreement or the other Loan Documents against the Loan Parties or their properties in the courts of any jurisdiction.

(a) Each party hereto hereby irrevocably and unconditionally waives, on behalf of itself and the other Loan Parties, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement or any other Loan Document in any New York State or Federal court referred to in paragraph (a) of this Section 12.2. Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

(b) Each party to this Agreement irrevocably consents to service of process in the manner provided for notices in Section 9.01 of the Credit Agreement. Nothing in this Agreement will affect the right of any party to this Agreement to serve process in any other manner permitted by law.

12.3 Waiver of Jury Trial. EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PERSON HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PERSON WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 12.3.

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IN WITNESS WHEREOF, each Grantor and the Collateral Agent have caused this Agreement to be duly executed and delivered by their respective officers thereunto duly authorized as of the date first written above.

Grantors:

ENVIVA PARTNERS, LP

By: Enviva Partners GP, LLC, as its sole general partner

By:
Name:
Title:

ENVIVA GP, LLC

By:
Name:
Title:

ENVIVA, LP

By: Enviva GP, LLC, as its sole general partner

By:
Name:
Title:

ENVIVA MATERIALS, LLC

By:
Name:
Title:

ENVIVA PELLETS AHOSKIE, LLC

By:
Name:
Title:

ENVIVA PELLETS AMORY, LLC

By:
Name: Title:

ENVIVA PELLETS NORTHAMPTON, LLC

By:
Name:
Title:

ENVIVA PELLETS PERKINSTON, LLC

By:
Name: Title:

ENVIVA PORT OF CHESAPEAKE, LLC

By:
Name: Title:

ENVIVA COTTONDALE ACQUISITION II, LLC

By:
Name: Title:

ENVIVA PELLETS COTTONDALE, LLC

By:
Name:
Title:

Collateral Agent:

BARCLAYS BANK PLC, as Collateral Agent

By:
Name:
Title:

EXHIBIT A

TO GUARANTEE AND COLLATERAL AGREEMENT

GRANTOR SUPPLEMENT

This GRANTOR SUPPLEMENT, dated [mm/dd/yy], is delivered by [NAME OF GRANTOR] a [NAME OF STATE OF INCORPORATION/FORMATION] [Corporation/Limited Liability Company/Limited Partnership] (the “Grantor”) pursuant to the Guarantee and Collateral Agreement, dated as of April 9, 2015 (as it may be from time to time amended, restated, supplemented or otherwise modified, the “Guarantee and Collateral Agreement”), among ENVIVA PARTNERS, LP, THE OTHER GRANTORS NAMED THEREIN, and BARCLAYS BANK PLC, as the Collateral Agent. Capitalized terms used and not otherwise defined herein shall have the meanings ascribed thereto in the Guarantee and Collateral Agreement.

[By executing and delivering this Grantor Supplement, the Additional Grantor, as provided in Section 5.2 of the Guarantee and Collateral Agreement, hereby becomes a party to the Guarantee and Collateral Agreement as a Guarantor and Grantor thereunder with the same force and effect as if originally named therein as a Guarantor and Grantor and, without limiting the generality of the foregoing, hereby (i) expressly assumes all obligations and liabilities of a Guarantor and Grantor thereunder and (ii) confirms the grant to the Collateral Agent set forth in the Guarantee and Collateral Agreement of, and hereby grants to the Collateral Agent for the benefit of the Secured Parties, a security interest in and Lien on all of the Grantor’s right, title and interest in and to all Collateral to secure the Secured Obligations, in each case whether now or hereafter existing or in which the Grantor now has or hereafter acquires an interest and wherever the same may be located.]18 The Grantor represents and warrants that the attached Supplements to Schedules accurately and completely set forth all additional information required from it pursuant to the Guarantee and Collateral Agreement as of the date hereof as though all references in the Guarantee and Collateral Agreement to the Closing Date are references to the date hereof and hereby agrees that such Supplements to Schedules shall constitute part of the Schedules to the Guarantee and Collateral Agreement.

THIS GRANTOR SUPPLEMENT AND THE OTHER LOAN DOCUMENTS AND ANY CLAIM, CONTROVERSY, DISPUTE OR CAUSE OF ACTION (WHETHER IN CONTRACT OR TORT OR OTHERWISE) BASED UPON, ARISING OUT OF OR RELATING TO THIS GRANTOR SUPPLEMENT OR ANY OTHER LOAN DOCUMENT (EXCEPT, AS TO ANY OTHER LOAN DOCUMENT, AS EXPRESSLY SET FORTH THEREIN) AND THE TRANSACTIONS CONTEMPLATED HEREBY AND THEREBY (OTHER THAN AS EXPRESSLY SET FORTH IN THE OTHER LOAN DOCUMENTS) SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH THE LAW OF THE STATE OF NEW YORK, WITHOUT REGARD TO CONFLICT OF LAWS PRINCIPLES THAT WOULD RESULT IN THE APPLICATION OF ANY LAW OTHER THAN THE LAW OF THE STATE OF NEW YORK.

[18]	To be included if this Grantor Supplement is being delivered pursuant to Section 5.2 of the Guarantee and Collateral Agreement.

IN WITNESS WHEREOF, the Grantor has caused this Grantor Supplement to be duly executed and delivered by its duly authorized officer as of [mm/dd/yy].

[NAME OF GRANTOR]

By:
Name:
Title:

EXHIBIT A-2

SUPPLEMENT TO SCHEDULE 4.1

TO GUARANTEE AND COLLATERAL AGREEMENT

Additional Information:

(A)	Full Legal Name, Type of Organization, Jurisdiction of Organization, Chief Executive Office/Sole Place of Business and Organizational Identification Number of the Grantor:

Full Legal Name	Type of Organization	Jurisdiction of Organization	Chief Executive Office/Sole Place of Business	Organization I.D.#

(B)	Other Names (including any Trade Name or Fictitious Business Name) under which the Grantor has conducted business for the past five (5) years:

Full Legal Name	Trade Name or Fictitious Business Name

(C)	Changes in Name, Jurisdiction of Organization, Chief Executive Office or Sole Place of Business and Corporate Structure within past five (5) years:

Name of Grantor/Holdings	Date of Change	Description of Change

EXHIBIT A-3

SUPPLEMENT TO SCHEDULE 4.3

TO GUARANTEE AND COLLATERAL AGREEMENT

Additional Information:

Pledged Equity Interests:

Pledged Debt:

Securities Accounts included in the Collateral:

Deposit Accounts included in the Collateral:

Commodity Contracts and Commodity Accounts included in the Collateral:

EXHIBIT A-4

SUPPLEMENT TO SCHEDULE 4.5

TO GUARANTEE AND COLLATERAL AGREEMENT

Grantor	Description of Letters of Credit:

EXHIBIT A-5

SUPPLEMENT TO SCHEDULE 4.7

TO GUARANTEE AND COLLATERAL AGREEMENT

Commercial Tort Claims which could reasonably be expected to result in an award for damages in excess of $4,000,000 individually:

EXHIBIT A-6

EXHIBIT B

TO GUARANTEE AND COLLATERAL AGREEMENT

UNCERTIFICATED SECURITIES CONTROL AGREEMENT

This Uncertificated Securities Control Agreement, dated as of [            ], 20[    ] (this “Agreement”), is entered into among [                    ] (the “Pledgor”), BARCLAYS BANK PLC, as collateral agent for the Secured Parties (the “Collateral Agent”), and [                    ], a [                    ] [                    ] (the “Issuer”). Capitalized terms used but not defined herein shall have the meaning assigned in the Guarantee and Collateral Agreement, dated as of April 9, 2015 (as it may be from time to time amended, restated, supplemented or otherwise modified, the “Guarantee and Collateral Agreement”), among ENVIVA PARTNERS, LP, the Pledgor, the other Grantors named therein and BARCLAYS BANK PLC as the Collateral Agent. All references herein to the “UCC” shall mean the Uniform Commercial Code as in effect in the State of New York.

Section 1. Registered Ownership of Shares; Notice of Security Interest. The Issuer hereby confirms and agrees that as of the date hereof, the Pledgor is the registered owner of [                ] shares of the Issuer’s [common] stock (the “Pledged Shares”) and the Issuer shall not change the registered owner of the Pledged Shares without the prior written consent of the Collateral Agent. The Pledgor, the Collateral Agent and the Issuer are entering into this Agreement to perfect, and to confirm the priority of, the Collateral Agent’s security interest in the Pledged Shares, and all additions thereto and substitutions and proceeds thereof (collectively, with the Pledged Shares, the “Collateral”). The Issuer acknowledges that this Agreement constitutes written notification to the Issuer of the Collateral Agent’s security interest in the Collateral. The Issuer agrees to promptly make all necessary entries or notations in its books and records to reflect the Collateral Agent’s security interest in the Collateral and, upon request by the Collateral Agent, to register the Collateral Agent as the registered owner of any or all of the Pledged Shares. The Issuer acknowledges that the Collateral Agent has control over the Collateral.

Section 2. Instructions. If at any time the Issuer shall receive instructions originated by the Collateral Agent relating to the Collateral, the Issuer shall comply with such instructions without further consent by the Pledgor or any other person.

Section 3. Additional Representations and Warranties of the Issuer. The Issuer hereby represents and warrants to the Collateral Agent:

(a) It has not entered into, and until the termination of this Agreement will not enter into, any agreement with any other person relating to the Pledged Shares or the Collateral pursuant to which it has agreed to comply with instructions issued by such other person; and

(b) It has not entered into, and until the termination of this Agreement will not enter into, any agreement with the Pledgor or the Collateral Agent purporting to limit or condition the obligation of the Issuer to comply with instructions as set forth in Section 2 hereof.

(c) Except for the claims and interest of the Collateral Agent and of the Pledgor in the Collateral, the Issuer does not know of any claim to, or interest in, the Collateral. If any person

EXHIBIT B-1

asserts any lien, encumbrance or adverse claim (including any writ, garnishment, judgment, warrant of attachment, execution or similar process) against any of the Collateral, the Issuer will promptly notify the Collateral Agent and the Pledgor thereof.

(d) This Agreement is the valid and legally binding obligation of the Issuer.

(e) The Pledged Shares are uncertificated securities.

(f) The issuer’s jurisdiction is, and during the term of this Agreement shall remain, the State of [                    ].

(g) Schedule 1 contains a true and complete description of the Pledged Shares as of the date hereof.

Section 4. Choice of Law. THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS AND ANY CLAIM, CONTROVERSY, DISPUTE OR CAUSE OF ACTION (WHETHER IN CONTRACT OR TORT OR OTHERWISE) BASED UPON, ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT (EXCEPT, AS TO ANY OTHER LOAN DOCUMENT, AS EXPRESSLY SET FORTH THEREIN) AND THE TRANSACTIONS CONTEMPLATED HEREBY AND THEREBY (OTHER THAN AS EXPRESSLY SET FORTH IN THE OTHER LOAN DOCUMENTS) SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH THE LAW OF THE STATE OF NEW YORK, WITHOUT REGARD TO CONFLICT OF LAWS PRINCIPLES THAT WOULD RESULT IN THE APPLICATION OF ANY LAW OTHER THAN THE LAW OF THE STATE OF NEW YORK.

Section 5. Conflict with Other Agreements. In the event of any conflict between this Agreement (or any portion thereof) and any other agreement now existing or hereafter entered into, the terms of this Agreement shall prevail. No amendment or modification of this Agreement or waiver of any right hereunder shall be binding on any party hereto unless it is in writing and is signed by all of the parties hereto.

Section 6. Voting Rights. Until such time as the Collateral Agent shall otherwise instruct the Issuer in writing, the Pledgor shall have the right to vote the Pledged Shares.

Section 7. Successors; Assignment. The terms of this Agreement shall be binding upon, and shall inure to the benefit of, the parties hereto and their respective corporate successors or heirs and personal representatives who obtain such rights solely by operation of law. The Collateral Agent may not assign, transfer or delegate any of its rights and obligations hereunder without the express written consent of the Issuer (which shall not be unreasonably withheld or delayed) and without sending written notice of such assignment to the Pledgor; provided that no such consent will be required for the Collateral Agent to assign, transfer or delegate its rights and obligations hereunder to any replacement Collateral Agent. Neither the Pledgor nor the Issuer may assign, transfer or delegate any of its rights or obligations under this Agreement without the express written consent of the Collateral Agent (which shall not be unreasonably withheld or delayed) and any such assignment, transfer or delegation without such consent shall be null and void.

EXHIBIT B-2

Section 8. Indemnification of Issuer. The Pledgor and the Collateral Agent hereby agree that (a) the Issuer is released from any and all liabilities to the Pledgor and the Collateral Agent arising from the terms of this Agreement and the compliance of the Issuer with the terms hereof, except to the extent that such liabilities arise from the Issuer’s negligence and (b) the Pledgor, its successors and assigns shall at all times indemnify and save harmless the Issuer from and against any and all claims, actions and suits of others arising out of the terms of this Agreement or the compliance of the Issuer with the terms hereof, except to the extent that such arises from the Issuer’s negligence, and from and against any and all liabilities, losses, damages, costs, charges, counsel fees and other expenses of every nature and character arising by reason of the same, until the termination of this Agreement.

Section 9. Notices. Any notice, request or other communication required or permitted to be given under this Agreement shall be in writing and deemed to have been properly given when delivered in person, or when sent by telecopy or other electronic means (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next Business Day for the recipient) and electronic confirmation of error free receipt is received or three (3) days after being sent by certified or registered United States mail, return receipt requested, postage prepaid, addressed to the party at the address set forth below.

Pledgor:	[Name of Pledgor]
c/o Enviva Partners, LP
7200 Wisconsin Ave, Suite 1000
Bethesda, Maryland 20814
Attention: Stephen F. Reeves
Facsimile: (301) 657-5567

Collateral	Barclays Bank PLC
Agent:	745 Seventh Avenue
New York, NY 10019
Attention: May Huang
Facsimile: (212) 526-5115
Email: May.Huang@barclays.com

Issuer:	[Insert Name and Address of Issuer]
Attention: [ ]
Facsimile: [ ]
Email: [ ]

Any party may change its address for notices in the manner set forth above, such notice to be delivered to each of the parties hereto.

Section 10. Termination. The obligations of the Issuer to the Collateral Agent pursuant to this Agreement shall continue in effect until the security interest of the Collateral Agent in the Collateral have been terminated pursuant to the terms of the Guarantee and Collateral Agreement and the Collateral Agent has notified the Issuer of such termination in writing. Upon such termination of the Collateral Agent’s security interests in the Collateral and upon the request of

EXHIBIT B-3

the Pledgor, the Collateral Agent shall deliver to the Issuer a Notice of Termination in substantially the form of Exhibit A hereto (a copy of which Notice shall also be delivered by the Collateral Agent to the Pledgor) and, upon receipt of such Notice by the Issuer, this Agreement shall terminate and be null and void. The termination of this Agreement shall not terminate the Pledged Shares or alter the obligations of the Issuer to the Pledgor pursuant to any other agreement with respect to the Pledged Shares.

Section 11. Severability. In case any provision in or obligation under this Agreement shall be invalid, illegal or unenforceable in any jurisdiction, the validity, legality and enforceability of the remaining provisions or obligations, or of such provision or obligation in any other jurisdiction, shall not in any way be affected or impaired thereby.

Section 12. Section Headings. The Section headings used in this Agreement are for convenience of reference only and are not to affect the construction hereof or be taken into consideration in the interpretation hereof.

Section 13. Jurisdiction; Consent to Service of Process. (a) Each party hereto hereby irrevocably and unconditionally submits, for itself and its property (and, in the case of the Borrower, its Restricted Subsidiaries and their property) to the exclusive jurisdiction of any New York State court or the Federal court of the Southern District of New York, in each case located in the Borough of Manhattan, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement or the other Loan Documents, or for recognition or enforcement of any judgment (except to the extent the Collateral Agent requires submission to any other jurisdiction in connection with the exercise of any rights under any Security Document or the enforcement of any judgment), and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding shall be heard and determined in such New York State or, to the extent permitted by law, in such Federal court. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Agreement or any other Loan Document shall affect any right that the Administrative Agent, the Collateral Agent, any Issuing Bank or any Lender may otherwise have to bring any action or proceeding relating to this Agreement or the other Loan Documents against the Loan Parties or their properties in the courts of any jurisdiction.

(a) Each party hereto hereby irrevocably and unconditionally waives, on behalf of itself and the other Loan Parties, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement or any other Loan Document in any New York State or Federal court referred to in paragraph (a) of this Section 13. Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

(b) Each party to this Agreement irrevocably consents to service of process in the manner provided for notices in Section 9.01 of the Credit Agreement. Nothing in this Agreement will affect the right of any party to this Agreement to serve process in any other manner permitted by law.

EXHIBIT B-4

Section 14. Waiver of Jury Trial. EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PERSON HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PERSON WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 14.

Section 15. Counterparts. This Agreement may be executed in one or more counterparts and by different parties hereto in separate counterparts, each of which when so executed and delivered shall be deemed an original, but all such counterparts together shall constitute but one and the same instrument; signature pages may be detached from multiple separate counterparts and attached to a single counterpart so that all signature pages are physically attached to the same document.

[NAME OF PLEDGOR],
as Pledgor

By:
Name:
Title:

BARCLAYS BANK PLC, as Collateral Agent

By:
Name:
Title:

[NAME OF ISSUER], as Issuer

By:
Name:
Title:

EXHIBIT B-5

Exhibit A

[Letterhead of Collateral Agent]

[Date]

[Name and Address of Issuer]

Attention: [                    ]

Re: Termination of Control Agreement

You are hereby notified that the Uncertificated Securities Control Agreement (a copy of which is attached) between you, [Name of Pledgor] (the “Pledgor”) and the undersigned is terminated and you have no further obligations to the undersigned pursuant to such Uncertificated Securities Control Agreement. Notwithstanding any previous instructions to you, you are hereby instructed to accept all future directions with respect to Pledged Shares (as defined in the Uncertificated Securities Control Agreement) from the Pledgor. This notice terminates any obligations you may have to the undersigned with respect to the Pledged Shares, however nothing contained in this notice shall alter any obligations which you may otherwise owe to the Pledgor pursuant to any other agreement.

Very truly yours,
BARCLAYS BANK PLC, as Collateral Agent

By:
Name:
Title:

cc: [Name and Address of Pledgor]

      Attention: [                    ]

EXHIBIT B-6

EXHIBIT C

TO GUARANTEE AND COLLATERAL AGREEMENT

SECURITIES ACCOUNT CONTROL AGREEMENT

This Securities Account Control Agreement dated as of [            ], 20[    ] (this “Agreement”) among [                    ] (the “Debtor”), Barclays Bank PLC, as collateral agent for the Secured Parties (together with its successors and assigns, the “Collateral Agent”), and [                    ], in its capacity as a “securities intermediary” as defined in Section 8-102 of the UCC (in such capacity, the “Securities Intermediary”). Capitalized terms used but not defined herein shall have the meaning assigned thereto in the Guarantee and Collateral Agreement, dated as of April 9, 2015 (as it may be from time to time amended, restated, supplemented or otherwise modified, the “Guarantee and Collateral Agreement”), among ENVIVA PARTNERS, LP, the Debtor, the other Grantors named therein and BARCLAYS BANK PLC, as the Collateral Agent. All references herein to the “UCC” shall mean the Uniform Commercial Code as in effect in the State of New York.

Section 1. Establishment of Securities Account. The Securities Intermediary hereby confirms and agrees that:

(a) The Securities Intermediary has established account number [IDENTIFY ACCOUNT NUMBER] in the name “[IDENTIFY EXACT TITLE OF ACCOUNT]” (such account and any successor account, the “Securities Account”) and the Securities Intermediary shall not change the name or account number of the Securities Account without the prior written consent of the Collateral Agent;

(b) All securities or other property underlying any financial assets credited to the Securities Account shall be registered in the name of the Securities Intermediary, indorsed to the Securities Intermediary or in blank or credited to another securities account maintained in the name of the Securities Intermediary and in no case will any financial asset credited to the Securities Account be registered in the name of the Debtor, payable to the order of the Debtor or specially indorsed to the Debtor except to the extent the foregoing have been specially indorsed to the Securities Intermediary or in blank;

(c) All property delivered to the Securities Intermediary pursuant to the Guarantee and Collateral Agreement will be promptly credited to the Securities Account; and

(d) The Securities Account is a “securities account” within the meaning of Section 8-501 of the UCC.

Section 2. “Financial Assets” Election. The Securities Intermediary hereby agrees that each item of property (including, without limitation, any investment property, financial asset, security, instrument, general intangible or cash) credited to the Securities Account shall be treated as a “financial asset” within the meaning of Section 8-102(a)(9) of the UCC.

Section 3. Control of the Securities Account. If at any time the Securities Intermediary shall receive any entitlement order, instruction or direction from the Collateral

EXHIBIT C-1

Agent directing transfer or redemption of any financial asset relating to the Securities Account, the Securities Intermediary shall comply with such entitlement order, instruction or direction without further consent by the Debtor or any other person. If the Debtor is otherwise entitled to issue entitlement orders, instructions or directions (including pursuant to Section 8(a) of this Agreement) and such entitlement orders, instructions or directions conflict with any entitlement order, instruction or direction issued by the Collateral Agent, the Securities Intermediary shall follow the entitlement orders, instructions or directions issued by the Collateral Agent.

Section 4. Subordination of Lien; Waiver of Set-Off. In the event that the Securities Intermediary has or subsequently obtains by agreement, by operation of law or otherwise a security interest in the Securities Account or any security entitlement credited thereto, the Securities Intermediary hereby agrees that such security interest shall be subordinate to the security interest of the Collateral Agent. The financial assets and other items deposited to the Securities Account will not be subject to deduction, set-off, banker’s lien, or any other right in favor of any person other than the Collateral Agent (except that the Securities Intermediary may set off (i) all amounts due to the Securities Intermediary in respect of customary fees and expenses for the routine maintenance and operation of the Securities Account and (ii) the face amount of any checks which have been credited to such Securities Account but are subsequently returned unpaid because of uncollected or insufficient funds).

Section 5. Choice of Law. This Agreement and the Securities Account shall be governed by, and construed in accordance with, the substantive laws of the State of New York, without regard to conflict of laws principles that would result in the application of any law other than the law of the State of New York. Regardless of any provision in any other agreement, for purposes of the UCC, New York shall be deemed to be the Securities Intermediary’s jurisdiction (within the meaning of Section 8-110 of the UCC) and the Securities Account (as well as the securities entitlements related thereto) shall be governed by the laws of the State of New York.

Section 6. Conflict with Other Agreements.

(a) In the event of any conflict between this Agreement (or any portion thereof) and any other agreement now existing or hereafter entered into, the terms of this Agreement shall prevail;

(b) No amendment or modification of this Agreement or waiver of any right hereunder shall be binding on any party hereto unless it is in writing and is signed by all of the parties hereto;

(c) The Securities Intermediary hereby confirms and agrees that:

(i) There are no other control agreements entered into between the Securities Intermediary and the Debtor with respect to the Securities Account;

(ii) It has not entered into, and until the termination of this Agreement, will not enter into, any agreement with any other person relating to the Securities Account and/or any financial assets credited thereto pursuant to which it has agreed to comply with entitlement orders (as defined in Section 8-102(a)(8) of the UCC) of such other person; and

EXHIBIT C-2

(iii) It has not entered into, and until the termination of this Agreement, will not enter into, any agreement with the Debtor or the Collateral Agent purporting to limit or condition the obligation of the Securities Intermediary to comply with entitlement orders as set forth in Section 3 hereof.

Section 7. Adverse Claims. Except for the claims and interest of the Collateral Agent and of the Debtor in the Securities Account, the Securities Intermediary does not know of any claim to, or interest in, the Securities Account or in any “financial asset” (as defined in Section 8-102(a) of the UCC) credited thereto. If any person asserts any lien, encumbrance or adverse claim (including any writ, garnishment, judgment, warrant of attachment, execution or similar process) against the Securities Account or in any financial asset carried therein, the Securities Intermediary will promptly notify the Collateral Agent and the Debtor thereof.

Section 8. Maintenance of Securities Account. In addition to, and not in lieu of, the obligation of the Securities Intermediary to honor entitlement orders, instructions or directions as agreed in Section 3 hereof, the Securities Intermediary agrees to maintain the Securities Account as follows:

(a) Notice of Sole Control. If at any time the Collateral Agent delivers to the Securities Intermediary a Notice of Sole Control in substantially the form set forth in Exhibit A hereto (a copy of which Notice shall also be delivered by the Collateral Agent to the Debtor), the Securities Intermediary agrees that after receipt of such Notice, it will take all instruction with respect to the Securities Account solely from the Collateral Agent. Until such time as the Securities Intermediary receives such Notice, the Securities Intermediary may act on any direction originated by the Debtor with respect to the Securities Account.

(b) Statements and Confirmations. The Securities Intermediary will promptly send copies of all statements, confirmations and other correspondence concerning the Securities Account and/or any financial assets credited thereto simultaneously to each of the Debtor and the Collateral Agent at the address for each set forth in Section 12 of this Agreement.

(c) Tax Reporting. All items of income, gain, expense and loss recognized in the Securities Account shall be reported to the Internal Revenue Service and all state and local taxing authorities under the name and taxpayer identification number of the Debtor.

Section 9. Representations, Warranties and Covenants of the Securities Intermediary. The Securities Intermediary hereby makes the following representations, warranties and covenants:

(a) The Securities Account has been established as set forth in Section 1 above and such Securities Account will be maintained in the manner set forth herein until termination of this Agreement; and

EXHIBIT C-3

(b) This Agreement is the valid and legally binding obligation of the Securities Intermediary.

Section 10. Indemnification of Securities Intermediary. Until the termination of this Agreement, the Debtor and the Collateral Agent hereby agree that (a) the Securities Intermediary is released from any and all liabilities to the Debtor and the Collateral Agent and their respective successors and assigns arising from the terms of this Agreement and the compliance by the Securities Intermediary with the terms hereof, except to the extent that such liabilities arise from the Securities Intermediary’s gross negligence or willful misconduct as determined in a final, non-appealable judgment by a court of competent jurisdiction, and (b) the Debtor and its successors and assigns shall at all times indemnify and save harmless the Securities Intermediary from and against any and all claims, actions, liabilities, losses, damages costs, charges, counsel fees and other expenses that may be imposed on, incurred by, or asserted against, the Securities Intermediary for following any entitlement orders, instructions or directions upon which the Securities Intermediary is authorized to rely pursuant to the terms of this Agreement, except to the extent that the foregoing claims, actions, liabilities, losses, damages costs, charges, counsel fees and other expenses arise from the Securities Intermediary’s gross negligence or willful misconduct as determined in a final, non-appealable judgment by a court of competent jurisdiction.

Section 11. Successors; Assignment. The terms of this Agreement shall be binding upon, and shall inure to the benefit of, the parties hereto and their respective corporate successors or heirs and personal representatives who obtain such rights solely by operation of law. The Collateral Agent may not assign, transfer or delegate any of its rights and obligations hereunder without the express written consent of the Securities Intermediary (which shall not be unreasonably withheld or delayed) and without sending written notice of such assignment to the Debtor; provided that no such consent will be required for the Collateral Agent to assign, transfer or delegate its rights and obligations hereunder to any replacement Collateral Agent. Neither the Debtor nor the Securities Intermediary may assign, transfer or delegate any of its rights or obligations under this Agreement without the express written consent of the Collateral Agent (which shall not be unreasonably withheld or delayed); provided that no such consent shall be required if such assignment, transfer or delegation takes place solely by operation of law as part of a merger, acquisition or corporate reorganization affecting the Securities Intermediary.

Section 12. Notices. Any notice, request or other communication required or permitted to be given under this Agreement shall be in writing and deemed to have been properly given when delivered in person, or when sent by telecopy or other electronic means (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next Business Day for the recipient) and electronic confirmation of error free receipt is received or three (3) days after being sent by certified or registered United States mail, return receipt requested, postage prepaid, addressed to the party at the address set forth below.

Debtor:	[Name and Address of Debtor]
c/o Enviva Partners, LP
7200 Wisconsin Ave, Suite 1000
Bethesda, Maryland 20814
Attention: Stephen F. Reeves
Facsimile: (301) 657-5567

EXHIBIT C-4

Collateral	Barclays Bank PLC
Agent:	745 Seventh Avenue
New York, NY 10019
Attention: May Huang
Facsimile: (212) 526-5115

Securities Intermediary:	[Name and Address of Securities Intermediary]
Attention: [ ]
Facsimile: [ ]

Any party may change its address for notices in the manner set forth above, such notice to be delivered to each of the parties hereto.

Section 13. Termination. The obligations of the Securities Intermediary to the Collateral Agent pursuant to this Agreement shall continue in effect until the security interest of the Collateral Agent in the Securities Account has been terminated pursuant to the terms of the Guarantee and Collateral Agreement and the Collateral Agent has notified the Securities Intermediary of such termination in writing. Upon such termination of the Collateral Agent’s security interest in the Securities Account and upon the request of the Debtor, the Collateral Agent shall deliver to the Securities Intermediary a Notice of Termination in substantially the form of Exhibit B hereto (a copy of which Notice shall also be delivered by the Collateral Agent to the Debtor) and, upon receipt of such Notice by the Securities Intermediary, this Agreement shall terminate and be null and void. The termination of this Agreement shall not terminate the Securities Account or alter the obligations of the Securities Intermediary to the Debtor pursuant to any other agreement with respect to the Securities Account.

Section 14. Counterparts. This Agreement may be executed in one or more counterparts and by different parties hereto in separate counterparts, each of which when so executed and delivered shall be deemed an original, but all such counterparts together shall constitute but one and the same instrument; signature pages may be detached from multiple separate counterparts and attached to a single counterpart so that all signature pages are physically attached to the same document.

EXHIBIT C-5

IN WITNESS WHEREOF, the parties hereto have caused this Securities Account Control Agreement to be executed as of the date first above written by their respective officers thereunto duly authorized.

[DEBTOR],
as Debtor

By:
Name:
Title:

BARCLAYS BANK PLC, as Collateral Agent

By:
Authorized Signatory

[NAME OF SECURITIES INTERMEDIARY], as Securities Intermediary

By:
Name:
Title:

EXHIBIT C-6

EXHIBIT A

TO SECURITIES ACCOUNT CONTROL AGREEMENT

[Letterhead of Collateral Agent]

[Date]

[Name and Address of Securities Intermediary]

Attention: [                    ]

Re: Notice of Sole Control

Ladies and Gentlemen:

As referenced in the Securities Account Control Agreement dated as of [            ], 20[    ] among [Name of Debtor] (the “Debtor”), you and the undersigned (a copy of which is attached), we hereby give you notice of our sole control over securities account number [                                ] (the “Securities Account”) and all financial assets credited thereto. You are hereby instructed not to accept any direction, instructions or entitlement orders with respect to the Securities Account or the financial assets credited thereto from any person other than the undersigned, unless otherwise ordered by a court of competent jurisdiction.

Very truly yours,
Barclays Bank PLC, as Collateral Agent

By:
Authorized Signatory

cc: [Name and Address of Debtor]

      Attention: [                    ]

EXHIBIT C-7

EXHIBIT B

TO SECURITIES ACCOUNT CONTROL AGREEMENT

[Letterhead of the Collateral Agent]

[Date]

[Name and Address of Securities Intermediary]

Attention: [                    ]

Re: Termination of Securities Account Control Agreement

You are hereby notified that the Securities Account Control Agreement dated as of [            ], 20[    ] among you, [Name of Debtor] (the “Debtor”) and the undersigned (a copy of which is attached) is terminated and you have no further obligations to the undersigned pursuant to such Securities Account Control Agreement. Notwithstanding any previous instructions to you, you are hereby instructed to accept all future directions with respect to account number(s) [                                ] from the Debtor. This notice terminates any obligations you may have to the undersigned with respect to such account, however nothing contained in this notice shall alter any obligations which you may otherwise owe to the Debtor pursuant to any other agreement.

Very truly yours,
Barclays Bank PLC, as Collateral Agent

By:
Authorized Signatory

cc: [Name and Address of Debtor]

      Attention: [                    ]

EXHIBIT C-8

EXHIBIT D

TO GUARANTEE AND COLLATERAL AGREEMENT

DEPOSIT ACCOUNT CONTROL AGREEMENT

This Deposit Account Control Agreement dated as of [                ], 20[    ] (this “Agreement”) among [                    ] (the “Debtor”), Barclays Bank PLC, as collateral agent for the Secured Parties (together with its successors and assigns, the “Collateral Agent”), and [                    ], in its capacity as a “bank” as defined in Section 9-102 of the UCC (in such capacity, the “Financial Institution”). Capitalized terms used but not defined herein shall have the meaning assigned thereto in the Guarantee and Collateral Agreement, dated as of April 9, 2015 (as it may be from time to time amended, restated, supplemented or otherwise modified, the “Guarantee and Collateral Agreement”), among ENVIVA PARTNERS, LP, the Debtor, the Grantors named therein and BARCLAYS BANK PLC, as the Collateral Agent. All references herein to the “UCC” shall mean the Uniform Commercial Code as in effect in the State of New York.

Section 1. Establishment of Deposit Account. The Financial Institution hereby confirms and agrees that:

(a) The Financial Institution has established account number [IDENTIFY ACCOUNT NUMBER] in the name “[IDENTIFY EXACT TITLE OF ACCOUNT]” (such account and any successor account, the “Deposit Account”) and the Financial Institution shall not change the name or account number of the Deposit Account without the prior written consent of the Collateral Agent and, prior to delivery of a Notice of Sole Control in substantially the form set forth in Exhibit A hereto, the Debtor; and

(b) The Deposit Account is a “deposit account” within the meaning of Section 9-102(a)(29) of the UCC.

Section 2. Control of the Deposit Account. If at any time the Financial Institution shall receive any instructions originated by the Collateral Agent directing the disposition of funds in the Deposit Account, the Financial Institution shall comply with such instructions without further consent by the Debtor or any other person. The Financial Institution hereby acknowledges that it has received notice of the security interest of the Collateral Agent in the Deposit Account and hereby acknowledges and consents to such lien. If the Debtor is otherwise entitled to issue instructions (including pursuant to Section 7(a) of this Agreement) and such instructions conflict with any instructions issued the Collateral Agent, the Financial Institution shall follow the instructions issued by the Collateral Agent.

Section 3. Subordination of Lien; Waiver of Set-Off. In the event that the Financial Institution has or subsequently obtains by agreement, by operation of law or otherwise a security interest in the Deposit Account or any funds credited thereto, the Financial Institution hereby agrees that such security interest shall be subordinate to the security interest of the Collateral Agent. Money and other items credited to the Deposit Account will not be subject to deduction, set-off, banker’s lien, or any other right in favor of any person other than the Collateral Agent (except that the Financial Institution may set off (i) all amounts due to the Financial Institution in

EXHIBIT D-1

respect of customary fees and expenses for the routine maintenance and operation of the Deposit Account and (ii) the face amount of any checks which have been credited to such Deposit Account but are subsequently returned unpaid because of uncollected or insufficient funds).

Section 4. Choice of Law. This Agreement and the Deposit Account shall be governed by, and construed in accordance with, the substantive laws of the State of New York, without regard to conflict of laws principles that would result in the application of any law other than the law of the State of New York. Regardless of any provision in any other agreement, for purposes of the UCC, New York shall be deemed to be the Financial Institution’s jurisdiction (within the meaning of Section 9-304 of the UCC) and the Deposit Account shall be governed by the laws of the State of New York.

Section 5. Conflict with Other Agreements.

(a) In the event of any conflict between this Agreement (or any portion thereof) and any other agreement now existing or hereafter entered into, the terms of this Agreement shall prevail;

(b) No amendment or modification of this Agreement or waiver of any right hereunder shall be binding on any party hereto unless it is in writing and is signed by all of the parties hereto; and

(c) The Financial Institution hereby confirms and agrees that:

(i) There are no other agreements entered into between the Financial Institution and the Debtor with respect to the Deposit Account; and

(ii) It has not entered into, and until the termination of this Agreement, will not enter into, any agreement with any other person relating the Deposit Account and/or any funds credited thereto pursuant to which it has agreed to comply with instructions originated by such persons as contemplated by Section 9-104 of the UCC.

Section 6. Adverse Claims. The Financial Institution does not know of any liens, claims or encumbrances relating to the Deposit Account. If any person asserts any lien, encumbrance or adverse claim (including any writ, garnishment, judgment, warrant of attachment, execution or similar process) against the Deposit Account, the Financial Institution will promptly notify the Collateral Agent and the Debtor thereof.

Section 7. Maintenance of Deposit Account. In addition to, and not in lieu of, the obligation of the Financial Institution to honor instructions as set forth in Section 2 hereof, the Financial Institution agrees to maintain the Deposit Account as follows:

(a) Notice of Sole Control. If at any time the Collateral Agent delivers to the Financial Institution a Notice of Sole Control in substantially the form set forth in Exhibit A hereto (a copy of which Notice shall also be delivered by the Collateral Agent to the Debtor), the Financial Institution agrees that after receipt of such Notice, it will take all instruction with respect to the Deposit Account solely from the Collateral Agent. Until such time as the Financial Institution receives such Notice, the Financial Institution may act on any instruction originated by the Debtor with respect to the Deposit Account.

EXHIBIT D-2

(b) Statements and Confirmations. The Financial Institution will promptly send copies of all statements, confirmations and other correspondence concerning the Deposit Account simultaneously to each of the Debtor and the Collateral Agent at the address for each set forth in Section 11 of this Agreement; and

(c) Tax Reporting. All interest, if any, relating to the Deposit Account, shall be reported to the Internal Revenue Service and all state and local taxing authorities under the name and taxpayer identification number of the Debtor.

Section 8. Representations, Warranties and Covenants of the Financial Institution. The Financial Institution hereby makes the following representations, warranties and covenants:

(a) The Deposit Account has been established as set forth in Section 1 and such Deposit Account will be maintained in the manner set forth herein until termination of this Agreement; and

(b) This Agreement is the valid and legally binding obligation of the Financial Institution.

Section 9. Indemnification of Financial Institution. Until the Termination of this Agreement, the Debtor and the Collateral Agent hereby agree that (a) the Financial Institution is released from any and all liabilities to the Debtor and the Collateral Agent and their respective successors and assigns arising from the terms of this Agreement and the compliance by the Financial Institution with the terms hereof, except to the extent that such liabilities arise from the Financial Institution’s gross negligence or willful misconduct as determined in a final, non-appealable judgment by a court of competent jurisdiction and (b) the Debtor, its successors and assigns shall at all times indemnify and save harmless the Financial Institution from and against any and all claims, actions liabilities, losses, damages, costs, charges, counsel fees and other expenses that may be imposed on, incurred by, or asserted against the Financial Institution for following any instruction upon which the Financial Institution is authorized to rely pursuant to the terms of this Agreement, except to the extent that the foregoing claims, actions, liabilities, losses, damages, costs, charges, counsel fees and other expenses arise from the Financial Institutions gross negligence or willful misconduct as determined in a final, non-appealable judgment by a court of competent jurisdiction .

Section 10. Successors; Assignment. The terms of this Agreement shall be binding upon, and shall inure to the benefit of, the parties hereto and their respective corporate successors or heirs and personal representatives who obtain such rights solely by operation of law. The Collateral Agent may not assign, transfer or delegate any of its rights and obligations hereunder without the express written consent of the Financial Institution (which shall not be unreasonably withheld or delayed) and without sending written notice of such assignment to the Debtor; provided that no such consent will be required for the Collateral Agent to assign, transfer or delegate its rights and obligations hereunder to any replacement Collateral Agent. Neither the Debtor nor the Financial Institution may assign, transfer or delegate any of its rights or

EXHIBIT D-3

obligations under this Agreement without the express written consent of the Collateral Agent (which shall not be unreasonably withheld or delayed); provided no such consent shall be required if such assignment, transfer or delegation takes place solely by operation of law as part of a merger, acquisition or corporate reorganization affecting the Financial Institution.

Section 11 Notices. Any notice, request or other communication required or permitted to be given under this Agreement shall be in writing and deemed to have been properly given when delivered in person, or when sent by telecopy or other electronic means (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next Business Day for the recipient) and electronic confirmation of error free receipt is received or three (3) days after being sent by certified or registered United States mail, return receipt requested, postage prepaid, addressed to the party at the address set forth below.

Debtor:	[Name and Address of Debtor]
c/o Enviva Partners, LP
7200 Wisconsin Ave, Suite 1000
Bethesda, Maryland 20814
Attention: Stephen F. Reeves
Facsimile: (301) 657-5567

Collateral	Barclays Bank PLC
Agent:	745 Seventh Avenue
New York, NY 10019
Attention: May Huang
Facsimile: (212) 526-5115

Financial Institution:	[Name and Address of Financial Institution]
Attention: [ ]
Facsimile: [ ]

Any party may change its address for notices in the manner set forth above, such notice to be delivered to each of the parties hereto.

Section 12. Termination. The obligations of the Financial Institution to the Collateral Agent pursuant to this Agreement shall continue in effect until the security interest of the Collateral Agent in the Deposit Account has been terminated pursuant to the terms of the Guarantee and Collateral Agreement and the Collateral Agent has notified the Financial Institution of such termination in writing. Upon such termination of the Collateral Agent’s security interest in the Deposit Account and upon the request of the Debtor, the Collateral Agent shall deliver to the Financial Institution a Notice of Termination in substantially the form of Exhibit A hereto (a copy of which Notice shall also be delivered by the Collateral Agent to the Debtor) and, upon receipt of such Notice by the Financial Institution, this Agreement shall terminate and be null and void. The termination of this Agreement shall not terminate the Deposit Account or alter the obligations of the Financial Institution to the Debtor pursuant to any other agreement with respect to the Deposit Account.

EXHIBIT D-4

Section 13. Counterparts. This Agreement may be executed in one or more counterparts and by different parties hereto in separate counterparts, each of which when so executed and delivered shall be deemed an original, but all such counterparts together shall constitute but one and the same instrument; signature pages may be detached from multiple separate counterparts and attached to a single counterpart so that all signature pages are physically attached to the same document.

IN WITNESS WHEREOF, the parties hereto have caused this Deposit Account Control Agreement to be executed as of the date first above written by their respective officers thereunto duly authorized.

[DEBTOR],
as Debtor

By:
Name:
Title:

BARCLAYS BANK PLC, as Collateral Agent

By:
Authorized Signatory

[NAME OF FINANCIAL INSTITUTION], as Financial Institution

By:
Name:
Title:

EXHIBIT D-5

EXHIBIT A

TO DEPOSIT ACCOUNT CONTROL AGREEMENT

[Letterhead of Collateral Agent]

[Date]

[Name and Address of Financial Institution]

Attention: [                    ]

Re: Notice of Sole Control

Ladies and Gentlemen:

As referenced in the Deposit Account Control Agreement dated as of [            ], 20[    ] among [Name of Debtor] (the “Debtor”), you and the undersigned (a copy of which is attached), we hereby give you notice of our sole control over deposit account number [                                ] (the “Deposit Account”) and all financial assets credited thereto. You are hereby instructed not to accept any direction, instructions or entitlement orders with respect to the Deposit Account or the financial assets credited thereto from any person other than the undersigned, unless otherwise ordered by a court of competent jurisdiction.

Very truly yours,
Barclays Bank PLC, as Collateral Agent

By:
Authorized Signatory

cc: [Name and Address of Debtor]

      Attention: [                    ]

EXHIBIT D-6

EXHIBIT B

TO DEPOSIT ACCOUNT CONTROL AGREEMENT

[Letterhead of the Collateral Agent]

[Date]

[Name and Address of Financial Institution]

Attention: [                    ]

Re: Termination of Deposit Account Control Agreement

You are hereby notified that the Deposit Account Control Agreement dated as of [            ], 20[    ] among [Name of Debtor] (the “Debtor”), you and the undersigned (a copy of which is attached) is terminated and you have no further obligations to the undersigned pursuant to such Deposit Account Control Agreement. Notwithstanding any previous instructions to you, you are hereby instructed to accept all future directions with respect to account number(s) [                                ] from the Debtor. This notice terminates any obligations you may have to the undersigned with respect to such account, however nothing contained in this notice shall alter any obligations which you may otherwise owe to the Debtor pursuant to any other agreement.

Very truly yours,
Barclays Bank PLC, as Collateral Agent

By:
Authorized Signatory

cc: [Name and Address of Debtor]

      Attention: [                    ]

EXHIBIT D-7

EXHIBIT E

TO GUARANTEE AND COLLATERAL AGREEMENT

INSERT TO LLC/PARTNERSHIP AGREEMENT

[Section    . Transferability of Partnership Interests.

Notwithstanding anything to the contrary herein, each Partner may Transfer all or a portion of its Partnership Interest to any collateral agent or financing party (or a designee or transferee thereof) in connection with the exercise by such collateral agent or financing party (or a designee or transferee thereof) of its foreclosure or similar remedial rights pursuant to loan and security documentation to which the Partners or the Partnership is a party without the consent of the other Partner(s). Upon any such Transfer, (i) the definition of “General Partner” or “Limited Partner”, as applicable, in this Agreement shall be deemed to be automatically updated to reflect such Transfer and (ii) each of the officers shall have been deemed to have been removed effective the date of such Transfer, in each case without any consent of the Partners. The execution and delivery of this Agreement by a Partner shall constitute any necessary approval of such Partner under the Act to the foregoing provisions of this Section     . This Section     may not be amended or modified so long as any of the Partnership Interests are subject to a pledge or hypothecation without the pledgee’s (or a transferee of such pledgee’s) prior written consent.

Section    . Partnership Interest.

The Partnership hereby irrevocably elects that all Partnership Interests shall be securities governed by Article 8 of the Uniform Commercial Code as in effect in the State of [Delaware] or any other applicable jurisdiction. Each certificate evidencing Partnership Interests in the Partnership shall bear the following legend: “This Certificate evidences a [Limited][General] Partner Interest in the Partnership and shall be a security governed by Article 8 of the Uniform Commercial Code as in effect in the State of [Delaware] and, to the extent permitted by applicable law, each other applicable jurisdiction.” No amendment to this provision shall be effective until all outstanding Partnership Interest certificates have been surrendered to the Partnership for cancellation.]19

[Section    . Transferability of Membership Interests.

Notwithstanding anything to the contrary herein, and for the avoidance of doubt, the Member may Transfer all or a portion of its Membership Interest to any collateral agent or financing party (or a designee or transferee thereof) in connection with the exercise by such collateral agent or financing party (or a designee or transferee thereof) of its foreclosure or similar remedial rights pursuant to loan or security documentation to which the Member is a party without the consent of the Manager. Upon any such Transfer, (i) the definition of “Member” in this Agreement shall be deemed to be automatically updated to reflect such Transfer and (ii) each of the officers shall

[19]	Insert to Partnership Agreement.

EXHIBIT E-1

have been deemed to have been removed effective the date of such Transfer, in each case without any consent of the Manager. The execution and delivery of this Agreement by a Member shall constitute any necessary approval of such Member under the Act to the foregoing provisions of this Section     . This Section      may not be amended or modified so long as any of the Membership Interests are subject to a pledge or hypothecation without the pledgee’s (or the transferee of such pledgee’s) prior written consent.

Section     . Membership Interest.

The Company hereby irrevocably elects that all Membership Interests shall be securities governed by Article 8 of the Uniform Commercial Code as in effect in the State of [Delaware] or any other applicable jurisdiction. Each certificate evidencing Membership Interests in the Company shall bear the following legend: “This Certificate evidences an Interest in the Company and shall be a security governed by Article 8 of the Uniform Commercial Code as in effect in the State of [Delaware] and, to the extent permitted by applicable law, each other applicable jurisdiction.” No amendment to this provision shall be effective until all outstanding Membership Interest certificates have been surrendered to the Company for cancellation.]20

[20]	Insert to LLC Agreement.

EXHIBIT E-2

EXHIBIT F

TO GUARANTEE AND COLLATERAL AGREEMENT

FORM OF COPYRIGHT SECURITY AGREEMENT

This COPYRIGHT SECURITY AGREEMENT, dated as of [                    ] (this “Agreement”), is made by each of the signatories hereto indicated as a “Grantor” (each, a “Grantor” and, collectively, the “Grantors”) in favor of BARCLAYS BANK PLC, in its capacity as collateral agent for the Secured Parties, (in such capacity as collateral agent, together with its successors in such capacity, the “Collateral Agent”).

WHEREAS, the Grantors entered into a Guarantee and Collateral Agreement dated as of April 9, 2015 (as amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “Guarantee and Collateral Agreement”) between each of the Grantors, the other grantors party thereto and the Collateral Agent, pursuant to which each of the Grantors granted to the Collateral Agent, for the benefit of the Secured Parties, a security interest in the Copyright Collateral (as defined below); and

WHEREAS, pursuant to the Guarantee and Collateral Agreement, each Grantor agreed to execute and deliver this Agreement, in order to record the security interest granted to the Collateral Agent for the benefit of the Secured Parties with the United States Copyright Office.

NOW, THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, each Grantor hereby agrees with the Collateral Agent as follows:

SECTION 1. Defined Terms

Capitalized terms used but not defined herein shall have the meanings given or given by reference in the Guarantee and Collateral Agreement.

SECTION 2. Grant of Security Interest

Each Grantor hereby grants to the Collateral Agent, for the benefit of the Secured Parties, a security interest in and continuing Lien on all of such Grantor’s right, title and interest in, to and under the following property (collectively, the “Copyright Collateral”):

The copyright registrations and applications for registration thereof listed on Schedule A attached hereto and all extensions and renewals thereof.

SECTION 3. Guarantee and Collateral Agreement

The security interest granted pursuant to this Agreement is granted in conjunction with the security interest granted to the Collateral Agent for the Secured Parties pursuant to the Guarantee and Collateral Agreement, and the Grantors hereby acknowledge and affirm that the rights and remedies of the Collateral Agent with respect to the security interest in the Copyright Collateral made and granted hereby are more fully set forth in the Guarantee and Collateral

EXHIBIT F-1

Agreement, the terms and provisions of which are incorporated by reference herein as if fully set forth herein. In the event that any provision of this Agreement is deemed to conflict with the Guarantee and Collateral Agreement, the provisions of the Guarantee and Collateral Agreement shall control.

SECTION 4. Governing Law

THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK, WITHOUT REGARD TO CONFLICT OF LAWS PRINCIPLES THAT WOULD RESULT IN THE APPLICATION OF ANY LAW OTHER THAN THE LAW OF THE STATE OF NEW YORK.

SECTION 5. Execution in Counterparts

This Agreement may be executed in one or more counterparts and by different parties hereto in separate counterparts, each of which when so executed and delivered shall be deemed an original, but all such counterparts together shall constitute but one and the same instrument; signature pages may be detached from multiple separate counterparts and attached to a single counterpart so that all signature pages are physically attached to the same document.

[Remainder of page intentionally left blank]

EXHIBIT F-2

IN WITNESS WHEREOF, each Grantor has caused this Agreement to be executed and delivered by its duly authorized officer as of the date first set forth above.

[NAME OF GRANTOR],
as Grantor

By:
Name:
Title:

STATE OF	)
	)	ss.
COUNTY OF	)

On this      day of             ,         before me personally appeared                     , proved to me on the basis of satisfactory evidence to be the person who executed the foregoing Copyright Security Agreement on behalf of                     , who being by me duly sworn did depose and say that he/she is an authorized officer of said corporation, that the said instrument was signed on behalf of said corporation as authorized by its Board of Directors and that he/she acknowledged said instrument to be the free act and deed of said corporation.

Notary Public

[NAME OF GRANTOR], as Grantor

By:
Name:
Title:

STATE OF	)
	)	ss.
COUNTY OF	)

On this      day of             ,          before me personally appeared                     , proved to me on the basis of satisfactory evidence to be the person who executed the foregoing Copyright Security Agreement on behalf of                     , who being by me duly sworn did depose and say that he/she is an authorized officer of said corporation, that the said instrument was signed on behalf of said corporation as authorized by its Board of Directors and that he/she acknowledged said instrument to be the free act and deed of said corporation.

EXHIBIT F-3

[ADD SIGNATURE BLOCKS AND NOTARY BLOCKS FOR ANY OTHER GRANTORS]

EXHIBIT F-4

Accepted and Agreed:

BARCLAYS BANK PLC,
as Collateral Agent

By:
Name:
Title:

EXHIBIT F-5

SCHEDULE A

to

COPYRIGHT SECURITY AGREEMENT

COPYRIGHT REGISTRATIONS AND APPLICATIONS

Title	Registration No.	Registration Date / Filing Date

EXHIBIT F-6

EXHIBIT G

TO GUARANTEE AND COLLATERAL AGREEMENT

FORM OF PATENT SECURITY AGREEMENT

This PATENT SECURITY AGREEMENT, dated as of [                    ] (this “Agreement”), is made by each of the signatories hereto indicated as a “Grantor” (each, a “Grantor” and, collectively, the “Grantors”) in favor of BARCLAYS BANK PLC, in its capacity as collateral agent for the Secured Parties, (in such capacity as collateral agent, together with its successors in such capacity, the “Collateral Agent”).

WHEREAS, the Grantors entered into a Guarantee and Collateral Agreement dated as of April 9, 2015 (as amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “Guarantee and Collateral Agreement”) between each of the Grantors, the other grantors party thereto and the Collateral Agent, pursuant to which each of the Grantors granted to the Collateral Agent, for the benefit of the Secured Parties, a security interest in the Patent Collateral (as defined below); and

WHEREAS, pursuant to the Guarantee and Collateral Agreement, each Grantor agreed to execute and deliver this Agreement, in order to record the security interest granted to the Collateral Agent for the benefit of the Secured Parties with the United States Patent and Trademark Office.

NOW, THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, each Grantor hereby agrees with the Collateral Agent as follows:

SECTION 1. Defined Terms

Capitalized terms used but not defined herein shall have the meanings given or given by reference in the Guarantee and Collateral Agreement.

SECTION 2. Grant of Security Interest.

Each Grantor hereby grants to the Collateral Agent, for the benefit of the Secured Parties, a security interest in and continuing Lien on all of such Grantor’s right, title and interest in, to and under the following property (collectively, the “Patent Collateral”):

The patents and patent applications listed on Schedule A attached hereto and all reissues, divisions, continuations, continuations-in-part, extensions, renewals, and reexaminations thereof.

SECTION 3. Guarantee and Collateral Agreement

The security interest granted pursuant to this Agreement is granted in conjunction with the security interest granted to the Collateral Agent for the Secured Parties pursuant to the Guarantee and Collateral Agreement, and the Grantors hereby acknowledge and affirm that the

EXHIBIT G-1

rights and remedies of the Collateral Agent with respect to the security interest in the Patent Collateral made and granted hereby are more fully set forth in the Guarantee and Collateral Agreement, the terms and provisions of which are incorporated by reference herein as if fully set forth herein. In the event that any provision of this Agreement is deemed to conflict with the Guarantee and Collateral Agreement, the provisions of the Guarantee and Collateral Agreement shall control.

SECTION 4. Governing Law

THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK, WITHOUT REGARD TO CONFLICT OF LAWS PRINCIPLES THAT WOULD RESULT IN THE APPLICATION OF ANY LAW OTHER THAN THE LAW OF THE STATE OF NEW YORK.

SECTION 5. Execution in Counterparts

This Agreement may be executed in one or more counterparts and by different parties hereto in separate counterparts, each of which when so executed and delivered shall be deemed an original, but all such counterparts together shall constitute but one and the same instrument; signature pages may be detached from multiple separate counterparts and attached to a single counterpart so that all signature pages are physically attached to the same document. Delivery of an executed counterpart of a signature page of this Agreement by facsimile or other electronic transmission shall be effective as delivery of a manually executed counterpart of this Agreement.

[Remainder of page intentionally left blank]

EXHIBIT G-2

IN WITNESS WHEREOF, each Grantor has caused this Agreement to be executed and delivered by its duly authorized officer as of the date first set forth above.

[NAME OF GRANTOR],
as Grantor

By:
Name:
Title:

STATE OF	)
	)	ss.
COUNTY OF	)

On this      day of             ,          before me personally appeared                     , proved to me on the basis of satisfactory evidence to be the person who executed the foregoing Patent Security Agreement on behalf of                     , who being by me duly sworn did depose and say that he/she is an authorized officer of said corporation, that the said instrument was signed on behalf of said corporation as authorized by its Board of Directors and that he/she acknowledged said instrument to be the free act and deed of said corporation.

Notary Public

[NAME OF GRANTOR],
as Grantor

By:
Name:
Title:

STATE OF	)
	)	ss.
COUNTY OF	)

On this      day of             ,          before me personally appeared                     , proved to me on the basis of satisfactory evidence to be the person who executed the foregoing Patent Security Agreement on behalf of                     , who being by me duly sworn did depose and say that he/she is an authorized officer of said corporation, that the said instrument was signed on behalf of said corporation as authorized by its

EXHIBIT G-3

Board of Directors and that he/she acknowledged said instrument to be the free act and deed of said corporation.

[ADD SIGNATURE BLOCKS AND NOTARY BLOCKS FOR ANY OTHER GRANTORS]

EXHIBIT G-4

Accepted and Agreed:

BARCLAYS BANK PLC, as Collateral Agent

By:
Name:
Title:

EXHIBIT G-5

SCHEDULE A

to

PATENT SECURITY AGREEMENT

PATENTS

Title	Patent No.	Issue Date

PATENT APPLICATIONS

Title	Application No.	Filing Date

EXHIBIT G-6

EXHIBIT H

TO GUARANTEE AND COLLATERAL AGREEMENT

FORM OF TRADEMARK SECURITY AGREEMENT

This TRADEMARK SECURITY AGREEMENT, dated as of [                    ] (this “Agreement”), is made by each of the signatories hereto indicated as a “Grantor” (each, a “Grantor” and, collectively, the “Grantors”) in favor of BARCLAYS BANK PLC, in its capacity as collateral agent for the Secured Parties, (in such capacity as collateral agent, together with its successors in such capacity, the “Collateral Agent”).

WHEREAS, the Grantors entered into a Guarantee and Collateral Agreement dated as of April 9, 2015 (as amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “Guarantee and Collateral Agreement”) between each of the Grantors, the other grantors party thereto and the Collateral Agent, pursuant to which each of the Grantors granted to the Collateral Agent, for the benefit of the Secured Parties, a security interest in the Trademark Collateral (as defined below); and

WHEREAS, pursuant to the Guarantee and Collateral Agreement, each Grantor agreed to execute and deliver this Agreement, in order to record the security interest granted to the Collateral Agent for the benefit of the Secured Parties with the United States Patent and Trademark Office.

NOW, THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, each Grantor hereby agrees with the Collateral Agent as follows:

SECTION 1. Defined Terms

Capitalized terms used but not defined herein shall have the meanings given or given by reference in the Guarantee and Collateral Agreement.

SECTION 2. Grant of Security Interest in Trademark Collateral

SECTION 2.1 Grant of Security. Each Grantor hereby grants to the Collateral Agent, for the benefit of the Secured Parties, a security interest in and continuing Lien on all of such Grantor’s right, title and interest in, to and under the following property (collectively, the “Trademark Collateral”):

The trademark and service mark registrations and applications for registration thereof listed on Schedule A attached hereto and all extensions and renewals of any of the foregoing.

SECTION 2.2 Certain Limited Exclusions. Notwithstanding anything herein to the contrary, in no event shall the Trademark Collateral include or the security interest or Lien granted under Section 2.1 attach to any “intent to use” trademark or service mark applications for which a statement of use or an amendment to allege use has not been filed (it being understood

EXHIBIT H-1

that upon the filing of such statement of use or amendment to allege use, a security interest will attach to such trademark and service mark applications and any and all trademark and service mark registrations that issue therefrom)

SECTION 3. Guarantee and Collateral Agreement

The security interest granted pursuant to this Agreement is granted in conjunction with the security interest granted to the Collateral Agent for the First Lien Secured Parties pursuant to the Guarantee and Collateral Agreement, and the Grantors hereby acknowledge and affirm that the rights and remedies of the Collateral Agent with respect to the security interest in the Trademark Collateral made and granted hereby are more fully set forth in the Guarantee and Collateral Agreement, the terms and provisions of which are incorporated by reference herein as if fully set forth herein. In the event that any provision of this Agreement is deemed to conflict with the Guarantee and Collateral Agreement, the provisions of the Guarantee and Collateral Agreement shall control.

SECTION 4. Governing Law

THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK, WITHOUT REGARD TO CONFLICT OF LAWS PRINCIPLES THAT WOULD RESULT IN THE APPLICATION OF ANY LAW OTHER THAN THE LAW OF THE STATE OF NEW YORK.

SECTION 5. Execution in Counterparts

This Agreement may be executed in one or more counterparts and by different parties hereto in separate counterparts, each of which when so executed and delivered shall be deemed an original, but all such counterparts together shall constitute but one and the same instrument; signature pages may be detached from multiple separate counterparts and attached to a single counterpart so that all signature pages are physically attached to the same document. Delivery of an executed counterpart of a signature page of this Agreement by facsimile or other electronic transmission shall be effective as delivery of a manually executed counterpart of this Agreement.

[Remainder of page intentionally left blank]

EXHIBIT H-2

IN WITNESS WHEREOF, each Grantor has caused this Agreement to be executed and delivered by its duly authorized officer as of the date first set forth above.

[NAME OF GRANTOR],
as Grantor

By:
Name:
Title:

STATE OF	)
	)	ss.
COUNTY OF	)

On this      day of             ,         before me personally appeared                     , proved to me on the basis of satisfactory evidence to be the person who executed the foregoing Trademark Security Agreement on behalf of                     , who being by me duly sworn did depose and say that he/she is an authorized officer of said corporation, that the said instrument was signed on behalf of said corporation as authorized by its Board of Directors and that he/she acknowledged said instrument to be the free act and deed of said corporation.

Notary Public

[NAME OF GRANTOR], as Grantor

By:
Name:
Title:

STATE OF	)
	)	ss.
COUNTY OF	)

On this      day of             ,          before me personally appeared                     , proved to me on the basis of satisfactory evidence to be the person who executed the foregoing Trademark Security Agreement on behalf of                     , who being by me duly sworn did depose and say that he/she is an authorized officer of said corporation, that the said instrument was signed on behalf of said corporation as authorized by its Board of Directors and that he/she acknowledged said instrument to be the free act and deed of said corporation.

EXHIBIT H-3

[ADD SIGNATURE BLOCKS AND NOTARY BLOCKS FOR ANY OTHER GRANTORS]

EXHIBIT H-4

Accepted and Agreed:

BARCLAYS BANK PLC, as Collateral Agent

By:
Name:
Title:

EXHIBIT H-5

SCHEDULE A

to

TRADEMARK SECURITY AGREEMENT

TRADEMARK REGISTRATIONS

Mark	Registration No.	Registration Date

TRADEMARK APPLICATIONS

Mark	Serial No.	Filing Date

EXHIBIT H-6

Exhibit J

to Credit Agreement

FORM OF COMPLIANCE CERTIFICATE

[DATE]

Pursuant to Section 5.04(a)(iii) of that certain Credit Agreement, dated as of April 9, 2015 (as amended, restated, amended and restated, replaced, supplemented or otherwise modified from time to time, the “Credit Agreement”; capitalized terms used herein and not otherwise defined herein shall have the meanings assigned to such terms in the Credit Agreement), among ENVIVA PARTNERS, LP, a limited partnership formed under the laws of Delaware (the “Borrower), the Lenders party thereto from time to time and BARCLAYS BANK PLC, as administrative agent for the Lenders (in such capacity, including any successor thereto in such capacity, the “Administrative Agent”) and collateral agent, the undersigned hereby certifies that he or she is the [Chief Financial Officer][Principal Accounting Officer][Treasurer][Controller] of the Borrower, and certifies in such capacity, and not in his or her individual capacity, as follows:

1. No Event of Default or Default has occurred and is continuing at the end of the accounting period covered by the financial statements referred to in clause 2 below, except as set forth in a separate attachment, if any, to this compliance certificate (this “Certificate”), specifying the nature and extent thereof and any corrective action taken or proposed to be taken with respect thereto by the Borrower;

2. The financial statements [attached hereto] [as currently available on the website of the Securities Exchange Commission at http://www.sec.gov] in accordance with Section 5.04(a)(i) or Section 5.04(a)(ii), as applicable, of the Credit Agreement fairly present the financial condition and results of operations of the Borrower and its consolidated Subsidiaries on a consolidated basis in all material respects in accordance with GAAP consistently applied (in the case of financial statements pursuant to Section 5.04(a)(ii), subject to normal year-end audit adjustments), together with a customary “management discussion and analysis” provision; and

3. Annex A hereto demonstrates compliance with the financial covenant contained in Section 6.10 of the Credit Agreement.

IN WITNESS WHEREOF, the Borrower has caused this Certificate to be executed by one of its Financial Officers as of the date and year first above written.

ENVIVA PARTNERS, LP

By: ENVIVA PARTNERS, LLC, its general partner

By:
Name:
Title:	[Chief Financial Officer][Principal Accounting Officer] [Treasurer][Controller]

Annex A

to Compliance Certificate

Covenant 6.10

Maximum Total Leverage Ratio

FOR THE FISCAL QUARTER ENDING [            ], 20[    ]

Total Debt (as calculated below) as of the last day of the Applicable Period:	$

Consolidated EBITDA (as calculated on Supplement A) for the Applicable Period:	$

Total Leverage Ratio (Total Debt to Consolidated EBITDA):	: 1.00

Maximum Total Leverage Ratio for the Applicable Period:	[4.25][4.00][3.75] : 1.00

In Compliance:	Yes/No

Calculation of Total Debt

(a) the total consolidated Indebtedness (excluding the Contributed Business Intercompany Notes and Indebtedness of the type described in clause (d), clause (f), clause (h), clause (i), clause (j), clause (k) and clause (l) of the definition of Indebtedness, except, (x) in the case of clause (k) and clause (l), to the extent of any unreimbursed drawings thereunder and (y) in the case of clause (f), to the extent constituting a Guarantee of Indebtedness of the type that would otherwise be included in “Total Debt”) of the Borrower and the Restricted Subsidiaries at such time:	$

(b) Unrestricted Cash (the sum of the amount of cash and Permitted Investments of the Borrower and each Restricted Subsidiary, as set forth on the balance sheet of the Borrower and its Restricted Subsidiaries (it being understood that such amount shall (x) include in any event any cash on deposit in the Escrow Account and (y) exclude in any event (i) any cash or Permitted Investments identified on such balance sheet as “restricted” (other than cash or Permitted Investments restricted in favor of the Secured Parties) and (ii) any amount to the extent any use thereof for application to the payment of Indebtedness under the Loan Documents is restricted or prohibited by Law or contract:	$

Total Debt (clause (a) minus clause (b)):	$

Supplement A

to Compliance Certificate

Consolidated EBITDA

FOR THE FISCAL QUARTER ENDING [            ], 20[    ]

Calculation of Consolidated Net Income

(a)	Net income (or loss) of the Borrower and its Restricted Subsidiaries on a consolidated basis in accordance with GAAP for the Applicable Period:	$

(b)	extraordinary, unusual and non-recurring gains, losses, charges or expenses for such Applicable Period:	$

(c)	the net income of any Restricted Subsidiary that is not a Loan Party during such Applicable Period to the extent that the declaration or payment of dividends or similar distributions by such Restricted Subsidiary of such income is not permitted on such Date of Determination by operation of the terms of its Organizational Documents or any agreement, instrument or law applicable to such Restricted Subsidiary, except that the Borrower’s equity in any net loss of any such Restricted Subsidiary for such Applicable Period shall be included in determining Consolidated Net Income:	$

(d)	any income (or loss) for such Applicable Period of any Person if such Person is not a Restricted Subsidiary, except that the aggregate amount of cash actually distributed by such Person during such Applicable Period to the Borrower or a Restricted Subsidiary as a dividend or other distribution (as long as, in the case of a dividend or other distribution to a Restricted Subsidiary, such Restricted Subsidiary is not precluded from further distributing such amount to a Loan Party as described in clause (c)) shall be included in Consolidated Net Income;	$

(e)	non-cash gains and losses attributable to movement in the mark-to-market valuation of Hedging Agreements pursuant to Financial Standards Accounting Board (“FASB”) ASC-815:	$

(f)	the cumulative effect of a change in accounting principles:	$

(g)	any charges or expenses relating to severance, relocation and one-time compensation charges:	$

(h)	gain or loss realized upon the sale or other disposition of assets (other than sales of inventory):	$

(i)	deferred financing costs written off and premiums paid and deemed income in connection with any early extinguishment of Indebtedness or any Hedging Agreement:	$

(j)	non-cash charges, expenses or other impacts of purchase or recapitalization accounting:	$

(k)	non-cash impairment charges or asset write-offs, and any amortization of intangibles:	$

(l)	cash charges or costs in connection with the Transactions and the IPO Transactions, any investment, acquisition of assets, sale or other disposition of assets, issuance of Equity Interests or Indebtedness, or amendment relating to any Indebtedness (in each case, whether or not completed):	$

(m)	charges, losses and expenses to the extent actually paid for or reimbursed by a third party during the Applicable Period or which are reasonably expected to be paid for or reimbursed during the four fiscal quarters immediately subsequent to such Applicable Period (with a deduction in the applicable future period for any amount so excluded to the extent not so reimbursed within the immediately subsequent four-fiscal quarters):	$

(n)	director’s fees and reimbursements of out-of-pocket expenses in connection with attending board of director meetings or other actions for the benefit of the Borrower and its Subsidiaries:	$

(o)	indemnification obligations with respect to directors and insurance premiums payable on behalf of directors:	$

(p)	any cancellation of debt income, including any such income arising from the purchase of any Loans pursuant to Section 9.04(l):	$

Consolidated Net Income for the Applicable Period (clause (a) minus, without duplication, the sum of clauses (b) through (p)):		$

Calculation of Consolidated EBITDA

(a)	Consolidated Net Income for the Applicable Period:	$

(b)

to the extent deducted in calculating Consolidated Net Income, the provision for all Taxes (whether or not paid, estimated or accrued) based on income, profits or capital (including penalties and interest, if any), net of any applicable credits for such period:

$

(c)	to the extent deducted in calculating Consolidated Net Income, Consolidated Interest Expense for such period:	$

(d)	to the extent deducted in calculating Consolidated Net Income, depreciation, amortization and all other non-cash charges or non-cash losses for such period:	$

(e)	to the extent deducted in calculating Consolidated Net Income, any costs or expenses pursuant to any equity-related benefit plan, or any stock subscription or shareholder agreement, to the extent funded with cash proceeds contributed to the capital of the Borrower as common equity:	$

(f)	for any Material Projects commenced by the Borrower or any Restricted Subsidiary with a Commencement Date occurring on or prior to the date of determination, Consolidated EBITDA Adjustments for such Material Project for such Applicable Period[2][1]:	$

(g)	for any Permitted Drop-Down Acquisition of a Port Facility acquired by the Borrower or any Restricted Subsidiary on or prior to the date of determination, Consolidated EBITDA Adjustments for such Permitted Drop-Down Acquisition for such Applicable Period:	$

(h)	for any Permitted Acquisition consummated on or prior to the date of determination, the amount of restructuring charges, cost savings and synergies projected by the Borrower in good faith to be reasonably expected to be realized within 12 months of the closing of such Permitted Acquisition (calculated on a pro forma basis as though such restructuring charges, cost savings and synergies had been realized on the first day of the Applicable Period for which Consolidated EBITDA is being	$

[21]	The aggregate amount of adjustments pursuant to clauses (f), (g) and (h) for any Applicable Period, including any restructuring charges, cost savings and synergies of the type that would be permitted to be included in pro forma financial statements prepared in accordance with Regulation S-X under the Securities Act of 1933, as amended, shall not exceed 15% of pro forma Consolidated EBITDA (calculated without giving effect to clauses (f), (g) and (h)).

determined and as if such restructuring charges, cost savings and synergies were realized during the entirety of such Applicable Period), net of the amount of actual benefits realized during such Applicable Period from such actions; provided, that (x) such restructuring charges, cost savings and synergies are reasonably identifiable and factually supportable and (y) at the time of any such calculation pursuant to this clause (h), the Borrower shall deliver to the Administrative Agent a certificate signed by a Financial Officer (which may be this Compliance Certificate) certifying that such adjustments are reasonably identifiable and factually supportable and including reasonably detailed calculations in respect of the matters referred to in this clause (h), as well as the relevant factual support in respect thereof:

(i)	for any Permitted Drop-Down Acquisition of a Wood Pellet Production Facility acquired by the Borrower or any Restricted Subsidiary on or prior to the date of determination, Consolidated EBITDA Adjustments for such Permitted Drop-Down Acquisition for such Applicable Period:	$

(j)	to the extent included in calculating Consolidated Net Income, without duplication of the netting provided in clause (b) above, Federal, state, local and foreign income tax credits of the Borrower and its Subsidiaries for such period:	$

(k)	to the extent included in calculating Consolidated Net Income, all cash payments made during such period on account of reserves, restructuring charges, and other non-cash charges added to Consolidated Net Income pursuant to clause (d) above:	$

(l)	to the extent included in calculating Consolidated Net Income, other income of the Borrower and the Restricted Subsidiaries increasing Consolidated Net Income for such period which does not represent a cash item in such period:	$

Consolidated EBITDA (clause (a) plus, without duplication, the sum of clauses (b) through (i) minus, without duplication, the sum of clauses (j) through (l))22 23:		$

[22]	For purposes of calculating the Total First Lien Leverage Ratio, Total Leverage Ratio and Interest Coverage Ratio for any period (A) the Consolidated EBITDA (x) of any Acquired Entity or other Person that becomes a Restricted Subsidiary or (y) that is attributable to any asset, in each case, that was acquired by the Borrower or any Restricted Subsidiary pursuant to a Permitted Acquisition for Acquisition Consideration greater than $15,000,000 during such period shall be included on a pro forma basis for such period (assuming the consummation of such acquisition and the incurrence or assumption of any Indebtedness in connection therewith occurred as of the first day of such period) and (B) the Consolidated EBITDA of any Person or line of business sold or otherwise disposed of for consideration greater than $15,000,000 by the Borrower or any Restricted Subsidiary during such period shall be excluded for such period (assuming the consummation of such sale or other disposition and the repayment of any Indebtedness in connection therewith occurred as of the first day of such period).
[23]	For purposes of determining the Interest Coverage Ratio, the Total First Lien Leverage Ratio and the Total Leverage Ratio, Consolidated EBITDA for the fiscal quarters ended March 31, 2014, June 30, 2014, September 30, 2014, December 31, 2014 and March 31, 2015, shall be deemed to be equal to (i) for the fiscal quarter ended March 31, 2014, $12,354,000, (ii) for the fiscal quarter ended June 30, 2014, $13,057,000, (iii) for the fiscal quarter ended September 30, 2014, $15,581,000, (iv) for the fiscal quarter ended December 31, 2014, $14,957,000 and (v) for the fiscal quarter ending March 31, 2015, $14,621,000; provided that the amounts set forth in this footnote shall be subject to adjustment pursuant to the footnote immediately above.

Exhibit K-1

to the Credit Agreement

[FORM OF]

U.S. TAX COMPLIANCE CERTIFICATE

(For Foreign Lenders That Are Not Partnerships For U.S. Federal Income Tax Purposes)

Reference is hereby made to the Credit Agreement dated as of April 9, 2015 (as amended, supplemented or otherwise modified from time to time, the “Credit Agreement”), among Enviva Partners, LP, a limited partnership formed under the laws of Delaware (the “Borrower”), the Lenders party thereto from time to time, Barclays Bank PLC, as administrative agent for the Lenders (in such capacity, including any successor thereto in such capacity, the “Administrative Agent”) and Barclays Bank PLC, as collateral agent.

Pursuant to the provisions of Section 2.20 of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record and beneficial owner of the Loan(s) (as well as any Note(s) evidencing such Loan(s)) in respect of which it is providing this certificate, (ii) it is not a bank within the meaning of Section 881(c)(3)(A) of the Code, (iii) it is not a ten percent shareholder of the Borrower within the meaning of Section 871(h)(3)(B) of the Code and (iv) it is not a controlled foreign corporation related to the Borrower as described in Section 881(c)(3)(C) of the Code.

The undersigned has furnished the Administrative Agent and the Borrower with a certificate of its non-U.S. Person status on IRS Form W-8BEN or IRS Form W-8BEN-E, as applicable. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform the Borrower and the Administrative Agent, and (2) the undersigned shall have at all times furnished the Borrower and the Administrative Agent with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

[NAME OF LENDER]

By:
Name:
Title:

Date:                  , 20

K1-1

Exhibit K-2

to the Credit Agreement

[FORM OF]

U.S. TAX COMPLIANCE CERTIFICATE

(For Foreign Participants That Are Not Partnerships For U.S. Federal Income Tax Purposes)

Reference is hereby made to the Credit Agreement dated as of April 9, 2015 (as amended, supplemented or otherwise modified from time to time, the “Credit Agreement”), among among Enviva Partners, LP, a limited partnership formed under the laws of Delaware (the “Borrower”), the Lenders party thereto from time to time, Barclays Bank PLC, as administrative agent for the Lenders (in such capacity, including any successor thereto in such capacity, the “Administrative Agent”) and Barclays Bank PLC, as collateral agent.

Pursuant to the provisions of Section 2.20 of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record and beneficial owner of the participation in respect of which it is providing this certificate, (ii) it is not a bank within the meaning of Section 881(c)(3)(A) of the Code, (iii) it is not a ten percent shareholder of the Borrower within the meaning of Section 871(h)(3)(B) of the Code, and (iv) it is not a controlled foreign corporation related to the Borrower as described in Section 881(c)(3)(C) of the Code.

The undersigned has furnished its participating Lender with a certificate of its non-U.S. Person status on IRS Form W-8BEN or IRS Form W-8BEN-E, as applicable. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform such Lender in writing, and (2) the undersigned shall have at all times furnished such Lender with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

[NAME OF PARTICIPANT]

By:
Name:
Title:

Date:                      , 20

K2-1

Exhibit K-3

to the Credit Agreement

[FORM OF]

U.S. TAX COMPLIANCE CERTIFICATE

(For Foreign Participants That Are Partnerships For U.S. Federal Income Tax Purposes)

Reference is hereby made to the Credit Agreement dated as of April 9, 2015 (as amended, supplemented or otherwise modified from time to time, the “Credit Agreement”), among Enviva Partners, LP, a limited partnership formed under the laws of Delaware (the “Borrower”), the Lenders party thereto from time to time, Barclays Bank PLC, as administrative agent for the Lenders (in such capacity, including any successor thereto in such capacity, the “Administrative Agent”) and Barclays Bank PLC, as collateral agent.

Pursuant to the provisions of Section 2.20 of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record owner of the participation in respect of which it is providing this certificate, (ii) its direct or indirect partners/members are the sole beneficial owners of such participation, (iii) with respect such participation, neither the undersigned nor any of its direct or indirect partners/members is a bank extending credit pursuant to a loan agreement entered into in the ordinary course of its trade or business within the meaning of Section 881(c)(3)(A) of the Code, (iv) none of its direct or indirect partners/members is a ten percent shareholder of the Borrower within the meaning of Section 871(h)(3)(B) of the Code and (v) none of its direct or indirect partners/members is a controlled foreign corporation related to the Borrower as described in Section 881(c)(3)(C) of the Code.

The undersigned has furnished its participating Lender with IRS Form W-8IMY accompanied by one of the following forms from each of its partners/members that is claiming the portfolio interest exemption: (i) an IRS Form W-8BEN or IRS Form W-8BEN-E, as applicable, or (ii) an IRS Form W-8IMY accompanied by an IRS Form W-8BEN or IRS Form W-8BEN-E, as applicable, from each of such partner’s/member’s beneficial owners that is claiming the portfolio interest exemption. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform such Lender and (2) the undersigned shall have at all times furnished such Lender with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

[NAME OF PARTICIPANT]

By:
Name:
Title:

Date:                  , 20

K3-1

Exhibit K-4

to the Credit Agreement

[FORM OF]

U.S. TAX COMPLIANCE CERTIFICATE

(For Foreign Lenders That Are Partnerships For U.S. Federal Income Tax Purposes)

Reference is hereby made to the Credit Agreement dated as of April 9, 2015 (as amended, supplemented or otherwise modified from time to time, the “Credit Agreement”), among Enviva Partners, LP, a limited partnership formed under the laws of Delaware (the “Borrower”), the Lenders party thereto from time to time, Barclays Bank PLC, as administrative agent for the Lenders (in such capacity, including any successor thereto in such capacity, the “Administrative Agent”) and Barclays Bank PLC, as collateral agent.

Pursuant to the provisions of Section 2.20 of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record owner of the Loan(s) (as well as any Note(s) evidencing such Loan(s)) in respect of which it is providing this certificate, (ii) its direct or indirect partners/members are the sole beneficial owners of such Loan(s) (as well as any Note(s) evidencing such Loan(s)), (iii) with respect to the extension of credit pursuant to this Credit Agreement or any other Loan Document, neither the undersigned nor any of its direct or indirect partners/members is a bank extending credit pursuant to a loan agreement entered into in the ordinary course of its trade or business within the meaning of Section 881(c)(3)(A) of the Code, (iv) none of its direct or indirect partners/members is a ten percent shareholder of the Borrower within the meaning of Section 871(h)(3)(B) of the Code and (v) none of its direct or indirect partners/members is a controlled foreign corporation related to the Borrower as described in Section 881(c)(3)(C) of the Code.

The undersigned has furnished the Administrative Agent and the Borrower with IRS Form W-8IMY accompanied by one of the following forms from each of its partners/members that is claiming the portfolio interest exemption: (i) an IRS Form W-8BEN or IRS Form W-8BEN-E, as applicable, or (ii) an IRS Form W-8IMY accompanied by an IRS Form W-8BEN or IRS Form W-8BEN-E, as applicable, from each of such partner’s/member’s beneficial owners that is claiming the portfolio interest exemption. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform the Borrower and the Administrative Agent, and (2) the undersigned shall have at all times furnished the Borrower and the Administrative Agent with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

[NAME OF LENDER]

By:
Name:
Title:

Date:                  , 20

K4-1

Exhibit L

to the Credit Agreement

FORM OF PERFECTION CERTIFICATE

(See attached)

L-1

PRE-CLOSING UCC DILIGENCE / PERFECTION CERTIFICATE

April [    ], 2015

In connection with a proposed transaction by and among Enviva Partners, LP, a Delaware limited partnership (the “Debtor”), and Barclays Bank PLC, as administrative agent and collateral agent, the Debtor hereby certifies on behalf of itself and the other grantors specified below (the “Grantors”) as follows:

I.	CURRENT INFORMATION

A. Legal Names, Organizations, Jurisdictions of Organization and Organizational Identification Numbers.

The full and exact legal name (as it appears in each respective certificate or articles of incorporation, limited liability membership agreement or similar organizational documents, in each case as amended to date or, for natural persons, the name as set forth on their valid driver’s license issued by their state of residence), the type of organization (or if the Debtor or a particular Grantor is a natural person, please indicate so), the jurisdiction of organization (or formation, as applicable), and the organizational identification number (not tax i.d. number) of the Debtor and each other Grantor are as follows:

Name of Debtor/Grantor	Type of Organization (e.g. corporation, limited liability company, limited partnership)	Jurisdiction of Organization/ Formation	Organizational Identification Number

B. Chief Executive Offices and Mailing Addresses.

The chief executive office address (or the principal residence if the Debtor or a particular Grantor is a natural person) and the preferred mailing address (if different than chief executive office or residence) of the Debtor and each other Grantor are as follows:

Name of Debtor/Grantor	Address of Chief Executive Office (or for natural persons, residence)	Mailing Address (if different than CEO or residence)

C. Special Debtors and Former Article 9 Debtors.

Except as specifically identified below none of the Grantors is a: (i) transmitting utility (as defined in Section 9-102(a)(80)), (ii) primarily engaged in farming operations (as defined in Section 9-102(a)(35)), (iii) a trust, (iv) a foreign air carrier within the meaning of the federal aviation act of 1958, as amended, (v) a branch or agency of a bank which bank is not organized under the law of the United States or any state thereof or (vi) located (within the meaning of Section 9-307) in the Commonwealth of Puerto Rico.

Name of Debtor/Grantor	Type of Special Grantor

D. Trade Names/Assumed Names.

Set forth below is each trade name or assumed name currently used by the Debtor or any other Grantor or by which the Debtor or any Grantor is known or is transacting any business:

Name of Debtor/Grantor	Trade/Assumed Name

E. Changes in Names, Jurisdiction of Organization or Corporate Structure.

Except as set forth below, neither the Debtor nor any other Grantor has changed its name, jurisdiction of organization or its corporate structure in any way (e.g. by merger, consolidation, change in corporate form, change in jurisdiction of organization or otherwise) within the past five (5) years:

Name of Debtor/Grantor	Date of Change	Description of Change

F. Prior Addresses.

Except as set forth below, neither the Debtor nor any other Grantor has changed its chief executive office, or principal residence if the Debtor or a particular Grantor is a natural person, within the past five (5) years:

Name of Debtor/Grantor	Prior Address/City/State/Zip Code

G. Acquisitions of Equity Interests or Assets.

Except as set forth below, neither the Debtor nor any Grantor has acquired the equity interests of another entity or substantially all the assets of another entity within the past five (5) years:

Name of Debtor/Grantor	Date of Acquisition	Description of Acquisition including full legal name of seller and seller’s jurisdiction of organization and seller’s chief executive office

H. Corporate Ownership and Organizational Structure.

Attached as Exhibit A hereto is a true and correct chart showing the ownership relationship of the Debtor and the other Grantors.

II.	INFORMATION REGARDING CERTAIN COLLATERAL

A. Investment Related Property

1. Equity Interests. Set forth below is a list of all equity interests owned by the Debtor and each Grantor together with the type of organization which issued such equity interests (e.g. corporation, limited liability company, partnership or trust):

Name of Debtor/Grantor	Issuer	Type of Organization	# of Shares Owned	Total Shares Outstanding	% of Interest Pledged	Certificate No. (if uncertificated, please indicate so)	Par Value

2. Securities Accounts. Set forth below is a list of all securities accounts in which the Debtor or any other Grantor customarily maintains securities or other assets having an aggregate value in excess of $10,000:

Name of Debtor/Grantor	Type of Account	Name & Address of Financial Institutions

3. Deposit Accounts. Set forth below is a list of all bank accounts (checking, savings, money market or the like) in which the Debtor or any other Grantor customarily maintains in excess of $10,000:

Name of Debtor/Grantor	Type of Account	Name & Address of Financial Institutions

4. Debt Securities & Instruments. Set forth below is a list of all debt securities and instruments owed to the Debtor or any other Grantor in the principal amount of greater than $10,000:

Name of Debtor/Grantor	Issuer of Instrument	Principal Amount of Instrument	Maturity Date

B. Intellectual Property. Set forth below is a list of all copyrights, patents, and trademark, all applications and licenses thereof and other intellectual property owned or used, or hereafter adopted, held or used, by the Debtor and each other Grantor:

1. Copyrights, Copyright Applications and Copyright Licenses

Name of Debtor/Grantor	Title	Filing Date/Issued Date	Status	Application/ Registration No.

2. Patents, Patent Applications and Patent Licenses

Name of Debtor/Grantor	Title	Filing Date/Issued Date	Status	Application/ Registration No.

3. Trademarks, Trademark Applications and Trademark Licenses

Name of Debtor/Grantor	Title	Filing Date/Issued Date	Status	Application/ Registration No.

C. Tangible Personal Property in Possession of Warehousemen, Bailees and Other Third Parties.

Except as set forth below, no persons (including, without limitation, warehousemen and bailees) other than the Debtor or any other Grantor have possession of any material amount (fair market value of $10,000 or more) of tangible personal property of the Debtor or any other Grantor:

Name of Debtor/Grantor	Address/City/State/Zip Code	County	Description of Assets and Value

D. Real Estate Related UCC Collateral

1. Fixtures. Set forth below are all the locations where the Debtor or any other Grantor owns or leases any real property:

Name of Debtor/Grantor	Address/City/State/Zip Code	County	Owned or Leased

2. “As Extracted” Collateral. Set forth below are all the locations where the Debtor or any other Grantor owns, leases or has an interest in any wellhead or minehead:

Name of Debtor/Grantor	Address/City/State/Zip Code	County

Name of Debtor/Grantor	Address/City/State/Zip Code	County

3. Timber to be Cut. Set forth below are all locations where the Debtor or any other Grantor owns goods that are timber to be cut:

Name of Debtor/Grantor	Address/City/State/Zip Code	County

III.	AUTHORITY TO FILE FINANCING STATEMENTS

The undersigned, on behalf of the Debtor and each other Grantor, hereby authorizes Barclays Bank PLC, as collateral agent (the “Collateral Agent”), to file financing or continuation statements, and amendments thereto, in all jurisdictions and with all filing offices as the Collateral Agent may determine, in its sole discretion, are necessary or advisable to perfect the security interest granted or to be granted to the Collateral Agent under the Security Documents. Such financing statements may describe the collateral in the same manner as described in the Security Documents or may contain an indication or description of collateral that describes such property in any other manner as the Collateral Agent may determine, in its sole discretion, is necessary, advisable or prudent to ensure the perfection of the security interest in the collateral granted to the Collateral Agent, including, without limitation, describing such property as “all assets” or “all personal property.”

IN WITNESS WHEREOF, the undersigned hereto has caused this Pre-Closing UCC Diligence / Perfection Certificate to be executed the date first set forth above by its officer thereunto duly authorized.

ENVIVA PARTNERS, LP
[INSERT NAME OF EACH GRANTOR]

By:
Name:
Title:

Exhibit A

Corporate Ownership and Structure

[to be provided]

Exhibit M

to the Credit Agreement

FORM OF MORTGAGE

M-1

RECORDING REQUESTED BY:

Latham & Watkins LLP

AND WHEN RECORDED MAIL TO:

Latham & Watkins LLP

885 Third Avenue

New York, New York 10022

Attn: Shira E. Bressler, Esq.

Re: [ENVIVA ENTITY]

Location:

Municipality:

County:

State:

Space above this line for recorder’s use only

DEED OF TRUST, SECURITY AGREEMENT, ASSIGNMENT OF RENTS

AND LEASES AND FIXTURE FILING

This DEED OF TRUST, SECURITY AGREEMENT, ASSIGNMENT OF RENTS AND LEASES AND FIXTURE FILING, dated as of [            ], 2015 (as it may be amended, amended and restated, supplemented or otherwise modified from time to time, this “Deed of Trust”), by and from [                    ], a [                    ], with an address of [                    ] (“Grantor”), to [                    ], as trustee (together with its successors and assigns in such capacity, “Trustee”), with an address of [                    ], for the benefit and security of BARCLAYS BANK PLC, as Administrative Agent and Collateral Agent for the benefit of the Secured Parties under the Credit Agreement (hereinafter defined) (in such capacity, together with it successors and assigns, “Beneficiary”), with an address of 745 Seventh Avenue, 27th Floor, New York, New York 10019.

RECITALS:

WHEREAS, reference is made to (i) that certain Credit Agreement, dated as of April 9, 2015 (as it may be amended, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), by and among Enviva Partners, LP, as borrower (“Borrower”), the Lenders party thereto from time to time and Beneficiary and (ii) that certain

Guarantee and Collateral Agreement, dated as of April 9, 2015 (as it may be amended, amended and restated, supplemented or otherwise modified from time to time, the “Guarantee and Collateral Agreement”) by and among Borrower, Grantor and certain other subsidiaries of Borrower, as Guarantors, and Beneficiary;

WHEREAS, subject to the terms and conditions of the Credit Agreement, Borrower, Grantor and the other Guarantors may enter into one or more Secured Hedging Agreements with one or more Qualified Counterparties; and

WHEREAS, in consideration of the extensions of credit and other accommodations of Lenders and the Qualified Counterparties as set forth in the Credit Agreement or Secured Hedging Agreements, Grantor has agreed, subject to the terms and conditions hereof, each other Loan Document and each Secured Hedging Agreement, to secure Grantor’s obligations under the Loan Documents and Secured Hedging Agreements as set forth herein.

NOW, THEREFORE, in consideration of the premises and the agreements, provisions and covenants herein contained, Beneficiary and Grantor agree as follows:

SECTION 1. DEFINITIONS

1.1. Definitions. Capitalized terms used herein (including the recitals hereto) not otherwise defined herein shall have the meanings ascribed thereto in the Credit Agreement. In addition, as used herein, the following terms shall have the following meanings:

“Mortgaged Property” means all of Grantor’s interest in (i) the real property described in Exhibit A, together with any greater or additional estate therein as hereafter may be acquired by Grantor (the “Land”); (ii) all improvements now owned or hereafter acquired by Grantor, now or at any time situated, placed or constructed upon the Land subject to the Permitted Encumbrances, (the “Improvements”; the Land and Improvements are collectively referred to as the “Premises”); (iii) all materials, supplies, equipment, apparatus and other items of personal property now owned or hereafter acquired by Grantor and now or hereafter attached to, installed in or used in connection with any of the Improvements or the Land, and water, gas, electrical, telephone, storm and sanitary sewer facilities and all other utilities whether or not situated in easements (the “Fixtures”); (iv) all right, title and interest of Grantor in and to all goods, accounts, general intangibles, instruments, documents, chattel paper and all other personal property of any kind or character, including such items of personal property as defined in the UCC (defined below), now owned or hereafter acquired by Grantor and now or hereafter affixed to, placed upon, used in connection with, arising from or otherwise related to the Premises (the “Personalty”); (v) all reserves, escrows or impounds required under the Credit Agreement and all deposit accounts maintained by Grantor with respect to the Mortgaged Property (the “Deposit Accounts”); (vi) all leases, licenses, concessions, occupancy agreements or other agreements (written or oral, now or at any time in effect) which grant to any Person (other than Grantor) a possessory interest in, or the right to use, all or any part of the Mortgaged Property, together with all related security and other deposits subject to depositors rights and requirements of law (the “Leases”); (vii) all of the rents, revenues, royalties, income, proceeds, profits, security and other types of deposits subject to depositors rights and requirements of law, and other benefits paid or payable by parties to the Leases for using, leasing, licensing possessing, operating from, residing in, selling or otherwise enjoying the Mortgaged Property (the “Rents”), (viii) to the extent mortgageable or assignable all other agreements, such as construction contracts, architects’ agreements, engineers’ contracts, utility contracts, maintenance agreements, management agreements, service contracts, listing agreements, guaranties, warranties, permits, licenses, certificates and entitlements in any way relating to the construction, use, occupancy, operation, maintenance, enjoyment or ownership of the Mortgaged Property (the “Property Agreements”); (ix) to the extent mortgageable or assignable all rights, privileges, tenements, hereditaments, rights-of-way, easements, appendages and appurtenances appertaining to the foregoing; (x) all property tax refunds payable to Grantor (the “Tax Refunds”); (xi) all accessions, replacements and substitutions for any of the foregoing and all proceeds thereof (the “Proceeds”); (xii) all insurance policies, unearned premiums therefor and proceeds from such policies covering any of the above property now or hereafter acquired by Grantor (the “Insurance”); and (xiii) all of Grantor’s right, title and interest in and to any awards, damages, remunerations, reimbursements, settlements or compensation heretofore made or hereafter to be made by any governmental authority pertaining to the Land, Improvements, Fixtures or Personalty (the “Condemnation Awards”). As used in this Deed of Trust, the term “Mortgaged Property” shall mean all or, where the context permits or requires, any portion of the above or any interest therein. Notwithstanding anything in this Deed of Trust to the contrary, in no event shall the term “Mortgaged Property” include, and Grantor shall not be deemed to have granted any lien or security interest in, any of Grantor’s right, title or interest in or to any Excluded Property (as defined in the Guarantee and Collateral Agreement).

“Obligations” shall have the meaning ascribed to it in the Credit Agreement.

“Permitted Encumbrances” shall have the meaning ascribed to it in the Credit Agreement.

“UCC” means the Uniform Commercial Code of New York or, if the creation, perfection and enforcement of any security interest herein granted is governed by the laws of a state other than New York, then, as to the matter in question, the Uniform Commercial Code in effect in that state.

1.2. Interpretation. References to “Sections” shall be to Sections of this Deed of Trust unless otherwise specifically provided. Section headings in this Deed of Trust are included herein for convenience of reference only and shall not constitute a part of this Deed of Trust for any other purpose or be given any substantive effect. The rules of construction set forth in Section 1.02 of the Credit Agreement shall be applicable to this Deed of Trust mutatis mutandis. If any conflict or inconsistency exists between this Deed of Trust and the Credit Agreement or between this Deed of Trust and the Guarantee and Collateral Agreement, the Credit Agreement or the Guarantee and Collateral Agreement, as applicable, shall govern.

SECTION 2. GRANT

For consideration paid and to secure the full and timely payment and performance of the Obligations, Grantor MORTGAGES, GRANTS, BARGAINS, ASSIGNS, SELLS and CONVEYS, to Trustee, IN TRUST, for the benefit and security of the Beneficiary, the Mortgaged Property, subject, however, to the Permitted Encumbrances, TO HAVE AND TO HOLD the Mortgaged Property to Beneficiary, and Grantor does hereby bind itself, its successors and assigns to WARRANT AND FOREVER DEFEND the title to the Mortgaged Property unto Trustee for so long as any of the Obligations remain outstanding, upon the terms and conditions contained herein.

SECTION 3. WARRANTIES, REPRESENTATIONS AND COVENANTS

3.1. Title. Grantor represents and warrants to Beneficiary that except for the Permitted Encumbrances, (a) Grantor owns the Mortgaged Property free and clear of any liens, claims or interests, and (b) this Deed of Trust creates valid, enforceable first priority liens and security interests against the Mortgaged Property.

3.2. First Lien Status. Subject to the Permitted Encumbrances, Grantor shall preserve and protect the first lien and security interest status of this Deed of Trust and the Loan Documents to the extent related to the Mortgaged Property. If any lien or security interest other than a Permitted Lien is asserted against the Mortgaged Property, Grantor shall promptly after obtaining actual knowledge thereof by a Responsible Officer, and at its expense, (a) give Beneficiary a detailed written notice of such lien or security interest (including origin, amount and other terms), and (b) pay the underlying claim in full or take such other action so as to cause it to be released.

3.3. Payment and Performance. Grantor shall promptly pay and perform the Obligations in full when they are required to be paid and performed under the Loan Documents and the Secured Hedging Agreements, as applicable.

3.4. Replacement of Fixtures and Personalty. Grantor shall not, without the prior written consent of Beneficiary or as permitted under the Loan Documents, permit any of the Fixtures or Personalty to be removed at any time from the Land or Improvements, unless the removed item is removed temporarily for maintenance and repair or, if removed permanently, is obsolete and is replaced by an article of equal or better suitability and value, owned by Grantor subject to the liens and security interests of this Deed of Trust and the other Loan Documents, and free and clear of any other lien or security interest except such as may be permitted under the Loan Documents or first approved in writing by Beneficiary.

3.5. Inspection. Subject to the terms of the Credit Agreement, Grantor shall permit Beneficiary, and Beneficiary’s agents, representatives and employees, upon reasonable prior notice to Grantor, to inspect the Mortgaged Property and all books and records of Grantor located thereon, and to conduct such environmental and engineering studies as Beneficiary may reasonably require; provided, such inspections and studies shall not materially interfere with the use and operation of the Mortgaged Property.

3.6. Covenants Running with the Land. All obligations contained in this Deed of Trust are intended by Grantor and Beneficiary to be, and shall be construed as, covenants running with the Mortgaged Property. As used herein, “Grantor” shall refer to the party named in the first paragraph of this Deed of Trust and to any subsequent owner of all or any portion of the Mortgaged Property. All Persons who may have or acquire an interest in the Mortgaged Property shall be deemed to have notice of, and be bound by, the terms of the Credit Agreement and the other Loan Documents; however, no such party shall be entitled to any rights thereunder without the prior written consent of Beneficiary. In addition, all of the covenants of Grantor in any Loan Document are incorporated herein by reference and, together with covenants in this Section, shall be covenants running with the land.

3.7. Condemnation Awards and Insurance Proceeds. Grantor assigns all awards and compensation to which it is entitled for any condemnation or other taking, or any purchase in lieu thereof, to Beneficiary and authorizes Beneficiary to collect and receive such awards and compensation and to give proper receipts and acquittances therefor, subject to the terms of the Loan Documents. Grantor assigns to Beneficiary all proceeds of any insurance policies insuring against loss or damage to the Mortgaged Property, subject to the terms of the Loan Documents. Grantor authorizes Beneficiary to collect and receive such proceeds and authorizes and directs the issuer of each of such insurance policies to make payment for all such losses directly to Beneficiary, instead of to Grantor and Beneficiary jointly, subject to the terms of the Loan Documents.

3.8. Change in Tax Law. Upon the enactment of or change in (including, without limitation, a change in interpretation of) any applicable law (i) deducting or allowing Grantor to deduct from the value of the Mortgaged Property for the purpose of taxation any lien or security interest thereon or (ii) subjecting Beneficiary or any of the Secured Parties to any tax or changing the basis of taxation of mortgages, deeds of trust, or other liens or debts secured thereby, or the manner of collection of such taxes, in each such case, so as to affect this Deed of Trust, the Obligations or Beneficiary, and the result is to increase the taxes imposed upon or the cost to Beneficiary of maintaining the Obligations, or to reduce the amount of any payments receivable hereunder, then, and in any such event, Grantor shall, on demand, pay to Beneficiary and the Secured Parties additional amounts to compensate for such increased costs or reduced amounts, provided that if any such payment or reimbursement shall be unlawful, or taxable to Beneficiary, or would constitute usury or render the Obligations wholly or partially usurious under applicable law, then Grantor shall pay or reimburse Beneficiary or the Secured Parties for payment of the lawful and non-usurious portion thereof.

3.9. Mortgage Tax. Grantor shall (i) pay when due any tax imposed upon it or upon Beneficiary or any Secured Party pursuant to the tax law of the state in which the Mortgaged Property is located in connection with the execution, delivery and recordation of this Deed of Trust and any of the other Loan Documents, and (ii) prepare, execute and file any form required to be prepared, executed and filed in connection therewith.

3.10. Reduction Of Secured Amount. In the event that the amount secured by the Deed of Trust is less than the Obligations, then the amount secured shall be reduced only by the last and final sums that Borrower repays with respect to the Obligations and shall not be reduced by any intervening repayments of the Obligations unless arising from the Mortgaged Property. So long as the balance of the Obligations exceeds the amount secured, any payments of the Obligations shall not be deemed to be applied against, or to reduce, the portion of the Obligations secured by this Deed of Trust. Such payments shall instead be deemed to reduce only such portions of the Obligations as are secured by other collateral located outside of the state in which the Mortgaged Property is located or as are unsecured.

SECTION 4. DEFAULT AND FORECLOSURE

4.1. Remedies. If an Event of Default has occurred and is continuing, Beneficiary may, at Beneficiary’s election, but subject to the terms and conditions contained in the Credit Agreement, exercise any or all of the following rights, remedies and recourses: (a) declare the Obligations to be immediately due and payable, without further notice, presentment, protest, notice of intent to accelerate, notice of acceleration, demand or action of any nature whatsoever (each of which hereby is expressly waived by Grantor), whereupon the same shall become immediately due and payable; (b) enter the Mortgaged Property and take exclusive possession thereof and of all books, records and accounts relating thereto or located thereon; (c) if Grantor remains in possession of the Mortgaged Property after an Event of Default and without Beneficiary’s prior written consent, Beneficiary may invoke any legal remedies to dispossess Grantor; (d) hold, lease, develop, manage, operate or otherwise use the Mortgaged Property upon such terms and conditions as Beneficiary may deem reasonable under the circumstances (making such repairs, alterations, additions and improvements and taking other actions, from time to time, as Beneficiary deems necessary or desirable), and apply all Rents and other amounts collected by Beneficiary in connection therewith in accordance with the provisions hereof; (e) institute proceedings for the complete foreclosure of this Deed of Trust, either by judicial action or by power of sale, in which case the Mortgaged Property may be sold for cash or credit in one or more parcels; (f) make application to a court of competent jurisdiction for, and obtain from such court as a matter of strict right and without notice to Grantor or regard to the adequacy of the Mortgaged Property for the repayment of the Obligations, the appointment of a receiver of the Mortgaged Property, and Grantor irrevocably consents to such appointment; and/or (g) exercise all other rights, remedies and recourses granted under the Loan Documents or otherwise available at law or in equity. With respect to any notices required or permitted under the UCC, Grantor agrees that ten (10) days’ prior written notice shall be deemed commercially reasonable. At any such sale by virtue of any judicial proceedings, power of sale, or any other legal right, remedy or recourse, the title to and right of possession of any such property shall pass to the purchaser thereof, and to the fullest extent permitted by law, Grantor shall be completely and irrevocably divested of all of its right, title, interest, claim, equity, equity of redemption, and demand whatsoever, either at law or in equity, in and to the property sold and such sale shall be a perpetual bar both at law and in equity against Grantor, and against all other Persons claiming or to claim the property sold or any part thereof, by, through or under Grantor. Beneficiary or any of the Secured Parties may be a purchaser at such sale and if Beneficiary is the highest bidder,

Beneficiary shall credit the portion of the purchase price that would be distributed to Beneficiary against the Obligations in lieu of paying cash. In the event this Deed of Trust is foreclosed by judicial action, appraisement of the Mortgaged Property is waived. Any receiver appointed pursuant to this section shall have all the usual powers and duties of receivers in similar cases, including the full power to rent, maintain and otherwise operate the Mortgaged Property upon such terms as may be approved by the court, and shall apply such Rents in accordance with the provisions hereof.

4.2. Separate Sales. The Mortgaged Property may be sold in one or more parcels and in such manner and order as Beneficiary in its sole discretion may elect; the right of sale arising out of any Event of Default shall not be exhausted by any one or more sales.

4.3. Remedies Cumulative, Concurrent and Nonexclusive. Beneficiary shall have all rights, remedies and recourses granted in the Loan Documents and available at law or equity (including the UCC), which rights (a) shall be cumulated and concurrent, (b) may be pursued separately, successively or concurrently against Grantor or others obligated under the Loan Documents, or against the Mortgaged Property, or against any one or more of them, at the sole discretion of Beneficiary or the Secured Parties, (c) may be exercised as often as occasion therefor shall arise, and the exercise or failure to exercise any of them shall not be construed as a waiver or release thereof or of any other right, remedy or recourse, and (d) are intended to be, and shall be, nonexclusive. No action by Beneficiary or the Secured Parties in the enforcement of any rights, remedies or recourses under the Loan Documents or otherwise at law or equity shall be deemed to cure any Event of Default.

4.4. Release of and Resort to Collateral. Subject to the terms of the Loan Documents, Beneficiary may release, regardless of consideration and without the necessity for any notice to or consent by the holder of any subordinate lien on the Mortgaged Property, any part of the Mortgaged Property without, as to the remainder, in any way impairing, affecting, subordinating or releasing the lien or security interest created in or evidenced by the Loan Documents or their status as a first and prior lien and security interest in and to the Mortgaged Property. For payment and performance of the Obligations, Beneficiary may resort to any other security in such order and manner as Beneficiary may elect, subject to the terms of the Loan Documents.

4.5. Waiver of Redemption, Notice and Marshalling of Assets. To the fullest extent permitted by law, Grantor hereby irrevocably and unconditionally waives and releases (a) all benefit that might accrue to Grantor by virtue of any present or future statute of limitations or law or judicial decision exempting the Mortgaged Property from attachment, levy or sale on execution or providing for any stay of execution, exemption from civil process, redemption or extension of time for payment; (b) all notices of any Event of Default or of Beneficiary’s election to exercise or the actual exercise of any right, remedy or recourse provided for under the Loan Documents; and (c) any right to a marshalling of assets or a sale in inverse order of alienation.

4.6. Discontinuance of Proceedings. If Beneficiary or the Secured Parties shall have proceeded to invoke any right, remedy or recourse permitted under the Loan Documents and shall thereafter elect to discontinue or abandon it for any reason, Beneficiary or the Secured

Parties shall have the unqualified right to do so and, in such an event, Grantor and Beneficiary or the Secured Parties shall be restored to their former positions with respect to the Obligations, the Loan Documents, the Mortgaged Property and otherwise, and the rights, remedies, recourses and powers of Beneficiary or the Secured Parties shall continue as if the right, remedy or recourse had never been invoked, but no such discontinuance or abandonment shall waive any Event of Default which may then exist or the right of Beneficiary or the Secured Parties thereafter to exercise any right, remedy or recourse under the Loan Documents for such Event of Default.

4.7. Application of Proceeds. The proceeds of any sale of, and the Rents and other amounts generated by the holding, leasing, management, operation or other use of the Mortgaged Property, shall be applied by Beneficiary (or the receiver, if one is appointed) in accordance with, and subject to, the Guarantee and Collateral Agreement, unless otherwise required by applicable law.

4.8. Occupancy After Foreclosure. Any sale of the Mortgaged Property or any part thereof will divest all right, title and interest of Grantor in and to the property sold. Subject to applicable law, any purchaser at a foreclosure sale will receive immediate possession of the property purchased. If Grantor retains possession of such property or any part thereof subsequent to such sale, Grantor will be considered a tenant at sufferance of the purchaser, and will, if Grantor remains in possession after demand to remove, be subject to eviction and removal, forcible or otherwise, with or without process of law.

4.9. Additional Advances and Disbursements; Costs of Enforcement. If any Event of Default exists, Beneficiary and each of the other Secured Parties shall have the right, but not the obligation, to cure such Event of Default in the name and on behalf of Grantor in accordance with the Credit Agreement. All sums advanced and expenses incurred for such purpose at any time by Beneficiary or any other Secured Party under this Section, or otherwise under this Deed of Trust or applicable law, shall bear interest from the date that such sum is advanced or expense incurred if not repaid within thirty (30) days after demand therefor, to and including the date of reimbursement, computed at the rate or rates at which interest is then computed on the Obligations, and all such sums, together with interest thereon, shall be secured by this Deed of Trust. Grantor shall pay all expenses (including reasonable attorneys’ fees and expenses) of or incidental to the perfection and enforcement of this Deed of Trust and the other Loan Documents, or the enforcement, compromise or settlement of the Obligations or any claim under this Deed of Trust and the other Loan Documents, and for the curing thereof, or for defending or asserting the rights and claims of Beneficiary or the other Secured Parties in respect thereof, by litigation or otherwise, in each case, in accordance with Section 9.05 of the Credit Agreement.

4.10. No Mortgagee in Possession. Neither the enforcement of any of the remedies under this Section, the assignment of the Rents and Leases under Section 5, the security interests under Section 6, nor any other remedies afforded to Beneficiary or the other Secured Parties under the Loan Documents, at law or in equity shall cause Beneficiary or any Secured Party to be deemed or construed to be a mortgagee in possession of the Mortgaged Property, to obligate Beneficiary or any Secured Party to lease the Mortgaged Property or attempt to do so, or to take any action, incur any expense, or perform or discharge any obligation, duty or liability whatsoever under any of the Leases or otherwise.

SECTION 5. ASSIGNMENT OF RENTS AND LEASES

5.1. Assignment. In furtherance of and in addition to the assignment made by Grantor herein, Grantor hereby absolutely and unconditionally assigns, sells, transfers and conveys to Beneficiary all of its right, title and interest in and to all Leases, whether now existing or hereafter entered into, and all of its right, title and interest in and to all Rents. This assignment is an absolute assignment and not an assignment for additional security only. So long as no Event of Default shall have occurred and be continuing, Grantor shall have a revocable license from Beneficiary to exercise all rights extended to the landlord under the Leases, including the right to receive and collect all Rents and to hold the Rents in trust for use in the payment and performance of the Obligations and to otherwise use the same. The foregoing license is granted subject to the conditional limitation that no Event of Default shall have occurred and be continuing. Upon the occurrence and during the continuance of an Event of Default, whether or not legal proceedings have commenced, and without regard to waste, adequacy of security for the Obligations or solvency of Grantor, the license herein granted shall automatically expire and terminate, without notice by Beneficiary (any such notice being hereby expressly waived by Grantor).

5.2. Perfection Upon Recordation. Grantor acknowledges that Beneficiary has taken all reasonable actions necessary to obtain, and that upon recordation of this Deed of Trust Beneficiary shall have, to the extent permitted under applicable law, a valid and fully perfected, first priority, present assignment of the Rents arising out of the Leases and all security for such Leases subject to the Permitted Encumbrances and in the case of security deposits, rights of depositors and requirements of law. Grantor acknowledges and agrees that upon recordation of this Deed of Trust, Beneficiary’s interest in the Rents shall be deemed to be fully perfected, “choate” and enforced as to Grantor and all third parties, including, without limitation, any subsequently appointed trustee in any case under Title 11 of the United States Code (the “Bankruptcy Code”), without the necessity of commencing a foreclosure action with respect to this Deed of Trust, making formal demand for the Rents, obtaining the appointment of a receiver or taking any other affirmative action.

5.3. Bankruptcy Provisions. Without limitation of the absolute nature of the assignment of the Rents hereunder, Grantor and Beneficiary agree that (a) this Deed of Trust shall constitute a “security agreement” for purposes of Section 552(b) of the Bankruptcy Code, (b) the security interest created by this Deed of Trust extends to property of Grantor acquired before the commencement of a case in bankruptcy and to all amounts paid as Rents, and (c) such security interest shall extend to all Rents acquired by the estate after the commencement of any case in bankruptcy.

SECTION 6. SECURITY AGREEMENT

6.1. Security Interest. This Deed of Trust constitutes a “security agreement” on personal property within the meaning of the UCC and other applicable law and with respect to the Personalty, Fixtures, Leases, Rents, Deposit Accounts, Property Agreements, Tax Refunds, Proceeds, Insurance and Condemnation Awards, but excluding any Excluded Property. To this end, Grantor grants to Beneficiary a first and prior security interest in the Personalty, Fixtures, Leases, Rents, Deposit Accounts, Property Agreements, Tax Refunds, Proceeds, Insurance, Condemnation Awards and all other Mortgaged Property which is personal property (but excluding any Excluded Property) to secure the payment and performance of the Obligations subject to the Permitted Encumbrances, and agrees that Beneficiary shall have all the rights and remedies of a secured party under the UCC with respect to such property. Any notice of sale, disposition or other intended action by Beneficiary with respect to the Personalty, Fixtures, Leases, Rents, Deposit Accounts, Property Agreements, Tax Refunds, Proceeds, Insurance and Condemnation Awards sent to Grantor at least ten (10) days prior to any action under the UCC shall constitute reasonable notice to Grantor.

6.2. Financing Statements. Grantor shall authorize and deliver to Beneficiary, in form and substance satisfactory to Beneficiary, such financing statements and such further assurances as Beneficiary may, from time to time, reasonably consider necessary to create, perfect and preserve Beneficiary’s security interest hereunder and Beneficiary may cause such statements and assurances to be recorded and filed, at such times and places as may be required or permitted by law to so create, perfect and preserve such security interest. Grantor’s chief executive office is at the address as set forth in the first paragraph of this Deed of Trust.

6.3. Fixture Filing. This Deed of Trust shall also constitute a “fixture filing” for the purposes of the UCC against all of the Mortgaged Property which is or is to become fixtures. Information concerning the security interest herein granted may be obtained at the addresses of Debtor (Grantor) and Secured Party (Beneficiary) as set forth in the first paragraph of this Deed of Trust.

SECTION 7. ATTORNEY-IN-FACT

Grantor hereby irrevocably appoints Beneficiary and its successors and assigns as its attorney-in-fact, which agency is coupled with an interest and with full power of substitution, (a) to execute and/or record any notices of completion, cessation of labor or any other notices that Beneficiary deems appropriate to protect Beneficiary’s interest, if Grantor shall fail to do so within ten (10) days after written request by Beneficiary, (b) upon the issuance of a deed pursuant to the foreclosure of this Deed of Trust or the delivery of a deed in lieu of foreclosure, to execute all instruments of assignment, conveyance or further assurance with respect to the Leases, Rents, Deposit Accounts, Fixtures, Personalty, Property Agreements, Tax Refunds, Proceeds, Insurance and Condemnation Awards in favor of the grantee of any such deed and as may be necessary or desirable for such purpose, (c) to prepare, execute and file or record financing statements, continuation statements, applications for registration and like papers necessary to create, perfect or preserve Beneficiary’s security interests and rights in or to any of the Mortgaged Property, and (d) while any Event of Default exists, to perform any obligation of Grantor hereunder; provided, (i) Beneficiary shall not under any circumstances be obligated to perform any obligation of Grantor; (ii) any sums advanced by Beneficiary in such performance shall be added to and included in the Obligations and shall bear interest at the rate or rates at which interest is then computed on the Obligations provided that from the date incurred said advance is not repaid within thirty (30) days demand therefor; (iii) Beneficiary as such attorney-in-fact shall only be accountable for such funds as are actually received by Beneficiary; and (iv) Beneficiary shall not be liable to Grantor or any other person or entity for any failure to take any action which it is empowered to take under this Section.

SECTION 8. BENEFICIARY AS AGENT

Beneficiary has been appointed to act as Beneficiary hereunder by Lenders and, by their acceptance of the benefits hereof, the Qualified Counterparties. Beneficiary shall be obligated, and shall have the right hereunder, to make demands, to give notices, to exercise or refrain from exercising any rights, and to take or refrain from taking any action (including the release or substitution of Mortgaged Property), solely in accordance with this Deed of Trust and the Loan Documents; provided, Beneficiary shall exercise, or refrain from exercising, any remedies provided for herein in accordance with the instructions of (a) the Required Lenders, or (b) after payment in full of all Obligations under the Credit Agreement and the other Loan Documents, the holders of a majority of the aggregate notional amount (or, with respect to any Secured Hedging Agreement that has been terminated in accordance with its terms, the amount then due and payable (exclusive of expenses and similar payments but including any early termination payments then due) under such Secured Hedging Agreement, as applicable) under all Secured Hedging Agreements. In furtherance of the foregoing provisions of this Section, each Qualified Counterparty, by its acceptance of the benefits hereof, agrees that it shall have no right individually to realize upon any of the Mortgaged Property, it being understood and agreed by such Qualified Counterparty that all rights and remedies hereunder may be exercised solely by Beneficiary for the benefit of the Secured Parties in accordance with the terms of this Section. Beneficiary shall at all times be the same Person that is Collateral Agent under the Credit Agreement. Written notice of resignation by Collateral Agent pursuant to terms of the Credit Agreement shall also constitute notice of resignation as Beneficiary under this Deed of Trust; removal of Collateral Agent pursuant to the terms of the Credit Agreement shall also constitute removal as Beneficiary under this Deed of Trust; and appointment of a successor Collateral Agent pursuant to the terms of the Credit Agreement shall also constitute appointment of a successor Beneficiary under this Deed of Trust. Upon the acceptance of any appointment as Collateral Agent under the terms of the Credit Agreement by a successor Collateral Agent, that successor Collateral Agent shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the retiring or removed Beneficiary under this Deed of Trust, and the retiring or removed Beneficiary under this Deed of Trust shall promptly (i) transfer to such successor Beneficiary all sums, securities and other items of Mortgaged Property held hereunder, together with all records and other documents necessary or appropriate in connection with the performance of the duties of the successor Beneficiary under this Deed of Trust, and (ii) execute and deliver to such successor Beneficiary such amendments to financing statements, and take such other actions, as may be necessary or appropriate in connection with the assignment to such successor Beneficiary of the security interests created hereunder, whereupon such retiring or removed Beneficiary shall be discharged from its duties and obligations under this Deed of Trust thereafter accruing. After any retiring or removed Collateral Agent’s resignation or removal hereunder as Beneficiary, the provisions of this Deed of Trust shall continue to inure to its benefit as to any actions taken or omitted to be taken by it under this Deed of Trust while it was Beneficiary hereunder.

SECTION 9. LOCAL LAW PROVISIONS

[to be provided, if any, by local counsel]

SECTION 10. TERMINATION AND RELEASE.

Upon payment and performance in full of the Obligations, subject to and in accordance with the terms and provisions of the Credit Agreement, Beneficiary, at Grantor’s expense, shall release the liens and security interests created by this Deed of Trust or reconvey the Mortgaged Property to Grantor.

SECTION 11. MULTI-SITE REAL ESTATE TRANSACTIONS

Grantor acknowledges that this Deed of Trust is one of a number of Mortgages and other security documents (“Other Mortgages”) that secure the Obligations. Grantor agrees that, subject to the terms of Section 10 hereof, the lien of this Deed of Trust shall be absolute and unconditional and shall not in any manner be affected or impaired by any acts or omissions whatsoever of Beneficiary, and without limiting the generality of the foregoing, the lien hereof shall not be impaired by any acceptance by Beneficiary of any security for or guarantees of the Obligations, or by any failure, neglect or omission on the part of Beneficiary to realize upon or protect any Obligation or any collateral security therefor including the Other Mortgages. Subject to the terms of Section 10 hereof, the lien of this Deed of Trust shall not in any manner be impaired or affected by any release (except as to the property released), sale, pledge, surrender, compromise, settlement, renewal, extension, indulgence, alteration, changing, modification or disposition of any of the Obligations or of any of the collateral security therefor, including the Other Mortgages or any guarantee thereof, and, to the fullest extent permitted by applicable law, Beneficiary may at its discretion foreclose, exercise any power of sale, or exercise any other remedy available to it under any or all of the Other Mortgages without first exercising or enforcing any of its rights and remedies hereunder. Such exercise of Beneficiary’s rights and remedies under any or all of the Other Mortgages shall not in any manner impair the Obligations hereby secured or the lien of this Deed of Trust and any exercise of the rights and remedies of Beneficiary hereunder shall not impair the lien of any of the Other Mortgages or any of Beneficiary’s rights and remedies thereunder. To the fullest extent permitted by applicable law, Grantor specifically consents and agrees that Beneficiary may exercise its rights and remedies hereunder and under the Other Mortgages separately or concurrently and in any order that it may deem appropriate and waives any right of subrogation.

SECTION 12. MISCELLANEOUS

12.1. Notices. Any notice and other communication required or permitted to be given under this Deed of Trust shall be given in accordance with the notice provisions of the Guarantee and Collateral Agreement to the address set forth therein.

12.2. Governing Law. THE PROVISIONS OF THIS DEED OF TRUST REGARDING THE CREATION, PERFECTION AND ENFORCEMENT OF THE LIENS AND SECURITY INTERESTS HEREIN GRANTED SHALL BE GOVERNED BY AND CONSTRUED UNDER THE LAWS OF THE STATE IN WHICH THE MORTGAGED PROPERTY IS LOCATED. ALL OTHER PROVISIONS OF THIS DEED OF TRUST AND THE RIGHTS AND OBLIGATIONS OF GRANTOR AND BENEFICIARY SHALL BE GOVERNED BY, AND SHALL BE CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK, WITHOUT REGARD TO CONFLICT OF LAWS PRINCIPLES THAT WOULD RESULT IN THE APPLICATION OF ANY LAW OTHER THAN THE LAW OF THE STATE OF NEW YORK.

12.3. Severability. In the event any one or more of the provisions contained in this Deed of Trust should be held invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein and therein shall not in any way be affected or impaired thereby (it being understood that the invalidity of a particular provision in a particular jurisdiction shall not in and of itself affect the validity of such provision in any other jurisdiction). The parties shall endeavor in good-faith negotiations to replace the invalid, illegal or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the invalid, illegal or unenforceable provisions.

12.4. Reserved.

12.5. Time of Essence. Time is of the essence of this Deed of Trust.

12.6. WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS DEED OF TRUST OR ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PERSON HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PERSON WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT HAS BEEN INDUCED TO ENTER INTO THIS DEED OF TRUST AND THE OTHER LOAN DOCUMENTS BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

12.7. Successors and Assigns. This Deed of Trust shall be binding upon and inure to the benefit of Beneficiary and Grantor and their respective successors and assigns. Subject to the terms of the Loan Documents, Grantor shall not, without the prior written consent of Beneficiary, assign any rights, duties or obligations hereunder.

12.8. No Waiver. Any failure by Beneficiary to insist upon strict performance of any of the terms, provisions or conditions of the Loan Documents shall not be deemed to be a waiver of same, and Beneficiary shall have the right at any time to insist upon strict performance of all of such terms, provisions and conditions. No failure or delay on the part of Beneficiary or any Secured Party in the exercise of any power, right or privilege hereunder or under any other Loan Document shall impair such power, right or privilege or be construed to be a waiver of any default or acquiescence therein, nor shall any single or partial exercise of any such power, right or privilege preclude other or further exercise thereof or of any other power, right or privilege. All rights and remedies existing under this Deed of Trust and the other Loan Documents are cumulative to, and not exclusive of, any rights or remedies otherwise available.

12.9. Subrogation. To the extent proceeds of the Loans have been used to extinguish, extend or renew any indebtedness against the Mortgaged Property, then Beneficiary shall be subrogated to all of the rights, liens and interests existing against the Mortgaged Property and held by the holder of such indebtedness and such former rights, liens and interests, if any, are not waived, but are continued in full force and effect in favor of Beneficiary.

12.10. Waiver of Stay, Moratorium and Similar Rights. Grantor agrees, to the full extent that it may lawfully do so, that it will not at any time insist upon or plead or in any way take advantage of any appraisement, valuation, stay, marshalling of assets, extension, redemption or moratorium law now or hereafter in force and effect so as to prevent or hinder the enforcement of the provisions of this Deed of Trust or the Obligations secured hereby, or any agreement between Grantor and Beneficiary or any rights or remedies of Beneficiary.

12.11. Entire Agreement. This Deed of Trust and the other Loan Documents embody the entire agreement and understanding between Beneficiary and Grantor and supersede all prior agreements and understandings between such parties relating to the subject matter hereof and thereof. Accordingly, the Loan Documents may not be contradicted by evidence of prior, contemporaneous or subsequent oral agreements of the parties. There are no unwritten oral agreements between the parties.

SECTION 13. RIGHTS AND RESPONSIBILITIES OF TRUSTEE; OTHER PROVISIONS RELATING TO TRUSTEE

Notwithstanding anything to the contrary in this Deed of Trust, Grantor and Beneficiary agree as follows:

13.1. Exercise of Remedies by Trustee To the extent that this Deed of Trust or applicable law authorizes or empowers Beneficiary to exercise any remedies set forth in Section 4 hereof or otherwise, or perform any acts in connection therewith, Trustee (but not to the exclusion of Beneficiary unless so required under the law of the State) shall have the power to exercise any or all such remedies, and to perform any acts provided for in this Deed of Trust in connection therewith, all for the benefit of Beneficiary and on Beneficiary’s behalf in accordance with applicable law of the State. In connection therewith, Trustee: (a) shall not exercise, or waive the exercise of, any Beneficiary’s remedies (other than any rights of Trustee to any indemnity or reimbursement), except at Beneficiary’s request, and (b) shall exercise, or waive the exercise of, any or all of Beneficiary’s remedies at Beneficiary’s request, and in accordance with Beneficiary’s directions as to the manner of such exercise or waiver. Trustee may, however, decline to follow Beneficiary’s request or direction if Trustee shall be advised by counsel that the action or proceeding, or manner thereof, so directed may not lawfully be taken or waived.

13.2. Rights and Privileges of Trustee. To the extent that this Deed of Trust requires Grantor to reimburse Beneficiary for any expenditures Beneficiary may incur, Trustee shall be entitled to the same rights to reimbursement of expenses as Beneficiary, subject to such limitations and conditions as would apply in the case of Beneficiary. To the extent that this Deed of Trust negates or limits Beneficiary’s liability as to any matter, Trustee shall be entitled to the same negation or limitation of liability. To the extent that Grantor, pursuant to this Deed of Trust, appoints Beneficiary as Grantor’s attorney in fact for any purpose, Beneficiary or (when so instructed by Beneficiary) Trustee shall be entitled to act on Grantor’s behalf without joinder or confirmation by the other.

13.3. Authority of Beneficiary. If Beneficiary is a banking corporation, state banking corporation or a national banking association and the instrument of appointment of any successor or replacement Trustee is executed on Beneficiary’s behalf by an officer of such corporation, state banking corporation or national banking association, then such appointment may be executed by any authorized officer or agent of Beneficiary and such appointment shall be conclusively presumed to be executed with authority and shall be valid and sufficient without proof of any action by the board of directors or any superior officer of Beneficiary.

13.4. Effect of Appointment of Successor Trustee. Upon the appointment and designation of any successor, substitute or replacement Trustee, Trustee’s entire estate and title in the Mortgaged Property shall vest in the designated successor, substitute or replacement Trustee. Such successor, substitute or replacement Trustee shall thereupon succeed to and shall hold, possess and execute all the rights, powers, privileges, immunities and duties herein conferred upon Trustee. All references herein to Trustee shall be deemed to refer to Trustee (including any successor or substitute appointed and designated as herein provided) from time to time acting hereunder.

13.5. Confirmation of Transfer and Succession. Any new Trustee appointed pursuant to any of the provisions hereof shall, without any further act, deed or conveyance, become vested with all the estates, properties, rights, powers and trusts of his predecessor in the rights hereunder with like effect as if originally named as Trustee herein; but nevertheless, upon the written request of Beneficiary or of any successor, substitute or replacement Trustee, any former Trustee ceasing to act shall execute and deliver an instrument transferring to such successor, substitute or replacement Trustee all of the right, title, estate and interest in the Mortgaged Property of Trustee so ceasing to act, together with all the rights, powers, privileges, immunities and duties herein conferred upon Trustee, and shall duly assign, transfer and deliver all properties and moneys held by said Trustee hereunder to said successor, substitute or replacement Trustee.

13.6. Exculpation. Trustee shall not be liable for any error of judgment or act done by Trustee in good faith, or otherwise be responsible or accountable under any circumstances whatsoever, except for Trustee’s gross negligence, willful misconduct or knowing violation of law. Trustee shall not be personally liable in case of entry by him, or anyone entering by virtue of the powers herein granted him, upon the Mortgaged Property for debts contracted or liability or damages incurred in the management or operation of the Mortgaged Property. Trustee shall have the right to rely on any instrument, document or signature authorizing or supporting any action taken or proposed to be taken by it hereunder, believed by it in good faith to be genuine. All moneys received by Trustee shall, until used or applied as herein provided, be held in trust for the purposes for which they were received, but need not be segregated in any manner from any other moneys (except to the extent required by law). Trustee shall be under no liability for interest on any moneys received by it hereunder.

13.7. Endorsement and Execution of Documents. Upon Beneficiary’s written request, Trustee shall, without liability or notice to Grantor, execute, consent to, or join in any instrument or agreement in connection with or necessary to effectuate the purposes of the Loan Documents. Grantor hereby irrevocably designates Trustee as its attorney in fact to execute, acknowledge and deliver, on Grantor’s behalf and in Grantor’s name, all instruments or agreements necessary to implement any provision(s) of this Deed of Trust or to further perfect the lien created by this Deed of Trust on the Mortgaged Property. This power of attorney shall be deemed to be coupled with an interest and shall survive any disability of Grantor.

13.8. Multiple Trustees. If Beneficiary appoints multiple trustees, then any Trustee, individually, may exercise all powers granted to Trustee under this instrument, without the need for action by any other Trustee(s).

13.9. No Required Action. Trustee shall not be required to take any action under this Deed of Trust or to institute, appear in or defend any action, suit or other proceeding in connection therewith where in his opinion such action will be likely to involve him in expense or liability, unless requested so to do by a written instrument signed by Beneficiary and, if Trustee so requests, unless Trustee is tendered security and indemnity satisfactory to him against any and all costs, expense and liabilities arising therefrom. Trustee shall not be responsible for the execution, acknowledgment or validity of the Loan Documents, or for the proper authorization thereof, or for the sufficiency of the lien and security interest purported to be created hereby, and makes no representation in respect thereof or in respect of the rights, remedies and recourses of Beneficiary.

13.10. Terms of Trustee’s Acceptance. Trustee accepts the trust created by this Deed of Trust upon the following terms and conditions:

(a) Delegation. Trustee may exercise any of its powers through appointment of attorney(s) in fact or agents.

(b) Security. Trustee shall be under no obligation to take any action upon any Event of Default unless furnished security or indemnity, in form satisfactory to Trustee, against costs, expenses, and liabilities that Trustee may incur.

(c) Costs and Expenses. Grantor shall reimburse Trustee, as part of the Obligations secured hereunder, for all reasonable disbursements and expenses (including reasonable legal fees and expenses) incurred by reason of or arising from an Event of Default and as provided for in this Deed of Trust, including any of the foregoing incurred in Trustee’s administering and executing the trust created by this Deed of Trust and performing Trustee’s duties and exercising Trustee’s powers under this Deed of Trust, in each case, in accordance with Section 9.05 of the Credit Agreement.

[Remainder of page intentionally left blank]

IN WITNESS WHEREOF, Grantor has on the date set forth in the acknowledgment hereto, effective as of the date first above written, caused this instrument to be duly executed and delivered by authority duly given.

[ ]

By:
Name:
Title:

[LOCAL COUNSEL TO PROVIDE APPROPRIATE NOTARY BLOCK]

EXHIBIT A TO

MORTGAGE

Legal Description of Premises:

M-1

Exhibit N

to the Credit Agreement

FORM OF SOLVENCY CERTIFICATE

SOLVENCY CERTIFICATE

Date: April 9, 2015

To the Administrative Agent and each of the Lenders

party to the Credit Agreement referred to below:

I, the undersigned, the Chief Financial Officer of Enviva Partners, LP, a limited partnership formed under the laws of Delaware (the “Borrower”), in that capacity only and not in my individual capacity (and without personal liability), do hereby certify as of the date hereof, and based upon facts and circumstances as they exist as of the date hereof (and disclaiming any responsibility for changes in such fact and circumstances after the date hereof), that:

1. This certificate is furnished to the Administrative Agent and the Lenders pursuant to Section 4.03(k) of the Credit Agreement, dated as of April 9, 2015 (as amended, restated, amended and restated, supplemented, waived or otherwise modified from time to time, the “Credit Agreement”), among the Borrower, the several banks and other financial institutions from time to time party thereto and Barclays Bank PLC, as Administrative Agent and Collateral Agent. Unless otherwise defined herein, capitalized terms used in this certificate shall have the meanings set forth in the Credit Agreement.

2. For purposes of this certificate, the terms below shall have the following definitions:

(a) “Fair Value”

The amount at which the assets (both tangible and intangible), in their entirety, of the Borrower and its Subsidiaries, taken as a whole, would change hands between a willing buyer and a willing seller, within a commercially reasonable period of time, each having reasonable knowledge of the relevant facts, with neither being under any compulsion to act.

(b) “Present Fair Salable Value”

The amount that could be obtained by an independent willing seller from an independent willing buyer if the assets of the Borrower and its Subsidiaries, taken as a whole, are sold with reasonable promptness in an arm’s-length transaction under present conditions for the sale of comparable business enterprises insofar as such conditions can be reasonably evaluated.

(c) “Stated Liabilities”

The recorded liabilities (including contingent liabilities that would be recorded in accordance with GAAP) of the Borrower and its Subsidiaries, taken as a whole, as of the date hereof after giving effect to the consummation of the Transactions, determined in accordance with GAAP consistently applied.

(d) “Identified Contingent Liabilities”

The maximum estimated amount of liabilities reasonably likely to result from pending litigation, asserted claims and assessments, guaranties, uninsured risks and other contingent liabilities of the Borrower and its Subsidiaries, taken as a whole, after giving effect to the Transactions (including all fees and expenses related thereto but exclusive of such contingent liabilities to the extent reflected in Stated Liabilities), as identified and explained in terms of their nature and estimated magnitude by Responsible Officers of the Borrower.

(e) “Will be able to pay their Stated Liabilities and Identified Contingent Liabilities as they mature”

The Borrower and its Subsidiaries, taken as a whole, will have sufficient assets and cash flow (including through further financings and refinancings) to pay their respective Stated Liabilities and Identified Contingent Liabilities as those liabilities mature or (in the case of contingent liabilities) otherwise become payable.

(f) “Do not have Unreasonably Small Capital”

The Borrower and its Subsidiaries, taken as a whole, after consummation of the Transactions are a going concern and have sufficient capital to ensure that they will continue to be a going concern for such period.

(f) “Solvent”

The Fair Value and Present Fair Salable Value of the assets of a Person, taken as a whole, exceed their Stated Liabilities and Identified Contingent Liabilities; (ii) such Person does not have Unreasonably Small Capital; and (iii) such Person will be able to pay their Stated Liabilities and Identified Contingent Liabilities as they mature

3. For purposes of this certificate, I, or officers of the Borrower under my direction and supervision, have performed the following procedures as of and for the periods set forth below.

(a) I have reviewed the financial statements (including the pro forma financial statements) referred to in Section 4.03(i) of the Credit Agreement.

(b) I have knowledge of and have reviewed to my satisfaction the Credit Agreement.

(c) As Chief Financial Officer of the Borrower, I am familiar with the financial condition of the Borrower and its Subsidiaries.

4. Based on and subject to the foregoing, I hereby certify on behalf of the Borrower that after giving effect to the consummation of the Transactions, it is my opinion that the Borrower and its Subsidiaries, taken as a whole, are Solvent.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the undersigned has executed this certificate as of the date first above written.

ENVIVA PARTNERS, LP
By: ENVIVA PARTNERS GP, LLC, its
General Partner

By:
Name:
Title:	[Responsible Officer]

Exhibit O

to the Credit Agreement

FORM OF JUNIOR LIEN INTERCREDITOR AGREEMENT

[FORM OF]

SECOND LIEN INTERCREDITOR AGREEMENT

Dated as of [            ]

among

BARCLAYS BANK PLC,

as the Initial First Lien Representative and the Initial First Lien Collateral Agent for the Initial

First Lien Claimholders,

[            ],

as the Initial Second Lien Representative,

[            ],

as the Initial Second Lien Collateral Agent for the Initial Second Lien Claimholders

and

each additional Representative and Collateral Agent from time to time party hereto and acknowledged and agreed to by

ENVIVA PARTNERS, LP,

as the Company

and the other

Grantors referred to herein

i

6.8	Waiver	38
6.9	Separate Grants of Security and Separate Classification	38
6.10	Effectiveness in Insolvency or Liquidation Proceedings	39

SECTION 7.	Reliance; Waivers; Etc.	39

7.1	Reliance	39
7.2	No Warranties or Liability	39
7.3	No Waiver of Lien Priorities	40
7.4	Obligations Unconditional	42

SECTION 8.	Miscellaneous	42

8.1	Integration/Conflicts	42
8.2	Effectiveness; Continuing Nature of this Agreement; Severability	43
8.3	Amendments; Waivers	43
8.4	Information Concerning Financial Condition of the Grantors and their Subsidiaries	44
8.5	Subrogation	45
8.6	Application of Payments	45
8.7	Additional Debt Facilities	45
8.8	Agency Capacities	48
8.9	Submission to Jurisdiction; Certain Waivers	48
8.10	WAIVER OF JURY TRIAL	49
8.11	Notices	50
8.12	Further Assurances	50
8.13	APPLICABLE LAW	50
8.14	Binding on Successors and Assigns	50
8.15	Section Headings	51
8.16	Counterparts	51
8.17	Authorization	51
8.18	No Third Party Beneficiaries/ Provisions Solely to Define Relative Rights	51
8.19	No Indirect Actions	51
8.20	Additional Grantors	51

EXHIBITS

Exhibit A – Second Lien Joinder Agreement
Exhibit B – First Lien Joinder Agreement
Exhibit C – Debt Designation
Exhibit D – Grantor Joinder Agreement

ii

SECOND LIEN INTERCREDITOR AGREEMENT

This SECOND LIEN INTERCREDITOR AGREEMENT (as amended, restated, amended and restated, supplemented or otherwise modified from time to time, this “Agreement”), dated as of [DATE], and entered into by and among BARCLAYS BANK PLC, as First Lien Representative for the Initial First Lien Claimholders (as defined below) (in such capacity and together with its successors and assigns from time to time in such capacity “Initial First Lien Representative”), BARCLAYS BANK PLC, as collateral agent for the Initial First Lien Claimholders (in such capacity and together with its successors and assigns from time to time in such capacity, the “Initial First Lien Collateral Agent”), [SECOND LIEN REPRESENTATIVE], as Second Lien Representative for the Initial Second Lien Claimholders (in such capacity and together with its successors and assigns from time to time in such capacity the “Initial Second Lien Representative”), [SECOND LIEN COLLATERAL AGENT], as collateral agent for the Initial Second Lien Claimholders (as defined below) (in such capacity and together with its successors and assigns from time to time in such capacity the “Initial Second Lien Collateral Agent”), and each additional First Lien Representative, First Lien Collateral Agent, Second Lien Representative and Second Lien Collateral Agent that from time to time becomes a party hereto pursuant to Section 8.7, and acknowledged and agreed to by ENVIVA PARTNERS, LP, a limited partnership formed under the laws of Delaware (the “Company”), and the other Grantors (as defined below). Capitalized terms used in this Agreement have the meanings assigned to them in Section 1 below.

RECITALS

The Company, the lenders party thereto and the Initial First Lien Representative have entered into the First Lien Credit Agreement, dated as of April 9, 2015 (as amended, restated, amended and restated, supplemented or otherwise modified from time to time the “Initial First Lien Credit Agreement”);

The Company, the lenders party thereto and the Initial Second Lien Representative have entered into the [SECOND LIEN CREDIT AGREEMENT], dated as of the date hereof (as amended, restated, amended and restated, supplemented or otherwise modified from time to time the “Initial Second Lien Credit Agreement”);

Pursuant to (i) the Initial First Lien Credit Agreement, the Company has agreed to cause certain current and future Subsidiaries and Affiliates to agree to guarantee the First Lien Obligations pursuant to the guarantee provisions in the Guarantee and Collateral Agreement dated as of April 9, 2015 (as amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “First Lien Guarantee”) and (ii) the Initial Second Lien Credit Agreement, the Company has agreed to cause certain current and future Subsidiaries and Affiliates to agree to guarantee the Second Lien Obligations pursuant to the guarantee provisions of the [SECOND LIEN GUARANTEE AND COLLATERAL AGREEMENT] dated as of the date hereof (as amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “Second Lien Guarantee”);

The obligations of the Company under the Initial First Lien Credit Agreement, the obligations of the Company and/or any Guarantor Subsidiaries (as defined below) under certain

Hedge Agreements and the obligations of the guarantors under the First Lien Guarantee will be secured on a first-priority basis by liens on substantially all assets of the Company and the guarantors (such current and future Subsidiaries and Affiliates of the Company providing a guarantee thereof, the “Guarantor Subsidiaries”), respectively, pursuant to the terms of the First Lien Collateral Documents;

The obligations of the Company under the Initial Second Lien Credit Agreement, the obligations of the Company and/or any Guarantor Subsidiary under certain Hedge Agreements and the obligations of the Guarantor Subsidiaries under the Second Lien Guarantee will be secured on a junior-priority basis by liens on certain assets of the Company and the Guarantor Subsidiaries, respectively, pursuant to the terms of the Second Lien Collateral Documents;

The First Lien Loan Documents and the Second Lien Loan Documents provide, among other things, that the parties thereto shall set forth in this Agreement their respective rights and remedies with respect to the Collateral; and

In consideration of the foregoing, the mutual covenants and obligations herein set forth and for other good and valuable consideration, the sufficiency and receipt of which are hereby acknowledged, each of the Initial First Lien Representative (for itself and on behalf of each other Initial First Lien Claimholder), the Initial First Lien Collateral Agent (for itself and on behalf of each other Initial First Lien Claimholder), the Initial Second Lien Representative (for itself and on behalf of each other Initial Second Lien Claimholder), the Initial Second Lien Collateral Agent (for itself and on behalf of each other Initial Second Lien Claimholder), each Additional First Lien Representative (for itself and on behalf of each other Additional First Lien Claimholder represented by it), each Additional First Lien Collateral Agent (for itself and on behalf of each other Additional First Lien Claimholder represented by it), each Additional Second Lien Representative (for itself and on behalf of each other Additional Second Lien Claimholder represented by it) and each Additional Second Lien Collateral Agent (for itself and on behalf of each other Additional Second Lien Claimholder represented by it), intending to be legally bound, hereby agrees as follows:

SECTION 1. Definitions.

1.1 Defined Terms. Capitalized terms used but not otherwise defined herein shall have the meanings assigned to such terms in the Initial First Lien Credit Agreement (whether or not then in effect). As used in this Agreement, the following terms shall have the following meanings:

“Additional Collateral Agent” means an Additional First Lien Collateral Agent and/or an Additional Second Lien Collateral Agent, as the context may require.

“Additional Debt” has the meaning set forth in Section 8.7.

“Additional First Lien Claimholders” means, with respect to any Series of Additional First Lien Debt, the holders of such Indebtedness, the First Lien Representative with respect thereto, the First Lien Collateral Agent with respect thereto, any trustee or agent therefor under any related Additional First Lien Loan Documents and the beneficiaries of each

2

indemnification obligation undertaken by the Company or any other Grantor under any related Additional First Lien Loan Documents and the holders of any other Additional First Lien Obligations secured by the First Lien Collateral Documents for such Series of Additional First Lien Debt.

“Additional First Lien Collateral Agent” has the meaning set forth in the definition of “First Lien Collateral Agent”.

“Additional First Lien Debt” means any Indebtedness and guarantees thereof that is incurred, issued or guaranteed by the Company and/or any other Grantor other than the Initial First Lien Debt, which Indebtedness and guarantees are secured by the First Lien Collateral (or a portion thereof) on a basis senior to the Second Lien Obligations; provided, however, that with respect to any such Indebtedness incurred after the date hereof (i) such Indebtedness is permitted to be incurred, secured and guaranteed on such basis by each First Lien Loan Document and Second Lien Loan Document, (ii) unless already a party with respect to that Series of Additional First Lien Debt, each of the First Lien Representative and the First Lien Collateral Agent for the holders of such Indebtedness shall have become party to (A) this Agreement pursuant to, and by satisfying the conditions set forth in, Section 8.7 and (B) the First Lien Pari Passu Intercreditor Agreement pursuant to, and by satisfying the conditions set forth in, Section 5.14 thereof; provided, further, that, if such Indebtedness will be the initial Additional First Lien Debt incurred by the Company or any other Grantor after the date hereof, then the Grantors, the Initial First Lien Representative, the Initial First Lien Collateral Agent, the First Lien Representative for such Indebtedness and the First Lien Collateral Agent for such Indebtedness shall have executed and delivered the First Lien Pari Passu Intercreditor Agreement and (iii) each of the other requirements of Section 8.7 shall have been complied with. The requirements of clause (i) above and clause (2)(c) of Section 8.7(b) shall be tested only as of (x) the date of execution of such Joinder Agreement by the applicable Additional First Lien Collateral Agent and Additional First Lien Representative if pursuant to a commitment entered into at the time of such Joinder Agreement and (y) with respect to any later commitment or amendment to those terms to permit such Indebtedness, as of the date of such commitment and/or amendment. Additional First Lien Debt shall include any Registered Equivalent Notes and guarantees thereof by the Grantors issued in exchange therefor.

“Additional First Lien Loan Documents” means, with respect to any Series of Additional First Lien Debt, the loan agreements, promissory notes, indentures and other operative agreements evidencing or governing such Indebtedness, any document governing reimbursement obligations in respect of letters of credit issued pursuant to any Additional First Lien Loan Documents and the First Lien Collateral Documents securing such Series of Additional First Lien Debt.

“Additional First Lien Obligations” means, with respect to any Series of Additional First Lien Debt, (a) all principal, interest (including any Post-Petition Interest), premium (if any), penalties, fees, expenses (including fees, expenses and disbursements of agents, professional advisors and legal counsel), indemnifications, reimbursement obligations (including in respect of letters of credit), damages and other liabilities, and guarantees of the foregoing amounts, in each case whether or not allowed or allowable in an Insolvency or Liquidation Proceeding, payable with respect to such Additional First Lien Debt, (b) all other

3

amounts payable to the related Additional First Lien Claimholders under the related Additional First Lien Loan Documents (other than in respect of any Indebtedness not constituting Additional First Lien Debt), (c) subject to Section 5.8, any Hedging Obligations secured under the First Lien Collateral Documents securing such Series of Additional First Lien Debt and (d) any renewals or extensions of the foregoing.

“Additional First Lien Representative” has the meaning set forth in the definition of “First Lien Representative”.

“Additional Obligations” means the Additional First Lien Obligations and the Additional Second Lien Obligations.

“Additional Representative” means an Additional First Lien Representative and/or an Additional Second Lien Representative, as the context may require.

“Additional Second Lien Claimholders” means, with respect to any Series of Additional Second Lien Debt, the holders of such Indebtedness, the Second Lien Representative with respect thereto, the Second Lien Collateral Agent with respect thereto, any trustee or agent therefor under any related Additional Second Lien Loan Documents and the beneficiaries of each indemnification obligation undertaken by the Company or any other Grantor under any related Additional Second Lien Loan Documents and the holders of any other Additional Second Lien Obligations secured by the Second Lien Collateral Documents for such Series of Additional Second Lien Debt.

“Additional Second Lien Collateral Agent” has the meaning set forth in the definition of “Second Lien Collateral Agent”.

“Additional Second Lien Debt” means any Indebtedness and guarantees thereof that is incurred, issued or guaranteed by the Company and/or any Grantor other than the Initial Second Lien Debt, which Indebtedness and guarantees are secured by the Second Lien Collateral (or a portion thereof) on a basis junior to the First Lien Obligations; provided, however, that with respect to any such Indebtedness incurred after the date hereof (i) such Indebtedness is permitted to be incurred, secured and guaranteed on such basis by each First Lien Loan Document and Second Lien Loan Document, (ii) unless already a party with respect to that Series of Additional Second Lien Debt, each of the Second Lien Representative and the Second Lien Collateral Agent for the holders of such Indebtedness shall have become party to (A) this Agreement pursuant to, and by satisfying the conditions set forth in, Section 8.7 and (B) the Second Lien Pari Passu Intercreditor Agreement pursuant to and by satisfying the conditions set forth therein; provided, further, that, if such Indebtedness will be the initial Additional Second Lien Debt incurred by the Company or any other Grantor after the date hereof, then the Grantors, the Initial Second Lien Representative, the Initial Second Lien Collateral Agent, the Second Lien Representative for such Indebtedness and the Second Lien Collateral Agent for such Indebtedness shall have executed and delivered the Second Lien Pari Passu Intercreditor Agreement and (iii) each of the other requirements of Section 8.7 shall have been complied with. The requirements of clause (i) above and clause (2)(c) of Section 8.7(b) shall be tested only as of (x) the date of execution of such Joinder Agreement by the applicable Additional Second Lien Collateral Agent and Additional Second Lien Representative if pursuant to a commitment entered into at the time of

4

such Joinder Agreement, and (y) with respect to any later commitment or amendment to those terms to permit such Indebtedness, as of the date of such commitment and/or amendment. Additional Second Lien Debt shall include any Registered Equivalent Notes and guarantees thereof by the Grantors issued in exchange therefor.

“Additional Second Lien Loan Documents” means, with respect to any Series of Additional Second Lien Debt, the loan agreements, promissory notes, indentures and other operative agreements evidencing or governing such Indebtedness, any document governing reimbursement obligations in respect of letters of credit issued pursuant to any Additional Second Lien Loan Documents and the Second Lien Collateral Documents securing such Series of Additional Second Lien Debt.

“Additional Second Lien Obligations” means, with respect to any Series of Additional Second Lien Debt, (a) principal, interest (including without limitation any Post-Petition Interest), premium (if any), penalties, fees, expenses (including, without limitation, fees, expenses and disbursements of agents, professional advisors and legal counsel), indemnifications, reimbursement obligations (including in respect of letters of credit), damages and other liabilities, and guarantees of the foregoing amounts, in each case whether or not allowed or allowable in an Insolvency or Liquidation Proceeding, payable with respect to such Additional Second Lien Debt, (b) all other amounts payable to the related Additional Second Lien Claimholders under the related Additional Second Lien Loan Documents (other than in respect of any Indebtedness not constituting Additional Second Lien Debt), (c) subject to Section 5.8, any Hedging Obligations secured under the Second Lien Collateral Documents securing such Series of Additional Second Lien Debt and (d) any renewals or extensions of the foregoing.

“Additional Second Lien Representative” has the meaning set forth in the definition of “Second Lien Representative”.

“Affiliate” means, with respect to a specified Person, (a) any other Person that, directly or indirectly, Controls, is Controlled by or is under common Control with the Person specified or is a director or officer of the Person specified or (b) any other Person that directly or indirectly owns 10% or more of any class of equity interests of the Person specified.

“Agreement” has the meaning set forth in the Preamble to this Agreement.

“Bankruptcy Case” means a case under the Bankruptcy Code or any other Bankruptcy Law.

“Bankruptcy Code” means Title 11 of the United States Code entitled “Bankruptcy,” as now and hereafter in effect, or any successor statute.

“Bankruptcy Law” means the Bankruptcy Code and any similar federal, state or foreign law for the relief of debtors.

“Business Day” means a day other than a Saturday, Sunday or other day on which commercial banks in New York City are authorized or required by law to close.

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“Claimholders” means the First Lien Claimholders and/or the Second Lien Claimholders, as the context may require.

“Collateral” means, at any time, all of the assets and property of any Grantor, whether real, personal or mixed, in which the holders of First Lien Obligations under at least one Series of First Lien Obligations and the holders of Second Lien Obligations under at least one Series of Second Lien Obligations (or their respective Collateral Agents or Representatives) hold, purport to hold or are required to hold, a security interest at such time (or, in the case of the First Lien Obligations, are deemed pursuant to Section 2 to hold a security interest), including any property subject to Liens granted pursuant to Section 6 to secure both First Lien Obligations and Second Lien Obligations. If, at any time, any portion of the First Lien Collateral under one or more Series of First Lien Obligations does not constitute Second Lien Collateral under one or more Series of Second Lien Obligations, then such portion of such First Lien Collateral shall constitute Collateral only with respect to the Second Lien Obligations for which it constitutes Second Lien Collateral and shall not constitute Collateral for any Second Lien Obligations which do not have a security interest in such Collateral at such time.

“Collateral Agent” means any First Lien Collateral Agent and/or any Second Lien Collateral Agent, as the context may require.

“Collateral Documents” means the First Lien Collateral Documents and the Second Lien Collateral Documents.

“Company” has the meaning set forth in the Preamble to this Agreement.

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlling” and “Controlled” have meanings correlative thereto.

“Declined Liens” has the meaning set forth in Section 2.3.

“Designated First Lien Collateral Agent” means (i) if at any time there is only one Series of First Lien Obligations with respect to which the Discharge of First Lien Obligations has not occurred, the First Lien Collateral Agent for the First Lien Claimholders in such Series and (ii) at any time when clause (i) does not apply, the “Applicable Collateral Agent” (as defined in the First Lien Pari Passu Intercreditor Agreement) at such time.

“Designated First Lien Representative” means (i) if at any time there is only one Series of First Lien Obligations with respect to which the Discharge of First Lien Obligations has not occurred, the First Lien Representative for the First Lien Claimholders in such Series and (ii) at any time when clause (i) does not apply, the “Applicable Representative” (as defined in the First Lien Pari Passu Intercreditor Agreement) at such time.

“Designated Second Lien Collateral Agent” means (i) if at any time there is only one Series of Second Lien Obligations with respect to which the Discharge of Second Lien Obligations has not occurred, the Second Lien Collateral Agent for the Second Lien Claimholders in such Series and (ii) at any time when clause (i) does not apply, the “Applicable Collateral Agent” (as defined in the Second Lien Pari Passu Intercreditor Agreement) at such time.

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“Designated Second Lien Representative” means (i) if at any time there is only one Series of Second Lien Obligations with respect to which the Discharge of Second Lien Obligations has not occurred, the Second Lien Representative for the Second Lien Claimholders in such Series and (ii) at any time when clause (i) does not apply, the “Applicable Representative” or similar term (as defined in the Second Lien Pari Passu Intercreditor Agreement) at such time.

“Designation” means a designation of Additional First Lien Debt or Additional Second Lien Debt in substantially the form of Exhibit C attached hereto.

“DIP Financing” has the meaning set forth in Section 6.1.

“Discharge” means, except to the extent otherwise provided in Section 5.6, with respect to any Series of First Lien Obligations or Series of Second Lien Obligations, that such Series of First Lien Obligations or Series of Second Lien Obligations, as the case may be, are no longer secured by, and no longer required to be secured by, the Collateral pursuant to the terms of the applicable First Lien Loan Documents or Second Lien Loan Documents. The term “Discharged” shall have a corresponding meaning.

“Discharge of First Lien Obligations” means, except to the extent otherwise provided in Section 5.6, the Discharge of Initial First Lien Obligations and the Discharge of each additional Series of First Lien Obligations has occurred; provided, that the Discharge of First Lien Obligations shall be deemed not to have occurred if any First Lien Loan Document is Refinanced in accordance with Section 5.3 and such Refinanced Indebtedness is then in effect and has not itself been Discharged or Refinanced in accordance with Section 5.3.

“Discharge of Initial First Lien Obligations” means the Discharge of all Initial First Lien Obligations has occurred; provided, that the Discharge of Initial First Lien Obligations shall be deemed not to have occurred if any Initial First Lien Loan Document is Refinanced in accordance with Section 5.3 and such Refinanced Indebtedness is then in effect and has not itself been Discharged or Refinanced in accordance with Section 5.3.

“Discharge of Initial Second Lien Obligations” means the Discharge of all Initial Second Lien Obligations has occurred; provided, that the Discharge of Initial Second Lien Obligations shall be deemed not to have occurred if the Initial Second Lien Credit Agreement is Refinanced in accordance with Section 5.3 and such Refinanced Indebtedness is then in effect and has not itself been Discharged or Refinanced in accordance with Section 5.3.

“Discharge of Second Lien Obligations” means, except to the extent otherwise provided in Section 5.6, the Discharge of Initial Second Lien Obligations and the Discharge of each additional Series of Second Lien Obligations has occurred; provided, that the Discharge of Second Lien Obligations shall be deemed not to have occurred if any Second Lien Loan Document is Refinanced in accordance with Section 5.3 and such Refinanced Indebtedness is then in effect and has not itself been Discharged or Refinanced in accordance with Section 5.3.

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“Disposition” has the meaning set forth in Section 5.1(b).

“Enforcement Action” means any action to:

(a) foreclose, execute, levy, or collect on, take possession or control of (other than for purposes of perfection), sell or otherwise realize upon (judicially or non-judicially), or lease, license, or otherwise dispose of (whether publicly or privately), Collateral or Restricted Assets, or otherwise exercise or enforce remedial rights with respect to Collateral or Restricted Assets under the First Lien Loan Documents or the Second Lien Loan Documents (including by way of setoff, recoupment, notification of a public or private sale or other disposition pursuant to the UCC or other applicable law, notification to account debtors, notification to depositary banks under deposit account control agreements, or exercise of rights under landlord consents, if applicable);

(b) solicit bids from third Persons, approve bid procedures for any proposed disposition of Collateral or Restricted Assets, conduct the liquidation or disposition of Collateral or Restricted Assets or engage or retain sales brokers, marketing agents, investment bankers, accountants, appraisers, auctioneers, or other third Persons for the purposes of valuing, marketing, promoting, and selling Collateral or Restricted Assets;

(c) receive a transfer of Collateral or Restricted Assets in satisfaction of Indebtedness or any other Obligation secured thereby;

(d) otherwise enforce a security interest or exercise another right or remedy, as a secured creditor or otherwise, pertaining to the Collateral at law, in equity, or pursuant to the First Lien Loan Documents or Second Lien Loan Documents (including the commencement of applicable legal proceedings or other actions with respect to all or any portion of the Collateral to facilitate the actions described in the preceding clauses, and exercising voting rights in respect of equity interests comprising Collateral or Restricted Assets); or

(e) effectuate or cause the Disposition of Collateral or Restricted Assets by any Grantor after the occurrence and during the continuation of an event of default under any of the First Lien Loan Documents or the Second Lien Loan Documents with the consent of the applicable First Lien Collateral Agent (or First Lien Claimholders) or Second Lien Collateral Agent (or Second Lien Claimholders).

“First Lien Claimholders” means the Initial First Lien Claimholders and any Additional First Lien Claimholders.

“First Lien Collateral” means any “Collateral,” “Pledged Collateral” or similar term as defined in any First Lien Loan Document or any other assets of the Company or any other Grantor with respect to which a Lien is granted or purported to be granted or required to be granted pursuant to a First Lien Loan Document as security for any First Lien Obligations and shall include any property or assets subject to replacement Liens or adequate protection Liens in favor of any First Lien Claimholder.

“First Lien Collateral Agent” means (i) in the case of any Initial First Lien Obligations or the Initial First Lien Claimholders, the Initial First Lien Collateral Agent and

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(ii) in the case of any Additional First Lien Obligations and the Additional First Lien Claimholders in respect thereof, the Person serving as collateral agent (or the equivalent) for such Additional First Lien Obligations and that is named as the First Lien Collateral Agent in respect of such Additional First Lien Obligations in the applicable Joinder Agreement (each, in the case of this clause (ii) together with its successors and assigns in such capacity, an “Additional First Lien Collateral Agent”).

“First Lien Collateral Documents” means the “Security Documents” or “Collateral Documents” or similar term (as defined in the applicable First Lien Loan Documents) and any other agreement, document or instrument pursuant to which a Lien is granted securing any First Lien Obligations or pursuant to which any such Lien is perfected.

“First Lien Debt” means the Initial First Lien Debt and any Additional First Lien Debt.

“First Lien Declined Liens” has the meaning set forth in Section 2.3.

“First Lien Guarantee” has the meaning set forth in the Recitals.

“First Lien Loan Documents” means the Initial First Lien Loan Documents and any Additional First Lien Loan Documents.

“First Lien Obligations” means the Initial First Lien Obligations and any Additional First Lien Obligations.

“First Lien Pari Passu Intercreditor Agreement” means an agreement among each First Lien Representative and each First Lien Collateral Agent allocating rights among the various Series of First Lien Obligations.

“First Lien Representative” means (i) in the case of any Initial First Lien Obligations or the Initial First Lien Claimholders, the Initial First Lien Representative and (ii) in the case of any Additional First Lien Obligations and the Additional First Lien Claimholders in respect thereof, each trustee, administrative agent, collateral agent, security agent and similar agent that is named as the First Lien Representative in respect of such Additional First Lien Obligations in the applicable Joinder Agreement (each, in the case of this clause (ii), together with its successors and assigns in such capacity, an “Additional First Lien Representative”).

“Governmental Authority” means any federal, state, municipal, national or other government, governmental department, commission, board, bureau, court, agency or instrumentality or political subdivision thereof or any entity or officer exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to any government or any court, in each case whether associated with a state of the United States, the United States, or a foreign entity or government.

“Grantors” means the Company, each of the Guarantor Subsidiaries and each other Person that has or may from time to time hereafter execute and deliver any First Lien Collateral Document and/or Second Lien Collateral Document as a “grantor” or “pledgor” (or the equivalent thereof) to secure any First Lien Obligations and/or Second Lien Obligations, as the context may require.

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“Guarantor Subsidiaries” has the meaning set forth in the Recitals.

“Hedge Agreement” means a Swap Contract entered into by the Company or a Guarantor Subsidiary with a counterparty as permitted under the First Lien Loan Documents or the Second Lien Loan Documents, as the case may be.

“Hedging Obligation” of any Person means any obligation of such Person pursuant to any Hedge Agreement.

“Indebtedness” means and includes all indebtedness for borrowed money; for the avoidance of doubt, “Indebtedness” shall not include reimbursement or other obligations in respect of letters of credit or Hedging Obligations.

“Initial First Lien Claimholders” means the “Secured Parties” as defined in the Initial First Lien Credit Agreement.

“Initial First Lien Collateral Agent” has the meaning set forth in the Preamble to this Agreement.

“Initial First Lien Credit Agreement” has the meaning set forth in the Recitals.

“Initial First Lien Debt” means the Indebtedness and guarantees thereof now or hereafter incurred pursuant to the Initial First Lien Loan Documents.

“Initial First Lien Loan Documents” means the Initial First Lien Credit Agreement and the other “Loan Documents” as defined in the Initial First Lien Credit Agreement and any other document or agreement entered into for the purpose of evidencing, governing, securing or perfecting the Initial First Lien Obligations.

“Initial First Lien Obligations” means the “Secured Obligations” as defined in the Initial First Lien Credit Agreement.

“Initial First Lien Representative” has the meaning set forth in the Preamble to this Agreement.

“Initial Second Lien Claimholders” means the holders of any Initial Second Lien Obligations and the Initial Second Lien Representative and Initial Second Lien Collateral Agent.

“Initial Second Lien Collateral Agent” has the meaning set forth in the Preamble to this Agreement.

“Initial Second Lien Credit Agreement” has the meaning set forth in the Recitals.

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“Initial Second Lien Debt” means the Indebtedness and guarantees thereof now or hereafter incurred pursuant to the Initial Second Lien Loan Documents. Initial Second Lien Debt shall include any Registered Equivalent Notes and guarantees thereof by the Grantors issued in exchange thereof.

“Initial Second Lien Loan Documents” means the Initial Second Lien Credit Agreement and the other “Loan Documents” or similar term as defined in the Initial Second Lien Credit Agreement and any other document or agreement entered into for the purpose of evidencing, governing, securing or perfecting the Initial Second Lien Obligations.

“Initial Second Lien Obligations” means the “Secured Obligations” or similar term as defined in the Initial Second Lien Loan Documents.

“Initial Second Lien Representative” has the meaning set forth in the Preamble to this Agreement.

“Insolvency or Liquidation Proceeding” means:

(a) any voluntary or involuntary case or proceeding under the Bankruptcy Code with respect to any Grantor;

(b) any other voluntary or involuntary insolvency, reorganization or Bankruptcy Case or proceeding, or any receivership, liquidation, reorganization or other similar case or proceeding with respect to any Grantor or with respect to a material portion of their respective assets;

(c) any liquidation, dissolution, reorganization or winding up of any Grantor whether voluntary or involuntary and whether or not involving insolvency or bankruptcy; or

(d) any assignment for the benefit of creditors or any other marshaling of assets and liabilities of any Grantor.

“Joinder Agreement” means a supplement to this Agreement in the form of Exhibit A or Exhibit B hereto, as applicable, required to be delivered by a Representative and a Collateral Agent to each other then-existing Representative and Collateral Agent pursuant to Section 8.7 in order to include Additional First Lien Debt or Additional Second Lien Debt hereunder and to become the Representative or Collateral Agent, as the case may be, hereunder in respect thereof for the applicable Additional First Lien Claimholders or applicable Additional Second Lien Claimholders, as the case may be, under such Additional First Lien Debt or Additional Second Lien Debt or a supplement to this Agreement in the form of Exhibit D hereto required to be delivered by any Grantor pursuant to Section 8.20.

“Lien” means any lien (including, judgment liens and liens arising by operation of law), mortgage, pledge, assignment, security interest, charge or encumbrance of any kind (including any agreement to give any of the foregoing, any conditional sale or other title retention agreement, and any lease in the nature thereof) and any option, call, trust (whether contractual, statutory, deemed, equitable, constructive, resulting or otherwise), UCC financing statement or other preferential arrangement having the practical effect of any of the foregoing, including any right of set-off or recoupment.

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“Obligations” means all obligations of every nature of the Company and each other Grantor from time to time owed to any agent or trustee, the First Lien Claimholders, the Second Lien Claimholders or any of them or their respective Affiliates, in each case, under the First Lien Loan Documents, the Second Lien Loan Documents or Hedge Agreements, whether for principal, interest or payments for early termination of Swap Contracts, fees, expenses, indemnification or otherwise and all guarantees of any of the foregoing and including any interest and fees that accrue after the commencement by or against any Person of any proceeding under any Bankruptcy Law naming such Person as the debtor in such proceeding, regardless of whether such interest and fees are allowed claims in such proceeding.

“Pay-Over Amount” has the meaning set forth in Section 6.3(b).

“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, limited partnership, Governmental Authority or other entity.

“Pledged Collateral” has the meaning set forth in Section 5.5.

“Post-Petition Interest” means interest, fees, expenses and other charges that pursuant to the First Lien Loan Documents or the Second Lien Loan Documents, as applicable, continue to accrue after the commencement of any Insolvency or Liquidation Proceeding, whether or not such interest, fees, expenses and other charges are allowed or allowable under the Bankruptcy Law or in any such Insolvency or Liquidation Proceeding.

“Purchase Price” has the meaning set forth in Section 5.7(b).

“Recovery” has the meaning set forth in Section 6.5.

“Refinance” means, in respect of any Indebtedness, to refinance, extend, renew, defease, amend, modify, supplement, restructure, replace, refund or repay, or to issue other Indebtedness, in exchange or replacement for, such Indebtedness in whole or in part and regardless of whether the principal amount of such Refinancing Indebtedness is the same, greater than, or less than the principal amount of the Refinanced Indebtedness. “Refinanced” and “Refinancing” shall have correlative meanings.

“Registered Equivalent Notes” means, with respect to any notes originally issued in a Rule 144A or other private placement transaction under the Securities Act of 1933, substantially identical notes (having the same guarantees and substantially the same collateral provisions) issued in a dollar-for-dollar exchange therefor pursuant to an exchange offer registered with the Securities and Exchange Commission.

“Representative” means any First Lien Representative and/or any Second Lien Representative, as the context may require.

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“Responsible Officer” means the chief executive officer, president, chief financial officer, treasurer or equivalent officers of the Company or the applicable Grantor or other officer or similar official thereof responsible for the administration of the obligations of such person in respect of this Agreement.

“Restricted Assets” means all licenses, permits, franchises, approvals or other authorizations from any Governmental Authority from time to time granted to or otherwise held by the Company or any other Grantor to the extent the same constitute “Excluded Assets” or “Excluded Collateral” or similar term under (and as defined in) the First Lien Loan Documents or the Second Lien Loan Documents or are similarly carved out from the granting clause or the collateral thereunder.

“Restricted Subsidiaries” has the meaning set forth in the Initial First Lien Credit Agreement.

“Sale Proceeds” means (i) the proceeds from the sale of the Company or one or more of the Grantors as a going concern or from the sale of the Restricted Assets as a going concern, (ii) the proceeds from another sale or disposition of (x) any assets of the Grantors that include any Restricted Assets or (y) any assets of the Grantors that benefit from any Restricted Assets or (iii) any other economic value (whether in the form of cash or otherwise) received or distributed that is associated with the Restricted Assets.

“Second Lien Adequate Protection Payments” has the meaning set forth in Section 6.3(b).

“Second Lien Claimholders” means the Initial Second Lien Claimholders and any Additional Second Lien Claimholders.

“Second Lien Collateral” means any “Collateral,” “Pledged Collateral” or similar term as defined in any Second Lien Loan Document or any other assets of the Company or any other Grantor with respect to which a Lien is granted, purported to be granted or required to be granted pursuant to a Second Lien Loan Document as security for any Second Lien Obligations and shall include any property or assets subject to replacement Liens or adequate protection Liens in favor of any Second Lien Claimholder.

“Second Lien Collateral Agent” means (i) in the case of any Initial Second Lien Obligations or the Initial Second Lien Claimholders, the Initial Second Lien Collateral Agent and (ii) in the case of any Additional Second Lien Obligations and the Additional Second Lien Claimholders in respect thereof, the Person serving as collateral agent (or the equivalent) for such Additional Second Lien Obligations and that is named as the Second Lien Collateral Agent in respect of such Additional Second Lien Obligations in the applicable Joinder Agreement (each, in the case of this clause (ii), together with its successors and assigns in such capacity, an “Additional Second Lien Collateral Agent”).

“Second Lien Collateral Documents” means the “Security Documents” or “Collateral Documents” (as defined in the applicable Second Lien Loan Documents) and any other agreement, document or instrument pursuant to which a Lien is granted securing any Second Lien Obligations or pursuant to which any such Lien is perfected.

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“Second Lien Debt” means the Initial Second Lien Debt and any Additional Second Lien Debt.

“Second Lien Declined Lien” has the meaning set forth in Section 2.3.

“Second Lien Guarantee” has the meaning set forth in the Recitals.

“Second Lien Loan Documents” means the Initial Second Lien Loan Documents and any Additional Second Lien Loan Documents.

“Second Lien Mortgages” means a collective reference to each mortgage, deed of trust and any other document or instrument under which any Lien on real property owned or leased by any Grantor is granted to secure any Second Lien Obligations or under which rights or remedies with respect to any such Liens are governed.

“Second Lien Obligations” means the Initial Second Lien Obligations and any Additional Second Lien Obligations.

“Second Lien Pari Passu Intercreditor Agreement” means an agreement among each Second Lien Representative and each Second Lien Collateral Agent allocating rights among the various Series of Second Lien Obligations.

“Second Lien Representative” means (i) in the case of the Initial Second Lien Obligations or the Initial Second Lien Claimholders, the Initial Second Lien Representative and (ii) in the case of any Additional Second Lien Obligations and the Additional Second Lien Claimholders in respect thereof, each trustee, administrative agent, collateral agent, security agent and similar agent that is named as the Second Lien Representative in respect of such Additional Second Lien Obligations in the applicable Joinder Agreement (each, in the case of this clause (ii), together with its successors and assigns in such capacity, an “Additional Second Lien Representative”).

“Series” means, (x) with respect to First Lien Debt or Second Lien Debt, all First Lien Debt or Second Lien Debt, as applicable, represented by the same Representative acting in the same capacity and (y) with respect to First Lien Obligations or Second Lien Obligations, all such obligations secured by same First Lien Collateral Documents or same Second Lien Collateral Documents, as the case may be.

“Short Fall” has the meaning set forth in Section 6.3(b).

“Standstill Period” has the meaning set forth in Section 3.1(a)(1).

“Subsidiary” means, with respect to any Person, a corporation, partnership, limited liability company or other entity of which shares of stock or other ownership interests having ordinary voting power (other than stock or such other ownership interests having such power only by reason of the happening of a contingency) to elect a majority of the board of directors or other managers of such corporation, partnership or other entity are at the time owned, or the management of which is otherwise controlled, directly or indirectly through one or more intermediaries, or both, by that Person.

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“Swap Contract” means (a) any and all interest rate swap transactions, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, forward commodity contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options for forward bond or forward bond price or forward bond index transactions, interest rate options, forward foreign exchange transactions, cap transactions, floor transactions, collar transactions, currency swap transactions, cross-currency rate swap transactions, currency options, spot contracts, or any other similar transactions or any combination of any of the foregoing (including any options to enter into any of the foregoing), whether or not any such transaction is governed by or subject to any master agreement, and (b) any and all transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement, or any other master agreement (any such master agreement, together with any related schedules, a “Master Agreement”), including such obligations or liabilities under any Master Agreement.

“UCC” means the Uniform Commercial Code (or any similar or equivalent legislation) as in effect in any applicable jurisdiction.

1.2 Terms Generally. The definitions of terms in this Agreement shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation.” The word “will” shall be construed to have the same meaning and effect as the word “shall.” Unless the context requires otherwise:

(a) any definition of or reference herein to any agreement, instrument or other document shall be construed as referring to such agreement, instrument or other document as amended, restated, amended and restated, supplemented or otherwise modified from time to time and any reference herein to any statute or regulations shall include any amendment, renewal, extension or replacement thereof;

(b) any reference herein to any Person shall be construed to include such Person’s successors and assigns from time to time;

(c) the words “herein,” “hereof” and “hereunder,” and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof;

(d) all references herein to Sections shall be construed to refer to Sections of this Agreement; and

(e) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights.

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SECTION 2. Lien Priorities.

2.1 Relative Priorities. Notwithstanding the date, time, method, manner or order of grant, attachment or perfection of any Liens securing the Second Lien Obligations granted on the Collateral or of any Liens securing the First Lien Obligations granted on the Collateral and notwithstanding any provision of the UCC or any other applicable law or the Second Lien Loan Documents or any defect or deficiencies in, or failure to perfect or lapse in perfection of, or avoidance as a fraudulent conveyance or otherwise of, the Liens securing the First Lien Obligations, the subordination of such Liens to any other Liens, or any other circumstance whatsoever, whether or not any Insolvency or Liquidation Proceeding has been commenced by or against the Company or any other Grantor, each Second Lien Representative and each Second Lien Collateral Agent, for itself and on behalf of each other Second Lien Claimholder represented by it, hereby agrees that:

(a) any Lien on the Collateral securing any First Lien Obligations now or hereafter held by or on behalf of any First Lien Representative, any First Lien Collateral Agent or any First Lien Claimholders or any agent or trustee therefor, regardless of how acquired, whether by grant, possession, statute, operation of law, subrogation or otherwise, shall be senior in all respects and prior to any Lien on the Collateral securing any Second Lien Obligations; and

(b) any Lien on the Collateral securing any Second Lien Obligations now or hereafter held by or on behalf of any Second Lien Representative, any Second Lien Collateral Agent, any Second Lien Claimholders or any agent or trustee therefor regardless of how acquired, whether by grant, possession, statute, operation of law, subrogation or otherwise, shall be junior and subordinate in all respects to all Liens on the Collateral securing any First Lien Obligations. All Liens on the Collateral securing any First Lien Obligations shall be and remain senior in all respects and prior to all Liens on the Collateral securing any Second Lien Obligations for all purposes, whether or not such Liens securing any First Lien Obligations are subordinated to any Lien securing any other obligation of the Company, any other Grantor or any other Person.

2.2 Prohibition on Contesting Liens; No Marshaling. Each Second Lien Representative and each Second Lien Collateral Agent, for itself and on behalf of each other Second Lien Claimholder represented by it, and each First Lien Representative and each First Lien Collateral Agent, for itself and on behalf of each other First Lien Claimholder represented by it, agrees that it will not (and hereby waives any right to) directly or indirectly contest or support any other Person in contesting, in any proceeding (including any Insolvency or Liquidation Proceeding), the priority, validity, perfection, extent or enforceability of a Lien held, or purported to be held, by or on behalf of any of the First Lien Claimholders in the First Lien Collateral or by or on behalf of any of the Second Lien Claimholders in the Second Lien Collateral, as the case may be, or the amount, nature or extent of the First Lien Obligations or Second Lien Obligations or the provisions of this Agreement; provided, that nothing in this Agreement shall be construed to prevent or impair the rights of any First Lien Representative, any First Lien Collateral Agent or any First Lien Claimholder to enforce this Agreement, including the provisions of this Agreement relating to the priority of the Liens securing the First Lien Obligations as provided in Sections 2.1 and 3.1. Until the Discharge of First Lien

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Obligations, no Second Lien Representative, Second Lien Collateral Agent or Second Lien Claimholder will assert any marshaling, appraisal, valuation or other similar right that may otherwise be available to a junior secured creditor.

2.3 No New Liens. So long as the Discharge of First Lien Obligations has not occurred, whether or not any Insolvency or Liquidation Proceeding has been commenced by or against the Company or any other Grantor, the Company shall not, and shall not permit any other Grantor to:

(a) grant or permit any additional Liens on any asset or property to secure any Second Lien Obligation unless it has granted or concurrently grants a Lien on such asset or property to secure the First Lien Obligations, the parties hereto agreeing that any such Lien shall be subject to Section 2.1; provided that this provision will not be violated with respect to any particular Series of First Lien Obligations if the applicable First Lien Collateral Agent is given a reasonable opportunity to accept a Lien on any asset or property and either the Company or such First Lien Collateral Agent states in writing that the First Lien Loan Documents in respect thereof prohibit such First Lien Collateral Agent from accepting a Lien on such asset or property or the applicable First Lien Collateral Agent otherwise expressly declines to accept a Lien on such asset or property (any such prohibited or declined Lien with respect to a particular Series of First Lien Obligations, a “First Lien Declined Lien”); or

(b) grant or permit any additional Liens on any asset or property to secure any First Lien Obligations unless it has granted or concurrently grants a Lien on such asset or property to secure the Second Lien Obligations; provided that this provision will not be violated with respect to any particular Series of Second Lien Obligations if the applicable Second Lien Collateral Agent is given a reasonable opportunity to accept a Lien on any asset or property and either the Company or such Second Lien Collateral Agent states in writing that the Second Lien Loan Documents in respect thereof prohibit such Second Lien Collateral Agent from accepting a Lien on such asset or property or the applicable Second Lien Collateral Agent otherwise expressly declines to accept a Lien on such asset or property (any such prohibited or declined Lien with respect to a particular Series of Second Lien Obligations, a “Second Lien Declined Lien” and, together with the First Lien Declined Liens, the “Declined Liens”).

If any Second Lien Representative, any Second Lien Collateral Agent or any Second Lien Claimholder shall hold any Lien on any assets or property of any Grantor securing any Second Lien Obligations that are not also subject to the first-priority Liens, other than any First Lien Declined Liens, securing all First Lien Obligations under the First Lien Collateral Documents, such Second Lien Representative, Second Lien Collateral Agent or Second Lien Claimholder shall notify the Designated First Lien Representative promptly upon becoming aware thereof and, unless such Grantor shall promptly grant a similar Lien, other than any such Lien that would constitute a First Lien Declined Lien, on such assets or property to each First Lien Collateral Agent as security for the First Lien Obligations represented by it, such Second Lien Representative, Second Lien Collateral Agent and Second Lien Claimholders shall be deemed to hold and have held such Lien for the benefit of each First Lien Representative, First Lien Collateral Agent and the other First Lien Claimholders, other than any First Lien Claimholders whose First Lien Loan Documents prohibit them from taking such Liens, as security for the First Lien Obligations. To the extent that the foregoing provisions are not

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complied with for any reason, without limiting any other rights and remedies available to any First Lien Representative, First Lien Collateral Agent and/or the First Lien Claimholders, each Second Lien Representative and each Second Lien Collateral Agent, on behalf of each Second Lien Claimholder represented by it, agrees that any amounts received by or distributed to any of them pursuant to or as a result of Liens granted in contravention of this Section 2.3 shall be subject to Section 4.2.

Notwithstanding anything in this Agreement to the contrary, prior to the Discharge of the First Lien Obligations, cash and cash equivalents may be pledged to secure First Lien Obligations consisting of reimbursement obligations in respect of letters of credit issued pursuant to the First Lien Loan Documents without granting a Lien thereon to secure any other First Lien Obligations or any other Second Lien Obligations.

2.4 Similar Liens and Agreements. The parties hereto agree that, subject to Sections 2.3 and 5.3(c), it is their intention that the First Lien Collateral and the Second Lien Collateral be identical. In furtherance of the foregoing and of Section 8.12, the parties hereto agree, subject to the other provisions of this Agreement:

(a) upon request by any First Lien Collateral Agent or any Second Lien Collateral Agent, to cooperate in good faith (and to direct their counsel to cooperate in good faith) from time to time in order to determine the specific items included in the First Lien Collateral and the Second Lien Collateral and the steps taken to perfect their respective Liens thereon and the identity of the respective parties obligated under the First Lien Loan Documents and the Second Lien Loan Documents; and

(b) that the documents and agreements creating or evidencing the First Lien Collateral and the Second Lien Collateral and guarantees for the First Lien Obligations and the Second Lien Obligations, subject to Sections 2.3 and 5.3(c) and subject to the terms of the Credit Agreement, shall be in all material respects the same forms of documents other than with respect to the first lien and the second lien nature of the Obligations thereunder.

2.5 Perfection of Liens. Except for the arrangements contemplated by Section 5.5, none of the First Lien Representatives, the First Lien Collateral Agents or the First Lien Claimholders shall be responsible for perfecting and maintaining the perfection of Liens with respect to the Collateral for the benefit of the Second Lien Representatives, the Second Lien Collateral Agents or the Second Lien Claimholders. The provisions of this Agreement are intended solely to govern the respective Lien priorities as between the First Lien Claimholders on the one hand and the Second Lien Claimholders on the other hand and such provisions shall not impose on the First Lien Representatives, the First Lien Collateral Agents, the First Lien Claimholders, the Second Lien Representatives, the Second Lien Collateral Agents, the Second Lien Claimholders or any agent or trustee therefor any obligations in respect of the disposition of proceeds of any Collateral which would conflict with prior-perfected claims therein in favor of any other Person or any order or decree of any court or Governmental Authority or any applicable law.

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2.6 Nature of First Lien Obligations. Each Second Lien Representative and each Second Lien Collateral Agent, on behalf of itself and each other Second Lien Claimholder represented by it, acknowledges that a portion of the First Lien Obligations represents, or may in the future represent, debt that is revolving in nature and that the amount thereof that may be outstanding at any time or from time to time may be increased or reduced and subsequently reborrowed, and that the terms of the First Lien Obligations may be modified, extended or amended from time to time, and that the aggregate amount of the First Lien Obligations may be increased, replaced or refinanced, in each event, without notice to or consent by the Second Lien Claimholders and without affecting the provisions hereof. The lien priorities provided in Section 2.1 shall not be altered or otherwise affected by any such amendment, modification, supplement, extension, repayment, reborrowing, increase, replacement, renewal, restatement or refinancing of either the First Lien Obligations or the Second Lien Obligations, or any portion thereof.

SECTION 3. Enforcement.

3.1 Exercise of Remedies.

(a) Until the Discharge of First Lien Obligations has occurred, whether or not any Insolvency or Liquidation Proceeding has been commenced by or against the Company or any other Grantor, the Second Lien Representatives, the Second Lien Collateral Agents and the Second Lien Claimholders:

(1) will not commence or maintain, or seek to commence or maintain, any Enforcement Action or otherwise exercise any rights or remedies with respect to the Collateral; provided that the Designated Second Lien Representative and/or the Designated Second Lien Collateral Agent may commence an Enforcement Action or otherwise exercise any or all such rights or remedies after the passage of a period of at least 180 days has elapsed since the later of (i) the date on which a Second Lien Representative declared the existence of any Event of Default under (and as defined in) any Second Lien Loan Document and demanded the repayment of all the principal amount of any Second Lien Obligations thereunder; and (ii) the date on which the First Lien Representatives received notice from such Second Lien Representative of such declarations of such Event of Default and demand for payment (the “Standstill Period”); provided, further, that notwithstanding anything herein to the contrary, in no event shall any Second Lien Representative, any Second Lien Collateral Agent or any Second Lien Claimholder take any Enforcement Action with respect to the Collateral if, notwithstanding the expiration of the Standstill Period, (i) any First Lien Representative, any First Lien Collateral Agent or the applicable First Lien Claimholders shall have commenced and be diligently pursuing an Enforcement Action or other exercise of their rights or remedies in each case with respect to all or any material portion of the Collateral (prompt notice of such exercise to be given to the Designated Second Lien Representative) or (ii) any Grantor shall be subject to any Insolvency or Liquidation Proceeding (provided that in any such Insolvency or Liquidation Proceeding any Second Lien Representative, Second Lien Collateral Agent or Second Lien Claimholder may take any action expressly permitted by Section 6 hereof);

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(2) will not contest, protest or object to any foreclosure proceeding or action brought by any First Lien Representative, any First Lien Collateral Agent or any First Lien Claimholder or any other exercise by any First Lien Representative, any First Lien Collateral Agent or any First Lien Claimholder of any rights and remedies relating to the Collateral under the First Lien Loan Documents or otherwise (including any Enforcement Action initiated by or supported by any First Lien Representative, any First Lien Collateral Agent or any First Lien Claimholder); and

(3) subject to their rights under Section 3.1(a)(1) will not object to the forbearance by any First Lien Representative, any First Lien Collateral Agent or the First Lien Claimholders from bringing or pursuing any foreclosure proceeding or action or any other exercise of any rights or remedies relating to the Collateral, in each case so long as any proceeds received by any First Lien Representative or First Lien Collateral Agent in excess of those necessary to achieve a Discharge of First Lien Obligations are distributed in accordance with Section 4.1 and applicable law.

(b) Until the Discharge of First Lien Obligations has occurred, whether or not any Insolvency or Liquidation Proceeding has been commenced by or against the Company or any other Grantor, subject to Section 3.1(a)(1), the First Lien Representatives, the First Lien Collateral Agents and the First Lien Claimholders shall have the exclusive right to commence and maintain an Enforcement Action or otherwise enforce rights, exercise remedies (including set-off, recoupment and the right to credit bid their debt, except that Second Lien Representatives shall have the credit bid rights set forth in Section 3.1(c)(6)), and subject to Section 5.1, make determinations regarding the release, disposition, or restrictions with respect to the Collateral without any consultation with or the consent of any Second Lien Representative, any Second Lien Collateral Agent or any other Second Lien Claimholder; provided that any proceeds received by any First Lien Representative or First Lien Collateral Agent in excess of those necessary to achieve a Discharge of First Lien Obligations are distributed in accordance with Section 4.1 and applicable law. In commencing or maintaining any Enforcement Action or otherwise exercising rights and remedies with respect to the Collateral, the First Lien Representatives, the First Lien Collateral Agents and the First Lien Claimholders may enforce the provisions of the First Lien Loan Documents and exercise remedies thereunder, all in such order and in such manner as they may determine in the exercise of their sole discretion in compliance with any applicable law and without consultation with any Second Lien Representative, any Second Lien Collateral Agent or any other Second Lien Claimholder and regardless of whether any such exercise is adverse to the interest of any Second Lien Claimholder. Such exercise and enforcement shall include the rights of an agent appointed by them to sell or otherwise dispose of Collateral upon foreclosure, to incur expenses in connection with such sale or disposition, and to exercise all the rights and remedies of a secured creditor under the UCC and of a secured creditor under Bankruptcy Laws of any applicable jurisdiction.

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(c) Notwithstanding the foregoing, any Second Lien Representative, any Second Lien Collateral Agent and any other Second Lien Claimholder may:

(1) file a claim or statement of interest with respect to the Second Lien Obligations; provided that an Insolvency or Liquidation Proceeding has been commenced by or against the Company or any other Grantor;

(2) take any action (not adverse to the priority status of the Liens on the Collateral securing the First Lien Obligations, or the rights of any First Lien Representative, any First Lien Collateral Agent or the First Lien Claimholders to exercise remedies in respect thereof) in order to create, perfect, preserve or protect its Lien on the Collateral;

(3) file any necessary responsive or defensive pleadings in opposition to any motion, claim, adversary proceeding or other pleading made by any person objecting to or otherwise seeking the disallowance of the claims of the Second Lien Claimholders, including any claims secured by the Collateral, if any, in each case in accordance with the terms of this Agreement;

(4) vote on any plan of reorganization, arrangement, compromise or liquidation, file any proof of claim, make other filings and make any arguments and motions that are, in each case, in accordance with the terms of this Agreement, with respect to the Second Lien Obligations and the Collateral; provided that no filing of any claim or vote, or pleading related to such claim or vote, to accept or reject a disclosure statement, plan of reorganization, arrangement, compromise or liquidation, or any other document, agreement or proposal similar to the foregoing by any Second Lien Representative, any Second Lien Collateral Agent or any other Second Lien Claimholder, may be inconsistent with the provisions of this Agreement;

(5) exercise any of its rights or remedies with respect to the Collateral after the termination of the Standstill Period to the extent permitted by Section 3.1(a)(1);

(6) bid for or purchase Collateral at any public, private or judicial foreclosure upon such Collateral initiated by any First Lien Representative, any First Lien Collateral Agent or any other First Lien Claimholder, or any sale of Collateral during an Insolvency or Liquidation Proceeding; provided that such bid may not include a “credit bid” in respect of any Second Lien Obligations unless the cash proceeds of such bid are otherwise sufficient to cause the Discharge of First Lien Obligations; and

(7) object to any proposed acceptance of Collateral by a First Lien Representative, a First Lien Collateral Agent or a First Lien Claimholder pursuant to Section 9-620 of the UCC.

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Each Second Lien Representative and each Second Lien Collateral Agent, on behalf of itself and each other Second Lien Claimholder represented by it, agrees that it will not take or receive any Collateral or any proceeds of Collateral in connection with the exercise of any right or remedy (including set-off and recoupment) with respect to any Collateral in its capacity as a creditor, unless and until the Discharge of First Lien Obligations has occurred, except in connection with any foreclosure expressly permitted by Section 3.1(a)(1) to the extent such Second Lien Representative or such Second Lien Collateral Agent and Second Lien Claimholders represented by it are permitted to retain the proceeds thereof in accordance with Section 4.2 of this Agreement. Without limiting the generality of the foregoing, unless and until the Discharge of First Lien Obligations has occurred, except as expressly provided in Sections 3.1(a) and 6.3(b) and this Section 3.1(c), the sole right of the Second Lien Representatives, the Second Lien Collateral Agents and the other Second Lien Claimholders with respect to the Collateral is to hold a Lien on the Collateral pursuant to the Second Lien Collateral Documents for the period and to the extent granted therein and to receive a share of the proceeds thereof, if any, after the Discharge of First Lien Obligations has occurred.

(d) Subject to Sections 3.1(a) and 3.1(c) and Section 6.3(b):

(1) each Second Lien Representative and each Second Lien Collateral Agent, for itself and on behalf of each other Second Lien Claimholder represented by it, agrees that such Second Lien Representative or such Second Lien Collateral Agent and such Second Lien Claimholders represented by it will not take any action that would hinder any exercise of remedies under the First Lien Loan Documents or is otherwise prohibited hereunder, including any sale, lease, exchange, transfer or other disposition of the Collateral, whether by foreclosure or otherwise;

(2) each Second Lien Representative and each Second Lien Collateral Agent, for itself and on behalf of each other Second Lien Claimholder represented by it, hereby waives any and all rights such Second Lien Representative or such Second Lien Collateral Agent and such Second Lien Claimholders represented by it may have as a junior lien creditor or otherwise to object to the manner in which any First Lien Representative, any First Lien Collateral Agent or any other First Lien Claimholder seeks to enforce or collect the First Lien Obligations or Liens securing the First Lien Obligations granted in any of the First Lien Collateral undertaken in accordance with this Agreement, regardless of whether any action or failure to act by or on behalf of any First Lien Representative, any First Lien Collateral Agent or any other First Lien Claimholder is adverse to the interest of any Second Lien Claimholder; and

(3) each Second Lien Representative and each Second Lien Collateral Agent, for itself and on behalf of each other Second Lien Claimholder represented by it, hereby acknowledges and agrees that no covenant, agreement or restriction contained in any Second Lien Loan Document (other than this Agreement) shall be deemed to restrict in any way the rights and remedies of any First Lien Representative, any First Lien Collateral Agent or any other First Lien Claimholder with respect to the Collateral as set forth in this Agreement and the First Lien Loan Documents.

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(e) Except as specifically set forth in this Agreement, the Second Lien Representatives, the Second Lien Collateral Agents and the other Second Lien Claimholders may exercise rights and remedies as unsecured creditors against the Company or any other Grantor that has guaranteed or granted Liens to secure the Second Lien Obligations in accordance with the terms of the Second Lien Loan Documents and applicable law (other than initiating or joining in an involuntary case or proceeding under any Insolvency or Liquidation Proceeding with respect to any Grantor); provided that in the event that any Second Lien Claimholder becomes a judgment Lien creditor in respect of Collateral as a result of its enforcement of its rights as an unsecured creditor with respect to the Second Lien Obligations, such judgment Lien shall be subject to the terms of this Agreement for all purposes (including in relation to the First Lien Obligations) in the same manner as the other Liens securing the Second Lien Obligations are subject to this Agreement.

(f) Except as specifically set forth in Sections 3.1(a) and 3.1(d), nothing in this Agreement shall prohibit the receipt by any Second Lien Representative, any Second Lien Collateral Agent or any other Second Lien Claimholder of the required payments of interest, principal and other amounts owed in respect of the Second Lien Obligations so long as such receipt is not the direct or indirect result of the exercise by any Second Lien Representative, any Second Lien Collateral Agent or any other Second Lien Claimholder of rights or remedies as a secured creditor (including set-off and recoupment) or enforcement in contravention of this Agreement of any Lien held by any of them or as a result of any other violation by any Second Lien Claimholder of the express terms of this Agreement. Nothing in this Agreement impairs or otherwise adversely affects any rights or remedies any First Lien Representative, any First Lien Collateral Agent or any other First Lien Claimholder may have with respect to the First Lien Collateral.

3.2 Actions Upon Breach; Specific Performance. If any Second Lien Claimholder, in contravention of the terms of this Agreement, in any way takes, attempts to or threatens to take any action with respect to the Collateral (including any attempt to realize upon or enforce any remedy with respect to this Agreement), or fails to take any action required by this Agreement, this Agreement shall create an irrebutable presumption and admission by such Second Lien Claimholder that relief against such Second Lien Claimholder by injunction, specific performance and/or other appropriate equitable relief is necessary to prevent irreparable harm to the First Lien Claimholders, it being understood and agreed by each Second Lien Representative and each Second Lien Collateral Agent, on behalf of each Second Lien Claimholder represented by it, that (i) the First Lien Claimholders’ damages from actions of any Second Lien Claimholder may at that time be difficult to ascertain and may be irreparable and (ii) each Second Lien Claimholder waives any defense that the Grantors and/or the First Lien Claimholders cannot demonstrate damage and/or be made whole by the awarding of damages. Each of the First Lien Representatives and/or First Lien Collateral Agents may demand specific performance of this Agreement. Each Second Lien Representative and each Second Lien Collateral Agent, on behalf of itself and each other Second Lien Claimholder represented by it,

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hereby irrevocably waives any defense based on the adequacy of a remedy at law and any other defense which might be asserted to bar the remedy of specific performance in any action which may be brought by any First Lien Representative, any First Lien Collateral Agent or any other First Lien Claimholder. No provision of this Agreement shall constitute or be deemed to constitute a waiver by any First Lien Representative or any First Lien Collateral Agent on behalf of itself and each other First Lien Claimholder represented by it of any right to seek damages from any Person in connection with any breach or alleged breach of this Agreement.

SECTION 4. Payments.

4.1 Application of Proceeds. So long as the Discharge of First Lien Obligations has not occurred, whether or not any Insolvency or Liquidation Proceeding has been commenced by or against the Company or any other Grantor, any Collateral or any proceeds thereof, Restricted Assets or any proceeds thereof or Sale Proceeds received in connection with any Enforcement Action or other exercise of remedies by any First Lien Representative, any First Lien Collateral Agent or any First Lien Claimholder shall be applied by the First Lien Collateral Agents or the First Lien Representatives, as applicable, to the First Lien Obligations in such order as specified in the relevant First Lien Loan Documents and, if then in effect, the First Lien Pari Passu Intercreditor Agreement; provided, that any non-cash Collateral or non-cash proceeds may be held by the applicable First Lien Collateral Agent as Collateral unless the failure to apply such amounts would be commercially unreasonable. Upon the Discharge of First Lien Obligations, each First Lien Collateral Agent shall, in the following order, (x) unless a Discharge of Second Lien Obligations has already occurred, deliver any remaining proceeds of Collateral, Restricted Assets and Sale Proceeds held by it to the Designated Second Lien Collateral Agent, to be applied by the Designated Second Lien Collateral Agent and the other Second Lien Collateral Agents or Second Lien Representatives, as applicable, to the applicable Second Lien Obligations in such order as specified in the applicable Second Lien Collateral Documents and, if then in effect, the Second Lien Pari Passu Intercreditor Agreement and (y) if a Discharge of Second Lien Obligations has already occurred, deliver such proceeds of Collateral, Restricted Assets and Sale Proceeds to the Grantors, their successors or assigns from time to time, or to whomever may be lawfully entitled to receive the same. Without limiting the generality of the foregoing, it is the intention of the parties hereto that no amount of any Sale Proceeds will in any event be allocated to any Restricted Assets, and no Second Lien Representative, Second Lien Collateral Agent or other Second Lien Claimholder will, in any forum (including in any Insolvency or Liquidation Proceeding), assert that any amount of any Sale Proceeds should be allocated to any Restricted Assets.

4.2 Payments Over.

(a) So long as the Discharge of First Lien Obligations has not occurred, whether or not any Insolvency or Liquidation Proceeding has been commenced by or against the Company or any other Grantor, any Collateral or any proceeds thereof, Restricted Assets or proceeds thereof and all Sale Proceeds (including assets or proceeds subject to Liens referred to in the second to last paragraph of Section 2.3 and any assets or proceeds subject to Liens that have been avoided or otherwise invalidated) received by any Second Lien Representative, Second Lien Collateral Agent or any other Second Lien Claimholder in connection with any Enforcement Action or other exercise of any right or

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remedy relating to the Collateral or the Restricted Assets, less any reasonable out-of-pocket expenses incurred in connection with such Enforcement Action, in all cases shall be segregated and held in trust and forthwith paid over to the Designated First Lien Collateral Agent for the benefit of the First Lien Claimholders in the same form as received, with any necessary endorsements (which endorsements shall be without recourse and without any representations or warranties) or as a court of competent jurisdiction may otherwise direct. The Designated First Lien Collateral Agent is hereby authorized to make any such endorsements as agent for the Second Lien Representatives, Second Lien Collateral Agents or any such other Second Lien Claimholder. This authorization is coupled with an interest and is irrevocable until the Discharge of First Lien Obligations.

(b) So long as the Discharge of First Lien Obligations has not occurred, if in any Insolvency or Liquidation Proceeding any Second Lien Representative, any Second Lien Collateral Agent or any other Second Lien Claimholder shall receive any distribution of money or other property in respect of the Collateral, Restricted Assets or Sale Proceeds (including any assets or proceeds subject to Liens that have been avoided or otherwise invalidated) such money or other property (other than debt obligations of the reorganized debtor distributed as contemplated by Section 6.6) shall be segregated and held in trust and forthwith paid over to the Designated First Lien Collateral Agent for the benefit of the First Lien Claimholders in the same form as received, with any necessary endorsements (which endorsements shall be without recourse and without any representations or warranties). Any Lien received by any Second Lien Representative, any Second Lien Collateral Agent or any other Second Lien Claimholder in respect of any of the Second Lien Obligations in any Insolvency or Liquidation Proceeding shall be subject to the terms of this Agreement.

SECTION 5. Other Agreements.

5.1 Releases.

(a) If in connection with any Enforcement Action by any First Lien Representative or any First Lien Collateral Agent or any other exercise of any First Lien Representative’s or any First Lien Collateral Agent’s remedies in respect of the Collateral, in each case prior to the Discharge of First Lien Obligations, such First Lien Collateral Agent, for itself or on behalf of any of the First Lien Claimholders represented by it, releases any of its Liens on any part of the Collateral or such First Lien Representative, for itself or on behalf of any of the First Lien Claimholders represented by it, releases any Guarantor Subsidiary that is a Subsidiary from its obligations under its guarantee of the First Lien Obligations, then the Liens, if any, of each Second Lien Collateral Agent, for itself or for the benefit of the Second Lien Claimholders, on such Collateral, and the obligations of such Guarantor Subsidiary that is a Subsidiary under its guaranty of the Second Lien Obligations, shall be automatically, unconditionally and simultaneously released. If in connection with any Enforcement Action or other exercise of rights and remedies by any First Lien Representative or any First Lien Collateral Agent, in each case prior to the Discharge of First Lien Obligations, the equity interests of any Person are foreclosed upon or otherwise disposed of and such First Lien Collateral

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Agent releases its Lien on the property or assets of such Person then the Liens of each Second Lien Collateral Agent with respect to the property or assets of such Person will be automatically released to the same extent as the Liens of such First Lien Collateral Agent. Each Second Lien Representative and each Second Lien Collateral Agent, for itself or on behalf of any Second Lien Claimholder represented by it, shall promptly execute and deliver to the First Lien Representatives, First Lien Collateral Agents or such Guarantor Subsidiary that is a Subsidiary such termination statements, releases and other documents as any First Lien Representative, First Lien Collateral Agent or such Guarantor Subsidiary that is a Subsidiary may request to effectively confirm the foregoing releases.

(b) If in connection with any sale, lease, exchange, transfer or other disposition of any Collateral by any Guarantor Subsidiary that is a Subsidiary (collectively, a “Disposition”) permitted under the terms of the First Lien Loan Documents and the terms of the Second Lien Loan Documents (other than in connection with an Enforcement Action or other exercise of any First Lien Representative’s and/or First Lien Collateral Agent’s remedies in respect of the Collateral, which shall be governed by Section 5.1(a)), any First Lien Collateral Agent, for itself or on behalf of any First Lien Claimholder represented by it, releases any of its Liens on any part of the Collateral, or any First Lien Representative, for itself or on behalf of any First Lien Claimholder represented by it, releases any Guarantor Subsidiary that is a Subsidiary from its obligations under its guarantee of the First Lien Obligations, in each case other than (A) in connection with, or following, the Discharge of First Lien Obligations or (B) after the occurrence and during the continuance of any Event of Default under (and as defined in) any Second Lien Loan Document, then the Liens, if any, of each Second Lien Collateral Agent, for itself or for the benefit of the Second Lien Claimholders represented by it, on such Collateral, and the obligations of such Guarantor Subsidiary that is a Subsidiary under its guarantee of the Second Lien Obligations, shall be automatically, unconditionally and simultaneously released. Each Second Lien Representative and each Second Lien Collateral Agent, for itself and on behalf of each other Second Lien Claimholder represented by it, shall promptly execute and deliver to the First Lien Representatives, the First Lien Collateral Agents or such Guarantor Subsidiary that is a Subsidiary such termination statements, releases and other documents as any First Lien Representative, First Lien Collateral Agent or such Guarantor Subsidiary that is a Subsidiary may request to effectively confirm such release.

(c) Until the Discharge of First Lien Obligations occurs, each Second Lien Representative and each Second Lien Collateral Agent, for itself and on behalf of each other Second Lien Claimholder represented by it, hereby irrevocably constitutes and appoints the Designated First Lien Collateral Agent and any officer or agent of the Designated First Lien Collateral Agent, with full power of substitution, as its true and lawful attorney-in-fact with full irrevocable power and authority in the place and stead of such Second Lien Representative, such Second Lien Collateral Agent and such Second Lien Claimholders or in the Designated First Lien Collateral Agent’s own name, from time to time in the Designated First Lien Collateral Agent’s discretion, for the purpose of carrying out the terms of this Section 5.1, to take any and all appropriate action and to execute any and all documents and instruments which may be necessary to accomplish the purposes of this Section 5.1, including any endorsements or other instruments of transfer or release. This power is coupled with an interest and is irrevocable until the Discharge of First Lien Obligations.

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(d) Until the Discharge of First Lien Obligations occurs, to the extent that any First Lien Collateral Agent, any First Lien Representative or any First Lien Claimholder (i) has released any Lien on Collateral or any Grantor from its obligation under its guarantee and any such Liens or guarantee are later reinstated or (ii) obtains any new Liens or additional guarantees from any Grantor, then each Second Lien Collateral Agent, for itself and for the Second Lien Claimholders represented by it, shall be granted a Lien on any such Collateral (except to the extent such Lien represents a Second Lien Declined Lien with respect to the Second Lien Debt represented by such Second Lien Collateral Agent), subject to the lien subordination provisions of this Agreement, and each Second Lien Representative, for itself and for the Second Lien Claimholders represented by it, shall be granted an additional guarantee, as the case may be.

(e) In the event that the principal amount of funded First Lien Obligations, plus the aggregate face amount of letters of credit, if any, issued under the First Lien Loan Documents and not reimbursed, plus the aggregate principal amount of unfunded commitments under the First Lien Loan Documents (collectively, the “First Lien Obligations Amount”), at any date of determination no longer constitute at least 15% of the sum of (i) the First Lien Obligations Amount and (ii) the principal amount of funded Second Lien Obligations, plus the aggregate principal amount of unfunded commitments under the Second Lien Loan Documents (collectively, the “Second Lien Obligations Amount”), then any agreement provided for in Section 5.1(b) above (except for releases given in connection with a Disposition permitted under the First Lien Loan Documents and the Second Lien Loan Documents) shall require the consent of First Lien Claimholders and Second Lien Claimholders representing in the aggregate more than 50% of the sum of (i) the First Lien Obligations Amount and the Second Lien Obligations Amount.

5.2 Insurance. Unless and until the Discharge of First Lien Obligations has occurred, the First Lien Representatives, the First Lien Collateral Agents and the other First Lien Claimholders shall have the sole and exclusive right, subject to the rights of the Grantors under the First Lien Loan Documents, to adjust settlement for any insurance policy covering the Collateral in the event of any loss thereunder and to approve any award granted in any condemnation or similar proceeding (or any deed in lieu of condemnation) affecting the Collateral. Unless and until the Discharge of First Lien Obligations has occurred, and subject to the rights of the Grantors under the First Lien Loan Documents, all proceeds of any such policy and any such award (or any payments with respect to a deed in lieu of condemnation) if in respect of the Collateral shall be paid to the Designated First Lien Collateral Agent for the benefit of the First Lien Claimholders pursuant to the terms of the First Lien Loan Documents (including for purposes of cash collateralization of letters of credit) and, thereafter, if a Discharge of First Lien Obligations has occurred, and subject to the rights of the Grantors under the Second Lien Loan Documents, the balance of such proceeds shall be paid to the Designated Second Lien Collateral Agent for the benefit of the Second Lien Claimholders to the extent required under the Second Lien Loan Documents and then, if a Discharge of Second Lien Obligations has occurred, any remaining balance shall be paid to the owner of the subject property, such other Person as

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may be entitled thereto or as a court of competent jurisdiction may otherwise direct. Until the Discharge of First Lien Obligations has occurred, if any Second Lien Representative, any Second Lien Collateral Agent or any other Second Lien Claimholder shall, at any time, receive any proceeds of any such insurance policy or any such award or payment in contravention of this Agreement, then it shall segregate and hold in trust and forthwith pay such proceeds over to the Designated First Lien Collateral Agent in accordance with the terms of Section 4.2.

5.3 Amendments to First Lien Loan Documents and Second Lien Loan Documents.

(a) The First Lien Loan Documents of any Series may be amended, restated, amended and restated, supplemented or otherwise modified from time to time in accordance with their terms and the First Lien Debt of any Series may be Refinanced subject to Section 8.7 without notice to, or the consent of, any Second Lien Representative, any Second Lien Collateral Agent or any other Second Lien Claimholder, all without affecting the lien subordination or other provisions of this Agreement; provided that any such amendment, restatement, supplement, modification or Refinancing is not inconsistent with the terms of this Agreement and, in the case of a Refinancing, the holders of such Refinancing debt (directly or through their agent) bind themselves in a writing addressed to each Second Lien Collateral Agent to the terms of this Agreement;

(b) The Second Lien Loan Documents may be amended, restated, amended and restated, supplemented or otherwise modified from time to time in accordance with their terms and the Second Lien Debt of any Series may be Refinanced subject to Section 8.7 without notice to, or the consent of, any First Lien Representative, any First Lien Collateral Agent or any other First Lien Claimholder, all without affecting the lien subordination or other provisions of this Agreement, to the extent the terms and conditions of such amendment, restatement, supplement, modification or Refinancing meet any applicable requirements set forth in the First Lien Loan Documents;

(c) In the event any First Lien Collateral Agent or the applicable First Lien Claimholders and the relevant Grantor enter into any amendment, waiver or consent in respect of any of the First Lien Collateral Documents for the purpose of adding to, or deleting from, or waiving or consenting to any departures from any provisions of, any First Lien Collateral Document or changing in any manner the rights of the applicable First Lien Collateral Agent, such First Lien Claimholders, the Company or any other Grantor thereunder, then such amendment, waiver or consent shall apply automatically to any comparable provision of a Second Lien Collateral Document without the consent of any Second Lien Representative, Second Lien Collateral Agent or other Second Lien Claimholder and without any action by any Second Lien Representative, any Second Lien Collateral Agent, any other Second Lien Claimholder, the Company or any other Grantor, provided that:

(1) no such amendment, waiver or consent shall have the effect of:

(A) removing assets subject to the Lien of the Second Lien Collateral Documents, except to the extent that a release of such Lien is permitted or required by Section 5.1 and provided that there is a corresponding release of the Liens securing the First Lien Obligations;

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(B) imposing duties on any Second Lien Collateral Agent or any Second Lien Representative without its consent;

(C) permitting other Liens on the Collateral not permitted under the terms of the Second Lien Loan Documents or Section 6; or

(D) being prejudicial to the interests of the Second Lien Claimholders to a greater extent than the First Lien Claimholders (other than by virtue of their relative priority and the rights and obligations hereunder); and

(2) notice of such amendment, waiver or consent shall have been given to each Second Lien Collateral Agent within ten Business Days after the effective date of such amendment, waiver or consent.

5.4 Confirmation of Subordination in Second Lien Collateral Documents. The Company agrees that each Second Lien Collateral Document shall include the following language (or language to similar effect approved by the Designated First Lien Collateral Agent):

“Notwithstanding anything herein to the contrary, the lien and security interest granted to the [collateral agent] pursuant to this Agreement and the exercise of any right or remedy by the [collateral agent] hereunder are subject to the provisions of the Second Lien Intercreditor Agreement, dated as of [                    ] (as amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “Second Lien Intercreditor Agreement”), among [                    ], as Initial First Lien Representative, [                    ], as Initial First Lien Collateral Agent, [                    ], as Initial Second Lien Representative, [                    ], as Initial Second Lien Collateral Agent and certain other persons party or that may become party thereto from time to time. In the event of any conflict between the terms of the Second Lien Intercreditor Agreement and this Agreement, the terms of the Second Lien Intercreditor Agreement shall govern and control.”

In addition, the Company agrees that each Second Lien Mortgage, if any, covering any Collateral shall contain such other language as the Designated First Lien Collateral Agent may reasonably request to reflect the subordination of such Second Lien Mortgage to the First Lien Collateral Documents covering such Collateral.

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5.5 Gratuitous Bailee/Agent for Perfection.

(a) Each First Lien Collateral Agent agrees to hold that part of the Collateral that is in its possession or control (or in the possession or control of its agents or bailees) to the extent that possession or control thereof is taken to perfect a Lien thereon under the UCC (such Collateral being the “Pledged Collateral”) as collateral agent for the First Lien Claimholders and gratuitous bailee for the Second Lien Collateral Agents (such bailment being intended, among other things, to satisfy the requirements of Sections 8-106(d)(3), 8-301(a)(2) and 9-313(c) of the UCC) and any assignee thereof solely for the purpose of perfecting the security interest granted under the First Lien Loan Documents and the Second Lien Loan Documents, respectively, subject to the terms and conditions of this Section 5.5. Solely with respect to any deposit accounts under the control (within the meaning of Section 9-104 of the UCC) of any First Lien Collateral Agent, such First Lien Collateral Agent agrees to also hold control over such deposit accounts as gratuitous agent for the Second Lien Collateral Agents, subject to the terms and conditions of this Section 5.5. At the request of the Designated First Lien Collateral Agent, each Second Lien Collateral Agent shall turn over possession of any Pledged Collateral in possession of such Second Lien Collateral Agent to the Designated First Lien Collateral Agent.

(b) No First Lien Collateral Agent shall have any obligation whatsoever to the other First Lien Claimholders, the Second Lien Representatives, the Second Lien Collateral Agents or the Second Lien Claimholders to ensure that the Pledged Collateral is genuine or owned by any of the Grantors, to perfect the security interests of the Second Lien Collateral Agents or other Second Lien Claimholders or to preserve rights or benefits of any Person except as expressly set forth in this Section 5.5. The duties or responsibilities of any First Lien Collateral Agent under this Section 5.5 shall be limited solely to holding the Pledged Collateral as gratuitous bailee (and with respect to deposit accounts, gratuitous agent) in accordance with this Section 5.5 and delivering the Pledged Collateral upon a Discharge of First Lien Obligations as provided in Section 5.5(d).

(c) No First Lien Collateral Agent or any other First Lien Claimholder shall have by reason of the First Lien Collateral Documents, the Second Lien Collateral Documents, this Agreement or any other document a fiduciary relationship in respect of any Second Lien Representative or any other Second Lien Claimholder and the Second Lien Representatives, the Second Lien Collateral Agents and the Second Lien Claimholders hereby waive and release the First Lien Collateral Agents and the other First Lien Claimholders from all claims and liabilities arising pursuant to any First Lien Collateral Agent’s role under this Section 5.5 as gratuitous bailee and gratuitous agent with respect to the Pledged Collateral. It is understood and agreed that the interests of the First Lien Collateral Agents and the other First Lien Claimholders, on the one hand, and the Second Lien Representatives, the Second Lien Collateral Agents and the other Second Lien Claimholders on the other hand, may differ and the First Lien Collateral Agents and the other First Lien Claimholders shall be fully entitled to act in their own interest without taking into account the interests of the Second Lien Representatives, the Second Lien Collateral Agents or other Second Lien Claimholders.

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(d) Upon the Discharge of First Lien Obligations, each First Lien Collateral Agent shall deliver the remaining Pledged Collateral in its possession (if any) together with any necessary endorsements (which endorsement shall be without recourse and without any representation or warranty), in the following order: (x) if a Discharge of Second Lien Obligations has not already occurred, to the Designated Second Lien Collateral Agent and (y) if a Discharge of Second Lien Obligations has already occurred, to the Company or to whomever may be lawfully entitled to receive the same. Following the Discharge of First Lien Obligations, each First Lien Collateral Agent further agrees to take all other action reasonably requested by any Second Lien Collateral Agent at the expense of the Company in connection with the Second Lien Collateral Agents obtaining a first-priority security interest in the Collateral. After the Discharge of First Lien Obligations has occurred, upon the Discharge of Second Lien Obligations, each Second Lien Collateral Agent shall deliver the remaining Pledged Collateral in its possession (if any) together with any necessary endorsements (which endorsement shall be without recourse and without any representation or warranty) to the Company or to whomever may be lawfully entitled to receive the same.

5.6 When Discharge of Obligations Deemed to Not Have Occurred. (a) If, at any time after the Discharge of First Lien Obligations has occurred the Company enters into any Additional First Lien Loan Document evidencing any Additional First Lien Obligations which Additional First Lien Loan Obligations are permitted by the Second Lien Loan Documents, then such Discharge of First Lien Obligations shall automatically be deemed not to have occurred for all purposes of this Agreement (other than with respect to any actions taken as a result of the occurrence of such first Discharge of First Lien Obligations), and, from and after the date on which the Additional First Lien Representative and Additional First Lien Collateral Agent in respect of such Additional First Lien Obligations each becomes a party to this Agreement in accordance with Section 8.7(b), the obligations under such Additional First Lien Loan Document shall automatically be treated as First Lien Obligations for all purposes of this Agreement, including for purposes of the Lien priorities and rights in respect of Collateral set forth herein, and the Additional First Lien Representative and the Additional First Lien Collateral Agent under such new First Lien Loan Documents shall be a First Lien Representative and First Lien Collateral Agent, respectively, for all purposes of this Agreement and this Agreement shall be reinstated in full force and effect, and such prior termination shall not diminish, release, discharge, impair or otherwise affect the obligations of the parties hereto from such date of reinstatement. Upon receipt of a Designation from the Company in accordance with Section 8.7(b)(2), each Second Lien Representative and Second Lien Collateral Agent shall promptly (x) enter into such documents and agreements (including amendments or supplements to this Agreement) as the Company or such Additional First Lien Representative and/or such Additional First Lien Collateral Agent shall reasonably request in order to provide to such Additional First Lien Representative and such Additional First Lien Collateral Agent the rights contemplated hereby, in each case consistent in all material respects with the terms of this Agreement and (y) deliver to such Additional First Lien Collateral Agent any Pledged Collateral held by it together with any necessary endorsements (or otherwise allow such Additional First Lien Collateral Agent to obtain control of such Pledged Collateral). If the Additional First Lien Obligations under such Additional First Lien Loan Documents are secured by assets of the Grantors constituting Collateral that do not also secure the Second Lien Obligations, then the Second Lien Obligations shall be secured at such time by a junior-priority Lien on such assets to

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the same extent provided in the Second Lien Collateral Documents and this Agreement except to the extent, with respect to any Series of Second Lien Obligations, such Lien on such assets constitutes a Second Lien Declined Lien. This Section 5.6(a) shall survive termination of this Agreement.

(b) If, at any time after the Discharge of Second Lien Obligations has occurred, the Company enters into any Additional Second Lien Loan Document evidencing any Additional Second Lien Obligations which Additional Second Lien Obligations are permitted by the First Lien Loan Documents, then such Discharge of Second Lien Obligations shall automatically be deemed not to have occurred for all purposes of this Agreement (other than with respect to any actions taken as a result of the occurrence of such first Discharge of Second Lien Obligations), and, from and after the date on which the Additional Second Lien Representative and Additional Second Lien Collateral Agent in respect of such Additional Second Lien Obligations each becomes a party to this Agreement in accordance with Section 8.7(b), the obligations under such Additional Second Lien Loan Document shall automatically be treated as Second Lien Obligations for all purposes of this Agreement, including for purposes of the Lien priorities and rights in respect of Collateral set forth herein, and the Additional Second Lien Representative and the Additional Second Lien Collateral Agent under such new Second Lien Loan Documents shall be a Second Lien Representative and Second Lien Collateral Agent, respectively, for all purposes of this Agreement and this Agreement shall be reinstated in full force and effect, and such prior termination shall not diminish, release, discharge, impair or otherwise affect the obligations of the parties hereto from such date of reinstatement. Upon receipt of a designation from the Company in accordance with Section 8.7(b)(2), each First Lien Representative and First Lien Collateral Agent shall promptly enter into such documents and agreements (including amendments or supplements to this Agreement) as the Company or such Additional Second Lien Representative and/or such Additional Second Lien Collateral Agent shall reasonably request in order to provide to such Additional Second Lien Representative and such Additional Second Lien Collateral Agent the rights contemplated hereby, in each case consistent in all material respects with the terms of this Agreement. If the Additional Second Lien Obligations under such Additional Second Lien Loan Documents are secured by assets of the Grantors constituting Collateral that do not also secure the First Lien Obligations, then the First Lien Obligations shall be secured at such time by a first-priority Lien on such assets to the same extent provided in the First Lien Collateral Documents and this Agreement except to the extent, with respect to any Series of First Lien Obligations, such Lien on such assets constitutes a First Lien Declined Lien. This Section 5.6(b) shall survive termination of this Agreement.

5.7 Purchase Right.

(a) Without prejudice to the enforcement of any of the First Lien Claimholders’ remedies under the First Lien Loan Documents, this Agreement, at law or in equity or otherwise, the First Lien Claimholders agree at any time following the earliest to occur of (i) an acceleration of any of the First Lien Obligations in accordance with the terms of the applicable First Lien Loan Documents, (ii) a payment default under any First Lien Loan Document that has not been cured or waived by the applicable First Lien Claimholders within 60 days of the occurrence thereof or (iii) the commencement of any Insolvency or Liquidation Proceeding with respect to any Grantor, the First Lien Claimholders will offer the Second Lien Claimholders the option to purchase the entire

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aggregate amount (but not less than the entirety) of outstanding First Lien Obligations (including unfunded commitments under any Initial First Lien Loan Document that have not been terminated at such time) at the Purchase Price without warranty or representation or recourse except as provided in Section 5.7(d), on a pro rata basis among the First Lien Claimholders, which offer may be accepted by less than all of the Second Lien Claimholders so long as all the accepting Second Lien Claimholders shall when taken together purchase such entire aggregate amount as set forth above.

(b) The “Purchase Price” will equal the sum of (1) the full amount of all First Lien Obligations then-outstanding and unpaid at par (including principal, accrued but unpaid interest and fees and any other unpaid amounts, including breakage costs and, in the case of any secured hedging obligations, the amount that would be payable by the relevant Grantor thereunder if such Grantor were to terminate the hedge agreement in respect thereof on the date of the purchase or, if not terminated, an amount determined by the relevant First Lien Claimholder to be necessary to collateralize its credit risk arising out of such agreement, but excluding any prepayment penalties or premiums), (2) the cash collateral to be furnished to the First Lien Claimholders providing letters of credit under the First Lien Loan Documents in such amount (not to exceed 102% thereof) as such First Lien Claimholders determine is reasonably necessary to secure such First Lien Claimholders in connection with any such outstanding and undrawn letters of credit and (3) all accrued and unpaid fees, expenses and other amounts (including attorneys’ fees and expenses) owed to the First Lien Claimholders under or pursuant to the First Lien Loan Documents on the date of purchase.

(c) The Second Lien Claimholders shall irrevocably accept or reject such offer within ten (10) days of the receipt thereof by the Second Lien Representatives and the parties shall endeavor to close promptly thereafter. If the Second Lien Claimholders (or any subset of them) accept such offer, it shall be exercised pursuant to documentation mutually acceptable to each of the First Lien Representatives and the Second Lien Representatives. If the Second Lien Claimholders reject such offer (or do not so irrevocably accept such offer within the required timeframe), the First Lien Claimholders shall have no further obligations pursuant to this Section 5.7 and may take any further actions in their sole discretion in accordance with the First Lien Loan Documents and this Agreement. Each First Lien Claimholder will retain all rights to indemnification provided in the relevant First Lien Loan Documents for all claims and other amounts relating to periods prior to the purchase of the First Lien Obligations pursuant to this Section 5.7.

(d) The purchase and sale of the First Lien Obligations under this Section 5.7 will be without recourse and without representation or warranty of any kind by the First Lien Claimholders, except that the First Lien Claimholders shall severally and not jointly represent and warrant to the Second Lien Claimholders that on the date of such purchase, immediately before giving effect to the purchase;

(1) the principal of and accrued and unpaid interest on the First Lien Obligations, and the fees and expenses thereof owed to the respective First Lien Claimholders, are as stated in any assignment agreement prepared in connection with the purchase and sale of the First Lien Obligations; and

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(2) each First Lien Claimholder owns the First Lien Obligations purported to be owned by it free and clear of any Liens (other than participation interests not prohibited by the First Lien Loan Documents, in which case the Purchase Price will be appropriately adjusted so that the Second Lien Claimholders do not pay amounts represented by participation interests to the extent that the Second Lien Claimholders expressly assume the obligations under such participation interests).

5.8 Designation of Hedging Obligations. With respect to any Hedging Obligations that would otherwise constitute both First Lien Obligations and Second Lien Obligations hereunder, such Hedging Obligations shall solely constitute First Lien Obligations for all purposes of this Agreement unless at the time that the Company or any of its Restricted Subsidiaries enters into the related Hedge Agreement, the Company shall designate the related Hedging Obligations under such Hedge Agreement as Second Lien Obligations in a written designation to the related swap counterparty with a copy to each Representative in which case such Hedging Obligations shall solely constitute Second Lien Obligations for all purposes of this Agreement.

SECTION 6. Insolvency or Liquidation Proceedings.

6.1 Finance and Sale Issues. Until the Discharge of First Lien Obligations has occurred, if the Company or any other Grantor shall be subject to any Insolvency or Liquidation Proceeding and any First Lien Representative shall desire to permit the use of “Cash Collateral” (as such term is defined in Section 363(a) of the Bankruptcy Code) on which such First Lien Representative, such First Lien Collateral Agent or any other creditor has a Lien, or to permit the Company or any other Grantor to obtain financing, whether from the First Lien Claimholders or any other Person under Section 364 of the Bankruptcy Code or any similar Bankruptcy Law (“DIP Financing”) then each Second Lien Representative and each Second Lien Collateral Agent, for itself and on behalf of each other Second Lien Claimholder represented by it, will not object to such Cash Collateral use or DIP Financing (including any proposed orders for such Cash Collateral use and/or DIP Financing which are acceptable to any First Lien Representative) and to the extent the Liens securing the First Lien Obligations are subordinated to or pari passu with such DIP Financing, each Second Lien Collateral Agent will subordinate its Liens in the Collateral to the Liens securing such DIP Financing (and all Obligations relating thereto) and each Second Lien Representative and each Second Lien Collateral Agent, for itself and on behalf of each other Second Lien Claimholder represented by it, will not request adequate protection or any other relief in connection therewith (except as expressly agreed by the Designated First Lien Representative or to the extent permitted by Section 6.3); provided that the Second Lien Representatives and the other Second Lien Claimholders retain the right to object to any ancillary agreements or arrangements regarding Cash Collateral use or the DIP Financing that are materially prejudicial to their interests. No Second Lien Claimholder may provide DIP Financing to the Company or any other Grantor secured by Liens equal or senior in priority to the Liens securing any First Lien Obligations; provided, that if no First Lien Claimholder offers to provide DIP Financing to the extent permitted under this Section 6.1 on or before the date of

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the hearing to approve DIP Financing, then a Second Lien Claimholder may seek to provide such DIP Financing secured by Liens equal or senior in priority to the Liens securing any First Lien Obligations, and First Lien Claimholders may object thereto; provided, further, that such DIP Financing may not “roll-up” or otherwise include or refinance any pre-petition Second Lien Obligations. Each Second Lien Representative and each Second Lien Collateral Agent, for itself and on behalf of each other Second Lien Claimholder represented by it, agrees that it will not seek consultation rights in connection with, and it will not object to or oppose, a motion to sell, liquidate or otherwise dispose of Collateral under Section 363 of the Bankruptcy Code if the requisite First Lien Claimholders have consented to such sale, liquidation or other disposition. Each Second Lien Representative and each Second Lien Collateral Agent, for itself and on behalf of each other Second Lien Claimholder represented by it, further agrees that it will not directly or indirectly oppose or impede entry of any order in connection with such sale, liquidation or other disposition, including orders to retain professionals or set bid procedures in connection with such sale, liquidation or disposition, if the requisite First Lien Claimholders have consented to (i) such retention of professionals and bid procedures in connection with such sale, liquidation or disposition of such assets and (ii) the sale, liquidation or disposition of such assets, in which event the Second Lien Claimholders will be deemed to have consented to the sale or disposition of Collateral pursuant to Section 363(f) of the Bankruptcy Code, so long as such order does not impair the rights of the Second Lien Claimholders under Section 363(k) of the Bankruptcy Code.

Notwithstanding any other provision hereof to the contrary, each Second Lien Representative and each Second Lien Collateral Agent, for itself and on behalf of each other Second Lien Claimholder represented by it, agrees that (A) without the consent of the First Lien Claimholders, none of such Second Lien Representative or such Second Lien Collateral Agent, the Second Lien Claimholders represented by it or any agent or the trustee on behalf of any of them shall, for any purpose during any Insolvency or Liquidation Proceeding or otherwise, support, endorse, propose or submit, whether directly or indirectly, any valuation of any of the Grantors or their respective assets that allocates or ascribes any value whatsoever to any of the Restricted Assets and (B) without the consent of the First Lien Claimholders, none of such Second Lien Representative or such Second Lien Collateral Agent, the Second Lien Claimholders represented by it or any agent or trustee on behalf of any of them shall for any purpose during any Insolvency or Liquidation Proceeding or otherwise challenge, dispute or object, whether directly or indirectly, to any valuation of any of the Grantors or their respective assets, or otherwise take any position with respect to such valuation, that is proposed, supported or otherwise arises in any Insolvency or Liquidation Proceeding, on grounds that such valuation does not allocate or ascribe adequate or appropriate value to any of the Restricted Assets.

6.2 Relief from the Automatic Stay. Until the Discharge of First Lien Obligations has occurred, each Second Lien Representative and each Second Lien Collateral Agent, for itself and on behalf of each other Second Lien Claimholder represented by it, agrees that none of them shall: (i) seek (or support any other Person seeking) relief from the automatic stay or any other stay in any Insolvency or Liquidation Proceeding in respect of the Collateral or the Restricted Assets, without the prior written consent of the First Lien Representatives, unless a motion for adequate protection permitted under Section 6.3 has been denied by a bankruptcy court or (ii) oppose (or support any other Person in opposing) any request by any First Lien Representative or First Lien Collateral Agent for relief from such stay.

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6.3 Adequate Protection.

(a) Each Second Lien Representative and each Second Lien Collateral Agent, for itself and on behalf of each other Second Lien Claimholder represented by it, agrees that none of them shall contest (or support any other Person contesting):

(1) any request by any First Lien Representative, any First Lien Collateral Agent or other First Lien Claimholder for adequate protection under any Bankruptcy Law; or

(2) any objection by any First Lien Representative, any First Lien Collateral Agent or other First Lien Claimholder to any motion, relief, action or proceeding based on such First Lien Representative, First Lien Collateral Agent or First Lien Claimholder claiming a lack of adequate protection.

(b) Notwithstanding the foregoing provisions in this Section 6.3, in any Insolvency or Liquidation Proceeding:

(1) if the First Lien Claimholders (or any subset thereof) are granted adequate protection in the form of additional collateral in connection with any Cash Collateral use or DIP Financing, then each Second Lien Collateral Agent, for itself and on behalf of any other Second Lien Claimholder represented by it, may seek or request adequate protection in the form of a Lien on such additional collateral, which Lien will be subordinated to the Liens securing the First Lien Obligations and such Cash Collateral use or DIP Financing (and all Obligations relating thereto) on the same basis as the other Liens securing the Second Lien Obligations are so subordinated to the First Lien Obligations under this Agreement; and

(2) the Second Lien Representatives, the Second Lien Collateral Agents and Second Lien Claimholders shall only be permitted to seek adequate protection with respect to their rights in the Collateral in any Insolvency or Liquidation Proceeding in the form of (A) additional collateral; provided that as adequate protection for the First Lien Obligations, each First Lien Collateral Agent, on behalf of the First Lien Claimholders represented by it, is also granted a Lien on such additional collateral, which Lien shall be senior to any Lien of the Second Lien Representatives, the Second Lien Collateral Agents and the Second Lien Claimholders on such additional collateral; (B) replacement Liens on the Collateral; provided that as adequate protection for the First Lien Obligations, each First Lien Collateral Agent, on behalf of the First Lien Claimholders represented by it, is also granted replacement Liens on the Collateral, which Liens shall be senior to the Liens of the Second Lien Representatives, the Second Lien Collateral Agents and the Second Lien Claimholders on the Collateral; (C) an administrative expense claim; provided that as adequate protection for the First Lien Obligations, each First Lien Representative, on behalf of the First Lien Claimholders represented by it, is also granted an administrative expense claim which is senior and prior to the administrative expense claim of the Second Lien

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Representatives and the other Second Lien Claimholders; and (D) cash payments with respect to interest on the Second Lien Obligations; provided that (1) as adequate protection for the First Lien Obligations, each First Lien Representative, on behalf of the First Lien Claimholders represented by it, is also granted cash payments with respect to interest on the First Lien Obligation represented by it and (2) such cash payments do not exceed an amount equal to the interest accruing on the principal amount of Second Lien Obligations outstanding on the date such relief is granted at the interest rate under the applicable Second Lien Loan Documents and accruing from the date the applicable Second Lien Representative is granted such relief. If any Second Lien Claimholder receives Post-Petition Interest and/or adequate protection payments in an Insolvency or Liquidation Proceeding (“Second Lien Adequate Protection Payments”) and the First Lien Claimholders do not receive payment in full in cash of all First Lien Obligations upon the effectiveness of the plan of reorganization for, or conclusion of, that Insolvency or Liquidation Proceeding, then each Second Lien Claimholder shall pay over to the First Lien Claimholders an amount (the “Pay-Over Amount”) equal to the lesser of (i) the Second Lien Adequate Protection Payments received by such Second Lien Claimholder and (ii) the amount of the short-fall (the “Short Fall”) in payment in full in cash of the First Lien Obligations; provided that to the extent any portion of the Short Fall represents payments received by the First Lien Claimholders in the form of promissory notes, equity or other property equal in value to the cash paid in respect of the Pay-Over Amount, the First Lien Claimholders shall, upon receipt of the Pay-Over Amount, transfer those promissory notes, equity or other property, equal in value to the cash paid in respect of the Pay-Over Amount, to the applicable Second Lien Claimholders pro rata in exchange for the Pay-Over Amount. Notwithstanding anything herein to the contrary, the First Lien Claimholders shall not be deemed to have consented to, and expressly retain their rights to object to, the grant of adequate protection in the form of cash payments to the Second Lien Claimholders made pursuant to this Section 6.3(b).

(c) Each Second Lien Representative and each Second Lien Collateral Agent, for itself and on behalf of each other Second Lien Claimholder represented by it, agrees that notice of a hearing to approve DIP Financing or use of Cash Collateral on an interim basis shall be adequate if delivered to such Second Lien Representative and Second Lien Collateral Agent at least two (2) Business Days in advance of such hearing and that notice of a hearing to approve DIP Financing or use of Cash Collateral on a final basis shall be adequate if delivered to such Second Lien Representative and Second Lien Collateral Agent at least fifteen (15) days in advance of such hearing.

6.4 No Waiver. Subject to Section 6.7(b), nothing contained herein shall prohibit or in any way limit any First Lien Representative or any other First Lien Claimholder from objecting in any Insolvency or Liquidation Proceeding or otherwise to any action taken by any Second Lien Representative or any other Second Lien Claimholder, including the seeking by any Second Lien Representative or any other Second Lien Claimholder of adequate protection or the asserting by any Second Lien Representative or any other Second Lien Claimholder of any of its rights and remedies under the Second Lien Loan Documents or otherwise.

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6.5 Avoidance Issues. If any First Lien Claimholder is required in any Insolvency or Liquidation Proceeding or otherwise to turn over or otherwise pay to the estate of the Company or any other Grantor any amount paid in respect of First Lien Obligations (a “Recovery”), then such First Lien Claimholder shall be entitled to a reinstatement of its First Lien Obligations with respect to all such recovered amounts on the date of such Recovery, and from and after the date of such reinstatement the Discharge of First Lien Obligations shall be deemed not to have occurred for all purposes hereunder. If this Agreement shall have been terminated prior to such Recovery, this Agreement shall be reinstated in full force and effect, and such prior termination shall not diminish, release, discharge, impair or otherwise affect the obligations of the parties hereto from such date of reinstatement. This Section 6.5 shall survive termination of this Agreement.

6.6 Reorganization Securities. If, in any Insolvency or Liquidation Proceeding, debt obligations of the reorganized debtor secured by Liens upon any property of the reorganized debtor are distributed pursuant to a plan of reorganization, arrangement, compromise or liquidation or similar dispositive restructuring plan, both on account of First Lien Obligations and on account of Second Lien Obligations, then, to the extent the debt obligations distributed on account of the First Lien Obligations and on account of the Second Lien Obligations are secured by Liens upon the same property, the provisions of this Agreement will survive the distribution of such debt obligations pursuant to such plan and will apply with like effect to the Liens securing such debt obligations.

6.7 Post-Petition Interest.

(a) None of any Second Lien Representative, any Second Lien Collateral Agent or any other Second Lien Claimholder shall oppose or seek to challenge any claim by any First Lien Representative, any First Lien Collateral Agent or any other First Lien Claimholder for allowance in any Insolvency or Liquidation Proceeding of First Lien Obligations consisting of Post-Petition Interest to the extent of the value of the Lien of the First Lien Collateral Agents on behalf of the First Lien Claimholders on the Collateral or any other First Lien Claimholder’s Lien on the Collateral, without regard to the existence of the Liens of the Second Lien Collateral Agents or the other Second Lien Claimholders on the Collateral.

(b) None of any First Lien Representative, First Lien Collateral Agent or any other First Lien Claimholder shall oppose or seek to challenge any claim by any Second Lien Representative, Second Lien Collateral Agent or any other Second Lien Claimholder for allowance in any Insolvency or Liquidation Proceeding of Second Lien Obligations consisting of Post-Petition Interest to the extent of the value of the Lien of the Second Lien Collateral Agents, on behalf of the Second Lien Claimholders, on the Collateral (after taking into account the amount of the First Lien Obligations).

6.8 Waiver. Each Second Lien Representative and each Second Lien Collateral Agent, for itself and on behalf of each other Second Lien Claimholder represented by it, waives any claim it may hereafter have against any First Lien Claimholder arising out of the election of any First Lien Claimholder of the application of Section 1111(b)(2) of the Bankruptcy Code, and/or out of any cash collateral or financing arrangement or out of any grant of a security interest in connection with the Collateral in any Insolvency or Liquidation Proceeding so long as such actions are not in express contravention of the terms of this Agreement.

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6.9 Separate Grants of Security and Separate Classification. Each Second Lien Representative and each Second Lien Collateral Agent, for itself and on behalf of each other Second Lien Claimholder represented by it, and each First Lien Representative and each First Lien Collateral Agent, for itself and on behalf of each other First Lien Claimholder represented by it, acknowledges and agrees that:

(a) the grants of Liens pursuant to the First Lien Collateral Documents and the Second Lien Collateral Documents constitute two separate and distinct grants of Liens; and

(b) because of, among other things, their differing rights in the Collateral, the Second Lien Obligations are fundamentally different from the First Lien Obligations and must be separately classified in any plan of reorganization proposed or adopted in an Insolvency or Liquidation Proceeding.

To further effectuate the intent of the parties as provided in the immediately preceding sentence, if it is held that the claims of the First Lien Claimholders and the Second Lien Claimholders in respect of the Collateral constitute only one secured claim (rather than separate classes of senior and junior secured claims), then each of the parties hereto hereby acknowledges and agrees that all distributions shall be made as if there were separate classes of senior and junior secured claims against the Grantors in respect of the Collateral (with the effect being that, to the extent that the aggregate value of the Collateral is sufficient (for this purpose ignoring all claims held by the Second Lien Claimholders), the First Lien Claimholders shall be entitled to receive, in addition to amounts distributed to them in respect of principal, pre-petition interest and other claims, all amounts owing (or that would be owing if there were such separate classes of senior and junior secured claims) in respect of Post-Petition Interest (including any additional interest payable pursuant to the First Lien Loan Documents, arising from or related to a default, which is disallowed as a claim in any Insolvency or Liquidation Proceeding) before any distribution is made in respect of the claims held by the Second Lien Claimholders with respect to the Collateral, with each Second Lien Representative and each Second Lien Collateral Agent, for itself and on behalf of each other Second Lien Claimholder represented by it, hereby acknowledging and agreeing to turn over to the Designated First Lien Collateral Agent, for itself and on behalf of each other First Lien Claimholder, Collateral or proceeds of Collateral otherwise received or receivable by them to the extent necessary to effectuate the intent of this sentence, even if such turnover has the effect of reducing the claim or recovery of the Second Lien Claimholders).

6.10 Effectiveness in Insolvency or Liquidation Proceedings. The Parties acknowledge that this Agreement is a “subordination agreement” under Section 510(a) of the Bankruptcy Code, which will be effective before, during and after the commencement of an Insolvency or Liquidation Proceeding. All references in this Agreement to any Grantor will include such Person as a debtor-in-possession and any receiver or trustee for such Person in an Insolvency or Liquidation Proceeding.

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SECTION 7. Reliance; Waivers; Etc.

7.1 Reliance. Other than any reliance on the terms of this Agreement, each First Lien Representative and each First Lien Collateral Agent, on behalf of itself and each other First Lien Claimholder represented by it, acknowledges that it and such First Lien Claimholders have, independently and without reliance on any Second Lien Representative, any Second Lien Collateral Agent or any other Second Lien Claimholder, and based on documents and information deemed by them appropriate, made their own credit analysis and decision to enter into each of the First Lien Loan Documents and be bound by the terms of this Agreement and they will continue to make their own credit decision in taking or not taking any action under the First Lien Loan Documents or this Agreement. Each Second Lien Representative and each Second Lien Collateral Agent, on behalf of itself and each other Second Lien Claimholder represented by it, acknowledges that it and such Second Lien Claimholders have, independently and without reliance on any First Lien Representative, any First Lien Collateral Agent or any other First Lien Claimholder, and based on documents and information deemed by them appropriate, made their own credit analysis and decision to enter into each of the Second Lien Loan Documents and be bound by the terms of this Agreement and they will continue to make their own credit decision in taking or not taking any action under the Second Lien Loan Documents or this Agreement.

7.2 No Warranties or Liability. Each First Lien Representative and each First Lien Collateral Agent, on behalf of itself and each other First Lien Claimholder represented by it, acknowledges and agrees that no Second Lien Representative or other Second Lien Claimholder has made any express or implied representation or warranty, including with respect to the execution, validity, legality, completeness, collectability or enforceability of any of the Second Lien Loan Documents, the ownership of any Collateral or the perfection or priority of any Liens thereon. Except as otherwise provided herein, the Second Lien Claimholders will be entitled to manage and supervise their respective extensions of credit under the Second Lien Loan Documents in accordance with law and as they may otherwise, in their sole discretion, deem appropriate. Each Second Lien Representative and each Second Lien Collateral Agent, on behalf of itself and each other Second Lien Claimholder represented by it, acknowledges and agrees that no First Lien Representative or other First Lien Claimholder has made any express or implied representation or warranty, including with respect to the execution, validity, legality, completeness, collectability or enforceability of any of the First Lien Loan Documents, the ownership of any Collateral or the perfection or priority of any Liens thereon. Except as otherwise provided herein, the First Lien Claimholders will be entitled to manage and supervise their respective loans and extensions of credit under the First Lien Loan Documents in accordance with law and as they may otherwise, in their sole discretion, deem appropriate. The Second Lien Representatives, the Second Lien Collateral Agents and the other Second Lien Claimholders shall have no duty to the First Lien Representatives, the First Lien Collateral Agents or any of the other First Lien Claimholders, and the First Lien Representatives, the First Lien Collateral Agents and the other First Lien Claimholders shall have no duty to the Second Lien Representative, the Second Lien Collateral Agents or any of the other Second Lien Claimholders, to act or refrain from acting in a manner which allows, or results in, the occurrence or continuance of an event of default or default under any agreements with the Company or any other Grantor (including the First Lien Loan Documents and the Second Lien Loan Documents), regardless of any knowledge thereof which they may have or be charged with.

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7.3 No Waiver of Lien Priorities.

(a) No right of the First Lien Claimholders, the First Lien Representatives, the First Lien Collateral Agents or any of them to enforce any provision of this Agreement or any First Lien Loan Document shall at any time in any way be prejudiced or impaired by any act or failure to act on the part of the Company or any other Grantor or by any act or failure to act by any First Lien Claimholder, First Lien Representative or First Lien Collateral Agent, or by any noncompliance by any Person with the terms, provisions and covenants of this Agreement, any of the First Lien Loan Documents or any of the Second Lien Loan Documents, regardless of any knowledge thereof which any First Lien Representative, First Lien Collateral Agent or any First Lien Claimholder, or any of them, may have or be otherwise charged with.

(b) Without in any way limiting the generality of the foregoing paragraph (but subject to the rights of the Company and the other Grantors under the First Lien Loan Documents and subject to the provisions of Section 5.3(a)), the First Lien Claimholders, the First Lien Representatives, the First Lien Collateral Agents and any of them may, at any time and from time to time in accordance with the First Lien Loan Documents and/or applicable law, without the consent of, or notice to, any Second Lien Representative, any Second Lien Collateral Agent or any other Second Lien Claimholder, without incurring any liabilities to any Second Lien Representative, any Second Lien Collateral Agent or any other Second Lien Claimholder and without impairing or releasing the Lien priorities and other benefits provided in this Agreement (even if any right of subrogation or other right or remedy of any Second Lien Representative, any Second Lien Collateral Agent or any other Second Lien Claimholder is affected, impaired or extinguished thereby) do any one or more of the following:

(1) change the manner, place or terms of payment or change or extend the time of payment of, or amend, renew, exchange, increase or alter, the terms of any of the First Lien Obligations or any Lien on any First Lien Collateral or guarantee of any of the First Lien Obligations or any liability of the Company or any other Grantor, or any liability incurred directly or indirectly in respect thereof (including any increase in or extension of the First Lien Obligations, without any restriction as to the tenor or terms of any such increase or extension) or otherwise amend, renew, exchange, extend, modify or supplement in any manner any Liens held by any First Lien Representative, any First Lien Collateral Agent or any of the other First Lien Claimholders, the First Lien Obligations or any of the First Lien Loan Documents;

(2) sell, exchange, release, surrender, realize upon, enforce or otherwise deal with in any manner and in any order any part of the First Lien Collateral or any liability of the Company or any other Grantor to any of the First Lien Claimholders, the First Lien Representatives or the First Lien Collateral Agents, or any liability incurred directly or indirectly in respect thereof;

(3) settle or compromise any First Lien Obligation or any other liability of the Company or any other Grantor or any security therefor or any

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liability incurred directly or indirectly in respect thereof and apply any sums by whomsoever paid and however realized to any liability (including the First Lien Obligations) in any manner or order; and

(4) exercise or delay in or refrain from exercising any right or remedy against the Company or any other Grantor or any other Person or any security, and elect any remedy and otherwise deal freely with the Company, any other Grantor or any First Lien Collateral and any security and any guarantor or any liability of the Company or any other Grantor to the First Lien Claimholders or any liability incurred directly or indirectly in respect thereof.

(c) Except as otherwise expressly provided herein, each Second Lien Representative and each Second Lien Collateral Agent, on behalf of itself and each other Second Lien Claimholder represented by it, also agrees that the First Lien Claimholders, the First Lien Representatives and the First Lien Collateral Agents shall not have any liability to such Second Lien Representative, such Second Lien Collateral Agent or any such Second Lien Claimholders, and such Second Lien Representative and such Second Lien Collateral Agent, on behalf of itself and each other Second Lien Claimholder represented by it, hereby waives any claim against any First Lien Claimholder, any First Lien Representative or any First Lien Collateral Agent arising out of any and all actions which the First Lien Claimholders, any First Lien Representative or any First Lien Collateral Agent may take or permit or omit to take with respect to:

(1) the First Lien Loan Documents (other than this Agreement);

(2) the collection of the First Lien Obligations; or

(3) the foreclosure upon, or sale, liquidation or other disposition of, any First Lien Collateral.

Each Second Lien Representative and each Second Lien Collateral Agent, on behalf of itself and each other Second Lien Claimholder represented by it, agrees that the First Lien Claimholders, the First Lien Representatives and the First Lien Collateral Agents do not have any duty to them in respect of the maintenance or preservation of the First Lien Collateral, the First Lien Obligations or otherwise.

(d) Until the Discharge of First Lien Obligations, each Second Lien Representative and each Second Lien Collateral Agent, on behalf of itself and each other Second Lien Claimholder represented by it, agrees not to assert and hereby waives, to the fullest extent permitted by law, any right to demand, request, plead or otherwise assert or otherwise claim the benefit of any marshaling, appraisal, valuation or other similar right that may otherwise be available under applicable law with respect to any First Lien Collateral or any other similar rights a junior secured creditor may have under applicable law.

7.4 Obligations Unconditional. All rights, interests, agreements and obligations of the First Lien Representatives, the First

Lien Collateral Agents and the other First

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Lien Claimholders and the Second Lien Representatives, the Second Lien Collateral Agents and the other Second Lien Claimholders, respectively, hereunder shall remain in full force and effect irrespective of:

(a) any lack of validity or enforceability of any First Lien Loan Documents or any Second Lien Loan Documents;

(b) except as otherwise expressly set forth in this Agreement, any change in the time, manner or place of payment of, or in any other terms of, all or any of the First Lien Obligations or Second Lien Obligations, or any amendment or waiver or other modification, including any increase in the amount thereof, whether by course of conduct or otherwise, of the terms of any First Lien Loan Document or any Second Lien Loan Document;

(c) except as otherwise expressly set forth in this Agreement, any exchange of any security interest in any Collateral or any other collateral, or any amendment, waiver or other modification, whether in writing or by course of conduct or otherwise, of all or any of the First Lien Obligations or Second Lien Obligations or any guarantee thereof;

(d) the commencement of any Insolvency or Liquidation Proceeding in respect of the Company or any other Grantor; or

(e) any other circumstances which otherwise might constitute a defense available to, or a discharge of, the Company or any other Grantor in respect of any First Lien Representative, any First Lien Collateral Agent, the First Lien Obligations, any First Lien Claimholder, any Second Lien Representative, any Second Lien Collateral Agent, the Second Lien Obligations or any Second Lien Claimholder in respect of this Agreement.

SECTION 8. Miscellaneous.

8.1 Integration/Conflicts. This Agreement, the First Lien Loan Documents and the Second Lien Loan Documents represent the entire agreement of the Grantors, the First Lien Claimholders and the Second Lien Claimholders with respect to the subject matter hereof and thereof, and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof and thereof. There are no promises, undertakings, representations or warranties by the First Lien Claimholders or the Second Lien Claimholders relative to the subject matter hereof and thereof not expressly set forth or referred to herein or therein. In the event of any conflict between the provisions of this Agreement and the provisions of the First Lien Loan Documents or the Second Lien Loan Documents, the provisions of this Agreement shall govern and control; provided that the foregoing shall not be construed to limit the relative rights and obligations as among the First Lien Claimholders or as among the Second Lien Claimholders; as among the First Lien Claimholders, such rights and obligations are governed by, and any provisions herein regarding them are therefore subject to, the provisions of the First Lien Pari Passu Intercreditor Agreement, and as among the Second Lien Claimholders, such rights and obligations are governed by, and any provisions herein regarding them are therefore subject to, the provisions of the Second Lien Pari Passu Intercreditor Agreement.

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8.2 Effectiveness; Continuing Nature of this Agreement; Severability. This Agreement shall become effective when executed and delivered by the parties hereto. This is a continuing agreement of lien subordination and the First Lien Claimholders may continue, at any time and without notice to any Second Lien Representative or any other Second Lien Claimholder, to extend credit and other financial accommodations and lend monies to or for the benefit of the Company or any Grantor constituting First Lien Obligations in reliance hereon. Each Second Lien Representative and each Second Lien Collateral Agent, on behalf of itself and each other Second Lien Claimholder represented by it, hereby waives any right it may have under applicable law to revoke this Agreement or any of the provisions of this Agreement. The terms of this Agreement shall survive, and shall continue in full force and effect, in any Insolvency or Liquidation Proceeding. Any provision of this Agreement that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction. The parties hereto shall endeavor in good faith negotiations to replace any invalid, illegal or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to those of the invalid, illegal or unenforceable provisions. All references to the Company or any other Grantor shall include the Company or such Grantor as debtor and debtor-in-possession and any receiver, trustee or similar person for the Company or any other Grantor (as the case may be) in any Insolvency or Liquidation Proceeding. This Agreement shall terminate and be of no further force and effect:

(a) with respect to any First Lien Representative and any First Lien Collateral Agent, the First Lien Claimholders represented by it and their First Lien Obligations, on the date on which the First Lien Obligations of such First Lien Claimholders are Discharged, subject to Sections 5.6 and 6.5; and

(b) with respect to any Second Lien Representative and any Second Lien Collateral Agent, the Second Lien Claimholders represented by it and their Second Lien Obligations, on the date on which the Second Lien Obligations of such Second Lien Claimholders are Discharged, subject to Sections 5.6 and 6.5;

provided, however, that in each case, such termination shall not relieve any such party of its obligations incurred hereunder prior to the date of such termination.

8.3 Amendments; Waivers

(a) No amendment, modification or waiver of any of the provisions of this Agreement shall be deemed to be made unless the same shall be in writing signed on behalf of each party hereto or its authorized agent and each waiver, if any, shall be a waiver only with respect to the specific instance involved and shall in no way impair the rights of the parties making such waiver or the obligations of the other parties to such party in any other respect or at any other time. Notwithstanding the foregoing, the Company and the other Grantors shall not have any right to consent to or approve any

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amendment, modification or waiver of any provision of this Agreement, except with respect to Section 8.7, Section 8.18 or this Section 8.3 (including, in each case, each defined term referred to therein to the extent used therein) to the extent such amendment, modification or waiver directly and adversely affects the rights of the Company or the other Grantors.

(b) Notwithstanding the foregoing, without the consent of any First Lien Claimholder or Second Lien Claimholder, any Representative and Collateral Agent may become a party hereto by execution and delivery of a Joinder Agreement in accordance with Section 8.7 and upon such execution and delivery, such Representative and Collateral Agent and the Additional First Lien Claimholders and Additional First Lien Obligations or Additional Second Lien Claimholders and Additional Second Lien Obligations, as the case may be, of the Series for which such Representative and Collateral Agent is acting shall be subject to the terms hereof.

(c) Notwithstanding the foregoing, without the consent of any other Representative, Collateral Agent or Claimholder, the Designated First Lien Representative may effect amendments and modifications to this Agreement to the extent necessary to reflect any incurrence of any Additional First Lien Obligations or Additional Second Lien Obligations in compliance with this Agreement.

8.4 Information Concerning Financial Condition of the Grantors and their Subsidiaries. The First Lien Representatives, the First Lien Collateral Agents and the First Lien Claimholders, on the one hand, and the Second Lien Representatives, the Second Lien Collateral Agents and the Second Lien Claimholders, on the other hand, shall each be responsible for keeping themselves informed of (a) the financial condition of the Grantors and their Subsidiaries and all endorsers and/or guarantors of the First Lien Obligations or the Second Lien Obligations and (b) all other circumstances bearing upon the risk of nonpayment of the First Lien Obligations or the Second Lien Obligations. The First Lien Representatives, the First Lien Collateral Agents and the other First Lien Claimholders shall have no duty to advise the Second Lien Representatives, the Second Lien Collateral Agents or any other Second Lien Claimholder of information known to it or them regarding such condition or any such circumstances or otherwise. In the event the First Lien Representatives, the First Lien Collateral Agents or any of the other First Lien Claimholders, in its or their sole discretion, undertakes at any time or from time to time to provide any such information to any Second Lien Representative, any Second Lien Collateral Agent or any other Second Lien Claimholder, it or they shall be under no obligation:

(a) to make, and the First Lien Representatives, the First Lien Collateral Agents and the other First Lien Claimholders shall not make, any express or implied representation or warranty, including with respect to the accuracy, completeness, truthfulness or validity of any such information so provided;

(b) to provide any additional information or to provide any such information on any subsequent occasion;

(c) to undertake any investigation; or

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(d) to disclose any information, which pursuant to accepted or reasonable commercial finance practices, such party wishes to maintain confidential or is otherwise required to maintain confidential.

8.5 Subrogation. With respect to the value of any payments or distributions in cash, property or other assets that any of the Second Lien Representatives, the Second Lien Collateral Agents or the other Second Lien Claimholders pays over to any of the First Lien Representatives, the First Lien Collateral Agents or the other First Lien Claimholders under the terms of this Agreement, such Second Lien Claimholders, Second Lien Representatives and Second Lien Collateral Agents shall be subrogated to the rights of such First Lien Representatives, First Lien Collateral Agents and First Lien Claimholders; provided that each Second Lien Representative and each Second Lien Collateral Agent, on behalf of itself and each other Second Lien Claimholder represented by it, hereby agrees not to assert or enforce any such rights of subrogation it may acquire as a result of any payment hereunder until the Discharge of First Lien Obligations has occurred. The Company and the other Grantors each acknowledges and agrees that the value of any payments or distributions in cash, property or other assets received by any Second Lien Representative, Second Lien Collateral Agent or other Second Lien Claimholder that are paid over to any First Lien Representative, First Lien Collateral Agent or other First Lien Claimholder pursuant to this Agreement shall not reduce any of the Second Lien Obligations.

8.6 Application of Payments. All payments received by any First Lien Representative, First Lien Collateral Agent or other First Lien Claimholder may be applied, reversed and reapplied, in whole or in part, to such part of the First Lien Obligations provided for in the First Lien Loan Documents (subject to the First Lien Pari Passu Intercreditor Agreement, if then in effect). Each Second Lien Representative and each Second Lien Collateral Agent, on behalf of itself and each other Second Lien Claimholder represented by it, agrees to any extension or postponement of the time of payment of the First Lien Obligations or any part thereof and to any other indulgence with respect thereto, to any substitution, exchange or release of any Lien which may at any time secure any part of the First Lien Obligations and to the addition or release of any other Person primarily or secondarily liable therefor.

8.7 Additional Debt Facilities.

(a) To the extent, but only to the extent, permitted by the provisions of the First Lien Loan Documents and the Second Lien Loan Documents and Section 5.3, the Company may incur or issue and sell one or more series or classes of Indebtedness that the Company designates as Additional First Lien Debt and/or one or more series or classes of Indebtedness that the Company designates as Additional Second Lien Debt (each, “Additional Debt”).

Any such series or class of Additional First Lien Debt may be secured by a first-priority, senior Lien on the Collateral, in each case under and pursuant to the First Lien Collateral Documents for such Series of Additional First Lien Debt, if and subject to the condition that, unless such Indebtedness is part of an existing Series of Additional First Lien Debt represented by a First Lien Representative and First Lien Collateral Agent already party to this Agreement and the First Lien Pari Passu Intercreditor Agreement, the Additional First Lien

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Representative and the Additional First Lien Collateral Agent of any such Additional First Lien Debt each becomes a party to this Agreement and the First Lien Pari Passu Intercreditor Agreement by satisfying the conditions set forth in clauses (1) and (2) of Section 8.7(b). Upon any Additional First Lien Representative and Additional First Lien Collateral Agent so becoming a party hereto and becoming a party to the First Lien Pari Passu Intercreditor Agreement in accordance with the terms thereof, all Additional First Lien Obligations of such Series shall also be entitled to be so secured by a senior Lien on the Collateral in accordance with the terms hereof and thereof.

Any such series or class of Additional Second Lien Debt may be secured by a junior-priority, subordinated Lien on the Collateral, in each case under and pursuant to the relevant Second Lien Collateral Documents for such Series of Additional Second Lien Debt, if and subject to the condition, unless such Indebtedness is part of an existing Series of Additional Second Lien Debt represented by a Second Lien Representative and Second Lien Collateral Agent already party to this Agreement and the Second Lien Pari Passu Intercreditor Agreement, the Additional Second Lien Representative and Additional Second Lien Collateral Agent of any such Additional Second Lien Debt each becomes a party to this Agreement and the Second Lien Pari Passu Intercreditor Agreement by satisfying the conditions set forth in clauses (1) and (2) of Section 8.7(b). Upon any Additional Second Lien Representative and Additional Second Lien Collateral Agent so becoming a party hereto and becoming a party to the Second Lien Pari Passu Intercreditor Agreement in accordance with the terms thereof, all Additional Second Lien Obligations of such Series shall also be entitled to be so secured by a subordinated Lien on the Collateral in accordance with the terms hereof and thereof.

(b) In order for an Additional Representative and an Additional Collateral Agent to become a party to this Agreement:

(1) such Additional Representative and such Additional Collateral Agent shall have executed and delivered to each other then-existing Representative a Joinder Agreement substantially in the form of Exhibit A hereto (if such Representative is an Additional Second Lien Representative and such Collateral Agent is an Additional Second Lien Collateral Agent) (with such changes as may be reasonably approved by the Designated First Lien Representative and such Representative and such Collateral Agent) or Exhibit B hereto (if such Representative is an Additional First Lien Representative and such Collateral Agent is an Additional First Lien Collateral Agent) (with such changes as may be reasonably approved by the Designated First Lien Representative and such Representative and such Collateral Agent) pursuant to which such Additional Representative becomes a Representative hereunder, such Additional Collateral Agent becomes a Collateral Agent hereunder and the related First Lien Claimholders or Second Lien Claimholders, as applicable, become subject hereto and bound hereby; and

(2) the Company shall have delivered a Designation to each other then-existing Collateral Agent substantially in the form of Exhibit C hereto, pursuant to which a Responsible Officer of the Company shall (A) identify the Indebtedness to be designated as Additional First Lien Obligations or Additional

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Second Lien Obligations, as applicable, and the initial aggregate principal amount of such Indebtedness, (B) specify the name and address of the applicable Additional Representative and Additional Collateral Agent, (C) certify that such Additional Debt is permitted to be incurred, secured and guaranteed by each First Lien Loan Document and Second Lien Loan Document and that the conditions set forth in this Section 8.7 are satisfied with respect to such Additional Debt and (D) attach to such Designation true and complete copies of each of the First Lien Loan Documents or Second Lien Loan Documents, as applicable, relating to such Additional First Lien Debt or Additional Second Lien Debt, as applicable, certified as being true and correct by a Responsible Officer of the Company.

(c) The Additional Second Lien Loan Documents or Additional First Lien Loan Documents, as applicable, relating to such Additional Obligations shall provide that each of the applicable Claimholders with respect to such Additional Obligations will be subject to and bound by the provisions of this Agreement in its capacity as a holder of such Additional Obligations.

(d) Upon the execution and delivery of a Joinder Agreement by an Additional First Lien Representative and an Additional First Lien Collateral Agent or an Additional Second Lien Representative and an Additional Second Lien Collateral Agent, as the case may be, in each case in accordance with this Section 8.7, each other Representative and Collateral Agent shall acknowledge receipt thereof by countersigning a copy thereof and returning the same to such Additional First Lien Representative and such Additional First Lien Collateral Agent or such Additional Second Lien Representative and such Additional Second Lien Collateral Agent, as the case may be; provided that the failure of any Representative or Collateral Agent to so acknowledge or return the same shall not affect the status of such Additional Obligations as Additional First Lien Obligations or Additional Second Lien Obligations, as the case may be, if the other requirements of this Section 8.7 are complied with.

(e) With respect to any incurrence, issuance or sale of Indebtedness after the date hereof under the Additional First Lien Loan Documents or Additional Second Lien Loan Documents of a Series of Additional First Lien Debt or Series of Additional Second Lien Debt whose Representative and Collateral Agent is already each a party to this Agreement and the First Lien Pari Passu Intercreditor Agreement or Second Lien Pari Passu Intercreditor Agreement, as applicable, the requirements of Section 8.7(b) shall not be applicable and such Indebtedness shall automatically constitute Additional First Lien Debt or Additional Second Lien Debt so long as (i) such Indebtedness is permitted to be incurred, secured and guaranteed by each First Lien Loan Document and Second Lien Loan Document and (ii) the provisions of Section 8.7(b)(2) have been complied with; provided, further, however, that with respect to any such Indebtedness incurred, issued or sold pursuant to the terms of any Additional First Lien Loan Documents or Additional Second Lien Loan Documents of such existing Series of Additional First Lien Debt or Additional Second Lien Debt as such terms existed on the date the Representative and Collateral Agent for such Series of Additional First Lien Debt or Additional Second Lien Debt executed the Joinder Agreement, the requirements of clause (i) of this Section 8.7(e) shall be tested only as of (x) the date of execution of

48

such Joinder Agreement, if pursuant to a commitment entered into at the time of such Joinder Agreement and (y) with respect to any later commitment or amendment to those terms to permit such Indebtedness, as of the date of such commitment and/or amendment.

8.8 Agency Capacities. Except as expressly provided herein, (i) Barclays Bank PLC is acting in the capacity of Initial First Lien Representative and Initial First Lien Collateral Agent solely for the Initial First Lien Claimholders, (ii) [                    ] is acting in the capacity of Initial Second Lien Representative and Initial Second Lien Collateral Agent solely for the Initial Second Lien Claimholders, (iii) Barclays Bank PLC is acting in the capacity of Designated First Lien Representative and Designated First Lien Collateral Agent solely for the First Lien Claimholders and (iv) [                    ] is acting in the capacity of Designated Second Lien Representative and Designated Second Lien Collateral Agent solely for the Second Lien Claimholders. Except as expressly provided herein, each other Representative and Collateral Agent is acting in the capacity of Representative and Collateral Agent, respectively, solely for the Claimholders under the First Lien Loan Documents or Second Lien Loan Documents for which it is the named Representative or Collateral Agent, as the case may be, in the applicable Joinder Agreement.

8.9 Submission to Jurisdiction; Certain Waivers. Each of the Company, each other Grantor, and each Representative and each Collateral Agent, on behalf of itself and each other applicable Claimholder represented by it, hereby irrevocably and unconditionally:

(a) submits for itself and its property in any legal action or proceeding relating to this Agreement and the Collateral Documents (whether arising in contract, tort or otherwise) to which it is a party, or for recognition and enforcement of any judgment in respect thereof, to the exclusive general jurisdiction of the courts of the State of New York sitting in the Borough of Manhattan, the courts of the United States for the Southern District of New York sitting in the Borough of Manhattan, and appellate courts from any thereof;

(b) agrees that all claims in respect of any such action or proceeding shall be heard and determined in such New York state court or, to the fullest extent permitted by applicable law, in such federal court;

(c) agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law and that nothing in this Agreement or any other First Lien Loan Document or Second Lien Loan Document shall affect any right that any Secured Party may otherwise have to bring any action or proceeding relating to this Agreement or any other First Lien Loan Document or Second Lien Loan Document against such Grantor or any of its assets in the courts of any jurisdiction;

(d) waives, to the fullest extent permitted by applicable law, any objection that it may now or hereafter have to the laying of venue of any action or proceeding arising out of or relating to this Agreement or any other Collateral Document in any court referred to in Section 8.9(a) (and irrevocably waives to the fullest extent permitted by applicable law the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court);

49

(e) consents to service of process in any such proceeding in any such court by registered or certified mail, return receipt requested, to the applicable party at its address provided in accordance with Section 8.11 (and agrees that nothing in this Agreement will affect the right of any party hereto to serve process in any other manner permitted by applicable law);

(f) agrees that service as provided in Section 8.9(e) is sufficient to confer personal jurisdiction over the applicable party in any such proceeding in any such court, and otherwise constitutes effective and binding service in every respect; and

(g) waives, to the maximum extent not prohibited by law, any right it may have to claim or recover any special, exemplary, punitive or consequential damages.

8.10 WAIVER OF JURY TRIAL.

EACH PARTY HERETO, AND THE COMPANY AND THE OTHER GRANTORS HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT, BREACH OF DUTY, COMMON LAW, STATUTE OR ANY OTHER THEORY). EACH PARTY HERETO AND THE COMPANY AND THE OTHER GRANTORS (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PERSON HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PERSON WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION. EACH PARTY HERETO AND THE COMPANY AND THE OTHER GRANTORS FURTHER REPRESENTS AND WARRANTS THAT IT HAS REVIEWED THIS WAIVER WITH ITS LEGAL COUNSEL AND THAT IT KNOWINGLY AND VOLUNTARILY WAIVES ITS JURY TRIAL RIGHTS FOLLOWING CONSULTATION WITH LEGAL COUNSEL.

8.11 Notices. All notices to the Second Lien Claimholders and the First Lien Claimholders permitted or required under this Agreement shall be sent to the applicable Second Lien Representative and the applicable First Lien Representative, respectively. Unless otherwise specifically provided herein, any notice hereunder shall be in writing and may be personally served or sent by telefacsimile, electronic mail or United States mail or courier service and shall be deemed to have been given when delivered in person or by courier service and signed for against receipt thereof, upon receipt of telefacsimile or electronic mail, or three Business Days after depositing it in the United States mail with postage prepaid and properly addressed. For the purposes hereof, the addresses of the parties hereto shall be as set forth below each party’s name

50

on the signature pages hereto or in the Joinder Agreement pursuant to which it becomes a party hereto, or, as to each party, at such other address as may be designated by such party in a written notice to all of the other parties.

8.12 Further Assurances. Each First Lien Representative and each First Lien Collateral Agent, on behalf of itself and each other First Lien Claimholder represented by it, each Second Lien Representative and each Second Lien Collateral Agent, on behalf of itself and each other Second Lien Claimholder represented by it, and the Company and each other Grantor, agree that each of them shall take such further action and shall execute and deliver such additional documents and instruments (in recordable form, if requested) as any First Lien Representative and First Lien Collateral Agent or any Second Lien Representative and Second Lien Collateral Agent may reasonably request to effectuate the terms of and the Lien priorities contemplated by this Agreement.

8.13 APPLICABLE LAW. THIS AGREEMENT, AND ANY DISPUTE, CLAIM OR CONTROVERSY ARISING OUT OF OR RELATING TO THIS AGREEMENT (WHETHER ARISING IN CONTRACT, TORT OR OTHERWISE) SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK WITHOUT REGARD TO CONFLICTS OF LAW RULES THAT WOULD RESULT IN THE APPLICATION OF A DIFFERENT GOVERNING LAW (OTHER THAN ANY MANDATORY PROVISIONS OF THE UCC RELATING TO THE LAW GOVERNING PERFECTION AND THE EFFECT OF PERFECTION OR PRIORITY OF THE SECURITY INTERESTS IN THE COLLATERAL).

8.14 Binding on Successors and Assigns. This Agreement shall be binding upon the First Lien Representatives, the First Lien Collateral Agents, the other First Lien Claimholders, the Second Lien Representatives, the Second Lien Collateral Agents, the other Second Lien Claimholders, the Company and the other Grantors, and their respective successors and assigns from time to time. If any of the First Lien Representatives, the First Lien Collateral Agents, the Second Lien Representatives or the Second Lien Collateral Agents resigns or is replaced pursuant to the First Lien Loan Documents or the Second Lien Loan Documents, as applicable, its successor shall be deemed to be a party to this Agreement and shall have all the rights of, and be subject to all the obligations of, this Agreement. No provision of this Agreement will inure to the benefit of a bankruptcy trustee, debtor-in-possession, creditor trust or other representative of an estate or creditor of any Grantor, including where any such trustee, debtor-in-possession, creditor trust or other representative of an estate is the beneficiary of a Lien securing Collateral by virtue of the avoidance of such Lien in an Insolvency or Liquidation Proceeding.

8.15 Section Headings. The section headings and the table of contents used in this Agreement are included herein for convenience of reference only and shall not constitute a part of this Agreement for any other purpose, be given any substantive effect, affect the construction hereof or be taken into consideration in the interpretation hereof.

8.16 Counterparts. This Agreement may be executed by one or more of the parties to this Agreement on any number of separate counterparts, and all of said counterparts

51

taken together shall be deemed to constitute one and the same instrument. Delivery of an executed signature page of this Agreement by facsimile or other electronic transmission (e.g. “pdf” or “tif” format) shall be effective as delivery of a manually executed counterpart hereof.

8.17 Authorization. By its signature, each Person executing this Agreement, on behalf of such Person but not in his or her personal capacity as a signatory, represents and warrants to the other parties hereto that it is duly authorized to execute this Agreement.

8.18 No Third Party Beneficiaries/ Provisions Solely to Define Relative Rights. This Agreement and the rights and benefits hereof shall inure to the benefit of each of the First Lien Claimholders and the Second Lien Claimholders and their respective successors and assigns from time to time. The provisions of this Agreement are and are intended solely for the purpose of defining the relative rights of the First Lien Representatives, the First Lien Collateral Agents and the other First Lien Claimholders on the one hand and the Second Lien Representatives, the Second Lien Collateral Agents and the other Second Lien Claimholders on the other hand. Nothing herein shall be construed to limit the relative rights and obligations as among the First Lien Claimholders or as among the Second Lien Claimholders; as among the First Lien Claimholders, such rights and obligations are governed by, and any provisions herein regarding them are therefore subject to, the provisions of the First Lien Pari Passu Intercreditor Agreement and as among the Second Lien Claimholders, such rights and obligations are governed by, and any provisions herein regarding them are therefore subject to, the provisions of the Second Lien Pari Passu Intercreditor Agreement. Other than as set forth in Section 8.3 and in Section 8.7, none of the Company, any other Grantor or any other creditor shall have any rights hereunder and neither the Company nor any Grantor nor any other creditor may rely on the terms hereof. Nothing in this Agreement is intended to or shall impair the obligations of the Company or any other Grantor, which are absolute and unconditional, to pay the First Lien Obligations and the Second Lien Obligations as and when the same shall become due and payable in accordance with their terms.

8.19 No Indirect Actions. Unless otherwise expressly stated, if a party may not take an action under this Agreement, then it may not take that action indirectly, or support any other Person in taking that action directly or indirectly. “Taking an action indirectly” means taking an action that is not expressly prohibited for the party but is intended to have substantially the same effects as the prohibited action.

8.20 Additional Grantors. Each of the Company and the other Grantors agrees that it shall ensure that each of its Subsidiaries that is or is to become a party to any First Lien Loan Document or Second Lien Loan Document and which grants a lien on any of its assets thereunder shall either execute this Agreement on the date hereof or shall confirm that it is a Grantor hereunder pursuant to a Joinder Agreement substantially in the form attached hereto as Exhibit D that is executed and delivered by such Subsidiary prior to or concurrently with its execution and delivery of such First Lien Loan Document or such Second Lien Loan Document and granting of any such lien.

[Remainder of this page intentionally left blank]

52

IN WITNESS WHEREOF, the parties hereto have executed this Second Lien Intercreditor Agreement as of the date first written above.

BARCLAYS BANK PLC
as Initial First Lien Representative and as Initial First Lien Collateral Agent

By:
Name:
Title:

NOTICE ADDRESS:

745 Seventh Avenue, 27th Floor
New York, New York 10019
Attention: May Huang
Fax: 212-526-5115
Email: may.huang@barclays.com and
ltmny@barclays.com

with copies to:

Latham & Watkins LLP
885 Third Avenue
New York, New York 10022
Attention: Michele O. Penzer
Fax: 212-751-4864
Email: michele.penzer@lw.com

[ ],
as Initial Second Lien Representative

By:
Name:
Title:

[NOTICE ADDRESS]

[ ], as Initial Second Lien Collateral Agent

By:
Name:
Title:

[NOTICE ADDRESS]

54

Acknowledged and Agreed to by:

ENVIVA PARTNERS, LP

By:
Name:
Title:

ENVIVA PARTNERS, LP

By:
Name:
Title:

ENVIVA, LP

By:
Name:
Title:

ENVIVA GP, LLC

By:
Name:
Title:

ENVIVA PELLETS AMORY, LLC

By:
Name:
Title:

ENVIVA PELLETS NORTHAMPTON, LLC

By:
Name:
Title:

ENVIVA MATERIALS, LLC

By:
Name:
Title:

ENVIVA PORT OF CHESAPEAKE, LLC

By:
Name:
Title:

ENVIVA PELLETS AHOSKIE, LLC

By:
Name:
Title:

ENVIVA PELLETS PERKINSTON, LLC

By:
Name:
Title:

ENVIVA PELLETS COTTONDALE, LLC

By:
Name:
Title:

[ADD ANY OTHER GRANTORS]

NOTICE ADDRESS:

Enviva Partners, LP

7200 Wisconsin Avenue, Suite 1000

Bethesda, Maryland 20814

Attention: Stephen F. Reeves

Fax: 301-657-5567

Email: steve.reeves@envivabiomass.com

with a copy to:

Vinson & Elkins LLP

666 Fifth Avenue, New York, New York 10103

Attention: Brett M. Santoli

Fax: 917-849-5304

Email: bsantoli@velaw.com

Exhibit A to the

Second Lien Intercreditor Agreement

[FORM OF] SECOND LIEN JOINDER AGREEMENT NO. [     ] dated as of [        ], 20[    ] to the SECOND LIEN INTERCREDITOR AGREEMENT dated as of [                ], 20[     ] (as amended, restated, supplemented or otherwise modified from time to time, the “Second Lien Intercreditor Agreement”), among BARCLAYS BANK PLC, as Initial First Lien Representative and Initial First Lien Collateral Agent, [INSERT NAME], as Initial Second Lien Representative, [INSERT NAME], as Initial Second Lien Collateral Agent, and the additional Representatives [and Collateral Agents] from time to time a party thereto, and acknowledged and agreed to by ENVIVA PARTNERS, LP, a limited partnership formed under the laws of Delaware (the “Company”), and certain subsidiaries of the Company (each, a “Grantor”).

Capitalized terms used herein but not otherwise defined herein shall have the meanings assigned to such terms in the Second Lien Intercreditor Agreement.

As a condition to the ability of the Company to incur Additional Second Lien Debt after the date of the Second Lien Intercreditor Agreement and to secure such Additional Second Lien Debt and related Additional Second Lien Obligations with a lien on the Collateral and to have such Additional Second Lien Debt and related Additional Second Lien Obligations guaranteed by the Grantors, in each case under and pursuant to the applicable Additional Second Lien Loan Documents, each of the Additional Second Lien Representative and the Additional Second Lien Collateral Agent in respect of such Additional Second Lien Debt and related Additional Second Lien Obligations is required to become a Second Lien Representative and Second Lien Collateral Agent, respectively, under, and the Additional Second Lien Claimholders in respect thereof are required to become subject to and bound by, the Second Lien Intercreditor Agreement. Section 8.7 of the Second Lien Intercreditor Agreement provides that such Additional Second Lien Representative and Additional Second Lien Collateral Agent may become a Second Lien Representative and Second Lien Collateral Agent, respectively, under, and such Additional Second Lien Claimholders may become subject to and bound by, the Second Lien Intercreditor Agreement pursuant to the execution and delivery by the Additional Second Lien Representative and Additional Second Lien Collateral Agent of an instrument in the form of this Joinder Agreement and the satisfaction of the other conditions set forth in Section 8.7 of the Second Lien Intercreditor Agreement. The undersigned Additional Second Lien Representative (the “New Representative”) and Additional Second Lien Collateral Agent (the “New Collateral Agent”) are executing this Joinder Agreement in accordance with the requirements of the Second Lien Intercreditor Agreement.

Accordingly, the New Representative and the New Collateral Agent agree as follows:

In accordance with Section 8.7 of the Second Lien Intercreditor Agreement, the New Representative and the New Collateral Agent by their signatures below become a Second Lien Representative and a Second Lien Collateral Agent, respectively, under, and the related Additional Second Lien Claimholders represented by it become subject to and bound by, the Second Lien Intercreditor Agreement with the same force and effect as if the New Representative and the New Collateral Agent had originally been named therein as a Second Lien Representative and a Second Lien Collateral Agent, respectively, and each of the New Representative and the New Collateral Agent, on behalf of itself and each other Additional Second Lien Claimholder represented by it, hereby agrees to all the terms and provisions of the

Exhibit A – Page 1

Second Lien Intercreditor Agreement applicable to it as a Second Lien Representative and a Second Lien Collateral Agent, respectively, and to the Additional Second Lien Claimholders represented by it as Second Lien Claimholders. Each reference to a “Representative” or “Second Lien Representative” in the Second Lien Intercreditor Agreement shall be deemed to include the New Representative, each reference to a “Collateral Agent” or “Second Lien Collateral Agent” in the Second Lien Intercreditor Agreement shall be deemed to include the New Collateral Agent and each reference to “Second Lien Claimholders” shall include the Additional Second Lien Claimholders represented by such New Representative and New Collateral Agent. The Second Lien Intercreditor Agreement is hereby incorporated herein by reference.

Each of the New Representative and New Collateral Agent represents and warrants to the other Representatives, Collateral Agents and Claimholders that (i) it has full power and authority to enter into this Joinder Agreement, in its capacity as [agent][trustee], (ii) this Joinder Agreement has been duly authorized, executed and delivered by it and constitutes its legal, valid and binding obligation, enforceable against it in accordance with its terms and the terms of the Second Lien Intercreditor Agreement and (iii) the Second Lien Loan Documents relating to such Additional Second Lien Debt provide that, upon the New Representative’s and New Collateral Agent’s entry into this Agreement, the Additional Second Lien Claimholders in respect of such Additional Second Lien Debt will be subject to and bound by the provisions of the Second Lien Intercreditor Agreement as Second Lien Claimholders.

This Joinder Agreement may be executed in counterparts, each of which shall constitute an original, but all of which when taken together shall constitute a single contract. Delivery of an executed signature page to this Joinder Agreement by facsimile or other electronic transmission shall be effective as delivery of a manually signed counterpart of this Joinder Agreement.

Except as expressly supplemented hereby, the Second Lien Intercreditor Agreement shall remain in full force and effect.

THIS JOINDER AGREEMENT, AND ANY DISPUTE, CLAIM OR CONTROVERSY ARISING OUT OF OR RELATING TO THIS JOINDER AGREEMENT (WHETHER ARISING IN CONTRACT, TORT OR OTHERWISE) SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK WITHOUT REGARD TO CONFLICTS OF LAW RULES THAT WOULD RESULT IN THE APPLICATION OF A DIFFERENT GOVERNING LAW (OTHER THAN ANY MANDATORY PROVISIONS OF THE UCC RELATING TO THE LAW GOVERNING PERFECTION AND THE EFFECT OF PERFECTION OR PRIORITY OF THE SECURITY INTERESTS IN THE COLLATERAL).

Any provision of this Joinder Agreement that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof and in the Second Lien Intercreditor Agreement, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction. The parties hereto shall endeavor in good-faith negotiations to replace any invalid, illegal or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to those of the invalid, illegal or unenforceable provisions.

Exhibit A – Page 2

All communications and notices hereunder shall be in writing and given as provided in Section 8.11 of the Second Lien Intercreditor Agreement. All communications and notices hereunder to the New Representative and the New Collateral Agent shall be given to it at the address set forth below its signature hereto.

[Remainder of this page intentionally left blank]

Exhibit A – Page 3

IN WITNESS WHEREOF, the New Representative and New Collateral Agent have duly executed this Joinder Agreement to the Second Lien Intercreditor Agreement as of the day and year first above written.

[NAME OF NEW REPRESENTATIVE],
as [ ] for the holders of [ ]

By:
Name:
Title:

Address for notices:

Attention of:

Telecopy:

[NAME OF NEW COLLATERAL AGENT], as [ ] for the holders of [ ]

By:
Name:
Title:

Address for notices:

Attention of:

Telecopy:

Receipt of the foregoing acknowledged:
BARCLAYS BANK PLC, as Initial First Lien Representative

By:
Name:
Title:

Exhibit A – Page 4

Receipt of the foregoing acknowledged:
BARCLAYS BANK PLC, as [Initial First Lien Collateral Agent]

By:
Name:
Title:

Exhibit A – Page 5

Exhibit B to the

Second Lien Intercreditor Agreement

[FORM OF] FIRST LIEN JOINDER AGREEMENT NO. [     ] dated as of [            ], 20[     ] to the SECOND LIEN INTERCREDITOR AGREEMENT dated as of [            ], 20[     ] (as amended, restated, supplemented or otherwise modified from time to time, the “Second Lien Intercreditor Agreement”), among BARCLAYS BANK PLC, as Initial First Lien Representative and Initial First Lien Collateral Agent, [INSERT NAME], as Initial Second Lien Representative, [INSERT NAME], as Initial Second Lien Collateral Agent, and the additional Representatives and Collateral Agents from time to time a party thereto, and acknowledged and agreed to by ENVIVA PARTNERS, LP, a limited partnership formed under the laws of Delaware (the “Company”), and certain subsidiaries of the Company (each, a “Grantor”).

Capitalized terms used herein but not otherwise defined herein shall have the meanings assigned to such terms in the Second Lien Intercreditor Agreement.

As a condition to the ability of the Company to incur Additional First Lien Debt after the date of the Second Lien Intercreditor Agreement and to secure such Additional First Lien Debt and related Additional First Lien Obligations with a lien on the Collateral and to have such Additional First Lien Debt and related Additional First Lien Obligations guaranteed by the Grantors, in each case under and pursuant to the applicable Additional First Lien Loan Documents, each of the Additional First Lien Representative and the Additional First Lien Collateral Agent in respect of such Additional First Lien Debt and related Additional First Lien Obligations is required to become a First Lien Representative and First Lien Collateral Agent, respectively, under, and the Additional First Lien Claimholders in respect thereof are required to become subject to and bound by, the Second Lien Intercreditor Agreement. Section 8.7 of the Second Lien Intercreditor Agreement provides that such Additional First Lien Representative and Additional First Lien Collateral Agent may become a First Lien Representative and First Lien Collateral Agent, respectively, under, and such Additional First Lien Claimholders may become subject to and bound by, the Second Lien Intercreditor Agreement pursuant to the execution and delivery by the Additional First Lien Representative and Additional First Lien Collateral Agent of an instrument in the form of this Joinder Agreement and the satisfaction of the other conditions set forth in Section 8.7 of the Second Lien Intercreditor Agreement. The undersigned Additional First Lien Representative (the “New Representative”) and Additional First Lien Collateral Agent (the “New Collateral Agent”) are executing this Joinder Agreement in accordance with the requirements of the Second Lien Intercreditor Agreement.

Accordingly, the New Representative and the New Collateral Agent agree as follows:

In accordance with Section 8.7 of the Second Lien Intercreditor Agreement, the New Representative and the New Collateral Agent by their signatures below become a First Lien Representative and a First Lien Collateral Agent, respectively, under, and the related Additional First Lien Claimholders represented by it become subject to and bound by, the Second Lien Intercreditor Agreement with the same force and effect as if the New Representative and the New Collateral Agent had originally been named therein as a First Lien Representative and a First Lien Collateral Agent, respectively, and each of the New Representative and the New Collateral Agent, on behalf of itself and each other Additional First Lien Claimholder represented by it, hereby agrees to all the terms and provisions of the Second Lien Intercreditor Agreement applicable to it as a First Lien Representative and a First Lien Collateral Agent,

Exhibit B – Page 1

respectively, and to the Additional First Lien Claimholders represented by it as First Lien Claimholders. Each reference to a “Representative” or “First Lien Representative” in the Second Lien Intercreditor Agreement shall be deemed to include the New Representative, each reference to a “Collateral Agent” or “First Lien Collateral Agent” in the Second Lien Intercreditor Agreement shall be deemed to include the New Collateral Agent and each reference to “First Lien Claimholders” shall include the Additional First Lien Claimholders represented by such New Representative and New Collateral Agent. The Second Lien Intercreditor Agreement is hereby incorporated herein by reference.

Each of the New Representative and New Collateral Agent represents and warrants to the other Representatives, Collateral Agents and Claimholders that (i) it has full power and authority to enter into this Joinder Agreement, in its capacity as [agent][trustee], (ii) this Joinder Agreement has been duly authorized, executed and delivered by it and constitutes its legal, valid and binding obligation, enforceable against it in accordance with its terms and the terms of the Second Lien Intercreditor Agreement and (iii) the First Lien Loan Documents relating to such Additional First Lien Debt provide that, upon the New Representative’s and New Collateral Agent’s entry into this Agreement, the Additional First Lien Claimholders in respect of such Additional First Lien Debt will be subject to and bound by the provisions of the Second Lien Intercreditor Agreement as First Lien Claimholders.

This Joinder Agreement may be executed in counterparts, each of which shall constitute an original, but all of which when taken together shall constitute a single contract. Delivery of an executed signature page to this Joinder Agreement by facsimile or other electronic transmission shall be effective as delivery of a manually signed counterpart of this Joinder Agreement.

Except as expressly supplemented hereby, the Second Lien Intercreditor Agreement shall remain in full force and effect.

THIS JOINDER AGREEMENT, AND ANY DISPUTE, CLAIM OR CONTROVERSY ARISING OUT OF OR RELATING TO THIS JOINDER AGREEMENT (WHETHER ARISING IN CONTRACT, TORT OR OTHERWISE) SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK WITHOUT REGARD TO CONFLICTS OF LAW RULES THAT WOULD RESULT IN THE APPLICATION OF A DIFFERENT GOVERNING LAW (OTHER THAN ANY MANDATORY PROVISIONS OF THE UCC RELATING TO THE LAW GOVERNING PERFECTION AND THE EFFECT OF PERFECTION OR PRIORITY OF THE SECURITY INTERESTS IN THE COLLATERAL).

Any provision of this Joinder Agreement that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof and in the Second Lien Intercreditor Agreement, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction. The parties hereto shall endeavor in good-faith negotiations to replace any invalid, illegal or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to those of the invalid, illegal or unenforceable provisions.

Exhibit B – Page 2

All communications and notices hereunder shall be in writing and given as provided in Section 8.11 of the Second Lien Intercreditor Agreement. All communications and notices hereunder to the New Representative and the New Collateral Agent shall be given to it at the address set forth below its signature hereto.

[Remainder of this page intentionally left blank]

Exhibit B – Page 3

IN WITNESS WHEREOF, the New Representative and the New Collateral Agent have duly executed this Joinder Agreement to the Second Lien Intercreditor Agreement as of the day and year first above written.

[NAME OF NEW REPRESENTATIVE],
as [ ] for the holders of [ ]

By:
Name:
Title:

Address for notices:

Attention of:

Telecopy:

[NAME OF NEW COLLATERAL AGENT], as [ ] for the holders of [ ]

By:
Name:
Title:

Address for notices:

Attention of:

Telecopy:

Receipt of the foregoing acknowledged: BARCLAYS BANK PLC, as [Initial First Lien Representative]

By:
Name:
Title:

Exhibit B – Page 4

Receipt of the foregoing acknowledged:
BARCLAYS BANK PLC, as [Initial First Lien Collateral Agent]

By:
Name:
Title:

Exhibit B – Page 5

Exhibit C to the

Second Lien Intercreditor Agreement

[FORM OF] DEBT DESIGNATION NO. [    ] (this “Designation”) dated as of [        ], 20[    ] with respect to the SECOND LIEN INTERCREDITOR AGREEMENT dated as of [            ], 20[    ] (the “Second Lien Intercreditor Agreement”), among BARCLAYS BANK PLC, as Initial First Lien Representative and Initial First Lien Collateral Agent for the Initial First Lien Claimholders, [            ], as Initial Second Lien Representative[ and][, [        ], as] Initial Second Lien Collateral Agent[ for the Initial Second Lien Claimholders], and the additional Representatives and Collateral Agent from time to time a party thereto, and acknowledged and agreed to by ENVIVA PARTNERS, LP, a limited partnership formed under the laws of Delaware (the “Company”), and certain subsidiaries of the Company (each, a “Grantor”).

Capitalized terms used herein but not otherwise defined herein shall have the meanings assigned to such terms in the Second Lien Intercreditor Agreement.

This Designation is being executed and delivered in order to designate additional secured Obligations of the Company and the grantors as [Additional First Lien Debt][Additional Second Lien Debt] entitled to the benefit of and subject to the terms of the Second Lien Intercreditor Agreement.

The undersigned, the duly appointed [specify title of Responsible Officer] of Enviva Partners GP, LLC, the sole general partner of the Company, in [his][her] capacity as such officer and not in an individual capacity, hereby certifies on behalf of the Company that:

1.	[Insert name of the Company or other Grantor] intends to incur Indebtedness (the “Designated Obligations”) in the initial aggregate principal amount of [ ] pursuant to the following agreement: [describe indenture or other agreement giving rise to Additional First Lien Debt or Additional Second Lien Debt, as the case may be] (the “Designated Agreement”) which will be [Additional First Lien Obligations][Additional Second Lien Obligations].

2.	The incurrence of the Designated Obligations is permitted by each applicable First Lien Loan Document and Second Lien Loan Document.

3.	Conform the following as applicable; Pursuant to and for the purposes of Section 8.7 of the Second Lien Intercreditor Agreement, (i) the Designated Agreement is hereby designated as [an “Additional First Lien Loan Document”][an “Additional Second Lien Loan Document”] [and][,] (ii) the Designated Obligations are hereby designated as [“Additional First Lien Obligations”][“Additional Second Lien Obligations”].

4.	a. The name and address of the Representative for such Designated Obligations is:

[Insert name and all capacities; Address]

Telephone:

Fax:

Email

Exhibit C – Page 1

b. The name and address of the Collateral Agent for such Designated Obligations is:

[Insert name and all capacities; Address]

Telephone:

Fax:

Email:

5. Attached hereto are true and complete copies of each of the [First/Second] Lien Loan Documents relating to such Additional [First/Second] Lien Debt.

[Remainder of this page intentionally left blank]

Exhibit C – Page 2

IN WITNESS WHEREOF, the Company has caused this Designation to be duly executed by the undersigned Responsible Officer, in [his][her] capacity as such officer and not in an individual capacity, as of the day and year first above written.

ENVIVA PARTNERS, LP

By: Enviva Partners GP, LLC as its sole general partner

By:
Name:
Title:

Exhibit C – Page 3

Exhibit D to the

Second Lien Intercreditor Agreement

[FORM OF] GRANTOR JOINDER AGREEMENT NO. [     ] dated as of [            ], 20[     ] (the “Grantor Joinder Agreement”) to the SECOND LIEN INTERCREDITOR AGREEMENT dated as of [            ], 20[     ] (as amended, restated, supplemented or otherwise modified from time to time, the “Second Lien Intercreditor Agreement”), among BARCLAYS BANK PLC, as Initial First Lien Representative and Initial First Lien Collateral Agent, [                    ], as Initial Second Lien Representative and Initial Second Lien Collateral Agent, and the additional Representatives and Collateral Agents from time to time a party thereto, and acknowledged and agreed to by ENVIVA PARTNERS, LP, a limited partnership formed under the laws of Delaware (the “Company”), and certain subsidiaries of the Company (each, a “Grantor”).

Capitalized terms used herein but not otherwise defined herein shall have the meanings assigned to such terms in the Second Lien Intercreditor Agreement.

The undersigned, [                    ], a [                    ], (the “New Grantor”) wishes to acknowledge and agree to the Second Lien Intercreditor Agreement and become a party thereto to the limited extent contemplated by Section 8.18 thereof and to acquire and undertake the rights and obligations of a Grantor thereunder.

Accordingly, the New Grantor agrees as follows for the benefit of the Representatives, the Collateral Agents and the Claimholders:

Section 1. Accession to the Second Lien Intercreditor Agreement. The New Grantor (a) acknowledges and agrees to, and becomes a party to the Second Lien Intercreditor Agreement as a Grantor to the limited extent contemplated by Section 8.18 thereof, (b) agrees to all the terms and provisions of the Second Lien Intercreditor Agreement and (c) shall have all the rights and obligations of a Grantor under the Second Lien Intercreditor Agreement. This Grantor Joinder Agreement supplements the Second Lien Intercreditor Agreement and is being executed and delivered by the New Grantor pursuant to Section 8.20 of the Second Lien Intercreditor Agreement.

Section 2. Representations, Warranties and Acknowledgement of the New Grantor. The New Grantor represents and warrants to each Representative, each Collateral Agent and to the Claimholders that (a) it has full power and authority to enter into this Grantor Joinder Agreement, in its capacity as Grantor and (b) this Grantor Joinder Agreement has been duly authorized, executed and delivered by it and constitutes its legal, valid and binding obligation, enforceable against it in accordance with the terms of this Grantor Joinder Agreement, except as enforceability may be limited by applicable bankruptcy, insolvency or similar laws affecting the enforcement of creditors’ rights generally or by equitable principles relating to enforceability.

Section 3. Counterparts. This Grantor Joinder Agreement may be executed by one or more parties to this Grantor Joinder Agreement on any number of separate counterparts (including by facsimile or other electronic imaging means), and all of said counterparts taken together shall be deemed to constitute one and the same instrument. Delivery of an executed signature page of this Grantor Joinder Agreement by facsimile or other electronic transmission (e.g., by “pdf” or “tif” format) shall be effective as delivery of a manually executed counterpart hereof.

Exhibit D-1

Section 4. Section Headings. Section heading used in this Grantor Joinder Agreement are for convenience of reference only and are not to affect the construction hereof or to be taken in consideration in the interpretation hereof.

Section 5. Benefit of Agreement. The agreements set forth herein or undertaken pursuant hereto are for the benefit of, and may be enforced by, any party to the Second Lien Intercreditor Agreement subject to any limitations set forth in the Second Lien Intercreditor Agreement with respect to the Grantors.

Section 6. Governing Law. THIS GRANTOR JOINDER AGREEMENT, AND ANY DISPUTE, CLAIM OR CONTROVERSY ARISING OUT OF OR RELATING TO THIS GRANTOR JOINDER AGREEMENT (WHETHER ARISING IN CONTRACT, TORT OR OTHERWISE) SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK WITHOUT REGARD TO CONFLICTS OF LAW RULES THAT WOULD RESULT IN THE APPLICATION OF A DIFFERENT GOVERNING LAW (OTHER THAN ANY MANDATORY PROVISIONS OF THE UCC RELATING TO THE LAW GOVERNING PERFECTION AND THE EFFECT OF PERFECTION OR PRIORITY OF THE SECURITY INTERESTS IN THE COLLATERAL).

Section 7. Severability. Any provision of this Agreement that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction. The parties hereto shall endeavor in good faith negotiations to replace any invalid, illegal or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to those of the invalid, illegal or unenforceable provisions.

Section 8. Notices. All communications and notices hereunder shall be in writing and given as provided in Section 8.11 of the Second Lien Intercreditor Agreement. All communications and notices hereunder to the New Grantor shall be given to it at the address set forth under its signature hereto, which information supplements Section 8.11 of the Second Lien Intercreditor Agreement.

Exhibit D-2

IN WITNESS WHEREOF, the New Grantor has duly executed this Grantor Joinder Agreement to the Second Lien Intercreditor Agreement as of the day and year first above written.

[ ]

By:
Name:
Title:

Address for notices:

Attention of:

Telecopy:

Exhibit D-3

Exhibit P

to the Credit Agreement

FORM OF PARI PASSU INTERCREDITOR AGREEMENT

FORM OF

PARI PASSU INTERCREDITOR AGREEMENT

dated as of

[                ], 20[    ]

among

BARCLAYS BANK PLC,

as Initial First Lien Representative and Initial First Lien Collateral Agent,

[                                         ],

as the Initial Other Representative,

[                                         ],

as the Initial Other Collateral Agent,

and

each additional Representative and Collateral Agent from time to time party hereto and acknowledged and agreed to by

ENVIVA PARTNERS, LP,

as the Company, and the other Grantors referred to herein

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EXHIBITS

Exhibit A	-	Form of Joinder Agreement (Additional First Lien Debt / Replacement Credit Agreement)
Exhibit B	-	Form of Debt Designation (Additional First Lien Debt / Replacement Credit Agreement)
Exhibit C	-	Form of Joinder Agreement (Additional Grantors)

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This PARI PASSU INTERCREDITOR AGREEMENT (as amended, restated, amended and restated, supplemented or otherwise modified from time to time, this “Agreement”) dated as of [            ], 20[     ], among BARCLAYS BANK PLC, as administrative agent for the Initial Credit Agreement Claimholders (in such capacity and together with its successors from time to time in such capacity, the “Initial First Lien Representative”) and as collateral agent for the Initial Credit Agreement Claimholders (in such capacity and together with its successors from time to time in such capacity, the “Initial First Lien Collateral Agent”), [                                        ], as Representative for the Initial Other First Lien Claimholders (in such capacity and together with its successors from time to time in such capacity, the “Initial Other Representative”), [                                        ], as collateral agent for the Initial Other First Lien Claimholders (in such capacity and together with its successors from time to time in such capacity, the “Initial Other Collateral Agent”), and each additional Representative and Collateral Agent from time to time party hereto for the Other First Lien Claimholders of the Series with respect to which it is acting in such capacity, and acknowledged and agreed to by ENVIVA PARTNERS, LP, a limited partnership formed under the laws of Delaware (the “Company”), and the other Grantors. Capitalized terms used in this Agreement have the meanings assigned to them in Article 1 below.

Reference is made to the Credit Agreement dated as of April 9, 2015 (as amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “Initial Credit Agreement”), among the Company, the Lenders party thereto from time to time, the Initial First Lien Representative, the Initial First Lien Collateral Agent and the other parties named therein.

Pursuant to the Initial Credit Agreement, the Company has agreed to cause certain current and future Subsidiaries to agree to guarantee the Initial Credit Agreement Obligations pursuant to guarantee provisions in a Guarantee and Collateral Agreement (the “Guarantee”);

The obligations of the Company under the Initial Credit Agreement, the obligations of the Company and/or any Guarantor Subsidiary (as defined below) under any Initial Credit Agreement Hedge Agreements and the Guarantee will be secured on a first-priority basis by liens on substantially all the assets of the Company and the Subsidiary guarantors (such current and future Subsidiaries of the Company providing a guarantee thereof, the “Guarantor Subsidiaries”), respectively, pursuant to the terms of the Initial Credit Agreement Collateral Documents;

The Initial Credit Agreement Documents provide, among other things, that the parties thereto shall set forth in this Agreement their respective rights and remedies with respect to the Collateral; and

In consideration of the foregoing, the mutual covenants and obligations herein set forth and for other good and valuable consideration, the sufficiency and receipt of which are hereby acknowledged, each of the Initial First Lien Representative (for itself and on behalf of each other Initial Credit Agreement Claimholder), the Initial First Lien Collateral Agent (for itself and on behalf of each other Initial Credit Agreement Claimholder), the Initial Other Representative (for itself and on behalf of each other Initial Other First Lien Claimholder), the Initial Other Collateral Agent (for itself and on behalf of each other Initial Other First Lien

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Claimholder) and each Additional First Lien Representative and Additional First Lien Collateral Agent (in each case, for itself and on behalf of the Additional First Lien Claimholders of the applicable Series), intending to be legally bound, hereby agrees as follows:

ARTICLE I.

DEFINITIONS

SECTION 1.1 Certain Defined Terms.

Capitalized terms used and not otherwise defined herein shall have the meanings set forth in the Initial Credit Agreement (whether or not then in effect), and the following terms which are defined in the UCC are used herein as so defined (and if defined in more than one article of the UCC shall have the meaning specified in Article 9 thereof): Certificated Security, Commodity Account, Commodity Contract, Deposit Account, Electronic Chattel Paper, Promissory Note, Instrument, Letter of Credit Right, Securities Entitlement, Securities Account and Tangible Chattel Paper. As used in this Agreement, the following terms have the meanings specified below:

“Additional First Lien Claimholders” has the meaning set forth in Section 5.14.

“Additional First Lien Collateral Agent” means with respect to each Series of Other First Lien Obligations and each Replacement Credit Agreement, in each case, that becomes subject to the terms of this Agreement after the date hereof, the Person serving as collateral agent (or the equivalent) for such Series of Other First Lien Obligations or Replacement Credit Agreement and named as such in the applicable Joinder Agreement delivered pursuant to Section 5.14 hereof, together with its successors from time to time in such capacity. If an Additional First Lien Collateral Agent is the Collateral Agent under a Replacement Credit Agreement, it shall also be a Replacement Collateral Agent and the Credit Agreement Collateral Agent, otherwise it shall be an Other First Lien Collateral Agent.

“Additional First Lien Debt” has the meaning set forth in Section 5.14.

“Additional First Lien Representative” means with respect to each Series of Other First Lien Obligations and each Replacement Credit Agreement, in each case, that becomes subject to the terms of this Agreement after the date hereof, the Person serving as administrative agent, trustee or in a similar capacity for such Series of Other First Lien Obligations or Replacement Credit Agreement and named as such in the applicable Joinder Agreement delivered pursuant to Section 5.14 hereof, together with its successors from time to time in such capacity. If an Additional First Lien Representative is the Representative under a Replacement Credit Agreement, it shall also be a Replacement Representative and the Credit Agreement Representative, otherwise it shall be an Other First Lien Representative.

“Agreement” has the meaning set forth in the introductory paragraph hereto.

“Applicable Collateral Agent” means (i) until the earlier of (x) the Discharge of Credit Agreement and (y) the Non-Controlling Representative Enforcement Date, the Credit Agreement Collateral Agent and (ii) from and after the earlier of (x) the Discharge of Credit

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Agreement and (y) the Non-Controlling Representative Enforcement Date, the Collateral Agent for the Series of First Lien Obligations represented by the Major Non-Controlling Representative.

“Applicable Representative” means (i) until the earlier of (x) the Discharge of Credit Agreement and (y) the Non-Controlling Representative Enforcement Date, the Credit Agreement Representative and (ii) from and after the earlier of (x) the Discharge of Credit Agreement and (y) the Non-Controlling Representative Enforcement Date, the Major Non-Controlling Representative.

“Bankruptcy Case” has the meaning set forth in Section 2.5(b).

“Bankruptcy Code” means Title 11 of the United States Code, as amended.

“Bankruptcy Law” means the Bankruptcy Code and any similar Federal, state or foreign law for the relief of debtors.

“Business Day” means a day other than a Saturday, Sunday or other day on which commercial banks in New York City are authorized or required by law to close.

“Collateral” means all assets and properties subject to, or purported to be subject to, Liens created pursuant to any First Lien Collateral Document to secure one or more Series of First Lien Obligations and shall include any property or assets subject to replacement Liens or adequate protection Liens in favor of any First Lien Claimholder.

“Collateral Agent” means (i) in the case of any Credit Agreement Obligations, the Credit Agreement Collateral Agent (which in the case of the Initial Credit Agreement Obligations shall be the Initial First Lien Collateral Agent and in the case of any Replacement Credit Agreement shall be the Replacement Collateral Agent) and (ii) in the case of the Other First Lien Obligations, the Other First Lien Collateral Agent (which in the case of the Initial Other First Lien Obligations shall be the Initial Other Collateral Agent and in the case of any other Series of Other First Lien Obligations shall be the Additional First Lien Collateral Agent for such Series).

“Company” has the meaning set forth in the introductory paragraph to this Agreement.

“Control Collateral” means any Shared Collateral in the “control” (within the meaning of Section 9-104, 9-105, 9-106, 9-107 or 8-106 of the Uniform Commercial Code of any applicable jurisdiction) of any Collateral Agent (or its agents or bailees), to the extent that control thereof perfects a Lien thereon under the Uniform Commercial Code of any applicable jurisdiction. Control Collateral includes any Deposit Accounts, Securities Accounts, Securities Entitlements, Commodity Accounts, Commodity Contracts, the Escrow Account (as defined in the Initial Credit Agreement), Letter of Credit Rights or Electronic Chattel Paper over which any Collateral Agent has “control” under the applicable Uniform Commercial Code.

“Controlling Claimholders” means (i) at any time when the Credit Agreement Collateral Agent is the Applicable Collateral Agent, the Credit Agreement Claimholders and (ii) at any other time, the Series of First Lien Claimholders whose Collateral Agent is the Applicable Collateral Agent.

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“Credit Agreement” means (i) the Initial Credit Agreement and (ii) each Replacement Credit Agreement.

“Credit Agreement Claimholders” means (i) the Initial Credit Agreement Claimholders and (ii) the Replacement Credit Agreement Claimholders.

“Credit Agreement Collateral Agent” means (i) the Initial First Lien Collateral Agent and (ii) the Replacement Collateral Agent under any Replacement Credit Agreement.

“Credit Agreement Collateral Documents” means (i) the Initial Credit Agreement Collateral Documents and (ii) the Replacement Credit Agreement Collateral Documents.

“Credit Agreement Documents” means (i) the Initial Credit Agreement Documents and (ii) the Replacement Credit Agreement Documents.

“Credit Agreement Obligations” means (i) the Initial Credit Agreement Obligations and (ii) the Replacement Credit Agreement Obligations.

“Credit Agreement Representative” means (i) the Initial First Lien Representative and (ii) the Replacement Representative under any Replacement Credit Agreement.

“Declined Liens” has the meaning set forth in Section 2.11.

“Default” means a “Default” (or similarly defined term) as defined in any First Lien Document.

“Designation” means a designation of Additional First Lien Debt and, if applicable, the designation of a Replacement Credit Agreement, in each case, in substantially the form of Exhibit B attached hereto.

“DIP Financing” has the meaning set forth in Section 2.5(b).

“DIP Financing Liens” has the meaning set forth in Section 2.5(b).

“DIP Lenders” has the meaning set forth in Section 2.5(b).

“Discharge” means, with respect to any Series of First Lien Obligations, that such Series of First Lien Obligations is no longer secured by, and no longer required to be secured by, any Shared Collateral. The term “Discharged” shall have a corresponding meaning.

“Discharge of Credit Agreement” means, except to the extent otherwise provided in Section 2.6, the Discharge of the Credit Agreement Obligations; provided that the Discharge of Credit Agreement shall be deemed not to have occurred if a Replacement Credit Agreement is entered into until, subject to Section 2.6, the Replacement Credit Agreement Obligations shall have been Discharged.

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“Equity Release Proceeds” has the meaning set forth in Section 2.4(a).

“Event of Default” means an “Event of Default” (or similarly defined term) as defined in any First Lien Document.

“First Lien Claimholders” means (i) the Credit Agreement Claimholders and (ii) the Other First Lien Claimholders with respect to each Series of Other First Lien Obligations.

“First Lien Collateral Documents” means, collectively, (i) the Credit Agreement Collateral Documents and (ii) the Other First Lien Collateral Documents.

“First Lien Documents” means (i) the Credit Agreement Documents, (ii) the Initial Other First Lien Documents and (iii) each other Other First Lien Document.

“First Lien Obligations” means, collectively, (i) the Credit Agreement Obligations and (ii) each Series of Other First Lien Obligations.

“Grantors” means the Company and each Subsidiary of the Company which has granted a security interest pursuant to any First Lien Collateral Document to secure any Series of First Lien Obligations.

“Impairment” has the meaning set forth in Section 2.1(b)(ii).

“Indebtedness” means indebtedness in respect of borrowed money.

“Initial Credit Agreement” has the meaning set forth in the second paragraph of this Agreement.

“Initial Credit Agreement Claimholders” means the holders of any Initial Credit Agreement Obligations, including the “Secured Parties” as defined in the Initial Credit Agreement or in the Initial Credit Agreement Collateral Documents and the Initial First Lien Representative and Initial First Lien Collateral Agent.

“Initial Credit Agreement Collateral Documents” means the Security Documents (as defined in the Initial Credit Agreement) and any other agreement, document or instrument entered into for the purpose of granting a Lien to secure any Initial Credit Agreement Obligations or to perfect such Lien (as each may be amended, restated, amended and restated, supplemented or otherwise modified from time to time).

“Initial Credit Agreement Documents” means the Initial Credit Agreement, each Initial Credit Agreement Collateral Document and the other Loan Documents (as defined in the Initial Credit Agreement), and each of the other agreements, documents and instruments providing for or evidencing any other Initial Credit Agreement Obligation, as each may be amended, restated, amended and restated, supplemented or otherwise modified from time to time.

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“Initial Credit Agreement Hedge Agreements” means the Secured Hedging Agreements (as defined in the Initial Credit Agreement).

“Initial Credit Agreement Obligations” means:

(a) (i) all principal of and interest (including any Post-Petition Interest) and premium (if any) on all loans made pursuant to the Initial Credit Agreement, (ii) all reimbursement obligations (if any) and interest thereon (including any Post-Petition Interest) with respect to any letter of credit or similar instrument issued pursuant to the Initial Credit Agreement, (iii) all obligations with respect to Initial Credit Agreement Hedge Agreements and (iv) all guarantee obligations, fees, expenses and all other obligations under the Initial Credit Agreement and the other Initial Credit Agreement Documents, in each case whether or not allowed or allowable in an Insolvency or Liquidation Proceeding; and

(b) to the extent any payment with respect to any Initial Credit Agreement Obligation (whether by or on behalf of any Grantor, as proceeds of security, enforcement of any right of setoff or otherwise) is declared to be a fraudulent conveyance or a preference in any respect, set aside or required to be paid to a debtor in possession, any Other First Lien Claimholder, receiver or similar Person, then the obligation or part thereof originally intended to be satisfied shall, for the purposes of this Agreement and the rights and obligations of the Initial Credit Agreement Claimholders and the Other First Lien Claimholders, be deemed to be reinstated and outstanding as if such payment had not occurred. To the extent that any interest, fees, expenses or other charges (including Post-Petition Interest) to be paid pursuant to the Initial Credit Agreement Documents are disallowed by order of any court, including by order of a court of competent jurisdiction presiding over an Insolvency or Liquidation Proceeding, such interest, fees, expenses and charges (including Post-Petition Interest) shall, as between the Initial Credit Agreement Claimholders and the Other First Lien Claimholders, be deemed to continue to accrue and be added to the amount to be calculated as the “Initial Credit Agreement Obligations”.

“Initial First Lien Collateral Agent” has the meaning set forth in the introductory paragraph to this Agreement.

“Initial First Lien Representative” has the meaning set forth in the introductory paragraph to this Agreement.

“Initial Other Collateral Agent” has the meaning set forth in the introductory paragraph to this Agreement.

“Initial Other Collateral Documents” means the Security Documents (as defined in the Initial Other First Lien Agreement) and any other agreement, document or instrument entered into for the purpose of granting a Lien to secure any Initial Other First Lien Obligations or to perfect such Lien (as each may be amended, restated, amended and restated, supplemented or otherwise modified from time to time).

“Initial Other First Lien Agreement” means [describe the credit agreement, indenture or other document pursuant to which the Initial Other First Lien Obligations are incurred].

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“Initial Other First Lien Claimholders” means the holders of any Initial Other First Lien Obligations, the Initial Other Representative and the Initial Other Collateral Agent.

“Initial Other First Lien Documents” means the Initial Other First Lien Agreement, each Initial Other Collateral Document and each of the other agreements, documents and instruments providing for or evidencing any other Initial Other First Lien Obligations, as each may be amended, restated, amended and restated, supplemented or otherwise modified from time to time.

“Initial Other First Lien Obligations” means the Other First Lien Obligations pursuant to the Initial Other First Lien Documents.

“Initial Other Representative” has the meaning set forth in the introductory paragraph to this Agreement.

“Insolvency or Liquidation Proceeding” means:

(a) any voluntary or involuntary case or proceeding under the Bankruptcy Code with respect to any Grantor;

(b) any other voluntary or involuntary insolvency, reorganization or bankruptcy case or proceeding, or any receivership, liquidation, reorganization or other similar case or proceeding with respect to any Grantor or with respect to a material portion of its assets;

(c) any liquidation, dissolution, reorganization or winding up of any Grantor whether voluntary or involuntary and whether or not involving insolvency or bankruptcy; or

(d) any assignment for the benefit of creditors or any other marshaling of assets and liabilities of any Grantor.

“Intervening Creditor” has the meaning set forth in Section 2.1(b)(i).

“Joinder Agreement” means a document in the form of Exhibit A to this Agreement required to be delivered by a Representative to each Collateral Agent and each other Representative pursuant to Section 5.14 of this Agreement in order to create an additional Series of Other First Lien Obligations or a Refinancing of any Series of First Lien Obligations (including the Credit Agreement) and bind First Lien Claimholders hereunder.

“Lien” means any lien (including judgment liens and liens arising by operation of law), mortgage, pledge, assignment, security interest, charge or encumbrance of any kind (including any agreement to give any of the foregoing, any conditional sale or other title retention agreement, and any lease in the nature thereof) and any option, call, trust (whether contractual, statutory, deemed, equitable, constructive, resulting or otherwise), UCC financing statement or other preferential arrangement having the practical effect of any of the foregoing, including any right of set-off or recoupment.

“Major Non-Controlling Representative” means the Representative of the Series of Other First Lien Obligations that constitutes the largest outstanding principal amount of any

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then outstanding Series of Other First Lien Obligations (provided, however, that if there are two outstanding Series of Other First Lien Obligations which have an equal outstanding principal amount, the Series of Other First Lien Obligations with the earlier maturity date shall be considered to have the larger outstanding principal amount for purposes of this definition). For purposes of this definition, “principal amount” shall be deemed to include the face amount of any outstanding letter of credit issued under the particular Series.

“Non-Controlling Claimholders” means the First Lien Claimholders which are not Controlling Claimholders.

“Non-Controlling Representative” means, at any time, each Representative that is not the Applicable Representative at such time.

“Non-Controlling Representative Enforcement Date” means, with respect to any Non-Controlling Representative, the date which is 180 days (throughout which 180 day period such Non-Controlling Representative was the Major Non-Controlling Representative) after the occurrence of both (i) an Event of Default (under and as defined in the First Lien Documents under which such Non-Controlling Representative is the Representative) and (ii) each Collateral Agent’s and each other Representative’s receipt of written notice from such Non-Controlling Representative certifying that (x) such Non-Controlling Representative is the Major Non-Controlling Representative and that an Event of Default (under and as defined in the First Lien Documents under which such Non-Controlling Representative is the Representative) has occurred and is continuing and (y) the First Lien Obligations of the Series with respect to which such Non-Controlling Representative is the Representative are currently due and payable in full (whether as a result of acceleration thereof or otherwise) in accordance with the terms of the applicable Other First Lien Document; provided that the Non-Controlling Representative Enforcement Date shall be stayed and shall not occur and shall be deemed not to have occurred (1) at any time the Applicable Collateral Agent acting on the instructions of the Applicable Representative has commenced and is diligently pursuing any enforcement action with respect to Shared Collateral, (2) at any time the Grantor that has granted a security interest in Shared Collateral is then a debtor under or with respect to (or otherwise subject to) any Insolvency or Liquidation Proceeding or (3) if such Non-Controlling Representative subsequently rescinds or withdraws the written notice provided for in clause (ii).

“Other First Lien Agreement” means any indenture, notes, credit agreement or other agreement, document (including any document governing reimbursement obligations in respect of letters of credit issued pursuant to any Other First Lien Agreement) or instrument, including the Initial Other First Lien Agreement, pursuant to which any Grantor has or will incur Other First Lien Obligations; provided that, in each case, the Indebtedness thereunder (other than the Initial Other First Lien Obligations) has been designated as Other First Lien Obligations pursuant to and in accordance with Section 5.14. For avoidance of doubt, neither the Initial Credit Agreement nor any Replacement Credit Agreement shall constitute an Other First Lien Agreement.

“Other First Lien Claimholder” means the holders of any Other First Lien Obligations and any Representative and Collateral Agent with respect thereto and shall include the Initial Other First Lien Claimholders.

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“Other First Lien Collateral Agents” means each of the Collateral Agents other than the Credit Agreement Collateral Agent.

“Other First Lien Collateral Documents” means the Security Documents or Collateral Documents or similar term (in each case as defined in the applicable Other First Lien Agreement) and any other agreement, document or instrument entered into for the purpose of granting a Lien to secure any Other First Lien Obligations or to perfect such Lien (as each may be amended, restated, amended and restated, supplemented or otherwise modified from time to time).

“Other First Lien Documents” means, with respect to the Initial Other First Lien Obligations or any Series of Other First Lien Obligations, the Other First Lien Agreements, including the Initial Other First Lien Documents and the Other First Lien Collateral Documents applicable thereto and each other agreement, document and instrument providing for or evidencing any other Other First Lien Obligation, as each may be amended, restated, amended and restated, supplemented or otherwise modified from time to time; provided that, in each case, the Indebtedness thereunder (other than the Initial Other First Lien Obligations) has been designated as Other First Lien Obligations pursuant to and in accordance with Section 5.14 hereto.

“Other First Lien Obligations” means all amounts owing to any Other First Lien Claimholder (including any Initial Other First Lien Claimholder) pursuant to the terms of any Other First Lien Document (including the Initial Other First Lien Documents), including all amounts in respect of any principal, interest (including any Post-Petition Interest), premium (if any), penalties, fees, expenses (including fees, expenses and disbursements of agents, professional advisors and legal counsel), indemnifications, reimbursements, damages and other liabilities, and guarantees of the foregoing amounts, in each case whether or not allowed or allowable in an Insolvency or Liquidation Proceeding. Other First Lien Obligations shall include any Registered Equivalent Notes and guarantees thereof by the Grantors issued in exchange therefor. For avoidance of doubt, neither the Initial Credit Agreement Obligations nor any Replacement Credit Agreement Obligations shall constitute Other First Lien Obligations.

“Other First Lien Representative” means each of the Representatives other than the Initial First Lien Representative.

“Possessory Collateral” means any Shared Collateral in the possession of any Collateral Agent (or its agents or bailees), to the extent that possession thereof perfects a Lien thereon under the Uniform Commercial Code of any jurisdiction or otherwise. Possessory Collateral includes any Certificated Securities, Promissory Notes, Instruments, and Tangible Chattel Paper, in each case, delivered to or in the possession of any Collateral Agent under the terms of the First Lien Collateral Documents.

“Post-Petition Interest” means interest, fees, expenses and other charges that pursuant to the Credit Agreement Documents or Other First Lien Documents, as applicable, continue to accrue after the commencement of any Insolvency or Liquidation Proceeding, whether or not such interest, fees, expenses and other charges are allowed or allowable under the Bankruptcy Law or in any such Insolvency or Liquidation Proceeding.

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“Proceeds” has the meaning set forth in Section 2.1(a).

“Refinance” means, in respect of any Indebtedness, to refinance, extend, renew, defease, amend, modify, supplement, restructure, replace, refund or repay, or to issue other Indebtedness, in exchange or replacement for, such Indebtedness in whole or in part and regardless of whether the principal amount of such Refinancing Indebtedness is the same, greater than or less than the principal amount of the Refinanced Indebtedness. “Refinanced” and “Refinancing” shall have correlative meanings.

“Registered Equivalent Notes” means, with respect to any notes originally issued in a Rule 144A or other private placement transaction under the Securities Act of 1933, substantially identical notes (having the same guarantees and substantially the same collateral) issued in a dollar-for-dollar exchange therefor pursuant to an exchange offer registered with the SEC.

“Replacement Collateral Agent” means, in respect of any Replacement Credit Agreement, the collateral agent or person serving in similar capacity under the Replacement Credit Agreement.

“Replacement Credit Agreement” means any loan agreement, indenture or other agreement that (i) Refinances the Credit Agreement in accordance with Section 2.8 hereof so long as, after giving effect to such Refinancing, the agreement that was the Credit Agreement immediately prior to such Refinancing is no longer secured, and no longer required to be secured, by any of the Collateral and (ii) becomes the Credit Agreement hereunder by designation as such pursuant to Section 5.14.

“Replacement Credit Agreement Claimholders” means the holders of any Replacement Credit Agreement Obligations, including the “Secured Parties” as defined in the Replacement Credit Agreement or in the Replacement Credit Agreement Collateral Documents and the Replacement Representative and Replacement Collateral Agent.

“Replacement Credit Agreement Collateral Documents” means the Security Documents or Collateral Documents or similar term (as defined in the Replacement Credit Agreement) and any other agreement, document or instrument entered into for the purpose of granting a Lien to secure any Replacement Credit Agreement Obligations or to perfect such Lien (as each may be amended, restated, amended and restated, supplemented or otherwise modified from time to time).

“Replacement Credit Agreement Documents” means the Replacement Credit Agreement, each Replacement Credit Agreement Collateral Document and the other Loan Documents or similar term (as defined in the Replacement Credit Agreement), and each of the other agreements, documents and instruments providing for or evidencing any other Replacement Credit Agreement Obligation, as each may be amended, restated, amended and restated, supplemented or otherwise modified from time to time.

“Replacement Credit Agreement Hedge Agreement” means interest rate swap, cap or collar agreements, interest rate future or option contracts, currency swap agreements, currency future or option contracts and other hedging agreements, but excluding long term

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agreements for the purchase of goods and services entered into in the ordinary course of business, entered into with a Hedge Bank or similar term (as defined in the Replacement Credit Agreement) or similar term in order to satisfy the requirements of the Replacement Credit Agreement or otherwise as permitted under the Replacement Credit Agreement Documents and secured under the Replacement Credit Agreement Collateral Documents.

“Replacement Credit Agreement Obligations” means:

(a) (i) all principal of and interest (including any Post-Petition Interest) and premium (if any) on all loans made pursuant to the Replacement Credit Agreement, (ii) all reimbursement obligations (if any) and interest thereon (including any Post-Petition Interest) with respect to any letter of credit or similar instrument issued pursuant to the Replacement Credit Agreement, (iii) all obligations with respect to Replacement Credit Agreement Hedge Agreements and (iv) all guarantee obligations, fees, expenses and all other obligations under the Replacement Credit Agreement and the other Replacement Credit Agreement Documents, in each case whether or not allowed or allowable in an Insolvency or Liquidation Proceeding; and

(b) to the extent any payment with respect to any Replacement Credit Agreement Obligation (whether by or on behalf of any Grantor, as proceeds of security, enforcement of any right of setoff or otherwise) is declared to be a fraudulent conveyance or a preference in any respect, set aside or required to be paid to a debtor in possession, any Other First Lien Claimholder, receiver or similar Person, then the obligation or part thereof originally intended to be satisfied shall, for the purposes of this Agreement and the rights and obligations of the Replacement Credit Agreement Claimholders and the Other First Lien Claimholders, be deemed to be reinstated and outstanding as if such payment had not occurred. To the extent that any interest, fees, expenses or other charges (including Post-Petition Interest) to be paid pursuant to the Replacement Credit Agreement Documents are disallowed by order of any court, including by order of a court of competent jurisdiction presiding over an Insolvency or Liquidation Proceeding, such interest, fees, expenses and charges (including Post-Petition Interest) shall, as between the Replacement Credit Agreement Claimholders and the Other First Lien Claimholders, be deemed to continue to accrue and be added to the amount to be calculated as the “Replacement Credit Agreement Obligations”.

“Replacement Representative” means, in respect of any Replacement Credit Agreement, the administrative agent, trustee or person serving in similar capacity under the Replacement Credit Agreement.

“Representative” means, at any time, (i) in the case of any Initial Credit Agreement Obligations or the Initial Credit Agreement Claimholders, the Initial First Lien Representative, (ii) in the case of any Replacement Credit Agreement Obligations or the Replacement Credit Agreement Claimholders, the Replacement Representative, (iii) in the case of the Initial Other First Lien Obligations or the Initial Other First Lien Claimholders, the Initial Other Representative and (iv) in the case of any other Series of Other First Lien Obligations or Other First Lien Claimholders of such Series that becomes subject to this Agreement after the date hereof, the Additional First Lien Representative for such Series.

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“Series” means (a) with respect to the First Lien Claimholders, each of (i) the Initial Credit Agreement Claimholders (in their capacities as such), (ii) the Initial Other First Lien Claimholders (in their capacities as such), (iii) the Replacement Credit Agreement Claimholders (in their capacities as such), and (iv) the Other First Lien Claimholders (in their capacities as such) that become subject to this Agreement after the date hereof that are represented by a common Representative (in its capacity as such for such Other First Lien Claimholders) and (b) with respect to any First Lien Obligations, each of (i) the Initial Credit Agreement Obligations, (ii) the Initial Other First Lien Obligations, (iii) the Replacement Credit Agreement Obligations and (iv) the Other First Lien Obligations incurred pursuant to any Other First Lien Document, which pursuant to any Joinder Agreement, are to be represented hereunder by a common Representative (in its capacity as such for such Other First Lien Obligations).

“Shared Collateral” means, at any time, subject to Section 2.1(e) hereof, Collateral in which the holders of two or more Series of First Lien Obligations (or their respective Representatives or Collateral Agents on behalf of such holders) hold, or purport to hold, or are required to hold pursuant to the First Lien Documents in respect of such Series, a valid security interest or Lien at such time. If more than two Series of First Lien Obligations are outstanding at any time and the holders of less than all Series of First Lien Obligations hold, or purport to hold, or are required to hold pursuant to the First Lien Documents in respect of such Series, a valid security interest or Lien in any Collateral at such time, then such Collateral shall constitute Shared Collateral for those Series of First Lien Obligations that hold, or purport to hold, or are required to hold pursuant to the First Lien Documents in respect of such Series, a valid security interest or Lien in such Collateral at such time and shall not constitute Shared Collateral for any Series which does not hold, or purport to hold, or are required to hold pursuant to the First Lien Documents in respect of such Series, a valid security interest or Lien in such Collateral at such time.

“Subsidiary” means, with respect to any Person, any other Person of which more than 50% of the total voting power of shares of stock or other ownership interests entitled (without regard to the occurrence of any contingency) to vote in the election of such other Person or Persons (whether directors, managers, trustees or other Persons performing similar functions) having the power to direct or cause the direction of the management and policies thereof is at the time owned or Controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof.

“UCC” means the Uniform Commercial Code as in effect from time to time in the State of New York; provided, however, that in the event that, by reason of mandatory provisions of law, any or all of the perfection or priority of, or remedies with respect to, any Collateral is governed by the Uniform Commercial Code as enacted and in effect in a jurisdiction other than the State of New York, the term “UCC” shall mean the Uniform Commercial Code as enacted and in effect in such other jurisdiction solely for purposes of the provisions hereof relating to such perfection, priority or remedies.

“Underlying Assets” has the meaning set forth in Section 2.4(a).

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SECTION 1.2 Rules of Interpretation.

The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation.” The word “will” shall be construed to have the same meaning and effect as the word “shall.” Unless the context requires otherwise, (i) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as amended, restated, amended and restated, supplemented or otherwise modified from time to time and any reference herein to any statute or regulations shall include any amendment, renewal, extension or replacement thereof, (ii) any reference herein to any Person shall be construed to include such Person’s permitted successors and assigns from time to time, (iii) the words “herein,” “hereof” and “hereunder,” and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (iv) all references herein to Articles, Sections and Annexes shall be construed to refer to Articles, Sections and Annexes of this Agreement, (v) unless otherwise expressly qualified herein, the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights and (vi) the term “or” is not exclusive.

ARTICLE II.

PRIORITIES AND AGREEMENTS WITH RESPECT TO SHARED COLLATERAL

SECTION 2.1 Priority of Claims.

(a) Anything contained herein or in any of the First Lien Documents to the contrary notwithstanding (but subject to Sections 2.1(b) and 2.11(b)), if an Event of Default has occurred and is continuing, and the Applicable Collateral Agent is taking action to enforce rights in respect of any Collateral, or any distribution is made in respect of any Shared Collateral in any Bankruptcy Case of any Grantor or any First Lien Claimholder receives any payment pursuant to any intercreditor agreement (other than this Agreement) or otherwise with respect to any Shared Collateral, the proceeds of any sale, collection or other liquidation of any Shared Collateral or Equity Release Proceeds received by any First Lien Claimholder or received by the Applicable Collateral Agent or any First Lien Claimholder pursuant to any such intercreditor agreement or otherwise with respect to such Collateral and proceeds of any such distribution (subject, in the case of any such distribution, to the sentence immediately following clause THIRD below) to which the First Lien Obligations are entitled under any intercreditor agreement (other than this Agreement) or otherwise (all proceeds of any sale, collection or other liquidation of any Collateral comprising either Shared Collateral or Equity Release Proceeds and all proceeds of any such distribution and any proceeds of any insurance covering the Shared Collateral received by the Applicable Collateral Agent and not returned to any Grantor under any First Lien Document being collectively referred to as “Proceeds”), shall be applied by the Applicable Collateral Agent in the following order:

(i) FIRST, to the payment of all amounts owing to each Collateral Agent (in its capacity as such) and each Representative (in its capacity as such) secured by such Shared Collateral or, in the case of Equity Release Proceeds, secured by the Underlying

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Assets, including all reasonable costs and expenses incurred by each Collateral Agent (in its capacity as such) and each Representative (in its capacity as such) in connection with such collection or sale or otherwise in connection with this Agreement, any other First Lien Document or any of the First Lien Obligations, including all court costs and the reasonable fees and expenses of its agents and legal counsel, and any other reasonable costs or expenses incurred in connection with the exercise of any right or remedy hereunder or under any other First Lien Document and all fees and indemnities owing to such Collateral Agents and Representatives, ratably to each such Collateral Agent and Representative in accordance with the amounts payable to it pursuant to this clause FIRST;

(ii) SECOND, subject to Sections 2.1(b) and 2.11(b), to the extent Proceeds remain after the application pursuant to preceding clause (i), to each Representative for the payment in full of the other First Lien Obligations of each Series secured by such Shared Collateral or, in the case of Equity Release Proceeds, secured by the Underlying Assets, and, if the amount of such Proceeds are insufficient to pay in full the First Lien Obligations of each Series so secured then such Proceeds shall be allocated among the Representatives of each Series secured by such Shared Collateral or, in the case of Equity Release Proceeds, secured by the Underlying Assets, pro rata according to the amounts of such First Lien Obligations owing to each such respective Representative and the other First Lien Claimholders represented by it for distribution by such Representative in accordance with its respective First Lien Documents; and

(iii) THIRD, any balance of such Proceeds remaining after the application pursuant to preceding clauses (i) and (ii), to the Grantors, their successors or assigns from time to time, or to whomever may be lawfully entitled to receive the same, including pursuant to any Junior Lien Intercreditor Agreement (as defined in the Credit Agreement), if applicable.

If, despite the provisions of this Section 2.1(a), any First Lien Claimholder shall receive any payment or other recovery in excess of its portion of payments on account of the First Lien Obligations to which it is then entitled in accordance with this Section 2.1(a), such First Lien Claimholder shall hold such payment or recovery in trust for the benefit of all First Lien Claimholders for distribution in accordance with this Section 2.1(a).

(b) (i) Notwithstanding the foregoing, with respect to any Shared Collateral or Equity Release Proceeds for which a third party (other than a First Lien Claimholder) has a Lien that is junior in priority to the Lien of any Series of First Lien Obligations but senior (as determined by appropriate legal proceedings in the case of any dispute) to the Lien of any other Series of First Lien Obligations (such third party an “Intervening Creditor”), the value of any Shared Collateral, Equity Release Proceeds or Proceeds which are allocated to such Intervening Creditor shall be deducted on a ratable basis solely from the Shared Collateral, Equity Release Proceeds or Proceeds to be distributed in respect of the Series of First Lien Obligations with respect to which such Impairment exists.

(ii) In furtherance of the foregoing and without limiting the provisions of Section 2.3, it is the intention of the First Lien Claimholders of each Series that the

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holders of First Lien Obligations of such Series (and not the First Lien Claimholders of any other Series) (1) bear the risk of any determination by a court of competent jurisdiction that (x) any of the First Lien Obligations of such Series are unenforceable under applicable law or are subordinated to any other obligations (other than another Series of First Lien Obligations), (y) any of the First Lien Obligations of such Series do not have a valid and perfected security interest in any of the Collateral securing any other Series of First Lien Obligations and/or (z) any intervening security interest exists securing any other obligations (other than another Series of First Lien Obligations) on a basis ranking prior to the security interest of such Series of First Lien Obligations but junior to the security interest of any other Series of First Lien Obligations and (2) not take into account for purposes of this Agreement the existence of any Collateral (other than Equity Release Proceeds) for any other Series of First Lien Obligations that is not Shared Collateral (any such condition referred to in the foregoing clauses (1) or (2) with respect to any Series of First Lien Obligations, an “Impairment” of such Series); provided that the existence of a maximum claim with respect to any real property subject to a mortgage which applies to all First Lien Obligations shall not be deemed to be an Impairment of any Series of First Lien Obligations. In the event of any Impairment with respect to any Series of First Lien Obligations, the results of such Impairment shall be borne solely by the holders of such Series of First Lien Obligations, and the rights of the holders of such Series of First Lien Obligations (including the right to receive distributions in respect of such Series of First Lien Obligations pursuant to Section 2.1) set forth herein shall be modified to the extent necessary so that the effects of such Impairment are borne solely by the holders of the Series of such First Lien Obligations subject to such Impairment. Additionally, in the event the First Lien Obligations of any Series are modified pursuant to applicable law (including pursuant to Section 1129 of the Bankruptcy Code), any reference to such First Lien Obligations or the First Lien Documents governing such First Lien Obligations shall refer to such obligations or such documents as so modified.

(c) It is acknowledged that the First Lien Obligations of any Series may, subject to the limitations set forth in the then existing First Lien Documents and subject to any limitations set forth in this Agreement, be increased, extended, renewed, replaced, restated, supplemented, restructured, repaid, refunded, Refinanced or otherwise amended or modified from time to time, all without affecting the priorities set forth in Section 2.1(a) or the provisions of this Agreement defining the relative rights of the First Lien Claimholders of any Series.

(d) Notwithstanding the date, time, method, manner or order of grant, attachment or perfection of any Liens securing any Series of First Lien Obligations granted on the Shared Collateral and notwithstanding any provision of the Uniform Commercial Code of any jurisdiction, or any other applicable law or the First Lien Documents or any defect or deficiencies in the Liens securing the First Lien Obligations of any Series or any other circumstance whatsoever (but, in each case, subject to Section 2.1(b)), each First Lien Claimholder hereby agrees that the Liens securing each Series of First Lien Obligations on any Shared Collateral shall be of equal priority.

(e) Notwithstanding anything in this Agreement or any other First Lien Document to the contrary, prior to the Discharge of Credit Agreement, Collateral consisting of cash and cash equivalents pledged to secure Credit Agreement Obligations consisting of reimbursement obligations in respect of letters of credit pursuant to the Credit Agreement shall be applied as specified in the Credit Agreement and will not constitute Shared Collateral.

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SECTION 2.2 Actions with Respect to Shared Collateral; Prohibition on Contesting Liens.

(a) Notwithstanding Section 2.1, (i) only the Applicable Collateral Agent shall act or refrain from acting with respect to Shared Collateral (including with respect to any other intercreditor agreement with respect to any Shared Collateral), (ii) the Applicable Collateral Agent shall act only on the instructions of the Applicable Representative and shall not follow any instructions with respect to such Shared Collateral (including with respect to any other intercreditor agreement with respect to any Shared Collateral) from any Non-Controlling Representative (or any other First Lien Claimholder other than the Applicable Representative) and (iii) no Other First Lien Claimholder shall or shall instruct any Collateral Agent to, and any other Collateral Agent that is not the Applicable Collateral Agent shall not, commence any judicial or nonjudicial foreclosure proceedings with respect to, seek to have a trustee, receiver, liquidator or similar official appointed for or over, attempt any action to take possession of, exercise any right, remedy or power with respect to, or otherwise take any action to enforce its security interest in or realize upon, or take any other action available to it in respect of, Shared Collateral (including with respect to any other intercreditor agreement with respect to Shared Collateral), whether under any First Lien Collateral Document (other than the First Lien Collateral Documents applicable to the Applicable Collateral Agent), applicable law or otherwise, it being agreed that only the Applicable Collateral Agent, acting in accordance with the First Lien Collateral Documents applicable to it, shall be entitled to take any such actions or exercise any remedies with respect to such Shared Collateral at such time.

(b) Without limiting the provisions of Section 4.2, each Representative and Collateral Agent that is not the Applicable Collateral Agent hereby appoints the Applicable Collateral Agent as its agent and authorizes the Applicable Collateral Agent to exercise any and all remedies under each First Lien Collateral Document with respect to Shared Collateral and to execute releases in connection therewith.

(c) Notwithstanding the equal priority of the Liens securing each Series of First Lien Obligations granted on the Shared Collateral, the Applicable Collateral Agent (acting on the instructions of the Applicable Representative) may deal with the Shared Collateral as if such Applicable Collateral Agent had a senior and exclusive Lien on such Shared Collateral. No Non-Controlling Representative, Non-Controlling Claimholder or Collateral Agent that is not the Applicable Collateral Agent will contest, protest or object to any foreclosure proceeding or action brought by the Applicable Collateral Agent, the Applicable Representative or the Controlling Claimholders or any other exercise by the Applicable Collateral Agent, the Applicable Representative or the Controlling Claimholders of any rights and remedies relating to the Shared Collateral. The foregoing shall not be construed to limit the rights and priorities of any First Lien Claimholder, Collateral Agent or Representative with respect to any Collateral not constituting Shared Collateral.

(d) Each of the Collateral Agents (other than the Credit Agreement Collateral Agent) and the Representatives (other than the Credit Agreement Representative) agrees that it

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will not accept any Lien on any Collateral for the benefit of any Series of Other First Lien Obligations (other than funds deposited for the satisfaction, discharge or defeasance of any Other First Lien Agreement) other than pursuant to the First Lien Collateral Documents, and by executing this Agreement (or a Joinder Agreement), each such Collateral Agent and each such Representative and the Series of First Lien Claimholders for which it is acting hereunder agree to be bound by the provisions of this Agreement and the other First Lien Collateral Documents applicable to it.

(e) Each of the First Lien Claimholders agrees that it will not (and hereby waives any right to) contest or support any other Person in contesting, in any proceeding (including any Insolvency or Liquidation Proceeding), the perfection, priority, validity or enforceability of a Lien held by or on behalf of any of the First Lien Claimholders in all or any part of the Collateral or the provisions of this Agreement; provided that nothing in this Agreement shall be construed to prevent or impair (i) the rights of any Collateral Agent or any Representative to enforce this Agreement or (ii) the rights of any First Lien Secured Party to contest or support any other Person in contesting the enforceability of any Lien purporting to secure obligations not constituting First Lien Obligations.

SECTION 2.3 No Interference; Payment Over; Exculpatory Provisions.

(a) Each First Lien Claimholder agrees that (i) it will not challenge or question or support any other Person in challenging or questioning in any proceeding the validity or enforceability of any First Lien Obligations of any Series or any First Lien Collateral Document or the validity, attachment, perfection or priority of any Lien under any First Lien Collateral Document or the validity or enforceability of the priorities, rights or duties established by or other provisions of this Agreement; provided that nothing in this Agreement shall be construed to prevent or impair the rights of any First Lien Claimholder from challenging or questioning the validity or enforceability of any First Lien Obligations constituting unmatured interest or the validity of any Lien relating thereto pursuant to Section 502(b)(2) of the Bankruptcy Code, (ii) it will not take or cause to be taken any action the purpose or intent of which is, or could be, to interfere, hinder or delay, in any manner, whether by judicial proceedings or otherwise, any sale, transfer or other disposition of the Collateral by the Applicable Collateral Agent, (iii) except as provided in Section 2.2, it shall have no right to and shall not otherwise (A) direct the Applicable Collateral Agent or any other First Lien Claimholder to exercise any right, remedy or power with respect to any Shared Collateral (including pursuant to any other intercreditor agreement) or (B) consent to, or object to, the exercise by, or any forbearance from exercising by, the Applicable Collateral Agent or any other First Lien Claimholder represented by it of any right, remedy or power with respect to any Collateral, (iv) it will not institute any suit or assert in any suit, bankruptcy, insolvency or other proceeding any claim against the Applicable Collateral Agent or any other First Lien Claimholder represented by it seeking damages from or other relief by way of specific performance, instructions or otherwise with respect to any Collateral and (v) it will not attempt, directly or indirectly, whether by judicial proceedings or otherwise, to challenge the enforceability of any provision of this Agreement; provided that nothing in this Agreement shall be construed to prevent or impair the rights of any of the Applicable Collateral Agent or any other First Lien Claimholder to (i) enforce this Agreement or (ii) contest or support any other Person in contesting the enforceability of any Lien purporting to secure obligations not constituting First Lien Obligations.

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(b) Each First Lien Claimholder hereby agrees that if it shall obtain possession of any Shared Collateral or shall realize any proceeds or payment in respect of any Shared Collateral, pursuant to any First Lien Collateral Document or by the exercise of any rights available to it under applicable law or in any Insolvency or Liquidation Proceeding or through any other exercise of remedies (including pursuant to any intercreditor agreement), at any time prior to the Discharge of each of the First Lien Obligations, then it shall hold such Shared Collateral, proceeds or payment in trust for the other First Lien Claimholders having a security interest in such Shared Collateral and promptly transfer any such Shared Collateral, proceeds or payment, as the case may be, to the Applicable Collateral Agent, to be distributed by such Applicable Collateral Agent in accordance with the provisions of Section 2.1(a) hereof, provided, however, that the foregoing shall not apply to any Shared Collateral purchased by any First Lien Claimholder for cash pursuant to any exercise of remedies permitted hereunder.

(c) None of the Applicable Collateral Agent, any Applicable Representative or any other First Lien Claimholder shall be liable for any action taken or omitted to be taken by the Applicable Collateral Agent, such Applicable Representative or any other First Lien Claimholder with respect to any Collateral in accordance with the provisions of this Agreement.

SECTION 2.4 Automatic Release of Liens.

(a) If, at any time any Shared Collateral is transferred to a third party or otherwise disposed of, in each case, in connection with any enforcement by the Applicable Collateral Agent in accordance with the provisions of this Agreement, then (whether or not any Insolvency or Liquidation Proceeding is pending at the time) the Liens in favor of the other Collateral Agents for the benefit of each Series of First Lien Claimholders (or in favor of such other First Lien Claimholders if directly secured by such Liens) upon such Shared Collateral will automatically be released and discharged upon final conclusion of such disposition as and when, but only to the extent, such Liens of the Applicable Collateral Agent on such Shared Collateral are released and discharged; provided that any proceeds of any Shared Collateral realized therefrom shall be applied pursuant to Section 2.1 hereof. If in connection with any such foreclosure or other exercise of remedies by the Applicable Collateral Agent, the Applicable Collateral Agent or related Applicable Representative of such Series of First Lien Obligations releases any guarantor from its obligation under a guarantee of the Series of First Lien Obligations for which it serves as agent prior to a Discharge of such Series of First Lien Obligations, such guarantor also shall be released from its guarantee of all other First Lien Obligations. If in connection with any such foreclosure or other exercise of remedies by the Applicable Collateral Agent, the equity interests of any Person are foreclosed upon or otherwise disposed of and the Applicable Collateral Agent releases its Lien on the property or assets of such Person, then the Liens of each other Collateral Agent (or in favor of such other First Lien Claimholders if directly secured by such Liens) with respect to any Collateral consisting of the property or assets of such Person will be automatically released to the same extent as the Liens of the Applicable Collateral Agent are released; provided that any proceeds of any such equity interests foreclosed upon where the Applicable Collateral Agent releases its Lien on the assets of such Person on which another Series of First Lien Obligations holds a Lien on any of the assets

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of such Person (any such assets, the “Underlying Assets”) which Lien is released as provided in this sentence (any such Proceeds being referred to herein as “Equity Release Proceeds” regardless of whether or not such other Series of First Lien Obligations holds a Lien on such equity interests so disposed of) shall be applied pursuant to Section 2.1 hereof.

(b) Without limiting the rights of the Applicable Collateral Agent under Section 4.2, each Collateral Agent and each Representative agrees to execute and deliver (at the sole cost and expense of the Grantors) all such authorizations and other instruments as shall reasonably be requested by the Applicable Collateral Agent to evidence and confirm any release of Shared Collateral, Underlying Assets or guarantee provided for in this Section.

SECTION 2.5 Certain Agreements with Respect to Bankruptcy or Insolvency Proceedings.

(a) This Agreement shall continue in full force and effect notwithstanding the commencement of any proceeding under the Bankruptcy Code or any other Federal, state or foreign bankruptcy, insolvency, receivership or similar law by or against any Grantor or any of its subsidiaries.

(b) If any Grantor shall become subject to a case (a “Bankruptcy Case”) under the Bankruptcy Code and shall, as debtor(s)-in-possession, move for approval of financing (“DIP Financing”) to be provided by one or more lenders (the “DIP Lenders”) under Section 364 of the Bankruptcy Code or the use of cash collateral under Section 363 of the Bankruptcy Code, each First Lien Claimholder (other than any Controlling Claimholder or any Representative of any Controlling Claimholder) agrees that it will not raise any objection to any such financing or to the Liens on the Shared Collateral securing the same (“DIP Financing Liens”) or to any use of cash collateral that constitutes Shared Collateral, unless a Representative of the Controlling Claimholders shall then oppose or object to such DIP Financing or such DIP Financing Liens or use of cash collateral (and (i) to the extent that such DIP Financing Liens are senior to the Liens on any such Shared Collateral for the benefit of the Controlling Claimholders, each Non-Controlling Claimholder will subordinate its Liens with respect to such Shared Collateral on the same terms as the Liens of the Controlling Claimholders (other than any Liens of any First Lien Claimholders constituting DIP Financing Liens) are subordinated thereto, and (ii) to the extent that such DIP Financing Liens rank pari passu with the Liens on any such Shared Collateral granted to secure the First Lien Obligations of the Controlling Claimholders, each Non-Controlling Claimholder will confirm the priorities with respect to such Shared Collateral as set forth herein), in each case so long as (A) the First Lien Claimholders of each Series retain the benefit of their Liens on all such Shared Collateral pledged to the DIP Lenders, including proceeds thereof arising after the commencement of such proceeding, with the same priority vis-à-vis all the other First Lien Claimholders (other than any Liens of the First Lien Claimholders constituting DIP Financing Liens) as existed prior to the commencement of the Bankruptcy Case, (B) the First Lien Claimholders of each Series are granted Liens on any additional collateral pledged to any First Lien Claimholders as adequate protection or otherwise in connection with such DIP Financing or use of cash collateral, with the same priority vis-à-vis the First Lien Claimholders as set forth in this Agreement (other than any Liens of any First Lien Claimholders constituting DIP Financing Liens), (C) if any amount of such DIP Financing or cash collateral is applied to repay any of the First Lien Obligations, such amount is applied

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pursuant to Section 2.1(a) of this Agreement, and (D) if any First Lien Claimholders are granted adequate protection with respect to the First Lien Obligations subject hereto, including in the form of periodic payments, in connection with such use of cash collateral, the proceeds of such adequate protection are applied pursuant to Section 2.1(a) of this Agreement; provided that the First Lien Claimholders of each Series shall have a right to object to the grant of a Lien to secure the DIP Financing over any Collateral subject to Liens in favor of the First Lien Claimholders of such Series or its Representative that shall not constitute Shared Collateral (unless such Collateral fails to constitute Shared Collateral because the Lien in respect thereof constitutes a Declined Lien with respect to such First Lien Claimholders or their Representative or Collateral Agent); provided, further, that the First Lien Claimholders receiving adequate protection shall not object to any other First Lien Claimholder receiving adequate protection comparable to any adequate protection granted to such First Lien Claimholders in connection with a DIP Financing or use of cash collateral.

(c) If any First Lien Claimholder is granted adequate protection (A) in the form of Liens on any additional collateral, then each other First Lien Claimholder shall be entitled to seek, and each First Lien Claimholder will consent and not object to, adequate protection in the form of Liens on such additional collateral with the same priority vis-à-vis the First Lien Claimholders as set forth in this Agreement, (B) in the form of a superpriority or other administrative claim, then each other First Lien Claimholder shall be entitled to seek, and each First Lien Claimholder will consent and not object to, adequate protection in the form of a pari passu superpriority or administrative claim or (C) in the form of periodic or other cash payments, then the proceeds of such adequate protection must be applied to all First Lien Obligations pursuant to Section 2.1.

SECTION 2.6 Reinstatement. In the event that any of the First Lien Obligations shall be paid in full and such payment or any part thereof shall subsequently, for whatever reason (including an order or judgment for disgorgement of a preference under Title 11 of the Bankruptcy Code, or any similar law, or the settlement of any claim in respect thereof), be required to be returned or repaid, the terms and conditions of this Agreement shall be fully applicable thereto until all such First Lien Obligations shall again have been paid in full in cash. This Section 2.6 shall survive termination of this Agreement.

SECTION 2.7 Insurance and Condemnation Awards. As among the First Lien Claimholders, the Applicable Collateral Agent (acting at the direction of the Applicable Representative) shall have the right, but not the obligation, to adjust or settle any insurance policy or claim covering or constituting Shared Collateral in the event of any loss thereunder and to approve any award granted in any condemnation or similar proceeding affecting the Shared Collateral. To the extent any Collateral Agent or any other First Lien Claimholder receives proceeds of such insurance policy and such proceeds are not permitted or required to be returned to any Grantor under the applicable First Lien Documents, such proceeds shall be turned over to the Applicable Collateral Agent for application as provided in Section 2.1 hereof.

SECTION 2.8 Refinancings. The First Lien Obligations of any Series may, subject to Section 5.14, be Refinanced, in whole or in part, in each case, without notice to, or the consent (except to the extent a consent is otherwise required to permit the Refinancing transaction under any First Lien Document) of any First Lien Claimholder of any other Series, all

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without affecting the priorities provided for herein or the other provisions hereof; provided that the Representative and Collateral Agent of the holders of any such Refinancing Indebtedness shall have executed a Joinder Agreement on behalf of the holders of such Refinancing Indebtedness. If such Refinancing Indebtedness is intended to constitute a Replacement Credit Agreement, the Company shall so state in its Designation.

SECTION 2.9 Gratuitous Bailee/Agent for Perfection.

(a) The Applicable Collateral Agent shall be entitled to hold any Possessory Collateral constituting Shared Collateral.

(b) Notwithstanding the foregoing, each Collateral Agent agrees to hold any Possessory Collateral constituting Shared Collateral and any other Shared Collateral from time to time in its possession or control (or in the possession or control of its agents or bailees) as gratuitous bailee for the benefit of each other First Lien Claimholder (such bailment being intended, among other things, to satisfy the requirements of Sections 8-106(d)(3), 8-301(a)(2) and 9-313(c) of the UCC) and any assignee, solely for the purpose of perfecting the security interest granted in such Shared Collateral, if any, pursuant to the applicable First Lien Collateral Documents, in each case, subject to the terms and conditions of this Section 2.9. Solely with respect to any Deposit Accounts constituting Shared Collateral under the control (within the meaning of Section 9-104 of the UCC) of any Collateral Agent, each such Collateral Agent agrees to also hold control over such Deposit Accounts as gratuitous agent for each other First Lien Claimholder and any assignee solely for the purpose of perfecting the security interest in such Deposit Accounts, subject to the terms and conditions of this Section 2.9.

(c) No Collateral Agent shall have any obligation whatsoever to any First Lien Claimholder to ensure that the Possessory Collateral and Control Collateral is genuine or owned by any of the Grantors or to preserve rights or benefits of any Person except as expressly set forth in this Section 2.9. The duties or responsibilities of each Collateral Agent under this Section 2.9 shall be limited solely to holding any Possessory Collateral constituting Shared Collateral or any other Shared Collateral in its possession or control as gratuitous bailee (and with respect to Deposit Accounts, as gratuitous agent) in accordance with this Section 2.9 and delivering the Possessory Collateral constituting Shared Collateral as provided in Section 2.9(e) below.

(d) None of the Collateral Agents or any of the First Lien Claimholders shall have by reason of the First Lien Documents, this Agreement or any other document a fiduciary relationship in respect of the other Collateral Agents or any other First Lien Claimholder, and each Collateral Agent and each First Lien Claimholder hereby waives and releases the other Collateral Agents and First Lien Claimholders from all claims and liabilities arising pursuant to any Collateral Agent’s role under this Section 2.9 as gratuitous bailee with respect to the Possessory Collateral constituting Shared Collateral or any other Shared Collateral in its possession or control (and with respect to the Deposit Accounts, as gratuitous agent).

(e) At any time the Applicable Collateral Agent is no longer the Applicable Collateral Agent, such outgoing Applicable Collateral Agent shall deliver the remaining Possessory Collateral constituting Shared Collateral in its possession (if any) together with any

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necessary endorsements (which endorsement shall be without recourse and without any representation or warranty), first, to the then Applicable Collateral Agent to the extent First Lien Obligations remain outstanding and second, to the applicable Grantor to the extent no First Lien Obligations remain outstanding (in each case, so as to allow such Person to obtain possession or control of such Shared Collateral) or to whomever may be lawfully entitled to receive the same, including pursuant to any Junior Lien Intercreditor Agreement (as defined in the Credit Agreement), if applicable. The outgoing Applicable Collateral Agent further agrees to take all other action reasonably requested by the then Applicable Collateral Agent at the expense of the Company in connection with the then Applicable Collateral Agent obtaining a first-priority security interest in the Shared Collateral.

SECTION 2.10 Amendments to First Lien Collateral Documents.

(a) Without the prior written consent of each other Collateral Agent, each Collateral Agent agrees that no First Lien Collateral Document may be amended, restated, amended and restated, supplemented, replaced or Refinanced or otherwise modified from time to time or entered into to the extent such amendment, supplement, Refinancing or modification, or the terms of any new First Lien Collateral Document, would be prohibited by, or would require any Grantor to act or refrain from acting in a manner that would violate, any of the terms of this Agreement.

(b) In determining whether an amendment to any First Lien Collateral Document is permitted by this Section 2.10, each Collateral Agent may conclusively rely on an officer’s certificate of the Company stating that such amendment is permitted by this Section 2.10.

SECTION 2.11 Similar Liens and Agreements.

(a) Subject to Section 2.11(b) below, the parties hereto agree that it is their intention that the Collateral be identical for all First Lien Claimholders; provided, that this provision will not be violated with respect to any particular Series if the First Lien Document for such Series prohibits the Collateral Agent for that Series from accepting a Lien on such asset or property or such Collateral Agent otherwise expressly declines to accept a Lien on such asset or property (any such prohibited or declined Liens with respect to a particular Series, a “Declined Lien”). In furtherance of, but subject to, the foregoing, the parties hereto agree, subject to the other provisions of this Agreement:

(i) upon request by any Collateral Agent, to cooperate in good faith (and to direct their counsel to cooperate in good faith) from time to time in order to determine the specific items included in the Shared Collateral and the steps taken to perfect their respective Liens thereon and the identity of the respective parties obligated under the Credit Agreement Documents and the Other First Lien Documents; and

(ii) that the documents and agreements creating or evidencing the Liens on Shared Collateral securing the Credit Agreement Obligations and the Other First Lien Obligations shall, subject to the terms and conditions of Section 5.2, be in all material respects the same forms of documents as one another, except that the documents and

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agreements creating or evidencing the Liens securing the Other First Lien Obligations may contain additional provisions as may be necessary or appropriate to establish the intercreditor arrangements among the various separate classes of creditors holding Other First Lien Obligations and to address any Declined Lien.

(b) Notwithstanding anything in this Agreement or any other First Lien Documents to the contrary, Collateral consisting of cash and cash equivalents pledged to secure reimbursement obligations in respect of letters of credit shall solely secure and shall be applied as specified in the Credit Agreement or Other First Lien Agreement, as applicable, pursuant to which such letters of credit were issued and will not constitute Shared Collateral.

ARTICLE III.

EXISTENCE AND AMOUNTS OF LIENS AND OBLIGATIONS

Whenever any Applicable Collateral Agent or any Applicable Representative shall be required, in connection with the exercise of its rights or the performance of its obligations hereunder, to determine the existence or amount of any First Lien Obligations of any Series, or the Shared Collateral subject to any Lien securing the First Lien Obligations of any Series, it may request that such information be furnished to it in writing by each other Representative or each other Collateral Agent and shall be entitled to make such determination or not make any determination on the basis of the information so furnished; provided, however, that if a Representative or a Collateral Agent shall fail or refuse reasonably promptly to provide the requested information, the requesting Applicable Collateral Agent or Applicable Representative shall be entitled to make any such determination or not make any determination by such method as it may, in the exercise of its good faith judgment, determine, including by reliance upon a certificate of the Company. Each Applicable Collateral Agent and each Applicable Representative may rely conclusively, and shall be fully protected in so relying, on any determination made by it in accordance with the provisions of the preceding sentence (or as otherwise directed by a court of competent jurisdiction) and shall have no liability to any Grantor, any First Lien Claimholder or any other person as a result of such determination.

ARTICLE IV.

THE APPLICABLE COLLATERAL AGENT

SECTION 4.1 Authority.

(a) Notwithstanding any other provision of this Agreement, nothing herein shall be construed to impose any fiduciary or other duty on any Applicable Collateral Agent to any Non-Controlling Claimholder or give any Non-Controlling Claimholder the right to direct any Applicable Collateral Agent, except that each Applicable Collateral Agent shall be obligated to distribute proceeds of any Shared Collateral in accordance with Section 2.1 hereof.

(b) In furtherance of the foregoing, each Non-Controlling Claimholder acknowledges and agrees that the Applicable Collateral Agent shall be entitled, for the benefit of the First Lien Claimholders, to sell, transfer or otherwise dispose of or deal with any Shared

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Collateral as provided herein and in the First Lien Collateral Documents, as applicable, without regard to any rights to which the Non-Controlling Claimholders would otherwise be entitled as a result of the First Lien Obligations held by such Non-Controlling Claimholders. Without limiting the foregoing, each Non-Controlling Claimholder agrees that none of the Applicable Collateral Agent, the Applicable Representative or any other First Lien Claimholder shall have any duty or obligation first to marshal or realize upon any type of Shared Collateral (or any other Collateral securing any of the First Lien Obligations), or to sell, dispose of or otherwise liquidate all or any portion of such Shared Collateral (or any other Collateral securing any First Lien Obligations), in any manner that would maximize the return to the Non-Controlling Claimholders, notwithstanding that the order and timing of any such realization, sale, disposition or liquidation may affect the amount of proceeds actually received by the Non-Controlling Claimholders from such realization, sale, disposition or liquidation. Each of the First Lien Claimholders waives any claim it may now or hereafter have against any Collateral Agent or Representative of any other Series of First Lien Obligations or any other First Lien Claimholder of any other Series arising out of (i) any actions which any such Collateral Agent, Representative or any First Lien Claimholder represented by it take or omit to take (including actions with respect to the creation, perfection or continuation of Liens on any Collateral, actions with respect to the foreclosure upon, sale, release or depreciation of, or failure to realize upon, any of the Collateral and actions with respect to the collection of any claim for all or any part of the First Lien Obligations from any account debtor, guarantor or any other party) in accordance with the First Lien Collateral Documents or any other agreement related thereto or in connection with the collection of the First Lien Obligations or the valuation, use, protection or release of any security for the First Lien Obligations; provided that nothing in this clause (i) shall be construed to prevent or impair the rights of any Collateral Agent or Representative to enforce this Agreement, (ii) any election by any Applicable Representative or any holders of First Lien Obligations, in any proceeding instituted under the Bankruptcy Code, of the application of Section 1111(b) of the Bankruptcy Code or (iii) subject to Section 2.5, any borrowing, or grant of a security interest or administrative expense priority under Section 364 of the Bankruptcy Code or any equivalent provision of any other Bankruptcy Law, by the Company or any of its Subsidiaries, as debtor-in-possession. Notwithstanding any other provision of this Agreement, the Applicable Collateral Agent shall not (i) accept any Shared Collateral in full or partial satisfaction of any First Lien Obligations pursuant to Section 9-620 of the Uniform Commercial Code of any jurisdiction, without the consent of each Representative representing holders of First Lien Obligations for whom such Collateral constitutes Shared Collateral or (ii) “credit bid” for or purchase (other than for cash) Shared Collateral at any public, private or judicial foreclosure upon such Shared Collateral, without the consent of each Representative representing holders of First Lien Obligations for whom such Collateral constitutes Shared Collateral.

SECTION 4.2 Power-of-Attorney.

Each Non-Controlling Representative and Collateral Agent that is not the Applicable Collateral Agent, for itself and on behalf of each other First Lien Claimholder of the Series for whom it is acting, hereby irrevocably appoints the Applicable Collateral Agent and any officer or agent of the Applicable Collateral Agent, which appointment is coupled with an interest with full power of substitution, as its true and lawful attorney-in-fact with full irrevocable power and authority in the place and stead of such Non-Controlling Representative, Collateral Agent or First Lien Claimholder, to take any and all appropriate action and to execute

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any and all documents and instruments which may be necessary to accomplish the purposes of this Agreement, including the exercise of any and all remedies under each First Lien Collateral Document with respect to Shared Collateral and the execution of releases in connection therewith.

ARTICLE V.

MISCELLANEOUS

SECTION 5.1 Integration/Conflicts.

This Agreement, together with the other First Lien Documents and the First Lien Collateral Documents, represents the entire agreement of each of the Grantors and the First Lien Claimholders with respect to the subject matter hereof and thereof and supersedes any and all previous agreements and understandings, oral or written, relating to the subject matter hereof and thereof. There are no promises, undertakings, representations or warranties by any Representative, Collateral Agent or First Lien Claimholder relative to the subject matter hereof and thereof not expressly set forth or referred to herein or therein. In the event of any conflict between the provisions of this Agreement and the provisions of the First Lien Documents the provisions of this Agreement shall govern and control.

SECTION 5.2 Effectiveness; Continuing Nature of this Agreement; Severability.

This Agreement shall become effective when executed and delivered by the parties hereto. This is a continuing agreement and the First Lien Claimholders of any Series may continue, at any time and without notice to any First Lien Claimholder of any other Series, to extend credit and other financial accommodations and lend monies to or for the benefit of the Company or any Grantor constituting First Lien Obligations in reliance hereon. Each Representative and each Collateral Agent, on behalf of itself and each other First Lien Claimholder represented by it, hereby waives any right it may have under applicable law to revoke this Agreement or any of the provisions of this Agreement. The terms of this Agreement shall survive, and shall continue in full force and effect, in any Insolvency or Liquidation Proceeding. Any provision of this Agreement that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction. The parties hereto shall endeavor in good-faith negotiations to replace any invalid, illegal or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to those of the invalid, illegal or unenforceable provisions. All references to the Company or any other Grantor shall include the Company or such Grantor as debtor and debtor in possession and any receiver, trustee or similar person for the Company or any other Grantor (as the case may be) in any Insolvency or Liquidation Proceeding. This Agreement shall terminate and be of no further force and effect with respect to any Representative or Collateral Agent and the First Lien Claimholders represented by such Representative or Collateral Agent and their First Lien Obligations, on the date on which no First Lien Obligations of such First Lien Claimholders are any longer secured by, or required to be secured by, any of the Collateral pursuant to the terms of the applicable First Lien Documents,

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subject to the rights of the First Lien Claimholders under Section 2.6; provided, however, that such termination shall not relieve any such party of its obligations incurred hereunder prior to the date of such termination.

SECTION 5.3 Amendments; Waivers.

(a) No amendment, modification or waiver of any of the provisions of this Agreement shall be deemed to be made unless the same shall be in writing signed on behalf of each party hereto or its authorized agent and each waiver, if any, shall be a waiver only with respect to the specific instance involved and shall in no way impair the rights of the parties making such waiver or the obligations of the other parties to such party in any other respect or at any other time. Notwithstanding the foregoing, the Company and the other Grantors shall not have any right to consent to or approve any amendment, modification or waiver of any provision of this Agreement except to the extent their rights are directly and adversely affected.

(b) Notwithstanding the foregoing, without the consent of any First Lien Claimholder, any Representative and Collateral Agent may become a party hereto by execution and delivery of a Joinder Agreement in accordance with Section 5.14 of this Agreement and upon such execution and delivery, such Representative and Collateral Agent and the Other First Lien Claimholders and Other First Lien Obligations of the Series for which such Representative and Collateral Agent is acting shall be subject to the terms hereof.

(c) Notwithstanding the foregoing, without the consent of any other Representative or First Lien Claimholder, the Applicable Collateral Agent may effect amendments and modifications to this Agreement to the extent necessary to reflect any incurrence of any Other First Lien Obligations in compliance with the Credit Agreement and the other First Lien Documents.

SECTION 5.4 Information Concerning Financial Condition of the Grantors and their Subsidiaries.

The Representative and Collateral Agent and the other First Lien Claimholders of each Series shall each be responsible for keeping themselves informed of (a) the financial condition of the Grantors and their Subsidiaries and all endorsers and/or guarantors of the First Lien Obligations and (b) all other circumstances bearing upon the risk of nonpayment of the First Lien Obligations. The Representative and Collateral Agent and the other First Lien Claimholders of each Series shall have no duty to advise the Representative, Collateral Agent or First Lien Claimholders of any other Series of information known to it or them regarding such condition or any such circumstances or otherwise. In the event the Representative or Collateral Agent or any of the other First Lien Claimholders, in its or their sole discretion, undertakes at any time or from time to time to provide any such information to the Representative, Collateral Agent or First Lien Claimholders of any other Series, it or they shall be under no obligation:

(a) to make, and such Representative and Collateral Agent and such other First Lien Claimholders shall not make, any express or implied representation or warranty, including with respect to the accuracy, completeness, truthfulness or validity of any such information so provided;

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(b) to provide any additional information or to provide any such information on any subsequent occasion;

(c) to undertake any investigation; or

(d) to disclose any information, which pursuant to accepted or reasonable commercial finance practices, such party wishes to maintain confidential or is otherwise required to maintain confidential.

SECTION 5.5 Submission to Jurisdiction; Certain Waivers.

Each of the Company, each other Grantor, each Collateral Agent and each Representative, on behalf of itself and each other First Lien Claimholder represented by it, hereby irrevocably and unconditionally:

(a) submits for itself and its property in any legal action or proceeding relating to this Agreement and the First Lien Collateral Documents (whether arising in contract, tort or otherwise) to which it is a party, or for recognition and enforcement of any judgment in respect thereof, to the exclusive (subject to Section 5.5(c) below) general jurisdiction of the courts of the State of New York sitting in the Borough of Manhattan, the courts of the United States for the Southern District of New York sitting in the Borough of Manhattan, and appellate courts from any thereof;

(b) agrees that all claims in respect of any such action or proceeding shall be heard and determined in such New York state court or, to the fullest extent permitted by applicable law, in such federal court;

(c) agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law and that nothing in this Agreement or any other First Lien Document shall affect any right that any Collateral Agent, Representative or other First Lien Claimholder may otherwise have to bring any action or proceeding relating to this Agreement or any other First Lien Document against such Grantor or any of its assets in the courts of any jurisdiction;

(d) waives, to the fullest extent permitted by applicable law, any objection that it may now or hereafter have to the laying of venue of any action or proceeding arising out of or relating to this Agreement or any other First Lien Collateral Document in any court referred to in Section 5.5(a) (and irrevocably waives to the fullest extent permitted by applicable law the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court);

(e) consents to service of process in any such proceeding in any such court by registered or certified mail, return receipt requested, to the applicable party at its address provided in accordance with Section 5.7 (and agrees that nothing in this Agreement will affect the right of any party hereto to serve process in any other manner permitted by applicable law);

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(f) agrees that service as provided in Section 5.5(e) above is sufficient to confer personal jurisdiction over the applicable party in any such proceeding in any such court, and otherwise constitutes effective and binding service in every respect; and

(g) waives, to the maximum extent not prohibited by law, any right it may have to claim or recover any special, exemplary, punitive or consequential damages.

SECTION 5.6 WAIVER OF JURY TRIAL.

EACH PARTY HERETO, THE COMPANY AND THE OTHER GRANTORS HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER FIRST LIEN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT, BREACH OF DUTY, COMMON LAW, STATUTE OR ANY OTHER THEORY). EACH PARTY HERETO AND THE COMPANY AND THE OTHER GRANTORS (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PERSON HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PERSON WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT EACH SUCH PARTY HERETO AND THE COMPANY AND EACH OTHER GRANTOR HAVE BEEN INDUCED TO ENTER INTO OR ACKNOWLEDGE THIS AGREEMENT AND THE OTHER FIRST LIEN DOCUMENTS BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION. EACH PARTY HERETO AND THE COMPANY AND THE OTHER GRANTORS FURTHER REPRESENTS AND WARRANTS THAT IT HAS REVIEWED THIS WAIVER WITH ITS LEGAL COUNSEL AND THAT IT KNOWINGLY AND VOLUNTARILY WAIVES ITS JURY TRIAL RIGHTS FOLLOWING CONSULTATION WITH LEGAL COUNSEL.

SECTION 5.7 Notices.

Unless otherwise specifically provided herein, any notice hereunder shall be in writing and may be personally served or sent by facsimile, electronic mail or United States mail or courier service and shall be deemed to have been given when delivered in person or by courier service and signed for against receipt thereof, upon receipt of facsimile or electronic mail, or three Business Days after depositing it in the United States mail with postage prepaid and properly addressed. For the purposes hereof, the addresses of the parties hereto shall be as set forth below each party’s name on the signature pages hereto or in the Joinder Agreement pursuant to which it becomes a party hereto, or, as to each party, at such other address as may be designated by such party in a written notice to all of the other parties.

SECTION 5.8 Further Assurances.

Each Representative and Collateral Agent, on behalf of itself and each other First Lien Claimholder represented by it, and the Company and each other Grantor, agree that each of

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them shall take such further action and shall execute and deliver such additional documents and instruments (in recordable form, if requested) as any Representative and Collateral Agent may reasonably request to effectuate the terms of and the Lien priorities contemplated by this Agreement.

SECTION 5.9 Agency Capacities.

Except as expressly provided herein, (a) Barclays Bank PLC is acting in the capacity of Initial First Lien Representative and Initial First Lien Collateral Agent solely for the Initial Credit Agreement Claimholders, (b) the Initial Other Representative and the Initial Other Collateral Agent is acting in the capacity of Representative and Collateral Agent, respectively, solely for the Initial Other First Lien Claimholders, (c) each Replacement Representative and Replacement Collateral Agent is acting in the capacity of Representative and Collateral Agent, respectively, solely for the Replacement Credit Agreement Claimholders and (d) each other Representative and each other Collateral Agent is acting in the capacity of Representative and Collateral Agent, respectively, solely for the Other First Lien Claimholders under the Other First Lien Documents for which it is the named Representative or Collateral Agent, as the case may be, in the applicable Joinder Agreement.

SECTION 5.10 GOVERNING LAW.

THIS AGREEMENT, AND ANY DISPUTE, CLAIM OR CONTROVERSY ARISING OUT OF OR RELATING TO THIS AGREEMENT (WHETHER ARISING IN CONTRACT, TORT OR OTHERWISE) SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK WITHOUT REGARD TO CONFLICTS OF LAW RULES THAT WOULD RESULT IN THE APPLICATION OF A DIFFERENT GOVERNING LAW (OTHER THAN ANY MANDATORY PROVISIONS OF THE UCC RELATING TO THE LAW GOVERNING PERFECTION AND THE EFFECT OF PERFECTION OR PRIORITY OF THE SECURITY INTERESTS).

SECTION 5.11 Binding on Successors and Assigns.

This Agreement shall be binding upon each Representative and each Collateral Agent, the First Lien Claimholders, the Company and the other Grantors, and their respective successors and assigns from time to time. If any of the Representatives and/or Collateral Agents resigns or is replaced pursuant to the applicable First Lien Documents its successor shall be deemed to be a party to this Agreement and shall have all the rights of, and be subject to all the obligations of, this Agreement. No provision of this Agreement will inure to the benefit of a trustee, debtor-in-possession, creditor trust or other representative of an estate or creditor of any Grantor, including where any such trustee, debtor-in-possession, creditor trust or other representative of an estate is the beneficiary of a Lien securing Collateral by virtue of the avoidance of such Lien in an Insolvency or Liquidation Proceeding.

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SECTION 5.12 Section Headings.

Section headings and the Table of Contents used in this Agreement are for convenience of reference only and are not to affect the construction hereof or be taken into consideration in the interpretation hereof.

SECTION 5.13 Counterparts.

This Agreement may be executed by one or more of the parties to this Agreement on any number of separate counterparts (including by facsimile or other electronic imaging means), and all of said counterparts taken together shall be deemed to constitute one and the same instrument. Delivery of an executed signature page of this Agreement by facsimile or other electronic transmission (e.g., “pdf” or “tif” format) shall be effective as delivery of a manually executed counterpart hereof.

SECTION 5.14 Other First Lien Obligations.

(a) To the extent not prohibited by the provisions of the Credit Agreement and the other First Lien Documents, the Company may incur additional Indebtedness, which for the avoidance of doubt shall include any Indebtedness incurred pursuant to a Refinancing, and Other First Lien Obligations or Replacement Credit Agreement Obligations after the date hereof that is secured on an equal and ratable basis with the Liens (other than any Declined Liens) securing the then existing First Lien Obligations (such Indebtedness, “Additional First Lien Debt”). Any such Additional First Lien Debt and any Series of Other First Lien Obligations or Replacement Credit Agreement Obligations, as applicable, may be secured by a Lien on a ratable basis, in each case under and pursuant to the applicable First Lien Collateral Documents of such Series, if, and subject to the condition that, the Additional First Lien Collateral Agent and Additional First Lien Representative of any such Additional First Lien Debt, acting on behalf of the holders of such Additional First Lien Debt and the holders of such Other First Lien Obligations or Replacement Credit Agreement Obligations, as applicable (such Additional First Lien Collateral Agent, Additional First Lien Representative, the holders in respect of such Additional First Lien Debt and the holders of such Series of Other First Lien Obligations or Replacement Credit Agreement Obligations, as applicable, being referred to as “Additional First Lien Claimholders”), each becomes a party to this Agreement by satisfying the conditions set forth in Section 5.14(b).

(b) In order for an Additional First Lien Representative and Additional First Lien Collateral Agent (including, in the case of a Replacement Credit Agreement, the Replacement Representative and the Replacement Collateral Agent in respect thereof) to become a party to this Agreement,

(i) such Additional First Lien Representative and such Additional First Lien Collateral Agent shall have executed and delivered an instrument substantially in the form of Exhibit A (with such changes as may be reasonably approved by each Collateral Agent and such Additional First Lien Representative and such Additional First Lien Collateral Agent, as the case may be) pursuant to which either (x) such Additional First Lien Representative becomes a Representative hereunder and such Additional First Lien Collateral Agent becomes a Collateral Agent hereunder, and such Additional First Lien Debt and such Series of Other First Lien Obligations or Replacement Credit Agreement Obligations, as applicable, and the Additional First Lien Claimholders of such Series become subject hereto and bound hereby;

30

(ii) the Company shall have delivered to each Collateral Agent:

(a) true and complete copies of each of the Other First Lien Agreement or Replacement Credit Agreement, as applicable, and the First Lien Collateral Documents for such Series, certified as being true and correct by a Responsible Officer of the Company; and

(b) a Designation substantially in the form of Exhibit B pursuant to which the Company shall (A) identify the Indebtedness to be designated as Other First Lien Obligations or Replacement Credit Agreement Obligations, as applicable, and the initial aggregate principal amount or committed amount thereof, (B) specify the name and address of the Additional First Lien Collateral Agent and Additional First Lien Representative, (C) certify that such (x) Additional First Lien Debt is permitted by each First Lien Document and that the conditions set forth in this Section 5.14 are satisfied with respect to such Additional First Lien Debt and such Series of Other First Lien Obligations or Replacement Credit Agreement Obligations, as applicable, and (D) in the case of a Replacement Credit Agreement, expressly state that such agreement giving rise to the new Indebtedness satisfies the requirements of a Replacement Credit Agreement and the Company elects to designate such agreement as a Replacement Credit Agreement; and

(iii) the Other First Lien Documents or Replacement Credit Agreement Documents, as applicable, relating to such Additional First Lien Debt shall provide, in a manner reasonably satisfactory to each Collateral Agent, that each Additional First Lien Claimholder with respect to such Additional First Lien Debt will be subject to and bound by the provisions of this Agreement in its capacity as a holder of such Additional First Lien Debt.

(c) Upon the execution and delivery of a Joinder Agreement by an Additional First Lien Representative and an Additional First Lien Collateral Agent, in each case, in accordance with this Section 5.14, each other Representative and Collateral Agent shall acknowledge such receipt thereof by countersigning a copy thereof, subject to the terms of this Section 5.14 and returning the same to such Additional First Lien Representative and Additional First Lien Collateral Agent, as applicable; provided that the failure of any Representative or Collateral Agent to so acknowledge or return shall not affect the status of such debt as Additional First Lien Debt if the other requirements of this Section 5.14 are complied with.

SECTION 5.15 Authorization.

By its signature, each Person executing this Agreement, on behalf of such party or Grantor but not in his or her personal capacity as a signatory, represents and warrants to the other parties hereto that it is duly authorized to execute this Agreement.

31

SECTION 5.16 No Third Party Beneficiaries/ Provisions Solely to Define Relative Rights.

The provisions of this Agreement are and are intended solely for the purpose of defining the relative rights of the First Lien Claimholders in relation to one another. None of the Company, any other Grantor nor any other creditor thereof shall have any rights or obligations hereunder and no such Person is an intended beneficiary or third party beneficiary hereof, except, in each case, as expressly provided in this Agreement, and none of the Company nor any other Grantor may rely on the terms hereof (other than as set forth in Sections 2.4 and 2.8 and Article V). Nothing in this Agreement is intended to or shall impair the obligations of the Company or any other Grantor, which are absolute and unconditional, to pay the First Lien Obligations as and when the same shall become due and payable in accordance with their terms. Without limitation of any other provisions of this Agreement, the Company and each Grantor hereby (a) acknowledges that it has read this Agreement and consents hereto, (b) agrees that it will not take any action that would be contrary to the express provisions of this Agreement and (c) agrees to abide by the requirements expressly applicable to it under this Agreement.

SECTION 5.17 No Indirect Actions.

Unless otherwise expressly stated, if a party may not take an action under this Agreement, then it may not take that action indirectly, or support any other Person in taking that action directly or indirectly. “Taking an action indirectly” means taking an action that is not expressly prohibited for the party but is intended to have substantially the same effects as the prohibited action.

SECTION 5.18 Additional Grantors.

Each Grantor agrees that it shall ensure that each of its Subsidiaries that is or is to become a party to any First Lien Document and which grants a lien or purports to grant a lien on any of its assets thereunder shall either execute this Agreement on the date hereof or shall confirm that it is a Grantor hereunder pursuant to a joinder agreement substantially in the form attached hereto as Exhibit C that is executed and delivered by such Subsidiary prior to or concurrently with its execution and delivery of such First Lien Document and granting of any such lien.

[Remainder of this page intentionally left blank]

32

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

BARCLAYS BANK PLC,
as Initial First Lien Representative and Initial First Lien Collateral Agent

By:
Name:
Title:

NOTICE ADDRESS:

745 Seventh Avenue, 27th Floor New York, New York 10019 Attention: May Huang Fax: 212-526-5115 Email: may.huang@barclays.com and ltmny@barclays.com with copies to:

Latham & Watkins LLP 885 Third Avenue New York, New York 10022 Attention: Michele O. Penzer Fax: 212-751-4864 Email: michele.penzer@lw.com

[ ],
as Initial Other Collateral Agent

By:
Name:
Title:

[NOTICE ADDRESS]

[ ],
as Initial Other Representative

By:
Name:
Title:

[NOTICE ADDRESS]

Acknowledged and Agreed to by:

ENVIVA PARTNERS, LP

By: Enviva Partners GP, LLC,
as its sole general partner

By:
Name:
Title:

ENVIVA, LP

By: Enviva GP, LLC,
as its sole general partner

By:
Name:
Title:

ENVIVA GP, LLC

By:
Name:
Title:

ENVIVA PELLETS AMORY, LLC

By:
Name:
Title:

ENVIVA PELLETS NORTHAMPTON, LLC

By:
Name:
Title:

ENVIVA MATERIALS, LLC

By:
Name:
Title:

ENVIVA PORT OF CHESAPEAKE, LLC

By:
Name:
Title:

ENVIVA PELLETS AHOSKIE, LLC

By:
Name:
Title:

ENVIVA PELLETS PERKINSTON, LLC

By:
Name:
Title:

ENVIVA PELLETS COTTONDALE, LLC

By:
Name:
Title:

[ADD ANY OTHER GRANTORS]

NOTICE ADDRESS:

Enviva Partners, LP
7200 Wisconsin Avenue, Suite 1000
Bethesda, Maryland 20814
Attention: Stephen F. Reeves
Fax: 301-657-5567

Email: steve.reeves@envivabiomass.com

with a copy to:

Vinson & Elkins LLP

666 Fifth Avenue, New York, New York 10103

Attention: Brett M. Santoli

Fax: 917-849-5304

Email: bsantoli@velaw.com

Exhibit A

to Pari Passu Intercreditor Agreement

[FORM OF] JOINDER AGREEMENT

JOINDER NO. [        ] dated as of [            ], 20[    ] (the “Joinder Agreement”) to the PARI PASSU INTERCREDITOR AGREEMENT dated as of [            ], [    ], (as amended, restated, supplemented or otherwise modified from time to time, the “Pari Passu Intercreditor Agreement”), among BARCLAYS BANK PLC, as Initial First Lien Representative and as Initial First Lien Collateral Agent, [                                ], as Initial Other Representative, and [                                ], as Initial Other Collateral Agent, and the additional Representatives and Collateral Agents from time to time a party thereto, and acknowledged and agreed to by ENVIVA PARTNERS, LP, a limited partnership formed under the laws of Delaware (the “Company”), and the other Grantors signatory thereto.

A. Capitalized terms used herein but not otherwise defined herein shall have the meanings assigned to such terms in the Pari Passu Intercreditor Agreement.

B. As a condition to the ability of the Company to incur [Other First Lien Obligations][Replacement Credit Agreement Obligations under the Replacement Credit Agreement] and to secure such [Other First Lien Obligations][Replacement Credit Agreement Obligations] with the liens and security interests created by the [Other First Lien Collateral Documents][Replacement Credit Agreement Collateral Documents], the Additional First Lien Representative in respect thereof is required to become a Representative and the Additional First Lien Collateral Agent in respect thereof is required to become a Collateral Agent and the First Lien Claimholders in respect thereof are required to become subject to and bound by, the Pari Passu Intercreditor Agreement. Section 5.14 of the Pari Passu Intercreditor Agreement provides that such Additional First Lien Representative may become a Representative, such Additional First Lien Collateral Agent may become a Collateral Agent and such Additional First Lien Claimholders may become subject to and bound by the Pari Passu Intercreditor Agreement, pursuant to the execution and delivery by the Additional First Lien Representative and the Additional First Lien Collateral Agent of an instrument in the form of this Joinder Agreement and the satisfaction of the other conditions set forth in Section 5.14 of the Pari Passu Intercreditor Agreement. The undersigned Additional First Lien Representative (the “New Representative”) and Additional First Lien Collateral Agent (the “New Collateral Agent”) are executing this Joinder Agreement in accordance with the requirements of the Pari Passu Intercreditor Agreement.

Accordingly, the New Representative and the New Collateral Agent agree as follows:

SECTION 1. In accordance with Section 5.14 of the Pari Passu Intercreditor Agreement, (i) the New Representative and the New Collateral Agent by their signatures below become a Representative and a Collateral Agent respectively, under, and the related Additional First Lien Debt and Additional First Lien Claimholders become subject to and bound by, the Pari Passu Intercreditor Agreement with the same force and effect as if the New Representative and

Exhibit A – Page 1

New Collateral Agent had originally been named therein as a Representative or a Collateral Agent, respectively, and hereby agree to all the terms and provisions of the Pari Passu Intercreditor Agreement applicable to them as Representative, Collateral Agent and Additional First Lien Claimholders, respectively.

SECTION 2. Each of the New Representative and New Collateral Agent represent and warrant to each other Collateral Agent, each other Representative and the other First Lien Claimholders, individually, that (i) it has full power and authority to enter into this Joinder Agreement, in its capacity as [agent][trustee], (ii) this Joinder Agreement has been duly authorized, executed and delivered by it and constitutes its legal, valid and binding obligation, enforceable against it in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency or similar laws affecting the enforcement of creditors’ rights generally or by equitable principles relating to enforceability, and (iii) the First Lien Documents relating to such Additional First Lien Debt provide that, upon the New Representative’s and the New Collateral Agent’s entry into this Joinder Agreement, the Additional First Lien Claimholders represented by them will be subject to and bound by the provisions of the Pari Passu Intercreditor Agreement.

SECTION 3. This Joinder Agreement may be executed in counterparts, each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Joinder Agreement shall become effective when each Collateral Agent and Representative shall have received a counterpart of this Joinder Agreement that bears the signatures of the New Representative and the New Collateral Agent. Delivery of an executed signature page to this Joinder Agreement by facsimile transmission or other electronic means shall be effective as delivery of a manually signed counterpart of this Joinder Agreement.

SECTION 4. Except as expressly supplemented hereby, the Pari Passu Intercreditor Agreement shall remain in full force and effect.

SECTION 5. THIS JOINDER AGREEMENT, AND ANY DISPUTE, CLAIM OR CONTROVERSY ARISING OUT OF OR RELATING TO THIS JOINDER AGREEMENT (WHETHER ARISING IN CONTRACT, TORT OR OTHERWISE) SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK WITHOUT REGARD TO CONFLICTS OF LAW RULES THAT WOULD RESULT IN THE APPLICATION OF A DIFFERENT GOVERNING LAW (OTHER THAN ANY MANDATORY PROVISIONS OF THE UCC RELATING TO THE LAW GOVERNING PERFECTION AND THE EFFECT OF PERFECTION OR PRIORITY OF THE SECURITY INTERESTS).

SECTION 6. Any provision of this Joinder Agreement that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof and in the Pari Passu Intercreditor Agreement, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction. The parties hereto shall endeavor in good-faith negotiations to replace any invalid, illegal or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to those of the invalid, illegal or unenforceable provisions.

Exhibit A – Page 2

SECTION 7. All communications and notices hereunder shall be in writing and given as provided in Section 5.7 of the Pari Passu Intercreditor Agreement. All communications and notices hereunder to the New Representative and the New Collateral Agent shall be given to them at their respective addresses set forth below their signatures hereto.

SECTION 8. Sections 5.8, 5.9 and 5.13 of the Pari Passu Intercreditor Agreement are hereby incorporated herein by reference.

[Remainder of this page intentionally left blank]

Exhibit A – Page 3

IN WITNESS WHEREOF, the New Representative and New Collateral Agent have duly executed this Joinder Agreement to the Pari Passu Intercreditor Agreement as of the day and year first above written.

[NAME OF NEW REPRESENTATIVE], as [ ] for the holders of [ ],

By:
Name:
Title:

Address for notices:

attention of:

Telecopy:

[NAME OF NEW COLLATERAL AGENT], as [ ] for the holders of [ ],

By:
Name:
Title:

Address for notices:

attention of:

Telecopy:

Exhibit A – Page 4

Receipt acknowledged by:
BARCLAYS BANK PLC,as Initial First Lien Representative and Initial First Lien Collateral Agent

By:
Name:
Title:

[ ],
as Initial Other Representative

By:
Name:
Title:

[ ],
as Initial Other Collateral Agent

By:
Name:
Title:

[OTHERS AS NEEDED]

Exhibit A – Page 5

Exhibit B

to Pari Passu Intercreditor Agreement

[FORM OF]

DEBT DESIGNATION

Reference is made to the Pari Passu Intercreditor Agreement dated as of             , 20     (as amended, restated, supplemented or otherwise modified from time to time, the “Pari Passu Intercreditor Agreement”) among BARCLAYS BANK PLC, as Initial First Lien Representative and Initial First Lien Collateral Agent, [                                ], as Initial Other Representative, and [                                ], as Initial Other Collateral Agent, and the additional Representatives and Collateral Agents from time to time a party thereto, and acknowledged and agreed to by ENVIVA PARTNERS, LP, a limited partnership formed under the laws of Delaware (the “Company”), and the other Grantors signatory thereto. Capitalized terms used but not otherwise defined herein have the meanings assigned to them in the Pari Passu Intercreditor Agreement. This Debt Designation is being executed and delivered in order to designate [Additional First Lien Debt][Replacement Credit Agreement Obligations] entitled to the benefit and subject to the terms of the Pari Passu Intercreditor Agreement.

The undersigned, the duly appointed [specify title] of Enviva Partners GP, LLC, the sole general partner of the Company, in [his][her] capacity as such officer and not in an individual capacity, hereby certifies on behalf of the Company that:

(a) [insert name of the Company or other Grantor] intends to incur Indebtedness in the initial aggregate [principal/committed amount] of [            ] pursuant to the following agreement: [describe [indenture or other agreement giving rise to Additional First Lien Debt][Replacement Credit Agreement (“New Agreement”)]] which will be [Other First Lien Obligations][Replacement Credit Agreement Obligations];

(b) (i) the name and address of the [Additional First Lien Representative for the Additional First Lien Debt and the related Other First Lien Obligations][Replacement Representative for the Replacement Credit Agreement] is:

Telephone:

Fax:

(ii) the name and address of the Additional First Lien Collateral Agent for the Additional First Lien Debt and the Other First Lien Obligations or Replacement Credit Agreement Obligations, as applicable, is:

Exhibit B – Page 1

Telephone:

Fax:

[and]

(c) such Additional First Lien Debt is permitted by each First Lien Document, and the conditions set forth in Section 5.14 of the Pari Passu Intercreditor Agreement are satisfied with respect to such Additional First Lien Debt [insert for Replacement Credit Agreements only: ; and

(d) the New Agreement satisfies the requirements of a Replacement Credit Agreement and is hereby designated as a Replacement Credit Agreement].

Exhibit B – Page 2

IN WITNESS WHEREOF, the Company has caused this Debt Designation to be duly executed by the undersigned officer, in [his][her] capacity as such officer and not in an individual capacity, as of             , 20    .

ENVIVA PARTNERS, LP

By:	Enviva Partners GP, LLC, as its sole general partner

By:
Name:
Title:

Exhibit B – Page 3

Exhibit C

to Pari Passu Intercreditor Agreement

[FORM OF] JOINDER AGREEMENT – ADDITIONAL GRANTOR

GRANTOR JOINDER AGREEMENT NO. [    ] (“this “Grantor Joinder Agreement”) dated as of [            ], 20[    ] to the PARI PASSU INTERCREDITOR AGREEMENT dated as of [            ], 20[    ] (as amended, restated, supplemented or otherwise modified from time to time, the “Pari Passu Intercreditor Agreement”), among BARCLAYS BANK PLC, as Initial First Lien Representative and as Initial First Lien Collateral Agent, and the additional Representatives and Collateral Agents from time to time a party thereto, and acknowledged and agreed to by ENVIVA PARTNERS, LP, a limited partnership formed under the laws of Delaware (the “Company”), and certain subsidiaries of the Company (each a “Grantor”).

Capitalized terms used herein but not otherwise defined herein shall have the meanings assigned to such terms in the Pari Passu Intercreditor Agreement.

The undersigned, [                                ], a [                                ] (the “New Grantor”), wishes to acknowledge and agree to the Pari Passu Intercreditor Agreement and become a party thereto to the limited extent contemplated by Section 5.16 thereof and to acquire and undertake the rights and obligations of a Grantor thereunder.

Accordingly, the New Grantor agrees as follows for the benefit of the Representatives, the Collateral Agents and the First Lien Claimholders:

Section 1. Accession to the Pari Passu Intercreditor Agreement. The New Grantor (a) acknowledges and agrees to, and becomes a party to the Pari Passu Intercreditor Agreement as a Grantor to the limited extent contemplated by Section 5.16 thereof, (b) agrees to all the terms and provisions of the Pari Passu Intercreditor Agreement and (c) shall have all the rights and obligations of a Grantor under the Pari Passu Intercreditor Agreement. This Grantor Joinder Agreement supplements the Pari Passu Intercreditor Agreement and is being executed and delivered by the New Grantor pursuant to Section 5.18 of the Pari Passu Intercreditor Agreement.

Section 2. Representations, Warranties and Acknowledgement of the New Grantor. The New Grantor represents and warrants to each Representative, each Collateral Agent and to the First Lien Claimholders that (a) it has full power and authority to enter into this Grantor Joinder Agreement, in its capacity as Grantor and (b) this Grantor Joinder Agreement has been duly authorized, executed and delivered by it and constitutes its legal, valid and binding obligation, enforceable against it in accordance with the terms of this Grantor Joinder Agreement, except as enforceability may be limited by applicable bankruptcy, insolvency or similar laws affecting the enforcement of creditors’ rights generally or by equitable principles relating to enforceability.

Section 3. Counterparts. This Grantor Joinder Agreement may be executed by one or more of the parties to this Grantor Joinder Agreement on any number of separate counterparts (including by facsimile or other electronic imaging means), and all of said counterparts taken

Exhibit C – Page 1

together shall be deemed to constitute one and the same instrument. Delivery of an executed signature page of this Grantor Joinder Agreement by facsimile or other electronic transmission (e.g., “pdf” or “tif” format) shall be effective as delivery of a manually executed counterpart hereof.

Section 4. Section Headings. Section heading used in this Grantor Joinder Agreement are for convenience of reference only and are not to affect the construction hereof or to be taken in consideration in the interpretation hereof.

Section 5. Benefit of Agreement. The agreements set forth herein or undertaken pursuant hereto are for the benefit of, and may be enforced by, any party to the Pari Passu Intercreditor Agreement subject to any limitations set forth in the Pari Passu Intercreditor Agreement with respect to the Grantors.

Section 6. GOVERNING LAW. THIS GRANTOR JOINDER AGREEMENT, AND ANY DISPUTE, CLAIM OR CONTROVERSY ARISING OUT OF OR RELATING TO THIS GRANTOR JOINDER AGREEMENT (WHETHER ARISING IN CONTRACT, TORT OR OTHERWISE) SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK WITHOUT REGARD TO CONFLICTS OF LAW RULES THAT WOULD RESULT IN THE APPLICATION OF A DIFFERENT GOVERNING LAW (OTHER THAN ANY MANDATORY PROVISIONS OF THE UCC RELATING TO THE LAW GOVERNING PERFECTION AND THE EFFECT OF PERFECTION OR PRIORITY OF THE SECURITY INTERESTS).

Section 7. Severability. In case any one or more of the provisions contained in this Grantor Joinder Agreement should be held invalid, illegal or unenforceable in any respect, none of the parties hereto shall be required to comply with such provision for so long as such provision is held to be invalid, illegal or unenforceable, but the validity, legality and enforceability of the remaining provisions contained herein and in the Pari Passu Intercreditor Agreement shall not in any way be affected or impaired. The parties hereto shall endeavor in good-faith negotiations to replace the invalid, illegal or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the invalid, illegal or unenforceable provisions.

Section 8. Notices. All communications and notices hereunder shall be in writing and given as provided in Section 5.7 of the Pari Passu Intercreditor Agreement. All communications and notices hereunder to the New Grantor shall be given to it at the address set forth under its signature hereto, which information supplements Section 5.7 of the Pari Passu Intercreditor Agreement.

[Remainder of this page intentionally left blank]

Exhibit C – Page 2

IN WITNESS WHEREOF, the New Grantor has duly executed this Grantor Joinder Agreement to the Pari Passu Intercreditor Agreement as of the day and year first above written.

[ ]

By
Name:
Title:

Address for notices:

attention of:

Telecopy:

Exhibit C – Page 3

Exhibit Q

to the Credit Agreement

FORM OF SECRETARY’S CERTIFICATE

Q-1

SECRETARY’S CERTIFICATE

of

ENVIVA PARTNERS, LP

ENVIVA GP, LLC

ENVIVA, LP

ENVIVA MATERIALS, LLC

ENVIVA PELLETS AHOSKIE, LLC

ENVIVA PELLETS AMORY, LLC

ENVIVA PELLETS NORTHAMPTON, LLC

ENVIVA PELLETS PERKINSTON, LLC

ENVIVA PORT OF CHESAPEAKE, LLC

ENVIVA PELLETS COTTONDALE, LLC

ENVIVA COTTONDALE ACQUISITION II, LLC

April 9, 2015

Reference is made to the Credit Agreement, dated on or about the date hereof (as amended, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement”; the terms defined therein and not otherwise defined herein being used herein as therein defined), by and among Enviva Partners, LP, a Delaware limited partnership, as borrower, the Lenders party thereto from time to time, the Issuing Banks party thereto from time to time and Barclays Bank PLC, as Collateral Agent and as Administrative Agent.

This certificate is being delivered pursuant to Section 4.02(c) of the Credit Agreement. The undersigned hereby certifies, on behalf of each Loan Party listed on Annex I hereto, in his capacity as Executive Vice President, General Counsel and Secretary of each such Loan Party (or its general partner, as applicable), and not in his individual capacity, as follows:

(1) Certificate of Formation. Attached hereto as Exhibit A are true and complete copies of the certificates of formation or certificates of limited partnership, as applicable, of each Loan Party, together with any and all amendments thereto, certified as of a recent date by the Secretary of State of the State of Delaware. Such amendments are the only amendments to such certificates of formation and certificates of limited partnership on file with the Secretary of State of the State of Delaware and there have been no further amendments since the date of the applicable certificate of good standing referred to in paragraph 5 below for each Loan Party. No action has been taken to amend, modify or repeal such certificates of formation and certificates of limited partnership, each such certificate of formation and certificate of limited partnership being in full force and effect in the applicable attached form as of the date hereof.

(2) Governing Agreements. Attached hereto as Exhibit B are true and complete copies of the limited liability company agreements or limited partnership agreements, as applicable, of each Loan Party as in effect on the date hereof and on the date on which the resolutions referred to in paragraph 3 below were adopted, and no

Q-1

action has been taken to amend, modify or repeal such limited liability company agreements and limited partnership agreements, each such limited liability company agreement and limited partnership agreement being in full force and effect in the form provided as of the date hereof.

(3) Resolutions/Authority. Attached hereto as Exhibit C are true and complete copies of the resolutions that have been duly adopted by the written consent of the board of directors, sole member, general partner, manager, managing member or other governing body, as applicable, of each Loan Party on March 20, 2015 authorizing the execution, delivery and performance of each Loan Document to which such Loan Party is or is to become a party and the borrowings thereunder and of all documents evidencing other necessary limited liability company or partnership action, as applicable, of each Loan Party, if any, with respect to each Loan Document to which such Loan Party is or is to become a party. All such resolutions have not been amended, modified, revoked or rescinded in any respect since their adoption and remain in full force and effect on the date hereof in the form adopted. No other resolutions have been adopted by the sole member, general partner, manager or managing member, as applicable, of any Loan Party in connection with the Credit Agreement, the other Loan Documents and the transactions contemplated thereby.

(4) Incumbency. Exhibit D attached hereto sets forth the names, titles and specimen signatures of the officers or other authorized representatives of each Loan Party (or its general partner, as applicable) as of the date hereof, each of whom is authorized to execute and deliver on behalf of each Loan Party the Credit Agreement, the other Loan Documents to which such Loan Party is or is to become a party and the other documents, agreements or instruments to be delivered in connection therewith and as more particularly described in the resolutions attached hereto as Exhibit C. The signature set forth opposite the name of each such officer or authorized representative in Exhibit D is his or her true and genuine signature.

(5) Good Standing/Existence. Attached hereto as Exhibit E are true, complete and correct copies of recently dated certificates issued by the Secretary of State of the State of Delaware, such certificates evidencing the due formation, good standing and existence of each Loan Party in each such jurisdiction.

[Signature Page Follows]

Q-2

IN WITNESS WHEREOF, the undersigned has hereunto executed this Secretary’s Certificate, in his capacity as Executive Vice President, General Counsel and Secretary of each Loan Party (or its general partner, as applicable) and not in his individual capacity, as of the date first written above.

ENVIVA PARTNERS, LP
By: Enviva Partners GP, LLC, as its sole general partner

ENVIVA, LP
By : Enviva GP, LLC, as its sole general partner

ENVIVA GP, LLC
ENVIVA MATERIALS, LLC
ENVIVA PELLETS AHOSKIE, LLC
ENVIVA PELLETS AMORY, LLC
ENVIVA PELLETS NORTHAMPTON, LLC
ENVIVA PELLETS PERKINSTON, LLC
ENVIVA PORT OF CHESAPEAKE, LLC
ENVIVA PELLETS COTTONDALE, LLC
ENVIVA COTTONDALE ACQUISITION II, LLC

Name:	William H. Schmidt, Jr.
Title:	Executive Vice President, General Counsel and Secretary

The undersigned, as officer of each of the Loan Parties, hereby certifies that William H. Schmidt, Jr. is the Executive Vice President, General Counsel and Secretary of each Loan Party (or its general partner, as applicable) and that the signature set forth above is his true signature.

ENVIVA PARTNERS, LP
By: Enviva Partners GP, LLC, as its sole general partner

ENVIVA, LP
By: Enviva GP, LLC, as its sole general partner

ENVIVA GP, LLC
ENVIVA MATERIALS, LLC
ENVIVA PELLETS AHOSKIE, LLC
ENVIVA PELLETS AMORY, LLC
ENVIVA PELLETS NORTHAMPTON, LLC
ENVIVA PELLETS PERKINSTON, LLC
ENVIVA PORT OF CHESAPEAKE, LLC
ENVIVA PELLETS COTTONDALE, LLC
ENVIVA COTTONDALE ACQUISITION II, LLC

Name:	Stephen F. Reeves
Title:	Executive Vice President and Chief Financial Officer

[Signature Page to Secretary’s Certificate of the Loan Parties]

Annex I

Loan Parties

Enviva Partners, LP

Enviva, LP

Enviva GP, LLC

Enviva Pellets Amory, LLC

Enviva Pellets Northampton, LLC

Enviva Materials, LLC

Enviva Port of Chesapeake, LLC

Enviva Pellets Ahoskie, LLC

Enviva Pellets Perkinston, LLC

Enviva Pellets Cottondale, LLC

Enviva Cottondale Acquisition II, LLC

Exhibit A

Certificates of Formation and

Certificates of Limited Partnership

and all amendments thereto

Exhibit B

Governing Agreements

Exhibit C

Resolutions

Exhibit D

Incumbency

Enviva Partners GP, LLC, as the sole general partner of Enviva Partners, LP

Enviva GP, LLC, as the sole general partner of Enviva, LP

Enviva GP, LLC

Enviva Pellets Amory, LLC

Enviva Pellets Northampton, LLC

Enviva Materials, LLC

Enviva Port of Chesapeake, LLC

Enviva Pellets Ahoskie, LLC

Enviva Pellets Perkinston, LLC

Enviva Pellets Cottondale, LLC

Enviva Cottondale Acquisition II, LLC

Name	Office	Signature

John K. Keppler	President and Chief Executive Officer

Thomas Meth	Executive Vice President, Sales and Marketing

Stephen F. Reeves	Executive Vice President and Chief Financial Officer

William H. Schmidt, Jr.	Executive Vice President, General Counsel and Secretary

James P. Geraghty	Vice President and Controller

Edward R. Smith	Vice President, Operations

Exhibit E

Good Standing Certificates

Exhibit R

to the Credit Agreement

FORM OF CLOSING CERTIFICATE

R-1

CLOSING CERTIFICATE

April 9, 2015

Reference is made to the Credit Agreement, dated on or about the date hereof (as amended, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement”; the terms defined therein and not otherwise defined herein being used herein as therein defined), by and among Enviva Partners, LP, a Delaware limited partnership (the “Borrower”), the Lenders party thereto from time to time, the Issuing Banks party thereto from time to time and Barclays Bank PLC, as Collateral Agent and as Administrative Agent.

This certificate is being delivered pursuant to Section 4.02(l) of the Credit Agreement. The undersigned hereby certifies, on behalf of the Borrower, in his capacity as Executive Vice President and Chief Financial Officer of Enviva Partners GP, LLC, the sole general partner of the Borrower, and not in his individual capacity, as follows as of the date set forth above:

1. Prior to or substantially simultaneously with the making of the initial Loans, the Transactions (other than the Closing Date Distribution) have been consummated.

2. The representations and warranties set forth in Article III of the Credit Agreement and in each other Loan Document are true and correct in all material respects (other than representations and warranties that are qualified by materiality, which are true and correct in all respects) on and as of the date hereof, except to the extent such representations and warranties expressly relate to an earlier date, in which case such representations are true and correct in all material respects as of such earlier date.

3. At the time of and immediately after giving effect to the Credit Event on the date hereof, no Default or Event of Default has occurred and is continuing.

[Signature Page Follows]

The foregoing certifications are made and delivered as of the date first written above by the undersigned in his capacity as Executive Vice President and Chief Financial Officer of Enviva Partners GP, LLC, the sole general partner of Enviva Partners, LP, and not in his individual capacity.

ENVIVA PARTNERS, LP

By:	Enviva Partners GP, LLC, as its sole general partner

Name:	Stephen F. Reeves
Title:	Executive Vice President and Chief Financial Officer

[Signature Page to Closing Certificate]